As filed with the United States Securities and Exchange Commission on January
1
3
, 2023
Registration
No. 333-268330

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
20549

Amendment No. 1
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Colonnade Acquisition Corp. II*
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1400 Centrepark Blvd., Ste 810
West Palm Beach, FL 33401
(561)
712-7860
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph S. Sambuco
Chairman of the Board of Directors
1400 Centerpark Blvd, Ste 810
West Palm Beach, FL 33401
(561)
712-7860
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein Daniel E. Nussen Matthew Kautz White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Michael Johns Maples and Calder (Cayman) LLP P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Justin Hamill Ryan Maierson Jason Morelli Drew Capurro Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

*
Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Colonnade Acquisition Corp. II (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed Plastiq Inc.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Colonnade Acquisition Corp. II may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY 13, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

COLONNADE ACQUISITION CORP. II

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR UP TO 92,333,333 SHARES OF COMMON STOCK, AND 12,333,333 WARRANTS

TO PURCHASE SHARES OF COMMON STOCK OF

COLONNADE ACQUISITION CORP. II

(TO BE RENAMED “PLASTIQ INC.” FOLLOWING DOMESTICATION IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of Colonnade Acquisition Corp. II, a Cayman Islands exempted company (“CLAA”), has unanimously approved (1) the merger (the “Merger”) of Pasadena Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CLAA (“Merger Sub”), and Plastiq Inc., a Delaware corporation (“Plastiq”), pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Plastiq, the separate corporate existence of Merger Sub will cease and Plastiq will be the surviving corporation and wholly-owned subsidiary of CLAA pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2022, by and among CLAA, Merger Sub, and Plastiq, attached to this proxy statement/prospectus as Annex A-1 (as amended by the First Amendment to the Merger Agreement, dated as of December 7, 2022, by and among CLAA, Merger Sub, and Plastiq, attached to this proxy statement/prospectus as Annex A-2, and as it may be further amended and/or restated from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; (2) the domestication of CLAA as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the amended and restated memorandum and articles of association of CLAA (as may be amended from time to time, the “Cayman Constitutional Documents”), in which CLAA will migrate to and domesticate as a Delaware corporation in accordance with the Companies Act and Section 388 of the DGCL (the “Domestication”) and (3) the other transactions contemplated by the Merger Agreement and documents related thereto (such transactions, together with the Merger and the Domestication, the “Proposed Transaction”). In connection with the Proposed Transaction, CLAA will be renamed “Plastiq Inc.” (“Plastiq Pubco”).

Immediately prior to the Domestication, each of the then issued and outstanding Class B Ordinary Shares of CLAA, par value $0.0001 per share (each, a “CLAA Class B Ordinary Share”), will convert automatically, on a one-for-one basis, into a Class A Ordinary Share of CLAA, par value $0.0001 per share (each, a “CLAA Class A Ordinary Share” and together with the CLAA Class B Ordinary Shares, the “CLAA Ordinary Shares”). Immediately following such conversion, (i) each of the then issued and outstanding CLAA Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Plastiq Pubco (the “Plastiq Pubco Common Stock”); (ii) each of the then issued and outstanding warrants to purchase one CLAA Class A Ordinary Share (each, a “CLAA Warrant”) will convert automatically into a warrant to acquire one share of Plastiq Pubco Common Stock (each, a “Plastiq Pubco Warrant”) pursuant to the related warrant agreement; and (iii) each of the then issued and outstanding units of CLAA (the “CLAA Units”) will convert automatically into one unit of Plastiq Pubco (each, a “Plastiq Pubco Unit”) consisting of one share of Plastiq Pubco Common Stock and one-fifth of one Plastiq Pubco Warrant, and, in connection with the Closing, each Plastiq Pubco Unit will be separated into its component parts, consisting of one share of Plastiq Pubco Common Stock and one-fifth of one Plastiq Pubco Warrant.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, all of the warrants of Plastiq (the “Plastiq Warrants”) will be exercised in full on a cash or cashless basis or terminated without exercise (the “Plastiq Warrant Settlement”) in accordance with the applicable warrant agreement. Following the Plastiq Warrant Settlement, but immediately prior to the Effective Time, each share of preferred stock of Plastiq (“Plastiq Preferred Stock”) will be converted into a number of shares of Plastiq Common Stock at the then-effective conversion rate under Plastiq’s governing documents.

Under the Merger Agreement, the holders of Plastiq Common Stock immediately prior to the Closing of the Merger and holders of Plastiq Options (as defined below) immediately prior to the Closing of the Merger (“Plastiq Option Holders”) will receive aggregate consideration of $400.0 million in the form of shares of Plastiq Pubco Common Stock (at a deemed value of $10.00 per share) (the “Aggregate Merger Consideration”) in exchange for the acquisition of all of Plastiq’s outstanding equity interests. Pursuant to the Merger Agreement, each option (each, a “Plastiq Option”) to purchase shares of common stock of Plastiq (“Plastiq Common Stock”) that is outstanding as of immediately prior to the effective time of the Business Combination (the “Effective Time”) will be converted into an option to purchase shares of Plastiq Pubco Common Stock on substantially the same terms and conditions as are in effect with respect to each such Plastiq Option immediately prior to the Effective Time. Pursuant to the Merger Agreement, each share of restricted stock of Plastiq (the “Plastiq Restricted Stock”) that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into a certain number of shares of restricted Plastiq Pubco Common Stock with substantially the same terms and conditions as were applicable to the related share of Plastiq Restricted Stock. At the Effective Time, all shares of Plastiq Common Stock will be converted into the right to receive a portion of the Aggregate Merger Consideration. Such portion of the Aggregate Merger Consideration will be calculated by multiplying the Exchange Ratio (as defined below) by the number of shares of Plastiq Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. The “Exchange Ratio” is the quotient obtained by dividing the Aggregate Merger Consideration by the fully-diluted number of shares of Plastiq Common Stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement).

For information on the percentage of the issued and outstanding shares of Plastiq Pubco Common Stock immediately following the Closing that are expected to be held by Plastiq Stockholders, the Sponsor and CLAA’s current public security holders, in various redemption scenarios, based on Plastiq’s balance of capital stock as of [●], see the section titled Questions and Answers – Q “What equity stake will current CLAA shareholders and Plastiq Stockholders hold in Plastiq Pubco immediately after the consummation of the Proposed Transaction?”.

The CLAA Units, CLAA Class A Ordinary Shares and CLAA Warrants are currently listed on NYSE under the symbols “CLAA.U,” “CLAA” and “CLAA WS,” respectively. Pursuant to the terms of the Merger Agreement, as a closing condition, CLAA is required to cause the Plastiq Pubco Common Stock and Plastiq Pubco Warrants to be issued in connection with the Business Combination to be approved for listing on the NYSE as of the Closing and after the Closing. Plastiq Pubco will use commercially reasonable efforts to continue the listing for trading of the Plastiq Pubco Common Stock and Plastiq Pubco Warrants on the NYSE. Plastiq Pubco will not have publicly traded units following the Closing.

CLAA will hold an extraordinary general meeting of its shareholders (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [●], Eastern Time, on [●]. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Continental Stock Transfer & Trust Company (the “Transfer Agent”). To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your shares in CLAA, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CLAA.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at [●].

This proxy statement/prospectus provides shareholders of CLAA with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of CLAA. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 57 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Colonnade Acquisition Corp. II

Cayman Islands Exempted Company

(Company Number 368433)

1400 Centrepark Blvd, Ste 810,

West Palm Beach, FL 33401

(561) 712-7860

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [●]

TO THE SHAREHOLDERS OF COLONNADE ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Colonnade Acquisition Corp. II, a Cayman Islands exempted company (“CLAA”), will be held virtually at [●] a.m. Eastern Time, on [●]. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, CLAA has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at [●] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of CLAA (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution and adopt the Agreement and Plan of Merger, dated as of August 3, 2022 (as amended by the First Amendment and as the same may be further amended, the “Merger Agreement”), by and among CLAA, Pasadena Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of CLAA (“Merger Sub”), and Plastiq Inc., a Delaware corporation (“Plastiq”), and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Proposed Transaction”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Plastiq (the “Merger”), with Plastiq continuing as the surviving entity of the Merger and becoming a subsidiary of Plastiq Pubco as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” Copies of the Merger Agreement and the First Amendment are attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that CLAA’s entry into the Agreement and Plan of Merger, dated as of August 3, 2022 (as amended by the First Amendment and as the same may be further amended, the “Merger Agreement”), by and among CLAA, Pasadena Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of CLAA (“Merger Sub”), and Plastiq Inc., a Delaware corporation (“Plastiq”) thereunder (copies of which are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2), pursuant to which, among other things, following the Domestication of CLAA to Delaware as described below, the merger of Merger Sub with and into Plastiq (the “Merger”), with Plastiq surviving the Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, to be approved, ratified and confirmed in all respects.”

(2)

Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by way of special resolution, to change the corporate structure and domicile of CLAA by way of continuation from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one day prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”) by CLAA filing a certificate of corporate domestication and the proposed new certificate of incorporation of Plastiq Pubco (as defined below) (the “Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, CLAA will become a Delaware corporation and will change its corporate name to “Plastiq Inc.” (CLAA following the Domestication and the Business Combination, “Plastiq Pubco”) and all outstanding securities of CLAA will convert into outstanding securities of Plastiq Pubco, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.” The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that CLAA be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Articles of Association of CLAA (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Plastiq Pubco in the State of Delaware as a corporation with the laws of the State of Delaware, and the name of Plastiq Pubco be changed to “Plastiq Inc.”

(3)

Proposal No. 3 — The Stock Issuance Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rules 312.03(c) and (d), the issuance of shares of Plastiq Pubco Common Stock and securities convertible into shares of Plastiq Pubco Common Stock to the Plastiq Stockholders and holders of options to purchase Plastiq Common Stock outstanding immediately prior to the Effective Time prior to the Closing of the Merger (the “Plastiq Option Holders”) pursuant to the Merger Agreement (the “Stock Issuance Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of NYSE’s Listed Company Manual Section 312.03, the issuance of shares of Plastiq Pubco Common Stock and securities convertible into shares of Plastiq Pubco Common Stock pursuant to the Merger Agreement to Plastiq Stockholders and Plastiq Option Holders be approved in all respects.”

(4)

Proposal No. 4 — Organizational Documents Proposal — To consider and vote upon a proposal to approve by way of special resolution the Proposed Certificate of Incorporation and the proposed new by-laws (“Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Plastiq Pubco (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of corporate domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Plastiq Inc.” in connection with the Business Combination (the “Organizational Documents Proposal”). The form of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through H.”

(5)

Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following 8 separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by way of ordinary resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

(A)

Advisory Organizational Documents Proposal 5A (Authorized Shares) — to authorize the change in the authorized capital stock of CLAA from 500,000,000 CLAA Class A Ordinary Shares, par value $0.0001 per share (the “CLAA Class A Ordinary Shares”), 5,000,000 CLAA Class B Ordinary Shares, par value $0.0001 per share (the “CLAA Class B Ordinary Shares” and, together with the CLAA Class A Ordinary Shares, the “CLAA Ordinary Shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “Preference Shares”), to [●] shares of common stock, par value $0.0001 per share of Plastiq Pubco (the “Plastiq Pubco Common Stock”) and

[●] shares of preferred stock, par value $0.0001 per share, of Plastiq Pubco (the “Plastiq Pubco Preferred Stock”) (“Advisory Organizational Documents Proposal 5A”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized capital stock of CLAA be changed from 500,000,000 CLAA Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 CLAA Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 Preference Shares, par value $0.0001 per share, to [●] shares of Plastiq Pubco Common Stock, par value $0.0001 per share, and [●] shares of Plastiq Pubco Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

(B)

Advisory Organizational Documents Proposal 5B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and to authorize adopting the federal district courts of the United States of America as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (“Advisory Organizational Documents Proposal 5B”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 5B.”

(C)

Advisory Organizational Documents Proposal 5C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock of Plastiq Pubco entitled to vote thereon, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII or Article XIII of the Proposed Certificate of Incorporation (“Advisory Organizational Documents Proposal 5C”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII or Article XIII of the Proposed Certificate of Incorporation, as described in Advisory Organizational Documents Proposal 5C, be approved.”

(D)

Advisory Organizational Documents Proposal 5D (Removal of Directors) — to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock of Plastiq Pubco entitled to vote at an election of directors (“Advisory Organizational Documents Proposal 5D”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock of Plastiq Pubco entitled to vote at an election of directors, as described in Advisory Organizational Documents Proposal 5D, be approved.”

(E)

Advisory Organizational Documents Proposal 5E (Required Vote to Amend Bylaws) — to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the

Proposed Bylaws (“Advisory Organizational Documents Proposal 5E”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws, as described in Advisory Organizational Documents Proposal 5E, be approved.”

(F)

Advisory Organizational Documents Proposal 5F (Special Meetings) — to approve provisions requiring that special meetings may be called only by the Plastiq Pubco Board (except in the case of any holders of Plastiq Pubco Preferred Stock, if any, and the requirements of applicable law) (“Advisory Organizational Documents Proposal 5F”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions requiring that special meetings may be called only by the Plastiq Pubco Board (except in the case of any holders of Plastiq Pubco Preferred Stock, if any, and the requirements of applicable law), as described in Advisory Organizational Documents Proposal 5F, be approved.”

(G)

Advisory Organizational Documents Proposal 5G (Written Consent) — to approve provisions that prohibit stockholder action by written consent in lieu of a meeting. (“Advisory Organizational Documents Proposal 5G”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5G, be approved.”

(H)

Advisory Organizational Documents Proposal 5H (Additional Changes) — to provide for certain additional changes, including, among other things, (i) making Plastiq Pubco’s corporate existence perpetual and (ii) removing certain provisions related to CLAA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CLAA Board believes is necessary to adequately address the needs of Plastiq Pubco after the Business Combination (“Advisory Organizational Documents Proposal 5H”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Plastiq Pubco’s corporate existence perpetual and (ii) removing certain provisions related to CLAA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CLAA Board believes is necessary to adequately address the needs of Plastiq Pubco after the Business Combination, as described in Advisory Organizational Documents Proposal 5H, be approved.”

(6)

Proposal No. 6 — The Plastiq Pubco Incentive Award Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Plastiq Pubco Incentive Award Plan (the “Plastiq Pubco Incentive Award Plan Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, the Plastiq Pubco Incentive Award Plan (a copy of which is attached to this proxy statement/prospectus as Annex C) be approved and adopted in all respects.”

(7)

Proposal No. 7 — The Plastiq Pubco ESPP Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Plastiq Pubco ESPP (the “Plastiq Pubco ESPP Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that, the Plastiq Pubco ESPP (a copy of which is attached to this proxy statement/prospectus as Annex D) be approved and adopted in all respects.”

(8)

Proposal No. 8 — The Shareholder Adjournment Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Shareholder Adjournment Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, be approved.”

Each of Proposal Nos. 1, 2, 3, 4, 6 and 7 is cross-conditioned on the approval of each other (the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposal and the Shareholder Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of CLAA Ordinary Shares at the close of business on [●] (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to CLAA’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of CLAA’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 57 of this proxy statement/prospectus.

After careful consideration, the board of directors of CLAA (the “CLAA Board”) has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Proposed Transaction, and “FOR” all other proposals presented to CLAA’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the CLAA Board, you should keep in mind that CLAA’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined herein) (a “Public Shareholder”) may request of CLAA that Plastiq Pubco redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)

(a) hold Public Shares or (b) hold Public Shares through CLAA Units and elect to separate your CLAA Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), CLAA’s transfer agent, that Plastiq Pubco redeem all or a portion of your Public Shares for cash; and

(iii)	tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Each CLAA Unit issued and outstanding as of immediately prior to the Domestication will automatically be converted into a Plastiq Pubco Unit consisting of one share Plastiq Pubco Common Stock and one-fifth of a Plastiq Pubco Warrant, and, in connection with the Closing each Plastiq Pubco Unit will be separated into its component parts, consisting of one share of Plastiq Pubco Common Stock and one-fifth of a Plastiq Pubco Warrant. Holders of CLAA Units must elect to separate Units held by them into the underlying Public Shares and Public Warrants prior to exercising their redemption rights with respect to the Public Shares. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Plastiq Pubco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of CLAA’s IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of CLAA — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares without CLAA’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Colonnade Sponsor II LLC, a Cayman Islands limited liability company and shareholder of CLAA (the “Sponsor”), and each other director and each other officer of CLAA (collectively, the “Insiders”) have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their redemption rights in connection with the consummation of the Proposed Transaction with respect to any CLAA Ordinary Shares held by them. The CLAA Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Insiders own 20% of the issued and outstanding CLAA Ordinary Shares.

The Merger Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of CLAA and stockholders of Plastiq; (b) the effectiveness of the registration statement on Form S-4 filed by CLAA of which the accompanying proxy statement/prospectus forms a part; (c) approval from the Commissioner of the Texas Department of Banking (Plastiq holds a financial license from the State of Texas and plans to apply for approval of a change in control as a result of the Business Combination) shall have been obtained; (d) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (e) the Plastiq Pubco Common Stock being eligible for continued listing on a national stock exchange; (f) the Domestication having been completed; and (g) that CLAA have at least $5,000,001 of net tangible assets.

The approval of each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Plastiq Pubco Incentive Award Plan Proposal, the Plastiq Pubco ESPP and the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (the Plastiq Pubco ESPP Proposal). If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Proposed Transaction and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your Ordinary Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CLAA.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement/prospectus are available at [●].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Colonnade Acquisition Corp. II

Joseph S. Sambuco

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CLAA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

The accompanying proxy statement/prospectus is dated [●], 2023 and is first being mailed to shareholders on or about [●], 2023.

i

ii

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning CLAA, without charge, by written request to CLAA’s Chief Executive Officer at 1400 Centrepark Blvd. Ste. 810, West Palm Beach, FL 33401; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CLAA.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of CLAA to be held virtually on [●], you must request the information no later than five business days prior to the date of the extraordinary general meeting, by [●].

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “CLAA” refer to Colonnade Acquisition Corp. II (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). Following the Domestication, CLAA will be renamed “Plastiq Inc.” and referred to in this document as Plastiq Pubco.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Plastiq Pubco, the Sponsor, certain Plastiq stockholders and certain other parties thereto upon the completion of the Proposed Transaction. A form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex E.

“Advisory Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Aggregate Merger Consideration” means the shares of Plastiq Pubco Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, to be issued to Plastiq Stockholders upon Closing, which, as of [●], was 37.45 million shares.

“Base Purchase Price” means $400,000,000, minus the net proceeds from the Blue Torch Agreement, which, as of [●], were $25,500,000.

“Blue Torch Agreement” means the financing agreement, dated November 14, 2022, by and between Plastiq Inc. and Blue Torch Finance LLC.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Transaction.

“Cayman Constitutional Documents” means CLAA’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“CLAA” means Colonnade Acquisition Corp. II (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware).

“CLAA Board” means the board of directors of CLAA.

“CLAA Class A Ordinary Shares” means the Class A Ordinary Shares of CLAA, par value $0.0001 per share.

“CLAA Class B Ordinary Shares” means the Class B Ordinary Shares of CLAA, par value $0.0001 per share.

“CLAA Ordinary Shares” means, collectively, the CLAA Class A Ordinary Shares and the CLAA Class B Ordinary Shares.

“CLAA Units” means the units sold in the IPO (including pursuant to the overallotment option) consisting of a CLAA Class A Ordinary Share and one-fifth of one CLAA Warrant.

“CLAA Warrant” means a redeemable warrant exercisable for a CLAA Class A Ordinary Share.

“Closing” means the closing of the Proposed Transaction.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Cayman Islands Companies Act (As Revised).

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Plastiq Pubco Incentive Award Plan Proposal and the Plastiq Pubco ESPP Proposal.

“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the continuation of CLAA by way of domestication of CLAA into a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Certificate of Incorporation (as attached hereto at Annex B-1) consistent with the DGCL and changing the name and registered office of CLAA.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Business Combination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the CLAA appointed exchange agent for purposes of delivering the Aggregate Merger Consideration to Plastiq Stockholders.

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of shares of fully diluted Plastiq Common Stock immediately prior to Effective Time.

“Extraordinary General Meeting” means the extraordinary general meeting of CLAA’s shareholders, to be held virtually at [●] a.m. Eastern Time on [●] at [●], and any adjournments or postponements thereof.

“First Amendment” means the First Amendment to the Agreement and Plan of Merger, dated as of December 7, 2022, by and among CLAA, Merger Sub, and Plastiq. A copy of the First Amendment is attached to this proxy statement/prospectus as Annex A-2.

“Founder Shares” means the 8,250,000 currently outstanding CLAA Class B Ordinary Shares of CLAA owned by the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“IRS” means the U.S. Internal Revenue Service.

“Insiders” means the Sponsor and each other director of CLAA and each other officer of CLAA.

“Insider Letter” means CLAA’s letter agreements with Sponsor and its directors and officers, dated March 9, 2021, containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account.

“IPO” means CLAA’s initial public offering of the CLAA Units, CLAA Class A Ordinary Shares and CLAA Warrants pursuant to registration statements on Form S-1 declared effective by the SEC on March 9, 2021 (SEC File No. 333-253091). On March 12, 2021, CLAA completed its initial public offering.

“Merger” means the statutory merger of Merger Sub with and into Plastiq pursuant to the terms of the Merger Agreement and under the applicable provisions of the DGCL, with Plastiq continuing as the surviving entity and becoming a subsidiary of Plastiq Pubco.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 3, 2022, by and among CLAA, Merger Sub, and Plastiq, as it may be amended and supplemented from time to time. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1, as amended by the First Amendment.

“Merger Sub” means Pasadena Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CLAA.

“Nearside” means Nearside Business Corp., which Plastiq acquired in September 2022 in the Nearside Transaction.

“Nearside Earnouts” means milestone payments in an aggregate amount of up to $30.0 million that will become payable or issuable upon satisfaction of specificed annual milestones for 2023 through 2026.

“Nearside Merger Agreement” means the Agreement and Plan of Merger, dated September 8, 2022, by and among Plastiq, Nearside, Nightingale Merger Sub Inc., and Thomson Nguyen, former founder and CEO of Nearside.

“Nearside Transaction” means the transactions contemplated by the Nearside Merger Agreement.

“NYSE” means the New York Stock Exchange.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed By-Laws. A copy of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Plastiq” means Plastiq Inc., a Delaware corporation.

“Plastiq Awards” means a Plastiq Option or Plastiq Restricted Stock.

“Plastiq Board” means the board of directors of Plastiq prior to the Closing.

“Plastiq Capital Stock” means, collectively, all shares of Plastiq Common Stock and Plastiq Preferred Stock.

“Plastiq Common Stock” means all shares of common stock, par value of $0.000001 per share, of Plastiq, excluding Treasury Shares.

“Plastiq Option” means each option to purchase Plastiq Common Stock outstanding immediately prior to the Effective Time.

“Plastiq Preferred Stock” means, collectively, all shares of Preferred Stock of Plastiq.

“Plastiq Pubco” means CLAA following the Closing (which will be renamed “Plastiq Inc.”).

“Plastiq Pubco Board” means the board of directors of Plastiq Pubco subsequent to the Closing.

“Plastiq Pubco Common Stock” means the Common Stock of Plastiq Pubco, par value $0.0001 per share.

“Plastiq Pubco ESPP” means the Plastiq Pubco Employee Stock Purchase, which will become effective upon the Closing. A copy of the Plastiq Pubco Employee Stock Plan is attached to this proxy statement/prospectus as Annex D.

“Plastiq Pubco ESPP Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Plastiq Pubco ESPP.

“Plastiq Pubco Incentive Award Plan” means the Plastiq Pubco Incentive Award Plan, which will become effective upon the Closing. A copy of the Plastiq Pubco Incentive Award Plan is attached to this proxy statement/prospectus as Annex C.

“Plastiq Pubco Incentive Equity Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Plastiq Pubco Incentive Award Plan.

“Plastiq Pubco Security” means a share of Plastiq Pubco Common Stock or a Plastiq Pubco Warrant.

“Plastiq Pubco Warrant” means a CLAA Warrant that is converted into a redeemable warrant exercisable for one share of Plastiq Pubco Common Stock.

“Plastiq Restricted Stock” means each share of restricted stock of Plastiq that is outstanding immediately prior to the Effective Time.

“Plastiq Stockholder” means a holder of Plastiq Common Stock or Plastiq Preferred Stock, as applicable, prior to the Closing of the Merger.

“Plastiq Option Holder” means that holder of Plastiq Options prior to the Closing of the Merger.

“Plastiq Voting and Support Agreement” means the agreement executed by certain Plastiq Stockholders and delivered to CLAA simultaneously with the execution and delivery of the Merger Agreement, pursuant to which such Plastiq Stockholders have agreed, among other things, to vote in favor of the adoption and approval of the Merger Agreement. A copy of the form of the Plastiq Voting and Support Agreement is attached to this proxy statement/prospectus as Annex F.

“Plastiq Warrant” means a warrant to acquire Plastiq Common Stock.

“Plastiq Warrant Settlement” means the exercise, in full on a cash or cashless basis, or termination without exercise of all outstanding Plastiq Warrants immediately prior to Effective Time.

“Private Placement Warrants” means the 5,733,333 private placement warrants, each exercisable for one CLAA Class A Ordinary Share at $11.50 per share, purchased by the Sponsor for a purchase price of $8,600,000, or $1.50 per warrant.

“Proposed By-Laws” mean the proposed by-laws of Plastiq Pubco to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-2.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of Plastiq Pubco to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B-1.

“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed By-Laws.

“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Merger Agreement and the other agreements contemplated therein.

“Public Shareholders” means the holders of CLAA Class A Ordinary Shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means the CLAA Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the CLAA Unit or thereafter in the open market) and, following the Domestication, the Plastiq Pubco Common Shares received in connection with the Domestication upon conversion of such CLAA Class A Ordinary Shares.

“Public Warrant Holders” means the holders of the Public Warrants of CLAA.

“Public Warrants” means CLAA’s warrants sold in the IPO (whether they were purchased in the IPO as part of the CLAA Unit or thereafter in the open market).

“Record Date” means [●].

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Cayman Constitutional Documents (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two business days prior to the completion of the Proposed Transaction in accordance with the Cayman Constitutional Documents.

“Redemption Rights” means the rights of the Public Shareholders to demand Redemption of their Public Shares into cash in accordance with the procedures set forth in the Cayman Constitutional Documents and this proxy statement/prospectus.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by CLAA that more time is necessary or appropriate to approve one or more proposal at the extraordinary general meeting.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Plastiq Pubco Incentive Award Plan Proposal, (g) the Plastiq Pubco ESPP Proposal and (h) the Shareholder Adjournment Proposal, if presented.

“SMB” means small and medium sized businesses.

“Sponsor” means CLAA Sponsor II LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means the support agreement, dated as of August 3, 2022, entered by and among CLAA, Plastiq and the Sponsor, as it may be amended and supplemented from time to time, pursuant to which Sponsor has agreed, among other things, to vote in favor of the adoption and approval of the Merger Agreement. A copy of the form of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex G.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve the issuance of shares of Plastiq Pubco Common Stock and securities convertible into shares of Plastiq Pubco Common Stock to the Plastiq Stockholders and Plastiq Option Holders pursuant to the Merger Agreement.

“Target Company” means Plastiq.

“Transaction Documents” means each of the agreements and instruments contemplated by the Merger Agreement or otherwise related to the transactions contemplated by the Merger Agreement and such other agreements or instruments contemplated by the Merger Agreement, in each case that was executed and delivered on the date of the Merger Agreement or on or prior to the date of Closing by a Plastiq Stockholder, Plastiq, CLAA, Merger Sub, the Sponsor and/or any of their respective affiliates, including, the Insider Letter, the A&R Registration Rights Agreement, the Letter of Transmittal, the Proposed Certificate of Incorporation, the Proposed By-Laws, the Plastiq Voting Agreement and the Sponsor Support Agreement.

“Trust Account” means the trust account of CLAA, which holds the net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of March 9, 2021, by and between CLAA and the Transfer Agent.

“Warrant Agreement” means the Warrant Agreement, dated as of March 9, 2021, between CLAA and the Transfer Agent, which governs CLAA’s outstanding warrants.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Plastiq Pubco’s stockholders following the Closing are for illustrative purposes only and assume the following:

1.

No Public Shareholders exercise their Redemption Rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on September 30, 2022 of $332,011,036. Please see the section entitled “Extraordinary General Meeting of CLAA — Redemption Rights”.

2.	No CLAA Warrants will be exercised.

3.

There are no other issuances of equity securities of Plastiq Pubco prior to or in connection with the Closing, including any equity awards that may be issued under the Plastiq Pubco Incentive Award Plan and the Plastiq Pubco ESPP following the Business Combination.

MARKET AND INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, information contained in this proxy statement/prospectus concerning the market and the industry in which Plastiq competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Plastiq based on such sources and Plastiq’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which Plastiq operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Plastiq’s Business” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for CLAA and Plastiq to complete the Proposed Transaction. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	the benefits of the Proposed Transaction;

•	the ability to consummate the Business Combination;

•	the future financial performance of Plastiq Pubco following the Proposed Transaction;

•	changes in the market for Plastiq’s products and services; and

•	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and CLAA and Plastiq managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of CLAA, Plastiq and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing CLAA’s views as of any subsequent date. CLAA does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the Merger Agreement;

•	estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the Proposed Transaction;

•	risks relating to the uncertainty of the projected financial information with respect to Plastiq Pubco;

•	the outcome of any legal proceedings that may be instituted against Plastiq or CLAA following announcement of the Proposed Transaction and transactions contemplated thereby;

•	the inability to complete the Proposed Transaction due to the failure to obtain approval of the CLAA shareholders or the failure of CLAA to meet the conditions to closing in the Merger Agreement;

•	the inability to maintain the listing of the Plastiq Pubco Common Stock on the NYSE following the Proposed Transaction;

•	Plastiq Pubco’s public securities’ liquidity and trading;

•	the risk that the Proposed Transaction disrupts current plans and operations;

•

the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of Plastiq Pubco to grow and manage growth profitably;

•	costs related to the Proposed Transaction;

•	Plastiq’s ability to obtain sufficient additional financing, on acceptable terms or at all, and ability to continue as a going concern;

•	the impact of Plastiq’s remaining indebtedness outstanding following the Proposed Transaction;

•	changes in the market in which Plastiq competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;

•	the impact of macroeconomic events, such as inflation, recessions or depressions, war or fears of war, and the novel coronavirus (“COVID-19”) pandemic;

•	changes in the vertical markets that Plastiq targets;

•	the impact of current or future government regulation and oversite, including the U.S. federal and state and Canadian federal and provincial authorities;

•	the ability to launch new Plastiq services and products or to profitably expand into new markets;

•	the ability to execute Plastiq’s growth strategies, including identifying and executing acquisitions;

•	the ability to develop and maintain effective internal controls and procedures or correct the previously identified material weakness;

•	the exposure to any liability, protracted and costly litigation or reputational damage relating to Plastiq’s data security;

•	the possibility that Plastiq or CLAA may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors” of this proxy statement/prospectus.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF CLAA

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transaction. The following questions and answers do not include all the information that is important to CLAA’s shareholders. CLAA urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Proposed Transaction and the voting procedures for the extraordinary general meeting, which will be held at [●], Eastern Time, on [●], at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast. To participate in the extraordinary general meeting online, visit [●] and enter the 12 digit control number included on your proxy card. You may register for the extraordinary general meeting as early as [●], Eastern Time, on [●]. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement.

Q. Why am I receiving this proxy statement/prospectus?

A. CLAA shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Proposed Transaction. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Plastiq , with Plastiq surviving the merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “The Business Combination Proposal” for more detail.

Copies of the Merger Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 and you are encouraged to read it in its entirety.

As a condition to the Merger, at least one day prior to the Closing Date, CLAA will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which CLAA’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. Immediately prior to the Domestication, each CLAA Class B Ordinary Share, will convert automatically, on a one-for-one basis, into a CLAA Class A Ordinary Share. Immediately following such conversion, (i) each of the then issued and outstanding CLAA Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of Plastiq Pubco Common Stock; (ii) each of the then issued and outstanding CLAA Warrants will convert automatically into a warrant to acquire one Plastiq Pubco Warrant pursuant to the related warrant agreement; and (iii) each of the then issued and outstanding CLAA Units will convert automatically, on a one-for-one basis, into one Plastiq Pubco Unit consisting of one share of Plastiq Pubco Common Stock and one-fifth of one Plastiq Pubco Warrant, and, in connection with the Closing, each Plastiq Pubco Unit will be separated into its component parts, consisting of one share of Plastiq Pubco Common Stock and one-fifth of one Plastiq Pubco Warrant. See “The Domestication Proposal”. THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF CLAA AND PLASTIQ, CAREFULLY AND IN ITS ENTIRETY.

Q. What proposals are shareholders of CLAA being asked to vote upon?

A. At the extraordinary general meeting, CLAA is asking holders of CLAA Ordinary Shares to consider and vote upon:

•	The Business Combination Proposal;

•	The Domestication Proposal;

•	The Stock Issuance Proposal;

•	The Organizational Documents Proposal;

•	The Advisory Organizational Documents Proposals;

•	The Plastiq Pubco Incentive Award Plan Proposal;

•	The Plastiq Pubco ESPP Proposal; and

•	The Shareholder Adjournment Proposal, if presented.

If CLAA’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could be terminated and the Proposed Transaction may not be consummated. See “The Business Combination Proposal,” “The Domestication Proposal,” “The Stock Issuance Proposal,” “The Organizational Documents Proposal,” “The Plastiq Pubco Incentive Award Plan Proposal,” and “The Plastiq Pubco ESPP Proposal” of this proxy statement/prospectus, respectively.

CLAA will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Proposed Transaction and the other matters to be acted upon at the extraordinary general meeting. Shareholders of CLAA should read it carefully.

After careful consideration, the CLAA Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Plastiq Pubco Incentive Award Plan Proposal, (g) the Plastiq Pubco ESPP Proposal, and (h) and the Shareholder Adjournment Proposal, if presented, are in the best interests of CLAA and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q. Are the proposals conditioned on one another?

A. Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q. Why is CLAA proposing the Proposed Transaction?

A. CLAA was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Plastiq is a provider of business-to-business (“B2B”) payment services designed to support the small and midsize business (“SMB”) economy, by decoupling the payment funding method from the disbursement method and creating a more efficient, flexible way to automate payables and receivables.

Based on its due diligence investigations of Plastiq and the industry in which it operates, including the financial and other information provided by Plastiq in the course of CLAA’s due diligence investigations, the CLAA

Board believes that the Proposed Transaction with Plastiq is in the best interests of CLAA and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “The Business Combination Proposal — CLAA Board of Director’s Reasons for the Approval of the Business Combination” for additional information.

Although the CLAA Board believes that the Proposed Transaction with Plastiq presents an attractive business combination opportunity and is in the best interests of CLAA and its shareholders, the CLAA Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — CLAA Board of Director’s Reasons for the Approval of the Business Combination,” as well as in the sections entitled “Risk Factors — Risks Related to Plastiq’s Business”.

Q. What will Plastiq Stockholders receive in connection with the Business Combination?

A. Under the Merger Agreement, the Plastiq Stockholders and Plastiq Option Holders will receive aggregate consideration of $400.0 million in the form shares of Plastiq Pubco Common Stock (at a deemed value of $10.00 per share), in exchange for the acquisition of all of Plastiq’s outstanding equity interests.

Treatment of Plastiq Preferred Stock

Immediately prior to the Effective Time and subject to receipt of Plastiq Stockholder Approval (as defined below), each share of Plastiq Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Plastiq Common Stock at the then-effective conversion rate as provided in Plastiq’s certificate of incorporation. See “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Plastiq Preferred Stock” of this proxy statement/prospectus.

Treatment of Plastiq Common Stock

Each share of Plastiq Common Stock that is outstanding as of immediately prior to the Effective Time will be converted into a certain number of shares of Plastiq Pubco Common Stock based on the Exchange Ratio. See “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Plastiq Common Stock” of this proxy statement/prospectus.

Treatment of Plastiq Options

Pursuant to the Merger Agreement, all Plastiq Options outstanding as of immediately prior to the Effective Time will be cancelled, assumed by CLAA and converted into the right to receive an option to purchase shares of Plastiq Pubco Common Stock (the “Plastiq Pubco Options”) upon substantially the same terms and conditions as are in effect with respect to each such Plastiq Option immediately prior to the Effective Time. See “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Plastiq Options” of this proxy statement/prospectus.

Treatment of Plastiq Restricted Stock

Each share of Plastiq Restricted Stock that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into a certain number of shares of restricted Plastiq Pubco Common Stock based on the Exchange Ratio with substantially the same terms and conditions as were applicable to the related shares of Plastiq Restricted Stock immediately prior to the Effective Time. See “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Plastiq Restricted Stock”.

Q. What equity stake will current CLAA shareholders and Plastiq Stockholders hold in Plastiq Pubco immediately after the consummation of the Proposed Transaction?

The total maximum number of shares of Plastiq Pubco Common Stock expected to be outstanding immediately following the Closing is approximately 77,450,000 shares, assuming various redemption scenarios, comprised of: (i) 37,450,000 shares of Plastiq Pubco Common Stock issued to Plastiq Stockholders and Plastiq Option Holders in the Business Combination; (ii) 7,000,000 shares of Plastiq Pubco Common Stock issued to the Sponsor; and (iii) 33,000,000 shares of Plastiq Pubco Common Stock held by public stockholders holding shares of Plastiq Pubco Common Stock outstanding at the Effective Time, as shown in the table below.

	No Redemption		25% Redemption		50% Redemption		75% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares		Percentage
CLAA public shareholders	33,000,000	42.6%	24,750,000	35.8%	16,500,000	27.1%	8,250,000	15.6%	—		0.0%
CLAA Sponsor and directors	7,000,000	9.0%	7,000,000	10.1%	7,000,000	11.5%	7,000,000	13.3%	5,750,000	(3)	13.3%
Plastiq Stockholders and Plastiq Option Holders(1)	37,450,000	48.4%	37,450,000	54.1%	37,450,000	61.4%	37,450,000	71.1%	37,450,000		86.7%

Total(2)	77,450,000	100.0%	69,200,000	100.0%	60,950,000	100.0%	52,700,000	100.0%	43,200,000		100.0%

(1)

Does not reflect the impact of any dilution resulting from the issuance of shares of Plastiq Pubco Common Stock upon exercise of the 12,333,333 currently outstanding warrants (which, unlike Class A ordinary shares held by CLAA’s public shareholders, are not subject to redemption), shares of Plastiq Pubco Common Stock issuable under the Plastiq Pubco Incentive Award Plan or the Plastiq Pubco ESPP.

(2)

Reflects aggregate consideration issuable to Plastiq securityholders as a result of the Business Combination. The actual number of shares of Plastiq Pubco Common Stock issuable following the Closing will differ. Based on Plastiq’s balance of capital stock as of [                 ], the estimated number of shares of Plastiq Pubco Common Stock to be outstanding immediately following the Closing is approximately [                 ].

(3)	This scenario assumes that the Sponsor will forfeit an additional 1,250,000 CLAA Class B Ordinary Shares in accordance with the Sponsor Support Agreement due to the magnitude of redemptions.

Q. How has the announcement of the Proposed Transaction affected the trading price of the CLAA Class A Ordinary Shares?

A. On August 3, 2022, the last trading date prior to the public announcement of the Proposed Transaction, CLAA Units, CLAA Class A Ordinary Shares and Public Warrants closed at $9.84, $9.83 and $0.09, respectively. As of [●], 2023, the last trading day immediately prior to the initial filing date of this proxy statement/prospectus, the closing price for each CLAA Unit, CLAA Class A Ordinary Share and Public Warrant was $[●], $[●] and $[●], respectively.

Q. Why is CLAA proposing the Domestication?

A. The CLAA Board believes that there are significant advantages to Plastiq Pubco that will arise as a result of a change of CLAA’s domicile to the State of Delaware. Further, the CLAA Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The CLAA Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of CLAA and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) .Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “The Domestication Proposal — Reasons for the Domestication”.

To effect the Domestication, CLAA will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CLAA will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Holders of CLAA Class B Ordinary Shares and CLAA Class A Ordinary Shares will have one vote per share on all proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

Q. What amendments will be made to the Cayman Constitutional Documents?

A. The consummation of the Proposed Transaction is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Proposed Transaction, CLAA’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed By-Laws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section entitled “The Domestication Proposal” of this proxy statement/prospectus.

Q. How will the Domestication affect my CLAA Class A Ordinary Shares, CLAA Warrants and CLAA Units?

A. As a result of and upon the effective time of the Domestication, (a) each CLAA Unit issued and outstanding immediately prior to the Domestication will automatically be converted into one Plastiq Pubco Unit, consisting of one share of Plastiq Pubco Common Stock and one-fifth of a Plastiq Pubco Warrant, (b) each CLAA Class A Ordinary Share issued and outstanding immediately prior to the Domestication will convert automatically into one Plastiq Pubco Common Share (provided that if the Redemption takes place before the Domestication, each CLAA Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their CLAA Class A Ordinary Shares will not be converted, but will instead be redeemed for cash in an amount equal to the Redemption Price), (c) each CLAA Warrant will convert automatically into a redeemable Plastiq Pubco Warrant on the same terms as the CLAA Warrants, and (d) each Private Placement Warrant issued and outstanding prior to the Domestication will convert automatically into a warrant exercisable for one Plastiq Pubco Common Share on the terms and subject to the conditions set forth in the applicable warrant agreement.

Q. What are the U.S. federal income tax considerations of the Domestication?

A. As discussed more fully under “U.S. Federal Income Tax Considerations” of this proxy statement/prospectus, CLAA will receive an opinion of counsel, to be filed by amendment as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part, that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” of this proxy statement/prospectus, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

•

a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of CLAA shares entitled to vote or 10% or more of the total value of all classes of CLAA shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by CLAA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the CLAA Class A Ordinary Shares held directly by such U.S. Holder;

•

a U.S. Holder whose CLAA Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its CLAA Class A Ordinary Shares as if such U.S. Holder exchanged its CLAA Class A Ordinary Shares for Plastiq Pubco Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CLAA the “all earnings and profits” amount attributable to such U.S. Holder’s CLAA Class A Ordinary Shares; and

•

a U.S. Holder whose CLAA Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of CLAA’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

CLAA does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”, CLAA believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If CLAA were classified as a PFIC, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CLAA Class A Ordinary Shares or CLAA Warrants for Plastiq Pubco Common Stock or Plastiq Pubco Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election” with respect to their CLAA Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to CLAA Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — II. U.S. Holders”.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of CLAA Class A Ordinary Shares and CLAA Warrants for Plastiq Pubco Common Stock and Plastiq Pubco Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Plastiq Pubco Common Stock after the Domestication.

Moreover, if the Domestication were to occur prior to the Redemption of U.S. Holders that exercise Redemption Rights with respect to Public Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations”.

Q. Do I have Redemption Rights?

A. If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares without CLAA’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor has agreed to waive its Redemption Rights with respect to all of the Founder Shares in connection with the completion of the Business Combination. The Sponsor agreed to the waiver in connection with the Business Combination to induce CLAA and Plastiq to enter into the Merger Agreement. Such waivers are common in transactions of this sort and the Sponsor did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver. The Founder Shares will be excluded from the pro rata calculation used to determine the per share Redemption Price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2022 of approximately $332,011,036, the estimated per share redemption price would have been approximately $10.06.

Q. How do I exercise my Redemption Rights?

A. If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a) (i) hold Public Shares or (ii) hold Public Shares through CLAA Units and elect to separate your CLAA Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(b) submit a written request to the Transfer Agent, that Plastiq Pubco redeem all or a portion of your Public Shares for cash; and

(c) tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” beginning on page 30 of this proxy statement/prospectus.

Holders of CLAA Units must elect to separate the CLAA Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their CLAA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the CLAA Units into the underlying Public Shares and Public Warrants, or if a holder holds CLAA Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of CLAA’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Proposed Transaction.

A CLAA shareholder may not withdraw a request for Redemption once submitted to CLAA unless the CLAA Board determines (in its sole discretion) to permit the withdrawal of such request for Redemption (which it may do in whole or in part). Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that CLAA permit the withdrawal of the request for Redemption and instruct the Transfer Agent, to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been tendered or delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of Public Shares properly makes a request for Redemption and the certificates for Public Shares (if any) along with the redemption forms are tendered or delivered as described above, then, if the Proposed Transaction is consummated, Plastiq Pubco will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction.

If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If you are a holder of Public Shares and you exercise your Redemption Rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q. How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders post-Business Combination?

A. The Public Warrants are identical to the Private Placement Warrants in their respective material terms and provisions, except that the Private Placement Warrants will not be redeemable by CLAA so long as they are held by the Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by CLAA and exercisable by the holders on the same basis as the Public Warrants. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants until 30 days after the consummation of the Business Combination. The aforementioned terms of the Private Placement Warrants are detailed in the Warrant Agreement and are not modified as a result of the Business Combination.

Following the consummation of the Business Combination, Plastiq Pubco has the ability to redeem the outstanding Public Warrants for cash at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, provided that, among other things, the closing price of Plastiq Pubco Common Stock is equal to or exceeds $18.00 per share (as adjusted for sub share sub divisions, share capitalizations, reorganizations, recapitalization and the like) for any 20 trading days within a 30-trading day period ending three business days before Plastiq Pubco sends the notice of redemption to warrant holders. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they have exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants.

In addition, Plastiq Pubco will have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of the Plastiq Pubco Common Stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which Plastiq Pubco sends the notice of redemption to the warrant holders. In such a case, the holders will be able to exercise their Public Warrants prior to redemption for a number of the Plastiq Pubco Common Stock determined based on the redemption date and the fair market value of the Plastiq Pubco Common Stock.

In the event Plastiq Pubco determined to redeem the Public Warrants, holders of the redeemable warrants would be notified of such redemption as described in the Warrant Agreement. In addition, Plastiq Pubco may redeem warrants after they become exercisable for a number of shares of Plastiq Pubco Common Stock determined based on the redemption date and the fair market value of Plastiq Pubco Common Stock. Any such redemption may have similar consequences to a cashless redemption described in the section entitled “Description of Plastiq Pubco Securities – Redemption of Warrants for Shares of Plastiq Pubco Common Stock”. In addition, such redemption may occur at a time when the warrants are “out-of-the-money”, in which case warrant holders would lose any potential embedded value from a subsequent increase in the value of Plastiq Pubco Common Stock had the warrants remained outstanding. For more information, see the section entitled “Description of Plastiq Pubco Securities - Warrants - Public Warrants”.

Q. If I am a holder of CLAA Units, can I exercise Redemption Rights with respect to my CLAA Units?

A. No. Holders of issued and outstanding CLAA Units must elect to separate the CLAA Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your CLAA Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the CLAA Units into the underlying Public Shares and Public Warrants, or if you hold CLAA Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your Public Shares to be separated and tendered or delivered to the Transfer Agent, along with the redemption forms by [●], Eastern Time, on [●] (two business days before the scheduled date of the extraordinary general meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

Q. What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A. The U.S. federal income tax consequences of exercising your Redemption Rights with respect to your Public Shares depend on when the Redemption occurs and your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a Redemption of shares qualifies for sale treatment will depend largely on the total number of shares of CLAA (or Plastiq Pubco, as the case may be) stock you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants or Plastiq Pubco Warrants, as the case may be, and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the shares of CLAA (or Plastiq Pubco, as the case may be) stock outstanding both before and after the redemption. If the Domestication were to occur prior to the Redemption of any Public Shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — II. U.S. Holders”) exercising Redemption Rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. Even if the Domestication were to occur after the Redemption, a redeeming U.S. Holder generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its CLAA Class A Ordinary Shares (if the Redemption were treated as a sale of shares) or any corporate distributions deemed received on its CLAA Class A Ordinary Shares (if the Redemption were treated as a corporate distribution). For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “U.S. Federal Income Tax Considerations”.

All Public Shareholders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q. What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?

A. Following the closing of the IPO (including partial exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $330,000,000 ($10.00 per CLAA Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of September 30, 2022, funds in the Trust Account totaled $332,011,036 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of CLAA’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by March 12, 2023 and (c) the Redemption of all of the Public Shares if CLAA is unable to complete a business combination by March 12, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Proposed Transaction, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their Redemption Rights; to pay transaction fees and expenses associated with the Proposed Transaction; and for working capital and general corporate purposes of Plastiq Pubco following the Proposed Transaction. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Proposed Transaction”.

Q. Did the CLAA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transaction?

A. Yes. BRG Transaction and Valuation Opinions, LLC (“BRG”) provided the CLAA Board a fairness opinion which concluded that, as of the date of its opinion, and based on and subject to the assumptions, qualifications and other matters set forth therein, the Aggregate Merger Consideration to be issued by CLAA in the Merger is fair, from a financial point of view, to CLAA, as opposed to only those Public Shareholders unaffiliated with the Sponsor or its affiliates. As part of its analysis, BRG looked at three separate valuation approaches: (i) a discounted cash flow analysis; (ii) a guideline public company analysis; and (iii) a guideline transaction analysis. BRG’s derived equity valuation for Plastiq ranged from $384.2 million to $524.2 million.

BRG’s opinion was provided to the CLAA Board (in its capacity as such) in connection with its evaluation of the Merger and was not provided to any other party for any other purpose. See “The Business Combination Proposal - Opinion of BRG, as Financial Advisor to CLAA’s Board of Directors” for additional information regarding the scope, assumptions made, procedures followed, matters considered, qualifications and limitations of the review undertaken and other matters considered by BRG in connection with the preparation of its fariness opinion.

Q. What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A. Our Public Shareholders are not required to vote in respect of the Proposed Transaction in order to exercise their Redemption Rights. Accordingly, the Proposed Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of Redemptions by Public Shareholders.

Q. What conditions must be satisfied to complete the Proposed Transaction?

A. The Merger Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of CLAA and stockholders of Plastiq; (b) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part; (c) approval from the Commissioner of the Texas Department of Banking (Plastiq holds a financial license from the State of Texas and plans to apply for approval of a change in control as a result of the Business Combination) shall have been obtained; (d) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (e) the Plastiq Pubco Common Stock being eligible for continued listing on a national stock exchange; (f) the Domestication having been completed; and (g) that CLAA have at least $5,000,001 of net tangible assets.

The obligations of CLAA, Merger Sub, and Plastiq to consummate, or cause to be consummated, the Merger are also subject to the satisfaction of the condition that a financing arrangement is in effect and available to Plastiq Pubco in an amount that is reflective of Plastiq Pubco’s liquidity needs taking into account any Redemptions (the “Financing Arrangement”). If this condition is not satisfied and the Proposed Transaction is nonetheless consummated, there is a risk that Plastiq Pubco will be under-capitalized and unable to satisfy its liquidity needs after taking into account any Redemptions. Even if the condition is satisfied and a Financing Arrangement is in place following the Closing, Plastiq Pubco may be limited in its ability to utilize the Financing Arrangement, which may affect Plastiq Pubco’s liquidity and capital resources.

For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement” beginning on page [●] of this proxy statement/prospectus.

Q. When is the Proposed Transaction expected to be completed?

A. It is currently expected that the Proposed Transaction will be consummated in the first quarter of 2023. This date depends, among other things, on the approval of the proposals to be put to CLAA shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Shareholder Adjournment Proposal is adopted by CLAA’s shareholders at the extraordinary general meeting and CLAA elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement”.

Q. What happens if the Proposed Transaction is not consummated?

A. CLAA will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Proposed Transaction have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If CLAA is not able to complete the Proposed Transaction with Plastiq by March 12, 2023 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, CLAA will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the CLAA Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q. What interests do the Sponsor and CLAA’s current officers and directors have in the Business Combination?

A. The Sponsor and CLAA’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

Prior to the consummation of the IPO, on December 31, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $0.003 per share. On February 24, 2021, CLAA effected a share capitalization of 1,437,500 CLAA shares resulting in 8,625,000 Founder Shares outstanding held by the Sponsor. On March 12, 2021, the underwriters partially exercised their over- allotment option, resulting in 8,250,000 Founder Shares currently outstanding and owned by the Sponsor. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination, and an additional 1,250,000 Founder Shares will be forfeited if CLAA has less than $75.0 million available in cash after giving effect to any redemptions. As a result of the significantly lower investment per share of our Sponsor, as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our Public Shareholders. In addition, if CLAA does not consummate a business combination by March 12, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CLAA Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,250,000 Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, CLAA would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any CLAA Class A Ordinary Shares and CLAA Class B Ordinary Shares held by it or them, as applicable, if CLAA fails to complete a business combination within the required period. Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $8,600,000 will also expire worthless. CLAA’s directors and executive officers also have a direct or indirect economic interest in such Private Placement Warrants and in the 8,250,000 CLAA Class B Ordinary Shares owned by the Sponsor. The 8,625,000 shares of Plastiq Pubco Common Stock into which the 8,625,000 CLAA Class B Ordinary Shares held by the Insiders will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per Public Share on the NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Plastiq Pubco Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, CLAA believes such shares have less value. The 5,733,333 Plastiq Pubco Warrants into which the 5,733,333 Private Placement Warrants held by the Sponsor will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per Public Warrant on NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. These calculations assume that no CLAA Class B Ordinary Shares or Private Placement Warrants are forfeited pursuant to the Sponsor Support Agreement.

•

If we do not successfully consummate the Business Combination, the Sponsor will lose its investment in CLAA, which totals $82,527,999.96 in value as of September 30, 2022, and the potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment.

•

The Sponsor has invested an aggregate of $25,000 in Founder Shares, paid in connection with the purchase of the Private Placement Warrants. In the event that the Business Combination is not consummated, the Sponsor will lose all of its $25,000 investment in Founder Shares, as the Private Placement Warrants will expire worthless. Other than its $8,600,000 investment in the Private Placement Warrants, the Sponsor does not have any other investments (including, but not limited to, securities held, fees due, or out-of-pocket expenses awaiting reimbursement) nor amounts that are at risk of being lost if the Business Combination is not consummated. As a result, the Sponsor has a personal and financial interest in completing the initial business combination which may result in a conflict of interest.

•

Joseph Sambuco, a current director of CLAA, is expected to be a director of Plastiq Pubco after the Closing. As such, in the future, Mr. Sambuco may receive fees for his service as director, which may consist of cash or stock-based awards, and any other remuneration that Plastiq Pubco Board determines to pay to its non-employee directors.

•

CLAA’s existing directors and officers will be eligible for continued indemnification and continued coverage under CLAA’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CLAA if and to the extent any claims by a third party for services rendered or products sold to CLAA, or a prospective target business with which CLAA has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•

CLAA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if CLAA fails to consummate a business combination by March 12, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, CLAA may not be able to reimburse these expenses if the Proposed Transaction or another business combination is not completed by such date.

•	Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Plastiq Pubco Common Stock and Plastiq Pubco Warrants held by such parties following the consummation of the Proposed Transaction.

•

Barclays Capital Inc. (“Barclays”) and Deutsche Bank Securities Inc. (“Deutsche Bank”), the underwriters of CLAA’s initial public offering, have waived any entitlement to their respective portions of the deferred underwriting commission of $10.7 million from CLAA upon completion of the Business Combination.

Q. Following the Proposed Transaction, will CLAA’s securities continue to trade on a stock exchange?

A. Yes. CLAA intends to apply to list the Plastiq Pubco Common Stock and Plastiq Pubco Warrants on the NYSE under the proposed symbols “PLSQ” and “PLSQ WS”, respectively, upon the Closing.

Q. Do I have appraisal rights or dissenters’ rights in connection with the Proposed Transaction?

A. Neither CLAA’s shareholders nor CLAA’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under the DGCL. CLAA’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Q. What do I need to do now?

A. CLAA urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a shareholder or warrant holder. CLAA’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A. If you are a holder of record of CLAA Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

Q. When and where will the extraordinary general meeting be held?

A. The extraordinary general meeting will be held virtually at [●] a.m. Eastern Time, on [●]. In light of ongoing developments related to COVID-19, after careful consideration, CLAA has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at [●] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of CLAA’s shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Q. Who is entitled to vote at the extraordinary general meeting?

A. CLAA has fixed [●] as the Record Date for the extraordinary general meeting. If you were a shareholder of CLAA at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q. How many votes do I have?

A. CLAA shareholders are entitled to one vote at the extraordinary general meeting for each CLAA Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 41,250,000 CLAA Ordinary Shares issued and outstanding, of which 33,000,000 were issued and outstanding Public Shares.

Q. What constitutes a quorum?

A. A quorum of CLAA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding CLAA Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 20,625,001 CLAA Ordinary Shares would be required to achieve a quorum.

Q. What vote is required to approve each proposal at the extraordinary general meeting?

A. Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Plastiq Pubco Incentive Award Plan Proposal — The approval of the Plastiq Pubco Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Plastiq Pubco ESPP Proposal — The approval of the Plastiq Pubco ESPP Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Shareholder Adjournment Proposal — The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Q. What are the recommendations of the CLAA Board?

A. The CLAA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CLAA’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Plastiq Pubco Incentive Award Plan Proposal, “FOR” the approval of the Plastiq Pubco ESPP Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination”.

Q. How do the Insiders intend to vote their CLAA Ordinary Shares?

A. The Sponsor and each officer and director of CLAA, who we collectively refer to as the Insiders, have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. The Sponsor, which includes among its members each of the directors and officers of CLAA, owns all of the 8,250,000 Founder Shares and 5,733,333 Private Placement Warrants. As a result, as of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding CLAA Ordinary Shares. Each of CLAA’s officers and directors may be entitled to the distribution of the Founder Shares and the Private Placement Warrants held by the Sponsor following the closing of the Business Combination.

The Sponsor is a party to the Sponsor Support Agreement, along with the Company and Plastiq, but the Sponsor is not a party to the Plastiq Holders Voting and Support Agreement. For additional information regarding the Sponsor Support Agreement and the Plastiq Holders Voting and Support Agreement, see “Business Combination Proposal—Related Agreements” on pages 173 and 174 of this proxy statement/prospectus.

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the Plastiq Stockholders or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLAA Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the Plastiq Stockholders or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the CLAA Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Plastiq Pubco Incentive Award Plan Proposal and the Plastiq Pubco ESPP, (b) satisfaction of the requirement that holders of a majority of at least two-thirds of the CLAA Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (c) otherwise limiting the number of Public Shares electing to redeem and (d) CLAA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the price of CLAA Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination”.

Q. What happens if I sell my CLAA Ordinary Shares before the extraordinary general meeting?

A. The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the scheduled date of the extraordinary general meeting.

Q. How can I vote my shares without attending the extraordinary general meeting?

A. If you are a shareholder of record of our CLAA Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of CLAA Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may send a later-dated, signed proxy card to CLAA’s Chairman at CLAA’s address set forth below so that it is received by CLAA’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on [●]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to CLAA’s Chairman, which must be received by CLAA’s Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q. What happens if I fail to take any action with respect to the extraordinary general meeting?

A. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by shareholders and the Proposed Transaction is consummated, you will become a stockholder or warrant holder of Plastiq Pubco. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved, you will remain a shareholder or warrant holder of CLAA. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your shares at least two business days prior to the scheduled date of the extraordinary general meeting.

Q. What happens if I vote against the Business Combination Proposal?

A. If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Plastiq Pubco Incentive Award Plan Proposal, the Plastiq Pubco ESPP Proposal, and the satisfaction or waiver of the other conditions to the closing of the Merger, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until March 12, 2023. If we fail to complete an initial business combination by March 12, 2023, then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q. What should I do with my share certificates, warrant certificates or unit certificates?

A. Our shareholders who exercise their Redemption Rights must tender or deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication, holders of CLAA Units, CLAA Class A Ordinary Shares (including, holders of CLAA Class B Ordinary Shares that have their CLAA Class B Ordinary Shares automatically converted into CLAA Class A Ordinary Shares pursuant to the Cayman Constitutional Documents immediately prior to the Domestication) and CLAA Warrants will receive shares of Plastiq Pubco Common Stock and Plastiq Pubco Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their CLAA Units, CLAA Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), CLAA Class B Ordinary Shares or CLAA Warrants.

Q. What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your CLAA Ordinary Shares.

Q. Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A. CLAA will pay the cost of soliciting proxies for the extraordinary general meeting. CLAA has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. CLAA has agreed to pay Morrow Sodali LLC a fee of $35,000, plus disbursements. CLAA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of CLAA Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of CLAA Class A Ordinary Shares and in obtaining voting instructions from those owners. CLAA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q. Where can I find the voting results of the extraordinary general meeting?

A. The preliminary voting results will be expected to be announced at the extraordinary general meeting. CLAA will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q. Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: CLAA.info@investor.morrowsodali.com

You also may obtain additional information about CLAA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information”. If you are a holder of Public Shares and you intend to seek Redemption, you will need to tender or deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or tendering or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including the section entitled “Risk Factors”. See also the section entitled “Where You Can Find More Information”.

Parties to the Business Combination

CLAA

CLAA is a blank check company incorporated on November 24, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CLAA has neither engaged in any operations nor generated any revenue to date. Based on CLAA’s business activities, it is a “shell company” as defined under the Exchange Act of 1934 (the “Exchange Act”) because it has no operations and nominal assets consisting almost entirely of cash.

On March 12, 2021, CLAA consummated its IPO of 33,000,000 CLAA Units including the partial exercise by the underwriters in the IPO of their over-allotment option. Each CLAA Unit consists of one CLAA Class A Ordinary Share and one-fifth of one CLAA Warrant. Each CLAA Warrant entitles the holder thereof to purchase one CLAA Class A Ordinary Share at a price of $11.50 per share. The CLAA Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $330,000,000. Prior to the consummation of the IPO, on December 31, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $0.003 per share. On February 24, 2021, CLAA effected a share capitalization of 1,437,500 Founder Shares resulting in 8,625,000 CLAA Class B Ordinary Shares outstanding, held by the Sponsor. On March 12, 2021, the underwriters partially exercised their over-allotment option, resulting in the forfeiture of 375,000 CLAA Class B Ordinary Shares. Accordingly, as of the date of this proxy statement/prospectus, there are 8,250,000 CLAA Class B Ordinary Shares issued and outstanding. Of the 8,250,000 Founder Shares outstanding, up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of CLAA’s issued and outstanding shares after the IPO. The underwriters exercised their over-allotment option in part on March 12, 2021. As a result, these shares were no longer subject to forfeiture.

Simultaneously with the closing of the IPO, CLAA consummated the private placement (the “Private Placement”) of 5,733,333 Private Placement Warrants to the Sponsor, each exercisable to purchase one CLAA Class A Ordinary Share at $11.50 per share, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $8,600,000. The Private Placement Warrants are identical to the Public Warrants included in the CLAA Units sold in the IPO, except that the Private Placement Warrants and the CLAA Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants, so long as they are held by their initial purchasers or their permitted transferees, (i) will not be redeemable by CLAA, (ii) may not (including the CLAA Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after CLAA completes its initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.

Upon the closing of the IPO, the closing of the exercise of the over-allotment in full and the Private Placement, $330,000,000 was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to CLAA to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of CLAA’s initial business combination, (ii) the redemption of its Public Shares if it is unable to complete its initial business combination by March 12, 2023, subject to applicable law, or (iii) the redemption of its Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of its obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of the Public Shares if it has not consummated an initial business combination by March 12, 2023. The proceeds deposited in the Trust Account could become subject to the claims of CLAA’s creditors, if any, which could have priority over the claims of its Public Shareholders.

On April 27, 2021, Colonnade announced that holders of the units sold in the Company’s initial public offering of 33,000,000 units completed on March 12, 2021 may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about April 30, 2021. Any units not separated will continue to trade on The New York Stock Exchange under the symbol “CLAA.U”, and each of the Class A ordinary shares and warrants will separately trade on The New York Stock Exchange under the symbols “CLAA” and “CLAA WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $10,657,500 in underwriting discounts and commissions), approximately $464,569 in expenses relating to the IPO and payment of the promissory note issued to the Sponsor (the “Note”), approximately $1,500,000 of the net proceeds of the IPO and the sale of the Private Placement Warrants were not deposited into the Trust Account and were retained by CLAA for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of December 31, 2021, there was approximately $330,082,791 in investments and cash held in the Trust Account and approximately $299,837 of cash held outside the Trust Account available for working capital purposes. As of December 31, 2021, no amounts had been withdrawn from the interest earned on the Trust Account to fund CLAA’s working capital expenses. As of September 30, 2022, there was approximately $332,011,036 in investments and cash held in the Trust Account and $287,611 of cash held outside the Trust Account available for working capital purposes. As of September 30, 2022, no amounts had been withdrawn from the interest earned on the Trust Account to fund CLAA’s working capital expenses.

CLAA’s principal executive office is located at 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401. Its telephone number is (561) 712-7860. CLAA’s corporate website address is https://www.claacq.com/. CLAA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

Merger Sub is a wholly-owned subsidiary of CLAA formed solely for the purpose of effecting the Business Combination. Pursuant to the Merger, Merger Sub will merge with and into Plastiq with Plastiq being the surviving entity and becoming a subsidiary of CLAA. Merger Sub was incorporated under the DGCL on July 29, 2022. Merger Sub owns no material assets and does not operate any business. Merger Sub’s principal executive office is located at 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401. Its telephone number is (561) 712-7860.

Plastiq

Plastiq is a Delaware corporation incorporated on January 19, 2012. Plastiq is a provider of business-to-business (“B2B”) payment services that power the small and midsize business (“SMB”) economy, by decoupling the payment funding method from the disbursement method and creating a more efficient, flexible way to automate payables and receivables. Plastiq’s principal executive office is located at 447 Sutter Street, Suite 405 PMB 49, San Francisco, CA 94108

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, CLAA is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement and the First Amendment, copies of which are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2. The Merger Agreement provides for, among other things, following the Domestication of CLAA to Delaware as described below, the merger of Merger Sub with and into Plastiq, with Plastiq surviving the Merger in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — CLAA Board of Director’s Reasons for the Approval of the Business Combination”, the CLAA Board concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO. For more information about the transactions contemplated by the Merger Agreement, see “The Business Combination Proposal”.

Organizational Structure

On August 3, 2022, CLAA entered into the Merger Agreement with Merger Sub and Plastiq, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into Plastiq, the separate corporate existence of Merger Sub will cease and Plastiq will be the surviving entity as a wholly-owned subsidiary of CLAA, which will be renamed “Plastiq Inc.”

At least one day prior to the Closing Date and as a condition of the Merger, pursuant to the Domestication, CLAA will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended, and the Cayman Islands Companies Act (As Revised). For more information, see “The Domestication Proposal”.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure1

1.	Assumes no redemptions by CLAA’s Public Shareholders

Merger Consideration

Under the Merger Agreement, the Plastiq Stockholders and Plastiq Option Holders will receive aggregate consideration of $400.0 million in the form of shares of Plastiq Pubco Common Stock (at a deemed value of $10.00 per share), in exchange for the acquisition of all of Plastiq’s outstanding equity interests.

Treatment of Plastiq Preferred Stock

Immediately prior to the Effective Time and subject to receipt of Plastiq Stockholder Approval (as defined below), each share of Plastiq Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Plastiq Common Stock at the then-effective conversion rate as provided in Plastiq’s certificate of incorporation.

Treatment of Plastiq Common Stock

Each share of Plastiq Common Stock that is outstanding as of immediately prior to the Effective Time will be converted into a certain number of shares of Plastiq Pubco Common Stock based on the Exchange Ratio.

Treatment of Plastiq Options

Pursuant to the Merger Agreement, all Plastiq Options outstanding as of immediately prior to the Effective Time will be cancelled, assumed by CLAA and converted into the right to receive an option to purchase shares of Plastiq Pubco Common Stock upon substantially the same terms and conditions as are in effect with respect to each such Plastiq Option immediately prior to the Effective Time.

Treatment of Plastiq Restricted Stock

Each share of Plastiq Restricted Stock that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into a certain number of shares of restricted Plastiq Pubco Common Stock based on the Exchange Ratio with substantially the same terms and conditions as were applicable to the related share of Plastiq Restricted Stock immediately prior to the Effective Time.

In addition to the Domestication noted above, the Merger Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of CLAA and stockholders of Plastiq; (b) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part; (c) approval from the Commissioner of the Texas Department of Banking (Plastiq holds a financial license from the State of Texas and plans to apply for approval of a change in control as a result of the Business Combination) shall have been obtained; (d) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (e) the Plastiq Pubco Common Stock being eligible for continued listing on a national stock exchange; (f) the Domestication having been completed; and (g) that CLAA have at least $5,000,001 of net tangible assets. For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement”.

The Domestication Proposal

If the Business Combination Proposal is approved, then CLAA will ask its shareholders to approve by a special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the CLAA Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of CLAA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CLAA is currently governed by the Companies Act, upon the Domestication, Plastiq Pubco will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, CLAA encourages shareholders to carefully review the information in “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Immediately prior to the Domestication, each CLAA Class B Ordinary Share then issued and outstanding will convert automatically into one CLAA Class A Ordinary Share. Immediately following such conversion, as a result of and upon the effective time of the Domestication, (a) each CLAA Class A Ordinary Share the issued and outstanding and will convert automatically into one Plastiq Pubco Common Share (provided that if the Redemption takes place before the Domestication, each CLAA Class A Ordinary Share owned by Public

Shareholders who have validly elected to redeem their CLAA Class A Ordinary Shares will not be converted, but instead will be redeemed for cash in an amount equal to the Redemption Price), (b) each CLAA Warrant will convert automatically into a Warrant to acquire one share of Plastiq Pubco Common Stock and (c) each then issued and outstanding CLAA Unit will convert automatically into one Plastiq Pubco Unit representing one share of Plastiq Pubco Common Stock and one-fifth of one Plastiq Pubco Warrant. No fractional Plastiq Pubco Warrants will be issued upon separation of the CLAA Units.

For additional information, see “The Domestication Proposal”.

The Stock Issuance Proposal

If each of the Business Combination Proposal and the Domestication Proposal are approved, CLAA’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03(c) and (d).

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Under NYSE Listing Rule 312.03(d), shareholder approval is required prior to an issuance that will result in a change of control of the issuer.

The aggregate shares of Plastiq Pubco Common Stock that Plastiq Pubco will issue and additional shares of Plastiq Pubco Common Stock issuable upon the conversion of Plastiq Pubco Options issued in connection with the Proposed Transaction will exceed 20% of both the voting power and the Plastiq Pubco Common Stock outstanding before such issuance and may result in a change of control of the registrant under NYSE Listing Rule 312.03(d). Accordingly, CLAA is seeking the approval of CLAA shareholders for the issuance of shares of Plastiq Pubco Common Stock in connection with the Proposed Transaction.

For additional information, see “The Stock Issuance Proposal”.

The Organizational Documents Proposal

If each of the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal are approved, CLAA will ask its shareholders to approve by special resolution the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The CLAA Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Plastiq Pubco following the Closing. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see “The Organizational Documents Proposal”.

The Advisory Organizational Documents Proposals

CLAA will ask its shareholders to approve by ordinary resolution on a non-binding advisory basis eight separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional

Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The CLAA Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Plastiq Pubco after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A) Advisory Organizational Documents Proposal 5A (Authorized Shares) — to authorize the change in the authorized capital stock of CLAA from 500,000,000 CLAA Class A Ordinary Shares, 50,000,000 CLAA Class B Ordinary Shares, and 5,000,000 preference shares, par value $0.0001 per share, to [●] shares of Plastiq Pubco Common Stock, and [●] shares of Plastiq Pubco Preferred Stock;

(B) Advisory Organizational Documents Proposal 5B (Exclusive Forum Provision) — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and to authorize adopting the federal district courts of the United States of America as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended;

(C) Advisory Organizational Documents Proposal 5C (Required Vote to Amend Charter) — to approve provisions providing that the affirmative vote of at least 66 2⁄3% of the voting power of all the then outstanding shares of stock of Plastiq Pubco entitled to vote thereon, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article 4(B), Article 5, Article 6, Article 7 or Article 9 of the Proposed Certificate of Incorporation;

(D) Advisory Organizational Documents Proposal 5D (Removal of Directors) — to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock of Plastiq Pubco entitled to vote at an election of directors;

(E) Advisory Organizational Documents Proposal 5E (Required Vote to Amend By-Laws) — to approve provisions providing that the affirmative vote of at least 66 2⁄3% of the voting power of all the then outstanding shares of voting stock entitled to vote at an election of directors will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the Proposed By-Laws;

(F) Advisory Organizational Documents Proposal 5F (Special Meetings) — to approve provisions requiring that special meetings may be called only by the Plastiq Pubco Board (except in the case of any holders of Plastiq Pubco Preferred Stock, if any, and the requirements of applicable law);

(G) Advisory Organizational Documents Proposal 5G (Written Consent) — to approve provisions that prohibit stockholder action by written consent in lieu of a meeting; and

(H) Advisory Organizational Documents Proposal 5H (Additional Changes) — to provide for certain additional changes, including, among other things, (i) making Plastiq Pubco’s corporate existence perpetual and (ii) removing certain provisions related to CLAA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

For additional information, see “The Advisory Organizational Documents Proposals”.

The Plastiq Pubco Incentive Award Plan Proposal

If each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Plastiq Pubco ESPP Proposal is approved, CLAA is proposing that its shareholders approve by ordinary resolution the Plastiq Pubco Incentive Award Plan, which will become effective upon the Closing and will be used by Plastiq Pubco on a going-forward basis following the Closing.

For additional information, see “The Plastiq Pubco Incentive Award Plan Proposal”.

The Plastiq Pubco ESPP Proposal

If each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Plastiq Pubco Award Equity Plan Proposal is approved, CLAA is proposing that its shareholders approve by ordinary resolution the Plastiq Pubco ESPP, which will become effective upon the Closing and will be used by Plastiq Pubco on a going-forward basis following the Closing.

For additional information, see “The Plastiq Pubco ESPP Proposal”.

The Shareholder Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize CLAA to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the CLAA Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

For additional information, see “The Shareholder Adjournment Proposal”.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [●] a.m. Eastern Time, on [●]. In light of ongoing developments related to COVID-19, after careful consideration, CLAA has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at [●] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of CLAA’s shareholders, directors and management team.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [●], at [●]. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of CLAA Ordinary Shares:

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If your shares are registered in your name with the Transfer Agent and you wish to attend the online- only meeting, go to [●], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.

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Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

CLAA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned CLAA Ordinary Shares at the close of business on [●], which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each CLAA Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. CLAA Warrants do not have voting rights. As of the close of business on the Record Date, there were 41,250,000 CLAA Ordinary Shares outstanding, of which 33,000,000 were Public Shares, with the rest being held by the Insiders.

Quorum and Vote of CLAA Shareholders

A quorum of CLAA shareholders is necessary to hold a valid meeting. A quorum will be present at the CLAA extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (the Plastiq Pubco ESPP Proposal).

As of the Record Date for the extraordinary general meeting, 20,625,001 CLAA Ordinary Shares would be required to achieve a quorum.

The Insiders have agreed to vote all of its CLAA Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding CLAA Ordinary Shares.

The proposals presented at the extraordinary general meeting require the following votes:

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Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Plastiq Pubco Incentive Award Plan Proposal — The approval of the Plastiq Pubco Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Plastiq Pubco ESPP Proposal — The approval of the Plastiq Pubco ESPP Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

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Shareholder Adjournment Proposal — The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal),Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of CLAA that Plastiq Pubco redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

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(a) hold Public Shares or (b) hold Public Shares through CLAA Units and elect to separate your CLAA Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•	submit a written request to the Transfer Agent, that Plastiq Pubco redeem all or a portion of your Public Shares for cash; and

•	tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Each CLAA Unit then issued and outstanding as of immediately prior to the Domestication will automatically be converted into one Plastiq Pubco Unit, consisting of one Plastiq Pubco Common Share and one-fifth of a Plastiq

Pubco Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. Holders of CLAA Units must elect to separate Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, Plastiq Pubco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting of CLAA — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares without CLAA’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Insiders agreed to, among other things, vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding CLAA Ordinary Shares.

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.

Appraisal Rights and Dissenters’ Rights

Neither CLAA’s shareholders nor CLAA’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under the DGCL. CLAA’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CLAA has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of CLAA — Revoking Your Proxy”.

Interests of CLAA Directors, Officers and Others in the Proposed Transaction

When you consider the recommendation of the CLAA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, CLAA’s directors and executive officers and others have interests in such proposal that are different from, or in addition to, those of CLAA shareholders and holders of Public Warrants generally. These interests include, among other things, the interests listed below:

•	Prior to the consummation of the IPO, on December 31, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $0.003 per share. On February 24, 2021,

CLAA effected a share capitalization of 1,437,500 CLAA shares resulting in 8,625,000 Founder Shares outstanding held by the Sponsor. On March 12, 2021, the underwriters partially exercised their over- allotment option, resulting in 8,250,000 Founder Shares currently outstanding and owned by the Sponsor. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination, and an additional 1,250,000 Founder Shares will be forfeited if CLAA has less than $75.0 million available in cash after giving effect to any redemptions. As a result of the significantly lower investment per share of our Sponsor, as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our Public Shareholders. In addition, if CLAA does not consummate a business combination by March 12, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CLAA Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,250,000 Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, CLAA would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any CLAA Class A Ordinary Shares and CLAA Class B Ordinary Shares held by it or them, as applicable, if CLAA fails to complete a business combination within the required period. Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $8,600,000 will also expire worthless. CLAA’s directors and executive officers also have a direct or indirect economic interest in such Private Placement Warrants and in the 8,250,000 CLAA Class B Ordinary Shares owned by the Sponsor. The 8,625,000 shares of Plastiq Pubco Common Stock into which the 8,625,000 CLAA Class B Ordinary Shares held by the Insiders will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per Public Share on the NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Plastiq Pubco Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, CLAA believes such shares have less value. The 5,733,333 Plastiq Pubco Warrants into which the 5,733,333 Private Placement Warrants held by the Sponsor will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per Public Warrant on NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. These calculations assume that no CLAA Class B Ordinary Shares or Private Placement Warrants are forfeited pursuant to the Sponsor Support Agreement.

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The Sponsor paid (i) $25,000 or approximately $0.003 per share for the Founder Shares, which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $81,840,000, based on the closing price of CLAA Class A Ordinary Shares on September 30, 2022 and (ii) $8,600,000 or approximately $1.50 per Private Placement Warrant, which such Private Placement Warrants, if unrestricted and freely tradeable, would be valued at approximately $687,999.96, and that such shares and warrants will be worthless if a business combination is not consummated and, as a result, the Sponsor and its affiliates can earn a positive rate of return on their investment even if CLAA’s shareholders experience a negative return following the consummation of the Business Combination. Other than its investment of $8,625,000 described above, the Sponsor does not have any other investments (including, but not limited to, securities held, fees due, or out-of-pocket expenses awaiting reimbursement) nor amounts that are at risk of being lost if the Business

Combination is not consummated. As a result, the Sponsor has a personal and financial interest in completing the initial business combination which may result in a conflict of interest.

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If CLAA does not successfully consummate the Business Combination, the Sponsor will lose its investment in CLAA, which totals $82,527,999.96 in value as of September 30, 2022, and the potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment.

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Joseph Sambuco, a current director of CLAA, is expected to be a director of Plastiq Pubco after the Closing. As such, in the future, Mr. Sambuco may receive fees for his service as director, which may consist of cash or stock-based awards, and any other remuneration that Plastiq Pubco Board determines to pay to its non-employee directors.

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CLAA’s existing directors and officers will be eligible for continued indemnification and continued coverage under CLAA’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CLAA if and to the extent any claims by a third party for services rendered or products sold to CLAA, or a prospective target business with which CLAA has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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CLAA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if CLAA fails to consummate a business combination by March 12, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, CLAA may not be able to reimburse these expenses if the Proposed Transaction or another business combination is not completed by such date.

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Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Plastiq Pubco Common Stock and Plastiq Pubco Warrants held by such parties following the consummation of the Proposed Transaction.

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Barclays and Deutsche Bank, the underwriters of CLAA’s initial public offering, have waived any entitlement to their respective portions of the deferred underwriting commission of $10.7 million from CLAA upon completion of the Business Combination.

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The Cayman Constitutional Documents provide that CLAA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of CLAA and such opportunity is one CLAA is legally and contractually permitted to undertake and would otherwise be reasonable for CLAA to pursue, and to the extent the director or officer is permitted to refer that opportunity to CLAA without violating another legal obligation. Notwithstanding such provision, CLAA believes that such provision did not impact CLAA’s search for a business combination target because CLAA’s officers and directors have confirmed to CLAA that there were no such corporate opportunities that were not presented to CLAA pursuant to such provision.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding CLAA Ordinary Shares.

At any time at or prior to the Proposed Transaction, during a period when they are not then aware of any material non-public information regarding CLAA or CLAA’s securities, the Sponsor, Plastiq, or their respective directors, officers, advisors or affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLAA Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, Plastiq or their respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the CLAA Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Plastiq Pubco Incentive Award Plan Proposal and the Plastiq Pubco ESPP Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the CLAA Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) otherwise limiting the number of Public Shares electing to redeem and (4) CLAA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the price of our CLAA Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction). If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsor as well as CLAA’s directors and officers may have influenced their motivation in identifying and selecting Plastiq as a business combination target, completing an initial business combination with Plastiq and influencing the operation of the business following the Closing. In considering the recommendations of the CLAA Board to vote for the proposals, its shareholders should consider these interests.

Regulatory Matters

Neither CLAA nor Plastiq are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of CLAA

The CLAA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CLAA’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Plastiq Pubco Incentive Award Plan Proposal, “FOR” the approval of the Plastiq Pubco ESPP Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination”.

Sources and Uses of Funds for the Proposed Transaction

The following tables summarize the sources and uses for funding the Proposed Transaction. The first table assumes that none of the Public Shareholders exercise their Redemption Rights. The second table assumes that Public Shareholders exercise their Redemption Rights with respect to 33,000,000 Public Shares (this scenario also assumes the forfeiture of an additional 1,250,000 CLAA Class B Ordinary Shares by the Sponsor pursuant to the terms of the Sponsor Support Agreement). Both tables assume net proceeds from the Blue Torch Agreement of $25,500,000, which was the amount as of November 14, 2022, and a corresponding reduction in Base Purchase Price under the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Plastiq’s good faith estimates based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, the below figures will be different.

Estimated Sources and Uses (No Redemptions)

Sources	($ in millions)	Uses	($ in millions)
Cash and investments held in the Trust Account(1)	$330	Plastiq rollover equity(2)	$374.5
Plastiq rollover equity(2)	374.5	Transaction fees	10
Sponsor shares	70	Cash to balance sheet	320
		Sponsor shares	70
Total sources	$774.5	Total uses	$774.5

Estimated Sources and Uses (Maximum Redemptions)

Sources	($ in millions)	Uses	($ in millions)
Cash and investments held in the Trust Account(1)	$330	Plastiq rollover equity(2)	$374.5
Plastiq rollover equity(2)	374.5	Transaction fees	10
		Redemptions by public shareholders(3)	330
Sponsor shares	70	Cash to balance sheet	2
		Sponsor shares(3)	58
Total sources	$774.5	Total uses	$774.5

(1)	Calculated as of [●] assuming a Closing as of [●].
(2)	Plastiq Pubco Common Stock to be issued at a deemed value of $10.00 per share.
(3)	Assumes that the Sponsor forfeits 2,500,000 CLAA Class B Ordinary Shares pursuant to the terms of the Sponsor Support Agreement.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of Redemption Rights in connection with the Proposed Transaction, please see “U.S. Federal Income Tax Considerations”.

Accounting Considerations

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, CLAA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Plastiq issuing stock for the net assets of CLAA, accompanied by a recapitalization. The net assets of CLAA will be stated at historical cost, with no goodwill or other intangible assets recorded.

Summary Risk Factors

CLAA believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that neither CLAA nor Plastiq are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by CLAA or Plastiq in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under the section entitled “Risk Factors.”

Unless the context requires otherwise, references to “Plastiq,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Plastiq prior to the Business Combination and the business and operations of Plastiq Pubco as directly or indirectly affected by Plastiq by virtue of Plastiq Pubco’s ownership of the business of Plastiq following the Business Combination.

The terms of our financing agreement with Blue Torch Finance LLC (“Blue Torch”) subject us to additional financial and operating restrictions, and Blue Torch has claimed that we are in breach of several terms of the agreement.

•	We have a history of operating losses and may not achieve or sustain profitability in the future.

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Future net revenue growth depends on our ability to retain existing customers, drive increased volume on our platform, and attract new customers in a cost-effective manner. Further, if our new products do not achieve sufficient market acceptance, such products may not produce additional revenue.

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Our projections included in this proxy statement/prospectus are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

•	Unfavorable conditions in our industry or the global economy have adversely affected and could continue to adversely affect our business, results of operations, and financial condition.

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Our business relies on the volume of the transactions paid through our platform. Currently, a limited number of payers and limited number of recipients are responsible for a significant portion of our volume, and the loss or decline in volume from one or more of these customers could adversely affect our business, results of operations, and financial condition.

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Our business relies on our arrangements with financial institutions, third-party service providers, processing providers, disbursement providers and other financial services suppliers. If any of our arrangements with such financial institutions, third-party service providers, processing providers, disbursement providers or financial services providers are terminated or significantly altered, it could adversely affect our business. Further, we do not have redundancies in place for many of these arrangements, and any outages or service interruptions from these providers and suppliers could result in service interruptions to our customers and adversely affect our business, results of operations, and financial condition.

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Our business relies on our relationships with payment card networks, including the categories allowed to be paid using our platform. If we are unable to maintain these relationships on favorable terms, our business may be adversely affected. Further, changes to the rules, practices or fees, including interchange fees, set by payment card networks or other banks, could harm our business. In addition, if we fail to comply with the applicable rules and policies of the payment card networks, they could seek to fine us, suspend us or terminate our ability to participate in such networks, which could adversely affect our business, results of operations, and financial condition.

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Our risk management efforts may not be sufficient to deal effectively with fraud, bad transactions or other fraudulent activities, by payers, recipients, employees or other third parties, which could increase our loss rate, expose us to material financial losses and liability and otherwise harm our business.

•

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

•	We may not be able to scale our business quickly enough to meet our customers’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.

•	We experience fluctuations in our quarterly results of operations that may not fully reflect the underlying performance of our business

•

Our history of losses and need for additional financing raise substantial doubt about our ability to continue as a going concern. Following the Business Combination, we may still require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

•

Our business is subject to extensive government regulation and oversight, including by U.S. federal and state and Canadian federal and provincial authorities. Our failure to comply with extensive, complex, overlapping, and frequently changing rules, regulations, and legal interpretations could materially harm our business. These include, but are not limited to: Payments Regulations; Anti-Money Laundering and Counter-Terrorist Financing; Economic and Trade Sanctions; Foreign Corrupt Practices, Anti-Bribery and Anti-Corruption; Privacy and Protection of Customer Data, and the Payment Card Industry Data Security Standard.

•

We have previously identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CLAA

The selected historical balance sheet data as of September 30, 2022, December 31, 2021 and December 31, 2020, and the selected historical statement of operations data for the nine months ended September 30, 2022 and September 30, 2021, the year ended December 31, 2021 and for the period from November 24, 2020 (inception) through December 31, 2020, are derived from CLAA’s unaudited and audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CLAA” and CLAA’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(in thousands, except share and per share amounts)

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021	Year Ended December 31, 2021	For the Period from November 24, 2020 (Inception) through December 31, 2020
	(unaudited)	(unaudited)
Statement of Operations Data:
Loss from operations	$(5,505)	$(742)	$(4,275)	$(3)
Net income (loss)	$4,262	$6,269	$3,729	$(3)
Weighted average shares outstanding, Class A ordinary shares, basic and diluted	33,000,000	24,538,462	26,671,233	—
Basic and diluted net income per share, Class A ordinary shares	$0.10	$0.19	$0.11	$—
Weighted average shares outstanding, Class B ordinary shares, basic and diluted	8,250,000	8,057,692	8,106,164	7,500,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.10	$0.19	$0.11	$—

	September 30, 2022	December 31, 2021	December 31, 2020
	(unaudited)
Balance Sheet Data:
Cash and marketable securities held in Trust Account	$332,011	$330,083	$—
Total assets	$332,616	$331,189	$87
Total liabilities	$9,797	$22,996	$65
Class A ordinary shares subject to possible redemption	$332,011	$330,000	$—
Total shareholders’ (deficit) equity	$(9,193)	$(21,807)	$22

SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA OF PLASTIQ

The following table shows selected historical financial information of Plastiq for the periods and as of the dates indicated.

The selected historical consolidated statements of operations and comprehensive loss data and historical consolidated statements of cash flow data of Plastiq for the years ended December 31, 2020 and 2021 and the historical consolidated balance sheet data as of December 31, 2020 and 2021 are derived from Plastiq’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations and comprehensive loss data and historical consolidated statements of cash flow data of Plastiq for the nine months ended September 30, 2021 and 2022 and the condensed consolidated balance sheet data as of September 30, 2022 are derived from Plastiq’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of Plastiq’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Plastiq’s financial position as of September 30, 2022 and the results of operations and cash flows for the nine months ended September 30, 2021 and 2022.

The financial information contained in this section relates to Plastiq, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Additionally, the following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Plastiq” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Plastiq’s consolidated financial statements and the related notes. Plastiq’s historical results are not necessarily indicative of the results that may be expected in the future and Plastiq’s results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022 or any other period.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands, except per share data)
Consolidated Statement of Operations and Comprehensive Loss Data
Net revenues	$56,387	$32,948	$47,125	$35,464

Operating expenses	104,680	68,313	101,990	70,026
Loss from operations	(48,293)	(35,365)	(54,865)	(34,562)
Total other expense (income), net	135	1,357	1,524	419

Loss before income taxes	(48,428)	(36,722)	(56,389)	(34,981)
Provision for income tax expense	47	11	4	46

Net loss	$(48,475)	$(36,733)	$(56,393)	$(35,027)

Weighted-average common shares outstanding
Basic	13,861	8,817	9,348	7,080
Diluted	13,861	8,817	9,348	7,080
Net loss per common share
Basic	$(3.50)	$(4.17)	$(6.03)	$(4.95)
Diluted	$(3.50)	$(4.17)	$(6.03)	$(4.95)

	As of September 30,	As of December 31,
	2022	2021	2020
	(dollars in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$338	$18,752	$27,525
Working capital(1)	(2,157)	25,105	31,206
Total assets	89,336	53,138	53,933
Total liabilities	46,856	36,492	21,321
Redeemable convertible preferred stock	181,502	170,237	135,704
Total stockholders’ deficit	(139,022)	(153,591)	(103,092)

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
	(dollars in thousands)
Consolidated Statement of Cash Flow Data
Net cash provided by (used in):
Operating activities	$(46,177)	$(34,208)	$(46,870)	$(21,360)
Investing activities	14,569	(3,451)	(5,209)	(1,260)
Financing activities	12,526	13,568	49,163	(676)

(1)	Working capital calculated as current assets minus current liabilities.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although CLAA will acquire all of the outstanding equity interests of Plastiq in the Business Combination, CLAA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Plastiq issuing shares for the net assets of CLAA, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Plastiq. On September 8, 2022, Plastiq completed the acquisition of Nearside (“Nearside Transaction”). Plastiq accounted for the Nearside Transaction as a business combination in accordance with GAAP with Plastiq treated as the accounting acquiror and the total purchase consideration was preliminarily allocated to the net tangible assets and liabilities based on their fair values on the acquisition date and the excess was recorded to goodwill. The preliminary values assigned to the assets acquired and liabilities assumed are based on preliminary estimates of fair value available as of the date of these financial statements and may be adjusted for a period not to exceed 12 months from the acquisition date as the Company receives the information about facts and circumstances that existed as of the acquisition date or learns that it cannot obtain further information. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2022, gives effect to the Business Combination and the Blue Torch Agreement as if they had occurred on September 30, 2022. The summary unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021, give effect to the Business Combination, Nearside Transaction and the Blue Torch Agreement as if they had occurred on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement /prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of CLAA, Plastiq and Nearside for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•

Assuming No Redemptions: This presentation assumes that no Public Shareholders of CLAA exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination. This scenario reflects the forfeiture of 1,250,000 CLAA Class B Ordinary Shares by the Sponsor in connection with the Closing of the Business Combination, pursuant to the Sponsor Support Agreement.

•

Assuming Maximum Redemptions: This presentation assumes that 33,000,000 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $332.0 million, assuming a $10.06 per share redemption price upon consummation of the Business Combination. The maximum redemption amount reflects the maximum number of the CLAA’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of CLAA’s current Amended and Restated Memorandum and Articles of Association that

CLAA cannot redeem Public Shares if it would result in CLAA having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. This scenario assumes that the Sponsor will forfeit an additional 1,250,000 (for a total of 2,500,000) CLAA Class B Ordinary Shares, pursuant to the Sponsor Support Agreement.

	Pro Forma Combined
(in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Nine Months Ended September 30, 2022
Net loss	$(77,339)	$(77,339)
Net loss per share — basic and diluted	$(1.00)	$(1.79)
Weighted average shares outstanding of common stock — basic and diluted	77,450,000	43,200,000
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2021
Net loss	$(95,700)	$(95,700)
Net loss per share — basic and diluted	$(1.24)	$(2.22)
Weighted average shares outstanding of common stock — basic and diluted	77,450,000	43,200,000
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of September 30, 2022
Total assets	$422,446	$94,534
Total liabilities	$73,664	$77,763
Total redeemable convertible preferred stock and stockholders’ deficit	$348,782	$16,771

UNAUDITED HISTORICAL COMPARATIVE AND

PRO FORMA COMBINED PER SHARE DATA OF CLAA AND PLASTIQ

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following table sets forth summary historical comparative share information for CLAA and Plastiq and unaudited pro forma condensed combined per share information of CLAA after giving effect to the Business Combination, presented under the two assumed redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no Public Shareholders of CLAA exercise redemption rights with respect to their Public Shares. This scenario reflects the forfeiture of 1,250,000 CLAA Class B Ordinary Shares by the Sponsor in connection with the Closing of the Business Combination, pursuant to the Sponsor Support Agreement.

•

Assuming Maximum Redemptions: This presentation assumes that 33,000,000 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $332.0 million, assuming a $10.06 per share redemption price upon consummation of the Business Combination. The maximum redemption amount reflects the maximum number of the CLAA’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of CLAA’s current Amended and Restated Memorandum and Articles of Association that CLAA cannot redeem Public Shares if it would result in CLAA having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. This scenario assumes that the Sponsor will forfeit an additional 1,250,000 (for a total of 2,500,000) CLAA Class B Ordinary Shares, pursuant to the Sponsor Support Agreement.

The selected unaudited pro forma condensed combined book value information as of September 30, 2022 gives pro forma effect to the Business Combination as if consummated on September 30, 2022. The selected unaudited pro forma condensed combined net loss per share and weighted average shares outstanding information for the nine months ended September 30, 2022 and the year ended December 31, 2021 gives pro forma effect to the Business Combination and the Nearside Transaction as if consummated on January 1, 2021, the beginning of the earliest period presented.

This information is only a summary and should be read in conjunction with the historical financial statements and accompanying notes of CLAA, Plastiq and Nearside included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of CLAA and Plastiq is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor earnings or losses per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of CLAA and Plastiq would have been had the companies been combined during the periods presented.

CLAA is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.

(in thousands, except share and per share amounts)

			Pro Forma Combined
	Plastiq and Nearside Combined (Historical)	CLAA (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and For the Nine Months Ended September 30, 2022 (Unaudited)
Net income (loss)(2)	$(75,676)	$4,262	$(77,339)	$(77,339)
Stockholders’ (deficit) equity	$(139,022)	$(9,193)	$348,782	$16,771
Book value per share(1)	$(3.17)	$(0.22)	$4.50	$0.39
Weighted average shares outstanding, basic and diluted	43,878,591	41,250,000	77,450,000	43,200,000
Net loss per share, basic and diluted	$(1.72)	$0.10	$(1.00)	$(1.79)
As of and For the Year Ended December 31, 2021
Net income (loss)	$(73,669)	$3,729	$(95,700)	$(95,700)
Weighted average shares outstanding, basic and diluted	39,365,943	34,777,397	77,450,000	43,200,000
Net loss per share, basic and diluted	$(1.87)	$0.11	$(1.24)	$(2.22)

(1)	Book value per share means total stockholders’ equity (deficit) divided by common stock outstanding.
(2)

Net income (loss) represents Plastiq historical through acquisition date, Nearside historical through acquisition date, and Plastiq and Nearside combined from acquisition date through September 30, 2022.

It is anticipated that, upon completion of the Business Combination, the ownership of Plastiq Pubco will be as follows:

	No Redemption		25% Redemption		50% Redemption		75% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares		Percentage
CLAA public stockholders	33,000,000	42.6%	24,750,000	35.8%	16,500,000	27.1%	8,250,000	15.6%	—		0.0%
CLAA Sponsor and directors	7,000,000	9.0%	7,000,000	10.1%	7,000,000	11.5%	7,000,000	13.3%	5,750,000	(3)	13.3%
Plastiq Stockholders and Plastiq Option Holders(1)	37,450,000	48.4%	37,450,000	54.1%	37,450,000	61.4%	37,450,000	71.1%	37,450,000		86.7%

Total(2)	77,450,000	100.0%	69,200,000	100.0%	60,950,000	100.0%	52,700,000	100.0%	43,200,000		100.0%

(1)

Does not reflect the impact of any dilution resulting from the issuance of shares of Plastiq Pubco Common Stock upon exercise of the 12,333,333 currently outstanding warrants (which, unlike Class A ordinary shares held by CLAA’s public shareholders, are not subject to redemption), shares of Plastiq Pubco Common Stock issuable under the Plastiq Pubco Incentive Award Plan or the Plastiq Pubco ESPP.

(2)

Reflects aggregate consideration issuable to Plastiq securityholders as a result of the Business Combination. The actual number of shares of Plastiq Pubco Common Stock issuable following the Closing will differ. Based on Plastiq’s balance of capital stock as of [                 ], the estimated number of shares of Plastiq Pubco Common Stock to be outstanding immediately following the Closing is approximately [                 ].

(3)

This scenario assumes that the Sponsor will forfeit an additional 1,250,000 (for a total of 2,500,000) CLAA Class B Ordinary Shares in accordance with the Sponsor Support Agreement due to the magnitude of redemptions.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

The numbers of shares and percentage interests set forth above reflect different redemption scenarios set forth below.

•	Assuming no redemption scenario: This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares.

•

Assuming 25% redemption scenario: This presentation assumes that the Public Shareholders holding approximately 25% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the maximum redemption scenario. This scenario assumes that 8,250,000 Public Shares are redeemed for an aggregate redemption payment of approximately $83.0 million, inclusive of a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•

Assuming 50% redemption scenario: This presentation assumes that the Public Shareholders holding approximately 50% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the maximum redemption scenario. This scenario assumes that 16,500,000 Public Shares are redeemed for an aggregate redemption payment of approximately $166.0 million, inclusive of a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•

Assuming 75% redemption scenario: This presentation assumes that the Public Shareholders holding approximately 75% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the maximum redemption scenario. This scenario assumes that 24,750,000 Public Shares are redeemed for an aggregate redemption payment of approximately $249.0 million, inclusive of a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•

Assuming maximum redemption scenario: This presentation assumes that the Public Shareholders holding approximately 100% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 33,000,000 Public Shares are redeemed for an aggregate redemption payment of approximately $332.0 million, inclusive of a pro rata portion of interest accrued on the Trust Account (net of taxes payable). This contractual maximum redemption scenario is based on the maximum permitted amount of redemptions while still satisfying the requirement to maintain a minimum net tangible asset value of no less than $5,000,001, after giving effect to the payments to redeeming shareholders.

In each redemption scenario, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination. In the maximum redemption scenario, the Sponsor will forfeit an additional 1,250,000 Founder Shares if CLAA has less than $75.0 million available in cash after giving effect to any redemptions.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of CLAA Units, CLAA Ordinary Shares and Public Warrants

The CLAA Units, CLAA Class A Ordinary Shares and Public Warrants are traded on NYSE under the symbols “CLAA.U,” “CLAA” and “CLAA WS,” respectively. The CLAA Units began public trading on March 12, 2021, and the CLAA Class A Ordinary Shares and Public Warrants began public trading on April 30, 2021.

Market price information regarding the CLAA Class B Ordinary Shares is not provided here because there is no established public trading market for the CLAA Class B Ordinary Shares.

The closing price of the CLAA Units, CLAA Class A Ordinary Shares and Public Warrants on August 2, 2022, the last trading day before the announcement of the execution of the Merger Agreement, was $9.84, $9.83 and $0.13, respectively. As of [●], 2022, the last trading day immediately prior to the initial filing date of this proxy statement/prospectus, the closing price for each CLAA Unit, CLAA Class A Ordinary Share and Public Warrant was $[●], $[●] and $[●], respectively.

Holders of the CLAA Units, CLAA Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of CLAA’s securities could vary at any time before the Closing.

Dividends of CLAA Securities

Please refer to the section entitled “Description of CLAA’s and Plastiq Pubco’s Securities — Description of CLAA Capital Stock Prior to the Business Combination — Dividends”.

Plastiq

Market Price of Plastiq Securities

Historical market price information regarding Plastiq is not provided because there is no public market for Plastiq’s securities. For information regarding Plastiq’s liquidity and capital resources, see “Plastiq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Plastiq and will also apply to the business and operations of Plastiq Pubco following the completion of the Business Combination. If any of the following risks actually occurs, it may have a material adverse effect on the business, results of operations or financial condition of Plastiq or Plastiq Pubco and could adversely affect the trading price of its common stock following the business combination. The risks described in this “Risk Factors’’ section may also be incorrect or may change. If the risks and uncertainties that Plastiq or Plastiq Pubco plan for are incorrect or incomplete, or if Plastiq or Plastiq Pubco fail to fully understand and manage these risks successfully this failure may have a material adverse effect on the business, financial condition and results of operation of Plastiq Pubco following the Business Combination. The following risks should be read in conjunction with the financial statements and notes to the financial statements included herein.

Unless the context requires otherwise, references to “Plastiq,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Plastiq prior to the Business Combination and the business and operations of Plastiq Pubco as directly or indirectly affected by Plastiq by virtue of Plastiq Pubco’s ownership of the business of Plastiq following the Business Combination.

Risks Related to Our Business and Industry

The terms of our financing agreement with Blue Torch Finance LLC (“Blue Torch”) subject us to additional financial and operating restrictions, and Blue Torch has claimed that we are in breach of several terms of the agreement.

We used proceeds from the Blue Torch Agreement to repay the debt outstanding under our amended and restated loan and security agreement with Silicon Valley Bank. Covenants in the Blue Torch Agreement restrict, among other things, our ability to:

•	pay dividends or distributions, repurchase or issue equity, prepay certain debt or make certain investments;

•	incur additional debt;

•	incur liens on assets;

•	make certain investments; and

•	engage in mergers and consolidations, sale and leasebacks and asset dispositions.

In addition, the Blue Torch Agreement requires us to satisfy certain financial covenants, including a minimum liquidity covenant, a maximum leverage ratio, a limitation on the purchase price payable for certain acquisitions, and a maximum of consolidated capital expenditures, as well as certain mandatory prepayments.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs without the prior consent of Blue Torch. Moreover, our ability to comply with these provisions may be affected by events beyond our control. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the Blue Torch Agreement and could trigger acceleration of those obligations. Any default under the Blue Torch Agreement could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt. The ability to make payments of principal and interest on indebtedness is subject in part to many factors beyond our control, including general economic conditions, industry cycles and financial, business and other factors affecting our operations.

On January 5, 2023, we received a notice of default from Blue Torch in which Blue Torch claims that we are in breach of the Blue Torch Agreement as a result of us posting cash collateral to secure a letter of credit and issuing such letter of credit, as well as breaching the Blue Torch Agreement’s liquidity covenant. In the notice of default, Blue Torch expressly reserved all of its rights available to it in these events of default. We are currently evaluating these allegations. However, if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including by accelerating our obligations under the agreement, which would have a material adverse effect on us.

We have a history of operating losses and may not achieve or sustain profitability in the future.

We have experienced net losses in each year since our inception. In the years ended December 31, 2021 and 2020 we incurred net losses of $56.4 million and $35.0 million, respectively, and in the nine months ended September 30, 2022, we incurred a net loss of $48.5 million. While we have experienced significant revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of revenue to sustain or increase our growth or achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future operating results if our revenue does not increase. In particular, we intend to continue to expend significant funds to further develop our platform, including introducing new products and functionality, and to expand our marketing programs and sales teams to drive increased adoption by current customers and new customer adoption.

We will also face increased compliance and security costs associated with growth, the expansion of our customer base, and being a public company. Our efforts to grow our business may be costlier than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. We may also incur significant losses in the future for several reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications, delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and the value of Plastiq Pubco may significantly decrease.

Our recent rapid growth, including growth in volume of payments through our platform, may not be indicative of our future growth, and if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our net revenue was $47.1 million and $35.5 million for fiscal years 2021 and 2020, respectively, and $56.4 million and $32.9 million for the nine months ended September 30, 2022 and 2021, respectively. Even if our net revenue continues to increase, our growth rate may decline in the future as a result of a variety of factors. Overall, growth of our net revenue depends on a number of factors, including our ability to:

•	attract new customers and retain and increase volume from our existing customers;

•	expand the functionality and scope of our platform;

•	increase the rates at which customers subscribe to and continue to use our platform;

•	increase the volume of payments processed;

•	increase awareness of the Plastiq brand and successfully compete with other companies;

•	provide our customers with high-quality customer support that meets their needs; and

•	successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our products and services.

We may not successfully accomplish any of these objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our markets, or if we are unable to maintain consistent revenue or revenue growth, Plastiq Pubco’s stock price could be volatile, and it may be difficult to achieve or maintain profitability. Our net revenue from any prior quarterly or annual periods should not be relied upon as an indication of our future net revenue or net revenue growth or growth in our volume of payments processed.

In addition, we expect to continue to expend substantial financial and other resources on:

•	sales, marketing and customer success, including an expansion of our sales organization and new customer success initiatives;

•	our technology infrastructure, including systems architecture, scalability, availability, performance, and security;

•	product development, including investments in our product development team and the development of new products and new functionality;

•	acquisitions or strategic investments;

•	regulatory compliance and risk management; and

•	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not result in increased revenue growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and operating results will be harmed, and we may not be able to achieve or maintain profitability over the long term.

Future net revenue growth depends on our ability to retain existing customers, drive increased volume on our platform, and attract new customers in a cost-effective manner. Further, if our new products do not achieve sufficient market acceptance, such products may not produce additional revenue.

Our net revenue growth substantially depends on our ability to maintain and grow our relationships with existing customers and increase the volume of transactions processed on our platform. If our prospective and existing customers do not recognize or continue to recognize the need for and benefits of our platform and our products, they may decide to adopt alternative products and services to satisfy their business needs. To grow our business and extend our market position, we intend to focus on educating potential customers about the benefits of our platform, expanding the capabilities of our platform and our product offerings, and bringing new products and services to market to increase market acceptance and use of our platform.

Our customers generally are not subject to any minimum volume commitments and have no obligation to continue using our platform, products, or services. We cannot assure you that customers will continue to use our platform or that we will be able to continue processing transactions on our platform at the same rate as we have in the past. Customers may terminate or reduce their use of our platform for any number of reasons, including their level of satisfaction with our products and services, customers’ perceived value of or need for our platform and products, the effectiveness of our support services, our pricing and the pricing and quality of competing products or services, or the effects of global economic conditions. The loss of customers or reductions in their processing volumes may adversely affect our business, results of operations, and financial condition. Our growth may decline in the future if customers are not satisfied with our platform or our ability to meet their needs and expectations. To achieve continued growth, we must not only maintain our relationships with our existing customers, but also encourage them to increase adoption and usage of our products. For example, customers can have multiple card programs on our platform across different use cases. If customers do not continue or expand their use of our products and services, our growth may slow or stop and our business, results of operations, and financial condition may be materially and adversely affected.

In addition to capitalizing on the potential net revenue embedded within our existing customer base, we must continue to attract new customers to promote growth. We may face additional challenges that are unique to the markets we target and we may not be able to acquire new customers in a cost-effective manner. To reach new customers, we may need to spend significantly more on sales and marketing to generate awareness of our platform and educate potential customers on the value of our platform. We may also need to adapt our existing technology and offerings or develop new or innovative capabilities to meet the particular needs of customers in these new use cases or new markets, and there can be no assurance that we will be successful in these efforts. We may not have adequate financial or technological resources to develop effective and secure products and services that will satisfy the demands of customers in these new markets. If we fail to attract new customers and to expand our platform in a way that serves the needs of these new customers, then we may not be able to continue to grow our net revenue.

Our projections included in this proxy statement/prospectus are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

In connection with the Business Combination, we prepared and considered, among other things, internal financial forecasts and analyses for Plastiq PubCo. The projected financial information is based on Plastiq’s estimates and assumptions tied to its past performance for existing products and its expected performance for new products. These assumptions are subject to a number of uncertainties, particularly given that we continue to enhance our platform, and we operate in an evolving industry that includes larger, traditional providers. Additionally, these financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry, regulatory and other uncertainties and may not be achieved in full, at all, or within projected timeframes. The failure of Plastiq PubCo to achieve the projected results could have a material adverse effect on the price of shares of Plastiq Pubco Common Stock.

Unfavorable conditions in our industry or the global economy have adversely affected and could continue to adversely affect our business, results of operations, and financial condition.

Our performance is subject to economic conditions and their impact on levels of spending by businesses and their customers. Our net revenue is dependent on the volume of payments made through our platform, which in turn is influenced by the volume of business our customers conduct. To the extent that weak economic conditions result in a reduced volume of business for our customers and prospective customers, demand for, and use of, our platform, products, and services may decline. If spending by their customers declines, our customers could process fewer payments with us or, if our customers cease to operate, they could stop using our platform and our products and services altogether. If, as a result of a weak economy, our customers reduce their use of our platform, or prospective customers delay adoption or elect not to adopt our platform, our business, results of operations, and financial condition could be adversely affected.

Our business relies on the volume of the transactions paid through our platform. Currently, a limited number of payers and limited number of recipients are responsible for a significant portion of our volume, and the loss or decline in volume from one or more of these customers could adversely affect our business, results of operations, and financial condition.

A small number of customers account for a large percentage of our net revenue. For the year ended December 31, 2020 and 2021, our top 5 customers accounted for 10.1% and 26.8% of our net revenue, respectively. For the nine months ended September 30, 2021 and 2022, we generated 10.8% and 14.5%, respectively, of our net revenue from our top 5 customers.

Our business is largely transaction based, and customers are able to use our platform without entering into long term contracts. There can be no assurance that we will be able to continue our relationships with our customers on the same or more favorable terms in future periods or that our relationships will continue beyond the terms of our existing contracts with them. Although we expect the net revenue from our largest customers will decrease over time as a percentage of our total net revenue as we generate more net revenue from other customers, we expect that net revenue from a relatively small group of customers will continue to account for a significant portion of our net revenue in the near term. In the event that any of our largest customers stop using our platform or use our platform in a reduced capacity, our business, results of operations, and financial condition could be adversely affected. In addition, any publicity associated with the loss of any of these customers may adversely affect our reputation and could make it more difficult to attract and retain other customers.

Our business relies on our arrangements with financial institutions, third-party service providers, processing providers, disbursement providers and other financial services suppliers. If any of our arrangements with such financial institutions, third-party service providers, processing providers, disbursement providers or financial services providers are terminated or significantly altered, it could adversely affect our business. Further, we do not have redundancies in place for many of these arrangements, and any outages or service interruptions from these providers and suppliers could result in service interruptions to our customers and adversely affect our business, results of operations, and financial condition.

Our business requires us to enter into contracts and relationships with financial institutions, processors and other financial services suppliers. To grow our business, we will seek to expand our relationships with our financial institution partners, processors and other financial services suppliers, and to partner with additional banks and financial institutions, processors, financial services providers and suppliers. These partners and suppliers have contractual and regulatory requirements and conditions that we must satisfy and continue to comply with in order to continue and grow the relationships. For example, our financial institution partners, processors and financial services suppliers may require us to submit to exhaustive security or other compliance audits, given the sensitivity and importance of storing their customer billing and payment data on our platform. If we are unsuccessful in establishing, growing, or maintaining our relationships with partners, our ability to compete in the marketplace or to grow our revenue could be impaired, and our results of operations may suffer.

We also depend on banks to process transactions, including Automated Clearing House (“ACH”) and network branded third-party payment card transactions, for our customers. We have entered into agreements with banks for payment processing and related services. These agreements include significant security, compliance, and operational obligations. If we are not able to comply with those obligations or our agreements with the processing banks or our credit card transaction processor are terminated for any reason, we could experience service interruptions as well as delays and additional expenses in arranging new services, potentially interfering with our existing customer relationships or making us less attractive to potential new customers.

Further, we do not have redundancies in place for many of these arrangements, and any outages or service interruptions from these providers and suppliers could result in service interruptions to our customers and adversely affect our business, results of operations, and financial condition.

Our business relies on our relationships with payment card networks, including the categories allowed to be paid using our platform. If we are unable to maintain these relationships on favorable terms, our business may be adversely affected. Further, changes to the rules, practices or fees, including interchange fees, set by payment card networks or other banks, could harm our business. In addition, if we fail to comply with the applicable rules and policies of the payment card networks, they could seek to fine us, suspend us or terminate our ability to participate in such networks, which could adversely affect our business, results of operations, and financial condition.

If we are unable to maintain the quality of our relationships with financial institutions, payment card networks, that provide certain services that are an important part of our product offering, or fail to comply with our contractual requirements with these financial institutions, our business would be adversely affected. Card networks, such as Visa, Mastercard, and American Express, have discretion as to the categories of payment types allowed to be processed through our platform. If we were to lose the ability to process certain categories or fail to expand the categories that may be processed through our platform, it could adversely affect our business and hinder our ability to grow our customer base, volume and revenue. If we are unsuccessful in establishing, renegotiating, or maintaining relationships with card networks, our business may be adversely affected.

Our agreements with card networks require us to comply with card network operating rules. The card networks set these network rules and have discretion to interpret the rules and change them at any time. While changes in the network rules usually relate to pricing, other types of changes could require us to take certain steps to comply or adapt. Increases to pricing or applicable interchange fees could have an adverse effect on our net revenue and results of operations. Changes to these network rules or how they are interpreted could have a significant impact on our business and financial condition. Any changes to or interpretations of the network rules that are inconsistent with the way we or our partners currently operate may require us to make changes to our business that could be costly or difficult to implement. If we fail to make such changes or otherwise resolve the issue with the card networks, the card networks could fine us or prohibit us from processing payment cards. In addition, violations of the network rules or any failure to maintain good relationships with the card networks could impact our ability to receive incentives from them, increase our costs, or otherwise adversely affect our business.

Our risk management efforts may not be sufficient to deal effectively with fraud, bad transactions or other fraudulent activities, by payers, recipients, employees or other third parties, which could increase our loss rate, expose us to material financial losses and liability and otherwise harm our business.

We offer a financial operating system to facilitate payments to and from SMBs. We are responsible for verifying the identity of our customers, and monitoring transactions for fraud. We may be targeted by parties who seek to commit acts of financial fraud using techniques such as stolen identities and bank accounts, compromised business email accounts, employee or insider fraud, account takeover, false applications, and check fraud. We may suffer losses from acts of financial fraud committed by our customers and their users, our employees or third-parties.

The techniques used to perpetrate fraud are continually evolving and we may not be able to identify all risks created by new products or functionality. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. Furthermore, our risk management policies, procedures, techniques, and processes may contain errors or our employees or agents may commit mistakes or errors in judgment as a result of which we may suffer large financial losses. The software-driven and highly automated nature of our solutions could enable criminals and those committing fraud to steal significant amounts of money accessing our platform. As greater numbers of customers use our platform, our exposure to material risk losses from a single customer, or from a small number of customers, may increase.

Our current business and anticipated growth will continue to place significant demands on our risk management efforts, and we will need to continue developing and improving our existing risk management infrastructure, policies, procedures, techniques, and processes. As techniques used to perpetrate fraud on our platform evolve, we may need to modify our products or services to mitigate fraud risks. As our business grows and becomes more complex, we may be less able to forecast and carry appropriate reserves in our books for fraud-related losses. Further, these types of fraudulent activities on our platform can also expose us to civil and criminal liability, governmental and regulatory sanctions as well as potentially cause us to be in breach of our contractual obligations to our customers and partners.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with our platform and products and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our growth strategies, which are subject to many risks and uncertainties. Accordingly, our forecasts of market growth should not be taken as indicative of our future growth.

We may not be able to scale our business quickly enough to meet our customers’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.

As usage of our products and services grows and we sign additional customers and partners, we will need to devote additional resources to improving and maintaining our infrastructure to maintain the performance of our platform and products. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, risk and compliance operations, and services, to serve our growing customer base.

Any failure of or delay in these efforts could result in service interruptions, impaired system performance, and reduced customer satisfaction, resulting in decreased sales to new customers, lower subscription renewal rates by existing customers, the issuance of service credits, or requested refunds, all of which could hurt our revenue growth. If sustained or repeated, these performance issues could reduce the attractiveness of our platform to customers and could result in lost customer opportunities and lower renewal rates, any of which could hurt our revenue growth, customer loyalty, and our reputation. Even if we are successful in these efforts to scale our business, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could adversely affect our business, operating results and financial condition.

We experience fluctuations in our quarterly results of operations that may not fully reflect the underlying performance of our business.

Our quarterly results of operations may fluctuate from quarter to quarter as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including, but not limited to:

•	demand for our platform, products, and services by our customers;

•	our success in engaging and retaining existing customers and attracting new customers;

•	changes in transaction mix or volume processed on the different card networks used and the resultant mix of interchange and transaction fees earned;

•	our success in increasing our customers’ processing volumes;

•	the timing and success of new capabilities by us or by our competitors or any other change in the competitive landscape of our market;

•	reductions in pricing or increased concessions as a result of negotiations with our larger customers;

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the amount and timing of operating expenses and capital expenditures, as well as entry into operating leases, that we may incur to maintain and expand our business and operations and remain competitive;

•	the timing of expenses and recognition of net revenue;

•	reduction in certain customers’ processing volumes that are subject to seasonal fluctuations;

•	security breaches, and technical difficulties involving our platform or interruptions or disruptions of our platform;

•	adverse litigation judgments, other dispute-related settlement payments, or other litigation-related costs;

•	regulatory enforcement measures, including requirements to remediate issues and pay fines;

•	changes in, and continuing uncertainty in relation to, the legislative or regulatory environment;

•	legal and regulatory compliance costs in new and existing markets;

•	the timing of hiring new employees;

•	the rate of expansion and productivity of our sales and marketing team;

•	the timing of the grant or vesting of equity awards to employees, directors, or consultants and the recognition of associated expenses;

•	costs and timing of expenses related to the acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;

•	changes to generally accepted accounting standards in the United States;

•	health pandemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;

•	the impact of the COVID-19 pandemic on consumer demand and spending patterns; and

•	general economic conditions in either domestic or international markets, including conditions resulting from geopolitical uncertainty and instability.

Any one or more of the factors above may result in significant fluctuations in our quarterly results of operations. You should not rely on our past results as an indicator of our future performance.

The variability and unpredictability of our quarterly results of operations or other operating metrics could result in our failure to meet our or investors’ expectations, or those of analysts that cover us, with respect to net revenue or other key metrics for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, the trading price of our Plastiq Pubco Common Stock could fall, and we could face costly lawsuits, including securities class action suits.

We participate in markets that are competitive and continuously evolving, and if we do not compete effectively with established companies and new market entrants, our business, results of operations, and financial condition could be adversely affected.

We provide a financial operating system to facilitate payments to and from SMBs. We face competition along several dimensions, including providers with legacy technology platforms, such as Global Payments (TSYS), Fiserv (First Data), BillTrust and Fidelity National Information Services; vertical-focused providers, such as Wex and Comdata; and emerging providers, such as Adyen and Stripe. We believe the principal competitive factors in our market include industry expertise, platform and product features and functionality, ability to build new technology and keep pace with innovation, scalability, extensibility, product pricing, security and reliability, brand recognition and reputation, agility, and speed to market. We expect competition to increase in the future as established and emerging companies continue to enter the markets we serve or attempt to address the problems that our platform addresses. Moreover, as we expand the scope of our platform, we may face additional competition.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as greater brand name recognition, longer operating histories, larger sales and marketing budgets and resources, more established relationships with vendors or customers, greater customer support resources, greater resources to make acquisitions and investments, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical, and other resources. Such competitors with greater financial and operating resources may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, customer requirements, or regulatory developments. In addition, there has been a recent increase in large merger and acquisition transactions in the payments industry, and future mergers and acquisitions by these companies may lead to even larger competitors with more resources.

Conditions in our markets could also change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation, and it is uncertain how our markets will evolve. New commerce disruptors or large financial institutions that are making significant investments in research and development may develop similar or superior products and technologies that compete with our platform. Our existing and potential customers also may choose to build some of the functionality our platform provides, potentially limiting or eliminating their demand for our platform. These competitive pressures in our markets or our failure to compete effectively may result in price reductions, fewer customers, reduced net revenue, gross profit, and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors could adversely affect our business, results of operations, and financial condition.

If we fail to integrate with our customers’ and partners’ application programming interfaces (“APIs”) for their billing and payment systems and with third-party technologies, our platform may become less marketable and less competitive or obsolete and our operating results may be harmed.

Our platform must integrate with our customers’ and partners’ APIs for their billing and payment systems and with third-party technologies, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, browser and database technologies that may be implemented by our customers or partners or third-party technology providers. Any failure of our platform to integrate with our customers’ or partners’ APIs or with technology developed by third-party technology providers could reduce demand for and make our platform less marketable, less competitive or obsolete. In addition, an increasing number of individuals within enterprises that we serve are utilizing mobile devices to access the Internet and corporate resources and to conduct business. If we cannot continue to effectively make our platform available on these mobile devices and offer the products, services and functionality required by enterprises that widely use mobile devices, we may experience difficulty attracting and retaining customers.

If we fail to manage our growth effectively, we may be unable to execute on our plans and strategies, maintain and grow customer adoption and use of our products and services, or adequately address competitive challenges. Such growth and expansion may also subject us to additional costs and risks, and our plans may not be successful.

We have experienced rapid growth in recent years. We anticipate that we will continue to expand our operations and headcount in the near future. This growth has placed, and future growth will place, a significant strain and demands on our management and administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. Although our business has experienced significant growth, we cannot provide any assurance that our business will continue to grow at the same rate or at all. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the effectiveness of our business execution and the beneficial aspects of our corporate culture. In particular, we intend to continue to make directed and substantial investments to expand our research and development, sales and marketing, and general and administrative organizations.

To effectively manage growth, we must continue to improve our operational, financial and management controls, and our reporting systems and procedures by, among other things:

•	improving our key business applications, processes and IT infrastructure to support our business needs;

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enhancing information and communication systems to ensure that our employees and offices are well-coordinated and can effectively communicate with each other and our growing base of customers and partners;

•	enhancing our internal controls to ensure timely and accurate reporting of all of our operations and financial results; and

•	appropriately documenting our IT systems and our business processes.

The systems enhancements and improvements necessary to support our business as we continue to scale will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth, ensure uninterrupted operation of our platform and comply with the rules and regulations that are applicable to public reporting companies will be impaired. Additionally, failure to effectively manage growth could result in difficulty or delays in increasing our customer base, increasing use by our customers of our products and services, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features and/or other operational difficulties, any of which could adversely affect our business performance and results of operations.

Failure to effectively develop, expand and scale our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products.

Our ability to increase our customer base and achieve broader market acceptance of our platform will depend to a significant extent on our ability to expand our sales and marketing organizations, and to deploy our sales and marketing resources efficiently. Our business and operating results will be harmed if our sales and marketing efforts do not generate significant increases in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs and advertising are not effective.

If we fail to offer high-quality customer support, or if our support is more expensive than anticipated, our business and reputation could suffer.

Our customers rely on our customer support services to resolve issues and realize the full benefits provided by our platform. If we do not help our customers quickly resolve issues and provide effective ongoing support, or if our support personnel or methods of providing support are insufficient to meet the needs of our customers, our ability to retain customers, increase adoption by our existing customers and acquire new customers could suffer, and our reputation with existing or potential customers could be harmed. If we are not able to meet the customer support needs of our customers during the hours that we currently provide support, we may need to increase our support coverage and provide additional support, which may reduce our profitability.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations and payment methods, demand for product enhancements, new product features, and changing business needs, requirements or preferences, our platform may become less competitive.

Our industry is subject to ongoing technological change, evolving market standards, changing regulations and payment methods, and changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis, including launching new products and services. The success of any new product and service, or any enhancements, features, or modifications to existing products and services, depends on several factors, including the timely completion, introduction, and market acceptance of such products and services, enhancements, modifications and new product features. If we are unable to enhance our platform and products, add new payment methods or develop new products that keep pace with technological and regulatory change and changes in customer preferences and achieve market acceptance, or if new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently, or more securely than our products, our business, operating results and financial condition would be adversely affected. Furthermore, modifications to our existing platform, products, or technology may increase our research and development expenses. Any failure of our products and services to operate effectively with existing or future customer and partner APIs for their billing and payment systems and third-party technologies could reduce the demand for our services, result in customer dissatisfaction and adversely affect our business.

If the prices we charge for our services are unacceptable to our customers, our operating results may be harmed.

We generate revenue by charging customers transaction fees based on payment volume, and subscription fees for certain of our products. As the market for our product matures, or as new or existing competitors introduce new products or services that compete with us, we may experience pricing pressure and be unable to renew our agreements with existing customers or attract new customers at prices that are consistent with our pricing model and operating budget. Our pricing strategy for new products we introduce may not attract new customers, and our competitors could choose to bundle certain products and services competitive with us. If this were to occur, it is possible that we would have to change our pricing strategies or reduce our prices, which could harm our revenue, margins, and operating results.

We may expand our operations to new markets outside the United States and Canada, creating a variety of operational, legal and regulatory challenges.

We currently serve customers in the United States and Canada. A component of our future growth strategy involves expanding our operations outside the United States and Canada.

Our growth strategy for expanding our operations outside the United States and Canada will require significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in either the United States or Canada, including:

•	the need to localize and adapt our platform for specific countries, including translation into foreign languages and associated expenses;

•	data privacy laws that require customer data to be stored and processed in a designated territory;

•	difficulties in staffing and managing foreign operations and working with foreign partners;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

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weaker protection for intellectual property and other legal rights than we currently have and practical difficulties in enforcing intellectual property and other rights outside of the United States or Canada;

•	laws and business practices favoring local competitors;

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compliance challenges related to the complexity of multiple, potentially conflicting and changing governmental laws and regulations, including financial regulatory, employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

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fluctuations in currency exchange rates, which could increase the price of our products outside of the United States or Canada, increase the expenses of our international operations and expose us to foreign currency exchange rate risk;

•	adverse tax consequences;

•	unstable regional and economic political conditions; and

•	the fragmentation of longstanding regulatory frameworks caused by Brexit.

As we move to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with international sales and operations. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales and harm our business, operating results and financial condition. For example, in certain foreign countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we have policies and procedures designed to ensure compliance with these laws and regulations, our employees, contractors and agents, as well as partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Some of our partners also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our partners are not able to successfully manage these risks.

If we fail to maintain and enhance our brand, our ability to expand our customer base will be impaired and our business, operating results and financial condition may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and attracting new customers. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing and demand generation efforts, our ability to provide reliable products that continue to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and products, and our ability to successfully differentiate our platform and products from competitive products and services. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, our business could suffer.

If we or our third-party vendors experience cyberattacks, or if our security measures are breached or unauthorized access to customer data is otherwise obtained, it could result in serious harm to our reputation, business and financial condition.

We, our customers, our partners and third-party vendors and data centers that we use obtain and process large amounts of sensitive data, including data related to our customers and their transactions, as well as other data of our customers related to their spending, payments, invoices, billing, and transactions. We face risks, including to our reputation as a trusted brand, in the handling and protection of this data, and these risks will increase as our business continues to expand to include new products and technologies.

Cybersecurity incidents and malicious internet-based activity continue to increase generally, and providers of cloud-based services have frequently been targeted by such attacks. These cybersecurity challenges, including threats to our own information technology infrastructure or those of our customers or third-party providers, may take a variety of forms ranging from stolen bank accounts, business email compromise, customer or employee fraud, account takeover, check fraud or cybersecurity attacks, which could be initiated by individual or groups of hackers or sophisticated cyber criminals. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause production downtimes and compromised data, including the sensitive data of our customers. We have experienced cybersecurity incidents of various scale in the past. As we increase our customer base and our brand becomes more widely known and recognized, third parties may increasingly seek to compromise our security controls or gain unauthorized access to our customers’ data or our sensitive corporate information.

We have administrative, technical, and physical security measures in place, and we have policies and procedures in place to contractually require service providers to whom we disclose data or who access data from us or our partners to implement and maintain reasonable privacy, data protection, and information security measures.

However, if our privacy protection, data protection, or information security measures or those of the previously mentioned third parties are inadequate or are breached as a result of third-party action, employee or contractor error, malfeasance, malware, phishing, hacking attacks, system error, software bugs or defects in our products, trickery, process failure or otherwise, and, as a result, there is improper disclosure of, or someone obtains unauthorized access to or exfiltrates funds or sensitive information, including personal information, on our systems, our service providers’ systems or our partners’ systems, or if we suffer a ransomware or advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, our reputation and business could be damaged. Recent high-profile security breaches and related disclosures of sensitive data by large institutions suggest that the risk of such events is significant, even if privacy, data protection, and information security measures are implemented and enforced. If we experience security breaches and sensitive information is lost or improperly disclosed or threatened to be disclosed, we could incur production downtime and significant costs associated with remediation and the implementation of additional security measures, may incur significant liability and financial loss, and be subject to regulatory scrutiny, investigations, proceedings, lawsuits and penalties.

Under our terms of service and our contracts with customers and partners, if there is a breach of sensitive data that we store, we could be liable to the customer or partner for their losses and related expenses in addition to any statutory liability that may apply. Additionally, if our own confidential business information were improperly disclosed, our business could be materially and adversely affected. A core aspect of our business is the reliability and security of our platform. Any perceived or actual breach of security that affects us or our industry more broadly, regardless of how it occurs or the extent of the breach, could have a significant impact on our reputation as a trusted brand, cause us to lose existing customers or partners, prevent us from obtaining new customers or partners, require us to expend significant funds to remedy problems caused by breaches and implement measures to prevent further breaches, such as forensics and fraud monitoring, cause production downtimes, and expose us to legal risk and potential liability including those resulting from governmental or regulatory investigations and class action litigation. Any actual or perceived security breach at a company providing services to us or our customers could have similar effects. Further, as the current COVID-19 pandemic continues to result in a significant number of people working from home, these cybersecurity risks may be heightened by an increased attack surface across our business and those of our partners and service providers. We have heightened monitoring in the face of such risks, but cannot guarantee that our efforts, or the efforts of those upon whom we rely and with whom we partner, will be successful in preventing any such information security incidents.

We cannot assure you that any limitations of liability provisions in our contracts would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security lapse or breach. While we maintain cybersecurity insurance, our insurance may be insufficient or may not cover all liabilities incurred by such attacks. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results and reputation.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages, which could harm our reputation and business.

We have experienced significant growth in the number of users, transactions and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers, as well as to facilitate the rapid provision of new customer implementations and transaction volume. However, the provision of new hosting infrastructure requires significant lead time. We could experience disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with our increased number of users, transactions and data that our operations infrastructure supports, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our revenue as well as our reputation.

We facilitate the transfer of customer funds daily, and are subject to the risk of errors, which could result in financial losses, damage to our reputation, or loss of trust in our brand, which would harm our business and financial results.

For the nine months ended September 30, 2022, we processed approximately $2.6 billion in payments on our platform, compared to $2.3 billion for the year ended 2021 and $1.7 billion for the nine months ended September 30, 2021. We have grown rapidly and seek to continue to grow, and although we maintain a multi-faceted risk management process, our business is always subject to the risk of financial losses as a result of credit losses, fraud, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors. As a provider of payment solutions, we collect and facilitate the transfers of funds on behalf of our customers that may be subject to losses, disruptions, and errors.

Moreover, our trustworthiness and reputation are fundamental to our business. As a provider of a cloud-based payments platform and software for financial operations, the occurrence of any credit losses, operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors on our platform could result in financial losses to our business and our customers, loss of trust, damage to our reputation, or termination of our agreements with customers or partners, each of which could result in:

•	loss of customers;

•	lost or delayed market acceptance and sales of our products and services and decreased use of our platform;

•	legal claims against us, including warranty and service level agreement claims;

•	regulatory enforcement action;

•	diversion of our resources; or

•	increased insurance costs.

If we suffer significant losses or reputational harm as a result, our business, operating results and financial condition could be adversely affected.

Interruptions or delays in the services provided by third-party data centers, internet service providers and other technology providers could impair the delivery of our platform and our business could suffer.

We host our platform using third-party cloud infrastructure services. We also use public cloud hosting with Amazon Web Services (AWS). All of our products utilize resources operated by us through these providers. We therefore depend on our third-party cloud providers’ ability to protect our data centers against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. Our operations depend on protecting the cloud infrastructure hosted by such providers by maintaining their respective configuration, architecture, and interconnection specifications, as well as the information stored in these virtual data centers and transmitted by third-party internet service providers. We have periodically experienced service disruptions in the past, and we cannot assure you that we will not experience interruptions or delays in our services in the future. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the data storage services we use. Although we have disaster recovery plans that utilize various data storage locations, any incident affecting our data storage or internet service providers’ infrastructure that may be caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, military actions, terrorist attacks, negligence, and other similar events beyond our control could negatively affect our platform. Any prolonged service disruption affecting our platform for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the COVID-19 pandemic, could compromise our ability to provide our products and services in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could adversely affect our operating results and financial condition.

Our products and platform are accessed by many customers, often at the same time. As we continue to expand the number of our customers and products available to our customers, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of data centers, internet service providers, or other third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform or impede our ability to grow our business and scale our operations. If our third-party infrastructure service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity, or damage to data centers, we could experience interruptions in access to our platform as well as delays and additional expense in arranging new facilities and services.

We use open source software in our products, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business or subject it to litigation.

Portions of our platform and products utilize software governed by open source licenses. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate it into their products. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our products or platform. By the terms of certain open source licenses, if we combine our proprietary software with open source software in a certain manner, we could be required to release the source code of our proprietary software and make it available under open source licenses. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, or to re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our products, technologies and services.

We depend heavily on third parties such as payment processors and financial institutions to provide us with complete and accurate data in order for us to report our revenue and cash balances, and as a result any incomplete or inaccurate data from such parties affects our ability to accurately report our financial condition and/or results of operations.

We need to receive timely, accurate, and complete information from a number of third parties, such as payment processors and financial institutions, in order to accurately report our financial results on a timely basis. If the information that we receive is not accurate, our consolidated financial statements may be materially incorrect and may require restatement. As a result, we may have difficulty completing accurate and timely financial disclosures, which could have an adverse effect on our business.

Risks Related to Our Liquidity and Capital Resources

Our history of losses and need for additional financing raise substantial doubt about our ability to continue as a going concern. Following the Business Combination, we may still require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have experienced recurring losses from operations and negative cash flows from operations, and we expect to continue operating at a loss for the foreseeable future. As of September 30, 2022, we had an accumulated deficit of $221.6 million and, due to the timing of collection of customer receivables, cash and cash equivalents of $0.3 million. We expect to incur additional losses in the foreseeable future. As a result, in connection with the issuance of the financial statements we have included in this proxy statement/prospectus, we determined that there was substantial doubt about our ability to continue as a going concern for a period of 12 months. We will need to finance operations through generation of additional revenues as well as through raising additional debt or equity financing. There can be no assurance that we will be able to obtain additional debt or equity financing on terms acceptable to us, if at all, or that we will generate sufficient future revenues.

Even if the Business Combination is consummated as contemplated, we may need additional funding to fund our operations, but additional funds may not be available to us on acceptable terms on a timely basis, if at all. Additionally, Blue Torch has asserted that we are in breach of the Blue Torch Agreement, and if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including by accelerating our obligations under this agreement. In the event of significant redemptions by CLAA’s shareholders in connection with the Business Combination, proceeds available to us following the Business Combination may be insufficient to satisfy these obligations, or may be sufficient to satisfy these obligations but result in us having insufficient capital resources to support our operating plan.

We may seek funds through borrowings or through additional rounds of financing, including private or public equity or debt offerings, or by other means. Our future capital requirements will depend on many factors, including:

•	the timing, receipt and amount of sales from our current and future products and services;

•	the cost and timing of expanding our sales, marketing and distribution capabilities;

•	the terms and timing of any other partnership, licensing and other arrangements that we may establish;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company;

•	the impact of macroeconomic events, such as inflation, recessions or depressions, war or fears of war;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our intellectual property portfolio; and

•	the extent to which we acquire or invest in businesses, products or technologies.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity preferred securities we issue could have rights, preferences, and privileges superior to those of holders of our Plastiq Pubco Common Stock. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected. We also could be required to seek funds through arrangements with partners or others that may require us to relinquish rights or jointly own some aspects of our technologies, products or services that we would otherwise pursue on our own.

The terms of our financing agreement with Blue Torch Finance LLC (“Blue Torch”) subject us to additional financial and operating restrictions, and Blue Torch has claimed that we are in breach of several terms of the agreement.

We used proceeds from the Blue Torch Agreement to repay the debt outstanding under our amended and restated loan and security agreement with Silicon Valley Bank. Covenants in the Blue Torch Agreement restrict, among other things, our ability to:

•	pay dividends or distributions, repurchase or issue equity, prepay certain debt or make certain investments;

•	incur additional debt;

•	incur liens on assets;

•	make certain investments; and

•	engage in mergers and consolidations, sale and leasebacks and asset dispositions.

In addition, the Blue Torch Agreement requires us to satisfy certain financial covenants, including a minimum liquidity covenant, a maximum leverage ratio, a limitation on the purchase price payable for certain acquisitions, and a maximum of consolidated capital expenditures, as well as certain mandatory prepayments.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs without the prior consent of Blue Torch. Moreover, our ability to comply with these provisions may be affected by events beyond our control. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the Blue Torch Agreement and could trigger acceleration of those obligations. Any default under the Blue Torch Agreement could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt. The ability to make payments of principal and interest on indebtedness is subject in part to many factors beyond our control, including general economic conditions, industry cycles and financial, business and other factors affecting our operations.

On January 5, 2023, we received a notice of default from Blue Torch in which Blue Torch claims that we are in breach of the Blue Torch Agreement as a result of us posting cash collateral to secure a letter of credit and issuing such letter of credit, as well as breaching the Blue Torch Agreement’s liquidity covenant. In the notice of default, Blue Torch expressly reserved all of its rights available to it in these events of default. We are currently evaluating these allegations. However, if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including by accelerating our obligations under the agreement, which would have a material adverse effect on us.

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments.

Our ability to make scheduled payments on or to refinance our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control. We may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to service our debt would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. If we face substantial liquidity problems, we might be required to sell assets to meet debt and other obligations. Our debt restricts our ability to dispose of assets and dictates our use of the proceeds from such disposition.

We may not be able to consummate dispositions, and the proceeds of any such disposition may be inadequate to meet obligations. We may be unable to access adequate funding as a result of a decrease in lender commitments due to an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover a defaulting lender’s portion. As a result, we may be unable to execute our business plan, make acquisitions or otherwise conduct operations, which would have a material adverse effect on our financial condition and results of operations.

Increases in interest rates could adversely affect our business.

We require continued access to capital. Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow, and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global capital markets may lead to a contraction in credit availability impacting our ability to finance our operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our financial condition and results of operations.

Legal and Regulatory Risks

Our business is subject to extensive government regulation and oversight, including by U.S. federal and state and Canadian federal and provincial authorities. Our failure to comply with extensive, complex, overlapping, and frequently changing rules, regulations, and legal interpretations could materially harm our business. These include, but are not limited to: Payments Regulations; Anti-Money Laundering and Counter-Terrorist Financing; Economic and Trade Sanctions; Foreign Corrupt Practices, Anti-Bribery and Anti-Corruption; Privacy and Protection of Customer Data, and the Payment Card Industry Data Security Standard.

Our business is subject to complex and changing laws, rules, regulations, policies, and legal interpretations in the markets in which we operate, including, but not limited to, those governing: banking, credit, cross-border and domestic money transmission, prepaid access, foreign currency exchange, privacy and data protection, data governance, cybersecurity, banking secrecy, digital payments, payment services (including payment processing and settlement services), fraud detection, consumer protection, antitrust and competition, economic and trade sanctions, anti-money laundering, and counter-terrorist financing.

Regulators globally have been establishing and increasing their regulatory authority, oversight, and enforcement in ways that impact our business. As we introduce new products and services and expand into new markets, including through acquisitions, we may become subject to additional regulations, restrictions, and licensing requirements. As we expand our activities outside of the United States and Canada, we expect that our obligations in the markets in which we operate will continue to increase. In addition, because we facilitate sales of goods and provide services to customers worldwide, one or more jurisdictions may claim that we, our customers or our service provides are required to comply with their laws which may impose different, more specific, or conflicting obligations on us, as well as broader liability.

Any failure or perceived failure to comply with existing or new laws, regulations, or orders of any government authority (including changes to or expansion of their interpretation) may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and enforcement actions in one or more jurisdictions; result in additional compliance and licensure requirements; cause us to lose existing licenses or prevent or delay us from obtaining additional licenses that may be required for our business; increase regulatory scrutiny of our business; divert management’s time and attention from our business; restrict our operations; lead to increased friction for customers; force us to make changes to our business practices, products or operations; require us to engage in remediation activities; or delay planned transactions, product launches or improvements. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our results of operations and financial condition. The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. We have implemented policies and procedures designed to help ensure compliance with applicable laws and regulations, but there can be no assurance that our employees, contractors, and agents will not violate such laws and regulations.

Anti-Money Laundering and Counter-Terrorist Financing; Economic and Trade Sanctions

Regulators in the United States and around the world continue to increase standards and expectations regarding anti-money laundering and counter-terrorist financing, and expand the scope of existing laws and regulations to emerging products and markets, which may require us to further revise or expand our compliance program globally and/or in specific jurisdictions, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Such changes could have the effect of making compliance more costly and operationally difficult to manage, lead to increased friction for customers, and result in a decrease in business. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater compliance costs and impact our business. In addition, we are required to comply with economic and trade sanctions administered by the United States and other jurisdictions in which we operate. Non-compliance with anti-money laundering laws and regulations or economic and trade sanctions may subject us to significant fines, penalties, lawsuits, and enforcement actions, result in regulatory sanctions and additional compliance requirements, increased regulatory scrutiny of our business, restrict our operations, or damage our reputation and brands. We have processes in place to comply with U.S. anti-money laundering and economic and trade sanctions regulations, including those administered and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), as well as similar laws in other jurisdictions.

Privacy and Protection of Customer Data

The legal and regulatory environment relating to “privacy and data protection laws” (as defined in “Information About Plastiq — Government Regulation”) continues to develop and evolve in ways we cannot predict, including with respect to technologies such as cloud computing, artificial intelligence, cryptocurrency, and blockchain. Any failure, or perceived failure, by us to comply with our privacy policies as communicated to users, any contractual obligations related to the processing of customer data or with privacy and data protection laws could result in proceedings or actions against us by data protection authorities, government entities, or others. Such proceedings or actions could subject us to significant fines, penalties, judgments, and negative publicity which may require us to change our business practices, increase the costs and complexity of compliance, and materially harm our business. In addition, compliance with inconsistent privacy and data protection laws may restrict our ability to provide products and services to our customers. For further information regarding data protection and information security, see “Information About Plastiq — Government Regulation”.

Anti-Bribery, Anti-Corruption and Foreign Corrupt Practices

We are subject to the Foreign Corrupt Practices Act, anti-bribery laws, and other anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public sector. We may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences.

Payment Card Industry Data Security Standard

As we process debit and credit cards for payment on behalf of our customer, we must comply with the Payment Card Industry Data Security Standard, a set of requirements designed to ensure that all companies that process, store, or transmit payment card information maintain a secure environment to protect cardholder data.

We rely on various exemptions from licensing, and regulators may find that we have violated applicable laws or regulations.

We are not licensed at the U.S. state or federal level as a money transmitter, other than with regard to transactions requiring a license to conduct money transmission in the state of Texas, and believe that we have valid exemptions from licensure based on our business model in most states. See “Information about Plastiq—Government Regulation”. As a licensed money transmitter in Texas, we are subject to restrictions with respect to our investment of customer funds, reporting requirements, bonding requirements and inspection by the Texas Department of Banking. If we violate these laws or regulations, we could be subject to liability and/or additional restrictions, forced to cease doing business with residents of Texas, forced to change our business practices or be required to obtain additional licenses or regulatory approvals that could impose substantial costs.

We are evaluating whether there are additional states in which money transmission licenses are required and will apply for such licenses where required to do so. In addition, in order to complete the Business Combination whilst maintaining our license in Texas, we must obtain approval from the Texas Department of Banking for a so-called “Change of Control.” In the past, certain competitors have been found to violate laws and regulations related to money transmission, and they have been subject to fines and other penalties by regulatory authorities. Regulators and third-party auditors have also identified gaps in how similar businesses have implemented anti-money laundering programs. In addition, should any state or federal regulators make a determination that we have operated as an unlicensed money services business or money transmitter, we could be subject to civil and criminal fines, penalties, costs, legal fees, reputational damage or other negative consequences.

The adoption of new money transmitter or money services business statutes in jurisdictions or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations could subject us to new registration or licensing requirements. Such changes could also limit business activities until we have any such applicable registrations or licenses. There can be no assurance that we will be able to obtain or maintain any such registrations or licenses, and, even if we were able to do so, there could be substantial costs and potential product changes involved in maintaining such licenses, which could have a material and adverse effect on our business.

If we fail to adequately protect our proprietary rights, our competitive position could be impaired, the value of our products, services and brand may be reduced, and we may lose valuable assets, generate less revenue and incur costly litigation to protect our rights.

Our success and ability to compete depend in part upon our intellectual property. We primarily rely on copyright, trade secret and trademark laws, trade secret protection and confidentiality or contractual agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate.

In order to protect our intellectual property rights, we may be required to expend significant resources to monitor and protect such rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and our business.

We may be sued by third parties for various claims. Any future litigation against us could be costly and time-consuming to defend.

We may be involved in various legal matters arising from the normal course of business activities. These may include claims, suits, and other proceedings involving alleged infringement of third-party patents and other intellectual property rights, as well as commercial, contract, corporate, labor and employment, wage and hour, and other matters. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry, and third parties may claim that we are infringing upon their intellectual property rights.

We may experience future claims that our platform and underlying technology infringe or violate others’ intellectual property rights, and it is possible we may be found to be infringing upon such rights. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology, products or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers and partners or to pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify our platform or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding intellectual property could be costly, distracting and time-consuming and could harm our brand, business, results of operations and financial condition.

Risks Related to Being a Public Company and Financial Risks

We have previously identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.

In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of the consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and adequately restrict user and privileged access to our financial applications, programs, and data to appropriate personnel. This material weakness did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reposts) that could result in misstatement potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

We did not have a sufficient number of accounting personnel to properly design or implement the appropriate detective and preventative internal controls over financial reporting. Such detective and preventative controls would include a formal written risk assessment, an enhanced journal entry review process, a timely account reconciliation review process, detailed analysis and review of the impact of technical accounting standards or new types of business transactions to ensure compliance with generally accepted accounting principles, and a review of the financial statements and footnotes, including the statement of cash flows. Such material weakness resulted in a material adjustment to settlement assets and equity transactions, including warrant liabilities and stock-based compensation awards.

We have historically not had a formal process to track individual settlement asset transactions at an individual transaction level. As a result, we do not have appropriately designed controls with proper and timely approval of journal entries specific to settlement assets, resulting in material corrected misstatements identified specific to the settlement assets reconciliation process.

We do not have appropriately designated controls with proper approval of tax journal entries and evaluation of the application of ASC 740, Accounting for Income Taxes.

Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include the design and implementation of general controls for information systems that are relevant to the preparation of consolidated financial statements including program change management and user access controls. We will evaluate the need to hire additional accounting personnel to properly implement the appropriate detective and preventative internal controls over financial reporting, including an enhanced journal entry review process, a timely account reconciliation review process, detailed analysis and review of the impact of technical accounting standards or new types of business transactions to ensure compliance with generally accepted accounting principles, and a review of the financial statements and footnotes, including the statement of cash flows. We have formalized our reconciliation process for settlement assets including proper and timely approval of journal entries specific to settlement assets. We have begun identifying key controls in order to design appropriate control processes over the proper approval of tax journal entries and evaluation of the application of ASC 740.

To address these material weaknesses, we continue to take actions to monitor and assess the effectiveness of our remediation measures. While we are undertaking efforts to remediate these material weaknesses, the material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of our assessment of the remediation efforts. We can give no assurance that our efforts will remediate these material weaknesses in our internal control over financial reporting, or that additional material weaknesses will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our Plastiq Pubco Common Stock. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.

As a public company, we will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which would require additional financial and management resources. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Operating as a public company will require us to incur substantial costs and will require substantial management attention. In addition, our management team has limited experience managing a public company and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

If we complete the Business Combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined under federal securities laws. As a public

As a public company, we will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. Once we cease to be an emerging growth company and smaller reporting company, our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in each company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel, many of whom have limited experience managing a public company, will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our management team has limited experience in the management of a publicly traded company, and our management team has not worked together at prior companies that were publicly traded. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-Business Combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. We also may need to modify our finance and accounting systems to be more suitable for a public company, and a delay could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

If securities or industry analysts do not publish research reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for Plastiq Pubco Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

Our ability to use net operating loss carryforwards and other tax attributes may be subject to certain limitations.

In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a cumulative change of more than 50 percentage points (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss (“NOL”) carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited.

We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our NOL carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Changes in our effective tax rate or tax liability may adversely affect our results of operations and financial condition.

We are subject to federal, state and local income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Our effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to our existing business and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations, the mix and level of earnings in a given taxing jurisdiction or our ownership or capital structures. We are required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and Internal Revenue Service or other tax authorities may challenge the positions that we take. Changes in tax laws, rules or regulatory or judicial interpretations thereof and changes in the pronouncements relating to accounting for taxes could adversely impact our effective tax rate or tax liability and may adversely affect our results of operations and financial condition.

We could be required to collect sales or similar taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for our solutions and adversely affect our business, results of operations and financial condition.

On June 21, 2018, the Supreme Court of the United States issued its decision in South Dakota v. Wayfair, Inc., which overturned a prior decision under which online retailers had not been required to collect sales tax unless they had a physical presence in the buyer’s state. As a result, a state may now enforce or adopt laws requiring online retailers to collect and remit sales tax even if the online retailer has no physical presence within the taxing state. In response, an increasing number of states have adopted or are considering adopting laws or administrative practices, with or without notice, that impose sales and use or similar value added or consumption taxes on e-commerce activity, as well as taxes on all or a portion of gross revenue or other similar amounts earned by an online retailer from sales to customers in the state. If any state were to assert that we have any liability for sales tax for prior periods and seek to collect such tax in arrears and/or impose penalties for past non-payment of taxes, it could have an adverse effect on us. The imposition by state governments or local governments of sales tax collection obligations on out-of-state retailers could also create additional administrative burdens for us, which could have an adverse effect on our business and results of operations. Furthermore, the enactment and enforcement of laws resulting from the Supreme Court’s decision in South Dakota v. Wayfair, Inc. could also impact where we are required to file state income taxes.

New legislation or regulations, the application of laws and regulations from jurisdictions, including other countries whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could similarly result in significant additional taxes on our business. In addition, due to the global nature of the Internet, if we continue to expand internationally in the future, foreign countries might attempt to impose additional or new regulation on our business or levy additional or new taxes relating to our activities. These taxes or tax collection obligations could have an adverse effect on us. As a result, our effective tax rate as well as the cost and growth of our business could be materially and adversely affected, which could in turn have a material adverse effect on our financial condition and results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments if a taxing authority were to successfully assert a claim for any past failures to comply with these requirements.

We are also subject to federal, state, local and international laws, regulations, and administrative practices that require us to collect information from our customers, vendors, merchants, and other third parties for tax reporting purposes and report such information to various government agencies. The scope of such requirements continues to expand, requiring us to develop and implement new compliance systems.

Failure to comply with such laws and regulations could result in significant penalties. We cannot predict the effect of current or future attempts to impose sales, income or other taxes on e-commerce. New or revised taxes could increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Changes in financial accounting standards or policies have affected, and in the future may affect our reported financial condition or results of operations.

We prepare our financial statements in conformity with U.S. GAAP. These principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC, and various bodies formed to interpret and create appropriate accounting policies. A change in these policies can have a significant effect on our reported results and may affect our reporting of transactions that are completed before a change is announced. Changes to those rules or questions as to how we interpret or implement them may have a material adverse effect on our reported financial results or on the way we conduct business.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, or if there are changes in accounting principles, our operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this proxy statement/prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Plastiq — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the valuation of our stock-based compensation awards, including the determination of fair value of our Plastiq Pubco Common Stock and preferred stock, accounting for business combinations and income taxes. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of Plastiq Pubco Common Stock.

The market price and trading volume of our securities may be volatile and could decline significantly following closing of the Business Combination.

Upon consummation of the Business Combination, the price of Plastiq Pubco Common Stock, as well as Plastiq Pubco Warrants, may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products and services;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	potential legal proceedings;

•	commencement of, or involvement in, litigation involving us;

•	any inability to raise additional capital as needed or on attractive terms;

•	changes in our capital structure, such as future issuances of securities or the incurrence of new or additional debt;

•	the volume of shares of Plastiq Pubco Common Stock available for public sale;

•	additions and departures of key personnel;

•	concerns or allegations as to the safety or efficacy of our products and services;

•	sales of stock by us or members of our management team, our board of directors or certain significant stockholders;

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally; and

•

changes in financial markets or general economic conditions, including the effects of recession or slow economic growth in the U.S. and abroad, interest rates, fuel prices, international currency fluctuations, corruption, political instability, acts of war or terrorism, and the COVID-19 pandemic or other public health crises.

These market and industry factors may materially reduce the market price of Plastiq Pubco Common Stock and Plastiq Pubco Warrants regardless of the operating performance of Plastiq Pubco.

Our business, results of operations, and financial condition may continue to be impacted by macroeconomic events, such as inflation, recessions or depressions, war or fears of war, or pandemics and such impact could be materially adverse.

The global economy, including credit and financial markets, has experienced increased volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates, increased volatility in foreign currency exchange rates, and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in increased unemployment, economic slowdown, and increased volatility in the capital markets. Similarly, the ongoing military conflict between Russia and Ukraine has created volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Continued volatility and disruptions may have adverse consequences on us or the third-parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly, or more dilutive. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefits costs. In addition, higher inflation and macroeconomic turmoil and uncertainty could also adversely affect our customers, which could reduce demand for our products and services. Any significant increases in inflation, continued economic volatility, and related increase in interest rates could have a material adverse effect on our business, financial condition, and results of operations. Burdens resulting from increased volatility in foreign currency exchange rates and any adverse changes to domestic and foreign tax law could adversely affect us by making it difficult to repatriate earnings and cash. To the extent there is a sustained general economic downturn and our platform is perceived by customers and potential customers as too costly, or too difficult to deploy, or migrate to, our revenue may be disproportionately affected by delays or reductions in customer spending. Also, competitors may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, macroeconomic uncertainty may result in an increased pace of consolidation in certain industries. If this were to occur it may result in reduced overall spending on our platform, particularly if our customers are acquired by organizations that do not use our services. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry. If the economic conditions of the general economy or the markets in which we operate worsen from present levels, our business, results of operations and financial condition could be materially and adversely affected.

Acquisitions, strategic investments, partnerships, collaborations or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute the combined company’s stockholder value, and adversely affect our operating results and financial condition.

We have in the past acquired and may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our business, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions may disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business.

We may in the future seek to acquire or invest in businesses, products, or technologies that we believe could complement or expand our products or platform, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not such acquisitions are completed. In addition, we may not successfully identify desirable acquisition targets, or if we acquire additional businesses, we may not be able to integrate them effectively following the acquisition or effectively manage the combined business following the acquisition. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, as well as unfavorable accounting treatment and exposure to claims and disputes by third parties, including intellectual property claims. A significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets. If our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on the annual impairment assessment process for goodwill and intangible assets, which could adversely affect our results of operations. We also may not generate sufficient financial returns to offset the costs and expenses related to any acquisitions. In addition, if an acquired business fails to meet our expectations, our business, operating results and financial condition may suffer.

We depend on our senior management team and the loss of our chief executive officer or one or more key employees, or an inability to attract and retain highly skilled employees generally, could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. In particular, our chief executive officer, Eliot Buchanan, has led us since our inception in 2010 and has been critical to our vision, strategic direction, culture and overall business success. We also rely on our leadership team in the areas of research and development, marketing, sales, services, security and compliance and general and administrative functions, and on mission-critical individual contributors in research and development. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We have employment agreements with some of our executive officers but the terms allow for termination by either party at any time. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for designing and developing products and software for our platform. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. Certain of our key employees have been with us for a long period of time and have fully vested stock options that may become valuable if they become publicly tradable. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contributes to our success and our business may be harmed.

We believe that a critical component of our success has been our company culture, which is based on our core values of ensuring customer success, focusing on results and striving for excellence. We have invested substantial time and resources in building our team within this company culture. As we grow, we may find it difficult to maintain these important aspects of our company culture. If we fail to preserve our culture, our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives could be compromised, potentially harming our business.

Risks Related to Becoming a Public Company

CLAA warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on CLAA’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 6,600,000 Public Warrants and 5,733,333 Private Placement Warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to our warrants. ASC 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

CLAA has identified material weaknesses in its internal control over financial reporting as of September 30, 2022. If CLAA is unable to develop and maintain an effective system of internal control over financial reporting, CLAA may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in CLAA and materially and adversely affect its business and operating results.

After consultation with our independent registered public accounting firm, our management concluded that we identified a material weakness in our internal controls over financial reporting related to our accounting for complex financial instruments and a material weakness in our internal controls over financial reporting related to controls over completeness and accuracy of accruals for various service providers and disclosures of contingent arrangements that we have entered into. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

CLAA may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

As a result of such material weakness, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a Business Combination.

CLAA will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If we complete the Business Combination, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined under federal securities laws. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel, many of whom have limited experience managing a public company, will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Plastiq Pubco does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Plastiq Pubco currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of Plastiq Pubco’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Plastiq Pubco may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Plastiq Pubco’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.

Plastiq Pubco may be the target of this type of litigation in the future. Securities litigation against Plastiq Pubco could result in substantial costs and divert management’s attention from other business concerns, which could adversely affect its business.

Future resales of Plastiq Pubco Common Stock after the consummation of the Business Combination may cause the market price of Plastiq Pubco’s securities to drop significantly, even if Plastiq Pubco’s business is doing well.

Pursuant to the Insider Letter and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the Plastiq Stockholders will be contractually restricted from selling or transferring any of its shares of Plastiq Pubco Common Stock (the “Lock-up Shares”). Such restrictions begin at Closing and end on (i) for the Lock-up Shares held by the Plastiq Stockholders, the date that is 180 days after the Closing and (ii) for the Lock-up Shares held by the Sponsor, on the earlier of (A) one year after the Closing and (B) subsequent to the Closing, (x) if the closing price of the Plastiq Pubco common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the its public stockholders having the right to exchange their shares of Plastiq Pubco common stock for cash, securities or other property.

However, following the expiration of such lockup, the Sponsor and the Plastiq Stockholders will not be restricted from selling shares of Plastiq Pubco Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Plastiq Pubco Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Plastiq Pubco common stock.

The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors. You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In connection with this proxy statement/prospectus, no parties other than CLAA and Plastiq have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, CLAA or Plastiq beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

In addition, the Sponsor and CLAA’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of CLAA’s shareholders generally. Such interests may have influenced CLAA’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination”.

Risks Related to the Business Combination and CLAA

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to CLAA prior to the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CLAA’s public shareholders vote.

The Sponsor and each director and officer of CLAA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of CLAA’s issued and outstanding Ordinary Shares.

We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

Our public shareholders are protected from a material adverse event of Plastiq arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the scheduled vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Plastiq can obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and March 3, 2023. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.

The Company’s ability to complete an initial business combination with a U.S. target company may be impacted if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

The Sponsor, Colonnade Sponsor II LLC, is a Cayman Islands limited liability company. Although entities organized in non-U.S. jurisdictions such as the Cayman Islands are sometimes considered “foreign persons” under the regulations administered by CFIUS, CLAA believes the Sponsor would not be considered a foreign person because it is ultimately controlled and majority-owned by U.S. nationals.

In the event the Sponsor is considered a foreign person, however, CLAA could also be considered a foreign person and would continue to be considered as such in the future for so long as the Sponsor has the ability to exercise control over CLAA for purposes of CFIUS’s regulations. CLAA could likewise be considered a foreign person if a foreign investor acquires a significant interest in CLAA and is viewed as having the ability to exercise control over CLAA. As such, an initial business combination with a U.S. business may be subject to CFIUS review, the scope of which includes controlling investments as well as certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. If CLAA’s potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, CLAA may determine that it is required to make a mandatory filing or that it will submit a voluntary filing to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to delay the initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or recommend that the U.S. president block the initial business combination or order

CLAA to divest all or a portion of a U.S. business of the combined company, which may limit the attractiveness of or prevent CLAA from pursuing certain initial business combination opportunities that it believes would otherwise be beneficial to CLAA and its shareholders. As a result, the pool of potential targets with which CLAA could complete an initial business combination may be impacted, and it may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and CLAA has limited time to complete its initial business combination. If CLAA cannot complete its initial business combination by March 12, 2023, or such later date that may be approved by CLAA’s shareholders, because the review process extends beyond such timeframe or because the initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, CLAA may be required to liquidate. If CLAA liquidates, its public shareholders may only receive their pro rata share of amounts held in CLAA’s trust account, and CLAA’s warrants will expire worthless. This will also cause shareholders to lose the investment opportunity in a target company and the chance of realizing future gains on their investment through any price appreciation in the combined company.

Since the Sponsor and CLAA’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Plastiq is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of CLAA’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and CLAA’s directors and officers have interests in such proposal that are different from, or in addition to, those of CLAA shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

Prior to CLAA’s IPO, the Sponsor purchased 7,187,500 CLAA Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On February 24, 2021, CLAA effected a share capitalization of 1,437,500 shares and as a result the Sponsor held 8,625,000 CLAA Class B Ordinary Shares. On March 12, 2021, the underwriters’ partially exercised their over-allotment option, resulting in the forfeiture of 375,000 CLAA Class B Ordinary Shares. Accordingly, as of the date of this proxy statement/prospectus, the Sponsor holds 8,250,000 CLAA Class B Ordinary Shares. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination, and an additional 1,250,000 Founder Shares will be forfeited if CLAA has less than $75.0 million available in cash after giving effect to any redemptions. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of our public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders. In addition, if CLAA does not consummate a business combination by March 12, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,250,000 CLAA Class B Ordinary Shares owned by the Sponsor would be worthless because following the redemption of the public shares, CLAA would likely have few, if any, net assets and because the Sponsor and CLAA’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any CLAA Class A Ordinary Shares and CLAA Class B Ordinary Shares held by it or them, as applicable, if CLAA fails to complete a business combination within the required period. Additionally, in such event, the 5,733,333 Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of CLAA’s IPO for an aggregate purchase price of $8,600,000 will also expire worthless. CLAA’s directors and executive officers, Joseph S. Sambuco, Remy W. Trafelet, Lee J. Solomon, Emil W. Henry, Jr. and Manny De Zárraga, also have a direct or indirect economic interest in such Private Placement Warrants and in the 8,250,000 CLAA Class B Ordinary Shares owned by the Sponsor. The 7,000,000 shares of Plastiq Pubco Common Stock into which the 7,000,000 CLAA Class B Ordinary Shares held by the Sponsor following the forfeiture of 1,250,000 CLAA Class B Ordinary Shares pursuant to the Sponsor Support Agreement will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] million based upon the closing price of $[●] per public share on the NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Plastiq Pubco Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, CLAA believes such shares have less value. The 5,733,333 Plastiq Pubco Warrants into which the 5,733,000 Private Placement Warrants held by the Sponsor will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] million based upon the closing price of $[●] per Public Warrant on the NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Joseph Sambuco, a current director of CLAA, is expected to be a director of Plastiq after the consummation of the Business Combination. As such, in the future, Mr. Sambuco may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Plastiq’s board of directors determines to pay to its non-employee directors.

•

CLAA’s existing directors and officers will be eligible for continued indemnification and continued coverage under CLAA’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

In order to protect the amounts held in CLAA’s trust account, the Sponsor has agreed that it will be liable to CLAA if and to the extent any claims by a third party for services rendered or products sold to CLAA, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of CLAA’s IPO against certain liabilities, including liabilities under the Securities Act.

•

CLAA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if CLAA fails to consummate a business combination by March 12, 2023, they will not have any claim against the trust account for reimbursement. Accordingly, CLAA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•

Pursuant to the Registration Rights Agreement, the Sponsor and certain members of the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Plastiq Pubco Common Stock and Plastiq Pubco Warrants held by such parties following the consummation of the Business Combination.

•

The Proposed Certificate of Incorporation will contain a provision expressly electing that Plastiq Pubco will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

•	The Cayman Constitutional Documents provide that CLAA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of CLAA and such opportunity is one CLAA is legally and contractually permitted to undertake and would otherwise be reasonable for CLAA to pursue, and to the extent the director or officer is permitted to refer that opportunity to CLAA without violating another legal obligation. Notwithstanding such provision, CLAA believes that such provision did not impact CLAA’s search for a business combination target because CLAA’s officers and directors have confirmed to CLAA that there were no such corporate opportunities that were not presented to CLAA pursuant to such provision.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as CLAA’s directors and officers may have influenced their motivation in identifying and selecting Plastiq as a business combination target, completing an initial business combination with Plastiq and influencing the operation of the business following the initial business combination. In considering the recommendations of CLAA’s board of directors to vote for the proposals, its shareholders should consider these interests.

Barclays and Deutsche Bank were to be compensated in part on a deferred basis for services already rendered as underwriters in connection with CLAA’s IPO and Deutsche Bank was to be compensated as a capital markets advisor in connection with the Business Combination. Barclays and Deutsche Bank, gratuitously and without any consideration from CLAA or Plastiq, waived such compensation and disclaimed any responsibility for this proxy statement/prospectus.

Barclays and Deutsche Bank, the underwriters in CLAA’s IPO, were to be compensated in part on a deferred basis for services already rendered as underwriters in connection with CLAA’s IPO. After the IPO, Barclays assisted CLAA in its search for, and evaluation of, potential business combination targets, which included identifying targets and providing market and valuation analyses on potential targets, including those other than Plastiq. On June 17, 2021, Deutsche Bank was engaged by CLAA to act as a capital markets advisor to CLAA in connection with the Business Combination. On July 8, 2022, Barclays delivered to CLAA a notice that Barclays waived all rights to fees (including deferred underwriting commissions for services rendered as one of the underwriters in CLAA’s IPO) and reimbursement of expenses in connection with the Business Combination. On July 11, 2022, Deutsche Bank delivered to CLAA a notice of resignation of its role as capital markets advisor to CLAA in connection with the Business Combination and waived any entitlement to its portion of the deferred underwriting commissions in connection with the IPO.

The resignation letter from Deutsche Bank and the waiver notice from Barclays did not specify the reasons for Deutsche Bank’s withdrawal from the Business Combination or Barclays’ and Deutsche Bank’s forfeiture of their respective fees after doing all of the work to earn such fees. There is no dispute among any of CLAA, Plastiq, Barclays or Deutsche Bank with respect to Barclays’ and Deutsche Bank’s services, or Deutsche Bank’s resignation or Barclays’ waiver notice, or with respect to any disclosure in the Registration Statement of which this proxy statement/prospectus forms a part. It is the understanding of both CLAA and Plastiq, from conversations with other market participants, as well as the ongoing experience of their respective legal counsels in SPAC transactions, that a number of advisory firms are generally seeking to withdraw from pending SPAC business combination transactions due to the recent rule proposals by the SEC, which, if enacted, could impact the circumstances under which a wide range of participants in SPAC transactions are subject to underwriter liability in SPAC transactions, including a SPAC’s business combination transaction. This understanding is also informed by reviewing filings of registrants engaged in similar SPAC business combination transactions since the rule proposals were released. Although the resignation letter from Deutsche Bank did not specify the reasons for Deutsche Bank’s withdrawal from the Business Combination and there is therefore no confirmation of Deutsche Bank’s rationale for its withdrawal, we believe that these rules, if enacted, could have potentially rendered the continuation of the engagement of Deutsche Bank as a capital markets advisor in connection with the Business Combination impracticable in terms of costs and timing. Therefore, the CLAA Board views the termination of Deutsche Bank’s engagement, and Barclays’ and Deutsche Bank’s fee waivers, as part of a broader response to the proposed rules rather than as a reaction to a particular concern about the Business Combination.

Barclays and Deutsche Bank were not responsible for the preparation of any disclosure that is included in this proxy statement/prospectus, or any materials underlying such disclosure. Neither Barclays nor Deutsche Bank has retracted any work product associated with the search for, and evaluation of, potential business combination targets, including Plastiq. Barclays affirmatively disclaimed responsibility for any part of the registration statement that CLAA (or an affiliate) has filed or may file in the future in connection with the Business Combination or any other potential business combination transaction, including any amendments thereto or documents incorporated therein. Notwithstanding Deutsche Bank’s right to review any proxy solicitation that refers to it, which right Deutsche Bank expressly reserved, Deutsche Bank affirmatively disclaimed any responsibility for any portion of any registration statement that may be filed by CLAA or any of its affiliates in connection with CLAA’s potential business combination with Plastiq.

The services of Deutsche Bank, as underwriter in the IPO and capital markets advisor, and Barclays as underwriter in the IPO, were complete, and Barclays and Deutsche Bank were not expected to play a role in the Closing. Accordingly, neither CLAA nor Plastiq believes that Deutsche Bank’s resignation and Barclays’ and Deutsche Bank’s waivers of fees will impact the consummation of the Business Combination. Nonetheless, it is possible that Deutsche Bank’s resignation and Barclays’ and Deutsche Bank’s waivers of fees may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of stockholders may vote against the Business Combination or seek to redeem their Public Shares for cash, which could potentially impact CLAA’s ability to consummate the Business Combination. Accordingly, shareholders should not place any reliance on the fact that Barclays and Deutsche Bank were previously involved with any aspect of the transactions described in this proxy statement/prospectus.

Barclays may have had a potential conflict of interest regarding the Business Combination prior to its waiver of fees.

Prior to its waiver of fees, Barclays served as an underwriter in the IPO, and, upon consummation of the Business Combination, was entitled to receive a portion of the deferred underwriting commission. Furthermore, Barclays (prior to its waiver of fees) was engaged by Plastiq as its financial and capital markets advisor in connection with the Business Combination. Effective as of July 8, 2022, Barclays resigned as financial and capital markets advisor to Plastiq and waived its entitlement to all fees in connection with its role as financial and capital markets advisor and to its portion of the deferred underwriting commissions.

Barclays had an interest in Plastiq completing a business combination prior to the date of the liquidation of the Trust Account, and may have had a potential conflict of interest given that it was entitled to the deferred portion of its underwriting compensation, and its advisory fee was payable, only if an initial business combination was completed within the specified timeframe.

The exercise of CLAA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in CLAA’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CLAA to agree to amend the Merger Agreement, to consent to certain actions taken by Plastiq or to waive rights that CLAA is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Plastiq’s business or a request by Plastiq to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at CLAA’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CLAA does not believe there will be any changes or waivers that CLAA’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, CLAA will circulate a new or amended proxy statement/prospectus and resolicit CLAA’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

CLAA and Plastiq will incur significant transaction and transition costs in connection with the Business Combination.

CLAA and Plastiq have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. CLAA and Plastiq may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Plastiq Pubco following the closing of the Business Combination.

Subsequent to the consummation of the Business Combination, Plastiq Pubco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Plastiq has identified all material issues or risks associated with Plastiq, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Plastiq’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Plastiq Pubco. Additionally, we have no indemnification rights against the Plastiq Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of CLAA who choose to remain Plastiq Pubco stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Plastiq and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Plastiq Pubco’s actual financial position or results of operations would have been.

The historical financial results of Plastiq included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those Plastiq Pubco will achieve in the future. This is primarily the result of the following factors: (i) Plastiq Pubco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Plastiq Pubco’s capital structure will be different from that reflected in Plastiq’s historical financial statements. Plastiq Pubco’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Plastiq Pubco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, CLAA being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Plastiq on the Closing Date and the number of CLAA Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Plastiq Pubco’s future operating or financial performance and Plastiq Pubco’s actual financial condition and results of operations may vary materially from Plastiq Pubco’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Plastiq and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Plastiq Pubco Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Plastiq. We and certain investors, the Plastiq Stockholders, and directors and officers of Plastiq and its affiliates will become stockholders of Plastiq Pubco. We will depend on Plastiq for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Plastiq Pubco Common Stock. The financial condition and operating requirements of Plastiq may limit our ability to obtain cash from Plastiq. The earnings from, or other available assets of, Plastiq may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Plastiq Pubco Common Stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

As a condition to the Merger Agreement, CLAA must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) as of the Closing. Furthermore, Cayman Constitutional Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this condition is not met, and is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement would terminate and the proposed Business Combination may not be consummated.

If this condition is waived and the Business Combination is consummated with CLAA’s net tangible assets less than $5,000,001, the cash held by Plastiq Pubco and its subsidiaries (including Plastiq) in the aggregate after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to finance transaction costs in connection with a business combination if they exceed the Transaction Expense Cap). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Plastiq Pubco after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

Certain insiders may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A Ordinary Shares or Public Warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding us or CLAA’s securities, the Sponsor, Plastiq or our or their respective directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLAA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or our or its directors, officers, advisors or affiliates purchase shares or warrants in privately negotiated transactions from public shareholders, such shares and warrants that are purchased by the Sponsor, or its directors, officers, advisors or affiliates would not be voted in favor of the Business Combination Proposal, the Sponsor, and its directors, officers, advisors and affiliates would waive their redemption rights and CLAA would file a Current Report on Form 8-K prior to the extraordinary general meeting providing the following information:

•	the amount of CLAA Ordinary Shares and CLAA Warrants purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

•	the purpose of the purchases by the Sponsor or its affiliates;

•	the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

•

the identities of CLAA security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of CLAA security holders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and

•	the number of CLAA Ordinary Shares and CLAA Warrants for which CLAA has received redemption requests pursuant to its redemption offer.

In the event that the Sponsor, Plastiq or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Plastiq Pubco Incentive Award Plan Proposal, the Plastiq Pubco ESPP Proposal and the Shareholder Adjournment Proposal (to the extent not limited by the preceding paragraph), (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limiting the number of public shares electing to redeem and (4) CLAA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of Public Warrants would be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Additionally, in the event the Sponsor, or our or its directors, officers, advisors or affiliates were to purchase shares or warrants in privately negotiated transactions from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•

This proxy statement/prospectus discloses the possibility that the Sponsor, or our or its directors, officers, advisors or affiliates may purchase shares, rights or warrants from public shareholders outside the redemption process, along with the purpose of such purchases;

•

If the Sponsor, or our or its directors, officers, advisors or affiliates were to purchase shares or warrants from public shareholders, they would do so at a price no higher than the price offered through our redemption process;

•

This proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, or our or its directors, executive officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

•

The Sponsor, or our or its directors, executive officers, advisors or affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights in the event that the Business Combination is consummated; and

•	CLAA would disclose in a Current Report on Form 8-K, before the extraordinary general meeting, the following material items:

•	the amount of our securities purchased outside of the redemption offer by the Sponsor, or our or its directors, officers, advisors or any of their affiliates, along with the purchase price;

•	the purpose of the purchases by the Sponsor, or our or its directors, officers, advisors or affiliates;

•	the impact, if any, of the purchases by the Sponsor, directors, officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

•

the identities of our security holders who sold to our sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our sponsor, directors, executive officers, advisors or any of their affiliates; and

•	the number of CLAA Ordinary Shares and CLAA Warrants for which CLAA has received redemption requests pursuant to the redemption offer.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in CLAA’s IPO).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination.

In recent months, the market for directors and officers liability insurance for special purpose acquisition companies has changed in ways adverse to us and our management team. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. These trends may continue into the future. The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for us to negotiate an initial business combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, the post-business combination entity might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors and officers liability insurance could have an adverse impact on the post-business combination’s ability to attract and retain qualified officers and directors.

In addition, even after we were to complete an initial business combination, our directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the initial business combination. As a result, in order to protect our directors and officers, the post-business combination entity may need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for the post-business combination entity, and could interfere with or frustrate our ability to consummate an initial business combination on terms favorable to our investors.

The securities in which we invest the proceeds held in the trust account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per share redemption amount received by shareholders may be less than $10.00 per share.

The net proceeds of our IPO and certain proceeds from the sale of the Private Placement Warrants are held in an interest-bearing trust account. The proceeds held in the trust account may only be invested in direct U.S. Treasury obligations having a maturity of 185 days or less, or in certain money market funds which invest only in direct U.S. Treasury obligations. While short-term U.S. Treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event of very low or negative yields, the amount of interest income would be reduced. As described herein, we will be required in certain circumstances to redeem our public shares for their pro-rata share of the proceeds held in the trust account, plus any interest income. If the balance of the trust account is reduced as a result of negative interest rates, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below $10.00 per public share.

If, after we distribute the proceeds in the trust account to our public shareholders, CLAA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.

The public stockholders will experience immediate dilution as a consequence of the issuance of Plastiq Pubco Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Plastiq Incentive Award Plan and the Plastiq Pubco ESPP. Having a minority share position may reduce the influence that our current stockholders have on the management of Plastiq Pubco.

It is anticipated that, following the Business Combination, (1) our public stockholders are expected to collectively own approximately 43.16% of the outstanding Plastiq Pubco Common Stock, (2) the Plastiq Stockholders (without taking into account any public shares held by the Plastiq Stockholders prior to the consummation of the Business Combination) are expected to collectively own approximately 47.48% of the outstanding Plastiq Pubco Common Stock, (3) the Sponsor is expected to own approximately 9.16% of the outstanding Plastiq Pubco Common Stock. These percentages assume that no public shareholders exercise their redemption rights in connection with the Business Combination and only 1,250,000 shares are forfeited by the Sponsor. If the actual facts are different from these assumptions, the percentage ownership retained by CLAA’s existing shareholders in the combined company will be different.

In addition, Plastiq employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under equity incentive plans and the Plastiq Pubco ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Plastiq Pubco Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of CLAA securities and may adversely affect prevailing market prices for our public shares or public warrants.

Warrants will become exercisable for Plastiq Pubco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 12,333,333 shares of Plastiq Pubco Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Plastiq Pubco Common Stock will be issued, which will result in dilution to the holders of Plastiq Pubco Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Plastiq Pubco Common Stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.”

Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CLAA. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that increases the exercise price or shortens the exercise period of the Public Warrants.

Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Plastiq Pubco Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of Plastiq Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the 30-day redemption period, except if we elect to require the warrants to be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants, if you do not otherwise exercise you warrants, as permitted under the Warrant Agreement, before the redemption date. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or any of its permitted transferees. As of the date of this proxy statement/prospectus, CLAA Class A Ordinary Shares have never traded above $18.00 per share.

In addition, we have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that the closing price of our Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants — Public Warrants — Redemption Procedures — Anti-dilution Adjustments”) for any 20 trading days within a 30 day trading-day period ending on the third day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Class A Ordinary Shares determined based on the redemption date and fair market value of our Class A Ordinary Shares. Please see “Description of Securities — Warrants — Public Warrants — Redemption of warrants when price per Class A Ordinary Share equals or exceeds $10.00”. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had been able to exercise their warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

In addition, such redemptions may occur at a time when the warrants are “out-of-the-money,” in which case holders thereof would lose any potential embedded value from a subsequent increase in the value of the CLAA Class A Ordinary Shares had such warrants remained outstanding.

The CLAA Warrants may have an adverse effect on the market price of the Plastiq Pubco Common Stock.

Upon the Business Combination, the CLAA Warrants will be assumed and converted into Plastqi Pubco Warrants and will entitle the holders to purchase shares of Plastiq Pubco Common Stock. Such Plastiq Pubco Warrants, when exercised, will increase the number of issued and outstanding shares of Plastiq Pubco Common Stock and reduce the value of the Plastiq Pubco Common Stock.

Warrants will become exercisable for Plastiq Pubco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. Such dilution will increase if more shares of CLAA Class A Ordinary Shares are redeemed.

Outstanding warrants to purchase an aggregate of up to 12,333,333 shares of Plastiq Pubco Common Stock, 6,600,000 public warrants and 5,733,333 private placement warrants will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and, as such, the warrants may expire worthless.

To the extent the warrants are exercised, additional shares of Plastiq Pubco Common Stock will be issued, which will result in dilution to the holders of Plastiq Pubco Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the warrants will increase if a large number of CLAA shareholders elect to redeem their shares in connection with the Business Combination. Holders of the warrants do not have a right to redeem the warrants. Further, the redemption of CLAA Class A Ordinary Shares without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of Plastiq Pubco Common Stock.

There can be no assurance that the shares of Plastiq Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that Plastiq Pubco will be able to comply with the continued listing rules of the NYSE.

CLAA’s units, public shares and Public Warrants are currently listed on the NYSE. The continued eligibility for listing of Plastiq Pubco’s securities may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists the shares of Plastiq Pubco Common Stock or Public Warrants from trading on its exchange for failure to meet its listing rules, Plastiq Pubco and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that shares of Plastiq Pubco Common Stock is a “penny stock” which will require brokers trading in shares of Plastiq Pubco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Plastiq

Pubco Common Stock and Public Warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Plastiq Pubco’s securities were no longer listed on the NYSE, such securities would not qualify as covered securities and Plastiq Pubco would be subject to regulation in each state in which it offers its securities.

CLAA’s and Plastiq’s ability to consummate the Business Combination, and the operations of Plastiq Pubco following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and significant outbreak of other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Plastiq or Plastiq Pubco following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Plastiq, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Plastiq is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Plastiq’s ability to consummate the Business Combination and Plastiq Pubco’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Plastiq and Plastiq Pubco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Plastiq Pubco’s financial condition and results of operations.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. Once we lose our “emerging growth company” and “smaller reporting company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We may be subject to a new 1% U.S. federal excise tax in connection with any redemptions of Plastiq Pubco Common Stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), which, among other things, imposes a 1% excise tax (the “Excise Tax”) on certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The Excise Tax will apply to repurchases occurring in 2023 and beyond. Because we will be a Delaware corporation and our securities are expected to trade on NYSE, if the Redemption occurs after the Domestication such that we redeem shares of Plastiq Pubco Common Stock, we currently expect that we would be subject to the Excise Tax with respect to redemptions in connection with the Redemption that are treated as repurchases for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the repurchased stock at the time of the repurchase. The U.S. Department of the Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the Excise Tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change.

The extent of the Excise Tax that we may incur would depend on a number of factors, including the fair market value of the Plastiq Pubco Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any forthcoming regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to such redemptions. In addition, the amount of Excise Tax imposed with respect to repurchases of stock by a repurchasing corporation may be reduced by the fair market value of stock issued by the repurchasing corporation during the same taxable year. Absent the issuance of applicable guidance to the contrary, we currently expect that this reduction would be available with respect to any redemptions of Plastiq Pubco Common Stock by us and the issuance of Plastiq Pubco Common Stock by us to stockholders of Plastiq in connection with the Business Combination. It is possible, however, that applicable guidance is issued that would prevent or limit the potential application of this rule to such issuance and redemptions or that the applicable fair market values are such that such issuance may not be able to fully offset the redemptions for purposes of this rule.

The Excise Tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased, and only limited guidance on the mechanics of any required reporting and payment of the Excise Tax on which taxpayers may rely have been issued to date. The imposition of the Excise Tax, if any, could reduce the amount of cash available to us for effecting the Redemption, and could reduce the cash on hand for us to fund operations and to make distributions to shareholders.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of CLAA Class A Ordinary Shares and CLAA Warrants, including holders exercising their redemption rights with respect to the Public Shares if the Domestication were to occur prior to such redemptions.

The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — II. U.S. Holders”) of CLAA Class A Ordinary Shares or CLAA Warrants generally would recognize gain or loss with respect to its CLAA Class A Ordinary Shares or CLAA Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding Plastiq Pubco Common Stock or Plastiq Pubco Warrants common stock or warrants of Plastiq Pubco deemed to be received in the Domestication and the U.S. Holder’s adjusted tax basis in its CLAA Class A Ordinary Shares or CLAA Warrants deemed to be surrendered. If the Domestication were to occur prior to the Redemption of U.S. Holders that exercise Redemption Rights with respect to Public Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on Plastiq Pubco Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

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a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of CLAA stock entitled to vote or 10% or more of the total value of all classes of CLAA stock on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by CLAA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the CLAA Class A Ordinary Shares held directly by such U.S. Holder;

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a U.S. Holder whose CLAA Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and, who on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of CLAA stock entitled to vote and less than 10% of the total value of all classes of CLAA stock generally will recognize gain (but not loss) with respect to its CLAA Class A Ordinary Shares as if such U.S. Holder exchanged its CLAA Class A Ordinary Shares for Plastiq Pubco Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CLAA the “all earnings and profits amount” attributable to such U.S. Holder’s CLAA Class A Ordinary Shares; and

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a U.S. Holder whose CLAA Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of CLAA stock entitled to vote and less than 10% of the total value of all classes of CLAA stock generally will not recognize any gain or loss or include any part of CLAA’s earnings and profits in income as a result of the Domestication.

CLAA does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the

PFIC, exchanging CLAA Warrants for newly issued Plastiq Pubco Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. CLAA believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of CLAA Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of CLAA Class A Ordinary Shares for Plastiq Pubco Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CLAA Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges CLAA Warrants for newly issued Plastiq Pubco Warrants; under current law, however, the elections mentioned above do not apply to CLAA Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CLAA. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations.”

Upon consummation of the Business Combination, the rights of holders of Plastiq Pubco Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of CLAA Class A Ordinary Shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Plastiq Pubco Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Plastiq Pubco Common Stock could differ from the rights that holders of CLAA Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Plastiq Pubco becomes involved in costly litigation, which could have a material adverse effect on Plastiq Pubco.

In addition, there are differences between the new organizational documents of Plastiq Pubco and the current constitutional documents of CLAA. For a more detailed description of the rights of holders of Plastiq Pubco Common Stock and how they may differ from the rights of holders of CLAA Class A Ordinary Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Plastiq Pubco are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and Plastiq Pubco’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Plastiq

Pubco’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Plastiq Pubco’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

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the ability of Plastiq Pubco’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Plastiq Pubco Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, Plastiq Pubco’s directors and officers;

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the ability of Plastiq Pubco’s board of directors to amend the bylaws, which may allow Plastiq Pubco’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to Plastiq Pubco’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Plastiq Pubco’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Plastiq Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Plastiq Pubco’s board of directors or management.

The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Plastiq Pubco’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Plastiq Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Plastiq Pubco’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Plastiq Pubco to Plastiq Pubco or Plastiq Pubco’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Plastiq Pubco’s Bylaws or Plastiq Pubco’s Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Plastiq Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation will also provide that, unless Plastiq Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against Plastiq Pubco’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Plastiq Pubco, a court could find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in such action.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Plastiq by March 12, 2023 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A Ordinary Shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on CLAA will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact Plastiq Pubco’s business following the Business Combination.

If CLAA is not able to complete the Business Combination with Plastiq by March 12, 2023, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents CLAA will: i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CLAA’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or Public Warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman

Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by March 12, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by March 12, 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of Public Warrants will not have any right to the proceeds held in the trust account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or Public Warrants, potentially at a loss.

If we have not completed our initial business combination, our public shareholders may be forced to wait until after March 12, 2023 before redemption from the trust account.

If we have not completed our initial business combination by March 12, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond March 12, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of CLAA’s IPO not being held in the trust account are insufficient to allow us to operate through to March 12, 2023 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2022, CLAA had cash of $287,611 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2022, CLAA had total current liabilities of $8,317,485.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until March 12, 2023, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to CLAA in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the Public Warrants will expire worthless.

CLAA’s independent registered public accounting firm’s report for the year ended December 31, 2021 and period ended December 31, 2020 contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of September 30, 2022, CLAA had approximately $287,611 in cash and may not have sufficient liquidity to fund its working capital needs. Further, CLAA has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. CLAA cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

EXTRAORDINARY GENERAL MEETING OF CLAA

General

CLAA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the CLAA Board for use at the extraordinary general meeting to be held virtually at [●] a.m. Eastern Time, on [●], and at any adjournment or postponement thereof. This proxy statement/prospectus provides CLAA shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually at [●] a.m. Eastern Time, on [●]. In light of ongoing developments related to COVID-19, after careful consideration, CLAA has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at [●] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of CLAA’s shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, CLAA is asking holders of CLAA Ordinary Shares to consider and vote upon:

•	the Business Combination Proposal. Copies of the Merger Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2;

•	the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B-1;

•	the Stock Issuance Proposal;

•	the Organizational Documents Proposal. The Proposed Certificate of Incorporation and the Proposed By-Laws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively;

•	the Advisory Organizational Documents Proposals;

•	the Plastiq Pubco Incentive Award Plan Proposal. A copy of the Plastiq Pubco Incentive Award Plan is attached to this proxy statement/prospectus as Annex C;

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the Plastiq Pubco ESPP Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Plastiq Pubco Incentive Award Plan Proposal, the “Condition Precedent Proposals”). A copy of the Plastiq Pubco ESPP is attached to this proxy statement/prospectus as Annex D; and

•	the Shareholder Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the CLAA Board

The CLAA Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CLAA’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Plastiq Pubco Incentive Award Plan Proposal, “FOR” the approval of the Plastiq Pubco ESPP Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

CLAA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned CLAA Ordinary Shares at the close of business on [●], which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each CLAA Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. CLAA Warrants do not have voting rights. As of the close of business on the Record Date, there were 41,250,000 CLAA Ordinary Shares issued and outstanding, of which 33,000,000 were issued and outstanding Public Shares.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction and waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any CLAA Ordinary Shares held by them. The CLAA Ordinary Shares held by the Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding CLAA Ordinary Shares.

Quorum

A quorum of CLAA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding CLAA Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 20,625,001 CLAA Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CLAA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. CLAA believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Plastiq Pubco Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Plastiq Pubco Incentive Award Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Plastiq Pubco Incentive Award Plan Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

The approval of the Plastiq Pubco ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Plastiq Pubco ESPP Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Plastiq Pubco ESPP Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Shareholder Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each CLAA Class A Ordinary Share and each CLAA Class B Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of CLAA Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your CLAA Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by CLAA’s board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Document Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Plastiq Pubco Incentive Award Plan Proposal, “FOR” the approval of the Plastiq Pubco ESPP Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote in Person.

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If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to [●], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent Company at least five business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way CLAA can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a CLAA shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Joseph Sambuco, Chairman of CLAA, in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your CLAA Ordinary Shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CLAA.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of CLAA that Plastiq Pubco redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

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(a) hold Public Shares or (b) hold Public Shares through CLAA Units and elect to separate your CLAA Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

•	submit a written request to the Transfer Agent, that Plastiq Pubco redeem all or a portion of your Public Shares for cash; and

•	tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to [●], Eastern Time, on [●] (two business days before the scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, the election to exercise Redemption Rights occurs prior to the Domestication, but the Redemption might be with respect to the Plastiq Pubco Common Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of Redemption Rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the consummation of the Proposed Transaction, Plastiq Pubco will satisfy the exercise of Redemption Rights by redeeming the corresponding Plastiq Pubco Common Stock issued to the Public Shareholders that validly exercised their Redemption Rights.

Each CLAA Unit then issued and outstanding as of immediately prior to the Domestication will automatically be converted into a Plastiq Pubco Unit, consisting of one share of Plastiq Pubco Common Stock and one-fifth of a Plastiq Pubco Warrant. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. Holders of CLAA Units must elect to separate Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the Redemption forms to the Transfer Agent, Plastiq Pubco will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of September 30, 2022, this would have amounted to approximately $10.06 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or tendered or delivered electronically. Shares of Plastiq Pubco Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Proposed Transaction is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

A CLAA shareholder may not withdraw a Redemption request once submitted to CLAA unless the CLAA Board determines (in its sole discretion) to permit the withdrawal of such Redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the Redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that CLAA permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s Public Shares have been tendered or delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares without CLAA’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Insiders have agreed to, among other things, vote in favor of the Proposed Transaction and waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any CLAA Ordinary Shares held by them. The CLAA Ordinary Shares held by the Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this proxy statement/prospectus, the Insiders own 20% of the issued and outstanding CLAA Ordinary Shares.

Holders of the warrants will not have Redemption Rights with respect to the warrants.

The closing price of Public Shares on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[●]. As of September 30, 2022, funds in the Trust Account totaled $332,011,036 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding Public Share.

Prior to exercising Redemption Rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. CLAA cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights and Dissenters’ Rights

Neither CLAA’s shareholders nor CLAA’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under the DGCL. CLAA’s shareholders do not have dissenters’ rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law.

Proxy Solicitation

CLAA is soliciting proxies on behalf of the CLAA Board. This solicitation is being made by mail but also may be made by telephone or in person. CLAA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CLAA will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CLAA will bear the cost of the solicitation.

CLAA has engaged Morrow Sodali LLC to assist in the solicitation process and will pay Morrow Sodali LLC a fee of $35,000, plus disbursements.

CLAA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CLAA will reimburse them for their reasonable expenses.

CLAA Shareholders

As of the date of this proxy statement/prospectus, there are 41,250,000 CLAA Ordinary Shares issued and outstanding, which includes the 8,250,000 Founder Shares held by the Sponsor and the 33,000,000 Public Shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,333,333 warrants, which includes the 5,733,333 Private Placement Warrants held by the Sponsor and the 6,600,000 Public Warrants.

At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equity holders of Plastiq or CLAA or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such CLAA Ordinary Shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLAA Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equity holders of Plastiq or CLAA or their respective directors, officers, advisors, or respective affiliates purchase CLAA Ordinary Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of such CLAA Ordinary Share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the CLAA Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Plastiq Pubco Incentive Award Plan Proposal and the Plastiq Pubco ESPP Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the CLAA Ordinary Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limiting the number of Public Shares electing to redeem and (4) CLAA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the CLAA Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction).

If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of CLAA Ordinary Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The Business Combination was the result of an extensive search for a potential transaction utilizing the relationships and investment experience of CLAA’s management team and CLAA’s board of directors. The terms of the Business Combination are the result of arm’s-length negotiations between CLAA’s management team, in consultation with its board of directors and financial and legal advisors, and representatives of Plastiq, in consultation with Plastiq’s board of directors, financial and legal advisors.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement but does not purport to catalog every conversation and correspondence among representatives of CLAA, Plastiq and their respective advisors.

CLAA is a blank check company incorporated on November 24, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CLAA has sought to capitalize on its management team’s extensive operating and transactional experience led by Joseph S. Sambuco, as Chairman, and Remy W. Trafelet, as Chief Executive Officer. CLAA’s executives have experience in identifying undervalued opportunities and generating attractive risk-adjusted returns by implementing proactive strategies to maximize operating results, market potential and shareholder returns.

On March 12, 2021, CLAA consummated its IPO of 33,000,000 units, including the partial exercise by the underwriters in the IPO of their over-allotment option, at a price of $10.00 per unit resulting in gross proceeds of $330,000,000. Simultaneously with the consummation of CLAA’s IPO, CLAA consummated the private sale of 5,733,333 private placement warrants to the Sponsor at a price of $1.50 per warrant, or $8,600,000 in the aggregate, which was used to pay for IPO costs and fund working capital.

Upon the closing of CLAA’s IPO, $330,000,000 of the net proceeds from the sale of the units in the IPO were placed in the Trust Account.

Prior to the consummation of the IPO, CLAA did not select any specific business combination target and did not, nor did anyone on its behalf, engage in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with CLAA.

After the IPO, the officers and directors of CLAA commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of CLAA were contacted by, and representatives of CLAA contacted numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. CLAA’s officers and directors and their affiliates actively searched for and brought business combination targets to CLAA’s attention.

During the search process, CLAA reviewed more than 50 initial business combination opportunities across a wide range of industries including real estate, energy, FinTech, hospitality, technology, agriculture and telecommunications. CLAA entered into active discussions with 18 of those potential business combination targets. CLAA delivered letters of intent to 8 companies, including Plastiq. These discussions resulted in the execution of 2 non-binding letters of intent, other than the discussions with Plastiq. CLAA ultimately determined to not pursue each of the other potential acquisition opportunities because of one or more of the following: (i) CLAA did not prevail or could not pre-empt a competitive process; (ii) CLAA could not come to an agreement on the economic terms of a transaction; or (iii) CLAA concluded that the target business or the terms of a potential business combination would not be suitable for CLAA due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation.

On May 11, 2021, Remy Trafelet, CLAA’s Chief Executive Officer, was contacted by Henry Pinnell, a representative of Barclays, one of the underwriters of CLAA’s IPO and then a financial advisor to Plastiq, to introduce Mr. Trafelet to Plastiq. Mr. Pinnell informed Mr. Trafelet that Plastiq was considering going public through an initial business combination with a SPAC and was inquiring if CLAA would be interested in signing a non-disclosure agreement to receive additional information about the company. Mr. Trafelet indicated that CLAA would be interested in learning more about Plastiq. Later in the day on May 11, 2021, Plastiq executed a non-disclosure agreement with CLAA, pursuant to which Plastiq agreed to provide CLAA certain confidential information for the purposes of enabling CLAA to evaluate a potential business combination transaction with Plastiq. After the execution of the non-disclosure agreement, Plastiq provided CLAA with access to certain confidential information about Plastiq’s business including, among other items, Plastiq’s management presentations regarding Plastiq’s value proposition and growth strategy and a financial model illustrating Plastiq’s forecasted growth in future fiscal year, for the purposes of enabling CLAA to conduct further business and financial due diligence with respect to Plastiq. On or about such time, CLAA’s management team began conducting preliminary due diligence on Plastiq including (i) an in depth review of the Plastiq financial model which focused on transaction volume, customers, payers, gross and net take rates, net revenues, cost of sales and operating expenses; (ii) research on the small and medium-sized business (“SMB”) payments and financial services sectors and competitive companies; and (iii) a valuation of Plastiq that CLAA prepared based on comparisons of Plastiq to other existing public companies in the business-to-business (“B2B”) financial automation, high-growth payments and SMB-focused software sectors. Such comparisons as further discussed below consisted of compilations of publicly available information gathered and provided to CLAA by Barclays and Deutsche Bank.

On May 18, 2021, representatives of CLAA which included Joseph Sambuco and Remy Trafelet and members of the Plastiq management team which included Eliot Buchanan and Amir Jafari had a virtual meeting to review Plastiq’s financial model. During that meeting, the Plastiq management team provided the representatives of CLAA with information regarding Plastiq and its business, the SMB payment solutions market, Plastiq’s business plan, and other assumptions underlying Plastiq’s financial model. At the conclusion of the meeting, CLAA advised Plastiq that it would continue to review the information provided by Plastiq including the financial model. CLAA also advised Plastiq that it would likely need to have further model review sessions.

On May 19, 2021, CLAA sent Plastiq’s financial model to Deutsche Bank, one of the underwriters of CLAA’s IPO.

On the same day, Barclays sent CLAA summary of information compiled to assist CLAA in the preparation of their valuation analysis. Such summary consisted of publicly available operating metrics and trading multiples for several comparable public companies in the high-growth payments and SMB-focused software sectors.

On May 21, 2021, Deutsche Bank sent CLAA a presentation on Plastiq which provided a general overview of Plastiq and its business as well as schedules which set forth publicly available operating metrics and trading multiples for comparable public companies in the B2B financial automation and high-growth payments sectors.

On May 22, 2021, CLAA submitted a non-binding draft letter of intent (the “2021 LOI”) to Plastiq which proposed, subject to due diligence (i) a $1 billion pre-money valuation for Plastiq with a proposed $70 million private placement of common equity and $70 million minimum cash to close, (ii) a proposed equity incentive plan representing 10% of the post closing outstanding common stock of the Plastiq Pubco with a 2% evergreen feature, (iii) an initial mutual exclusivity period of 30 days with an automatic 15 day extension if both parties were working in good faith to execute certain transaction agreements and (iv) other standard terms and conditions.

On May 25, 2021, Latham & Watkins, counsel to Plastiq (“Latham”), shared a revised draft of the 2021 LOI with White & Case, which reflected (i) an increase in the minimum cash to close amount to $103 million, (ii) a revised proposed equity incentive plan representing 8% of the post-closing outstanding common stock of Plastiq Pubco with a 5% evergreen feature, and (iii) a new employee stock purchase plan representing 2% of the post-closing outstanding common stock of Plastiq Pubco with a 1% evergreen feature.

On May 26, 2021, White & Case shared a revised draft of the 2021 LOI with Latham, which reflected (i) an additional $25 million in the form of a non-redemption commitment from the Sponsor or its affiliates and (ii) $95 million minimum cash to close.

On May 26, 2021, CLAA and Plastiq executed an LOI which provided for (i) a total pre-money equity valuation for Plastiq of $1.0 billion (ii) a proposed $70 million private placement of common equity and an additional $25 million in the form of a non-redemption commitment from the Sponsor or its affiliates, (iii) a proposed equity incentive plan representing 8% of the post-closing outstanding common stock of Plastiq Pubco with a 5% evergreen feature, and (iv) a proposed employee stock purchase plan representing 2% of the post-closing outstanding common stock of Plastiq Pubco with a 1% evergreen feature, (v) $95 million minimum cash to close, (vi) an initial mutual exclusivity period of 30 days with an automatic 15 day extension if both parties were working in good faith to execute certain transaction agreements and (vii) other standard terms and conditions.

On May 31, 2021, Joseph Sambuco, Remy Trafelet, and Christopher Glinski from CLAA flew to San Francisco for several days of in person meetings with the Plastiq senior management team which included Eliot Buchanan, Amir Jafari, Stoyan Kenderov, Yi Sun, Eric Normant, Angela Loeffler, and Sirena Roberts. During this visit, CLAA and Plastiq reviewed and discussed among other items (i) Plastiq’s organizational structure, (ii) the Plastiq financial model, (iii) Plastiq’s business, products and technology, (iv) the competitive market landscape, (v) Plastiq’s sales and marketing strategies, and (vi) Plastiq’s new product rollouts.

From June 1, 2021 through June 30, 2021, the CLAA management team and various advisors including Deutsche Bank, Barclays, Crosslake Technologies, LLC, and White & Case LLP conducted due diligence on Plastiq, which included (i) financial due diligence, (ii) a financial model review including multiple model review calls with the Plastiq management team and Deutsche Bank, (iii) a legal review of Plastiq’s organizational documents, contracts, intellectual property, current and potential litigation, and regulatory compliance, (iv) industry review and competitive market landscape, (v) customer calls with Plastiq customers and (vi) technological due diligence.

On June 7, 2021, CLAA, Plastiq, Barclays, Deutsche Bank, and their respective legal advisors held a kick off call during which the parties and their respective representatives and advisors discussed the timeline and additional materials needed during the due diligence process, the timeline and process to signing definitive agreements providing for the potential business combination, and discussed and tentatively agreed on a work plan related thereto. CLAA attendees on the call included Joseph Sambuco, Remy Trafelet and Christopher Glinski. Plastiq attendees on the call included Eliot Buchanan, Amir Jafri, Rober Ni, Sameer Gulati and Joseph Mathew.

On June 9, 2021, White & Case emailed Latham a due diligence request list to be shared with Plastiq.

On June 13, 2021, White & Case emailed Latham to request additional due diligence items related to Plastiq’s insurance.

On June 15, 2021, CLAA executed an engagement letter with Crosslake Technologies, LLC to perform technical due diligence on Plastiq which would focus on, among other items, (i) architecture and infrastructure, (ii) product development and process and (iii) security.

On June 17, 2021, CLAA executed an engagement letter with Deutsche Bank and Barclays to serve as exclusive placement agents in connection with a private placement offering of one or more equity, equity-related or equity-linked securities as part of the contemplated business combination with Plastiq. This engagement letter also confirmed the arrangement under which Deutsche Bank had been engaged by CLAA to act as capital markets advisor to CLAA in connection with a potential business combination between CLAA and Plastiq.

On June 17, 2021, White & Case shared an initial draft of the Merger Agreement, Sponsor Support Agreement, Subscription Agreements and other transaction documents with Latham.

Subsequently, between June 7, 2021 and June 30, 2021, CLAA, Plastiq, Deutsche Bank, Barclays, White & Case, and Latham developed and reviewed an investor presentation which was contemplated to be used as part of a private placement offering in connection with the planned business combination with Plastiq and to be used by the parties in connection with the announcement of the proposed transaction.

On June 25, 2021, White & Case emailed Latham proposing a 30 day extension to the exclusivity period and to coordinate calls between Plastiq and White & Case specialist teams regarding intellectual property, data privacy and cybersecurity, and employment compensation and benefits for the following week.

On June 30, 2021, Latham shared comments to the Merger Agreement with White & Case.

On June 30, 2021, Remy Trafelet and Joseph Sambuco of CLAA had a telephone call with Eliot Buchanan of Plastiq during which Mr. Trafelet and Mr. Sambuco informed Mr. Buchanan that in their opinion, Plastiq needed some time prior to being ready for a public capital markets debut and that an additional period of preparation would greatly benefit Plastiq. Mr. Trafelet and Mr. Sambuco advised Mr. Buchanan that they thought highly of Plastiq’s management team, business and strategic plan, and that if the opportunity presented itself in six months they would welcome the chance to revisit a business combination between Plastiq and CLAA. After this call, CLAA and Plastiq mutually agreed to terminate exclusivity. On June 30, 2021, CLAA and Plastiq executed a letter agreement terminating exclusivity under the LOI as of July 1, 2021.

Throughout the period from June 30, 2021 to June 7, 2022, Plastiq’s management team and the Plastiq Board, together with its financial advisors, including Barclays, frequently reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, private fundraising, capital markets transactions, strategic partnerships and acquisitions, including opportunities for Plastiq to combine with or be acquired by another company. Except as described elsewhere in this proxy statement/prospectus, Plastiq did not enter into any definitive agreements relating to any of the aforementioned transactions.

Following the termination of exclusivity under the LOI with Plastiq, CLAA reviewed 4 potential business combination opportunities. CLAA entered into active discussions with 3 of those potential business combination targets and entered into non-binding letters of intent with 2 of those companies. These non-binding letters of intent were entered into with potential business combination targets in the connected vehicle service industry and the news media industry. CLAA ultimately determined to abandon each of the other potential acquisition opportunities because of one or more of the following: (i) CLAA could not come to an agreement on the economic terms of a transaction; or (ii) CLAA concluded that the target business or the terms of a potential business combination would not be suitable for CLAA due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation.

On June 7, 2022, Remy Trafelet sent an email correspondence to Ryan Moore, a member of Plastiq’s board of directors, to obtain an update on Plastiq and to inquire whether Plastiq was interested in resuming discussions regarding a potential business combination with CLAA.

On June 8, 2022, Mr. Trafelet, Mr. Sambuco, Mr. Moore and Mr. Buchanan, had a virtual meeting to discuss Plastiq and a potential business combination with CLAA. Later that evening, Plastiq sent CLAA an updated financial model and management presentation.

On June 9, 2022, Remy Trafelet sent Eliot Buchanan a draft form of an LOI and a presentation which Mr. Buchanan subsequently shared with his board of directors. The draft form LOI proposed a transaction with (i) zero closing conditions and (ii) a 21 day due diligence period. No pre-money valuation was proposed in this initial LOI.

On June 10, 2022, the Plastiq Board and members of the Plastiq management team including Eliot Buchanan, Amir Jafari, and Stoyan Kenderov held a Zoom meeting with Remy Trafelet and Joseph Sambuco. During the meeting, the parties discussed (i) CLAA’s previous involvement with Plastiq as well as the due diligence work CLAA had previously completed, (ii) the current state of the equity markets, SPAC market and PIPE market, (iii) pre-money valuation for Plastiq, and (iv) some of the proposed terms in CLAA’s draft form LOI.

On June 11, 2022, CLAA and Plastiq executed an LOI, which provided for a total pre-money equity valuation for Plastiq of $450 million, with a proposed committed equity facility equal to the dollar amount of redemptions up to $330 million, (ii) an initial mutual exclusivity period of 30 days and (iii) other standard terms and conditions (the “2022 LOI”). In evaluating Plastiq, CLAA used the market approach whereby it arrived at a value for Plastiq by analyzing EV / revenue trading multiples of comparable public companies. At the time that CLAA was negotiating the LOI with Plastiq, EV/’23 revenue multiples for comparative public companies ranged from approximately 2.0x to 13x. In its analysis, CLAA looked at a range of EV/’23 revenue multiples of 3x to 8x and ultimately proposed a pre-money valuation of $450 million for Plastiq which, based on Plastiq’s forecasted revenue of $105 million for CY 2023, represented an implied EV/’23 revenue multiple of approximately 4.3x. The revised pre-money equity valuation reflected the overall deterioration in the equity markets as well as the significant decline of the trading multiples of Plastiq’s public market comparables.

On June 14, 2022, CLAA received access to an updated virtual data room which contained various due diligence materials including but not limited to (i) management presentations, (ii) financial models, (iii) audited and unaudited historical financials, (iv) various legal related items, including corporate governance documents, material contracts and agreements and litigation documentation, (v) information on technology, and (vi) human resource and employment materials.

From June 14, 2022 until August 3, 2022, CLAA and its legal team conducted legal, financial, market, and operational due diligence on Plastiq. The findings from White & Case’s legal due diligence efforts supported, and did not result in any changes to, the terms of the transaction. The due diligence was relevant to, or impacted, certain terms of the transaction unrelated to valuation, including: (i) negotiating more robust representations and warranties in the Merger Agreement related to Plastiq’s customers and Plastiq’s IP; (ii) negotiating covenants in the Merger Agreement with respect to obtaining the necessary corporate consent in connection with the Business Combination; (iii) negotiating covenants for the delivery of financial statements by Plastiq; and (iv) negotiating a closing condition regarding Plastiq’s financial license in the state of Texas. However, as noted below, on July 12, 2022, Plastiq agreed to an 11.11% reduction in the pre-money valuation from $450.0 million to $400.0 million reflecting further deterioration in the equity markets.

On June 22, 2022, CLAA, Plastiq, and Barclays had a virtual meeting during which Plastiq gave an update on their business and the parties reviewed the financial model. Participants from Plastiq included Amir Jafari and Yun Jung Choi. Participants from CLAA included Joseph Sambuco, Remy Trafelet and Christopher Glinski.

On June 24, 2022, Joseph Sambuco and Remy Trafelet contacted Zak Khan at Deutsche Bank to advise him that CLAA had reengaged with Plastiq.

On June 22, 2022, White & Case shared revised drafts of the Merger Agreement, Amended & Restated Registration Rights Agreement and Sponsor Support Agreement with Latham, each of which were updated based on the previous drafts circulated amongst the parties approximately one year prior to reflect the new terms set forth in the 2022 LOI, with the key differences in the LOIs being (i) a reduction in enterprise value of $550 million, (ii) the removal of the proposed $70 million private placement of common equity, and (iii) a new employee incentive proposal and bonus structure.

On June 24, 2022, CLAA sent Deutsche Bank Plastiq’s monthly reporting packages, which highlighted Plastiq’s year-to-date 2022 operating performance.

On June 25, 2022, CLAA sent Deutsche Bank Plastiq’s current financial model.

Between June 27 and 29, 2022, White & Case held diligence calls with certain members of Plastiq’s management to discuss, among other things, corporate, data privacy, employment and intellectual property matters.

On June 27, 2022, Joseph Sambuco, Remy Trafelet, and Christopher Glinski from CLAA held a virtual meeting with Deutsche Bank to discuss Plastiq and review Plastiq’s financial model.

On June 28 and 29, 2022, CLAA, Plastiq, and Deutsche Bank met virtually and during these virtual meetings Plastiq presented an update on their business and financial model. Participants from CLAA included Joseph Sambuco, Remy Trafelet and Christopher Glinski. Participants from Plastiq included Amir Jafari and Yun Jung Choi.

On June 29, 2022, Deutsche Bank sent a report to CLAA which summarized publicly available operating metrics and trading multiples for public companies comparable to Plastiq in the B2B financial automation, high-growth payments, and SMB software sectors.

On June 30, 2022, Latham shared a revised draft of the Merger Agreement with White & Case, reflecting, among other things, (i) adjustments to the representations and warranties of Plastiq to more accurately reflect the applicable facts found in CLAA’s diligence of Plastiq and (ii) relaxation of certain covenants to allow Plastiq to make certain strategic decisions related to employment matters between signing and closing, such as the hiring and firing of employees.

On July 1, 2022, Latham shared revised drafts of the Amended & Restated Registration Rights Agreement and Sponsor Support Agreement with White & Case.

On July 3, 2022, Latham shared a further revised draft of the Sponsor Support Agreement with White & Case.

On July 8, 2022, CLAA received a letter providing notice from Barclays, and on July 11, 2022, CLAA received a letter providing notice from Deutsche Bank, waiving any entitlement to their respective portions of the $10,657,500 deferred underwriting fee that accrued from Barclays’ and Deutsche Bank’s participation as the underwriters of CLAA’s IPO and their right of first refusal to act as co-placement agents in connection with any equity or debt financing transaction (including any investment banking and financial advisory services) related to the Business Combination. Such waiver reduced the estimated expenses of the Business Combination by $10,675,500, which amount will be reflected on the financial statements of CLAA and the succeeding company upon closing of the Business Combination.

On the same day, White & Case shared further revised drafts of the Merger Agreement and Sponsor Support Agreement with Latham. Key changes to the revised draft of the Merger Agreement included (i) adjustments to the tax representations and warranties of Plastiq and CLAA to more accurately reflect the applicable facts and (ii) adding a closing condition to account for the Texas Department of Banking (the “Texas Approval”) approval that is required in connection with the closing of the Business Combination.

On July 11, 2022, Colonnade executed an Engagement Letter with BRG to deliver a fairness opinion to the CLAA Board relating to the Merger.

On July 12, 2022, Plastiq agreed to a reduction in the pre-money valuation to $400.0 million. This valuation reduction reflected further deterioration in the equity markets.

On July 13, 2022, Latham shared a further revised draft of the Amended & Restated Registration Rights Agreement with White & Case.

On July 19, 2022, Latham shared further revised drafts of the Merger Agreement and Sponsor Support Agreement with White & Case. Key changes to the revised draft of the Merger Agreement included negotiating covenants with respect to both parties’ efforts to obtain the Texas Approval and to make available a Financing Arrangement for the benefit of Plastiq at the closing of the Business Combination.

On July 25, 2022, White & Case shared a further revised draft of the Sponsor Support Agreement with Latham.

On July 27, 2022, Latham shared a further revised draft with White & Case of the Sponsor Support Agreement, which was subsequently signed off by the parties, and an initial draft of an equity line of credit facility with a potential counterparty for use by the post-closing company to support its capital needs.

On July 28, 2022, Latham shared a revised draft of an equity line of credit facility with White & Case. The revisions primarily related to the amount of the line of credit to be received, the sale of shares of the post-closing company by the counterparty and confirming that none of the provisions in the equity line of credit facility would impede the Business Combination. To date, a definitive agreement has not been entered into, though CLAA and Plastiq continue to consider the benefits of the equity line of credit facility. The equity line of credit facility would satisfy the Financing Arrangement condition contained in the Merger Agreement.

On July 29, 2022, White & Case shared a further revised draft of the Merger Agreement with Latham, reflecting negotiating covenants with respect to both parties’ efforts to make available a Financing Arrangement for the benefit of Plastiq at the closing of the Business Combination, including the amount Plastiq is required to raise under such Financing Arrangement.

On July 30, 2022, BRG presented its fairness opinion to the CLAA Board.

On the same day, CLAA’s board of directors approved the proposed business combination.

On August 1, 2022, Latham shared a further revised draft of the Merger Agreement with White & Case, reflecting negotiating covenants with respect to certain actions Plastiq desired to take in between signing and closing of the Business Combination, in particular, relating to certain financing arrangements and potential acquisitions.

On August 2, 2022, White & Case shared a further revised draft of the Merger Agreement with Latham, which was subsequently signed off on by the parties. The revised draft clarified certain terms related to the Financing Arrangement, specifically, the amount required to be raised under the Financing Arrangement, as well as reflected minor grammatical changes

On August 3, 2022, CLAA and Plastiq executed the Merger Agreement along with certain ancillary transaction documents, including the Sponsor Support Agreement.

Prior to market open on August 4, 2022, CLAA and Plastiq issued a joint press release announcing the execution of the Merger Agreement. Shortly thereafter CLAA filed with the SEC a current report on Form 8-K announcing the execution of the Merger Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the Closing.

CLAA’s Board of Directors’ Reasons for the Approval of the Business Combination

Before reaching its decision on July 30, 2022, the CLAA Board reviewed the results of CLAA’s management team’s due diligence, which included:

•	Research on accounts payable/accounts receivable automation for SMBs;

•

Review of Plastiq’s historical financial performance and forecasts, including transaction volume, volume mix, net revenues, transaction costs, transaction margins, operating costs, operating income, capital expenditures, cash flow and other relevant financial and operating metrics;

•

Extensive conference call meetings with Plastiq’s management team and representatives regarding business strategy, operations, projected revenues and expenses, company products and services and growth prospects, among other customary due diligence matters;

•	Review of Plastiq’s material business contracts as well as Plastiq’s corporate books and records;

•	Financial and accounting due diligence of Plastiq; and

•	Further refinement of Plastiq’s financial model

The CLAA Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CLAA Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the CLAA Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for CLAA’s IPO, CLAA identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although CLAA also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The CLAA Board considered these factors in its evaluation of Plastiq.

Plastiq Business Size. CLAA intended to pursue companies with a current enterprise value of $1.0 billion to $3.0 billion. Although Plastiq’s pre-money valuation of $400 million is below CLAA’s targeted business size, for the reasons set forth below, the CLAA Board believes Plastiq is a more than suitable business combination target.

Domestic and International Focus. CLAA intended to pursue companies domiciled in the United States, Asia or United Kingdom. As Plastiq is headquartered in San Francisco, California, this transaction satisfies this criterion.

Public Company Benefits. CLAA intended to pursue companies where the combined entity will benefit from being publicly traded with access to the public capital markets and reduced cost of equity and debt capital.

Plastiq satisfies this criterion in that Plastiq will not only be able to take advantage of the estimated cash to balance sheet of approximately $320 million post-Business Combination, which assumes that no CLAA Class A ordinary shares are redeemed in connection with the Business Combination, but Plastiq will also have increased access to capital to pursue revenue growth initiatives and/or merger and acquisition related activities.

Liquidity Needs. CLAA intended to pursue target companies that have near and intermediate term liquidity needs but have demonstrated the ability to generate free cash flow and offer compelling growth opportunities.

Plastiq satisfies this criterion as they have a near and intermediate term liquidity need to make certain required investments in sales and marketing, employees, and product development. Although Plastiq is not generating free cash flow, it does offer compelling growth opportunities as demonstrated by Plastiq’s year over year revenue growth of 33% during 2021 and estimated revenue growth of 59% and 40% in 2022 and 2023, respectively.

Growth Opportunities. CLAA sought to acquire a company that would benefit from a capital infusion to recapitalize existing financial obligations, provide growth capital and to provide necessary working capital in case of short-term financial distress.

Plastiq satisfies this criterion as the proceeds expected to be delivered to Plastiq in the Business Combination are expected to provide Plastiq with capital to fund its operations and planned initiatives over the next several years.

Valuation. CLAA sought to acquire undervalued but fundamentally sound companies with proven track records of free cash flow generation, which are temporarily distressed due to market circumstances.

Although Plastiq is not yet cash flow positive, Plastiq partially satisfies this criteria in that CLAA is acquiring Plastiq at an attractive valuation relative to comparable public companies. Plastiq’s forecasted growth adjusted EV/’23 revenue multiple is .09x (EV/’23 revenue / growth) which compares favorably to the public company comparables noted in Plastiq’s investor presentation because it is significantly lower than the median growth adjusted revenue multiples of the companies in the business sectors noted below. The median growth adjusted multiples for Plastiq’s comp set in the high-growth payments, B2B financial automation, and SMB software are .15x, .20x and .35x, respectively. Plastiq’s forecasted growth adjusted EV/’23 revenue multiple represents an approximate 40%, 53%, and 74% discount to public comparables in the high-growth payments, B2B financial automation, and SMB software sectors, respectively. CLAA derived the forecasted growth adjusted EV/’23 revenue multiple for Plastiq by dividing the projected post business combination enterprise value of $480 million by the forecasted 2023 revenue of $105 million, and dividing that value by Plastiq’s forecasted revenue CAGR from CY’21- CY ‘23. Similarly, the growth adjusted EV/’23 revenue multiples for each comparable public company was calculated by dividing each company’s implied market EV by its projected 2023 revenue and this value for each company was then divided by its projected revenue CAGR from CY’21 –CY’23.

Platform Opportunities. CLAA intended to seek business targets that could be grown through an acquisition strategy creating a platform for additional acquisitions.

Plastiq partially satisfies this criterion. Plastiq operates in an industry that straddles B2B financial automation, high-growth payments, and SMB-focused software companies and is therefore, in CLAA’s view, an industry ripe for consolidation. Furthermore, the CLAA Board believes that Plastiq fits the profile of a platform company because it is a market leader with an experienced management team and strong infrastructure and operating procedures. However, while Plastiq has the opportunity to grow its revenues by acquiring businesses complimentary to its own, it is not currently anticipating significant growth through merger and acquisition activities.

Relationships & Experience. CLAA wanted to capitalize on its management team’s and directors’ ability to identify and acquire a business or businesses that will benefit from CLAA’s global relationships, investment track records and operating success.

Plastiq satisfies this criterion in that CLAA has provided Plastiq with valuable information and guidance as it relates to public market positioning, business strategy, and properly conveying Plastiq’s value proposition and the benefits of investing with Plastiq to the market. As described more fully in the section entitled “Directors, Officers, Executive Compensation and Corporate Governance of CLAA Prior to the Business Combination” of this proxy statement/prospectus, while CLAA is a blank check company incorporated in November 2020 with no operations and nominal assets, CLAA’s directors and officers, all of whom are members of the Sponsor, have global relationships, investment track records and operating success, which CLAA wanted to capitalize on in its search for the acquisition of a business or businesses. For example, CLAA’s officers and directors have prior experience with another special purpose acquisition company, Colonnade Acquisition Corp., which completed its business combination with Ouster, a leading provider of high-resolution digital lidar sensors for the industrial automation, smart infrastructure, robotics and automotive industries, on March 11, 2021.

Risk Adjusted Returns. CLAA sought to acquire a business that it believes can offer attractive risk-adjusted returns for shareholders. CLAA sought to focus on companies that have demonstrated an ability, or future potential, to generate free cash flow while offering attractive growth prospects at discounted valuations.

Plastiq satisfies this criteria in that CLAA is acquiring Plastiq, at an attractive valuation and Plastiq has demonstrated the ability to generate significant year over year growth. From 2020 through 2023, Plastiq’s revenue and gross profit CAGR’s are estimated to be approximately 44% and 53%, respectively. With Plastiq’s recent launch of SmartPay, Plastiq’s Software as a Service (“SaaS”) based product, Plastiq’s gross profit margins are anticipated to increase upwards of 2x in the coming years as this SaaS product business unit is estimated to generate gross profit margins of approximately 70%. With over 277,000 registered users, roughly 200,000 active customers, and over 200,000 connected suppliers, Plastiq has a built in network of users to market its SaaS product to along with the estimated 32.5 million of SMB’s domiciled in the U.S.

Proven Management Teams. CLAA sought to acquire a business with a strong management team and proven track record of driving revenue growth, enhancing profitability and generating free cash flow. As potential future directors of the Business Combination, CLAA sought opportunities where its management team could guide and complement existing management unlocking opportunities for future growth and enhanced profitability.

Plastiq satisfies this criterion in that Plastiq’s management team is comprised of senior executives who CLAA believes are visionaries and market leaders in the SMB payment automation and software spaces, have public market experience and have a business strategy and product that will enable them to be market leaders.

Aside from the alignment of the Plastiq opportunity with CLAA’s desired investment criteria noted in the prospectus to CLAA’s IPO, CLAA identified several other positive factors of the Business Combination, including:

Third Party Valuation Confirmation. BRG provided the CLAA Board a fairness opinion which concluded that, as of the date of its opinion, and based on and subject to the assumptions, qualifications and other matters set forth therein, the Aggregate Merger Consideration to be issued by CLAA in the Merger is fair, from a financial point of view, to CLAA , as opposed to only those Public Shareholders unaffiliated with the Sponsor or its affiliates. As part of its analysis, BRG looked at three separate valuation approaches: (i) a discounted cash flow analysis; (ii) a guideline public company analysis; and (iii) a guideline transaction analysis. BRG’s derived equity valuation for Plastiq ranged from $384.2 million to $524.2 million.

Significant Multiple Upside: Trading multiples have declined significantly for the three aforementioned business sectors which Plastiq sits across. Over the last year, trading multiples have fallen in these sectors by as much as 75%. Plastiq may witness an increase in share price through organic growth in its business as well as through overall appreciation of trading multiples for public companies in the business sectors with which Plastiq operates in.

Seller’s Retained Interest. Plastiq’s existing shareholders are rolling over 100% of their equity, which evidences an ongoing equity commitment to Plastiq Pubco.

The CLAA Board also gave consideration to the following negative factors (which are more fully described in the section entitled “Risk Factors” of this proxy statement/prospectus, although not weighted or in any order of significance):

Liquidation of CLAA. The risks and costs to CLAA if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in CLAA being unable to effect an initial business combination by March 12, 2023 and force CLAA to liquidate and the warrants to expire worthless.

Competition. The fact that there are a number of companies competing in Plastiq’s industry and the possibility that Plastiq may be unable to attract and retain additional customers, or the possibility that one of its competitors may be able to develop new technology or business strategies that may negatively impact Plastiq’s operations and growth prospects.

Product Integration. The possibility that Plastiq’s platform could fail to be adopted or integrated into any number of various APIs and third party technologies used by Plastiq’s customers would negatively impact Plastiq’s customer attraction and retention.

High-Quality Customer Support. The fact that Plastiq’s reputation and business performance depend on the continued maintenance of a customer support team that is able to effectively meet the needs of Plastiq’s existing customers.

Card Network Terms. The possibility that increased pricing and interchange fee terms or other terms in Plastiq’s relationships with card networks could negatively impact Plastiq’s net revenue and results of operations.

Regulatory Compliance: The fact Plastiq’s business as a platform for financial transactions is susceptible to additional compliance costs incurred due to changes in regulatory requirements.

Revenue Status. The risks related to the possibility that the Plastiq management team may be unable to execute its business plan or achieve and sustain profitability.

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CLAA’s control.

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses. The fees and expenses associated with completing the Business Combination.

Public Company Status. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain Plastiq Pubco’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Plastiq Pubco anticipates.

CLAA Shareholders Receiving Minority Position. The fact that existing CLAA shareholders will hold a minority position in Plastiq Pubco.

Certain Forecasted Financial Information for Plastiq

As a private company, Plastiq does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. However, in connection with CLAA’s board’s evaluation of the proposed business combination, Plastiq’s senior management prepared in good faith and provided to CLAA management certain internal forecasts in July 2022, which are based on Plastiq’s senior management’s reasonable best estimates and assumptions with respect to the expected future financial performance of Plastiq at the time the forecasts were prepared and speak only as of that time. The forecasts were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments.

Plastiq does not as a matter of course make public projections as to future sales, earnings, or other results. However, Plastiq’s management has prepared the prospective financial information set forth below to present forecasts related to Plastiq’s business. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Plastiq’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and is not necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Plastiq’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. In particular, Plastiq considered the following material estimates and assumptions:

•	Plastiq’s past performance for existing products and its expected performance for new products;

•	card volume and revenue assumptions, which can move significantly based on the macro economy and assume an expansion of Plastiq’s penetration into SMBs across the United States;

•	Plastiq’s ability to continue to be productive with its marketing spend, drive sales efficiency and continue to execute on its ability to attract new customers and retain existing customers;

•

the launches of Plastiq’s recurring SaaS and short-term financing solutions, both in March 2022, which are not expected to be material to 2022 or 2023 volume, net revenue or gross profit and are each expected to be less than 4% of Plastiq’s total 2023 net revenue;

•	transaction expenses associated with third party interchange and processors, which are projected to be neutral to favorable in 2023;

•	the diversification of Plastiq’s existing revenue drivers in 2023, which in turn will have a favorable impact to its gross margin;

•

the expansion of Plastiq’s employee base to a location with lower costs allowing Plastiq to achieve profitability in its long-term model, as headcount is the number one expense for Plastiq and its ability to attract and hire new talent is critical for all of its functions, especially in sales and marketing;

•

the receipt by Plastiq of at least $100.0 million in net cash proceeds as a result of the transaction with CLAA, after accounting for redemptions of CLAA public shares, which will support Plastiq’s capital intensive business and operations and is critical to Plastiq’s ability to meet the investments required in its financial model; and

•

the successful expansion of Plastiq’s business, including future mergers and acquisitions, although the projected financial information does not include the impact of any acquisitions subsequent to August 2022.

Multiple factors, including those described in this proxy statement/prospectus in “Risk Factors,” could cause the forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of the selected forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that CLAA, the CLAA Board, or their respective affiliates, advisors or other representatives considered, or now considers, such selected forecasted financial information to be material or necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any CLAA shareholder regarding the information included in these forecasts. The forecasts are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. Plastiq does not plan to refer back to the selected forecasted financial information following the Business Combination.

No independent auditors have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither Deloitte & Touche LLP, Plastiq’s independent registered public accounting firm, nor Marcum, LLP, CLAA’s independent registered public accounting firm, expresses an opinion or any other form of assurance with respect thereto or the achievability thereof, and each assumes no responsibility for, and disclaims any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so. Nonetheless, a summary of the forecasts is provided in this proxy statement/prospectus because the forecasts were made available to CLAA.

Except as required by applicable securities laws, neither Plastiq nor CLAA intends to make publicly available any update or other revision to the prospective financial information. The prospective financial information does not take into account any circumstances or events occurring after July 2022. None of Plastiq, CLAA or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any CLAA stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved.

The following table sets forth certain summarized prospective financial information for Plastiq that CLAA management reviewed with the CLAA Board:

(dollars in millions, except as indicated)	2022E	2023E
Volume (in billions)	$3.6	$5.4
% YoY Growth	54%	51%

Net Revenue	$75.1	$105.1
% YoY Growth	59%	40%

Gross Profit	$11.7	$21.1
% Margin	16%	20%

Adjusted EBITDA(1)	$(50.2)	$(30.2)

(1) The prospective financial information provided by Plastiq included Adjusted EBITDA, a financial measure that is not calculated in accordance with GAAP. For purposes of the prospective financial information, Plastiq calculated Adjusted EBITDA as net loss before interest expense, depreciation and amortization, stock-based compensation expense, internal-use software expense, retention and severance expense, and other items that Plastiq believes are not indicative of ongoing operations. For more information regarding Plastiq’s use of Adjusted EBITDA, as well as the limitations of financial measures that are not calculated in accordance with GAAP, see the section of this proxy statement/prospectus titled Management’s Discussion and Analysis of Financial Condition and Results of Operations of Plastiq —Non-GAAP Information.

The following is a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP measure, for the periods presented in the prospective financial information:

(dollars in millions, except as indicated)	2022E	2023E
Net Loss	$(63.5)	$(37.7)

Interest Expense	1.2	1.0
Depreciation and Amortization	3.6	3.6
EBITDA	(58.7)	(33.1)

Stock-based compensation(a)	4.5	3.4
Internal-use software(b)	(7.7)	(2.0)
Retention and severance	4.7	1.5
Other non-recurring charges(c)	7.0	—
Adjusted EBITDA	$(50.2)	$(30.2)

(a) Stock-based compensation reflects expenses related to stock option awards issued to employees and certain non-employee directors and expenses related to secondary transactions.

(b) Internal-use software reflects capitalized costs to develop internal-use software when preliminary efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Internal-use software expense is amortized on a straight-line basis over the estimated useful life of three years.

(c) Reflects one-time expenses primarily related to professional and transaction advisory fees in connection with becoming a public company.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, CLAA UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION

TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Satisfaction of 80% Test

NYSE rules require that CLAA’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for CLAA’s initial business combination. As of August 3, 2022, the date of the execution of the Merger Agreement, the fair value of the funds held in the Trust Account was approximately $330,719,722.55, and 80% thereof represents approximately $264,575,778.04. Based on the enterprise value of Plastiq of approximately $400 million compared to the approximately $330,719,722.55 in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account), the fact that the purchase price for Plastiq was the result of an arm’s length negotiation and all of the factors described in this section and the section entitled “The Business Combination Proposal — Merger Agreement”, the CLAA Board determined that this requirement was met.

Ownership of the Plastiq Pubco after the Closing

The following table illustrates estimated ownership levels in Plastiq Pubco, immediately following the consummation of the Business Combination, based on the varying levels of redemptions by Public Shareholder and the following assumptions:

	No Redemption		25% Redemption		50% Redemption		75% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares		Percentage
CLAA public shareholders	33,000,000	42.6%	24,750,000	35.8%	16,500,000	27.1%	8,250,000	15.6%	—		0.0%
CLAA Sponsor and directors	7,000,000	9.0%	7,000,000	10.1%	7,000,000	11.5%	7,000,000	13.3%	5,750,000	(3)	13.3%
Plastiq Stockholders and Plastiq Option Holders(1)	37,450,000	48.4%	37,450,000	54.1%	37,450,000	61.4%	37,450,000	71.1%	37,450,000		86.7%

Total (2)	77,450,000	100.0%	69,200,000	100.0%	60,950,000	100.0%	52,700,000	100.0%	43,200,000		100.0%

(1)

Does not reflect the impact of any dilution resulting from the issuance of shares of Plastiq Pubco Common Stock upon exercise of the 12,333,333 currently outstanding warrants (which, unlike Class A ordinary shares held by CLAA’s public shareholders, are not subject to redemption), shares of Plastiq Pubco Common Stock issuable under the Plastiq Pubco Incentive Award Plan or, the Plastiq Pubco ESPP.

(2)

Reflects aggregate consideration issuable to Plastiq securityholders as a result of the Business Combination. The actual number of shares of Plastiq Pubco Common Stock issuable following the Closing will differ. Based on Plastiq’s balance of capital stock as of [                    ], the estimated number of shares of Plastiq Pubco Common Stock to be outstanding immediately following the Closing is approximately [                ].

(3)	This scenario assumes that the Sponsor will forfeit an additional 1,250,000 CLAA Class B Ordinary Shares in accordance with the terms of the Sponsor Support Agreement.

Opinion of BRG, as Financial Advisor to CLAA’s Board of Directors

On July 30, 2022, BRG rendered to the CLAA Board an oral opinion, which was subsequently confirmed by delivery of the written opinion dated July 30, 2022, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Aggregate Merger Consideration to be issued by CLAA in the Merger was fair, from a financial point of view, to CLAA, as opposed to only those Public Shareholders unaffiliated with the Sponsor or its affiliates.

The full text of BRG’s written opinion, dated July 30, 2022, which describes the scope, assumptions made, procedures followed, matters considered, qualifications and limitations of the review undertaken and other matters considered by BRG in connection with the preparation of its opinion, is attached to this proxy statement as Annex I and is incorporated into this document by reference, and are summarized below. The summary of BRG’s opinion set forth herein is qualified in its entirety by the full text of BRG’s written opinion. CLAA’s shareholders are urged to read BRG’s opinion carefully and in its entirety.

BRG’s opinion was provided to the CLAA Board and only addressed the fairness, from a financial point of view, of the Aggregate Merger Consideration to be issued by CLAA in the Merger to CLAA and did not address any other aspects or implications of the Merger or the underlying business decision of CLAA to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might have existed for CLAA or the effect of any other transaction in which CLAA might have engaged. BRG’s opinion was not intended to be and did not constitute a recommendation as to how the CLAA Board, any of CLAA’s security holders or any other party should act or vote or act with respect to the Merger including, but not limited to whether holders of CLAA Class A Ordinary Shares should or should not redeem their shares.

In arriving at its opinion, BRG made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, BRG:

•	reviewed a draft of the Merger Agreement, dated as of July 27, 2022;

•	reviewed a draft of the Sponsor Support Agreement, dated as of July 27, 2022;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Plastiq made available to BRG by Plastiq and CLAA, including financial projections prepared by the management of Plastiq relating to Plastiq (the “Projections”);

•	held discussions with certain senior officers, directors and other representatives and advisors of CLAA and Plastiq concerning the businesses, operations and prospects of Plastiq;

•	reviewed certain publicly available business and financial information relating to Plastiq;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations BRG considered relevant in evaluating those of Plastiq and CLAA;

•	considered, to the extent publicly available, the financial terms of certain other transactions which BRG considered relevant in evaluating the Merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as BRG deemed to be appropriate in arriving at its opinion.

In rendering its opinion, BRG relied upon and assumed, without independent verification, the accuracy and completeness of all information that was furnished to or discussed with BRG by CLAA and Plastiq or otherwise reviewed by or for BRG or made publicly available, including but not limited to the Projections, and BRG did not assume any responsibility with respect to such information. BRG did not make and was not provided with any physical inspection or independent appraisal of any of the properties, liabilities or assets of Plastiq. BRG assumed that any data, material or other information prepared or provided to it by Plastiq, including but not limited to the Projections, was accurate and complete in all material respects, was reasonably prepared in good faith on bases reflecting, at the time, the best available estimates and judgments of the management of Plastiq, and that any such information provided a reasonable basis on which to evaluate Plastiq and its business. BRG expressed no opinion with respect to the Projections or the assumptions on which they were based. BRG relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Plastiq or CLAA from the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BRG to the date of its opinion that would have been material to its analyses or its opinion, and that there was no information or any facts that would have made any of the information reviewed by BRG incomplete or misleading. In addition, with CLAA’s consent, BRG (i) did not perform any analyses to evaluate the value of CLAA or the Plastiq Pubco

Common Stock to be issued in the Merger, (ii) assumed that the value of each share of Plastiq Pubco Common Stock will be equal to $10.00 (with such $10.00 value being based on the price of CLAA’s units sold in CLAA’s initial public offering and CLAA’s approximate cash held in its trust account per outstanding CLAA Class A Ordinary Share (excluding the dilutive impact of any other classes of CLAA’s classes of common stock or any warrants to purchase any other classes of CLAA common stock)) and (iii) assumed that the aggregate value of the Plastiq Pubco Common Stock to be issued in the Merger is equal to $400.0 million.

BRG relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to all such agreements and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof and (d) the Merger would be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. BRG also assumed, with CLAA’s consent, that the Merger would constitute a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended. BRG relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complied in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals that were necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have had an effect on the Merger, CLAA or Plastiq that would have been material to BRG’s analyses or its opinion. In addition, BRG relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any material respect from the drafts of said documents that BRG reviewed.

BRG’s opinion did not consider, and should not be interpreted to consider, whether the terms offered in the Merger represent the best terms attainable.

BRG’s opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it as of the date of its opinion. BRG expressed no opinion or view as to the potential effects of any credit, financial or stock market volatility on the Merger, and its opinion did not purport to address potential developments in any such markets. BRG acknowledged that such developments subsequent to the issuance of its opinion may affect its opinion, however BRG disclaimed any obligation to update, revise, reaffirm or withdraw its opinion as a result. BRG did not express any opinion as to what the value of Plastiq Pubco Common Stock would be when issued pursuant to the Merger or the price or range of prices at which the Plastiq Pubco Common Stock may be purchased or sold, or otherwise be transferable, at any time. BRG was not requested to, and did not solicit, third party indications of interest in acquiring all or any part of Plastiq. BRG did not negotiate the Merger or advise CLAA or the CLAA Board with respect to alternatives to it. BRG’s opinion was limited to the fairness, from a financial point of view, in the aggregate, of the financial terms of the issuance of shares of Plastiq Pubco Common Stock in the Merger and BRG expressed no opinion with respect to (i) the underlying business decision of the CLAA Board, CLAA, its security holders or any other party to proceed with or effect the Merger, (ii) the legal (as opposed to business) terms of any arrangements, understandings, agreements or documents related to, or the form of, the Merger or otherwise (other than to the extent expressly specified in its opinion), (iii) the fairness of the Aggregate Merger Consideration not expressly addressed in its opinion, (iv) the fairness of the Merger to any party other than as set forth in its opinion, (v) the relative merits of the Merger as compared to any alternative business strategies that might have existed for CLAA or any other party or the effect of any other transaction in which CLAA or any other party might have engaged, (vi) the tax structure or consequences of the Merger to CLAA, its security holders, or any other party, (vii) the solvency or fair value of CLAA or any other participant in the Merger, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness of the Merger to any one class of CLAA’s or any other party’s security holders vis-à-vis any other class of CLAA’s or such other party’s security holders, (ix) the appropriate capital structure of CLAA or whether CLAA should pursue the Merger, (x) how the CLAA Board, any of CLAA’s security holders or any other party should act or vote with respect to the Merger, including but not limited to whether holders of CLAA Class A Ordinary Shares should or should not redeem their shares, (xi) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, and (xii) the relative allocation, or the deemed contribution or distribution, of the Aggregate Merger Consideration to or among Plastiq’s equityholders. No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. BRG assumed that such opinions, counsel or interpretations were obtained from the appropriate professional sources. Furthermore, BRG relied, with the consent of the CLAA Board, on the assessments by CLAA, Plastiq and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to CLAA and the Merger or otherwise. Except as described above, neither CLAA nor Plastiq imposed other instructions or limitations on BRG with respect to the investigations made or procedures followed by BRG in rendering its opinion.

The issuance of BRG’s opinion was approved by a fairness opinion committee of BRG. BRG’s opinion was provided to the CLAA Board (in its capacity as such) in connection with its evaluation of the Merger and was not provided to any other party for any other purpose. BRG’s opinion disclaimed any fiduciary duty of BRG’s part to any party.

Based upon and subject to the foregoing, and in reliance thereon, BRG opined that, as of the date of its opinion, the Aggregate Merger Consideration to be issued by CLAA in the Merger was fair, from a financial point of view, to CLAA.

Financial Analyses

In preparing its opinion to the CLAA Board, BRG performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying BRG’s opinion. This summary is qualified in its entirety by reference to the full text of BRG’s opinion, attached to this proxy statement/prospectus as Annex I. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, a financial opinion is not readily susceptible to summary description. BRG arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, BRG believes that its analyses must be considered as a whole, including the methodologies and assumptions underlying the analyses, and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description thereof, could create a misleading or incomplete view of BRG’s financial analyses and the processes underlying its analyses and opinion.

In its analyses, BRG considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of CLAA and Plastiq. No company, business or transaction used in those analyses as a comparison is identical Plastiq, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed.

The estimates contained in BRG’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by BRG’s analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, BRG’s analyses are inherently subject to substantial uncertainty.

BRG understands that the Aggregate Merger Consideration was determined through analyses performed by, and negotiations among, CLAA and their advisors and Plastiq, and the decision to proceed with the Merger was solely that of the CLAA Board. BRG’s opinion was only one of many factors considered by the CLAA Board in their evaluation of the Merger and should not be viewed as determinative of the views of CLAA or its management with respect to the Merger or the Aggregate Merger Consideration provided for in the Merger Agreement.

For purposes of its analyses, BRG considered Plastiq’s EBITDA to represent its earnings before interest, taxes, depreciation and amortization, including costs associated with internally developed software.

The following is a summary of the material financial analyses presented to the CLAA Board in connection with the preparation of BRG’s opinion and reviewed with the CLAA Board on July 30, 2022. The order of the analysis does not represent relative importance or weight given to those analyses by BRG. The financial analyses summarized below include information presented in tabular format. In order to fully understand BRG’s financial analyses, the tables must be read together with the text of each summary. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumption underlying the analyses, could create a misleading or incomplete view of BRG’s financial analyses.

BRG performed the analyses described in the following sections to compare the Aggregate Merger Consideration with the range of indicated equity values of Plastiq ranging from $384.2 million to $524.2 million, in each case as compared to the assumed value of the Aggregate Merger Consideration to be issued in the Merger of $400.0 million.

Discounted Cash Flow Analysis

BRG performed a discounted cash flow (“DCF”) analysis of Plastiq, by estimating the present values of the unlevered, after-tax projected free cash flows for the fiscal years ending December 31, 2022 through December 31, 2023, based on the Plastiq projections prepared by Plastiq’s management. BRG utilized discount rates from 17.5 percent to 19.5 percent, reflecting BRG’s estimates of Plastiq’s weighted average cost of capital (“WACC”). BRG estimated the discount rates by application of the Capital Asset Pricing Model (“CAPM”), which uses inputs such as the company’s (i) target capital structure, (ii) cost of debt, (iii) tax rate and (iv) beta and financial metrics reflecting the broader financial markets. The estimated terminal value for Plastiq was calculated by applying an exit multiple range between 5.0x and 6.0x to the estimated fiscal year 2023 revenue of Plastiq. The exit multiple was estimated by BRG utilizing its professional judgment and experience, taking into account Plastiq’s forecasts and forward trading multiples of the selected public companies and selected precedent transactions within the financial technology industry. The present values of the interim cash flows were then added to the present value of the terminal value to estimate the enterprise value of Plastiq. BRG then calculated a range of implied equity values for Plastiq by making the following adjustments to Plastiq’s estimated enterprise value: (i) adding pro-forma cash and cash equivalents as of March 31, 2022 per Plastiq management of $13.4 million and (ii) subtracting pro-forma debt as of March 31, 2022 of $14.7 million. BRG subsequently confirmed on July 30, 2022 that there were no material changes to the DCF analysis originally performed as of July 8, 2022. Additionally, BRG’s analysis assumed that the potential values of existing and future tax assets of Plastiq created by accumulated operating losses were speculative and, therefore, could not be quantified. This analysis indicated an equity value reference range of approximately $396.7 million to $478.1 million, as compared to the assumed value of the Aggregate Merger Consideration to be issued in the Merger of $400.0 million.

	Fiscal Year Ending December 31,
	2022E	2023E
	($ in millions)
Total Revenue	$73.79	$105.10
YoY Growth %	57%	42%
EBITDA	($49.82)	($30.17)
EBITDA Margin %	NM	NM
Less: Depreciation & Amortization	(3.66)	(3.65)

EBIT	($53.48)	($33.82)
Less: Cash Taxes @ 25.0%	—	—

Tax-Affected EBIT	($53.48)	($33.82)
Plus: Depreciation and Amortization	3.66	3.65
Less: Capital Expenditures	(0.04)	(0.01)
Less: Increase in Net Working Capital	(5.03)	0.62

Unlevered Free Cash Flow	($54.88)	($29.56)

Guideline Public Companies Analysis

BRG performed an analysis of selected publicly traded companies that were deemed relevant in its analysis of Plastiq, in which BRG reviewed publicly available financial and stock market information for comparable companies and then selected nine publicly traded companies in the financial technology industry with operations in the United States. Four of the selected companies operate in the payment processing and enterprise services sectors while five companies operate in the working capital management and point-of-sale sectors. These companies were:

Payment Processing and Enterprise Services

•	Fidelity National Information Services, Inc.

•	Global Payments Inc.

•	Bill.com Holdings, Inc.

•	Usio, Inc.

Working Capital Management and Point-of-Sale

•	Fiserv, Inc.

•	Block, Inc.

•	FLEETCOR Technologies, Inc.

•	NCR Corporation

•	AvidXchange Holdings, Inc.

BRG reviewed, among other things, the enterprise values of the selected companies (calculated as equity value based on closing stock prices on July 8, 2022 plus debt, less cash and other adjustments) as a multiple of fiscal year 2023 estimated revenues, as shown below. Publicly available information regarding the selected public companies was obtained from SEC filings, S&P CapitalIQ (a data source containing historical and estimated financial data), and other publicly available information and is shown below:

	Total	Total
	Enterprise	Enterprise
Selected Companies	Value	Value/Revenue
	($ in millions)	FY2023
Payment Processing & Enterprise Services
Fidelity National Information Services, Inc.	$75,235	4.7 x
Global Payments Inc.	$42,436	4.6 x
Bill.com Holdings, Inc.	$12,534	14.3 x
Usio, Inc.	$45	0.5 x
Median		4.7 x
Mean		6.0 x

Working Capital Management & Point-of-Sale
Fiserv, Inc.	$79,269	4.5 x
Block, Inc.	$39,165	1.8 x
FLEETCOR Technologies, Inc.	$21,948	5.9 x
NCR Corporation	$9,666	1.1 x
AvidXchange Holdings, Inc.	$1,055	2.9 x
Median		2.9 x
Mean		3.3 x

BRG made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Plastiq and the selected public companies and applied a range of fiscal year 2023 estimated revenue multiples of 3.5x to 4.5x to derive an implied range of enterprise values of Plastiq.

BRG then calculated a range of implied equity values for Plastiq by making the following adjustments to the company’s estimated enterprise value: (i) adding cash and cash equivalents as of March 31, 2022 per company management of $13.4 million, (ii) subtracting pro forma debt as of March 31, 2022 of $14.7 million, and (iii) adding a premium for control. BRG subsequently confirmed on July 30, 2022 that there were no material changes to the selected publicly traded companies analysis originally performed as of July 8, 2022. This analysis indicated an equity value reference range of approximately $384.2 million to $494.5 million, in each case as compared to the assumed value of the Aggregate Merger Consideration to be issued in the Merger of $400.0 million.

Guideline Precedent Transactions Analysis

BRG performed a selected precedent transactions analysis of Plastiq, in which BRG reviewed, to the extent publicly available, information relating to four selected mergers and acquisitions and twenty selected de-SPAC transactions in the financial technology industry. The de-SPAC transactions operated in the following sectors: blockchain infrastructure, health technology, insurance technology, payment processing, payments and working capital, personal finance and lending, real estate technology and trading and brokerage. BRG reviewed, among other things, transaction values (the enterprise value implied for the target company based on the consideration paid in the selected transaction) as a multiple of each target company’s LTM revenue. Additionally, BRG reviewed the transaction value as a multiple of revenues estimated for the second completed fiscal year following the closing of each de-SPAC transaction, to the extent that such data were available. Financial data of the selected transactions were based on publicly available information at the time of close of the relevant transaction.

Closed Date	Acquirer	Target	LTM Revenue Multiple
5/13/2022	Thoma Bravo, L.P.; Thoma Bravo Fund XV, L.P.	Bottomline Technologies, Inc.	5.4x
2/17/2022	MoneyLion Inc.	Even Financial, Inc.	17.8x
9/17/2019	Global Payments Inc.	Total System Services, Inc.	6.9x
7/31/2019	Fidelity National Information Services, Inc.	Worldpay, Inc.	12.6x

Closed Date	De-Spac Transaction Participants	LTM Revenue Multiple	FY+2 Revenue Multiple
Blockchain Infrastructure
1/19/2022	Core Scientific, Inc. / Power & Digital Infrastructure Acquisition Corp.	7.3x	3.5x
Health Technology
10/8/2020	MultiPlan, Inc. / Churchill Capital Corp III	6.1x	NA
Insurance Technology
8/2/2021	Hippo Enterprises Inc. / Reinvent Technology Partners Z	4.1x	1.8x
7/30/2021	CCC Intelligent Solutions Inc. / Dragoneer Growth Opportunities Corp.	11.6x	NA
2/9/2021	Metromile, Inc. / INSU Acquisition Corp. II	27.0x	NA
Payment Processing
6/25/2021	Payoneer Inc. / FTAC Olympus Acquisition Corp.	10.0x	6.7x
3/30/2021	Paysafe Group Holdings Limited / Foley Trasimene Acquisition Corp. II	6.3x	5.3x
Payments & Working Capital
1/12/2021	Billtrust, Inc. / South Mountain Merger Corp.	12.4x	7.4x
10/16/2020	Paya, Inc. / FinTech Acquisition Corp. III	6.4x	5.4x
7/11/2019	Repay Holdings, LLC / Thunder Bridge Acquisition, Ltd.	6.0x	3.5x

Closed Date	De-Spac Transaction Participants	LTM Revenue Multiple	FY+2 Revenue Multiple
Personal Finance & Lending
1/5/2022	Dave, Inc. / VPC Impact Acquisition Holdings III, Inc.	22.9x	6.6x
9/22/2021	MoneyLion Inc. / Fusion Acquisition Corp.	19.0x	8.5x
7/20/2021	Opportunity Financial, LLC / FG New America Acquisition Corp.	2.4x	NA
6/9/2021	Katapult Group, Inc. / FinServ Acquisition Corp.	3.2x	1.1x
5/28/2021	SoFi Technologies, Inc. / Social Capital Hedosophia Holdings Corp. V	11.7x	5.3x
1/4/2021	BankMobile / Megalith Financial Acquisition Corp.	1.5x	0.7x
6/10/2020	Open Lending, LLC / Nebula Acquisition Corporation	13.9x	NA
Real Estate Technology
7/28/2021	Doma Holdings Inc. / Capitol Investment Corp. V	6.3x	9.8x
12/18/2020	Opendoor Labs, Inc. / Social Capital Hedosophia Holdings Corp. II	1.8x	1.9x
Trading & Brokerage
3/21/2022	Forge Global, Inc. / Motive Capital Corp.	11.4x	7.5x

BRG made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Plastiq and the targets of the selected precedent transactions and selected a range of fiscal year 2023 estimated revenue multiples of 4.0x to 5.0x to derive an implied range of enterprise values of Plastiq. BRG then calculated a range of equity values for Plastiq by making the following adjustments to the estimated range of enterprise values: (i) adding pro forma cash and cash equivalents as of March 31, 2022 per company management of $13.4 million, and (ii) subtracting total debt as of March 31, 2022 of $14.7 million. This analysis indicated an equity value reference range of approximately $419.1 million to $524.2 million, in each case as compared to the assumed value of the Aggregate Merger Consideration to be issued in the Merger of $400.0 million.

Financial Projections

BRG was provided with Plastiq’s internally prepared projections for the fiscal years ending December 31, 2022 through December 31, 2023. BRG relied upon these financial projections as the basis for its DCF analysis and relied on the fiscal year 2023 revenue estimates for its selected publicly traded companies and selected precedent transactions analyses. The key items of the projections are summarized below.

	Fiscal Year Ending December 31,
	2022E	2023E
	($ in millions)
Total Revenue	$73.79	$105.10
YoY Growth %	57%	42%
Total Cost of Sales	(62.58)	(84.05)

Total Gross Profit	$11.21	$21.05
Gross Margin %	15%	20%
Total Operating Expenses	($72.65)	($57.73)
Adjusted EBITDA	($49.82)	($30.17)

Miscellaneous

CLAA selected BRG to provide an opinion to the CLAA Board as to the fairness, from a financial point of view, of the Aggregate Merger Consideration to be issued in the Merger. CLAA engaged BRG based on BRG’s reputation and experience. BRG is an internationally recognized financial advisory and consulting firm and is regularly engaged to render financial opinions in connection with mergers, acquisitions, recapitalizations, leveraged buyouts and spinoffs, and for other purposes. The issuance of BRG’s opinion was authorized by BRG’s fairness opinion committee. Under the terms of BRG’s engagement, CLAA has agreed to pay BRG a customary fee for its financial advisory services in connection with the Merger, regardless of the conclusion reached in its opinion which was payable in three installments: i) 25% upon execution of BRG’s engagement letter, ii) 50% when BRG informed CLAA it was prepared to render its opinion to the CLAA Board, and iii) 25% when the definitive proxy is distributed to CLAA’s stockholders. The total amount of the fee payable to BRG is $325,000. CLAA also has agreed to reimburse BRG for reasonable and documented out-of-pocket expenses including but not limited to the fees and expenses of counsel, costs of reproduction, typing, computer usage, any applicable sales or excise taxes and other direct expenses, including travel incurred by BRG in connection with the engagement. CLAA has also agreed to reimburse BRG for certain expenses and to indemnify BRG, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to BRG’s engagement.

In the two years preceding the date of BRG’s opinion, BRG and its affiliates have not provided services to CLAA or Plastiq. Subsequent to rendering its opinion to the CLAA Board, affiliates of BRG have been engaged to provide diligence services to a third party in connection with its potential provision of financing to Plastiq prior to consummation of the Merger. These services have not been provided in connection with the Merger or the Business Combination. The total amount of the fee payable to affiliates of BRG in respect of these services is $75,000, which fee is not conditioned on the completion of the Merger or the Business Combination. BRG and certain of its affiliates may provide financial advisory and/or other financial or consulting services to CLAA, Plastiq, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which BRG and its affiliates may receive compensation.

Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the CLAA Board in favor of approval of the Business Combination, it should be noted that CLAA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•

Prior to the consummation of the IPO, on December 31, 2020, the Sponsor received 7,187,500 Founder Shares in exchange for a capital contribution of $25,000, or $0.003 per share. On February 24, 2021, CLAA effected a share capitalization of 1,437,500 CLAA Class B Ordinary Shares resulting in 8,625,000 Founder Shares outstanding, held by the Sponsor. On March 12, 2021 the underwriters partially exercised their over-allotment option, resulting in 8,250,000 Founder Shares outstanding, held by the Sponsor. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination, and an additional 1,250,000 Founder Shares will be forfeited if CLAA has less than $75.0 million available in cash after giving effect to any redemptions. As a result of the significantly lower investment per share of CLAA’s Sponsor as compared with the investment Account per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of the Public Shareholders. In addition, if CLAA does not consummate a business combination by March 12, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the CLAA Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 8,250,000 Founder Shares owned by the Sponsor would be worthless because following the redemption of the Public Shares, CLAA would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust in respect of any CLAA Class A Ordinary Shares and CLAA Class B Ordinary Shares held by it or them, as applicable, if CLAA fails to complete a business combination within the required period. Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $8,600,000 will also expire worthless. CLAA’s directors and executive officers, also have a direct or indirect economic interest in such Private

Placement Warrants and in the 8,250,000 CLAA Class B Ordinary Shares owned by the Sponsor. The 8,250,000 shares of Plastiq Pubco Common Stock into which the 8,250,000 CLAA Class B Ordinary Shares held by the Insiders will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per Public Share on the NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Plastiq Pubco Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, CLAA believes such shares have less value. 5,733,333 Plastiq Pubco Warrants into which the 5,733,333 Private Placement Warrants held by the Sponsor will convert automatically in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[●] based upon the closing price of $[●] per Public Warrant on NYSE on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor paid (i) $25,000 or approximately $0.003 per share for the Founder Shares, which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $81,840,000, based on the closing price of CLAA Class A Ordinary Shares on September 30, 2022 and (ii) $8,600,000 or $1.50 per Private Placement Warrant, which such Private Placement Warrants, if unrestricted and freely tradeable, would be valued at approximately $687,999.96, and that such shares and warrants will be worthless if a business combination is not consummated and, as a result, the Sponsor and its affiliates can earn a positive rate of return on their investment even if CLAA’s shareholders experience a negative return following the consummation of the Business Combination. Other than its investment of $8,625,000 described above, the Sponsor does not have any other investments (including, but not limited to, securities held, fees due, or out-of-pocket expenses awaiting reimbursement) nor amounts that are at risk of being lost if the Business Combination is not consummated. As a result, the Sponsor has a personal and financial interest in completing the initial business combination which may result in a conflict of interest.

•

If CLAA does not successfully consummate the Business Combination, the Sponsor will lose its investment in CLAA, which totals $82,527,999.96 in value as of September 30, 2022, and the potential loss of this investment could incentivize the Sponsor and its affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment.

•

Joseph Sambuco, a current director of CLAA, is expected to be a director of Plastiq Pubco after the Closing. As such, in the future, Mr. Sambuco may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Plastiq Pubco Board determines to pay to its non-employee directors.

•

CLAA’s existing directors and officers will be eligible for continued indemnification and continued coverage under CLAA’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CLAA if and to the extent any claims by a third party (other than CLAA’s independent registered public accounting firm) for services rendered or products sold to CLAA, or a prospective target business with which CLAA has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•

CLAA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if CLAA fails to consummate a business combination by March 12, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, CLAA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•

Pursuant to the A&R Registration Rights Agreement, the Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Plastiq Pubco Common Stock and Plastiq Pubco Warrants held by such parties following the consummation of the Proposed Transaction.

•

Barclays and Deutsche Bank, the underwriters of CLAA’s IPO, have waived any entitlement to their respective portions of the deferred underwriting commission of $10,675,500 from CLAA upon completion of the Business Combination.

•

The Cayman Constitutional Documents provide that CLAA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of CLAA and such opportunity is one CLAA is legally and contractually permitted to undertake and would otherwise be reasonable for CLAA to pursue, and to the extent the director or officer is permitted to refer that opportunity to CLAA without violating another legal obligation. Notwithstanding such provision, CLAA believes that such provision did not impact CLAA’s search for a business combination target because CLAA’s officers and directors have confirmed to CLAA that there were no such corporate opportunities that were not presented to CLAA pursuant to such provision.

Certain Benefits of Plastiq’s Directors and Executive Officers in the Business Combination

In considering the approval, and recommendation of stockholder approval, by the Plastiq Board with respect to the Merger Agreement, Plastiq Stockholders should keep in mind that Plastiq’s directors and executive officers have interests in the Business Combination that are different from or in addition to (and that may conflict with) those of the Plastiq Stockholders. The Plastiq Board was aware of such interests during its deliberations on the merits of the Business Combination.

These interests include, among other things, the interests listed below:

•

Plastiq Retention Bonuses. In connection with entering into the Merger Agreement, the Plastiq Board approved a retention bonus pool in the aggregate amount of $15,000,000, for the award of retention bonuses to Plastiq employees. The recipients and amounts of the retention bonus awards will be determined by Plastiq’s officers. Except as otherwise provided by Plastiq’s officers, the retention bonuses generally vest in two installments: (i) 50% of the retention bonus will vest on the later of January 1, 2023 or five business days after the Closing and (ii) the remaining 50% of the retention bonus will vest on the later of July 1, 2023 or five business days after the Closing, in each case, subject to the recipient’s continued employment with Plastiq through the applicable vesting date. If the recipient’s employment with Plastiq is terminated by Plastiq or an affiliate without “cause” or by the recipient for “good reason” or due to the recipient’s death or “disability” (as these terms are defined in a retention bonus plan to be adopted by Plastiq), the recipient will receive payment of any portion or all of the retention bonus that has not vested as of the employee’s termination of employment. The following retention bonuses have been awarded to Plastiq’s named executive officers: $1,500,000 to Mr. Kenderov and $1,500,000 to Mr. Jafari. The retention bonus awarded to Mr. Jafari vests on the standard vesting schedule described above, whereas Mr. Kenderov’s retention bonus will vest as to 100% of the award on the later of January 1, 2023 or five business days after the Closing. Because Mr. Jafari is expected to terminate employment with Plastiq due to his voluntary resignation prior to the Closing, his retention bonus will not be paid. We expect that Mr. Buchanan will be awarded a retention bonus prior to the Closing.

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Plastiq Pubco Performance Stock Unit Grants. As soon as practicable (and in no event later than ten business days) after the date Plastiq Pubco files a registration statement registering the Plastiq Pubco Common Stock issuable under the Incentive Award Plan, the Plastiq Pubco Board (or a committee thereof) will grant performance-based restricted stock units (“PSUs”) covering an aggregate of 1,000,000 shares of Plastiq Pubco Common Stock under the Incentive Award Plan, to be allocated to employees of Plastiq Pubco, as recommended by the Chief Executive Officer. The PSUs will vest as follows: (i) 50% of the PSUs will vest subject to Plastiq or Plastiq Pubco, as applicable, exceeding its net revenue target for the 2022 fiscal year by 10% or more and (ii) 50% of the PSUs will vest subject to Plastiq or Plastiq Pubco, as applicable, exceeding its net revenue target for the 2023 fiscal year by 10% or more. The grantee must remain employed by Plastiq Pubco or an affiliate through the date achievement is determined by the Plastiq Pubco Board after the end of the applicable fiscal year in order to vest in the PSUs, provided that if such grantee is terminated by Plastiq Pubco without “cause,” by the grantee for “good reason” or due to the grantee’s death or “disability” (as these terms will be defined in the Incentive Award Plan or the applicable award agreement) following the end of the applicable fiscal year and prior to the determination date for such year, the grantee will vest in the PSUs that are deemed earned with respect to such year. Although we anticipate that the named executive officers and other executive officers of Plastiq will be granted PSUs, the individual grantees and size of these awards are not currently determinable.

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Certain of Plastiq’s directors and executive officers are expected to become directors and/or executive officers of Plastiq Pubco upon the Closing. Specifically, the following individuals who are currently executive officers of Plastiq are expected to become executive officers of Plastiq Pubco upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Eliot Buchanan	Chief Executive Officer
Stoyan Kenderov	Chief Operating Officer

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In addition, the following individuals who are currently members of the Plastiq Board are expected to become members of the Plastiq Pubco board of directors upon the Closing: Eliot Buchanan, Coretha Rushing, Ryan Moore, Richard Travia and Thomson Nguyen.

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Certain of Plastiq’s executive officers and directors as of the date of the Merger Agreement hold Plastiq Options and Plastiq Restricted Stock. The treatment of such equity awards in connection with the Merger is described in “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Plastiq Options” and “The Business Combination Proposal — Merger Agreement — Consideration — Treatment of Plastiq Restricted Stock” which descriptions are incorporated by reference herein.

The holding of such awards by such executive officers and directors as of December 31, 2022 is set forth in the table below:

	Plastiq Options		Plastiq Restricted Stock
Executive Officers and Directors	Vested	Unvested	Unvested
Eliot Buchanan	1,822,786	1,127,065	49,594
Stoyan Kenderov	248,865	758,885	—
Amir Jafari	—	—
Karen Appleton Page	—	154,037	—
Coretha Rushing	198,150	99,075	—

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the First Amendment, copies of which are attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates set forth therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about CLAA, Plastiq or any other matter.

Structure of the Merger

On August 3, 2022, CLAA entered into the Merger Agreement with Merger Sub and Plastiq, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Plastiq, the separate corporate existence of Merger Sub will cease and Plastiq will be the surviving corporation and a wholly-owned subsidiary of CLAA and (ii) CLAA will change its name to “Plastiq Inc.”

Prior to and as a condition of the Merger, pursuant to the Domestication, CLAA will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Cayman Islands Companies Act (As Revised). For more information, see “The Domestication Proposal.”

Pursuant to Section 6.1 of the Merger Agreement, Plastiq agreed not to take certain actions without the prior written consent of CLAA. On November 14, 2022, CLAA consented, pursuant to Section 6.1 of the Merger Agreement, to Plastiq entering into, and causing its subsidiaries party thereto to enter into, the Blue Torch Agreement, pursuant to which the lenders party thereto have agreed to provide financing in an aggregate principal amount of up to $40,000,000 to the borrowers thereunder.

Pursuant to the First Amendment, the Merger Agreement was amended such that the Base Purchase Price (defined as $400,000,000 in the Merger Agreement) will be reduced by the net proceeds received by Plastiq and/or its subsidiaries under the Blue Torch Agreement as of immediately prior to the closing of the Business Combination, which amount, for the avoidance of doubt, shall exclude $14,500,000, which is the amount of Indebtedness for borrowed money contemplated at the time of the execution of the Merger Agreement. As of [    ], the Base Purchase Price would be $374,500,000.

Consideration

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Plastiq Common Stock as of immediately prior to the effective time of the Merger, and, together with shares of Plastiq Common Stock reserved in respect of Plastiq Options and Plastiq Restricted Stock outstanding as of immediately prior to the Closing that will be converted into awards based on Plastiq Pubco Common Stock, as discussed in the following section, will be cancelled in exchange for the right to receive aggregate consideration in the form shares of Plastiq Pubco Common Stock (at a deemed value of $10.00 per share), which, in the case of Plastiq Awards, will be shares underlying awards based on Plastiq Pubco Common Stock representing a fully-diluted pre-transaction equity value of Plastiq of $400 million, as adjusted in accordance with the First Amendment. The portion of the Aggregate Merger Consideration reflecting the conversion of the Plastiq Awards is calculated assuming that all Plastiq Pubco Options are net-settled (although Plastiq Pubco Options may by their terms be cash-settled, resulting in additional dilution). The amounts remaining in CLAA’s Trust Account as of immediately following the effective time of the Merger, will be retained by Plastiq Pubco following the Closing. For additional information on the Merger Agreement, see “Business Combination Proposal—The Merger Agreement.”

Treatment of Plastiq Preferred Stock

Immediately prior to the Effective Time and subject to receipt of Plastiq Stockholder Approval (as defined below), each share of Plastiq Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Plastiq Common Stock at the then-effective conversion rate as provided in Plastiq’s certificate of incorporation (the “Plastiq Preferred Conversion”).

Treatment of Plastiq Common Stock

Pursuant to the Merger Agreement, and following the Plastiq Preferred Conversion, each share of Plastiq Common Stock that is outstanding as of immediately prior to the Effective Time will be converted into a certain number of shares of Plastiq Pubco Common Stock based on the Exchange Ratio. The “Exchange Ratio” is the quotient obtained by dividing the Aggregate Merger Consideration by the fully-diluted number of shares of Plastiq Common Stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement).

Treatment of Plastiq Options

Pursuant to the Merger Agreement, all Plastiq Options outstanding as of immediately prior to the Effective Time will be cancelled, assumed by CLAA and converted into the right to receive an option to purchase shares of Plastiq Pubco Common Stock upon substantially the same terms and conditions as are in effect with respect to each such Plastiq Option immediately prior to the Effective Time. The portion of the Aggregate Merger Consideration reserved for the conversion of the Plastiq Options is counted using the treasury stock method.

Subject to the terms of the Merger Agreement, each Plastiq Pubco Option will relate to the number of whole shares of Plastiq Pubco Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Plastiq Common Stock subject to the applicable Plastiq Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. The exercise price for each Plastiq Pubco Option will equal (i) the exercise price of the applicable Plastiq Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest full cent).

Treatment of Plastiq Restricted Stock

Pursuant to the Merger Agreement, each share Plastiq Restricted Stock that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into a number of shares of restricted Plastiq Pubco Common Stock equal to the Exchange Ratio with substantially the same terms and conditions as were applicable to the related share of Plastiq Restricted Stock immediately prior to the Effective Time.

Plastiq shall take all necessary actions to effect the treatment of Plastiq Options and Plastiq Restricted Stock in accordance with the Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan

(the “Prior Plan”) and the applicable award agreements. The board of directors of Plastiq shall take all necessary actions to terminate the Prior Plan effective as of the Closing.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place remotely by mutual exchange of documents and signatures (or their electronic counterparts) on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by CLAA and Plastiq.

Representations and Warranties

The Merger Agreement contains representations and warranties of CLAA, Merger Sub and Plastiq. Certain of Plastiq’s representations and warranties are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “—Material Adverse Effect” below. The representations and warranties of CLAA are also qualified by information included in CLAA’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Plastiq

Plastiq has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Plastiq and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Plastiq benefit plans, employees and labor relations, taxes, brokers’ fees, insurance, licenses and permits, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, government contracts, sufficiency of assets, related party transactions and no additional representations or warranties.

The representations and warranties of Plastiq identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of Plastiq), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Broker’s Fees) (collectively, the “Plastiq Fundamental Representations”).

Representations and Warranties of CLAA and Merger Sub

CLAA and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, the NYSE stock market quotation, registration statement and proxy statement and proxy statement/registration statement, no outside reliance, and no additional representations or warranties.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Plastiq are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of CLAA are qualified in whole or in part by a material adverse effect on the ability of CLAA to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Plastiq (“Plastiq Material Adverse Effect”) means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Plastiq and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Plastiq to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Plastiq Material Adverse Effect”:

(a)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action required by the Merger Agreement;

(d)

any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)

any failure of Plastiq to meet any projections or forecasts (provided that this clause will not prevent a determination that any event not otherwise excluded from this definition of Plastiq Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Plastiq Material Adverse Effect);

(g)

any events generally applicable to the industries or markets in which Plastiq and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)

the announcement of the Merger Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Plastiq and its subsidiaries;

(i)	any matter set forth on the Plastiq Disclosure Letter;

(j)	any events to the extent actually known by certain individuals identified as a knowledge party in CLAA’s disclosure letter on or prior to the date of the Merger Agreement; or

(k)	any action taken by, or at the request of, CLAA or Merger Sub.

Any event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Plastiq Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Plastiq and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Plastiq and its subsidiaries conduct their respective operations.

Covenants and Agreements

Plastiq has made covenants relating to, among other things, conduct of business, inspection, affiliate agreements, preparation and delivery of certain audited and unaudited financial statements, and acquisition proposals.

CLAA has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, the NYSE listing, no solicitation by CLAA, CLAA’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance and CLAA public filings.

Conduct of Business by Plastiq

Plastiq has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise required by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by CLAA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use reasonable best efforts to operate the business of Plastiq in the ordinary course consistent with past practices.

During the Interim Period, Plastiq has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the Plastiq disclosure letter thereto (the “Plastiq Disclosure Letter”), the Ancillary Agreements, or as consented to by CLAA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•	change or amend the governing documents of Plastiq;

•	make or declare any dividend or distribution to stockholders of Plastiq or make any other distributions in respect of any of Plastiq Capital Stock or equity interests of Plastiq;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Plastiq Capital Stock or equity interests in a manner that would increase the Aggregate Merger Consideration payable to the stockholders of Plastiq;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of Plastiq Capital Stock or membership interests or other equity interests of Plastiq, except for (i) the acquisition by Plastiq of any shares of Plastiq Capital Stock or membership interests or other equity interests of Plastiq or of any Plastiq Awards in connection with the repurchase, forfeiture or cancellation of such interests and Plastiq Awards, (ii) the acquisition by Plastiq of shares of Plastiq Common Stock in connection with the surrender of shares of Plastiq Common Stock by holders of Plastiq Options in order to pay the exercise price of the Plastiq Options, and (iii) the withholding of shares of Plastiq Common Stock to satisfy tax obligations with respect to the Plastiq Awards;

•

enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease, other than in the ordinary course of business or as required by law;

•

sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or otherwise dispose of any material tangible assets or properties of Plastiq or its subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among Plastiq and its subsidiaries or among its subsidiaries and (iv) transactions in the ordinary course of business;

•	acquire any ownership interest in any real property;

•

except as required by law or an existing Plastiq benefit plan, (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any existing benefit plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a benefit plan as of the date of the Merger Agreement, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of Plastiq or its subsidiaries in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation, equity or equity based compensation, or other benefit payable by Plastiq or any of Plastiq’s subsidiaries, (v) waive any restrictive covenants applying to any current or former employee, or independent contractor, (vi) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000 other than in the ordinary course of business consistent with past practice (vii) terminate the employment or engagement, other than for cause, death, or disability, of any employee or independent contractor with an annual base compensation in excess of $250,000, or (viii) plan, announce, implement, or effect the reduction in force, lay-off furloughs, early retirement program, severance program, or other program or effort concerning the termination of a group of employees of the Plastiq or any of its subsidiaries (other than individual employee terminations for cause);

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•	incur or assume any indebtedness for borrowed money in excess of $30,000,000;

•

(i) make or change any material election in respect of taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes, (vii) file any tax return in a manner that is materially inconsistent with the past practices of Plastiq or its subsidiaries, (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes or (ix) take or fail to take any action, where such action or failure to act could reasonable be expected to prevent the Domestication or Merger from qualifying for the Intended Tax Treatment (as defined in the Merger Agreement);

•

authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Plastiq Capital Stock or securities exercisable for or convertible into Plastiq Capital Stock or grant any additional equity or equity-based compensation other than (i) upon the exercise or settlement of Plastiq Options under the Plastiq Prior Plan and applicable award agreement outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, (ii) as required to comply with any Plastiq benefit plan as in effect on the date of the Merger Agreement and (iii) in connection with a Financing Arrangement (as defined in the Merger Agreement);

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Plastiq or its subsidiaries (other than the Merger);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•

(i) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a lien (other than a permitted lien), or grant to, or agree to grant to, any person rights in or to any Plastiq intellectual property that is material to Plastiq and its subsidiaries (other than non-exclusive licenses of Plastiq intellectual property granted to customers or distributors in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any intellectual property that is material to Plastiq and its subsidiaries except for the expiration of Plastiq Registered Intellectual Property (as defined in the Merger Agreement) in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period) or (ii) subject any material Plastiq Intellectual Property to any Copyleft Terms (each as defined in the Merger Agreement);

•

disclose or agree to disclose to any person (other than CLAA or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Plastiq or any of its subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•	make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Plastiq Disclosure Letter, in the aggregate;

•	manage Plastiq’s and its subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

•

enter into or extend any collective bargaining agreement or similar labor agreement (other than as required by applicable law), or recognize or certify any labor union, labor organization, or group of employees of Plastiq or its subsidiaries as the bargaining representative for any employees of Plastiq or its subsidiaries;

•

terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Plastiq and its subsidiaries, taken as a whole, including those licenses set forth in items 1-4 on Section 4.18 of the Plastiq Disclosure Letter;

•

(i) limit the right of Plastiq or any of Plastiq’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Plastiq and its subsidiaries, taken as a whole;

•

terminate without replacement or amend in a manner materially detrimental to Plastiq and its subsidiaries, taken as a whole, any material insurance policy insuring the business of Plastiq or any of Plastiq’s subsidiaries;

•	cease conducting, or enter into any new line of business outside of the business currently conducted by Plastiq and its subsidiaries as of the date of the Merger Agreement;

•	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law; or

•	enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of CLAA

CLAA has agreed that during the Interim Period it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement, in connection with the Domestication or as consented to by

Plastiq in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, CLAA has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by Plastiq in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•

seek any approval from CLAA’s shareholders to change, modify or amend the Trust Agreement or the governing documents of CLAA or Merger Sub, except as otherwise contemplated by the Transaction Proposals;

•

(i) make or declare any dividend or distribution to the shareholders of CLAA or make any other distributions in respect of any of CLAA’s or Merger Sub’s Capital Stock (as defined in the Merger Agreement), share capital or equity interests of CLAA or Merger Sub, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of CLAA’s or Merger Sub’s Capital Stock or equity interests, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of CLAA or Merger Sub, other than a redemption of shares of CLAA Class A Ordinary Shares effected in connection with the Merger;

•

(i) make or change any material election in respect of taxes in a manner that is inconsistent with past practice, (ii) amend, modify or otherwise change any filed material tax return and related activities in a manner that is material to CLAA or Merger Sub, (iii) adopt or change (or request permission of any taxing authority to change) any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes (vii) file any tax return in a manner inconsistent with the past practices of CLAA and Merger Sub or enter into any closing agreement, tax sharing or similar agreement in respect of material taxes or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

•	knowingly take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the intended tax treatment;

•

other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of CLAA or Merger Sub (including, for the avoidance of doubt, (i) the sponsor and (ii) any person in which the sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Plastiq or any of Plastiq’s subsidiaries or guaranty any debt security of another person, other than (i) any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000 or (ii) incurred between CLAA and Merger Sub;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined below) or in support of the ordinary course operations of CLAA (which the parties agree shall include any indebtedness in respect of any working capital loan incurred in the ordinary course of business);

•

(i) issue any securities of CLAA or securities exercisable for or convertible into securities of CLAA, other than the issuance of the Aggregate Merger Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of CLAA not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any CLAA warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

During the Interim Period, CLAA shall cause its subsidiaries (including Merger Sub) to comply with the CLAA’s Governing Documents, the Trust Agreement and all other agreements or contracts to which CLAA or its subsidiaries may be a party.

Covenants of CLAA

Pursuant to the Merger Agreement, CLAA has agreed, among other things, to:

•

prior to the Closing Date, CLAA shall approve and adopt, subject to receipt of CLAA shareholder approval (i) an incentive equity plan, with such changes that may be agreed in writing by CLAA and Plastiq (such agreement not to be unreasonably withheld, conditioned or delayed by either CLAA or Plastiq, as applicable) and (ii) the form of employee stock purchase plan (with such changes as may be agreed in writing by CLAA and Plastiq (such agreement not to be unreasonably withheld, conditioned or delayed by either CLAA or Plastiq, as applicable);

•

within five business days following the expiration of the sixty-day period after CLAA has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Plastiq Pubco Common Stock issuable under the Plastiq Pubco Incentive Award Plan and the Plastiq Pubco ESPP;

•

take certain actions so that the cash available in the trust account will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•

during the Interim Period, ensure CLAA remains listed as a public company on the NYSE and after the Effective Time use its reasonable best efforts to continue the listing for trading of Plastiq Pubco Common Stock and Plastiq Pubco Common Warrants on the NYSE after Effective Time;

•

during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•	subject to the terms of CLAA’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time of the Merger:

•

the board of directors of Plastiq Pubco shall consist of at least seven directors, which shall initially be comprised of (i) one director nominee designated reasonably satisfactory to Plastiq to be designated by CLAA and (ii) six or more directors designated by Plastiq;

•

the board of directors of Plastiq Pubco shall have a majority of “independent” directors for the purposes of the NYSE rules, as applicable, each of whom shall serve in such capacity in accordance with the terms of the governing documents of Plastiq Pubco following the Effective Time of the Merger; and

•

the initial officers of CLAA will be as set forth in the Plastiq Disclosure Letter (as may be updated by Plastiq prior to Closing following written notice to CLAA), who will serve in such capacity in accordance with the terms of the governing documents of Plastiq Pubco following the Effective Time of the Merger;

•

subject to approval of CLAA’s shareholders, in accordance with applicable law, or any applicable rules and regulations of the SEC and NYSE, and CLAA’s governing documents, cause the Domestication to become effective at least one day prior to the Effective Time of the Merger (see “Domestication Proposal”);

•

from and after the Effective Time of the Merger, indemnify and hold harmless each present and former director and officer of Plastiq and CLAA and each of their respective subsidiaries against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•

maintain, and cause its subsidiaries to maintain for a period of not less than six years from the Effective Time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of CLAA and its subsidiaries’ former and current officers, directors and employees and agents, no less favorable to those persons than as contemplated by the applicable governing documents of Plastiq immediately prior to the Effective Time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by CLAA’s, Plastiq’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will CLAA be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by CLAA or Plastiq, as applicable, for such insurance policy as was in effect as of immediately prior to the Effective Time;

•

on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Plastiq and CLAA with the post-Closing directors and officers of Plastiq Pubco, which indemnification agreements will continue to be effective following the Closing; and

•

from the date of the Merger Agreement through the Effective Time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law.

Covenants of Plastiq

Pursuant to the Merger Agreement, Plastiq has agreed, among other things, to:

•

subject to confidentiality obligations that may be applicable to information furnished to Plastiq or any of its subsidiaries by third parties and except for any information that is confidential and/or subject to attorney-client privilege, and to the extent permitted by applicable law, afford CLAA and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Plastiq and its subsidiaries that are in the possession of Plastiq or its subsidiaries as such representatives may reasonably request;

•

provide to CLAA and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Plastiq and its subsidiaries during the Interim Period, in each case, as CLAA or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Plastiq or its subsidiaries, and (iii) copies of any communications sent or received by Plastiq or its subsidiaries in connection with such legal proceedings, matters and decisions;

•

Terminate or settle at or prior to closing without further liability to CLAA, Plastiq or any of the Plastiq subsidiaries, all affiliate agreements listed on Section 6.3 of the Plastiq Disclosure Letter;

•	as soon as reasonably practicable following the date of the Merger Agreement, Plastiq shall deliver to CLAA audited consolidated balance sheets and statements of operations and comprehensive loss,

stockholders’ equity and cash flows of Plastiq and its subsidiaries as of and for the years ended December 31, 2021 and 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”);

•

as soon as reasonably practicable following the date of the Merger Agreement, Plastiq shall deliver to CLAA unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of Plastiq and its subsidiaries as of and for the three-month period ending March 31, 2022, the three month period ending June 30, 2022, and solely in the event the registration statement is not declared effective by November 14, 2022, for the three month period ending September 30, 2022, in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•

during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any person with respect to certain alternative transactions, (ii) execute or enter into an agreement or any other arrangement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction or (v) agree or otherwise commit to enter into or engage in any of the foregoing; and

•

during the Interim Period to promptly (and in any event within two business days) notify, in writing, CLAA of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information, and thereafter to promptly (and in any event within 24 hours) keep CLAA reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal (including any material changes thereto).

Joint Covenants of CLAA and Plastiq

In addition, each of CLAA and Plastiq has agreed, among other things, to take certain actions set forth below.

•

Each of CLAA and Plastiq will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•	Each of CLAA and Plastiq will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement;

•

Each of CLAA and Plastiq will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes;

•

Each of CLAA and Plastiq will, comply promptly, but in no event later than 15 days after the date of the Merger Agreement, with the notification requirements of the Licensing Approval (as defined in the Merger Agreement);

•

As promptly as practicable after the execution of the Merger Agreement and receipt of the PCAOB audited financials, CLAA and Plastiq will jointly prepare and CLAA will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of Plastiq Pubco Common Stock, Plastiq Pubco Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of CLAA Class A Common Stock, CLAA Common Warrants and units comprising such to be issued in connection with the Domestication, (ii) the shares of Plastiq Pubco Common Stock underlying each Plastiq Pubco Option and each restricted Public Pubco Common Stock and (iii) the shares of Plastiq Pubco Common Stock that constitute the Aggregate Merger Consideration;

•

Each of CLAA and Plastiq will use its reasonable best efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•

CLAA will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement to shareholders of CLAA, (ii) give notice, convene and hold a general meeting of the shareholders holding CLAA common stock to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Section 710 of NYSE Listing Rules, as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of CLAA Class A Ordinary Shares to vote in favor of each of the Condition Precedent Proposals, and (iv) provide the holders of CLAA Class A Ordinary Shares with the opportunity to elect to effect a Redemption;

•

Plastiq will use its reasonable best efforts to solicit and obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Plastiq Stockholder Approval”), by written consent of collective holders of shares of Plastiq Capital Stock sufficient to obtain Plastiq Stockholder approval promptly following the time at which the registration statement will have been declared effective under the Securities Act and delivered or otherwise made available to stockholders. Plastiq will provide CLAA with copies of all written consents it receives within 1 business day following receipt of such written consent. If Plastiq Stockholder Approval is obtained, then promptly following the receipt of the required written consents, Plastiq shall prepare and deliver to its stockholders who have not consented the notice required by section 228(e) and 262 of the DGCL;

•

To the extent Plastiq Stockholder Approval is not delivered within three business days following the effectiveness of the registration statement, then Plastiq shall take all action necessary to duly call, convene and hold a meeting of the stockholders of Plastiq as soon as practicable and, in connection therewith, Plastiq shall (x) mail a stockholder information statement and proxy solicitation which shall include, without limitation, the Registration Statement and a notice of dissent and appraisal rights as required under applicable Delaware law to the stockholders of Plastiq in advance of such meeting for the purpose of soliciting from the stockholders of Plastiq proxies to vote in favor of the adoption of the Merger Agreement and approval of the Merger; and (y) use its reasonable best efforts to secure the vote or consent of the stockholders of Plastiq required by applicable law to obtain such approval. Plastiq shall keep CLAA updated with respect to proxy solicitation results as requested by CLAA. Once the stockholders meeting of Plastiq has been duly called and noticed, Plastiq shall not postpone or adjourn the such company stockholder meeting without the consent of CLAA (other than: (i) in order to obtain a quorum of stockholders of Plastiq; or (ii) as reasonably determined by Plastiq to comply with applicable law). Plastiq will use its reasonable best efforts to cooperate with CLAA to hold the stockholders meeting of Plastiq prior to, or, on the same day and at the same time as CLAA Shareholders’ Meeting as soon as reasonably practicable after the date of the Merger Agreement, and to set the same record date for each such meeting;

•

CLAA and Plastiq will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of CLAA, Plastiq, or their respective affiliates are required to obtain in order to consummate the Merger;

•

Each of Plastiq and CLAA will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Plastiq Capital Stock or acquisitions of shares of Plastiq Pubco common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16B-3 promulgated under the Exchange Act;

•

Each of Plastiq and CLAA will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement; and

•

From and after the date of this Merger Agreement until the Closing, CLAA, on the one hand, and Plastiq, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands, inquiries or other stockholder legal proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto other than any appraisal claims contemplated by Section 3.5 of the Merger Agreement (collectively, the “Transaction Litigation”) commenced against, in the case of CLAA or Merger Sub, CLAA or Merger Sub or any of their respective representatives (in their capacity as a representative of CLAA or Merger Sub) or, in the case of Plastiq, Plastiq or its Subsidiaries or any of their respective representatives (in their capacity as a representative of Plastiq or its Subsidiaries). CLAA and Plastiq shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation; provided, however, that in no event shall CLAA or Merger Sub, on one hand, or Plastiq or its Subsidiaries, on the other hand, or, in any case, any of their respective representatives settle or compromise any Transaction Litigation without the prior written consent of Plastiq or CLAA, as the case may be.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisifed or waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. If not satisfied, there can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Condition Precedent Proposals by CLAA’s shareholders will have been obtained (the “CLAA Shareholder Approval”);

•	Plastiq Stockholder Approval shall have been obtained;

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•

the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the (i) Sponsor Support Agreement, (ii) Plastiq Stockholder Voting and Support Agreement, (iii) Confidentiality Agreement, (iv) the Plastiq Pubco Certificate of Incorporation, (v) the Bylaws of Plastiq Pubco, or (vi) the Amended and Restated Registration Rights Agreement (collectively, the “Ancillary Agreements”) will have expired or been terminated;

•	there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award from any governmental authority enjoining or prohibiting the consummation of the Merger;

•	the shares of Plastiq Pubco Common Stock to be issued in connection with the Merger and Plastiq Pubco Warrants will have been approved for listing on the NYSE; and

•	CLAA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

•	The Licensing Approval (as defined in the Merger Agreement) will have been obtained.

•

A Financing Arrangement (as defined in the Merger Agreement) will be in effect and made available to CLAA for the benefit of Plastiq in an amount that is reflective of CLAA’s and Plastiq’s liquidity needs after any redemptions.

Conditions to the Obligations of CLAA and Merger Sub

The obligations of CLAA and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CLAA and Merger Sub:

•

certain capitalization representations and warranties of Plastiq contained in Section 4.6 of the Merger Agreement will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements.

•

each of the Plastiq Fundamental Representations (except for those certain capitalization representations and warranties described above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•	each of the remaining representations and warranties of Plastiq contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Plastiq Material Adverse Effect;

•	each of the covenants of Plastiq to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period); and

•	no Plastiq Material Adverse Effect has occurred since the execution of the Merger Agreement and be continuing.

Conditions to the Obligations of Plastiq

The obligation of Plastiq to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Plastiq:

•

certain capitalization representations and warranties of CLAA contained in Section 5.12 of the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•

each of the CLAA Representations (except for those certain capitalizational reprsentations and warranties described above) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•	each of the covenants of CLAA to be performed as of or prior to the Closing will have been performed in all material respects; and

•

the Domestication will have been completed as contemplated by the Merger Agreement and a time- stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Plastiq (for additional information, see “Domestication Proposal”).

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	by written consent of Plastiq and CLAA;

•	by Plastiq or CLAA if any governmental order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

•

by Plastiq if the CLAA Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of CLAA’s shareholders duly convened therefor or at any adjournment thereof;

•

prior to the Closing, by written notice to Plastiq from CLAA in the event of certain uncured breaches on the part of Plastiq or if the Closing has not occurred on or before March 3, 2023 (the “Agreement End Date”), unless CLAA is in material breach of the Merger Agreement; or

•

prior to the Closing, by written notice to CLAA from Plastiq in the event of certain uncured breaches on the part of CLAA or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Plastiq is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Plastiq, CLAA or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement or fraud, occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its respective board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing approved by the respective board of directors of CLAA and Plastiq and executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Plastiq Pubco will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Plastiq and CLAA. CLAA and Plastiq will exchange written statements listing all accrued and unpaid transaction expenses not less than one business day prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the below related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, CLAA, the Sponsor and Plastiq entered into the Sponsor Support Agreement, dated as of August 3, 2022 (the “Sponsor Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex G. Pursuant to the Sponsor Support Agreement, the Sponsor, among other things, (i) vote all of its shares in favor of each Condition Precedent Proposal and (ii) vote against any proposals that run counter to any provision of the Sponsor Support Agreement or to the consummation of the Business Combination, in each case, subject to the terms and conditions of the Sponsor Support Agreement. In addition, Plastiq agreed to indemnify the Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing. Each officer and director of CLAA has entered into a letter agreement with CLAA in connection with CLAA’s initial public offering, pursuant to which they agreed to (i) vote any founder shares held by them and any public shares purchased during or after the initial public offering (including in open market and privately-negotiated transactions) in favor of the Business Combination and (ii) not amend, terminate or otherwise modify that certain letter agreement without the Company’s prior written consent.

Pursuant to the Sponsor Support Agreement, any shares of Plastiq Pubco Common Stock owned by the Sponsor immediately following the Closing will be subject to a lock-up period that lasts until 180 days following the Closing, and the Sponsor will not transfer any CLAA shares until the Closing. Any securities of CLAA that the Sponsor newly acquires or purchases after the date of the Sponsor Support Agreement will also be subject to the terms of the Sponsor Support Agreement. If at least 120 days have elapsed since the Closing and the lock-up period is scheduled to end during, or within five trading days prior to, a period during which trading would not be permitted under Plastiq Pubco’s insider trading policy (the “Blackout Period”), the lock-up period will end ten trading days prior to such Blackout Period. After the Domestication and immediately prior to the Closing, the Sponsor will forfeit 1,250,000 shares of Plastiq Pubco Common Stock held by it, and, solely in the event the amount of cash in CLAA’s trust account (after taking into account any redemptions) is less than $75 million, the Sponsor will forfeit an additional 1,250,000 shares of Plastiq Pubco Common Stock held by it.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) such date and time as the Merger Agreement shall be terminated in accordance with Article XI thereof, (b) the liquidation of CLAA and (c) the written agreement of CLAA, the Sponsor and Plastiq. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Plastiq Holders Voting and Support Agreement

In connection with the execution of the Merger Agreement, CLAA entered into a voting support agreement with Plastiq and certain stockholders of Plastiq party thereto (the “Voting Plastiq Stockholders”), a copy of which is attached to this proxy statement/prospectus as Annex F (the “Plastiq Holders Voting and Support Agreement”). Pursuant to the Plastiq Holders Voting and Support Agreement, such Plastiq Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Plastiq Holders Voting and Support Agreement.

Pursuant to the Plastiq Holders Voting and Support Agreement, the Voting Plastiq Stockholders also agreed to, among other things, (i) exercise the drag-along rights pursuant to that certain Seventh Amended and Restated Voting Agreement, dated as of November 12, 2021, by and among Plastiq and the Plastiq Stockholders party thereto, (ii) vote in favor of the Business Combination and any other matters necessary or reasonably requested by Plastiq for the consummation of the Business Combination and (iii) vote against any proposals that run counter to any provision of the Plastiq Holders Voting and Support Agreement or to the consummation of the Business Combination. The Plastiq Holders Voting and Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the effective time of the Merger, (b) such date and time as the Merger Agreement shall be terminated in accordance with Article XI thereof, and (c) the written agreement of CLAA, the certain Plastiq Stockholder and Plastiq.

A&R Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Plastiq Pubco, the Sponsor, certain members of the Sponsor (“Sponsor Members) and certain former stockholders of Plastiq (the “Plastiq Holders” and, collectively with the Sponsor and Sponsor Members, the “Registration Rights Holders”), will enter into the A&R Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E, pursuant to which Plastiq Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Plastiq Pubco Common Stock and other equity securities of Plastiq Pubco that are held by the parties thereto from time to time. Pursuant to the A&R Registration Rights Agreement, the A&R Registration Rights Holders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Plastiq Pubco Common Stock held by such parties following the consummation of the Merger.

Pursuant to the A&R Registration Rights Agreement, the shares of Plastiq Pubco Common Stock held by the Plastiq Holders will be subject to a lock-up period, as described in the proposed bylaws to be adopted by Plastiq Pubco at the Closing, which provides that the Plastiq Holders may not transfer any shares of Plastiq Pubco Common Stock held by them for a period of 180 days after the Closing, except to certain permitted transferees.

The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by CLAA, Sponsor and the other parties thereto in connection with CLAA’s initial public offering. The A&R Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the A&R Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Expected Accounting Treatment of the Business Combination Proposal

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of CLAA as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of CLAA immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, CLAA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Plastiq issuing stock for the net assets of CLAA, accompanied by a recapitalization. The net assets of CLAA will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regulatory Matters

Neither CLAA nor Plastiq are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that CLAA’s entry into the Merger Agreement, dated as of August 3, 2022 (as amended by the First Amendment and as the same may be further amended, the “Merger Agreement”), by and among CLAA, Pasadena Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of CLAA (“Merger Sub”) and Plastiq Inc., a Delaware corporation (“Plastiq”), (copies of which are attached to the proxy statement/prospectus as Annex A-1 and Annex A-2), pursuant to which, among other things, following the Domestication of CLAA to Delaware as described below, the merger of Merger Sub with and into Plastiq (the “Merger”), with Plastiq surviving the Merger, as a wholly-owned subsidiary of CLAA (to be renamed “Plastiq Inc.” (“Plastiq Pubco”) in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of the CLAA Board

THE CLAA BOARD UNANIMOUSLY RECOMMENDS THAT CLAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The CLAA Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of CLAA’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then CLAA is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the CLAA Board has unanimously approved a change of CLAA’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, CLAA will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation, the Proposed By-Laws and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CLAA will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Proposed Transaction, the corporate name of CLAA will change to “Plastiq Inc.”

Immediately prior to the Domestication, each CLAA Class B Ordinary Share, par value $0.0001 per share, then issued and outstanding will automatically be converted into one CLAA Class A Ordinary Share. As a result of and upon the effective time of the Domestication, (a) each CLAA Class A Ordinary Share then issued and outstanding will remain outstanding and will convert automatically into one Plastiq Pubco Common Share (provided that if the Redemption takes place before the Domestication, each CLAA Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their CLAA Class A Ordinary Shares will not be so converted and will entitle the holder thereof to receive only cash in an amount equal to the Redemption Price), (b) each CLAA Warrant will be converted automatically into a Plastiq Pubco Warrant on the same terms as the CLAA Warrants and (c) each CLAA Unit then issued and outstanding as of immediately prior to the Domestication will automatically be converted into one Plastiq Pubco Unit, representing one share of Plastiq Pubco Common Stock and one-fifth of one Plastiq Pubco Warrant, and, in connection with the Closing, each Plastiq Pubco Unit will be separated into its component parts, consisting of one share of Plastiq Pubco Common Stock and one-fifth of one Plastiq Pubco Warrant. No fractional Plastiq Pubco Warrants will be issued upon separation of the CLAA Units.

The Domestication Proposal, if approved, will approve a change of CLAA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CLAA is currently governed by the Companies Act, upon the Domestication, Plastiq Pubco will be governed by the DGCL. CLAA encourages shareholders to carefully consult the information set out below under “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Reasons for the Domestication

The CLAA Board believes that it would be in the best interests of CLAA, simultaneously with the completion of the Proposed Transaction, to effect the Domestication. Further, the CLAA Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Plastiq Pubco will operate within the United States following the Proposed Transaction, it was the view of the CLAA Board that Plastiq Pubco should be structured as a corporation organized in the United States.

The CLAA Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of CLAA and its shareholders. These additional reasons can be summarized as follows:

•

Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as CLAA’s.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. CLAA believes such clarity would be advantageous to Plastiq Pubco, the Plastiq Pubco Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Plastiq Pubco’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Plastiq Pubco’s incorporation in Delaware may make Plastiq Pubco more attractive to future candidates for the Plastiq Pubco Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, CLAA has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The CLAA Board therefore believes that providing the benefits afforded directors by Delaware law will enable Plastiq Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for CLAA’s stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, CLAA believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, CLAA believes that the corporate environment afforded by Delaware will enable Plastiq Pubco to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The CLAA Board believes that it would be in the best interests of CLAA to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “Plastiq Inc.” in order to more accurately reflect the business purpose and activities of Plastiq Pubco.

Regulatory Approvals; Third-Party Consents

CLAA is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Merger, it will not occur unless the Merger can be completed, which will require the approvals as described under the section entitled “The Business Combination Proposal”. CLAA must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with NYSE of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon CLAA and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed By-Laws

Commencing with the effective time of the Domestication, which will be the effective time of the Business Combination, the Proposed Certificate of Incorporation and the Proposed By-Laws will govern the rights of stockholders in Plastiq Pubco.

A chart comparing your rights as a holder of CLAA Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of the shares of Plastiq Pubco Common Stock can be found in the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication”.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of Plastiq Pubco will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of CLAA and affect the powers of Plastiq Pubco Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, the share owners of Plastiq Pubco may continue to be referred to as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Requirements for Stockholder/ Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary

Provision	Delaware	Cayman Islands
	majority of those present and voting, provided a quorum is present.	resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the general meeting or by special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of not less than two-thirds of the shares, who, being present in person or by proxy and entitled to vote, vote at the general meeting.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records Stockholder/Shareholder Lawsuits	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	A shareholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal 5B).

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	Delaware	Cayman Islands
	would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the Plastiq Pubco Board will be classified after the Closing, pursuant to the Proposed Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.	Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Number of Directors	The number of directors is fixed by the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The by-laws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

	In addition to fiduciary duties, directors owe a duty of care, diligence and skill.	Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Provision	Delaware	Cayman Islands
cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of CLAA. There will be no accounting effect or change in the carrying amount of the assets and liabilities of CLAA as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of CLAA immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue CLAA outside the jurisdiction of the Cayman Islands, holders of the CLAA Class B Ordinary Shares will have one vote per CLAA Class B Ordinary Share and holders of CLAA Class A Ordinary Shares will have one vote per CLAA Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of CLAA Class B Ordinary Shares and CLAA Class A Ordinary Shares will have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal), and Proposal No. 7 (the Plastiq Pubco ESPP Proposal).

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that CLAA be de-registered in the Cayman Islands pursuant to Article 49 of the Amended and Restated Articles of Association of CLAA (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Plastiq Pubco in the State of Delaware as a corporation with the laws of the State of Delaware, the name of Plastiq Pubco be changed to “Plastiq Inc.”

Recommendation of the CLAA Board

THE CLAA BOARD UNANIMOUSLY RECOMMENDS THAT CLAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, CLAA’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Why CLAA Needs Shareholder Approval

Under NYSE Listing Rule 312.03(c), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance. Under NYSE Listing Rule 312.03(d), shareholder approval is required prior to an issuance that will result in a change of control of the issuer.

Accordingly, the aggregate number shares of Plastiq Pubco Common Stock that Plastiq Pubco will issue in connection with the Proposed Transaction will exceed 20% of both the voting power and the shares of Plastiq Pubco Common Stock outstanding before such issuance and may result in a change of control of the registrant under NYSE Listing Rule 312.03(d), and for these reasons, CLAA is seeking the approval of CLAA shareholders for the issuance of shares of Plastiq Pubco Common Stock in connection with the Proposed Transaction.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of NYSE’s Listed Company Manual Section 312.03, the issuance of shares of Plastiq Pubco Common Stock pursuant to the Merger Agreement to Plastiq Stockholders, be approved in all respects.”

Recommendation of the CLAA Board

THE CLAA BOARD UNANIMOUSLY RECOMMENDS THAT CLAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

If the Domestication Proposal is approved and the Business Combination is consummated, CLAA will replace the current amended and restated memorandum of association of CLAA (as may be amended from time to time) under the Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of CLAA (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new by-laws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Plastiq Pubco in each case, pursuant to the DGCL.

CLAA’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

Reasons for the Amendments

The CLAA Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B-1, and by reference to the full text of the Proposed By-Laws, a copy of which is included as Annex B-2:

•	To change the corporate name from “Colonnade Acquisition Corp. II” to “Plastiq Inc.”;

•

To change the total number of shares of our capital stock from (a) 500,000,000 CLAA Class A Ordinary Shares, 50,000,000 CLAA Class B Ordinary Shares and 5,000,000 preference shares, par value $0.0001 per share, of CLAA to (b) [●] shares of Plastiq Pubco Common Stock and [●] shares of Plastiq Pubco Preferred Stock;

•	To provide for the classification of the board of directors, such that approximately one-third of the Board will be elected each year; and

•

To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed By-Laws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws (copies of which are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through L.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the CLAA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of CLAA Ordinary Shares.

Recommendation of the CLAA Board

THE CLAA BOARD UNANIMOUSLY RECOMMENDS THAT CLAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is consummated, CLAA will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of Plastiq Pubco, under the DGCL.

CLAA’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution eight separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These eight proposals are being presented separately to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of CLAA, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B-1 and the complete text of the Proposed By-Laws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, CLAA encourages shareholders to carefully consult the information set out under the section entitled “The Business Combination Proposal – Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

Advisory Charter Proposal	Description of Change
Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 551,000,000 CLAA Ordinary Shares, consisting of 500,000,000 CLAA Class A Ordinary Shares, 50,000,000 CLAA Class B Ordinary Shares and 1,000,000 CLAA preference shares. See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize [    ] shares, consisting of [    ] shares of Plastiq Pubco Common Stock and [    ] shares of Plastiq Pubco Preferred Stock. See Article IV of the Proposed Certificate of Incorporation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)

The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. See Article XII of the Proposed Certificate of Incorporation.

Advisory Charter Proposal	Description of Change
Required Vote to Amend Charter (Advisory Organizational Documents Proposal 5C)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares represented in person or by proxy and entitled to vote at a general meeting and who vote at a general meeting. See Article 18 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions providing the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitles to vote generally in the election of directors, voting together as a single class, to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII or Article XIII of the Proposed Certificate of Incorporation. See Article XIII of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 5D)

The Cayman Constitutional Documents provide that prior to the closing of an initial business combination, holders of CLAA Class B Ordinary Shares may remove any director, and that after the closing of an initial business combination, shareholders may by an ordinary resolution remove any director. See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions permitting the removal of a director only for cause and only by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class. See Article VII of the Proposed Certificate of Incorporation.

Required Vote to Amend Bylaws (Advisory Organizational Documents Proposal 5E)

The Cayman Constitutional Documents provide that CLAA may, by Special Resolution, alter or add to the (i) Articles of Association or (ii) Memorandum with respect to any objects, powers or other matters specified therein. See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions permitting holders of outstanding shares of capital stock to alter, amend or repeal the Proposed Bylaws, provided they receive 66 2/3% of the voting power. See Article VII(F) of the Proposed Certificate of Incorporation.

Advisory Charter Proposal	Description of Change
Special Meetings (Advisory Organizational Documents Proposal 5F)

The Cayman Constitutional Documents permit shareholders to approve special resolutions in writing when signed by or on behalf of all of the shareholders for the time being entitled to receive notice of an to attend and vote at general meetings. Such passage shall be valid and effective as if the resolution had been passed at a general meeting of CLAA duly convened and held. See Article 23.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents adopt provisions requiring that special meetings may be called only by the Plastiq Pubco Board (except in the case of any holders of Preferred Stock if applicable). See Article VIII of the Proposed Certificate of Incorporation.

Written Consent (Advisory Organizational Documents Proposal 5G)

The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution of all of the shareholders entitled to receive notice of and to attend and vote at general meetings. See Article 23.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents approve provisions that prohibit stockholder action by written consent in lieu of a meeting. See Article VIII of the Proposed Certificate of Incorporation.

Additional Changes (Advisory Organizational Documents Proposal 5H)

The Cayman Constitutional Documents include provisions related to CLAA’s status as a blank check company prior to the consummation of an initial business combination. See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to CLAA’s status as a blank check company, which will no longer apply upon consummation of the Merger, as CLAA will cease to be a blank check company at such time.

Overview

Our shareholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Organizational Documents, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by the Companies Act or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, CLAA is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory in nature, and are not binding on CLAA or the CLAA Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, CLAA intends that the Proposed Organizational Documents will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

Advisory Organizational Documents Proposal 5A — Authorized Shares

CLAA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of CLAA from (a) 500,000,000 CLAA Class A Ordinary Shares, 50,000,000 CLAA Class B Ordinary Shares and 5,000,000 preference shares, par value $0.0001 per share, of CLAA (the “CLAA Preference Shares”) to (b) [●] shares of Plastiq Pubco Common Stock and [●] shares of Plastiq Pubco Preferred Stock.

As of the date of this proxy statement/prospectus, there are (a) 33,000,000 CLAA Class A Ordinary Shares issued and outstanding, (b) 8,250,000 CLAA Class B Ordinary Shares issued and outstanding and (c) no CLAA Preference Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (i) 6,600,000 Public Warrants and (ii) 5,733,333 Private Placement Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the CLAA Warrants will be exercisable after giving effect to the Merger for one share of Plastiq Pubco Common Stock at an exercise price of $11.50 per share. No CLAA Warrants are exercisable until the later of (x) 12 months from the closing of the IPO and (y) 30 days after the Closing.

Pursuant to the Merger Agreement, Plastiq Pubco will issue or, as applicable, reserve for issuance in respect of awards under the Plastiq Pubco Incentive Award Plan and the Plastiq Pubco ESPP outstanding as of immediately prior to the Closing that will be converted into awards based on Plastiq Pubco Common Stock.

In order to ensure that Plastiq Pubco has sufficient authorized capital for future issuances, the CLAA Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Plastiq Pubco change the authorized capital stock of CLAA from (a) 500,000,000 CLAA Class A Ordinary Shares, 50,000,000 CLAA Class B Ordinary Shares and 5,000,000 CLAA Preference Shares to (b) [●] shares of Plastiq Pubco Common Stock and [●] shares of Plastiq Pubco Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Plastiq Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized capital stock of CLAA be changed from 500,000,000 CLAA Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 CLAA Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 Preference Shares, par value $0.0001 per share, to [●] shares of Plastiq Pubco Common Stock, par value $0.0001 per share of Plastiq Pubco, and [●] shares of Plastiq Pubco Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”

Advisory Organizational Documents Proposal 5B — Exclusive Forum Provision

CLAA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States of America as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended.

The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) for (a) any derivative action or proceeding brought on Plastiq Pubco’s behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Plastiq Pubco to Plastiq Pubco or Plastiq Pubco’s stockholders, (c) any action asserting a claim against Plastiq Pubco or any director or officer of Plastiq Pubco (i) arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed By-Laws (as amended or restated) or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (d) any action asserting a claim against Plastiq Pubco or any current or former director, officer, employee, stockholder or agent of Plastiq Pubco governed by the internal affairs doctrine of the law of the State of Delaware. The Proposed Certificate of Incorporation further provides that unless Plastiq Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Certificate of Incorporation will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Plastiq Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America be adopted as the exclusive forum for asserting a cause under the Securities Act of 1933, as amended, as described in Advisory Organizational Documents Proposal 5B.”

Advisory Organizational Documents Proposal 5C — Required Vote to Amend Charter

CLAA’s shareholders are being asked to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII or Article XIII of the Proposed Certificate of Incorporation.

The above is qualified by a provision that so long as any shares of Plastiq Pubco Common Stock remain outstanding, Plastiq Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Plastiq Pubco Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Plastiq Pubco Common Stock so as to affect them adversely.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII or Article XIII of the Proposed Certificate of Incorporation; provided that, so long as any shares of Plastiq Pubco Common Stock remain outstanding, Plastiq Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Plastiq Pubco Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Certificate of Incorporation in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Plastiq Pubco Common Stock so as to affect them adversely as described in Advisory Organizational Documents Proposal 5C, be approved.”

Advisory Organizational Documents Proposal 5D — Removal of Directors

CLAA’s shareholders are being asked to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Plastiq Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5D, be approved.”

Advisory Organizational Documents Proposal 5E — Required Vote to Amend Bylaws

CLAA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class, will be required for stockholders to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5E, be approved.”

Advisory Organizational Documents Proposal 5F — Special Meetings

CLAA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring that special meetings may be called only by the Plastiq Pubco Board (except in the case of any holders of Preferred Stock if applicable).

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions requiring that special meetings may be called only by the Plastiq Pubco Board (except in the case of any holders of Preferred Stock if applicable), as described in Advisory Organizational Documents Proposal 5F, be approved.”

Advisory Organizational Documents Proposal 5G — Written Consent

CLAA’s shareholders are being asked to approve provisions that prohibit stockholder action by written consent in lieu of a meeting.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, as described in Advisory Organizational Documents Proposal 5G, be approved.”

Advisory Organizational Documents Proposal 5H — Additional Changes

CLAA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (a) making Plastiq Pubco’s corporate existence perpetual, and (b) removing certain provisions related to CLAA’s status as a blank check company that will no longer be applicable upon Closing.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of CLAA’s operations should CLAA not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the Closing, Plastiq Pubco, will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Plastiq Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Implementation of the provisions of the Proposed Organizational Documents will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 5, there are other differences between the Cayman Constitutional Documents and the Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve the Organizational Documents Proposal.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Plastiq Pubco’s corporate existence perpetual and (ii) removing certain provisions related to CLAA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CLAA Board believes is necessary to adequately address the needs of Plastiq Pubco after the Business Combination, as described in Advisory Organizational Documents Proposal 5H, be approved.”

Reasons for Amendments

Advisory Organizational Documents Proposal 5A — Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of Plastiq Pubco that will enable it to continue as an operating company governed by the DGCL. The CLAA Board believes that it is important for CLAA to have available for issuance a number of authorized shares of Plastiq Pubco Common Stock and Plastiq Pubco Preferred Stock sufficient to support our growth and to provide flexibility for future corporate needs.

Advisory Organizational Documents Proposal 5B — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Plastiq Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The CLAA Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Plastiq Pubco will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The CLAA Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law. This provision in the Proposed Certificate of Incorporation will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Plastiq Pubco’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 5C — Required Vote to Amend Charter

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at a general meeting, vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares to amend, alter, repeal or rescind Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII or Article XIII of the Proposed Certificate of Incorporation. The amendments are intended to protect certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 5D — Removal of Directors

The Cayman Constitutional Documents provide that before a business combination, holders of CLAA Class B Ordinary Shares may remove any director, and that after a business combination, CLAA shareholders may by an ordinary resolution remove any director. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors. The CLAA Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Plastiq Pubco’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Plastiq Pubco Board.

Advisory Organizational Documents Proposal 5E — Required Vote to Amend Bylaws

The CLAA Board believes that supermajority voting requirements described in Advisory Organizational Document Proposal 5E is appropriate to protect our Bylaws from arbitrary amendments and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 5F — Special Meetings

The Cayman Constitutional Documents permit only holders of CLAA Class B Ordinary Shares to take action by written consent in lieu of taking action at a general meeting. The Proposed Organizational Documents instead prohibit stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent. The CLAA Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Advisory Organizational Documents Proposal 5G — Written Consent

Under the Proposed Organizational Documents, Plastiq Pubco’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of Plastiq Pubco.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Plastiq Pubco Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which CLAA is aware to obtain control of Plastiq Pubco, and CLAA and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the CLAA Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Plastiq Pubco. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with Plastiq Pubco Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Organizational Documents Proposal 5H — Additional Changes

The CLAA Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Plastiq and to clearly identify Plastiq Pubco as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the CLAA Board believes that it is the most appropriate period for CLAA following the Closing.

The elimination of certain provisions related to CLAA’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Plastiq Pubco and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the CLAA Board believes it is the most appropriate period for Plastiq Pubco following the Closing. In addition, certain other provisions in the Cayman Constitutional Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of CLAA has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the CLAA Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

Recommendation of the CLAA Board

THE CLAA BOARD UNANIMOUSLY RECOMMENDS THAT CLAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of CLAA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLAA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE PLASTIQ PUBCO INCENTIVE AWARD PLAN PROPOSAL

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, CLAA is asking its shareholders to approve by ordinary resolution the Plastiq Inc. 2022 Incentive Award Plan (the “Incentive Award Plan”) and the material terms thereunder. The CLAA board of directors intends to approve the Incentive Award Plan, prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. The Incentive Award Plan will become effective on the date immediately prior to the Closing, subject to the approval of the CLAA board of directors and the approval from the CLAA shareholders within 12 months following the date the CLAA board of directors approved the Incentive Award Plan.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is attached to this proxy statement/prospectus as Annex C.

The Incentive Award Plan

The principal purpose of the Incentive Award Plan is to attract, retain and motivate selected employees, consultants and directors by providing these individuals with equity ownership opportunities and/or equity-linked compensation opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of employees, directors and consultants with those of shareholders by giving employees, directors and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The CLAA board of directors believes that equity awards are necessary for Plastiq Pubco to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees and other service providers.

Summary of the Incentive Award Plan

This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan.

Eligibility and Administration

Awards under the Incentive Award Plan may be granted to our employees, directors and consultants and employees and consultants of certain of our subsidiaries. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”). Following the Closing, Plastiq Pubco is expected to have approximately [ ] employees, [ ] non-employee directors and [ ] other individual service providers who may be eligible to receive awards under the Incentive Award Plan.

The Incentive Award Plan provides that it will be administered by our board of directors (the “Board”), which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (collectively, the “administrator”), subject to the limitations imposed under the Incentive Award Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the Closing, we expect the compensation committee of the Plastiq Pubco Board to be appointed by Plastiq Pubco Board to administer the Incentive Award Plan.

The administrator will have the authority to take all actions and make all determinations under the Incentive Award Plan, to interpret the Incentive Award Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Award Plan as it deems advisable. The administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Award Plan.

Shares Available for Awards

Under the Incentive Award Plan, [●] shares of our common stock will be initially reserved for issuance pursuant to awards and will be increased by (i) the number of shares of common stock represented by awards outstanding under the Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan, as amended (the “Prior Plan”), that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on (and including) January 1, 2033, equal to the lesser of (A) 3% of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding calendar year and (B) such smaller number of shares of common stock as determined by our board of directors or compensation committee. However, no more than [●] shares of common stock may be issued upon the exercise of ISOs.

The following counting provisions will be in effect for the share reserve under the Incentive Award Plan:

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to the extent that an award or a Prior Plan award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the company acquiring the shares covered by the award or Prior Plan award at a price not greater than the price paid by the participant, or not issuing any shares covered by the award or Prior Plan award, such shares will be available for future grants under the Incentive Award Plan;

•	to the extent shares are tendered or withheld to satisfy the tax withholding obligation with respect to any award, such shares will be available for future grants under the Incentive Award Plan;

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to the extent shares are tendered or withheld in payment of the exercise price of a stock option or not issued in connection with stock settlement of a stock appreciation right (“SAR”), such shares will be available for future grants under the Incentive Award Plan;

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the payment of dividend equivalents in cash in conjunction with any outstanding awards or Prior Plan awards will not be counted against the shares available for issuance under the Incentive Award Plan; and

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to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the Incentive Award Plan.

The Incentive Award Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $1,500,000.

Types of Awards

The Incentive Award Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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Non-Qualified Stock Options (“NSOs”) provide for the right to purchase shares of our common stock at a specified price that may not be less than fair market value on the grant date, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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ISOs will be designed in a manner intended to comply with the provisions of Section 422 of Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the grant date, may only be granted to employees, and must not be exercisable after a period of ten years measured from the grant date. In the case of an ISO granted to an employee who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price must be at least 110% of the fair market value of a share of common stock on the grant date and the ISO must not be exercisable after a period of five years measured from the grant date.

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Restricted Stock may be granted to any eligible service provider and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, dividends will not be released until restrictions are removed or expire.

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Restricted Stock Units may be awarded to any eligible service provider, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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SARs typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the Incentive Award Plan must be at least 100% of the fair market value of a share of our common stock on the grant date. SARs under the Incentive Award Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

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Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

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Other Stock or Cash Based Awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to eligible service providers and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any service provider who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

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Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to awards subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions

In the event of any extraordinary dividend or other distribution, reorganization, merger, consolidation, split-up, spin off, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the company’s assets, or a sale or exchange of our common stock or other equity securities, change in control, issuance of warrants or other rights to purchase our common stock or other securities, other similar corporate event, other unusual or nonrecurring transaction or event affecting the company or our financial statements or any change in applicable law or accounting principles, the administrator may take one or more of the following actions in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the Incentive Award Plan or with respect to any award thereunder: (i) provide for the cancellation of an outstanding award in exchange for cash or other property with respect to the vested portion of the award (or terminate the award without payment if such value is equal to or less than zero); (ii) provide that the award will vest and, if applicable, become exercisable; (iii) provide for the assumption or substitution of the award by a successor or survivor corporation (or affiliate thereof) with appropriate adjustments to the number and kind of shares subject to, and applicable purchase price or exercise price of, the award; (iv) make adjustments in the number and type of shares (or other property) subject to an outstanding award or with respect to which awards may be granted under the Incentive Award Plan or in the terms and conditions of an outstanding award; (v) replace an award with other rights or property; or (vi) provide that the award will terminate and cannot vest, be exercised or become payable after the event.

In the event of a change in control (as defined in the Incentive Award Plan), to the extent that the successor entity does not assume or substitute for an outstanding award (other than any portion subject to performance-based vesting), then all such awards will become fully vested and exercisable in connection with the transaction. The impact of a change in control on portions of an award subject to performance-based vesting will generally be governed by the terms and conditions of the applicable award agreement or administrator discretion in the absence of such terms and conditions.

Amendment and Termination

Our board of directors may terminate, amend or suspend the Incentive Award Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). No amendments to outstanding awards that materially and adversely affect a participant’s rights under the award may be made without participant consent, except in connection with certain transactions (such as equity restructurings, corporate transactions, or a change in control) or to preserve the intended tax treatment of the participant’s award. Notwithstanding the foregoing, the administrator has the authority to amend any outstanding option or SAR to reduce its exercise price per share or cancel any option or SAR in exchange for cash or another award, in each case, without shareholder approval.

No ISOs may be granted pursuant to the Incentive Award Plan after the tenth anniversary of the effective date of the Incentive Award Plan, and no additional annual share increases to the Incentive Award Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the Incentive Award Plan will remain in force according to the terms of the Incentive Award Plan and the applicable award agreement.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments

The administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Except as the administrator may determine or provide in an award agreement, awards under the Incentive Award Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Incentive Award Plan, and exercise price obligations arising in connection with the exercise of stock options under the Incentive Award Plan, the administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, a promissory note, a “market sell order” and such other consideration as the administrator deems suitable or any combination of the foregoing.

United States Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants in the Incentive Award Plan may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from the United States federal income tax consequences. The following summary of the income tax consequences in respect of the Incentive Award Plan is for general information only. Interested parties should consult their own advisors as to the specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.

Incentive Stock Options

No income will be recognized by a participant for United States federal income tax purposes upon the grant or exercise of an ISO under the Incentive Award Plan. The basis of shares transferred to a participant upon exercise of an ISO is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant generally will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an ISO over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an ISO, a participant may be subject to alternative minimum tax as a result of the exercise.

Non-qualified Stock Options

No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of an NSO. Upon exercise of an NSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of an NSO will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. NSOs are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights

There is expected to be no United States federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock

If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for United States federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b) of the Code. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for United States federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the restricted shares, subject to the deduction limitations described below.

Restricted Stock Units

There generally will be no United States federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash and the fair market value of any common stock the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Stock Awards

If a participant receives a stock award in lieu of a cash payment that would otherwise have been made, the participant generally will be taxed as if the cash payment has been received, and the employer will have a deduction in the same amount.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Excess Parachute Payments

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Incentive Award Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, ”nonqualified deferred compensation” includes equity-based incentive programs, including some stock options, SARs and RSUs. Generally speaking, Section 409A does not apply to ISOs, non-discounted NSO and SARs if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the Incentive Award Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code such that no adverse tax consequences under Section 409A apply to the extent the awards granted under the Incentive Award Plan are not exempt from coverage. However, if the Incentive Award Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the Incentive Award Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The Incentive Award Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New Plan Benefits

As soon as practicable (and in no event later than ten business days) after the date we file a registration statement registering our common stock issuable under the Incentive Award Plan, our board of directors (or a committee thereof) will grant performance-based restricted stock units (“PSUs”) covering an aggregate of 1,000,000 shares of our common stock under the Incentive Award Plan, to be allocated to our employees, as recommended by the Chief Executive Officer to the Plastiq Pubco Board (or a committee thereof). The PSUs will vest as follows: (i) 50% of the PSUs will vest subject to Plastiq or Plastiq Pubco, as applicable, exceeding its net revenue target for the 2022 fiscal year by 10% or more and (ii) 50% of the PSUs will vest subject to Plastiq or Plastiq Pubco, as applicable, exceeding its net revenue target for the 2023 fiscal year by 10% or more. The grantee must remain employed by Plastiq Pubco or an affiliate through the date achievement is determined by the Plastiq Pubco Board after the end of the applicable fiscal year in order to vest in the PSUs, provided that if such grantee is terminated by Plastiq Pubco without “cause,” by the grantee for “good reason” or due to the grantee’s death or “disability” (as these terms will be defined in the Incentive Award Plan or the applicable award agreement) following the end of the applicable fiscal year and prior to the determination date for such year, the grantee will vest in the PSUs that are deemed earned with respect to such year. Although we anticipate that the named executive officers and other executive officers will be granted PSUs, the individual grantees and size of these awards are not currently determinable.

Except with respect to the PSUs described above, grants under the Incentive Award Plan will be made at the discretion of the administrator and are not currently determinable. The value of the awards granted under the Incentive Award Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

CLAA’s directors and executive officers may be considered to have an interest in the approval of the Incentive Award Plan because they may in the future receive awards under the Incentive Award Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Incentive Award Plan.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of Plastiq Inc. 2022 Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Vote Required

The approval of the Plastiq Pubco Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Plastiq Pubco Incentive Award Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Plastiq Pubco Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Board’s Recommendation

THE CLAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PLASTIQ PUBCO INCENTIVE AWARD PLAN PROPOSAL.

THE PLASTIQ PUBCO ESPP PROPOSAL

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, CLAA is asking its shareholders to approve by ordinary resolution the Plastiq Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The CLAA board of directors intends to approve the ESPP, prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. The ESPP will become effective on the date immediately prior to the Closing, subject to approval by the CLAA board of directors and the CLAA shareholders.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex D.

The ESPP

The ESPP is designed to allow our eligible employees and eligible employees of certain of our subsidiaries to purchase shares of our common stock with their accumulated payroll deductions. The ESPP is divided into two components: the “Section 423 Component” and the “Non-Section 423 Component.” The Section 423 Component is intended to qualify under Section 423 of the Code. The Non-Section 423 Component is not intended to qualify under Section 423 of the Code and will be used to grant stock options to certain non-U.S. employees and certain U.S. employees who are employed by certain of our subsidiaries that are not corporations.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Eligibility and Administration

Subject to the terms and conditions of the ESPP, the compensation committee of our board of directors will administer the ESPP (the “administrator”). Our compensation committee may delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administrator.

Shares Available for Awards

The maximum number of shares of our common stock that are authorized for sale under the ESPP is equal to the sum of (a) [                ] shares of common stock, plus (b) an annual increase on the first day of each calendar year beginning on January 1, 2024 and ending on (and including) January 1, 2033, equal to the lesser of (i) 1% of the shares of common stock outstanding on the last day of the immediately preceding calendar year and (ii) such number of shares of common stock as is determined by our board of directors or compensation committee. However, no more than [                ] shares of our common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares of common stock or reacquired shares.

Eligibility

Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our designated subsidiaries on the first day of the offering period, or the enrollment date. Our employees (and, if applicable, any employees of our subsidiaries) who customarily work more than five months in a calendar year or who are customarily scheduled to work at least 20 hours per week will be eligible to participate in the ESPP. An employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP.

Participation

Employees will enroll in the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.

Offering

Under the ESPP, participants are offered the option to purchase shares of our common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the administrator. However, in no event may an offering period be longer than 27 months.

The option purchase price will be the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date.

Unless a participant has previously canceled such participant’s participation in the ESPP before the purchase date, the participant will be deemed to have exercised the participant’s option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that the participant’s accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel such participant’s payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) such participant’s payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, the participant may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

Adjustments

In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, the administrator will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP and the number and price of shares that any participant has elected to purchase under the ESPP. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing before the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing before the new exercise date.

Amendment and Termination

Our board of directors may amend, suspend or terminate the ESPP at any time. However, our board of directors may not amend the ESPP without obtaining shareholder approval to the extent necessary to comply with Section 423 of the Code or to the extent required by applicable laws.

United States Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants in the ESPP may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from the United States federal income tax consequences. The following summary of the income tax consequences in respect of the ESPP is for general information only. Interested parties should consult their own advisors as to the specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.

Section 423 Component

The Section 423 Component of the ESPP is intended to comply with Section 423 of the Code. A participant in the Section 423 Component of the ESPP generally should not recognize taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the ESPP.

However, if a participant in the Section 423 Component disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant in the Section 423 Component disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (I) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

With respect to the Section 423 Component, the participant’s employer will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither the company nor the participant’s employer will be allowed a deduction.

Non-Section 423 Component

A participant in the Non-Section 423 Component will recognize ordinary income equal to the excess, if any, of the fair market value of the common stock on the date of exercise of the option over the purchase price, which income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the exercise date, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

With respect to the Non-Section 423 Component, upon a participant’s purchase of shares under the ESPP, the company or the participant’s employer will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

New Plan Benefits

No awards have previously been granted under the ESPP and no awards have been granted that are contingent on stockholder approval of the ESPP. Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are indeterminable at the date of this proxy statement/prospectus. Consequently, no new plan benefit table is included in this proxy statement/prospectus.

Interests of Certain Persons in this Proposal

CLAA’s directors and executive officers may be considered to have an interest in the approval of the ESPP because they may in the future receive awards under the ESPP. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of employees by adopting the ESPP.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Plastiq Inc. 2022 Employee Stock Purchase Plan, be approved, ratified and confirmed in all respects.”

Vote Required

The approval of the Plastiq Pubco Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The ESPP is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Plastiq Pubco Employee Stock Purchase Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Board’s Recommendation

THE CLAA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLAA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PLASTIQ PUBCO ESPP PROPOSAL.

THE SHAREHOLDER ADJOURNMENT PROPOSAL

The Shareholder Adjournment Proposal allows the CLAA Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Shareholder Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, CLAA and their members and shareholders, respectively, to make purchases of CLAA Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination”.

Consequences if the Shareholder Adjournment Proposal is Not Approved

If the Shareholder Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the CLAA Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Proposed Transaction would not be completed.

Vote Required for Approval

The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the CLAA Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under Cayman Islands law. However, for purposes of NYSE rules, an abstention will be counted as a vote “against” Proposal No. 3 (The Stock Issuance Proposal), Proposal No. 6 (The Plastiq Pubco Incentive Award Plan Proposal) and Proposal No. 7 (The Plastiq Pubco ESPP Proposal).

The Shareholder Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the CLAA Board

THE CLAA BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHAREHOLDER ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of CLAA’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of CLAA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Certain Benefits of CLAA’s Directors and Officers and Others in the Business Combination” for a further discussion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of CLAA Class A Ordinary Shares and CLAA Warrants (each, a “CLAA Security”) of the Domestication, (b) for Holders of CLAA Class A Ordinary Shares that exercise their Redemption Rights in connection with the Business Combination, and (c) for Holders of the ownership and disposition of Plastiq Pubco Common Stock and Plastiq Pubco Warrants (each, a “Plastiq Pubco Security”). With respect to the ownership and disposition of Plastiq Pubco Securities, this discussion is limited to (x) Plastiq Pubco Securities received in connection with the Domestication and (y) Plastiq Pubco Common Stock received upon the exercise of Plastiq Pubco Warrants. This section applies only to Holders that hold their CLAA Securities and Plastiq Pubco Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences to CLAA’s founders, the Sponsor or its affiliates or any other sponsors, officers or directors of CLAA, or to any person of holding Founder Shares or Private Placement Warrants. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the CLAA Securities or Plastiq Pubco Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•

partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that will hold the CLAA Securities or Plastiq Pubco Securities through such partnerships or pass-through entities;

•	U.S. expatriates or former long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of CLAA’s shares or Plastiq Pubco’s stock;

•

persons that acquired their CLAA Securities or Plastiq Pubco Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their CLAA Securities or Plastiq Pubco Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CLAA Securities or Plastiq Pubco Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any CLAA Securities or Plastiq Pubco Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the exercise of Redemption Rights with respect to their Public Shares and the ownership and disposition of Plastiq Pubco Securities.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

CLAA has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO PUBLIC SHARES AND THE OWNERSHIP AND DISPOSITION OF PLASTIQ PUBCO SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO PUBLIC SHARES AND THE OWNERSHIP AND DISPOSITION OF PLASTIQ PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because the components of a CLAA Unit are generally separable at the option of the holder, the holder of a CLAA Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying CLAA Class A Ordinary Share and CLAA Warrant components of the CLAA Unit, and the discussion below with respect to actual Holders of CLAA Class A Ordinary Shares and CLAA Warrants also should apply to holders of CLAA Units (as the deemed owners of the underlying CLAA Class A Ordinary Shares and CLAA Warrants that constitute the CLAA Units). Accordingly, the separation of a CLAA Unit into one CLAA Class A Ordinary Share and the one-fifth of one CLAA Warrant underlying the CLAA Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of CLAA Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of Redemption Rights) with respect to any CLAA Class A Ordinary Shares and CLAA Warrants held through CLAA Units (including alternative characterizations of CLAA Units).

I.	TAX TREATMENT OF THE DOMESTICATION

The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, CLAA will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will be renamed “Plastiq Inc.”

White & Case LLP will deliver an opinion that, based on customary assumptions, representations and covenants, the Domestication should qualify as an F Reorganization, which opinion will be filed by amendment as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part. The obligations of CLAA to undertake the Domestication and the Business Combination are not conditioned on the receipt of an opinion regarding the Domestication’s qualification as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. CLAA has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each Holder of CLAA Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if CLAA (a) transferred all of its assets and liabilities to Plastiq Pubco in exchange for all of the outstanding stock and warrants of Plastiq Pubco; and (b) then distributed such shares of stock and warrants of Plastiq Pubco to the holders of securities of CLAA in liquidation of CLAA. The taxable year of CLAA will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization, a Holder of CLAA Securities generally would be treated for U.S. federal income tax purposes as having exchanged its CLAA Securities for Plastiq Pubco Securities in a taxable transaction.

II.	U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a CLAA Security or a Plastiq Pubco Security, as applicable, who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.	Tax Effects of the Domestication to U.S. Holders

1.	Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of CLAA Securities generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— 3. Effects of Section 367 to U.S. Holders of CLAA Class A Ordinary Shares” and “— 5. PFIC Considerations,”.

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,”, if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of CLAA Securities generally would recognize gain or loss with respect to its CLAA Securities in an amount equal to the difference, if any, between the fair market value of the corresponding Plastiq Pubco Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its CLAA Securities surrendered.

If the Domestication were to occur prior to the Redemption of U.S. Holders that exercise Redemption Rights with respect to Public Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising Redemption Rights with respect to Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— 5. PFIC Considerations”: (a) the tax basis of a share of Plastiq Pubco Common Stock or Plastiq Pubco Warrant deemed to be received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the CLAA Class A Ordinary Share or CLAA Warrant deemed to be surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of Plastiq Pubco Common Stock or a Plastiq Pubco Warrant deemed to be received by a U.S. Holder will include such U.S. Holder’s holding period for the CLAA Class A Ordinary Share or CLAA Warrant deemed to be surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the Plastiq Pubco Common Stock and Plastiq Pubco Warrants would be equal to the fair market value of such Plastiq Pubco Common Stock and Plastiq Pubco Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such Plastiq Pubco Common Stock and Plastiq Pubco Warrants would begin on the day following the date of the Domestication. Holders who hold different blocks of CLAA Securities (generally, CLAA Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of CLAA Securities.

3.	Effects of Section 367 to U.S. Holders of CLAA Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. If the Domestication were to occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to their Public Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication.

a.	U.S. Holders Who Own 10 Percent or More (By Vote or Value) of CLAA Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations,” beginning on page [●] of this proxy statement/prospectus, a U.S. Holder who beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of CLAA shares entitled to vote or ten percent (10%) or more of the total value of all classes of CLAA shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by CLAA the “all earnings and profits amount” attributable to the CLAA Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of CLAA Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CLAA Class A Ordinary Shares is the net positive earnings and profits of CLAA (as determined under Treasury Regulations under Section 367 of the Code) attributable to such CLAA Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such CLAA Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

CLAA does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If CLAA’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CLAA Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of CLAA’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by CLAA under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

b.	U.S. Holders Who Own Less Than 10% (By Vote or Value) of CLAA Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations” beginning on page [●] of this proxy statement/prospectus, a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CLAA Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to its CLAA Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s CLAA Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— 5. PFIC Considerations” beginning on page [●] of this proxy statement/prospectus, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Plastiq Pubco Common Stock deemed received in the Domestication in an amount equal to the excess of the fair market value of such Plastiq Pubco Common Stock over the U.S. Holder’s adjusted tax basis in the CLAA Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of CLAA Class A Ordinary Shares (generally, CLAA Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by CLAA the “all earnings and profits amount” attributable to its CLAA Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from CLAA (or Plastiq Pubco) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s CLAA Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified CLAA (or Plastiq Pubco) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to CLAA or Plastiq Pubco no later than the date such tax return is filed. In connection with this election,

Plastiq Pubco will reasonably cooperate with U.S. Holders of CLAA Class A Ordinary Shares, upon request, to make available to such requesting U.S. Holders information regarding CLAA’s earnings and profits.

CLAA does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CLAA had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its CLAA Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by CLAA under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS CLAA CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CLAA Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— 5. PFIC Considerations”.

4.	Tax Consequences for U.S. Holders of CLAA Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of CLAA Class A Ordinary Shares — a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of CLAA Shares” relating to a U.S. Holder’s ownership of CLAA Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— 5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of CLAA Warrants should not be subject to U.S. federal income tax with respect to the exchange of CLAA Warrants for Plastiq Pubco Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of CLAA Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if CLAA is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least seventy five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

b.	PFIC Status of CLAA

Based upon the composition of its income and assets, and upon a review of its financial statements, CLAA believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include a CLAA Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of CLAA Class A Ordinary Shares and CLAA Warrants as a result of the Domestication if:

(i)	CLAA were classified as a PFIC at any time during such U.S. Holder’s holding period in such CLAA Class A Ordinary Shares or CLAA Warrants; and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such CLAA Class A Ordinary Shares or in which CLAA was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such CLAA Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of CLAA. Under these rules (the “excess distributions regime”):

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s CLAA Class A Ordinary Shares or CLAA Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CLAA was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by CLAA, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of CLAA Class A Ordinary Shares” beginning on page [●] of this proxy statement/prospectus.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of CLAA Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, if the proposed Treasury Regulations are finalized in their current form, be subject to taxation under the PFIC rules on the Domestication with respect to their CLAA Class A Ordinary Shares and CLAA Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its CLAA Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a CLAA Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of CLAA Warrants for Plastiq Pubco Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of CLAA Class A Ordinary Shares or a U.S. Holder of CLAA Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if CLAA is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of CLAA Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat CLAA as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of CLAA Class A Ordinary Shares during which CLAA qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s CLAA Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its CLAA Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its CLAA Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its CLAA Class A Ordinary Shares is contingent upon, among other things, the provision by CLAA of a “PFIC Annual Information Statement” to such U.S. Holder. Plastiq Pubco will reasonably cooperate with any requesting U.S. Holder of CLAA Class A Ordinary Shares to provide PFIC Annual Information Statements to such requesting U.S. Holder with respect to each taxable year for which CLAA is determined to be a PFIC. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to CLAA Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their CLAA Class A Ordinary Shares. As a result, an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— 3. Effects of Section 367 to U.S. Holders of CLAA Class A Ordinary Shares,”, and subject to the discussion above under “— A. Tax Effects of the Domestication to U.S. Holders,”, but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CLAA, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of CLAA Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE. No assurance can be given that the CLAA Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their CLAA Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its CLAA Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its CLAA Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its CLAA Class A Ordinary Shares over the fair market value of its CLAA Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its CLAA Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its CLAA Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the CLAA Class A Ordinary Shares in which CLAA is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, CLAA Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the CLAA Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS OF CLAA SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT

LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.	Tax Effects to U.S. Holders of Exercising Redemption Rights

1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of CLAA Class A Ordinary Shares that exercises its Redemption Rights with respect to its Public Shares will depend on when the Redemption occurs and whether the Redemption qualifies as a sale of shares under Section 302 of the Code. If the Redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale”. If the Redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution”.

Whether a Redemption of shares qualifies for sale treatment will depend largely on the total number of shares of CLAA (or Plastiq Pubco, as the case may be) stock treated as held by the redeemed U.S. Holder before and after the Redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning Public Warrants or Plastiq Pubco Warrants, as the case may be, and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of CLAA (or Plastiq Pubco, as the case may be) outstanding both before and after the Redemption. The Redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the Redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in CLAA (or Plastiq Pubco, as the case may be) or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a Redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of Public Warrants (or Plastiq Pubco Warrants, as the case may be). Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the Redemption.

In order to meet the substantially disproportionate test, the percentage of CLAA’s (or Plastiq Pubco’s, as the case may be) outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of CLAA’s (or Plastiq Pubco’s, as the case may be) outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption (taking into account Redemptions by other Holders and possibly the Plastiq Pubco Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest in CLAA (or Plastiq Pubco, as the case may be) if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning Public Warrants or Plastiq Pubco Warrants, as the case may be). The Redemption will not be essentially equivalent to a dividend if the Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in CLAA (or Plastiq Pubco, as the case may be). Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in CLAA (or Plastiq Pubco, as the case may be) will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the Redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining CLAA (or Plastiq Pubco, as the case may be) stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants (or Plastiq Pubco Warrants, as the case may be) or possibly in other CLAA (or Plastiq Pubco, as the case may be) stock constructively owned by it.

If the Domestication were to occur prior to the Redemption of U.S. Holders that exercise Redemption Rights, U.S. Holders exercising Redemption Rights will be subject to the potential tax consequences of the Domestication (discussed further above). Even if the Domestication were to occur after the Redemption such that a U.S. Holder is treated as redeeming CLAA Class A Ordinary Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders— 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its CLAA Class A Ordinary Shares (if the Redemption were treated as a sale of shares) or any corporate distributions deemed received on its CLAA Class A Ordinary Shares (if the Redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who actually or constructively own at least five percent (5%) by vote or value (or, if CLAA Class A Ordinary Shares (or Plastiq Pubco Common Stock, as the case may be) is not then publicly traded, at least one percent (1%) by vote or value) or more of the total outstanding CLAA (or Plastiq Pubco, as the case may be) stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

2.	Taxation of Redemption Treated as a Distribution

If the Redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— 1. Generally” beginning on page [●] of this proxy statement/prospectus, the amount of cash received in the Redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from CLAA’s (or Plastiq Pubco’s, as the case may be) current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of CLAA’s (or Plastiq Pubco’s, as the case may be) current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale” beginning on page [●] of this proxy statement/prospectus.

As discussed above, even if the Domestication were to occur after the Redemption such that a U.S. Holder is treated as redeeming CLAA Class A Ordinary Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders— 5. PFIC Considerations” with respect to any corporate distributions deemed received on its CLAA Class A Ordinary Shares (if the Redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

3.	Taxation of Redemption Treated as a Sale

If the Redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— 1. Generally” beginning on page [●] of this proxy statement/prospectus, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the Redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

As discussed above, even if the Domestication were to occur after the Redemption such that a U.S. Holder is treated as redeeming CLAA Class A Ordinary Shares, such redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders— 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its CLAA Class A Ordinary Shares (if the Redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of CLAA Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

C.	Tax Consequences of Ownership and Disposition of Plastiq Pubco Securities

1.	Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of Plastiq Pubco Common Stock (other than certain distributions of Plastiq Pubco stock or rights to acquire Plastiq Pubco stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Plastiq Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Plastiq Pubco Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Plastiq Pubco Common Stock and will be treated as described below under the section entitled “2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2.	Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities

Upon a sale or other taxable disposition of Plastiq Pubco Securities (which, in general, would include a redemption of Plastiq Pubco Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Plastiq Pubco Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Plastiq Pubco Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Plastiq Pubco Securities so disposed of. See the section entitled “—A. Tax Effects of the Domestication to U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its Plastiq Pubco Securities following the Domestication. See the section entitled “— 3. Exercise, Lapse or Redemption of Plastiq Pubco Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Plastiq Pubco Common Stock acquired pursuant to the exercise of a Plastiq Pubco Warrant.

3.	Exercise, Lapse or Redemption of Plastiq Pubco Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Plastiq Pubco Common Stock upon exercise of Plastiq Pubco Warrants for cash. The U.S. Holder’s tax basis in the shares of Plastiq Pubco Common Stock received upon exercise of the Plastiq Pubco Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Plastiq Pubco Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Plastiq Pubco Common Stock received upon exercise of the Plastiq Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Plastiq Pubco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Plastiq Pubco Warrants. If any Plastiq Pubco Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Plastiq Pubco Warrants.

The tax consequences of a cashless exercise of Plastiq Pubco Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Plastiq Pubco Common Stock received would equal the U.S. Holder’s basis in the Plastiq Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Plastiq Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Plastiq Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Plastiq Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Plastiq Pubco Common Stock would include the holding period of the Plastiq Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Plastiq Pubco Warrants equal to the number of shares of Plastiq Pubco Common Stock having a value equal to the exercise price for the total number of Plastiq Pubco Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the Plastiq Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Plastiq Pubco Common Stock that would have been received in a regular exercise of the Plastiq Pubco Warrants deemed surrendered and the U.S. Holder’s tax basis in the Plastiq Pubco Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Plastiq Pubco Common Stock received would equal the sum of the U.S. Holder’s tax basis in the Plastiq Pubco Warrants deemed exercised and the aggregate exercise price of such Plastiq Pubco Warrants. It is unclear whether a U.S. Holder’s holding period for the Plastiq Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Plastiq Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Plastiq Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Plastiq Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Plastiq Pubco redeems Plastiq Pubco Warrants for cash or if it purchases Plastiq Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities.”

4.	Possible Constructive Distributions

Consistent with the Plastiq Pubco Warrants, the terms of each Plastiq Pubco Warrant provide for an adjustment to the number of shares of Plastiq Pubco Common Stock for which the Plastiq Pubco Warrant may be exercised or to the exercise price of the Plastiq Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the Plastiq Pubco Warrants would, however, be treated as receiving a constructive distribution from Plastiq Pubco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Plastiq Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Plastiq Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Plastiq Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Plastiq Pubco stock, or as a result of the issuance of a stock dividend to holders of shares of Plastiq Pubco stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— 1. Taxation of Distributions” in the same manner as if the U.S. Holders of the Plastiq Pubco Warrants received a cash distribution from Plastiq Pubco equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Plastiq Pubco Warrant.

D.	Information Reporting and Backup Withholding

Payments of dividends on and the proceeds from a sale or other disposition of Plastiq Pubco Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

III.	NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a CLAA Security or a Plastiq Pubco Security, as applicable, who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

A.	Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of CLAA Securities unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its CLAA Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., Plastiq Pubco, rather than a non-U.S. corporation, i.e., CLAA, after the Domestication.

If the Domestication were to occur prior to the Redemption of Non-U.S. Holders that exercise Redemption Rights with respect to Public Shares, Non-U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All Non-U.S. Holders considering exercising Redemption Rights with respect to Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.

B.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of Public Shares that exercises its Redemption Rights will depend when the Redemption occurs and on whether the Redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally”. If the Redemption occurs prior to the Domestication, regardless of whether it is treated as a sale of CLAA Class A Ordinary Shares or as a corporate distribution on the CLAA Class A Ordinary Shares for U.S. federal income tax purposes, the Redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such CLAA Class A Ordinary Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). If the Redemption occurs after the Domestication and qualifies as a sale of Plastiq Pubco Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— C. Tax Consequences of Ownership and Disposition of Plastiq Pubco Securities — 2. Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities”. If the Redemption occurs after the Domestication and does not qualify as a sale of Plastiq Pubco Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “— C. Tax Consequences of Ownership and Disposition of Plastiq Pubco Securities — 1. Taxation of Distributions”.

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, if the Redemption were to occur after the Domestication, the applicable withholding agent may withhold tax at a rate of thirty percent (30%) (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Plastiq Pubco Common Stock, unless (a) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (b) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “II. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

C.	Tax Consequences of Ownership and Disposition of Plastiq Pubco Securities

1.	Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Plastiq Pubco stock or rights to acquire Plastiq Pubco stock) made to a Non-U.S. Holder of shares of Plastiq Pubco Common Stock, to the extent paid out of Plastiq Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Plastiq Pubco will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Plastiq Pubco Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Plastiq Pubco Common Stock, which will be treated as described below under the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities” beginning on page [●] of this proxy statement/prospectus. In addition, if Plastiq Pubco determines that it is likely to be classified as a “United States real property holding corporation” (see the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities” below), the applicable withholding agent may withhold fifteen (15%) of any distribution that exceeds Plastiq Pubco’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

2.	Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Plastiq Pubco Securities (including an expiration or redemption of the Plastiq Pubco Warrants as described below under the section entitled “— 3. Exercise, Lapse or Redemption of Plastiq Pubco Warrants” beginning on page [●] of this proxy statement/prospectus, or a redemption of Plastiq Pubco Common Stock that is treated as a sale of shares as described above under the section entitled “— B. Tax Effects to Non-U.S. Holders of Exercising Redemption Rights” beginning on page [●] of this proxy statement/prospectus), unless:

(i)

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

(ii)

such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

(iii)

Plastiq Pubco is or has been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Plastiq Pubco Security being disposed of, except, in the case where shares of Plastiq Pubco Common Stock are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), (x) the Non-U.S. Holder is disposing of Plastiq Pubco Common Stock and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of Plastiq Pubco Common Stock at all times within the shorter of the five-year period preceding such disposition of Plastiq Pubco Common Stock or such Non-U.S. Holder’s holding period for such Plastiq Pubco Common Stock or (y) the Non-U.S. Holder is disposing of Plastiq Pubco Warrants and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of the total fair market value of Plastiq Pubco Warrants (provided the Plastiq Pubco Warrants are considered to be “regularly traded”) at all times within the shorter of the five-year period preceding such disposition of Plastiq Pubco Warrants or such Non-U.S. Holder’s holding period for such Plastiq Pubco Warrants. There can be no assurance that Plastiq Pubco Common Stock or Plastiq Pubco Warrants are or have been treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to Plastiq Pubco Common Stock or Plastiq Pubco Warrants, including how a Non-U.S. Holder’s ownership of Plastiq Pubco Warrants impacts the five percent (5%) threshold determination with respect to Plastiq Pubco Common Stock and whether the five percent (5%) threshold determination with respect to Plastiq Pubco Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of Plastiq Pubco Warrants if Plastiq Pubco Common Stock is considered to be “regularly traded,” but Plastiq Pubco Warrants are not considered to be “regularly traded.” Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Plastiq Pubco may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. It is not expected that Plastiq Pubco would be a “United States real property holding corporation” after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Plastiq Pubco would be treated as a “United States real property holding corporation” in any future year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Plastiq Pubco Securities.

3.	Exercise, Lapse or Redemption of Plastiq Pubco Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Plastiq Pubco Common Stock upon exercise of Plastiq Pubco Warrants for cash. The Non-U.S. Holder’s tax basis in the share of Plastiq Pubco Common Stock received upon exercise of Plastiq Pubco Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such Plastiq Pubco Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Plastiq Pubco Common Stock received upon exercise of the Plastiq Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Plastiq Pubco Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Plastiq Pubco Warrants. If any Plastiq Pubco Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Plastiq Pubco Warrants and generally will be taxed as described above under “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities” beginning on page [●] of this proxy statement/prospectus.

Consistent with the CLAA Warrants, the Plastiq Pubco Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Plastiq Pubco Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the Plastiq Pubco Common Stock received would equal the Non-U.S. Holder’s tax basis in the Plastiq Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Plastiq Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Plastiq Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Plastiq Pubco Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Plastiq Pubco Common Stock would include the holding period of the Plastiq Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of Plastiq Pubco Warrants equal to the number of shares of Plastiq Pubco Common Stock having a value equal to the exercise price for the total number of Plastiq Pubco Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the Plastiq Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Plastiq Pubco Common Stock that would have been received in a regular exercise of the Plastiq Pubco Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the Plastiq Pubco Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities” beginning on page [●] of this proxy statement/prospectus. It is unclear whether a Non-U.S. Holder’s holding period for the Plastiq Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Plastiq Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Plastiq Pubco Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Plastiq Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Plastiq Pubco redeems Plastiq Pubco Warrants for cash or if Plastiq Pubco purchases Plastiq Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Plastiq Pubco Securities” beginning on page [●] of this proxy statement/prospectus.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of Plastiq Pubco Warrants.

4.	Possible Constructive Distributions

Similar with the CLAA Warrants, the terms of each Plastiq Pubco Warrant provide for an adjustment to the number of shares of Plastiq Pubco Common Stock for which the Plastiq Pubco Warrant may be exercised or to the exercise price of the Plastiq Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the Plastiq Pubco Warrants would, however, be treated as receiving a constructive distribution from Plastiq Pubco if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in Plastiq Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Plastiq Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Plastiq Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Plastiq Pubco stock, or as a result of the issuance of a stock dividend to holders of shares of Plastiq Pubco stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Plastiq Pubco equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— C. Tax Consequences of Ownership and Disposition of Plastiq Pubco Securities — 1. Taxation of Distributions” beginning on page [●] of this proxy statement/prospectus. The rules governing constructive distributions as a result of certain adjustments with respect to warrants are complex, and Non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Plastiq Pubco Warrant.

D.	Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Plastiq Pubco Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

E.	Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on Plastiq Pubco Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Plastiq Pubco Securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of CLAA (the “Company”) and Plastiq adjusted to give effect to the Business Combination and other transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

On September 8, 2022, Plastiq completed the acquisition of Nearside Business Corp. (“Nearside”). The acquisition of Nearside (“Nearside Transaction”) was accounted for as a business combination and the total purchase consideration was preliminarily allocated to the net tangible assets and liabilities based on their fair values on the acquisition date and the excess was recorded to goodwill. The preliminary values assigned to the assets acquired and liabilities assumed are based on preliminary estimates of fair value available as of the date of these financial statements and may be adjusted for a period not to exceed 12 months from the acquisition date as the Company receives the information about facts and circumstances that existed as of the acquisition date or learns that it cannot obtain further information.

In November 2022, we entered into the Blue Torch Agreement, which we amended in December 2022. Pursuant to the Blue Torch Agreement, we incurred term loans in an aggregate principal amount of $40.0 million. The loans borrowed were Term SOFR Loans (as defined in the Blue Torch Agreement). Both a Reference Rate Loan and a Term SOFR Loan bears interest on the outstanding principal amount thereof until paid in full. Repayment of each loan is payable (i) prior to the consummation of the De-SPAC Transaction, on the Final Maturity Date and (ii) after the consummation of the Proposed Transaction, in quarterly installments in an amount per quarter equal to 1.25% of the aggregate principal amount of the loan. Any Term SOFR Loan shall bear interest equal to the Adjusted Term SOFR (as defined in the Blue Torch Agreement) plus an applicable margin of 10.0%. Cash received for this note in November 2022, and the related long-term debt obligation have been reflected as $40 million in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2022, which is the face value of the note. Out of the $40 million face value of the loan, $5 million was placed in escrow as collateral for the loan, which is available to Plastiq until January 31, 2023. After January 31, 2023 any amounts held in escrow will be returned to the lenders and used to pay down the note in accordance with the agreement. Debt issuance costs paid to date in the amount of $2.1 million related to the Blue Torch Agreement have not been reflected in these unaudited pro forma financial statements, including the amortization of such debt issuance costs on the accompanying unaudited pro forma condensed combined statements of operations. Additional debt issuance costs may be paid as the Company receives more information. Incorporating the debt issue costs of the note in the accompanying unaudited pro forma condensed combined financial information would result in certain transaction expenses not being paid at the closing of the Business Combination under a maximum redemption scenario. CLAA’s and Plastiq’s management do not believe that not considering the pro forma effect of the debt issuance costs of the note in the accompanying unaudited pro forma condensed combined financial information materially impacts this financial information as it does not change the obligations of CLAA and Plastiq or their ability to consummate, or cause to be consummated, the Business Combination.

On January 5, 2023, we received a notice of default from Blue Torch in which Blue Torch claims that we are in breach of the Blue Torch Agreement as a result of us posting cash collateral to secure a letter of credit and issuing such letter of credit, as well as breaching the Blue Torch Agreement’s liquidity covenant. In the notice of default, Blue Torch expressly reserved all of its rights available to it in these events of default. We are currently evaluating these allegations. However, if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including accelerating our obligations under the agreement, which would have a material adverse effect on us. If it is concluded that an event of default has occurred, the $5.0 million held in escrow would be applied to pay down the principal amount, an increase of 2.0% in the interest rate would be applied to the outstanding principal, and the remaining outstanding principal will be classified as short-term debt. The obligation becomes accelerated upon notice by the lender.

The historical financial information of CLAA was derived from the unaudited financial statements of CLAA as of and for the nine months ended September 30, 2022 and the audited financial statements for the year ended

December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Plastiq was derived from the unaudited financial statements of Plastiq as of and for the nine months ended September 30, 2022 and the audited financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Nearside was derived from the unaudited financial statements of Nearside for the period from January 1, 2022 to September 8, 2022 and the audited financial statements of Nearside for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. This information should be read together with CLAA’s, Plastiq’s and Nearside’s financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CLAA,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Plastiq” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, CLAA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Plastiq issuing stock for the net assets of CLAA, accompanied by a recapitalization. The net assets of CLAA will be stated at historical cost, with no goodwill or other intangible assets recorded.

Plastiq has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, applicable to both the minimum and maximum redemption scenarios:

•

Plastiq’s stockholders will have the largest voting interest in the post-combination company under the maximum redemption scenario. Under the no redemption scenario neither party is expected to control the majority of the relative voting rights;

•

Regardless of level of redemptions, effective upon the Business Combination, the post-combination Board will consist of seven (7) directors, a majority of which will be independent under NYSE requirements, including six (6) directors designated by Plastiq, and one (1) director designated by CLAA;

•	Regardless of level of redemptions, the executive officers of Plastiq will become the initial executive officers of Plastiq;

•	Regardless of level of redemptions, the business of Plastiq will comprise the ongoing operations of Plastiq; and

•	Regardless of level of redemptions, Plastiq is the larger entity, in terms of substantive operations and employee base.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination and the Blue Torch Agreement occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to Business Combination, the Nearside Transaction and the Blue Torch Agreement as if they had occurred on January 1, 2021. CLAA, Plastiq and Nearside have not had any historical relationship prior to the Business Combination, the Nearside Transaction and the Blue Torch Agreement. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination, the Nearside Transaction and the Blue Torch Agreement actually been completed on the assumed dates or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

I. The Business Combination

On August 3, 2022, CLAA entered into an agreement and plan of merger, by and among CLAA, Pasadena Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CLAA (“Merger Sub”), and

Plastiq (as it may be amended and/or restated from time to time, the “Merger Agreement”). The Merger Agreement was amended (“First Amendment”) dated December 7, 2022.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Plastiq, with Plastiq surviving the merger as a wholly owned subsidiary of CLAA. In connection with the Business Combination, CLAA will be renamed “Plastiq Inc.” or another name to be determined by Plastiq in its reasonable discretion (“Plastiq Pubco”).

At least one day prior to the Closing Date, subject to the satisfaction or waiver of the conditions of the Merger Agreement, CLAA will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (As Revised) (the “Domestication”).

Under the Merger Agreement, the Plastiq stockholders and option holders will receive an aggregate of 37.5 million shares of Plastiq Pubco Stock (the “Aggregate Merger Consideration”) in exchange for the acquisition of all of Plastiq’s outstanding equity interests.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•

Assuming No Redemptions: This presentation assumes that no Public Shareholders of CLAA exercise redemption rights with respect to their Public Shares. This scenario reflects the forfeiture of 1,250,000 CLAA Class B Ordinary Shares by the Sponsor in connection with the Closing of the Business Combination, pursuant to the Sponsor Support Agreement.

•

Assuming Maximum Redemptions: This presentation assumes that 33,000,000 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $332.0 million, assuming a $10.06 per share redemption price upon consummation of the Business Combination. The maximum redemption amount reflects the maximum number of the CLAA’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement or the requirement of CLAA’s current Amended and Restated Memorandum and Articles of Association that CLAA cannot redeem Public Shares if it would result in CLAA having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. This scenario assumes that the Sponsor will forfeit an additional 1,250,000 (for a total of 2,500,000) CLAA Class B Ordinary Shares, pursuant to the Sponsor Support Agreement.

The following summarizes the pro forma Common Shares outstanding under the two scenarios:

	No Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
CLAA Public Shares	33,000,000	42.6%	—	0.0%
CLAA Sponsor and director shares	7,000,000	9.0%	5,750,000	13.3%
Combined company shares issued in Business Combination	37,450,000	48.4%	37,450,000	86.7%

Total shares outstanding	77,450,000		43,200,000

The following unaudited pro forma condensed combined balance sheet as of September 30, 2022, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021, are based on the historical financial statements of CLAA, Plastiq and Nearside, and the terms of the Blue Torch Agreement. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

	Plastiq (Historical)	CLAA (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets:
Cash and cash equivalents	$338	$288	$332,011	(1)	$327,912	$(332,011	)(2)	$—
			(10,000	)(3)		4,099	(3)
			(1,225	)(5)
			(15,000	)(8)
			35,000	(11)
			(13,500	)(11)
Restricted cash	8,335	—	5,000	(11)	13,335	—		13,335
Settlement assets	6,914	—	—		6,914	—		6,914
Funds receivable	9,811	—	—		9,811	—		9,811
Prepaid expenses and other current assets	5,678	317	1,500	(3)	6,214	—		6,214
			(1,281	)(10)

Total Current Assets	31,076	605	332,505		364,186	(327,912)		36,274
Property and equipment, net	9,924	—	—		9,924	—		9,924
Operating lease right-of-use assets	4,260	—	—		4,260	—		4,260
Other noncurrent assets	3,235	—	—		3,235	—		3,235
Restricted cash equivalent	1,950	—	—		1,950	—		1,950
Goodwill	38,891	—	—		38,891	—		38,891
Cash and marketable securities held in Trust Account	—	332,011	(332,011	)(1)	—	—		—

Total Assets	$89,336	$332,616	$494		$422,446	$(327,912)		$94,534

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$4,646	$7,093	$(3,403	)(3)	$8,336	$4,099	(3)	$12,435
Promissory note - related party	—	1,225	(1,225	)(5)	—	—		—
Settlement liabilities	6,914	—	—		6,914	—		6,914
Accrued expenses and other current liabilities	8,582	—	(137	)(3)	8,445	—		8,445
Deferred revenue, current	189	—	—		189	—		189
Short-term debt, net	10,878	—	(5,878	)(11)	—	—		—
			(5,000	)(12)
Operating lease liabilities	2,024	—	—		2,024	—		2,024

Total current liabilities	33,233	8,318	(15,643)		25,908	4,099		30,007
Long-term debt, net	7,347	—	40,000	(11)	40,000	—		40,000
			(7,347	)(11)
Operating lease liabilities, noncurrent	5,294	—	—		5,294	—		5,294
Other noncurrent liabilities	626	—	—		626	—		626
Warrant liabilities	356	1,480 (9)	—		1,836	—		1,836

Total Liabilities	46,856	9,798	17,010		73,664	4,099		77,763

Redeemable convertible preferred stock	181,502	—	(181,502	)(4)	—	—		—
Class A ordinary shares subject to possible redemption	—	332,011	(332,011	)(2)	—	—		—

	181,502	332,011	(513,513)		—	—		—
Stockholders’ Equity (Deficit)
Preference shares	—	—	—		—	—		—
Class A ordinary shares	—	—	—		—	—		—
Class B ordinary shares	—	1	(1	)(6)	—	—		—
Common stock	3	—	3	(2)	8	(3	)(2)	5
			1	(4)
			1	(6)
Additional paid-in capital	83,048	10,363	332,008	(2)	591,082	(332,008	)(2)	254,074
			161,944	(4)
			5,000	(12)
			(1,281	)(10)
Related party receivable	—	—			—	—		—
Accumulated deficit	(221,621)	(19,557)	(4,960	)(3)	(241,856)	—		(241,856)
			19,557	(4)
			(15,000	)(8)
			(275	)(11)
Accumulated other comprehensive loss	(452)	—	—		(452)	—		(452)

Total Stockholders’ Equity (Deficit)	(139,022)	(9,193)	496,997		348,782	(332,011)		16,771

Total Liabilities and Stockholders’ Equity (Deficit)	$89,336	$332,616	$494		$422,446	$(327,912)		$94,534

See accompanying notes to the unaudited pro forma combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except share and per share amounts)

	Plastiq (Historical)	For the period from January 1, 2022 to September 8, 2022 Nearside (Historical)	Nearside Presentation		Plastiq and Nearside Combined (Historical)	CLAA (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Net revenues	$56,387	$371	—		$56,758	$—	$—		$56,758	$—	$56,758
Operating expenses:
Transaction expenses	47,808	—	587	(6)	48,395	—	—		48,395	—	48,395
Transaction and credit losses	1,910	—	444	(6)	2,354	—	—		2,354	—	2,354
Customer support and operations	2,908	4,546	(587)	(6)	6,867	—	—		6,867	—	6,867
Sales and marketing	11,848	6,995	—		18,843	—	—		18,843	—	18,843
Technology and development	19,093	7,251	—		26,344	—	—		26,344	—	26,344
General and administrative	21,113	6,645	—		27,758	5,505	—		33,263	—	33,263
Provision for credit losses	—	444	(444)	(6)	—	—	—		—	—	—

Total operating expenses	104,680	25,881	—		130,561	5,505	—		136,066	—	136,066

Loss from operations	(48,293)	(25,510)	—		(73,803)	(5,505)	—		(79,308)	—	(79,308)

Interest expense, net	944	—	—		944	—	(802	)(5)	4,647	—	4,647
							4,505	(5)
Other expense (income)	180	1,680	—		1,860	—	—		1,860	—	1,860
Change in fair value of warrant liabilities	(989)	—	—		(989)	(7,545)	—		(8,534)	—	(8,534)
Change in fair value of convertible promissory note	—	—	—		—	—	—		—	—	—
Recovery of offering costs allocated to Warrants	—	—	—		—	(294)	294	(4)	—		—
Interest earned in Trust Account	—	—	—		—	(1,928)	1,928	(1)	—	—	—

(Loss) income before taxes	(48,428)	(27,190)	—		(75,618)	4,262	(5,925)		(77,281)	—	(77,281)
Income tax expense	47	11	—		58	—	—		58	—	58

Net (loss) income	$(48,475)	$(27,201)	$—		$(75,676)	$4,262	$(5,925)		$(77,339)	$—	$(77,339)

Weighted average shares outstanding, basic and diluted	13,860,511	32,166,748	(2,148,668)		43,878,591	41,250,000	36,200,000		77,450,000	(34,250,000)	43,200,000

Basic and diluted net income (loss) per share	$(3.50)	$(0.85)			$(1.72)	$0.10			$(1.00)		$(1.79)

See accompanying notes to the unaudited pro forma combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	Plastiq (Historical)	Nearside (Historical)	Nearside Presentation		Plastiq and Nearside Combined (Historical)	CLAA (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Net revenues	$47,125	$1	—		$47,126	$—	$—		$47,126	$—	$47,126
Operating expenses:
Transaction expenses	39,144	—	332	(6)	39,476	—	—		39,476	—	39,476
Transaction and credit losses	3,248	—	386	(6)	3,634	—	—		3,634	—	3,634
Customer support and operations	2,745	3,256	(332	)(6)	5,669	—	—		5,669	—	5,669
Sales and marketing	15,711	3,703	—		19,414	—	—		19,414	—	19,414
Technology and development	17,439	4,162	—		21,601	—	—		21,601	—	21,601
General and administrative	23,703	5,703	—		29,406	4,275	4,960	(2)	53,641	—	53,641
							15,000	(3)
Provision for credit losses	—	386	(386)	(6)	—	—	—		—	—	—

Total operating expenses	101,990	17,210	—		119,200	4,275	19,960		143,435	—	143,435

Loss from operations	(54,865)	(17,209)	—		(72,074)	(4,275)	(19,960)		(96,309)	—	(96,309)

Interest expense, net	918	—	—		918	—	(564	)(5)	6,635	—	6,635
							275	(5)
							6,006	(5)
Other expense (income)	423	60	—		483	—	—		483	—	483
Change in fair value of warrant liabilities	183	—	—		183	(8,396)	—		(8,213)	—	(8,213)
Offering costs allocated to Warrants	—	—	—		—	475	—		475	—	475
Interest earned in Trust Account	—	—	—		—	(83)	83	(1)	—	—	—

(Loss) income before taxes	(56,389)	(17,269)	—		(73,658)	3,729	(25,760)		(95,689)	—	(95,689)
Income tax expense	4	7	—		11	—	—		11	—	11

Net (loss) income	$(56,393)	$(17,276)	$—		$(73,669)	$3,729	$(25,760)		$(95,700)	$—	$(95,700)

Weighted average shares outstanding, basic and diluted	9,347,863	32,166,748	(2,148,668)		39,365,943	34,777,397	42,672,603		77,450,000	(34,250,000)	43,200,000

Basic and diluted net income (loss) per share	$(6.03)	$(0.54)			$(1.87)	$0.11			$(1.24)		$(2.22)

See accompanying notes to the unaudited pro forma combined financial information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CLAA will be treated as the “accounting acquiree” and Plastiq as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Plastiq issuing shares for the net assets of CLAA, followed by a recapitalization. The net assets of Plastiq will be stated at historical cost. Operations prior to the Business Combination and the Nearside Transaction will be those of Plastiq.

On September 8, 2022, Plastiq completed the acquisition of Nearside Business Corp. (“Nearside”). The acquisition of Nearside (“Nearside Transaction”) was accounted for as a business combination and the total purchase consideration was preliminarily allocated to the net tangible assets and liabilities based on their fair values on the acquisition date and the excess was recorded to goodwill. The preliminary values assigned to the assets acquired and liabilities assumed are based on preliminary estimates of fair value available as of the date of these financial statements and may be adjusted for a period not to exceed 12 months from the acquisition date as the Company receives the information about facts and circumstances that existed as of the acquisition date or learns that it cannot obtain further information.

In November 2022, we entered into the Blue Torch Agreement, which we amended in December 2022. Pursuant to the Blue Torch Agreement, we incurred term loans in an aggregate principal amount of $40.0 million. The loans borrowed were Term SOFR Loans (as defined in the Blue Torch Agreement). Both a Reference Rate Loan and a Term SOFR Loan bears interest on the outstanding principal amount thereof until paid in full. Repayment of each loan is payable (i) prior to the consummation of the De-SPAC Transaction, on the Final Maturity Date and (ii) after the consummation of the Proposed Transaction, in quarterly installments in an amount per quarter equal to 1.25% of the aggregate principal amount of the loan. Any Term SOFR Loan shall bear interest equal to the Adjusted Term SOFR (as defined in the Blue Torch Agreement) plus an applicable margin of 10.0%. Cash received for this note in November 2022, and the related long-term debt obligation have been reflected as $40 million in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2022, which is the face value of the note. Out of the $40 million face value of the loan, $5 million was placed in escrow as collateral for the loan, which is available to Plastiq until January 31, 2023. After January 31, 2023 any amounts held in escrow will be returned to the lenders and used to pay down the note in accordance with the agreement. Debt issuance costs paid to date in the amount of $2.1 million related to the Blue Torch Agreement have not been reflected in these unaudited pro forma financial statements, including the amortization of such debt issuance costs on the accompanying unaudited pro forma condensed combined statements of operations. Additional debt issuance costs may be paid as the Company receives more information. Incorporating the debt issue costs of the note in the accompanying unaudited pro forma condensed combined financial information would result in certain transaction expenses not being paid at the closing of the Business Combination under a maximum redemption scenario. CLAA’s and Plastiq’s management do not believe that not considering the pro forma effect of the debt issuance costs of the note in the accompanying unaudited pro forma condensed combined financial information materially impacts this financial information as it does not change the obligations of CLAA and Plastiq or their ability to consummate, or cause to be consummated, the Business Combination.

On January 5, 2023, we received a notice of default from Blue Torch in which Blue Torch claims that we are in breach of the Blue Torch Agreement as a result of us posting cash collateral to secure a letter of credit and issuing such letter of credit, as well as breaching the Blue Torch Agreement’s liquidity covenant. In the notice of default, Blue Torch expressly reserved all of its rights available to it in these events of default. We are currently evaluating these allegations. However, if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including accelerating our obligations under the agreement, which would have a material adverse effect on us. If it is concluded that an event of default has occurred, the $5.0 million held in escrow would be applied to pay down the principal amount, an increase of 2.0% in the interest rate would be applied to the outstanding principal, and the remaining outstanding principal will be classified as short-term debt. The obligation becomes accelerated upon notice by the lender.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination and the Blue Torch Agreement occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to Business Combination, the Nearside Transaction and the Blue Torch Agreement if they had been completed on January 1, 2021. These periods are presented on the basis of Plastiq as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination, the Nearside Transaction and the Blue Torch Agreement are based on certain currently available information and certain assumptions and methodologies that Plastiq believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Plastiq believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, the Nearside Transaction and the Blue Torch Agreement based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination, the Nearside Transaction and the Blue Torch Agreement. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the Nearside Transaction and the Blue Torch Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CLAA, Plastiq and Nearside.

Note 2. Accounting Policies

Upon consummation of the Business Combination and the Nearside Transaction, management will perform a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Nearside Transaction, no adjustments were made for income taxes. Upon closing of the Business

Combination, it is likely that the Company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination and the Nearside Transaction and the Blue Torch Agreement occurred on January 1, 2021.

4)	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

(1)	Reflects the reclassification of marketable securities held in the Trust Account to cash and cash equivalents.

(2)

Represents in Scenario 1, which assumes no CLAA shareholders exercise their redemption rights, the ordinary shares subject to redemption for cash amounting to $332.0 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Item 1 above, but also assumes the maximum number of shares are redeemed for cash by the CLAA shareholders, $332.0 million would be paid out in cash. The $332.0 million, or 33,000,000 shares, represents the permitted amount of redemptions while still satisfying the minimum net tangible asset requirement.

(3)

To record an aggregate of $10.0 million of estimated legal, financial advisory and other professional fees related to the Business Combination, of which $5.0 million represents the payment of estimated legal, financial advisory and other professional fees related to the Business Combination, $3.5 million represents the payment of accounts payable and accrued expenses and $1.5 million represents the payment of directors and officer insurance premiums. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately $5.0 million is reflected as an adjustment to accumulated deficit. Under the maximum redemption scenario, approximately $4.1 million of transaction expenses related to the Business Combination will remain payable.

(4)

Reflects the recapitalization of Plastiq through (a) the contribution of all the Plastiq stock (consisting of convertible preferred stock and common stock) to Plastiq common stock (b) the issuance of an estimated 37,450,000 shares of common stock, and (c) the elimination of the historical accumulated deficit of CLAA of $19.6 million, the legal acquiree.

(5)	To reflect the subsequent repayment at Closing of the 2022 Notes due to related parties in the aggregate amount of $1.2 million, in lieu of converting this amount into warrants.

(6)	To reflect the conversion of Class B ordinary shares into Class A ordinary shares, on a one-for-one basis, in connection with the Business Combination.

(7)

To reflect the forfeiture of 1,250,000 Sponsor shares under the no redemptions scenario or 2,500,000 Sponsor shares under the maximum redemption scenario in connection with the Business Combination, in accordance with the Sponsor Support Agreement. No entry is reflected due to rounding.

(8)	To reflect the transaction bonus expense of $15.0 million to award retention bonuses to Plastiq employees in connection with the Merger Agreement.

(9)

The unaudited pro forma condensed combined balanced sheet reflects the continued classification of both Public Warrants and Private Placement Warrants as liabilities measured at fair value. After the Business Combination, both Public Warrants and Private Placement Warrants will continue to be classified as liabilities.

(10)	Reflects the reclassification of deferred merger costs to additional paid-in capital to offset the proceeds received at close of the Merger Agreement.

(11)

Reflects borrowings under the Blue Torch Agreement for $40.0 million net of extinguishment of existing debt of $13.5 million split across short-term and long-term debt, net of $0.3 million unamortized debt issuance costs. Proceeds of $35.0 million is reflected in cash and cash equivalents. The $5.0 million held in escrow is reflected in restricted cash within total current assets.

(12)	Reflects the Simple Agreement for Future Equity for $5.0 million with an existing stockholder that will convert to equity at the closing of the Business Combination.

2)	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are as follows:

(1)	Reflects elimination of interest earned in the Trust Account.

(2)

Represents an adjustment for the year ended December 31, 2021 to recognize the effect of the pro forma balance sheet adjustments presented in Entry #1(3) above in the aggregate amount of $5.0 million for the direct, incremental costs of the Business Combination. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the combined company beyond 12 months after the Business Combination.

(3)	To reflect the transaction bonus expense of $15.0 million for the year ended December 31, 2021 to award retention bonuses to Plastiq employees in connection with the Merger Agreement.

(4)	To reflect the elimination of income recognized on the recovery of offering costs of $0.3 million for the year ended December 31, 2021 as a result of the forfeiture of the deferred underwriting fee.

(5)

Reflects borrowings under the Blue Torch Agreement of $40.0 million as a Term SOFR Loan at 5.01531% plus 10% interest rate per year or $6.0 million and elimination of the existing term debt interest expenses of $0.6 million and amortized debt issuance costs of $0.3 million, for the year ended December 31, 2021. Reflects the borrowings under Blue Torch Agreement of $40.0 million as a Term SOFR Loan at 5.01531% plus 10% interest rate per year or $4.5 million and elimination of the existing term debt interest expenses of $0.8 million, for the nine months ended September 30, 2022. The actual interest rate used in the pro forma could vary and a sensitivity analysis on the basis of an eighth of a percent change would result in less than $0.1 million in interest expense for the year ended December 31, 2021 and for the nine months ended September 30, 2022.

(6)

To reflect the reclassification of provision for credit losses and the merchant processing fees within Nearside’s customer support and operations to transaction and credit losses and transaction expenses, respectively, to conform Nearside to Plastiq’s financial statement presentation.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented. If the number of shares of Public Shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of ordinary shares by Public Shareholders at the time of the Business Combination for the nine months ended September 30, 2022 and for the year ended December 31, 2021:

(in thousands, except share and per share amounts)

	Nine Months Ended September 30, 2022		Year Ended December 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(77,339)	$(77,339)	$(95,700)	$(95,700)
Weighted average shares outstanding of common stock – basic and diluted	77,450,000	43,200,000	77,450,000	43,200,000
Net loss per share – basic and diluted	$(1.00)	$(1.79)	$(1.24)	$(2.22)
Excluded securities:(1)
Public Warrants	6,600,000	6,600,000	6,600,000	6,600,000
Private Placement Warrants	5,733,333	5,733,333	5,733,333	5,733,333

(1)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive. The unaudited pro forma condensed combined financial information assume that all outstanding Plastiq Options have been converted and settled into Plastiq Pubco Common Stock or canceled and would, therefore, not be outstanding. The unaudited pro forma condensed combined financial information does not include any shares that could be acquired under any prospective plans.

INFORMATION ABOUT CLAA

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CLAA prior to the consummation of the Business Combination.

General

Colonnade Acquisition Corp. II is a blank check company incorporated on November 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CLAA has neither engaged in any operations nor generated any revenue to date. Based on CLAA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

On December 31, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of CLAA’s offering and formation costs in consideration for 7,187,500 CLAA Class B Ordinary Shares. On February 24, 2021, CLAA effected a share capitalization of 1,437,500 shares and as a result the Sponsor held 8,625,000 CLAA Class B Ordinary Shares. The CLAA Class B Ordinary Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of CLAA Class B Ordinary Shares would collectively represent 20% of CLAA’s issued and outstanding shares upon the completion of the IPO.

On March 12, 2021, CLAA consummated its IPO of 33,000,000 CLAA units. Each CLAA unit consists of one CLAA Class A Ordinary Share and one-fifth of one CLAA warrant, with each CLAA warrant entitling the holder thereof to purchase one CLAA Class A ordinary for $11.50 per share, subject to adjustment. The CLAA units were sold at a price of $10.00 per CLAA Unit, generating gross proceeds to CLAA of $330,000,000.

Following the closing of CLAA’s IPO, a total of $330 million ($10.00 per unit) of the net proceeds from its IPO and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of September 30, 2022, funds in the trust account totaled $332,011,036. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend CLAA’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of CLAA’s obligation to redeem 100% of the public shares if it does not complete a business combination by March 12, 2023, and (3) the redemption of all of the public shares if CLAA is unable to complete a business combination by March 12, 2023, subject to applicable law.

On March 12, 2021, the underwriters partially exercised their over-allotment option, resulting in the forfeiture of 375,000 CLAA Class B Ordinary Shares. Accordingly, as of the date of this proxy statement/prospectus, there are 8,250,000 CLAA Class B Ordinary Shares issued and outstanding. Pursuant to the Sponsor Support Agreement, the Sponsor will forfeit 1,250,000 Founder Shares in connection with the Closing of the Business Combination, and an additional 1,250,000 Founder Shares will be forfeited if CLAA has less than $75.0 million available in cash after giving effect to any redemptions.

On April 27, 2021, Colonnade announced that holders of the units sold in the Company’s initial public offering of 33,000,000 units completed on March 12, 2021 may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about April 30, 2021. Any units not separated will continue to trade on The New York Stock Exchange under the symbol “CLAA.U”, and each of the Class A ordinary shares and warrants will separately trade on The New York Stock Exchange under the symbols “CLAA” and “CLAA WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

On July 8, 2022, CLAA received a letter providing notice from Barclays, and on July 11, 2022, CLAA received a letter providing notice from Deutsche Bank, waiving any entitlement to their respective portions of the $10,657,500 deferred underwriting fee that accrued from Barclays’ and Deutsche Bank’s participation as the underwriters of CLAA’s IPO and their right of first refusal to act as co-placement agents in connection with any equity or debt financing transaction (including any investment banking and financial advisory services) related to the Business Combination. Such waiver reduces the estimated expenses of the Business Combination by $10,675,500, which amount will be reflected on the balance sheet of CLAA and the succeeding company upon closing of the Business Combination.

The CLAA units, CLAA Class A Ordinary Shares and CLAA warrants are currently listed on the NYSE under the symbols “CLAA,” “CLAA.U” and “CLAA WS,” respectively.

Effecting CLAA’s Initial Business Combination

General

CLAA is not presently engaged in and CLAA will not engage in, any substantive commercial business until it completes the Business Combination with Plastiq or another target business.

Fair Market Value of Target Business

The rules of the NYSE require that CLAA must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of CLAA’s signing a definitive agreement in connection with its initial business combination. CLAA’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

CLAA is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their public shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). CLAA will consummate the Business Combination only if only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and each officer of CLAA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive its redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary hares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding us or CLAA’s securities, the Sponsor, Plastiq Pubco or our or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLAA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Plastiq Pubco or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Stock Issuance Proposal, the Plastiq Pubco Incentive Award Plan Proposal, the Plastiq Pubco ESPP Proposal and the Shareholder Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) otherwise limiting the number of public shares electing to redeem and (4) CLAA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If CLAA has not completed the Business Combination with Plastiq Pubco by March 12, 2023 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, CLAA will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 33,000,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of CLAA’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Sponsor has entered into a letter agreement with CLAA, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their CLAA Class B Ordinary Shares if CLAA fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if CLAA fails to complete its business combination within the allotted time period.

The Sponsor and CLAA’s directors and officers have agreed, pursuant to a written agreement with CLAA, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of CLAA’s obligation to allow for redemption in connection with CLAA’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by March 12, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless CLAA provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, CLAA may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 following such redemptions.

CLAA expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing CLAA’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, CLAA may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of CLAA’s creditors which would have higher priority than the claims of CLAA’s public shareholders. CLAA cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and CLAA — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in CLAA’s IPO)” and other risk factors contained herein. While CLAA intend to pay such amounts, if any, CLAA cannot assure you that CLAA will have funds sufficient to pay or provide for all creditors’ claims.

Although CLAA will seek to have all vendors, service providers (other than CLAA’s independent auditors), prospective target businesses and other entities with which CLAA does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of CLAA’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CLAA’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, CLAA’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where CLAA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CLAA is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of CLAA’s public shares, if CLAA has not completed CLAA’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with CLAA’s initial business combination, CLAA will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than CLAA’s independent auditors) for services rendered or products sold to us, or a prospective target business with which CLAA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under CLAA’s indemnity of the underwriters of CLAA’s IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. CLAA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CLAA believes that the Sponsor’s only assets are securities of CLAA and, therefore, the Sponsor may not be able to satisfy those obligations. None of CLAA’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CLAA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CLAA currently expects that CLAA’s independent directors would take legal action on CLAA’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that CLAA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, CLAA cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and CLAA — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in CLAA’s IPO)” and other risk factors contained herein.

CLAA will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than CLAA’s independent auditors), prospective target businesses and other entities with which CLAA does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under CLAA’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

If CLAA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency or bankruptcy law, and may be included in CLAA’s insolvency estate and subject to the claims of third parties with priority over the claims of CLAA’s shareholders. To the extent any insolvency claims deplete the trust account, CLAA cannot assure you CLAA will be able to return $10.00 per share to CLAA’s public shareholders. Additionally, if CLAA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency or bankruptcy laws as a voidable performance. As a result, an insolvency or bankruptcy court could seek to recover some or all amounts received by CLAA’s shareholders. Furthermore, CLAA’s board of directors may be viewed as having breached its fiduciary duty to CLAA’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. CLAA cannot assure you that claims will not be brought against us for these reasons.

CLAA’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) CLAA’s completion of an initial business combination, and then only in connection with those CLAA Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of CLAA’s obligation to allow redemption in connection with CLAA’s initial business combination or to redeem 100% of the public shares if CLAA does not complete CLAA’s initial business combination by March 12, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if CLAA has not completed an initial business combination by March 12, 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of CLAA warrants will not have any right to the proceeds held in the trust account with respect to the CLAA warrants.

Facilities

CLAA currently maintains its executive offices at 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401. The cost for this space is included in the $30,000 per month fee that CLAA pays an affiliate of the Sponsor for office space, administrative and support services. CLAA considers its current office space, adequate for CLAA’s current operations.

Employees

CLAA currently has one officer. Members of CLAA’s management team are not obligated to devote any specific number of hours to CLAA’s matters but they intend to devote as much of their time as they deem necessary to CLAA’s affairs until CLAA has completed CLAA’s initial business combination. The amount of time that any members of CLAA’s management team will devote in any time period will vary based on whether a target business has been selected for CLAA’s business combination and the current stage of the Business Combination process.

Competition

If CLAA succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Plastiq’s competitors. CLAA cannot assure you that, subsequent to the Business Combination, Plastiq Pubco will have the resources or ability to compete effectively. Information regarding Plastiq Pubco’s competition is set forth in the sections entitled “Information about Plastiq — Competition.”

Legal Proceedings

There are no legal proceedings pending against CLAA.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF CLAA PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Joseph S. Sambuco	59	Chairman of the Board of Directors
Remy W. Trafelet	50	Chief Executive Officer and Director
Lee J. Solomon	48	Director
Emil W. Henry, Jr.	59	Director
Manny De Zárraga	60	Director

Joseph S. Sambuco has served as our Chairman since our inception. Mr. Sambuco is the Chairman of Colonnade Acquisition Corp., a special purpose acquisition company. Mr. Sambuco is also the Chairman and Chief Executive Officer of Colonnade Properties LLC (“Colonnade”) which he founded along with Prudential Financial Inc. in 2000. Under his leadership, he successfully built Colonnade into a fully-integrated and diversified real estate investment, finance, operating and asset management company. Mr. Sambuco is also a director and President of St. Giles Hotels, USA, Inc., a hospitality investment and operating company. Prior to forming Colonnade, Mr. Sambuco was a Managing Director and the Chief Financial Officer of the Taylor Simpson Group, an investment and asset management firm that acquired LF Property Investment Company, a division of Lazard Frères & Co LLC, where he began his career in 1982. Mr. Sambuco was actively involved in Lazard’s financial advisory practice where he advised clients in various strategies relating to mergers and acquisitions, restructurings, and financings. Mr. Sambuco serves on the Board of Hazeltree Fund Services and the Palm Beach Civic Association. He is a former Trustee of the Palm Beach Day Academy and recently served on the board of Alico, Inc., an agricultural business. Mr. Sambuco is well qualified to sit on our board due to his comprehensive operational, capital markets and investment management experience in the asset management sector. His widespread network of relationships in the asset management industry will significantly enhance the company’s deal sourcing efforts.

Remy W. Trafelet has served as our Chief Executive Officer and a director since our inception. Mr. Trafelet is the Chief Executive Officer of Colonnade Acquisition Corp., a special purpose acquisition company. Mr. Trafelet is also President and Chief Executive Officer of Trafelet & Company, LLC, a private investment firm that invests across a broad range of asset classes and industries, including technology, financial services, industrial, telecom and energy. Mr. Trafelet began his career in 1992 as an analyst at Fidelity Management and Research Company where he became a portfolio manager at age 25. In 2000, Mr. Trafelet formed Trafelet Delta Funds, which managed several long/short equity portfolios. The firm grew to over $6 billion in assets under management with offices in New York and London. In 2009, Mr. Trafelet spun off the firm’s London operations to Habrok Capital Management, a global long/short equity hedge fund. Mr. Trafelet is the Founder and Chairman of Hazeltree Fund Services, a FinTech company providing treasury solutions to more than 200 financial institutions with over $2.5 trillion of assets under advisory. From 2016 to 2019, Mr. Trafelet served as President and Chief Executive Officer of Alico Inc. (Nasdaq: ALCO), an agribusiness holding company. During his tenure, he implemented a corporate restructuring and operating efficiency program, which improved the company’s return on capital employed. Mr. Trafelet is a Trustee and Chairman of the Investment Committee for the Boys’ Club of New York and also serves as a member of the board for the Children’s Scholarship Fund. He is a former Trustee and Chairman of the Investment Committee of Phillips Exeter Academy. Mr. Trafelet is also a former Trustee for The Eaglebrook School, and a board member of the Atlantic Salmon Federation.

Mr. Trafelet is a Chartered Financial Analyst. Mr. Trafelet is well qualified to sit on our board due to his extensive and successful capital markets and investment experience in both public and private companies. His familiarity of running a publicly traded company and his operational knowledge will provide the company with highly valuable experiences and perspectives as it seeks to identify an attractive business target.

Lee J. Solomon has served on our board of directors since March 9, 2021. Mr. Solomon is a Partner at Apollo Global Management in the Private Equity Group, having joined in October 2009. Mr. Solomon has over 26 years of experience in operating and investing in private and public companies. He currently serves on the board of directors of The ADT Corporation, Coinstar LLC, ecoATM Parent, LLC, Redbox Automated Retail LLC, Cox Media Group and Gamut Holdings. He previously served on the board of directors of AMC Entertainment, Endemol Shine Group and Mood Media. Before joining Apollo, he served as a Principal at Grosvenor Park, which was a joint venture with Fortress Investment Group that provided financing to the media industry. He also previously served as the Executive Vice President of Business Affairs for Helkon Media AG, a global production and distribution company. Additionally, Mr. Solomon has held numerous executive positions in the media industry. He received his MBA from The Stern School of Business at New York University and graduated from the University of Rochester with a B.A. in economics and political science. Mr. Solomon is well qualified to serve on our board due to his extensive capital markets, operational, investment and board experience.

Emil W. Henry, Jr. has served on our board of directors since March 9, 2021. Mr. Henry is the Founder, Chief Executive Officer and a Managing Director at Tiger Infrastructure Partners. He previously served as Global Head of Lehman Brothers’ infrastructure private equity business. From 1990 to 2005, he was a Partner and Managing Director with Gleacher Partners, where he served as Chairman of Asset Management and led the firm’s investment activities. In 2005, Mr. Henry was appointed by the President and confirmed by the United States Senate, unanimously, as Assistant Secretary of the Treasury. In this role, he served as attaché to the President’s Working Group on Financial Markets, oversaw the Office of Critical Infrastructure Protection, led the Treasury’s efforts to establish emergency response protocols in the event of a financial crisis and was key advisor to two Treasury secretaries. Mr. Henry outlined publicly and prior to the financial crisis how a systemic crisis might unfold driven by Fannie Mae’s and Freddie Mac’s concentrated holdings of sub-prime mortgages. Mr. Henry was awarded the Alexander Hamilton Award, the highest honor the Treasury can bestow upon a public official. Earlier in his career, he was a member of Morgan Stanley’s private equity group. Mr. Henry currently serves on the boards of Easterly Government Properties, StoneCastle Financial, and numerous boards of Tiger Infrastructure portfolio companies. Mr. Henry has represented the U.S. Treasury on the boards of the Securities Investor Protection Corporation (SIPC), and the National Gallery of Art and is a member of the Council on Foreign Relations. He is a frequent public speaker and author on matters of public policy. He holds an MBA from Harvard Business School and a B.A. in Economics, cum laude, from Yale University. Mr. Henry is well qualified to serve on our board due to his extensive capital markets, investment and board experience.

Manny De Zárraga has served on our board of directors since March 9, 2021. Mr. De Zárraga is an executive managing director and member of JLL Capital Markets, Americas’ Executive Committee. Mr. De Zárraga joined JLL as part of the HFF acquisition and serves as co-head of the firm’s National Investment Advisory Group.

Mr. De Zárraga has more than 28 years of experience in real estate investment banking and specializes in the execution and expansion of the firm’s capital markets platform through the representation of institutional and major global family offices owners of institutional-grade commercial real estate properties. He also oversees the firm’s Special Assets Group and is an active member of the Global Capital Team, with a special focus on the Latin American markets. Prior to joining HFF in 2002, Mr. De Zárraga was a principal and managing director at Sonnenblick-Goldman Company for 14 years and served on the firm’s operating committee. During his time there, he was involved in real estate capital transactions made up of all major property types. He also serves since 1994 as the U.S. investment advisor to Grupo Multiplan and previously served as the privatization advisor to the government of Puerto Rico for the sale of government-owned hotels. Prior to Sonnenblick-Goldman, Mr. De Zárraga was vice president of the Trade Finance Corporation, where he worked in the development of a mortgage- based securitization program in conjunction with Salomon Brothers. Mr. De Zárraga is well qualified to serve on our board due to his extensive advisory and capital markets experience.

Number, Terms of Office and Appointment of Directors and Officers

CLAA’s board of directors consists of five members. Prior to the closing of our initial business combination, only holders of CLAA’s Class B Ordinary Shares have the right to appoint all of our directors and remove members of the board of directors for any reason. In addition, prior to the closing of our initial business combination, holders of a majority of CLAA’s Class B Ordinary Shares may remove a member of the board of directors for any reason. Each of CLAA’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on CLAA’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the extraordinary general meeting of CLAA’s board of directors or by a majority of the holders of CLAA’s Ordinary Shares (or, prior to CLAA’s initial business combination, holders of CLAA’s founder shares).

CLAA’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. CLAA’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that CLAA’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The rules of the NYSE require that a majority of CLAA’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. In addition, members of CLAA’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the NYSE.

CLAA’s board has determined that each of Mr. Solomon, Mr. Henry and Mr. De Zárraga is an “independent director” under applicable SEC and the NYSE rules.

CLAA’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of CLAA’s directors or executive officers have received any cash compensation for services rendered to CLAA. Commencing on March 8, 2021 through the earlier of the consummation of CLAA’s initial business combination and CLAA’s liquidation, CLAA accrues an obligation to an affiliate of the Sponsor a total of $30,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. CLAA’s audit committee reviews on a quarterly basis all payments that were made by CLAA to the Sponsor, directors, executive officers or CLAA or any of their affiliates.

CLAA is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence CLAA’s management’s motivation in identifying or selecting a target business and CLAA does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Committees of the CLAA Board

The CLAA Board currently has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the CLAA Board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The CLAA Board has established an audit committee. The members of the audit committee are Messrs. Solomon, Henry and De Zárraga. Mr. Solomon serves as chairman of the audit committee. All members of CLAA’s audit committee are independent of and unaffiliated with the Sponsor and the underwriters of CLAA’s IPO.

Each member of the audit committee is financially literate, and the CLAA Board has determined that Mr. Solomon qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

CLAA has adopted an audit committee charter, which details the principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of CLAA’s financial statements, (2) CLAA’s compliance with legal and regulatory requirements, (3) CLAA’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of CLAA’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by CLAA;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other independent registered public accounting firm engaged by CLAA, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the firm has with CLAA in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss CLAA’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing CLAA’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CLAA”; and

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reviewing with management, the independent registered public accounting firm, and CLAA legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding CLAA’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The CLAA Board has established a compensation committee. The members of the compensation committee are Messrs. Solomon, Henry and De Zárraga. Mr. De Zárraga serves as chairman of the compensation committee. All members of CLAA’s compensation committee are independent of and unaffiliated with the Sponsor and the underwriters of CLAA’s IPO.

CLAA has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer’s based on such evaluation;

•	reviewing and making recommendations to the CLAA Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all other officers;

•	reviewing executive compensation policies and plans;

•	implementing and administering incentive compensation equity-based remuneration plans;

•	assisting management in complying with proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for officers and employees;

•	producing a report on executive compensation to be included in the annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment of customary fees CLAA may elect to make to members of the CLAA Board for director service and payment to an affiliate of the Sponsor of $30,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of CLAAs existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Nominating and Corporate Governance Committee

The CLAA Board has established a nominating and corporate governance committee. The members of the nominating and corporate governance committee are Messrs. Solomon, Henry and De Zárraga. Mr. Henry serves as chair of the nominating and corporate governance committee. All members of CLAA’s nominating and corporate governance committee are independent of and unaffiliated with the Sponsor and the underwriters of CLAA’s IPO.

CLAA has adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the CLAA Board, and recommending to the CLAA Board candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the CLAA Board and overseeing the implementation of corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the CLAA Board, its committees, individual directors and management in the governance of CLAA; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

CLAA has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for directors, the CLAA Board considers educational background, diversity of professional experience, knowledge of CLAA’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of CLAA shareholders. Prior to CLAA’s initial business combination, holders of Public Shares will not have the right to recommend director candidates for nomination to CLAA’s board of directors.

Compensation Committee Interlocks and Insider Participation

None of the officers of CLAA currently serves, and in the past year has not served, as a member of the compensation committee of another entity, one of whose officers served on the CLAA Board.

Code of Ethics

CLAA has adopted a code of business conduct and ethics applicable to its directors, officers and employees. If CLAA makes any amendments to its code of business conduct and ethics. other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the code of business conduct and ethics applicable to CLAA’s principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, CLAA will disclose the nature of such amendment or waiver on its website. The information included on our website is not incorporated by reference into this Form S-4 or in any other report or document CLAA files with the SEC, and any references to CLAA’s website are intended to be inactive textual references only.

How to Obtain the Code of Ethics and Committee Charters

CLAA has filed copies of its code of ethics, audit committee charter, compensation committee charter and nominating and corporate governance committee charter as exhibits to its registration statement filed in connection with its IPO. You may review these documents by accessing its public filings at the SEC’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLAA

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “we,” “us”, “our” or the “Company” refer to Colonnade Acquisition Corp. II References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Colonnade Sponsor II LLC. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Form 10-Q including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the completion of the proposed business combination, our financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including that the conditions of the proposed business combination are not satisfied. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of our Annual Report on Form 10-K filed with the SEC. Our securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated in the Cayman Islands on November 24, 2020 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While we may pursue a business combination target in any business or industry, we intend to focus our search for a business combination on businesses with favorable growth prospects, that provide attractive risk-adjusted returns on invested capital and offer compelling valuations relative to its peers. We intend to effectuate our business combination using cash derived from the proceeds of the IPO, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Proposed Business Combination

As more fully described in this proxy statement/prospectus, on August 3, 2022, we entered into the Merger Agreement with Merger Sub and Plastiq, pursuant to which (i) we will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the

Cayman Islands Companies Act (As Revised), and (ii) Merger Sub will merge with and into Plastiq with Plastiq surviving the merger.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 24, 2020 (inception) through September 30, 2022 were organizational activities, those necessary to prepare for the IPO, described below, and after the IPO, our search for a target business with which to complete a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, and will recognize other income or expense related to the change in fair value of Warrant liabilities.

We generate non-operating income in the form of interest income on marketable securities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination, and after signing the Merger Agreement described below, completing the transactions contemplated in the Merger Agreement.

For the year ended December 31, 2021, we had a net income of $3,729,394. We incurred $4,274,797 of formation and operating costs consisting mostly of general and administrative expenses and search for a target business with which to complete a business combination. We had investment income of $82,791 on our amounts held in the Trust Account, unrealized gain from change in fair value of warrant liabilities of $8,396,453, and offering expenses related to warrant issuance of $475,053.

For the three months ended September 30, 2022, we had a net loss of $461,424, which consists of the formation and operating costs of $2,273,045, partially offset by interest income earned on Trust Account of $1,394,141, changes in fair value of Warrant liabilities of $123,333 and recovery of offering costs originally allocated to Warrants of $294,147.

For the nine months ended September 30, 2022, we had a net income of $4,262,112, which consists of interest income earned on Trust Account of $1,928,245, changes in fair value of Warrant liabilities of $7,544,880 and recovery of offering costs originally allocated to Warrants of $294,147, offset by the formation and operating costs consisting mostly of general and administrative expenses of $5,505,160.

For the three months ended September 30, 2021, we had a net income of $3,100,349, which consists of unrealized gain from change in fair value of Warrant liabilities of $3,378,666 and investment income of $24,766 on our amounts held in the Trust Account, partially offset by the formation and operating costs consisting mostly of general and administrative expenses of $303,083.

For the nine months ended September 30, 2021, we had a net income of $6,268,705, which consists of unrealized gain from change in fair value of Warrant liabilities of $7,431,333 and investment income of $54,458 on our amounts held in the Trust Account, partially offset by the formation and operating costs consisting mostly of general and administrative expenses of $742,033 and offering costs allocated to Warrants of $475,053.

For the period from November 24, 2020 (Inception) to December 31, 2020, we had a net loss of $3,186 consisting of formation and operating costs.

Liquidity, Capital Resources and Going Concern

Until the consummation of the IPO, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.

On March 12, 2021, we consummated the IPO of 33,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $330,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 5,733,333 Private Placement Warrants to the Sponsor at a price of $1.50 per Warrant, generating gross proceeds of $8,600,000. Following the IPO, and the sale of the Private Placement Warrants, a total of $330,000,000 was placed in the Trust Account. We incurred $17,212,069 in transaction costs, including $6,090,000 of underwriting fees, $10,657,500 of deferred underwriting fees and $464,569 of other costs. Of the total transaction costs, $475,053 was expensed as non-operating expenses in the statements of operations with the rest of the offering cost charged to temporary equity. The transaction costs were allocated between the Public Warrant liabilities, Private Placement Warrant liabilities, and the Class A Ordinary Shares.

For the year ended December 31, 2021, cash used in operating activities was $1,767,408, which consisted of our net income of $3,729,394, interest earned on marketable securities held in the Trust Account of $82,791, changes in the fair value of warrant liabilities of $8,396,453, offering costs allocated to warrants of $475,053 and changes in current assets and current liabilities, which used $2,507,389 of cash.

As of December 31, 2021, we had cash and marketable securities held in the Trust Account of $330,082,791. We may withdraw interest to pay our taxes, if any. Through December 31, 2021, we have not withdrawn any amounts to pay for our tax obligations. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable) to complete our business combination. To the extent that our share capital is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2021, we had cash outside the trust account of $299,837 available for working capital needs. As of December 31, 2021, none of the amount in the Trust Account was withdrawn as described above.

For the nine months ended September 30, 2022, cash used in operating activities was $1,237,226, which consisted of our net income of $4,262,112, interest income earned on marketable securities held in the Trust Account of $1,928,245, changes in the fair value of Warrant liabilities of $7,544,880, recovery of offering costs allocated to Warrants of $294,147 and changes in current assets and current liabilities, which provided $4,267,934 of cash.

For the nine months ended September 30, 2021, cash used in operating activities was $1,651,444, which consisted of our net income of $6,268,705, interest earned on marketable securities held in the Trust Account of $54,458, changes in the fair value of warrant liabilities of $7,431,333, offering costs allocated to warrants of $475,053 and changes in current assets and current liabilities, which used $909,411 of cash.

As of September 30, 2022, we had cash and marketable securities held in the Trust Account of $332,011,036. We may withdraw interest to pay our taxes, if any. Through September 30, 2022, we have not withdrawn any amounts to pay for our tax obligations. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable) to complete our business combination. To the extent that our share capital is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2022, we had cash outside the trust account of $287,611, available for working capital needs. As of September 30, 2022 and December 31, 2021, none of the amount of the interest earned in the Trust Account was withdrawn as described above.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Warrants, at a price of $1.50 per Warrant at the option of the lender. The Warrants would be identical to the Private Placement Warrants. On March 24, 2022, $250,000 was drawn under the terms of these Working Capital Loans, which amount was repaid on June 30, 2022. As of September 30, 2022, no amounts were outstanding under the Working Capital Loans.

On April 11, 2022, we entered into the 2022 Note with our Sponsor, a related party of us. Pursuant to the 2022 Note we may borrow from the Sponsor, from time to time, up to an aggregate of $1,500,000. Borrowings under the 2022 Note will not bear interest. The 2022 Note will mature on the earlier to occur of (i) March 12, 2023 or (ii) the effective date of our initial business combination. Up to $1,500,000 of such loans may be converted into Warrants of the post-business combination entity, which shall have terms identical to the Private Placement Warrants, at a price of $1.50 per Warrant at the option of the Sponsor. The 2022 Note contains customary events of default, including those relating to our failure to repay the principal amount due upon maturity of the 2022 Note and certain bankruptcy events. $1,225,000 was drawn and outstanding under the 2022 Note as of September 30, 2022.

Until the consummation of a business combination, we will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the business combination. We may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. Except for amounts that are already committed, the Sponsor, officers and directors may, but are not obligated to, loan to us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. Our amended and restated memorandum and articles of association provide that we will have only 24 months (until March 12, 2023) from the closing of the IPO to complete a business combination. There is no guarantee that we will be able to complete a business combination within the Combination Period. We have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. These conditions raise substantial doubt about our ability to continue as a going concern until the earlier of the consummation of the business combination or the date we are required to liquidate. The unaudited condensed consolidated financial statements included in this proxy statement/prospectus do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary in case we are unable to continue as a going concern.

Related Party Transactions

Founder Shares

On December 31, 2020, we issued 7,187,500 Class B Ordinary Shares to the Sponsor for an aggregate purchase price of $25,000. On February 24, 2021, we effected a share capitalization of 1,437,500 shares, resulting in 8,625,000 Class B Ordinary Shares being issued and outstanding. The share capitalization was retroactively applied in our financial statements. Up to 1,125,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On March 12, 2021, the underwriter partially exercised the over-allotment option and therefore 375,000 Founder Shares were forfeited, and 750,000 Founder Shares were no longer subject to forfeiture, resulting in 8,250,000 Founder Shares outstanding at September 30, 2022 and December 31, 2021. The underwriters forfeited their remaining over-allotment option on the date of the IPO.

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial business combination, or (ii) the date on which we complete a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of our shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”).

Notwithstanding the foregoing, if (1) the closing price of Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if we consummate a transaction after the initial business combination which results in the our shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,733,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($8,600,000 in the aggregate), each Private Placement Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account.

The Private Placement Warrants are identical to the Warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may not (including the Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants included in the Units being sold in the IPO.

The Sponsor has agreed to (i) waive its redemption rights with respect to its Founder Shares and Public Shares in connection with the completion of the initial business combination, (ii) waive its redemption rights with respect to its Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with the initial business combination or to redeem 100% of our Public Shares if we have not consummated an initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (iii) waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete the initial business combination within the Combination Period, and (iv) vote any Founder Shares held by the Sponsor and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial business combination.

Promissory Note—Related Party

On December 17, 2020, the Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2021 or the closing of the IPO. The loan was repaid upon the closing of the IPO out of the offering proceeds that were allocated to the payment of offering expenses.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a business combination, the initial shareholders or an affiliate of the initial shareholders or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On March 24, 2022, $250,000 was drawn under the terms of these Working Capital Loans, which amount was repaid as of September 30, 2022, and no amounts were outstanding as of September 30, 2022.

On April 11, 2022, we entered into the 2022 Note with our Sponsor, a related party of us. Pursuant to the 2022 Note we may borrow from the Sponsor, from time to time, up to an aggregate of $1,500,000. Borrowings under the 2022 Note will not bear interest. The 2022 Note will mature on the earlier to occur of (i) March 12, 2023 or (ii) the effective date of our initial business combination. Up to $1,500,000 of such loans may be converted into Warrants of the post-business combination entity, which shall have terms identical to the Private Placement Warrants, at a price of $1.50 per Warrant at the option of the Sponsor. The 2022 Note contains customary events of default, including those relating to our failure to repay the principal amount due upon maturity of the 2022 Note and certain bankruptcy events. $1,225,000 was drawn and outstanding under the 2022 Note as of September 30, 2022.

The conversion option included in the 2022 Note is considered an embedded derivative and is remeasured at the end of each reporting period when amounts drawn under the 2022 Note will be outstanding. The value of the conversion option is de minimis as of September 30, 2022.

Administrative Support Agreement

Commencing on the date of the IPO, we have agreed to pay the Sponsor a total of $30,000 per month for rent of office space, utilities, secretarial and administrative services provided to members of our management team. Upon completion of the initial business combination or our liquidation, we will cease paying these monthly fees. For the three and nine months ended September 30, 2022, we have incurred $90,000 and $270,000 in expense pursuant to this agreement, respectively. For the three and nine months ended September 30, 2021, the Company has incurred $90,000 and $201,290 in expense pursuant to this agreement, respectively. There are outstanding fees owed and accrued of $180,000 and $0 as of September 30, 2022 and 2021, respectively.

Other Contractual Obligations

Registration Rights

The holders of the (i) Founder Shares, which were issued in a Private Placement prior to the closing of the IPO, (ii) Private Placement Warrants which were issued in a Private Placement simultaneously with the closing of the IPO and the Class A Ordinary Shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans have registration rights to require us to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriters partially exercised their over-allotment option on March 12, 2021 and forfeited the remaining over-allotment option.

On March 12, 2021, we paid a fixed underwriting discount of $6,090,000. Additionally, we recorded a deferred underwriting discount of $10,657,500 payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement. The deferred underwriting discount has subsequently been waived under the specific terms described in Note 7 to the unaudited condensed consolidated financial statements included in this proxy statement/prospectus.

On July 8, 2022, we received a letter providing notice from Barclays, and on July 11, 2022, the Company received a letter providing notice from DBSI, waiving any entitlement to their respective portions of the $10,657,500 deferred underwriting fee that accrued from Barclays’ and DBSI’s participation as the underwriters of the Initial Public Offering and their right of first refusal to act as co-placement agents in connection with any equity or debt financing transaction (including any investment banking and financial advisory services) related to the business combination. Such waiver reduces the estimated expenses of the business combination by $10,675,500. A portion of deferred underwriting discount previously recorded in the additional paid-in capital is recorded as a recovery in the additional paid-in capital and a portion previously expensed is recorded as a recovery in the statement of operations in the three- and nine-month periods ended September 30, 2022.

Consulting Agreement

On July 1, 2022 we entered in consulting agreement with the ICR (“the Consultant”) for providing certain services related to the business combination that we are pursuing (as described above). Consultant’s compensation costs of the following parts:

•	$20,000.00 per month until the three (3) month anniversary of the announcement date of the business combination, pro-rated for any partial month, which is expensed by us as incurred.

•

A Transaction Fee of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Transaction Fee”) payable immediately upon completion of the business combination (and which shall be waived if the business combination is not completed for any reason); and

•

A performance-based fee of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Performance Bonus”), payable immediately upon completion of the business combination, based on certain performance indicators related to market capitalization of the merged company.

We record monthly fees in our results of operations as they are incurred. The Transaction Fee and Performance Bonus are contingent upon closing of the business combination and will be recorded upon its completion.

The services that ICR agreed to provide include services relating to target due diligence, transaction announcement preparation and execution, employee and stakeholder communications, proactive media outreach, analyst teach in/due diligence day, shareholder analysis and targeting, advice on registration statement drafting, roadshow presentations and related question and answer preparation, disclosure policies and guidance philosophy, internal policies and infrastructure and advice on the closing day event and media tour. Upon request, ICR agreed to provide other communications consulting services in addition to the services previously mentioned, the scope and fee for which to be mutually agreed by the parties.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Class A Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 33,000,000 Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our condensed consolidated balance sheets. We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Ordinary Share

We comply with accounting and disclosure requirements of ASC 260. We apply the two-class method in calculating earnings per share. The contractual formula utilized to calculate the redemption results in a redemption amount that approximates fair value. Remeasurement for Class A Ordinary Shares subject to redemption is not included in the determination of income or loss allocable to Class A Ordinary Shares subject to redemption, as redemption value approximates fair value. Net income (loss) per ordinary share is computed by dividing the pro rata net income (loss) between the Class A Ordinary Shares and the Class B Ordinary Shares by the weighted average number of ordinary shares outstanding for each of the periods. The calculation of diluted income (loss) per ordinary share does not consider the effect of the Warrants issued in connection with the IPO since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued share purchase Warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Pursuant to ASC 480 and ASC 815, we concluded that a provision in the Warrant Agreement related to certain tender precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the condensed consolidated balance sheets and measured at fair value at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statements of operations in the period of change.

We account for our 12,333,333 Warrants, including 6,600,000 Warrants issued in connection with our IPO and 5,733,333 Warrants issued as part of the Private Placement, as derivative Warrant liabilities in accordance with ASC 815. Accordingly, we recognize the Warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised or modified, and any change in fair value is recognized in our statements of operations. The fair value of Warrants issued by us in connection with the IPO and Private Placement has been estimated initially at Monte-Carlo simulations. Subsequently, at September 30, 2022 and December 31, 2021, Public and Private Placement Warrants were valued using observable market quotes in an active market, and Monte-Carlo simulations, respectively.

Recent Accounting Standards

In August 2020, FASB issued ASU 2020-06 to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT PLASTIQ

Unless the context otherwise requires, references in this “Information About Plastiq” to “we”, “our” and “the Company” refer to the business and operations of Plastiq Inc. and its consolidated subsidiaries prior to the Business Combination and to Plastiq Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Our Business

Our mission is to provide the premier financial operating system for SMBs, and help to unlock the growth potential of our customers by providing them a variety of financial tools and services. Our founding, and core, product is based on a simple but universally powerful value proposition that we believe is at the roots of nearly every SMB in America. SMBs lack access to working capital, and this gap is one of the biggest threats that either holds back their growth or leads to them going out of business entirely.

Mission critical problems remain largely unsolved

From inventory to invoices, payments to payroll, accounting to automation, SMBs often encounter challenges when it comes to financial services that have been created without the needs of SMBs in mind. Amongst these there are several must-solve, near universal problems that Plastiq helps to address.

SMBs lack access to short term working capital

Cashflow is a common concern for SMBs, as a typical SMB often has less than 30 days of cash on hand. This can be due to seasonality in their business, or cyclical fluctuations in their customers or certainly the economy at large. This can be due to changes in who they buy from, or what terms those buyers offer them. This can also be a success problem; some SMBs are growing so quickly that despite that growth they lack the proper cashflow to keep up with their inventory and payables in order to support their very own success. Whatever the reason, many SMBs are in constant need of new sources of cashflow, credit, or working capital. And the market’s answer to their need largely fails them. Some SMBs may try to get a bank loan, but many banks don’t lend to most SMBs in the first place. Some SMBs may seek an SBA loan or an alternative business loan, but may never get the amount they need or the amount they need on time: SMBs commonly don’t know they are in need of cashflow until it is too late for pre-existing solutions to serve them adequately and efficiently. SMBs may instead go down the path of invoice factoring, but may find they don’t have sufficient invoices to match their cashflow gap, and even if they do, may be faced with an excessive APR.

Majority of b2b suppliers want to be paid with “cash only”

In the US, nearly 90% of all b2b suppliers either don’t accept credit card as a form of payment, or accept card but only on limited terms or low ceilings on the payment size. This in essence means that any SMB who is paying nearly 9 out of 10 suppliers must do so by sending a check, or initiating a bank transfer of some kind. This not only creates friction for the SMB who is paying the invoice, this also disempowers the SMB who is receiving the invoice from benefiting from the speed of card payments in the first place.

Payments Technology largely serves enterprise and consumer, not SMB

The majority of the software market serves everyday consumers and households, or large enterprises. SMBs are thus often forced to either create their own manual process to solve for their payments and financial tasks, or they must use products that either have too few controls, or far too many. SMBs need more than a single user interface like consumers, but they don’t have 10 layers of approval workflows like an enterprise. They may use an accounting software unlike consumers, but aren’t yet integrated to a large-scale ERP common in corporations.

Reliance on manual processing remains rampant

Many SMBs don’t have the luxury of leverage that large enterprises they do. Often the owner or a key staff member must be flexible and manage their time and work across a multitude of tasks on a daily basis. And while most financial tasks are so critical that the business could not operate without them, they also detract from the business instead focusing on what it does best. Many financial tasks remain frustratingly manual and tedious for SMBs, with almost a third of all business owners resorting to a mere spreadsheet to account for their business operations. Lack of payments automation within the SMB ecosystem leads not only to lost productivity and growth within the businesses themselves, but also increases in errors in payments and reconciliation.

Global Trends: A Massive, Expanding Market Across Several Vectors

In addition to solving for several problems facing everyday SMBs of all types across the United States, Plastiq also benefits from select key macro trends in our favor.

B2B Payments an ever expanding market

As SMBs do more business globally, we believe the multi-trillion dollar market for b2b payments will continue to grow in scale and opportunity.

Increasing push to digitization

Already accelerating and further catalyzed by the COVID-19 pandemic, businesses both sending money and receiving money are being pulled into the reality that their business would benefit from being digital-enabled. This means increased potential interest in SMBs looking to solve their payments and cashflow needs with new-age digital solutions vs. historical incumbents.

More businesses starting than ever before

Over the past four years, the number of SMBs in the United States has increased by 8.1%. We expect this trend to continue into the future.

More platforms looking to monetize or support b2b payments

Another emerging trend in b2b payments is the proliferation of platforms—banks, ecosystems, marketplaces—who already serve SMBs, and who are now looking to add payments capabilities to expand their business. We believe Plastiq is positioned to partner with platforms who serve a similar customer base in need of Plastiq’s solutions.

The Plastiq Platform and our Various Product Suites

Plastiq’s suite of products is best summarized in three main product lines:

•	“Plastiq Pay”, which empowers SMBs to send, or “pay”, money in better ways than before;

•	“Plastiq Accept”, which empowers SMBs to receive money; and

•	“Plastiq Connect”, which empowers platforms that serve other SMBs to fully embed Plastiq’s products into their own customer experiences.

Plastiq Pay

Plastiq Pay offers several products to address specific problems that many SMBs face. These are:

•	the inability to use a credit card to pay most vendors, since they refuse card as a form of payment. Plastiq solves this through our Billpay product, as described below.

•

the need for additional working capital, when the credit card has insufficient limits or is not the preferred funding method of the SMB. Plastiq solves this through our Short Term Financing product, as described below.

•

the need for more ways to automate otherwise manual/time consuming processes and tasks the business faces as part of its financial profile. Plastiq solves this through our Payments Automation product, as described below.

Billpay

Plastiq’s Billpay product is the first product we launched and our primary product today. At its core, this product allows an SMB to use one of its existing credit cards to make a payment to a vendor or supplier who does not accept credit cards. We believe nearly 90% of suppliers fall into this non accepting category. An SMB using Plastiq’s Billpay product is typically choosing to do so to help with its cashflow needs. By putting a large payment to a vendor on a credit card instead of sending a bank transfer or writing a check, an SMB is able to take advantage of the float, or time, that the credit card offers before they have to pay any interest. As a result, an SMB can make a payment through Plastiq Billpay today and not make the actual payment until its credit card statement is due, which is typically 30 to 45 days later. Once an SMB charges a payment using its credit card on Plastiq, Plastiq will send the desired amount downstream to that SMB’s vendor or supplier. Plastiq will typically send the payment in a format that the supplier already knows how to receive and acknowledge, like a check or ACH or wire transfer. By charging the SMB’s payment on its credit card, the SMB gets the full benefits of a credit card transaction, and by sending the payment to the supplier in an alternative funding format, the supplier also gets the benefit of getting paid the way it wants, on time, and with no cost. Both SMB and their supplier win with Plastiq’s Billpay product.

Value proposition:

There are several key value props unlocked by the SMB for putting that vendor payment on its credit card through Plastiq. The first is that putting the payment on their credit card through Plastiq is likely the cheapest form of short term working capital available to the SMB on the market, as outlined further below in the pricing and comparisons section. The second is that the payment is instant and certain. Unlike the SMB applying for an alternative source of loan to fund that payment, because they are using an existing, pre-approved credit line already issued by their credit card company, there is certainty over the payment approval. The third is that they are not hitting their credit score or trying to extend themselves more than their existing credit profile already allows for. The fourth is recourse and protection. Unlike paying in cash or cash equivalents, the SMB is typically protected from fraud by putting the payment on card through Plastiq. Thus, in summary, using Plastiq’s Billpay product to fund a vendor payment by credit card gives the SMB a cheap, instant, and secure way to drive short term float on their key payables.

Pricing and comparisons:

We believe Plastiq is among the cheapest forms of short term cashflow solutions on the market. Many SMBs using our solutions only pay up to 100bps, with some paying close to zero, for an instant way to float their key payables for 30 to 45 days.

On an APR equivalent basis and compared to substitutions like lending products, we believe this would often rank as the cheapest solution available to many SMBs in the market.

Other features:

SMBs using Plastiq’s Billpay product can also take advantage of a variety of other features and offerings, including but not limited to:

•	International/f/x payments, where an SMB can use Plastiq to fund a supplier outside of the US, either in USD or many currencies of choice;

•	Expedited payments, where an SMB can choose to speed up the timeline on which its supplier is paid through Plastiq; and

•	Scheduled payments where the payment can be sent to the supplier on an exact date in the future for example to align with the payment terms of the invoice.

Short Term Financing (“STF”)

As part of its overall Plastiq Pay product suite, Plastiq not only offers the ability for SMBs to use credit card to fund their payments, via our Billpay product, we also have the ability to offer our customers an additional way to meet their cashflow needs by way of our short term financing (“STF”) product. Plastiq’s STF product, which launched in 2022, allows a Plastiq customer to be selected for a potential short term loan of up to $500,000 that they can pay back over 90 days, either in a lump sum or in installments. Here is how it works:

a)	An eligible Plastiq SMB may be prompted to choose the STF option to fund a particular vendor payment;

b)

Rather than having to pay the vendor today, the SMB can choose various loan options and repay those loans over approximately 90 days. The loan is issued by a partner of Plastiq, thus Plastiq takes no credit or balance sheet risk; and

c)	Plastiq’s partner then funds the vendor immediately, and the SMB then repays the partner based on whatever loan terms it selected.

Payments Automation

The final component of Plastiq’s Pay product suite is our payments automation capabilities, or SmartPay, which launched in 2022. SMBs who choose our payments automation capabilities can select from one of two paid plans, either our Professional subscription plan, or the more feature-rich Enterprise plan. Both of these plans have capabilities that are geared towards the following SMB needs:

a)

Accounting synchronization: Plastiq offers the ability for SMBs to import, export, and synchronize between almost every major accounting software provider that SMBs use, including Quickbooks, Xero, Sage, and Netsuite;

b)

Invoice management: Plastiq offers the ability for SMBs to forward email invoices that get automatically uploaded to their Plastiq profile, in addition to taking photos of or uploading invoices either individually or in bulk; and

c)	Workflow management: Plastiq offers SMBs the ability to add teammates, set and delegate controls and approvals, and track and manage payments on the go via a mobile app.

Together, Plastiq’s various products and features as part of its overall Plastiq Pay offering empower SMBs to either save time, buy time, or extend time, thus unlocking more of their potential to focus on their core business.

Plastiq Accept

Whereas Plastiq Pay is centered around paying bills, or sending money, Plastiq Accept offers SMBs the ability to more easily, quickly, and cheaply accept money.

All that it takes for a small business to start accepting payments is to register for a free Plastiq Accept account and share their personal payment link with anyone who wishes to pay them.

The personalized Plastiq Accept payment link allows customers of the business to pay with a card or with cash from their bank account. The payment link can be shared via email, SMS message, social media post or be accessed via a web page. With a single click the link can be converted into a QR code and printed on invoices.

Plastiq Accept payments links can even be embedded into web-sites and can automatically convey the exact amount to be paid, the payment due date and even information to help the receiver reconcile the payment with placed orders.

A business using Plastiq Accept benefits from timely notifications whenever customers make payments, superior tracking of payments requests that have been sent to customers and reporting that helps with accounting reconciliations.

Unlike other card acceptance solutions that charge a fee, Plastiq Accept is free for the businesses receiving payments.

Plastiq Connect

While many small businesses can use Plastiq Pay and Plastiq Accept directly, many software providers, platform and marketplace companies who serve them also wish to embed the ease and flexibility of Plastiq’s payments experiences directly into their products.

To accelerate this trend Plastiq launched Plastiq Connect in 2021. Plastiq Connect consists of a robust set of APIs that allows developers to quickly build and launch experiences that enable customers to use cards for any outgoing or incoming payment.

We believe that enterprises that adopt Plastiq Connect for their products benefit in several key ways:

•	Enable convenient outbound card payments to any vendor around the globe

•	Support credit card acceptance with zero processing fees

•	Comprehensive, AI-based risk and fraud controls with built in PCI compliance

•	Accelerate time-to-market for new revenue generating services

•	Delight customers with one-stop-shop payments flexibility build on the Plastiq model

A Powerful Technology Platform

Plastiq has spent considerable time and resources building scalable technology and infrastructure that supports our products. Some highlights include:

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Foundation for Plastiq’s web, mobile and API products is a proprietary cloud-based designed for scalability, reliability, resilience, and redundancy. We believe modular approach of system building affords Plastiq the flexibility to quickly adapt and leverage new standards and third party platforms to better serve our customers.

•	Payment ecosystem integrations that offer our customers flexible multi-currency payment processing and delivery and ease of AR/AP automation.

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We leverage the latest in automation, data and machine learning technologies to manage risk, help protect our customers from fraud and comply with various regulations such as AML and OFAC. Data is at the heart of everything we do, as we use the data we collect and machine-learning models to continuously improve our operations, drive growth and optimize the product experience for our customers.

What Makes Plastiq Different

While there are a number of players and parties across the b2b payments ecosystem, we believe Plastiq is uniquely situated in its offerings, approach, and differentiation.

Buyer funded vs supplier funded

Plastiq’s roots were formed on the thesis that SMBs need solutions to their short term working capital problem, and that using a credit card that they already have and are familiar with is a simple and powerful way to solve for that need. While the majority of the market, for decades, has focused on convincing suppliers pay 3-4% to offer credit cards as a payment method, nearly 90% of suppliers still do not accept cards or accept on limited terms. We believe the value proposition of using a credit cart to pay suppliers is so strong beneficial to the SMB who is paying the invoice (the “buyer”), that we have built our business model to have the buyer pay Plastiq’s fee.

No credit risk while offering mission critical credit

While the value proposition that Plastiq’s core Billpay product fulfills is all around cashflow and credit, we believe in most cases the SMB has enough existing credit—in the form of credit cards—that Plastiq has no need, nor desire, to take on credit or balance sheet risk. This allows us to remain a technology-driven payments platform, vs enter the credit space, and makes our operating model increasingly efficient as we can focus all our resources on delivering the payments products we believe SMBs need without having to be concerned about credit of any kind. This is unlike other comparable providers or solutions out there that take direct balance sheet risk.

Open loop vs closed loop

One of the key tenants of Plastiq’s model is that we can empower SMBs to pay not just a select, closed loop, set of suppliers that have onboarded to our platform. Plastiq is uniquely open-loop, and has built its technology, systems, and platform from day one to support this concept. What this means is that an SMB using Plastiq can choose any vendor they want to pay, regardless of whether Plastiq has ever paid that vendor, and Plastiq will almost always be able to fulfill that payment. This is unlike the vast majority of providers that rely on first signing up or onboarding the supplier before an SMB is able to make a payment to such a supplier. Plastiq’s open loop system and rails create more room for scalability and network effects.

Supplier network/moat

Central to Plastiq’s scale over time is our growing supplier network. As we are an open-loop model, as described above, this means that every payment any SMB makes to a new supplier via Plastiq, that supplier becomes part of our ever-growing overall supplier network. As a result, our SMBs who are using Plastiq to pay their suppliers grow our supplier network on our behalf. Each supplier that gets funded by Plastiq becomes an opportunity for Plastiq to obtain other SMBs in that supplier’s customer base, who then in turn also each become potential Plastiq customers who may pay not only that supplier, but exponentially more suppliers as well. Over time the size and strength of Plastiq’s supplier network strengthens our ability to fund payments with increased speed, accuracy, and efficiency.

Alignment of incentives

Part of Plastiq’s continued growth comes from the fact that large portions of our payments, and thus revenue, help also drive new revenue to many stakeholders in the ecosystem. Thus, unlike many other platforms who are taking share away from incumbents, nearly every payment on Plastiq is net new volume and revenue for acquirers and processors, for the issuing bank whose card is used on the transaction, and for the underlying card network whose rails supports the payment in the first place. This means that rather than Plastiq disrupting these other stakeholders, and rather than, in turn those stakeholders rallying to compete with Plastiq, the largest banks and issuers and the card networks all financially benefit from Plastiq’s continued growth and scale. Thus many in turn are direct components of our overall growth and go-to-market strategy, helping to compound our ability to scale alongside our own direct tactics.

Go-to-market strategy

Plastiq has a multi-pronged strategy when it comes to growing our business. Our approach is best summarized in three distinct, yet complementary motions: i) Direct, ii) Supplier-Driven, and iii) Partner-Driven.

Direct

Plastiq has sales and marketing teams that focus on directly acquiring new customers to use our products. We use a combination of digital ads and PR to drive general brand awareness to support our overall marketing funnel, and also leverage conferences and influencers in specific verticals to drive targeted leads for our inside sales team. Our inside sales team then helps nurture select leads to convert them into accounts. The vast majority of our leads do not require a sales person to convert into an account; our sales team focuses only on the larger accounts whose size and value merit a sales interaction.

Supplier-Driven

As Plastiq drives more business via our Direct motion, this drives a growing number of suppliers who receive funds via our network. This creates our second go-to-market motion, whereby our sales and marketing teams reach out to suppliers that have been paid by Plastiq in order to make them aware of the benefits of adopting the Plastiq Accept product. As described in our product section further above, Plastiq Accept allows an SMB supplier to leverage our platform as a no-cost way to receive payments by credit card. Suppliers are given the opportunity to list Plastiq on the invoices they send to their SMB customer base, or embed Plastiq within their own software or e-commerce presence. All of these paths then increase awareness of Plastiq to the broader SMB ecosystem, when SMBs see that their supplier lists Plastiq as a payment option.

Partner-Driven

Our third primary go-to-market motion is driven by the broader payments ecosystem Plastiq is a part of. Plastiq’s growth and volume drives net new, supplementary volume to the incumbents in the ecosystem, namely large banks and card networks. These inclumbents may choose to refer their SMB customer base to Plastiq. This is typically done either via co-marketing programs, co-branded landing pages, or, in some cases, embedded payment referrals via our Plastiq Connect product described further above in our product section. The vast majority of SMBs that come from partner-driven channels do so with low cost and often with no or minimal revenue share.

Our team and values

We believe our ability to continue to grow and innovate is a result of our focus and priority on our team and culture. How and who we hire, retain, and grow as a team is fundamentally tied to a key set of values. There are four key values that drive us:

“Get it Done”. This value is about taking charge, leading with initiative, and not waiting to be decisive with actions and directions we must take as a growing business.

“Own the Outcome”. This value is centered around transparency and accountability. We believe the strongest leaders are not immune to making mistakes and the most critical aspect is owning up to the mistake itself, learning from it, and improving on it for the future.

“Adapt with Conviction”. This value is about embracing the only constant in any growing business: change. We believe that being flexible and adapting quickly and with confidence is important to drive continued innovation.

“Trust the Team”. This value is the bedrock of the three values above. We believe that a strong business is only commensurate to the strength of the team, and that the strength of a team starts and ends with trust.

Intellectual Property

We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our core technology and intellectual property. We have built a portfolio of intellectual property, including registered trademarks, domains, and expertise in the development of credit card processing technology and software.

As of September 30, 2022, we had filed two provisional patent applications with the U.S. Patent and Trademark Office and had filed one non-provisional patent application with the Canadian Intellectual Property Office. Our patents have not yet been granted, and we are no longer pursuing the two provisional patent applications filed in the U.S. Our patents contain a broad range of claims related to payment systems, among other things. We have one registered trademark in the U.S., one registered trademark in Canada and four pending trademarks in the U.S.

In addition, from time to time, we review opportunities to acquire in-license patents to the extent we believe such patents may be useful or relevant to our business.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design know-how, and continuing technological innovations to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.

Competition

The market for payment solutions in the financial operating system sector is an emerging market with many potential applications in the development stage. As a result, we face competition from a range of companies developing alternative payment processing solutions, some of which may be similar to ours. Additionally, some of our targeted customers may have their own internal development programs for payment processing alternatives. Although we believe our digital solutions and innovation support our position as a market leader, we have and will continue to face competition from existing competitors and new companies developing payment processing solutions for the small- and medium-sized business industries. However, we believe that many of our competitors are focused on a narrower set of use cases, or are offering what we regard as legacy solutions with lower levels of performance, higher cost requirements, or a mix thereof.

Although we may encounter companies that are independently developing payment processing solutions, we believe we compete favorably on the basis of the simplified and flexible digital architecture of our product design, our comparatively low customization costs, our commercial traction, and our comprehensive suite of technology. Additionally, we expect our operational costs to continue to decrease over time as volume expands.

Successfully combining accounts receivable with integrated payments functionality within companies’ overall information technology footprint can help companies reduce their accounts receivable operating costs and increase speed of invoicing, cash receipt and cash application. We believe that the key competitive factors in our market include:

•	High customer satisfaction and return on investment;

•	Ability to automate and digitally transform accounts receivable processes;

•	Product quality, configurability, and functionality;

•	Scalability of cloud-based software solutions with common user interfaces;

•	Ease of deployment and integration into both modern and legacy enterprise resource planning systems;

•	Extensiveness of ecosystem integrations;

•	Advanced security and control;

•	Brand recognition and market share;

•	Regulatory compliance leadership and know-how in movement of money; and

•	Flexibility to accept transactions across multiple modalities and currencies.

On the basis of these factors, we believe we are well-positioned among our competitors to help mid-market and enterprise businesses transform their accounts receivable with integrated payments. Specifically, we believe we can enable greater operational efficiency and improve customer experiences for billing and payments. We expect industry transformation will be influenced by ongoing digitization of business to business e-commerce and accounts payable processes, government tax reforms requiring electronic invoicing and increased demand for work-from-home solutions for accounts receivable and integrated payments.

Government Regulation

Payments regulation

We operate in a rapidly evolving regulatory environment. Numerous laws and regulations govern the payments industry in the U.S. and internationally. Various aspects of our business are, may become, or may be viewed by regulators from time to time as subject, directly or indirectly, to U.S. federal, state and foreign laws and regulations. Plastiq currently serves customers in the United States and Canada.

In general, we maintain contractual relationships with banks for the purposes of establishing and maintain accounts that are used to move money on behalf of our customers. We operate through clearance and settlement systems of regulated financial institutions. For those customers accessing our services through a third-party partner, we fulfill compliance obligations with respect to those transactions using the data provided by such partner.

For all transactions originating in the state of Texas, PLV Inc., a subsidiary of Plastiq Inc., is federally registered as a Money Service Business with the U.S. Treasury’s Financial Crimes Enforcement Network (“FinCEN”) and licensed by the Texas Department of Banking as a Money Transmitter. For all transactions originating in Canada, Plastiq Canada Inc., a subsidiary of Plastiq Inc., is registered as a Money Services Business with the Financial Transactions and Reports Analysis Centre of Canada and with Revenue Quebec. We are evaluating whether there are additional states in which money transmission licenses are required and will apply for such licensees where necessary.

We have implemented an anti-money laundering (“AML”) program designed to prevent our platform from being used to facilitate money laundering, terrorist financing and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries, or with certain persons or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other foreign authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols and internal controls, including the designation of an AML compliance officer to oversee the programs, and are designed to address these legal and regulatory requirements and to assist in managing risks associated with money laundering and terrorist financing.

Compliance with KYC/KYB Requirements. We are committed to compliance with all applicable customer identification regulatory requirements, and to preventing the use of our financial products by persons who seek to launder the proceeds of criminal activity, finance terrorism, or conduct other criminal acts. The risk of abuse is presented in large part through customers. We make reasonable efforts appropriate to the circumstances to know our customers. Therefore, we have adopted a “Know Your Customer” and “Know Your Business” program to assist in managing our AML risk.

We are also subject to laws and regulations that apply to businesses in general, such as those relating to employment, consumer protection, worker confidentiality obligations and taxation. As an online business, we are also subject to laws and regulations governing the internet, such as those relating to intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, search engines and internet tracking technologies, and could be affected by potential changes to laws and regulations that affect the growth, popularity or use of the internet, including with respect to net neutrality and taxation on the use of the internet or e-commerce transactions.

Privacy and protection of user data

We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, processing, and transfer of personal information, including about our users and employees in the jurisdictions where we operate. We are subject to privacy and information requirements under the Gramm-Leach-Bliley Act and the California Consumer Privacy Act in the U.S., as well as the Personal Information Protection and Electronic Documents Act in Canada, which, amongst other things, provides individuals with certain rights, requires certain disclosures from companies, impose certain privacy protections and require the maintenance of a written, comprehensive information security program.

Our business relies on the processing of personal data in many jurisdictions and the movement of data across state and national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships.

Regulatory scrutiny of privacy, data protection, cybersecurity practices, and the processing of personal data is increasing in the U.S. and around the world. Regulatory authorities are continuously considering numerous new legislative and regulatory proposals and interpretive guidelines that may contain additional privacy and data protection obligations. Any expansion or changes in the application of these privacy, data protection and cybersecurity laws or other regulatory requirements could increase our compliance costs and have a material adverse impact on our business, results of operations, and financial condition.

Consumer protection

The Federal Trade Commission (the “FTC”), the Consumer Financial Protection Bureau (the “CFPB”), and other U.S. federal, state, and local and foreign regulatory agencies regulate business activities, including money transfer services related to remittance or user-to-user transfers. These agencies, as well as certain other governmental bodies, including state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive, acts or practices, (“UDAAPs”), and they promulgate, interpret, and enforce rules and regulations that affect our business. The CFPB has enforcement authority to prevent an entity that offers or provides financial services or products to consumers in the United States from committing or engaging in UDAAPs, including the ability to engage in joint investigations with other agencies, issue subpoenas and civil investigative demands, conduct hearings and adjudication proceedings, commence a civil action, grant relief (e.g., limit activities or functions; rescission of contracts), and refer matters for criminal proceedings.

Additional regulatory developments

In addition, several foreign countries and governmental bodies, including the European Union, have laws and regulations dealing with the collection, use, disclosure, and protection of information that are more restrictive than those in the United States. Such laws and regulations may be modified or subject to new or different interpretations, new laws and regulations may be enacted, or we may modify our products or services in the future, which may subject us to such laws and regulations. For example, Europe’s top court (the Court of Justice of the European Union) recently ruled that the Privacy Shield, a mechanism used by thousands of companies to transfer data between the European Union and United States, was invalid and could no longer be used to comply with European Union data protection requirements and also called into question the use of the standard contractual clauses.

Various regulatory agencies in the United States and in foreign jurisdictions continue to examine a wide variety of issues that are applicable to us and may impact our business. These issues include identity theft, account management guidelines, privacy, information sharing, disclosure rules, cybersecurity, and marketing. As our business continues to develop and expand, we continue to monitor the additional rules and regulations that may become relevant.

Any actual or perceived failure to comply with legal and regulatory requirements may result in, among other things, revocation of required certifications or registrations, loss of approved status, private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability and constraints on our ability to continue to operate.

Headquarters and Facilities

Our corporate headquarters were located in San Francisco, California where we lease approximately 23,200 square feet of office space pursuant to a lease that expires in April 2026. We currently sublease the entirety of this space to a subtenant with such sublease term to expire in April 2026. We also lease approximately [●] square feet of office space in another building in San Francisco. The term of this second lease expires in February 2023. We believe that our office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Human Capital Management

As of September 30, 2022, we employed approximately 190 people on a full-time basis in the United States and Canada, and 25 people on a contractor basis internationally, through a professional employer organization. We employ approximately 90 engineers and technical talent. We also engage numerous consultants and contractors to supplement our permanent workforce. None of our employees are, or ever have been, represented by a labor union or covered by collective bargaining agreements. We believe we have strong and positive relations with our employees.

Many of our employees are highly skilled in technical areas specific to software and product development as well as mission critical SaaS operations related to billing and payments, accounts receivable and payment systems. Our employees are key to our success as a company, and we are committed to attracting, developing, and retaining the best talent. We leverage formal and informal programs to identify and attract top talent including social media, job boards, employee referrals and professional associations and industry groups. We develop and retain the best talent through various means including performance evaluation and goal setting as well as a robust training and development curriculum. Our online training platform provides a variety of tools and application resources for all team members to build learning experiences and skills.

We provide employees with competitive compensation and benefits consistent with positions, skill levels, experience, knowledge, and geographic location. All employees are eligible for health insurance, paid and unpaid leave, a retirement plan, and life/disability coverage. We also offer a variety of voluntary benefits that allow employees to select the options that meet their needs, including, critical illness and accident coverage, medical and dependent care flexible spending accounts, health saving accounts, paid parental leave, and an employee assistance program.

Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, diversity, and tenure, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees. The compensation committee of our board of directors assists our board of directors in its oversight of human capital management including, corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession and employee relations.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. However, we are not currently party to any material legal proceedings, other than ordinary routine litigation incidential to our business.

Corporate Information

Our principal executive offices are located at 447 Sutter Street, Suite 405 PMB 49, San Francisco, CA 94108. Our telephone number is [●]. Our website address is www.plastiq.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this proxy statement/prospectus.

MANAGEMENT OF PLASTIQ PUBCO FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be Plastiq Pubco’s directors and executive officers following the Business Combination and their ages as of October 31, 2022 and anticipated positions following the Business Combination.

Name	Age	Position
Executive Officers:
Eliot Buchanan	33	Chief Executive Officer and Director Nominee
Stoyan Kenderov	53	Chief Operating Officer
Non-Employee Directors:
Coretha Rushing	66	Director Nominee
Joseph Sambuco	61	Director
Ryan Moore	48	Director Nominee
Richard Travia	41	Director Nominee
Thomson Nguyen	36	Director Nominee

Executive Officers

Eliot Buchanan has served as Plastiq’s Chief Executive Officer since he founded Plastiq in May 2011 with a mission to empower the SMB economy, and will be our Chief Executive Officer [and Chairman of our board of directors] following the business combination. Mr. Buchanan holds a B.A. in Economics from Harvard University. We believe that Mr. Buchanan is qualified to serve on our board of directors due to his experience in the fintech industry and his history and extensive knowledge of the Company as Plastiq’s co-founder.

Stoyan Kenderov has served as Plastiq’s Chief Operating Officer since March 2022. Prior to this, Mr. Kenderov served as Plastiq’s Chief Product, Design and Technology officer from August 2019 to March 2022. Before joining Plastiq, Mr. Kenderov served as Senior Vice President and Head of Product & Design for LendingClub Corporation, a publicly traded financial services company, from January 2017 to July 2019. Mr. Kenderov holds an MSc. in Computer Science & Financial Engineering from Karlsruhe Institute of Technology, post-graduate certificates in Finance and High-Tech Marketing from Stanford University and an M.B.A. from Technion Institute of Management.

Non-Employee Directors

Coretha Rushing has served as a member of the board of directors of Plastiq since August 2021. Ms. Rushing is a Managing Director for The ExCo Group, a global executive coaching firm, since February 2020. Ms. Rushing currently serves on the board of directors of 2U, Inc., since March 2016, Benefitfocus.com Inc., since March 2021, and ThredUp Inc., since January 2022. She also serves as an external Board and HR advisor to several private company boards of directors. From May 2006 to December 2019 she served as Corporate Vice President and Chief Human Resources Officer of Equifax Inc. Prior to that, she served as an Executive Coach and HR Consultant with Atlanta-based Cameron Wesley LLC. Prior to joining Cameron Wesley, she was Senior Vice President, Chief Human Resources Officer of The Coca-Cola Company, where she was employed from 1996 until 2004. Ms. Rushing was Chair of the Board for the Society of Human Resource Management until January 2019, an organization of approximately 350,000 global human resource professionals, and currently serves as Board Chair Emeritus. Ms. Rushing holds a B.S. in Industrial Psychology from East Carolina University and an M.S. in Education from The George Washington University.

We believe that Ms. Rushing’s broad experience in human resources enables her to make valuable contributions to the Board.

Joseph S. Sambuco has served as CLAA’s Chairman since its inception. Mr. Sambuco was the Chairman of Colonnade Acquisition Corp., a special purpose acquisition company, until its business combination with Ouster, Inc. in March 2021. Mr. Sambuco is also the Chairman and Chief Executive Officer of Colonnade which he founded along with Prudential Financial Inc. in 2000. Under his leadership, he successfully built Colonnade into a fully-integrated and diversified real estate investment, finance, operating and asset management company. Mr. Sambuco is also a director and President of St. Giles Hotels, USA, Inc., a hospitality investment and operating company. Prior to forming Colonnade, Mr. Sambuco was a Managing Director and the Chief Financial Officer of the Taylor Simpson Group, an investment and asset management firm that acquired LF Property Investment Company, a division of Lazard Frères & Co LLC, where he began his career in 1982. Mr. Sambuco was actively involved in Lazard’s financial advisory practice where he advised clients in various strategies relating to mergers and acquisitions, restructurings, and financings. Mr. Sambuco serves on the Board of Hazeltree Fund Services and the Palm Beach Civic Association. He is a former Trustee of the Palm Beach Day Academy and recently served on the board of Alico, Inc., an agricultural business.

We believe Mr. Sambuco is qualified to sit on our board due to his comprehensive operational, capital markets and investment management experience in the asset management sector.

Ryan Moore has served as a member of the board of directors of Plastiq since April 2012. Mr. Moore co-founded Accomplice Management, LLC, a venture capital firm, in January 2015 and is a founding investor in several technology companies. Mr. Moore has served on the board of directors of DraftKings Inc. since April 2020, where he is a member of the audit committee and chair of the compensation committee. He currently sits on the board of several privately held companies. Mr. Moore began his career at SoftBank Capital Partners LP (“Softbank”), a venture capital firm. Later, he was an investment team member of GrandBanks Capital, which invested primarily in early stage technology companies. He joined Atlas Advisors, Inc., the predecessor to Accomplice, which focuses its investments on early-stage companies, where he was a Partner from August 2011 to December of 2014. Mr. Moore received his A.B. in Economics from Princeton University.

We believe Mr. Moore is qualified to serve on our board due, among other things, to his extensive investment experience and background.

Richard Travia has served as a member of the board of directors of Plastiq since November 2021. Mr. Travia founded Wildcat Advisory Group, a consulting firm that advises small and medium size public and private companies, in February 2017 and Wildcat Investment Management, a company that provides investment management services, in December 2017. In October 2021, Mr. Travia founded YVP GP, LLC, the General Partner of a late-stage venture investment business, where he currently serves as a Manager. He also acts as the Manager of the Arnott Capital Opportunities GP LLC, is a Director of the Arnott Opportunities (Cayman) Fund Ltd and the DelGatto Diamond Finance Cayman Ltd. Fund. Mr. Travia has served on the board of directors of Trees Corporation, since September 2020, and serves on the board of several private companies. Mr. Travia graduated from Villanova University with a Bachelor’s Degree in Economics.

We believe Mr. Travia is qualified to serve on our board of directors due to his extensive management experience and service on both public and private boards.

Thomson Nguyen has served as a member of the board of directors of Plastiq since September 2022. Mr. Nguyen was the Chief Executive Officer of Nearside Business Corporation since he founded Nearside in April 2018, until it was acquired by Plastiq in September 2022. Prior to founding Nearside, Mr. Nguyen was the Head of Data Science, Square Capital at Block, Inc., a company providing financial and software services to small businesses, from March 2016 to April 2018. He holds a B.A. in Mathematics from the University of California, Berkeley.

We believe Mr. Nguyen is qualified to serve on our board of directors following the business combination due to his experience in the fintech industry and service on private company boards.

Corporate Governance

Plastiq Pubco will structure its corporate governance in a manner that Plastiq and CLAA believe will closely align Plastiq Pubco’s interests with those of its stockholders following the Business Combination.

Plastiq Pubco will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors.

At least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC.

Role of Board in Risk Oversight

The Plastiq Pubco Board will have extensive involvement in the oversight of risk management related to Plastiq Pubco and its business and will accomplish this oversight through the regular reporting to the Plastiq Pubco Board by the audit committee. The audit committee will represent the Plastiq Pubco Board by periodically reviewing Plastiq Pubco’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of Plastiq Pubco business and summarize for the Plastiq Pubco Board all areas of risk and the appropriate mitigating factors. In addition, the Plastiq Pubco Board will receive periodic detailed operating performance reviews from management.

Composition of the Plastiq Pubco Board of Directors After the Business Combination

Plastiq Pubco’s business and affairs will be managed under the direction of the Plastiq Pubco Board. Following the Business Combination, the Plastiq Pubco Board (other than those directors elected by the holders of any series of Preferred Stock) will be classified designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time.. Each class will serve for a term of three years.

Board Committees

After the completion of the Business Combination, the standing committees of the Plastiq Pubco Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The Plastiq Pubco Board may from time to time establish other committees.

Plastiq Pubco’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of Plastiq Pubco’s activities and to assist in proper risk management and the ongoing evaluation of management controls. Plastiq Pubco believes that the leadership structure of the Plastiq Pubco Board will provide appropriate risk oversight of Plastiq Pubco’s activities.

Audit Committee

Upon the completion of the Business Combination, Plastiq Pubco is expected to have an audit committee, consisting of Ms. Gouneva, and Messrs. Sambuco and Travia, who will be serving as the chairperson. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the Plastiq Pubco Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in Plastiq Pubco’s proxy statement and to assist the Plastiq Pubco Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) Plastiq Pubco’s independent registered public accounting firm’s qualifications and independence, (4) the performance of Plastiq Pubco’s internal audit function and (5) the performance of Plastiq Pubco’s independent registered public accounting firm.

The Plastiq Pubco Board will adopt a written charter for the audit committee which will be available on Plastiq Pubco’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, Plastiq Pubco is expected to have a compensation committee, consisting of Ms. Rushing, who will be serving as the chairperson, and Messrs. Moore and Travia.

The purpose of the compensation committee is to assist the Plastiq Pubco Board in discharging its responsibilities relating to (1) setting Plastiq Pubco’s compensation program and compensation of its executive officers and directors, (2) monitoring Plastiq Pubco’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in Plastiq Pubco’s proxy statement under the rules and regulations of the SEC.

The Plastiq Pubco Board will adopt a written charter for the compensation committee which will be available on Plastiq Pubco’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, Plastiq Pubco is expected to have a nominating and corporate governance committee, consisting of Mr. Moore, who will be serving as the chairperson, and Ms. Rushing.

The purpose of the nominating and corporate governance committee will be to assist the Plastiq Pubco Board in discharging its responsibilities relating to (1) identifying individuals qualified to become Plastiq Pubco Board members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Plastiq Pubco Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Plastiq Pubco Board members qualified to fill vacancies on any Plastiq Pubco Board committee and recommending that the Plastiq Pubco Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Plastiq Pubco Board corporate governance principles applicable to Plastiq Pubco, (5) overseeing the evaluation of the Plastiq Pubco Board and management and (6) handling such other matters that are specifically delegated to the committee by the Plastiq Pubco Board from time to time.

The Plastiq Pubco Board will adopt a written charter for the nominating and corporate governance committee which will be available on Plastiq Pubco’s website upon completion of the Business Combination.

Code of Business Conduct

Plastiq Pubco will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on Plastiq Pubco’s website upon the completion of the Business Combination. Plastiq Pubco’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that Plastiq Pubco’s Internet website address is provided as an inactive textual reference only. Plastiq Pubco will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

None of the officers of CLAA currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the CLAA Board.

Independence of the Board of Directors

NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, Plastiq has determined that Coretha Rushing, Joseph Sambuco, Ryan Moore and Richard Travia, representing four of Plastiq Pubco’s seven proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

EXECUTIVE COMPENSATION OF PLASTIQ

Unless the context requires otherwise, references to “Plastiq,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Plastiq prior to the Business Combination and the business and operations of Plastiq Pubco as directly or indirectly affected by Plastiq by virtue of Plastiq Pubco’s ownership of the business of Plastiq following the Business Combination.

This section discusses the material components of the executive compensation program for our 2022 named executive officers. In 2022, Plastiq’s “named executive officers” and their positions were as follows:

•	Eliot Buchanan, Chief Executive Officer;

•	Stoyan Kenderov, Chief Operating Officer; and

•	Amir Jafari, Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
Eliot Buchanan	2022	350,000	—	2,032,189	121,449	—	2,503,638
Chief Executive Officer	2021	349,500	—	—	143,938	—	493,938
Stoyan Kenderov	2022	346,667	916,667	40,906	121,449	—	1,425,689
Chief Operating Officer	2021	330,000	—	530,745	143,938	—	1,004,683
Amir Jafari	2022	350,000	900,000	—	121,449	2,624,059	3,995,508
Chief Financial Officer	2021	250,609	—	2,610,675	104,572	—	2,965,856

(1)	Represents retention bonuses earned in 2022.
(2)

Amounts reported represent the aggregate grant-date fair value of stock options granted to our named executive officers during 2022 and the incremental fair value expensed in connection with the repricing of stock options held by our named executive officers that was approved in September 2022, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The valuation assumptions used in calculating the grant-date fair value are set forth in Note 10 to our audited consolidated financial statements included in this proxy statement/prospectus. For Mr. Buchanan, the amount reported includes: (i) $1,642,913, which is the fair value of the “time-vesting options” that were granted to him on January 26, 2022 and (ii) $389,276, which is the incremental fair value expensed in connection with the repricing of his stock options on September 15, 2022. Mr. Buchanan was also granted “performance options” on January 26, 2022, which are not reported in the table because the grant-date fair value of such “performance options,” determined in accordance with ASC 718, was zero ($0) and the “performance options” were subsequently canceled. For Mr. Kenderov, the amount reported includes the incremental fair value expensed in connection with the repricing of his stock options.

(3)

Represents bonuses earned under our annual bonus plan for performance during the first, second and third quarter of 2022. Bonus amounts have not yet been determined for fourth quarter of 2022 and have been omitted from the table.

(4)	Represents the loan forgiveness in the amount of $1,721,223 and the related tax gross up payments in the amount of $902,836, which were approved in September 2022.

Narrative to the Summary Compensation Table

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of December 31, 2022, each of our named executive officer’s annual base salary was $350,000.

The base salary amounts shown in the 2022 Summary Compensation Table reflect the actual amounts earned by Plastiq’s named executive officers in 2022.

2022 Bonuses

Plastiq provides annual bonuses to its named executive officers based on performance for the fiscal year measured based on net revenue performance and payment volume performance, weighted equally, against targets that are approved by the Plastiq Board at the beginning of each fiscal year. Bonuses are paid based on actual results following the completion of each quarter. For 2022, the target bonus opportunity for each of our named executive officers was $150,000. The actual annual cash bonus awarded to each of our named executive officers for 2022 performance in the first three quarters of 2022 are set forth above in the 2022 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Fourth quarter bonus amounts have not yet been determined.

Equity Compensation

Plastiq has granted stock options to our employees, including our named executive officers, under our Second Amended and Restated 2012 Stock Option and Grant Plan (the “2012 Plan”) in order to attract and retain them, as well as to align their interests with the interests of Plastiq Stockholders. In order to provide a long-term incentive, options granted to our employees generally vest over four years, subject to continued service with Plastiq, except with respect to certain options granted to Mr. Buchanan that were designed to achieve specific performance and incentive goals. The descriptions below reflect the actual shares and exercise prices on the grant date. As described in the section entitled “The Merger Agreement—Consideration—Treatment of Plastiq Options” and “—Treatment of Plastiq Restricted Stock” above, the number of shares subject to Plastiq Options and shares of Plastiq Restricted Stock that are outstanding at the effective time of the Merger, and the exercise price of such Plastiq Options will be adjusted to reflect the Business Combination.

On February 17, 2021, Plastiq granted Mr. Kenderov an option to purchase 215,750 shares of Plastiq Common Stock with an exercise per share of $2.46. The option vests as to 25% of the underlying shares on February 17, 2022, and as to 1/48th of the number of underlying shares each month thereafter, subject to continued service through the applicable vesting date.

On April 15, 2021, Plastiq granted Mr. Jafari an option to purchase 1,061,250 shares of Plastiq Common Stock with an exercise price per share of $2.46. The option was scheduled to vest as to 25% of the underlying shares on April 13, 2022, and as to 1/48th of the number of underlying shares each month thereafter, subject to continued service with us through the applicable vesting date. All of the shares underlying Mr. Jafari’s April 2021 option were subject to an “early exercise” provision. On May 6, 2021, Mr. Jafari early exercised the option through the issuance of a limited recourse promissory note and stock pledge agreement, pursuant to which Mr. Jafari exercised the option for shares of restricted stock with the same vesting schedule as would have applied to such shares under the option. In September 2022, the Plastiq Board accelerated the vesting of all of the shares of restricted stock that Mr. Jafari received upon exercise of his April 2021 stock option, repurchased the shares in partial satisfaction of the promissory note and forgave the unsatisfied portion of the note, as described under “Executive Compensation Arrangements—Agreements with Amir Jafari” below.

On January 26, 2022, Plastiq granted Mr. Buchanan an option to purchase 2,082,244 shares of Plastiq Common Stock with an exercise price per share of $3.65. The option vests as follows: (i) 50% of the shares underlying the option (the “time-vesting options”) vest in equal installments over a period of 24 months beginning on December 12, 2021, and will vest in full on the date of a “sale event” (as defined in our 2012 Plan) and (ii) 50% of the shares (the “performance options”) vest subject to the achievement of performance metrics on the earliest to occur of a sale event or a listing event (including an initial public offering, direct listing or a merger with a special purpose acquisition corporation). In November 2022, Plastiq and Mr. Buchanan entered into an option cancellation agreement pursuant to which the performance options were canceled.

Effective as of September 15, 2022, the Plastiq Board approved a stock option repricing in which the exercise price of outstanding options under our 2012 Plan with an exercise price greater than $1.72 per share (such options, the “underwater options”) was changed to the then-current per-share value of a share of Plastiq Common Stock, which was $1.72 per share. The per-share value was determined by a third-party valuation as of August 4, 2022. In connection with the repricing, the exercise price for each then outstanding underwater option held by employees of Plastiq who were actively employed at such time, including each underwater option held by our named executive officers, was changed. No other changes were made to the terms and conditions of outstanding options in connection with the repricing.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We maintain a 401(k) retirement savings plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees are generally eligible to participate in the 401(k) plan, subject to certain criteria. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the 401(k) plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participant contributions are held in trust as required by law. In the fiscal year ended December 31, 2022, we did not provide any matching or profit sharing contributions under our 401(k) plan.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare benefit plans, including group medical, dental and vision benefits; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life and accidental death and dismemberment insurance; and wellness benefits.

Perquisites and Other Personal Benefits

We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. Plastiq did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to other employees in 2022, except that Plastiq forgave a portion of a promissory note with respect to Mr. Jafari and authorized payment of an additional cash bonus in the amount necessary to cover the taxes he incurred in connection with the loan forgiveness along with the taxes incurred on the bonus, as described in more detail below. See “Certain Relationships and Related Party Transactions—Plastiq—Loans to Executive Officers in Connection with Option Exercises” for more information.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Plastiq Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022. The number of shares subject to Plastiq Options and shares of Plastiq Restricted Stock that are outstanding at the effective time of the Merger, and the exercise price of such Plastiq Options will be adjusted to reflect the Business Combination.

				Option Awards					Stock Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Eliot Buchanan	05/22/2019	03/01/2019	(2)	563,124	49,594		$0.99	02/28/2029
	05/22/2019	03/01/2019							49,594 (3)	$95,220
	12/07/2019	12/07/2019	(4)			1,296,011	$1.72	12/06/2029
	01/26/2022	11/12/2021	(5)	563,941	477,181		$1.72	01/26/2032
Stoyan Kenderov	08/06/2019	08/06/2019	(6)	165,000	33,000		$0.99	08/05/2029
	08/06/2019	08/06/2019	(7)	495,000	99,000		$0.99	08/05/2029
	02/17/2021	02/17/2021	(8)	98,885	116,865		$1.72	02/16/2031

(1)

Amounts are calculated by multiplying the number of shares shown in the table by $1.92 per share of Plastiq Common Stock, which constitutes the fair market value per share as of December 31, 2022, as determined by the Plastiq Board.

(2)

Option vests as to 25% of the underlying shares on the one-year anniversary of the vesting date and the remaining vest as to 1/48th of the shares on each month thereafter, subject to continued service through the applicable vesting date.

(3)

This amount reflects the number of unvested shares issued upon the early exercise of an option grant that remain subject to Plastiq’s repurchase right. The option was early exercised on June 13, 2019. The shares vest as to 25% of the shares on the one-year anniversary of the vesting commencement date and the remaining vest as to 1/48th of the shares on each month thereafter, subject to continued service through the applicable vesting date.

(4)

Option vests as to 1/3rd of the underlying shares if the amount payable per share of Plastiq Common Stock at a “liquidity event” (as described below) is at least equal to $17.6472, an additional 1/3rd of the underlying shares if such amount payable per share is at least equal to $29.4120 and as to 100% of the underlying shares if such amount payable per share is at least equal to $58.8240, subject to continued service through the liquidity event. For purposes of the option, a “liquidity event” includes an underwritten public offering of our common stock or certain mergers or consolidations, excluding a merger or consolidation in which the shares of capital stock of the company outstanding immediately prior to the transaction continue to represent or are converted into or exchanged for shares of capital stock that represent, immediately after the transaction, a majority, by voting power, of the capital stock of the surviving corporation (or its parent), or a sale of all or substantially all of the assets of the company. Note that the Proposed Transaction will not constitute a “liquidity event” for purposes of the option.

(5)

Option vests in equal installments over a period of 24 months beginning on December 12, 2021, with accelerated vesting upon a “sale event” (as defined in our 2012 Plan). This option grant previously included an additional 1,041,122 shares that were subject to performance-based vesting, which have since been canceled.

(6)

Option vests as to 25% of the underlying shares on the one-year anniversary of the vesting date and the remaining vest as to 1/48th of the shares on each month thereafter, subject to continued service through the applicable vesting date. All of the shares underlying this option are subject to an early exercise provision, pursuant to which Mr. Kenderov may exercise the option for shares of restricted stock with the same vesting schedule as would have applied to such shares under the option.

(7)

Option vests as to 25% of the underlying shares on the one-year anniversary of the vesting date and the remaining vest as to 1/48th of the shares on each month thereafter, subject to continued service through the applicable vesting date.

(8)

Option vests as to 25% of the underlying shares on the one-year anniversary of the vesting date and the remaining vest as to 1/48th of the shares on each month thereafter, subject to continued service through the applicable vesting date.

Executive Compensation Arrangements

Agreements with Eliot Buchanan

Plastiq entered into an offer letter agreement with Mr. Buchanan in connection with the commencement of his employment in May 2012, which sets forth his initial base salary, employee benefits eligibility and other terms and conditions of his employment with us. Mr. Buchanan has also executed our standard confidential information and inventions assignment agreement.

In June 2019, Plastiq entered into a partial recourse promissory note with Mr. Buchanan, in connection with the early exercise of the stock option granted to Mr. Buchanan in June 2019 to purchase 793,501 shares of restricted Plastiq Common Stock. Under the partial recourse promissory note, Plastiq loaned $785,565.99 to Mr. Buchanan in remittance of the aggregate exercise price. The note bears an annual compound interest rate of 2.36%, and no principal or interest had been paid on the note as of December 31, 2022. The principal amount of the note, together with all accrued but unpaid interest, will be repaid or forgiven prior to or upon the Closing.

Agreements with Stoyan Kenderov

Plastiq entered into an offer letter agreement with Mr. Kenderov in connection with the commencement of his employment in August 2019, which sets forth the terms and conditions of his employment with us, including initial base salary, target bonus opportunity, new hire option award and employee benefits eligibility. Mr. Kenderov has also executed our standard confidential information and inventions assignment agreement.

On January 1, 2022, we entered into a retention bonus agreement with Mr. Kenderov, which provides that Mr. Kenderov will receive a retention bonus, in the aggregate amount of $1,000,000 if he remains employed with us from January 1, 2022 to January 1, 2023 (the “Retention Period”). The retention bonus is payable as follows: $250,000 if he remains employed with us through April 1, 2022, $250,000 if he remains employed with us through July 1, 2022, and in equal installments of $83,333 (the “Installment Payments”) on the first payroll date of each month beginning with August 2022 and ending with January 2023, in each case, subject to his continued employment with us through the date the installment is paid. If Mr. Kenderov is terminated by us without “cause” (as defined in the retention bonus agreement) prior to the end of the Retention Period, he will be entitled to receive the aggregate amount of the unpaid Installment Payments promptly following the termination of his employment.

On April 2, 2022, we entered into a transaction bonus agreement with Mr. Kenderov, which provides that Mr. Kenderov will receive a one-time, lump sum cash bonus amount of $1,500,000 if he remains employed by us in good standing through the first “sale event” (as defined in the transaction bonus agreement) that occurs after April 2, 2022 and before October 1, 2023, provided that Mr. Kenderov remains employed by us through the closing of the sale event. If Mr. Kenderov is terminated by us without “cause” (as defined in the transaction bonus agreement) prior to the occurrence of a sale event, he will be paid within 30 days after the date his employment is terminated. Note that the Proposed Transaction will not constitute a “sale event” for purposes of Mr. Kenderov’s transaction bonus agreement.

Agreements with Amir Jafari

Plastiq entered into an offer letter agreement with Mr. Jafari in connection with the commencement of his employment in April 2021, which sets forth the terms and conditions of his employment with us, including initial base salary, target bonus opportunity, new hire option award and employee benefits eligibility. Mr. Jafari’s offer letter agreement also provides that in the event he was terminated by us for any reason other than “cause” (as defined in the offer letter agreement) within 12 months of the date his employment commenced, then he would receive a lump sum severance payment equal to 4.5 months of his base salary, subject to his execution of a release of claims acceptable to the company. On January 26, 2022, the Plastiq Board amended Mr. Jafari’s offer letter agreement to provide that in the event he is terminated by us for any reason other than “cause” (as defined in the offer letter agreement) at any time, then he would receive a lump sum severance payment equal to 4.5 months of his base salary, subject to his execution of a release of claims acceptable to the company. Mr. Jafari has also executed our standard confidential information and inventions assignment agreement.

In April 2021, Plastiq entered into a partial recourse promissory note with Mr. Jafari, in connection with the early exercise of the stock option granted to Mr. Jafari in April 2021 to purchase 1,061,250 shares of restricted Plastiq Common Stock. Under the partial recourse promissory note, Plastiq loaned $2,610,675 to Mr. Jafari in remittance of the aggregate exercise price and the annual compound interest rate under the note was 0.89%. In September 2022, the Plastiq Board accelerated the vesting of all of the shares of restricted stock that Mr. Jafari received upon exercise of his April 2021 stock option, repurchased the shares at a price of $1.72 per share (or a total of $1,825,350) and forgave the principal and accrued interest on the April 2021 partial recourse promissory note in excess of the total repurchase price for the shares. The Plastiq Board also authorized the payment of an additional cash bonus in the amount necessary to cover the taxes he incurred in connection with the loan forgiveness along with the taxes incurred on the bonus.

On September 28, 2022, we entered into a retention bonus agreement with Mr. Jafari, pursuant to which Mr. Jafari is eligible to receive a retention bonus in the aggregate amount of $1,000,000, which was paid as to 50% of the retention bonus on September 28, 2022 and 10% of the retention bonus on the first business day of each month thereafter until the retention bonus has been paid in full, except that the amount to be paid in January 2023 was paid in December 2022. Mr. Jafari is still eligible to earn $100,000 subject to his continued employment with us through February 1, 2023.

Mr. Jafari has informed us that he intends to resign his employment with Plastiq and his position as our Chief Financial Officer prior to the Closing. As a result, Mr. Jafari may not be eligible to receive certain compensation pursuant to his executive compensation arrangements with Plastiq.

Prior to or following the Closing, Plastiq or Plastiq Pubco intends to enter into employment agreements with our executive officers, including our named executive officers.

Retention Bonuses

In connection with the Business Combination, Plastiq granted retention bonuses to Mr. Kenderov and Mr. Jafari in November 2022 and anticipates granting a retention bonus to Mr. Buchanan, as described in more detail in the section entitled “—Certain Benefits of Plastiq’s Directors and Executives in the Business Combination”.

2012 Plan

We currently sponsor the 2012 Plan, which was most recently amended and restated by our board of directors and approved by our stockholders in 2019. Effective upon the Closing, the 2012 Plan will no longer be available for use for the grant of future awards. The 2012 Plan will continue to govern the terms of awards that have been granted under the 2012 Plan before, and that are still outstanding following, the Merger.

Share Reserve

Our 2012 Plan will not be used for awards granted after the Business Combination. Any awards previously granted under the 2012 Plan that are forfeited will be canceled and will not be available for future awards under the 2012 Plan.

Administration

Our board of directors, or a committee appointed by our board of directors, acts as the administrator of the 2012 Plan. The 2012 Plan provides that our board may delegate its authority to a committee consisting of two or more members of the board. Subject to the terms and conditions of the 2012 Plan, the administrator has the authority to take any actions it deems advisable for the administration of the 2012 Plan.

Awards

The 2012 Plan provides for the grant or issue of stock options, including options that are intended to qualify as “incentive stock options” under Section 422 of the Code and nonqualified stock options, restricted stock, unrestricted stock, and restricted stock units, or any combination of the foregoing. Each award is set forth in a separate agreement with the person who received the award which indicates the type, terms and conditions of the award.

Certain Transactions

If as a result of any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of our common stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of Plastiq without the receipt of consideration by Plastiq, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of Plastiq, the outstanding shares are converted into or exchanged for other securities of Plastiq or any successor entity, the administrator shall make an appropriate and proportionate adjustment in (i) the maximum number of shares reserved for issuance under the 2012 Plan, (ii) the number and kind of shares or other securities subject to any then outstanding awards under the 2012 Plan, (iii) the repurchase price, if any, per share subject to each outstanding award, and (iv) the exercise price for each share subject to any then outstanding options under the 2012 Plan.

Amendment and Termination

Our board of directors may terminate or amend the 2012 Plan at any time, but no such action shall adversely affect rights under any outstanding award without the holder’s consent. However, we must generally obtain stockholder approval for any such amendments to the extent required by applicable law. The administrator may exercise its discretion to reduce the exercise price of outstanding stock options or effect repricing through cancellation of outstanding stock options and by granting such holders new awards in replacement of the canceled stock options, in each case, without the approval of our stockholders.

Upon consummation of the Merger, all outstanding Plastiq Options and shares of Plastiq Restricted Stock under the 2015 Plan will be assumed and automatically converted into an option of Plastiq Pubco or restricted shares of Plastiq Pubco, in each case, on substantially the same terms and conditions as were applicable to the award prior to the Merger.

Director Compensation

Historically, we have not had a formalized non-employee director compensation policy. However, in 2021, we granted each of our non-employee directors who was not affiliated with one of our investors and who was appointed to the board during fiscal year 2021, a stock option under our 2012 Plan, which vested as to 25% of the underlying shares on August 3, 2022, and vests as to 1/48th of the number of underlying shares each month thereafter, subject to continued service through the applicable vesting date. These options were repriced, effective as September 15, 2022, as described in more detail under “Executive compensation—Narrative to the Summary Compensation Table—Equity Compensation”.

The table below shows all compensation granted to Plastiq’s non-employee directors for the year ended December 31, 2022. Our directors are reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings. Mr. Buchanan is compensated as an employee for service as our Chief Executive Officer and does not receive additional compensation for his service as a member of our board of directors. See “Executive Compensation—2022 Summary Compensation Table” above for information regarding his compensation as our employee. In addition, Thomson Nguyen, an employee of Plastiq, served as a member of our board of directors beginning in September 2022. Mr. Nguyen is compensated as an employee and does not receive additional compensation for his service as a member of our board of directors. Further, Ryan Moore, Karen Appleton Page, Ilya Fushman and Richard Travia did not receive any compensation from us for service on our board of directors. Accordingly, each has been omitted from the table below.

Name	Option Awards ($)(1)	Total ($)
Teodora Gouneva	28,585	28,585
Coretha Rushing	55,581	55,581

(1)

Amounts reported represent the incremental fair value expensed in connection with the repricing of stock options held by our non-employee directors that was approved in September 2022, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the non-employee director. The valuation assumptions used in calculating the grant-date fair value are set forth in Note 10 to our audited consolidated financial statements included in this proxy statement/prospectus.

The table below shows the aggregate number of shares subject to options (exercisable and unexercisable) held as of December 31, 2022 by each non-employee director who was serving as of December 31, 2022.

Name	Options Outstanding at Fiscal Year End
Teodora Gouneva	152,859
Coretha Rushing	297,225

Prior to or following the Closing, Plastiq or Plastiq Pubco intends to approve and implement a compensation program for Plastiq Pubco’s non-employee directors that is designed to align compensation with Plastiq Pubco’s business objectives and the creation of stockholder value, while enabling Plastiq Pubco to attract, retain and reward directors who contribute to the long-term success of Plastiq Pubco.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PLASTIQ

The following discussion and analysis provides information that Plastiq’s management believes is relevant to an assessment and understanding of Plastiq’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and unaudited interim consolidated financial statements as of September 30, 2022 and the nine-month periods ended September 30, 2022 and 2021, and the respective notes thereto, included elsewhere in this proxy statement/prospectus.

The discussion and analysis should also be read together with Plastiq’s unaudited pro forma financial information for the year ended December 31, 2021 and as of and for the nine months ended September 30, 2022. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Plastiq’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Plastiq” to “we”, “our” and “the Company” refer to the business and operations of Plastiq Inc. and its consolidated subsidiaries prior to the Business Combination and to Plastiq Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Company Overview

Our mission is to build the premiere financial operating system for SMBs by providing payment innovation and software solutions that can power the finances of an SMB. We are focused on a $9 trillion total addressable market that spans across more than 30 million SMBs in the United States.

Our platform has multiple products. We start with the ability for SMBs to pay any vendor, almost anywhere in the world, with any credit card regardless of whether or not the end vendor accepts a credit card in minutes. As we leverage our card bill pay solution to optimize the accounts payable portion of a business cash cycle, we also allow for SMBs to be paid via a credit card without incurring any fees to optimize cash cycle and provide payment automation for the acceptance of credit cards. In 2022, we launched our first solution to help bring together our payment innovation in a purpose built solution for SMBs. Our software solution enables SMBs to manage their cash cycle, organize their invoices and drive automation through invoice ingest and workflows.

We plan to expand our solutions with new and existing customers in the United States and Canada. Looking forward, we plan to continue to invest heavily in go-to-market strategies as our products have reached a state of maturity that we believe allows us to normalize our investment in technology. We will continue to incur losses while we invest in our business.

Today, our revenue is derived from our card volume and our net take rate for each transaction. Card volume is a key metric as the growth in our card volume has a direct correlation to the growth in our revenue. In 2023 and beyond, we believe our revenue mix will diversify to include software revenue from the sale of our newly launched software solution.

Merger and Public Company Costs

On August 3, 2022, we entered into the Merger Agreement with CLAA. The Business Combination contemplated by the Merger Agreement will be accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Plastiq has been determined to be the accounting acquirer, as it holds the majority voting rights, majority composition of the board of directors and executive management, and greater in overall asset, revenue and employee size following the Business Combination. Plastiq Pubco will be the successor for financial repoting purposes, meaning that Plastiq Pubco’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. As a consequence of the Business Combination, the Plastiq Pubco Common Stock will be registered under the Exchange Act and listed on a U.S. national stock exchange, which will require Plastiq Pubco to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Plastiq Pubco expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees, which we expect will result in an increase to general and administrative expense by approximately $2.0 million per year, beginning in 2023.

Nearside Transaction

In September 2022, we entered into the Nearside Merger Agreement and subsequently consummated the Nearside Transaction for contractual consideration of $100.0 million. Nearside was an early-stage technology company focused on building software to provide financial products and services to the smallest of small business owners with free and simple bank accounts and incorporation services. It recorded $0.0 million in revenue in the year ended December 31, 2021 and $0.3 million in revenue for the six months ended June 30, 2022, respectively. We acquired Nearside primarily for its technology, the ability to offer business bank accounts to our customers, and the $21.9 million of cash on Nearside’s balance sheet at the time of the transaction.

At the effective time of the Nearside Transaction, all shares of capital stock of Nearside were cancelled and automatically converted into the right to receive either shares of Plastiq Common Stock (if the holder was an accredited investors) or cash (if the holder was not an accredited investor). All Nearside options were assumed by us and converted into the right to receive an option to purchase a number of shares of our common stock upon substantially the same terms and conditions as in effect with respect to such option immediately prior to the effective time of the Nearside Transaction.

As additional consideration for the Nearside capital stock, an aggregate of up to $30.0 million in additional payments will become payable or issuable upon satisfaction of annual revenue milestones for 2023 through 2026 (the “Nearside Earnouts”). We agreed to issue to the former Nearside optionholders an award of Plastiq restricted stock units representing the right to receive a number of shares of Plastiq Common Stock equal to their applicable portion of the Nearside Earnouts in accordance with the terms and conditions in the Nearside Merger Agreement. In the event the applicable earnout thresholds are met, the Nearside Earnouts payable to the former Nearside stockholders will be reduced on a dollar-for-dollar basis for any amounts paid or that become payable pursuant to such Plastiq restricted stock units upon achievement of the applicable earnout thresholds. Any Nearside Earnout that becomes payable is to be paid in the form of Plastiq Common Stock to accredited investors and in cash to unaccredited investors.

On November 17, 2022, management and the Board of Directors determined to wind-down the operations of Nearside. Subsequent to the acquisition, management learned that Nearside lacked the technology, security and controls to sell into its customer base. Given the gaps in the technology and the cost/time it would take to achieve commercial feasibility, management and the Board of Directors ultimately made the decision to completely shut down Nearside. Accordingly, management will evaluate for potential impairment goodwill and intangible assets during the fourth quarter.

Alleged Event of Default under Financing Agreement

We entered into the Blue Torch Agreement in November 2022. On January 5, 2023, we received a notice of default from Blue Torch in which Blue Torch claims that we are in breach of the Blue Torch Agreement as a result of us posting cash collateral to secure a letter of credit and issuing such letter of credit, as well as breaching the Blue Torch Agreement’s liquidity covenant. In the notice of default, Blue Torch expressly reserved all of its rights available to it in the event of a default. We are currently evaluating these allegations. However, if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including by accelerating our obligations under the agreement, which would have a material adverse effect on us. In the event of significant redemptions by CLAA’s shareholders in connection with the Business Combination, proceeds available to us following the Business Combination may be insufficient to satisfy these obligations, or may be sufficient to satisfy these obligations but result in us having insufficient capital resources to support our operating plan. Please see “—Liquidity, Capital Resources and Going Concern” for additional information.

Key Factors Affecting Our Performance

Acquiring New Customers. Maintaining our growth requires new SMBs to continue adopting our platform and products. We will continue to invest in our go-to-market strategy as we further penetrate our addressable markets. Our financial performance will depend in large part on the overall demand for our platform and the ability to effectively develop, expand and scale our sales and marketing capabilities. Currently a limited number of payers and limited number of recipients are responsible for a significant portion of our volume, and the loss or decline in volume from one or more of these customers could adversely affect our business, results of operations, and financial condition.

Retain and Continue to Grow Within Existing Customers. Our retention of existing customers increases as we meet more needs of our customers. Our customers tend to utilize more of our services as their revenue and capital requirements grow and as they understand the benefits Plastiq can provide to their business. Sustaining our growth will depend on our ability to continue meeting our customers’ needs combined with persuading them to use more of our platform and products.

Continued Relationship with Payment Card Networks and Issuing Banks. Our business relies on our arrangements with financial institutions, third party service providers, processing providers, disbursement providers and other financial services suppliers. If any of our arrangements with such financial institutions, third party service providers, processing providers, disbursement providers or financial services providers are terminated or significantly altered, it could adversely affect our business. Further, we do not have redundancies in place for many of these arrangements, and any outages or service interruptions from these providers and suppliers could result in service interruptions to our customers and adversely affect our business, results of operations, and financial condition.

Competition. We participate in markets that are competitive and continuously evolving, and if we do not compete effectively with established companies and new market entrants, our business, results of operations, and financial condition could be adversely affected. If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations and payment methods, demand for product enhancements, new product features, and changing business needs, requirements or preferences, our platform may become less competitive.

Expand Our Partnership Network. We collaborate with many partners, which enables us to integrate Plastiq services with our customers’ and partners’ APIs for their billing and payment systems and with third-party technologies. If we fail to integrate our platform may become less marketable and less competitive or obsolete. These integrated partnerships enable us to offer better service to our customers and to cost-effectively acquire new customers. Our ability to innovate and grow is dependent, in part, on our ability to maintain and grow our partnership base.

Investment in new services to drive growth

We plan to continue to make significant investments in both existing and new products and services, including our Saas solution and Short-term financing, both launched in March 2022, and Business checking. By delivering more services to our customers, we can improve their ability to manage and grow their businesses. These investments in product development are necessary to achieve our long-term growth and profitability.

Acquisitions

In September 2022, we acquired Nearside, a modern banking platform that provides a free business bank account with cashback rewards and discounts on business tools to help customers save money and reinvest in themselves. Nearside also offers credit products to help customers grow. We believe there are additional opportunities to deliver value to more customers through targeted acquisitions.

Economic conditions and resulting business trends

Our results of operations are impacted by the relative strength of the overall economy, industry performance, general business, economic, regulatory, market and financial conditions. Our customers’ underlying business activities are also linked to the macroeconomic and geopolitical environment.

Components of Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document.

Revenue

We earns our revenue primarily by collecting a transaction fee for completing the payment process for our customers using the Plastiq platform. Revenue is recognized when promised services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled to payment in exchange for those services.

Transaction costs

Transaction Costs—Transaction costs is primarily comprised of the costs we incur to accept a customer’s funding source of payment. These costs include interchange fees paid to payment networks as well as fees paid to payment processors and other financial institutions to draw funds from a customer’s debit or credit card. Transaction expenses also include fees paid to disbursement partners to enable a transaction.

Transaction and Credit Losses—Transaction losses include the expense associated with fraud, chargebacks, and operational losses, net of recoveries. We are exposed to transaction losses due to credit card fraud as well as nonperformance from sellers who accept payments through the Plastiq platform. We establish an allowance for estimated losses arising from completing customer transactions, such as chargebacks for unauthorized credit card use and merchant-related chargebacks due to non-delivery or unsatisfactory delivery of purchased items. The allowance is monitored regularly and is updated based on actual data received, including actual claims data reported by third-party payment processors. The allowance is based on known facts and circumstances, internal factors including experience with similar cases, historical trends involving loss payment patterns, the mix of transaction and loss types, as applicable.

Customer support and operations

Customer support and operations expenses consist primarily of employee compensation and related costs, infrastructure and other costs associated with ongoing customer support and operations related to our platform.

Technology and development expenses

Technology and development expenses consist primarily of employee compensation and related costs, professional services and consulting expenses, and non-capitalized costs associated with the development of new technologies. Such non-capitalized costs are charged to the statement of operations as incurred.

Sales and marketing expenses

Sales and marketing expenses consist of customer acquisition costs, marketing and advertising and business development expenses. This also includes employee compensation and related costs to support the sales and marketing process.

General and administrative expenses

General and administrative expenses primarily consist of employee compensation and related costs, including stock-based compensation and benefits, for our finance, human resources, legal, and general management functions as well as facilities and professional services.

Depreciation and amortization and impairment

We evaluate the useful lives of property and equipment and records depreciation and amortization in customer support and operations, sales and marketing, technology and development, and general administrative expense on the consolidated statement of operations and comprehensive loss. We evaluates our long-lived assets for impairment, including property and equipment, capitalized software and right-of-use assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss.

Impairment losses on the right-of-use asset related to office operating leases are calculated using estimated rental income per square foot derived from observable market data.

Interest and Other Expense

Interest income is generated from our investment in money market funds accounts and interest expense relates to our term debt.

Foreign Currency Translation

The functional currency for our foreign subsidiary is the Canadian dollar. Assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue, costs, and expenses are translated at the average exchange rate prevailing during the period. Foreign currency translation adjustments are a component of accumulated other comprehensive loss, presented in the Company’s consolidated statements of redeemable convertible preferred stock and stockholders’ deficit and carried over to the consolidated balance sheets under stockholders’ deficit.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is provided to reduce the deferred tax asset to the amount that will more likely than not be realized.

We recognize the tax benefits on any uncertain tax positions taken or expected to be taken in the consolidated financial statements when it is more likely than not the position will be realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The tax benefits recognized in our consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize estimated interest and penalties related to uncertain tax positions as a part of the provision. We have identified an uncertain tax position, related to the realization of our research and development credits.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. We have derived this data from our interim and annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

	Nine Months Ended September 30,
(in thousands)	2022	2021	$ Change	% Change
Revenues	$56,387	$32,948	$23,439	71%
Transaction expenses	47,808	27,055	20,753	77%
Transaction and credit losses	1,910	2,144	(234)	(11)%
Customer support and operations	2,908	2,002	906	45%
Sales and marketing expenses	11,848	10,538	1,310	12%
Technology and development expenses	19,093	11,969	7,124	60%
General and administrative expenses	21,113	14,605	6,508	45%
Total operating expenses	104,680	68,313	36,367	53%
Loss from operations	(48,293)	(35,365)	(12,928)	37%
Other expense	135	1,357	(1,222)	(90)%
Loss before taxes on income	(48,428)	(36,722)	(11,706)	32%
Income tax expense	47	11	36	327%
Other comprehensive gain (loss)	(300)	25	(325)	(1,300)%
Net loss	$(48,775)	$(36,708)	$(12,067)	33%

Revenues

Revenues were $56.4 million for the nine months ended September 30, 2022, an increase of $23.4 million, or 71%, compared to $32.9 million for the nine months ended September 30, 2021. Our volume of credit card and debit card transactions processed grew by $0.9 billion, or 70% in the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021 primarily due to the continued growth as a result of marketing partnerships. We partner with several of our largest customers and with select card issuers to drive revenue through our transaction-based product platforms. These marketing partners promote our products on their platforms to continually provide a source of new customer referrals. This effort has resulted in increased revenues in 2022.

Transaction expenses

Transaction expenses were $47.8 million for the nine months ended September 30, 2022, representing an increase of $20.7 million, or 77%, compared to $27.1 million for the nine months ended September 30, 2021. This increase is generally correlated with the increase in volume in the period as described above, as well as higher overall network costs.

Transaction and credit losses

Transaction and credit losses were $1.9 million for the nine months ended September 30, 2022, representing a decrease of $0.2 million, or 11%, compared to $2.1 million for the nine months ended September 30, 2021. Transaction and credit losses is correlated with the increase in volume as described above offset by higher loss recoveries.

Customer support and operations

Customer support and operations expenses were $2.9 million for the nine months ended September 30, 2022, representing an increase of $0.9 million, or 45%, compared to $2.0 million for the nine months ended September 30, 2021. This increase was driven primarily by an increase of $1.0 million in compensation, benefits and other employee-related expenses, due to an increase in headcount.

Sales and marketing expenses

Sales and marketing expenses were $11.8 million for the nine months ended September 30, 2022, representing an increase of $1.3 million, or 12%, compared to $10.5 million for the nine months ended September 30, 2021. This increase was driven largely by an increase of $1.7 million in direct marketing expenses, partially offset by a decrease of $0.4 million in facilities expenses as a result of income generated from our sublease.

Technology and development expenses

Technology and development expenses were $19.1 million for the nine months ended September 30, 2022, representing an increase of $7.1 million, or 60%, compared to $12.0 million for the nine months ended September 30, 2021. This increase was driven primarily by an increase of $6.0 million in research and development employee compensation due to an increase in headcount net of capitalized software costs compared to the nine months ended September 30, 2021, and an increase of $1.5 million in amortization expenses related to capitalized software, partially offset by a decrease of $0.4 million in facilities expenses as a result of income generated from a our sublease.

General and administrative expenses

General and administrative expenses were $21.1 million for the nine months ended September 30, 2022, an increase of $6.5 million, or 45%, compared to $14.6 million for the nine months ended September 30, 2021. This increase was driven primarily by an increase of $5.4 million in payroll and related expenses, and an increase of $1.1 million in legal fees.

Other expense (income)

Other expenses were $0.1 million for the nine months ended September 30, 2022, a decrease of $1.2 million, or 90% compared to $1.3 million for the nine months ended September 30, 2021, primarily due to $1.0 million change in fair value of warrant liability in the period, a decrease of $0.4 million in tax penalty expenses, offset by an increase of $0.2 million in interest expense on term debt.

Income taxes

Income tax expense increased by a nominal amount for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase was driven by higher state income taxes.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

	Year ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Revenues	$47,125	$35,464	$11,661	33%
Transaction expenses	39,144	29,774	9,370	31%
Transaction and credit losses	3,248	2,516	732	29%
Customer support and operations	2,745	2,683	62	2%
Sales and marketing expenses	15,711	8,334	7,377	89%
Technology and development expenses	17,439	16,188	1,251	8%
General and administrative expenses	23,703	10,531	13,172	125%
Total operating expenses	101,990	70,026	31,964	46%
Loss from operations	(54,865)	(34,562)	(20,303)	(59)%
Other expense	1,524	419	1,105	264%
Loss before taxes on income	(56,389)	(34,981)	(21,408)	(61)%
Income tax expense	4	46	(42)	(91)%
Other comprehensive loss	(42)	(3)	(39)	(1,300)%
Net loss	$(56,435)	$(35,030)	$(21,405)	(61)%

Revenues

Revenues were $47.1 million for the year ended December 31, 2021, an increase of $11.7 million, or 33%, compared to $35.5 million for the year ended December 31, 2020 due to volume growth and a 14% price increase introduced in July 2020. Our volume of credit card and debit card transactions processed grew by $346.0 million, or 23%, compared to the year ended December 31, 2020 driven by the continued growth as a result of marketing partnerships. We partner with several of our largest customers and with select card issuers to drive revenue through our transaction-based product platforms. These marketing partners promote our products on their platforms to continually provide a source of new customer referrals.

Transaction expenses

Transaction expenses were $39.1 million for the year ended December 31, 2021, an increase of $9.4 million, or 31%, compared to $29.8 million for the year ended December 31, 2020. This increase is correlated with the increase in volume in the period as described above.

Transaction and credit losses

Transaction and credit losses were $3.2 million for the year ended December 31, 2021, representing an increase of $0.7 million, or 29%, compared to $2.5 million for the year ended December 31, 2020. This increase is correlated with the increase in volume in the period as described above.

Customer support and operations

Customer support and operations expenses remained flat at $2.7 million for the years ended December 31, 2021 and 2020.

Sales and marketing expenses

Sales and marketing expenses were $15.7 million for the year ended December 31, 2021, an increase of $7.4 million, or 89%, compared to $8.3 million for the year ended December 31, 2020. This increase was driven largely by an increase of $5.5 million in total marketing fees, $1.4 million in compensation expenses and $0.5 million in commission expense.

Technology and development expenses

Technology and development expenses were $17.4 million for the year ended December 31, 2021, an increase of $1.3 million, or 8%, compared to $16.2 million for the year ended December 31, 2020. This increase was driven primarily by an increase of $4.8 million in research and development employee compensation and an increase of $1.6 million in technology consulting expenses, as the result of an increase in headcount. These increases were partially offset by $5.2 million in capitalized software costs.

General and administrative expenses

General and administrative expenses were $23.7 million for the year ended December 31, 2021, an increase of $13.2 million, or 125%, compared to $10.5 million for the year ended December 31, 2020. This increase was driven mainly by a $6.8 million in compensation, benefits and other employee-related expenses, $3.5 million in professional expenses (including legal and financial services), and $2.8 million in impairment costs of right-of-use assets related to our headquarter office in connection with the sublease agreement.

Other expense

Other expenses were $1.5 million for the year ended December 31, 2021, compared to $0.4 million for the year ended December 31, 2020, presenting an increase of $1.1 million, or 264%. This increase was driven primarily by a $0.5 million increase in interest expense on term debt, $0.2 million decrease in interest income due to lower averages balances in the market rate interest account in 2021, $0.2 million increase in tax penalty expenses, $0.1 million increase in warrant liability remeasurement expense, and $0.1 million increase in other indirect state taxes.

Income taxes

Income tax expense decreased by a nominal amount for the years ended December 31, 2021 and December 31, 2020. The decrease was driven by lower state income taxes.

Liquidity, Capital Resources and Going Concern

The following discussion of our liquidity and capital resources is based on the financial information derived from our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Liquidity

We have historically financed our operations primarily through the issuance of redeemable convertible preferred stock, as well as borrowings under a loan agreement. Refer to Note 8 of our consolidated financial statements in this proxy statement/prospectus for further information relating to the redeemable convertible preferred stock.

As of December 31, 2021 and September 30, 2022, we had $18.8 million and $0.3 million of cash and cash equivalents, respectively.

Since inception, we have incurred operating losses. We had an accumulated deficit of $173.1 million as of December 31, 2021 and $221.6 million as of September 30, 2022. We expect to continue to incur operating losses for the foreseeable future due to continued investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents, and net proceeds from the Business Combination (assuming no significant redemptions) will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months following the Business Combination. However, the amount of cash that will ultimately be available to us at the consummation of the Business Combination will depend on the amount of cash that CLAA will be required to expend from its trust account in connection with the Closing in order to redeem shares held by CLAA’s public shareholders who execute their redemption rights, as well as the amount of expenses we and CLAA incur in connection with the Business Combination. We are unable to estimate or predict the number of shares that will be redeemed in connection with the Business Combination.

Additionally, as described below under “—Financing Agreement with Blue Torch Finance LLC,” Blue Torch has asserted that we are in breach of the Blue Torch Agreement, and if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including by accelerating our obligations under this agreement. In the event of significant redemptions by CLAA’s shareholders in connection with the Business Combination, proceeds available to us following the Business Combination may be insufficient to satisfy these obligations, or may be sufficient to satisfy these obligations but result in us having insufficient capital resources to support our operating plan.

Even if the Business Combination is consummated as contemplated, we may need additional funding to fund our operations, but additional funds may not be available to us on acceptable terms on a timely basis, if at all. We may seek funds through borrowings or through additional rounds of financing, including private or public equity or debt offerings, or by other means. Our future capital requirements will depend on many factors, including:

•	the timing, receipt and amount of sales from our current and future products and services;

•	the cost and timing of expanding our sales, marketing and distribution capabilities;

•	the terms and timing of any other partnership, licensing and other arrangements that we may establish;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company;

•	the impact of macroeconomic events, such as inflation, recessions or depressions, war or fears of war;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our intellectual property portfolio; and

•	the extent to which we acquire or invest in businesses, products or technologies.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new preferred equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Plastiq Pubco Common Stock. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected. We also could be required to seek funds through arrangements with partners or others that may require us to relinquish rights or jointly own some aspects of our technologies, products or services that we would otherwise pursue on our own.

Financing Agreement with Blue Torch Finance LLC

In November 2022, we entered into the Blue Torch Agreement, which we amended in December 2022. Pursuant to the Blue Torch Agreement, we incurred term loans in an aggregate principal amount of $40.0 million. The loans borrowed were Term SOFR Loans (as defined in the Blue Torch Agreement). Both a Reference Rate Loan and a Term SOFR Loan bears interest on the outstanding principal amount thereof until paid in full. Interest on each loan is payable (i) prior to the consummation of the De-SPAC Transaction, on the Final Maturity Date and (ii) after the consummation of the Proposed Transaction, in quarterly installments in an amount per quarter equal to 1.25% of the aggregate principal amount of the loan. Any Term SOFR Loan shall bear interest equal to the Adjusted Term SOFR (as defined in the Blue Torch Agreement) plus an applicable margin of 10.0%.

Subject to certain exceptions, prepayments of the Blue Torch Agreement will be subject to early termination fees in an amount equal to (i) 1.0% of the principal prepaid if prepayment occurs on or prior to the first anniversary of the closing date and (ii) 3.0% of principal prepaid if prepayment occurs after the first anniversary of the closing date but on or prior to the second anniversary of the closing date.

The Blue Torch Agreement requires us to satisfy certain financial covenants, including a minimum liquidity covenant, a maximum leverage ratio, a limitation on the purchase price payable for certain acquisitions, and a maximum of consolidated capital expenditures.

On January 5, 2023, we received a notice of default from Blue Torch in which Blue Torch claims that we are in breach of the Blue Torch Agreement as a result of us posting cash collateral to secure a letter of credit and issuing such letter of credit, as well as breaching the Blue Torch Agreement’s liquidity covenant. In the notice of default, Blue Torch expressly reserved all of its rights available to it in these events of default. We are currently evaluating these allegations. However, if we are unable to reach a resolution with Blue Torch, Blue Torch could proceed with exercising its remedies under the agreement, including by accelerating our obligations under the agreement, which would have a material adverse effect on us.

Loan and Security Agreement with Silicon Valley Bank

In addition, pursuant to the Amended Loan Agreement and Mezzanine Loan And Security Agreement with Silicon Valley Bank (the “SVB Agreement”), which was terminated in November 2022, the Company was able to request term loan advances in an aggregate principal amount equal to $5.0 million and $15.0 million, respectively. The Amended Loan Agreement also included a revolving line of up to $5.0 million. Each advance bore interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a floating rate equal to the greater of 5.25% or 1% plus Prime rate for the Amended Loan Agreement and 7.25% and 4.0% plus the Prime Rate for the Mezzanine Loan And Security Agreement. The SVB Agreement included reporting and certain restrictive covenants that, subject to certain exceptions, limited the Company’s ability to sell assets, incur additional indebtedness, make certain investments and other distributions, engage in certain transactions with affiliates, change the nature of our business and place liens on ours or our subsidiaries’ assets. Management obtained a waiver for the associated financial covenants and the revolving line related to the Amended Loan Agreement was terminated on April 4, 2022. There were no financial covenants associated with the SVB Agreement.

In November 2022, we used proceeds from the Blue Torch Agreement to repay the debt outstanding in full and terminated the SVB Agreement.

Note Purchase Agreement

In November 2022, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) to sell and issue up to $15.0 million of convertible promissory notes (the “Convertible Promissory Notes”) that would convert automatically into shares of preferred stock issued by the Company in a qualified financing or into SPAC shares after the closing of the SPAC transaction. The issued Convertible Promissory Notes have interest rates of 10% and maturity dates one year from the date of the Note Purchase Agreement. Additionally, the $5 million SAFE investment from an existing investor in July 2021 was converted into Convertible Promissory Notes. In total, we issued $9.1 million of Convertible Promissory Notes to new and existing investors in November and December 2022.

Cash Flows

The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods.

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Net cash used in operating activities	$(46,177)	$(34,208)	$(46,870)	$(21,360)
Net cash provided by (used in) investing activities	14,569	(3,451)	(5,209)	(1,260)
Net cash provided by financing activities	12,526	13,568	49,163	(676)

Effect of exchange rate changes on cash and cash equivalents	(300)	25	(42)	(3)

Change in cash	(19,382)	(24,006)	(2,958)	(23,299)

Operating Activities

Net cash used in operating activities consists of net loss adjusted for certain non-cash items and changes in other assets and liabilities.

Our net loss for the nine months period ended September 30, 2022 was $48.5 million after considering charges primarily consisting of $2.7 million in depreciation and amortization, $5.0 million in stock-based compensation expenses as well as other non-cash items.

Our net loss for the year ended December 31, 2021 was $56.4 million after considering non-cash charges primarily consisting of $1.9 million in depreciation and amortization, $3.0 million in stock-based compensation expenses, $2.8 million in impairment on right-of-use assets as well as other non-cash items.

Net cash used in operating activities was $46.2 million for the nine months period ended September 30, 2022, an increase of $12.0 million, or 35%, compared to $34.2 million for the nine months period ended September 30, 2021. The increase in cash used in operating activities was driven predominantly by the increase in compensation, benefits and other employee-related expenses as a result of the Company increasing headcount.

Net cash used in operating activities was $46.9 million for the year ended December 31, 2021, an increase of $25.5 million, or 119%, compared to $21.4 million for the year ended December 31, 2020. The increase in cash used in operating activities was driven predominantly by the increase in compensation, benefits and other employee-related expenses as a result of the Company increasing headcount.

Investment Activities

Net cash provided by investing activities was $14.6 million for the nine months period ended September 30, 2022, an increase of $18.1 million, or 522%, compared to a use of $3.5 million for the nine months period ended

September 30, 2021. This increase is principally related to acquisition, net of cash and restricted cash acquired of $20.0 million offset by capitalization of internal use software of approximately $2.2 million.

Net cash used in investing activities was $5.2 million for the year ended December 31, 2021, an increase of $3.9 million, or 313%, compared to $1.3 million for the year ended December 31, 2020. This principally related to capitalization of internal use software of approximately $3.8 million.

Financing Activities

Net cash provided by financing activities was $12.5 million for the nine months period ended September 30, 2022, a decrease of $1.1 million, or 8%, compared to $13.6 million for the nine months period ended September 30, 2021. The decrease predominantly relates to lower proceeds from issuance of common stock of $1.0 million.

Net cash provided by financing activities was $49.2 million for the year ended December 31, 2021, an increase of $49.9 million, compared to ($0.7) million for the year ended December 31, 2020. The cash provided by financing activities relates to closing of Series E funding round of $34.5 million, employee stock options exercise of $2.3 million and drawings of $15.0 million under our term loan agreement, net of $3.8 million of principal payments.

Key Metrics and Non-GAAP Financial Measures

Our management uses a variety of financial and operating metrics to evaluate our business, analyze our performance, and make strategic decisions. We believe these metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as management. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for financial measures that have been calculated in accordance with GAAP. We primarily review the following key performance indicators and non-GAAP measures when assessing our performance:

Volume

Volume is the total of all transactions processed in a period inclusive of the principal (customer funds) and fees (revenue). Volume serves as a key metric for overall business activity, as growing volume is the primary driver for our revenue growth.

	Nine months ended September 30,		Year ended December 31,
(in millions)	2022	2021	2021	2020
Volume	$2,642	$1,673	$2,331	$1,496

We generate revenues mainly from transaction fees, which are generally driven by transaction volumes. Transaction fee revenue is generated by charging customers to facilitate their payment on the Plastiq platform. We believe that Revenue demonstrates our ability to monetize on volumes. Our revenues can be impacted by the following:

(i) Mix in card and cash volume;

(ii) Pricing and other market conditions; and

(iii) Discounts and concessions.

Management closely monitors volume and revenue to ensure that we continue to grow funds and business activity that enters the platform, expanding overall scale and reach of business.

Adjusted EBITDA

In addition to our financial results determined in accordance with GAAP, we believe Adjusted EBITDA, as a non-GAAP measure, is useful in evaluating our operating performance. The Company defines adjusted EBITDA as earnings before interest, tax, depreciation, and amortization less stock-based compensation, internal-use software amortization and non-recurring expenses. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, there can be no assurance that the Company will not modify the presentation of these or similar non-GAAP measures in the future that the Company believes are appropriate in comparing its operating performance across reporting periods on a consistent basis.

Adjusted EBITDA

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2022	2021	2021	2020
Net loss	$(48,475)	$(36,733)	$(56,393)	$(35,027)
Other expense	135	1,357	1,524	419
Depreciation & amortization	2,738	1,241	1,865	1,210
Income tax expense	47	11	4	46
EBITDA	(45,555)	(34,124)	(53,000)	(33,352)
Stock-based compensation expenses[1]	5,248	2,718	3,292	2,627
Internal-use software[2]	(5,661)	(3,460)	(5,186)	(1,137)
Retention and severance	5,908	—	—	—
Other non-recurring expenses[3]	1,544	—	—	—
Adjusted EBITDA	$(38,516)	$(34,866)	$(54,894)	$(31,862)

(1)	Stock-based compensation reflects expenses related to stock option awards issued to employees and certain non-employee directors and expenses related to secondary transactions.
(2)

Internal-use software reflects capitalized costs to develop internal-use software when preliminary efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Internal-use software expense is amortized on a straight-line basis over the estimated useful life of three years.

(3)	Reflects one-time expenses primarily related to professional fees in connection with the Company’s strategic initiatives.

Off Balance Sheet Obligations

As of the balance sheet dates of December 31, 2021 and September 30, 2022, the Company has not engaged in any off-balance sheet arrangements, as defined by Regulation S-K, that have or are reasonably likely to have a current or future effect on the Company’s financial condition, results of operations or cash flows.

Contractual Obligations, Commitments and Contingencies

The following table summarizes our contractual obligations as of December 31, 2021.

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$15,000	$3,000	$12,000	$—	$—
Operating leases(1)	9,141	2,008	6,395	738	—
Total	$24,141	$5,008	$18,395	$738	$—

(1)	Represents minimum rental payments for operating leases having initial or remaining non-cancelable lease terms primarily related to our office space.

In November 2022, we entered into the Blue Torch Agreement. Pursuant to the Blue Torch Agreement, we can request term loan advances in an aggregate principal amount up to $40.0 million. Each advance shall either be a Reference Rate Loan or a Term SOFR Loan (both terms as defined in the Blue Torch Agreement). Both a Reference Rate Loan and a Term SOFR Loan bears interest on the outstanding principal amount thereof until paid in full. Interest on each loan is payable (i) in the case of a Reference Rate Loan, quarterly, (ii) in the case of a Term SOFR Loan, three months from the commencement of the Term SOFR Loan and (iii) in case of both the Reference Rate Loan and the Term SOFR Loan, on maturity. The Reference Rate Loan bears interest at (i) the greatest of (a) 5.01531%, (b) the federal funds rate plus 0.50%, (c) the Term SOFR (which rate is calculated based upon an interest period of one month, determined on a daily basis) plus 1.00%, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States (ii) plus an applicable margin of 9.0%. Any Term SOFR Loan shall bear interest equal to the Adjusted Term SOFR (as defined in the Blue Torch Agreement) plus an applicable margin of 10.0%. The Term Loan is subject to certain financial covenants related to monthly revenue, liquidity, and monthly cash burn restrictions.

We used proceeds from the Blue Torch Agreement to repay the debt outstanding under our Amended and Restated Loan and security agreement with Silicon Valley Bank. Covenants in the Blue Torch Agreement restrict, among other things, our ability to:

•	pay dividends or distributions, repurchase or issue equity, prepay certain debt or make certain investments;

•	incur additional debt;

•	incur liens on assets;

•	make certain investments; and

•	engage in mergers and consolidations, sale and leasebacks and asset dispositions.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the report amounts of assets, liabilities, revenue, costs and expenses as well as related disclosures. On an ongoing basis, we evaluate these estimates and the assumptions used. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the critical accounting policies, which are summarized below and further described within Note 2 to our consolidated financial statements in accordance with GAAP and are critical to aid in understanding and evaluating the consolidated financial condition, results of operations and cash flows.

Income taxes:

We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions on the basis of a two-step process whereby: (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Stock-based compensation:

We apply Statement of ASC 718, “Share-based Payment.” ASC 718 requires awards classified as equity awards to be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period. Forfeitures are accounted as they occur.

We measure the compensation cost related to the options awarded on the grant date and recognizes the cost on a straight-line method over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions.

We measure the additional compensation cost of modified awards on the date of modification and recognizes the cost (1) on the modification date for past service periods and (2) on a straight-line method over the future related service period.

We recognize a benefit of stock-based compensation in the consolidated statements of loss if an excess tax benefit is realized. If we are in a taxable loss position and the excess tax benefit added to a net operating loss carryforward, the excess tax benefit would not be recorded until that net operating loss is utilized.

Determination of Fair Value of Plastiq’s Common Stock and Preferred Stock

As a private company with no active public market for our common stock prior to the Business Combination, our board of directors periodically determines the fair value of our common and preferred stock at various dates, after considering contemporaneous third-party valuations and input from management.

In determining the fair value of our common and preferred stock, various objective and subjective factors were considered, including:

•	the lack of an active public market for our common and preferred stock;

•	the prices at which we issued our preferred stock in arm’s-length transactions and the difference between the rights, preferences and privileges of our preferred and common stock;

•	the prices at which our common and preferred stock were purchased in privately arranged secondary transactions as well as the size of the secondary transactions;

•	our operating results and financial condition;

•	our stage of development and business strategy;

•	expectations of our management and investors;

•	the general economic conditions and industry outlook;

•	the market price of publicly traded companies engaged in the same or a similar line of business; and

•	the likelihood of achieving a liquidity event given prevailing market conditions.

Valuations for our common stock were performed for the following valuation dates in 2020 and 2021: September 30, 2020, September 2, 2021, December 31, 2021, August 4, 2022, and September 30, 2022. Valuations were prepared in accordance with industry’s best practices including the Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, issued by the American Institute of Certified Public Accountants.

The September 30, 2020 valuation report utilized the Option Pricing Method (“OPM”). A Discounted Cash Flow (“DCF”) method was used to estimate our equity value. The DCF method relies on the premise that the value of a business enterprise is equal to the present value of the income that it can expect to generate going forward. From an investor’s standpoint, these future income streams represent the dividend paying (i.e., distribution-paying) capacity of the company. The equity value derived using the DCF method was then allocated to our securities, including our common stock, using the OPM. The OPM treats Plastiq’s security classes as call options on our total equity value and estimates the value allocated to the common stock under an assumed liquidation event. The OPM accounts for the rights and preferences of the Company’s security classes and is best suited for an exit based on a sale of the company.

The September 2, 2021 and December 31, 2021 valuation reports utilized the Option Pricing Method (“OPM”). The backsolve method was used to estimate the Company’s equity value. The backsolve method relies on the option pricing method to determine a value for the shares based on the most recent financial round by investors. The equity value derived using the backsolve method was then allocated to the Company’s securities, including its common stock using the OPM. The OPM treats Plastiq’s security classes as call options on the Company’s total equity value and estimates the value allocated to the common stock under an assumed liquidation event. The OPM accounts for the rights and preferences of the Company’s security classes and is best suited for an exit based on a sale of the company.

Since August 2022, we used a hybrid method utilizing a combination of the OPM and the current value method. The current value method assumes that the various debt and equity interests share in the value of the business enterprise as of the date of the valuation (a single value rather than an array of probability weighted values at future dates) according to each interest’s respective rights and claims to the business enterprise value. The use of the current value method are limited to two sets of circumstances: (i) “when a liquidity event in the form of an acquisition or dissolution of the enterprise is imminent,” or (ii) “when an enterprise is at such an early stage of its development that (a) no material progress has been made on the enterprise’s business plan, (b) no significant common equity value has been created in the business above the liquidation preference on the preferred shares, and (c) there is no reasonable basis for estimating the amount and timing of any such common equity value above the liquidation preference that might be created in the future.” The hybrid method can be a useful alternative as the Company has transparency into one or more near term exits but is unsure what will occur if the current plans fall through.

Control Related Matters

We have identified certain matters involving our internal control over financial reporting that we consider to be material weaknesses.

We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of the consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and adequately restrict user and privileged access to our financial applications, programs, and data to appropriate personnel. This material weakness did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reposts) that could result in misstatement potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

We did not have a sufficient number of accounting personnel to properly design or implement the appropriate detective and preventative internal controls over financial reporting. Such detective and preventative controls would include a formal written risk assessment, an enhanced journal entry review process, a timely account reconciliation review process, detailed analysis and review of the impact of technical accounting standards or new types of business transactions to ensure compliance with generally accepted accounting principles, and a review of the financial statements and footnotes, including the statement of cash flows. Such material weakness resulted in a material adjustment to settlement assets and equity transactions, including warrant liabilities and stock-based compensation awards, as well as material adjustments to the statement of cash flows.

We have historically not had a formal process to track individual settlement asset transactions at an individual transaction level. As a result, we do not have appropriately designed controls with proper and timely approval of journal entries specific to settlement assets, resulting in material corrected misstatements identified specific to the settlement assets reconciliation process.

We do not have appropriately designated controls with proper approval of tax journal entries and evaluation of the application of ASC 740, Accounting for Income Taxes

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, result of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements and our unaudited interim financial statement included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Sensitivity

Our cash and cash equivalents as of December 31, 2021, were held primarily in cash deposits. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest. Any future borrowings incurred under our credit facility would accrue interest at a floating rate based on a formula tied to certain market rates at the time of incurrence (as described above). A hypothetical 1% increase or decrease in interest rates would not have a material effect on our financial results.

JOBS Act

We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. We expect that we will be an emerging growth company after the completion of the Business Combination and will continue not to opt out of the extended transition period.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of CLAA’s initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of CLAA Ordinary Shares as of                , 2023 and (ii) the expected beneficial ownership of shares of Plastiq Pubco Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•

each person who is known to be the beneficial owner of more than 5% of CLAA Ordinary Shares and is expected to be the beneficial owner of more than 5% of shares of Plastiq Pubco Common Stock post-Business Combination;

•	each of CLAA’s current executive officers and directors;

•	each person who will become an executive officer or director of Plastiq PubCo post-Business Combination; and

•	all executive officers and directors of CLAA as a group pre-Business Combination, and all executive officers and directors of Plastiq PubCo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of CLAA Ordinary Shares pre-Business Combination is based on 41,250,000 CLAA Ordinary Shares issued and outstanding as of                , 2023, which includes an aggregate of 33,000,000 CLAA Class A Ordinary Shares and 8,250,000 CLAA Class B Ordinary Shares outstanding as of such date.

The expected beneficial ownership of shares of Plastiq Pubco Common Stock post-Business Combination assumes two scenarios:

•	a “no redemption” scenario where no CLAA Class A Ordinary Shares are redeemed in connection with the Business Combination; and

•	a “maximum redemption” scenario where 33,000,000 CLAA Class A Ordinary Shares are redeemed in connection with the Business Combination.

Based on the foregoing assumptions and Plastiq’s balance of capital stock as of [ ● ], we estimate that there would be [ ● ] shares of Plastiq Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and [ ● ] shares of Plastiq Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of Plastiq Pubco Common Stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of                , 2023.

Unless otherwise indicated, CLAA believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination				Post-Business Combination
					Assuming No Redemption			Assuming Redemption
Name and Address of Beneficial Owner (1)	Number of CLAA Ordinary Shares (2)	% of CLAA Class A Ordinary Shares	% of CLAA Class B Ordinary Shares	% of CLAA Ordinary Shares (3)	Number of Shares of Plastiq PubCo Common Stock	%		Number of Shares of Plastiq PubCo Common Stock	%
5% Holders
Colonnade Sponsor II LLC (3)	8,250,000	—	100.0%	20.0%			%			%
Citadel Advisors LLC (4)	2,550,000	7.7%	—	6.2%			%			%
Saba Capital Management, L.P. (5)	1,889,698	5.7%	—	4.6%			%			%
Directors and Executive Officers Pre-Business Combination							%			%
Joseph S. Sambuco	—	—	—	—			%			%
Remy W. Trafelet	—	—	—	—			%			%
Lee J. Solomon	—	—	—	—			%			%
Emil W. Henry, Jr.	—	—	—	—			%			%
Manny De Zárraga	—	—	—	—			%			%
All CLAA directors and executive officers as a group (five individuals)	—	—	—	—			%			%
Directors and Executive Officers Post-Business Combination							%			%
Eliot Buchanan (6)	—	—	—	—			%			%
Coretha Rushing (7)	—	—	—	—			%			%
Ryan Moore (8)	—	—	—	—			%			%
Richard Nguyen (9)	—	—	—	—			%			%
Thomson Nguyen (10)	—	—	—	—			%			%
Stoyan Kenderov (11)	—	—	—	—			%			%
All Plastiq PubCo directors and executive officers as a group ( individuals)	—	—	—	—			%			%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following is 1400 Centrepark Blvd, Ste 810, West Palm Beach, FL 33401.
(2)

Prior to the Closing, holders of record of CLAA Class A Ordinary Shares and CLAA Class B Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by CLAA shareholders and vote together as a single class, except as required by law; provided, that holders of CLAA Class B Ordinary Shares have the right to elect all of CLAA’s directors prior to the Closing, and holders of CLAA’s Class A Ordinary Shares are not entitled to vote on the election of directors during such time.

(3)

The Sponsor is the record holder of such shares. Consists of 8,250,000 CLAA Class B Ordinary Shares subject to forfeiture under the terms of the Sponsor Support Agreement. The shares that have not been forfeited will convert automatically into 8,250,000 shares of Plastiq Pubco Common Stock in connection with the Domestication. Pre-Business Combination amounts and post—Business Combination amounts exclude 5,733,333 shares underlying Private Placement Warrants that will not become exercisable until following the Business Combination. Mr. Sambuco is the manager, and the members of our management team are among the members, of Colonnade Sponsor II LLC. Messrs. Sambuco and Trafelet are among the members who share voting and investment discretion with respect to the ordinary shares held of record by Colonnade Sponsor II LLC. Each of the foregoing individuals disclaims any beneficial ownership of the securities held by Colonnade Sponsor II LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(4)

According to a Schedule 13G/A filed on February 14, 2022, on behalf of Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin (“Mr. Griffin”) with respect to the shares of the Company owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”, and collectively with Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP and Mr. Griffin, “Citadel”), and Citadel Securities. Such owned shares may include other instruments exercisable for or convertible into shares. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Accordingly, Citadel shares beneficial ownership of the Class A Ordinary Shares reported above. The business address for Citadel is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(5)

Pursuant to a Schedule 13G/A filed on February 14, 2022, on behalf of Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), and Mr. Boaz R. Weinstein (together, “Saba”). Accordingly, Saba shares beneficial ownership of the Class A Ordinary Shares reported above. The business address for Saba is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(6)

Consists of                shares of Plastiq Pubco Common Stock that will be held following the Business Combination and                shares of Plastiq Pubco Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(7)

Consists of                shares of Plastiq Pubco Common Stock that will be held following the Business Combination and                shares of Plastiq Pubco Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(8)

Consists of                shares of Plastiq Pubco Common Stock that will be held following the Business Combination and                shares of Plastiq Pubco Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(9)

Consists of                shares of Plastiq Pubco Common Stock that will be held following the Business Combination and                shares of Plastiq Pubco Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(10)

Consists of                shares of Plastiq Pubco Common Stock that will be held following the Business Combination and                shares of Plastiq Pubco Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(11)

Consists of                shares of Plastiq Pubco Common Stock that will be held following the Business Combination and                shares of Plastiq Pubco Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Colonnade Acquisition Corp.

Founder Shares

On December 31, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of CLAA’s offering and formation costs relating to the IPO in exchange for 7,187,500 founder shares. On February 24, 2021, CLAA effected a share capitalization of 1,437,500 shares and as a result the Sponsor held 8,625,000 founder shares. The Sponsor surrendered 375,000 founder shares to CLAA for no consideration in connection with the underwriters’ election to partially exercise the overallotment option relating to the IPO on March 12, 2021.

In connection with the Business Combination, the Sponsor has entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G. The Sponsor Support Agreement provides that, after the Domestication and immediately prior to the Closing, the Sponsor will forfeit 1,250,000 founder shares held by it, and, solely in the event the amount of cash in CLAA’s Trust Account (after taking into account any redemptions) is less than $75 million, the Sponsor will forfeit an additional 1,250,000 founder shares held by it. The founder shares that have not been forfeited will convert on a one-for-one basis into one share of Plastiq Pubco Common Stock.

Private Placement Warrants

The Sponsor purchased an aggregate of 5,733,333 private placement warrants (“CLAA Private Placement Warrants”), each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.50 per warrant, or $8,600,000 in the aggregate, in connection with the IPO. The CLAA Private Placement Warrants are identical to the warrants sold in the IPO except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not be redeemable by CLAA, (ii) may not (including the Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of CLAA’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.

Administrative Services Agreement

CLAA currently utilizes office space at 1400 Centrepark Boulevard, Suite 810, West Palm Beach, FL 33401 from the Sponsor as CLAA’s executive offices. Commencing upon consummation of the IPO, CLAA pays the Sponsor $30,000 per month for office space, utilities, secretarial and administrative support services provided to members of CLAA’s management team. Upon completion of CLAA’s initial Business Combination or CLAA’s liquidation, it will cease paying these monthly fees.

Related Party Note and Advances

On December 17, 2020, the Sponsor agreed to loan CLAA up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the IPO pursuant to an unsecured promissory note. The promissory note was non-interest bearing and payable on the earlier of December 31, 2021 and the completion of the IPO. The loan was repaid upon the closing of the IPO out of the offering proceeds that were allocated to the payment of offering expenses.

CLAA’s officers and directors are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. CLAA’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, CLAA’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of CLAA’s officers and directors may, but are not obligated to, loan CLAA funds as may be required on a non-interest basis. If CLAA completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, CLAA may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from CLAA’s trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

On April 11, 2022, CLAA issued a promissory note to the Sponsor (“2022 Note”). Pursuant to the 2022 Note, CLAA may borrow from the Sponsor, from time to time, up to an aggregate of $1,500,000. Borrowings under the 2022 Note will not bear interest. The 2022 Note will mature on the earlier to occur of (i) March 12, 2023, or (ii) the effective date of an initial business combination. Up to $1,500,000 of such loans may be converted into warrants of the post-business combination entity, which shall have terms identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the Sponsor. The 2022 Note contains customary events of default, including those relating to CLAA’s failure to repay the principal amount due upon maturity of the 2022 Note and certain bankruptcy events. CLAA drew $25,000 on June 9, 2022 and $500,000 on June 30, 2022 under the 2022 Note, which were the amounts outstanding as of June 30, 2022.

Registration Rights

The holders of the founder shares, private placement warrants and the Class A Ordinary Shares underlying such private placement warrants and private placement warrants that may be issued upon conversion of working capital loans have registration rights to require CLAA to register a sale of any of CLAA’s securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that CLAA register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to CLAA’s completion of its initial business combination. CLAA will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Plastiq

Series E Redeemable Convertible Preferred Stock Financing

From November 2021 to January 2022, Plastiq issued and sold shares of its Series E redeemable convertible preferred stock to investors that included entities affiliated with certain of its directors, for an aggregate purchase price of approximately $46.0 million. The following table summarizes purchases of shares of Plastiq’s Series E redeemable convertible preferred stock by such related persons. Plastiq’s Series E redeemable convertible preferred stock will convert into shares of Plastiq PubCo Common Stock in connection with the Closing.

Name	Shares of Series E Redeemable Convertible Preferred Stock	Total Purchase Price
Wildcat Opportunistic Plastiq Fund II, LP	1,487,866	$14,509,669.24
Entities affiliated with Accomplice Management	635,766	$6,199,990.04

Simple Agreement for Future Equity

On July 26, 2022, Plastiq entered into a Simple Agreement for Future Equity (the “SAFE”) with ABC Holdings, LLC, an entity affiliated with Accomplice Management. A member of the Plastiq Board, Ryan Moore, co-founded and remains affiliated with Accomplice Management. Pursuant to the SAFE and for aggregate upfront payments of $5 million, entities affiliated with Accomplice Management have the right to receive $5 million of shares of Plastiq’s capital stock in an amount equal to 90% of the price per share paid in a qualifying financing by Plastiq. The SAFE will automatically terminate in connection with the Closing, if not sooner, in accordance with its terms.

Investors’ Rights Agreement

Plastiq is party to a Seventh Amended and Restated Investors’ Rights Agreement, dated as of November 12, 2021, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers. This agreement will terminate upon the Closing.

Right of First Refusal and Co-Sale Agreement

Plastiq is party to a Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 12, 2021, whereby Plastiq has the right to purchase shares of Plastiq’s capital stock which certain stockholders propose to sell to other parties. Certain holders of Plastiq’s capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have rights of first refusal and co-sale under the agreement. This agreement will terminate upon the Closing.

Voting Agreement

Plastiq is a party to a Seventh Amended and Restated Voting Agreement, dated as of November 12, 2021, pursuant to which certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have agreed to vote their shares of Plastiq’s capital stock on certain matters, including with respect to the election of directors. This agreement will terminate upon the Closing.

Loans to Executive Officers in Connection with Option Exercises

In June 2019 and April 2021, Plastiq entered into partial recourse promissory notes with Eliot Buchanan and Amir Jafari, respectively, in connection with the early exercise of the stock options held by Messrs. Buchanan and Jafari and the remittance of the applicable exercise prices. Pursuant to the terms of the partial recourse promissory notes, Plastiq loaned $785,565.99 to Mr. Buchanan and $2,610,675 to Mr. Jafari. The notes bear an annual compound interest rate of 2.36% and 0.89%, respectively, and no principal or interest had been paid on the notes as of December 31, 2021. In September 2022, Plastiq forgave the note with respect to Mr. Jafari and authorized the payment of an additional cash bonus to cover the taxes that incurred as a result fo the loan forgiveness and additional bonus. The principal amount of Mr. Buchanan’s note, together with all accrued but unpaid interest, will be repaid upon the Closing.

Director and Officer Indemnification

Plastiq’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Plastiq has entered into indemnification agreements with each of its directors. Following the Business Combination, Plastiq expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of Plastiq Pubco, and the indemnification provisions of the Proposed Certificate of Incorporation and Proposed Bylaws. For additional information, see “Description of Plastiq Pubco Securities — Limitations on Liability and Indemnification of Officers and Directors.”

Policies and Procedures for Related Persons Transactions

Effective upon the consummation of the Business Combination, the board of directors of Plastiq Pubco will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 (or, for so long as we remain a “smaller reporting company” the lesser of (i) $120,000 and (ii) 1% of our average total assets of the two completed fiscal years), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Plastiq Pubco’s executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of Plastiq Pubco voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Plastiq Pubco’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Plastiq Pubco’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Plastiq Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

CLAA is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Plastiq Pubco, your rights will differ in some regards as compared to when you were a shareholder of CLAA.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of CLAA and Plastiq Pubco according to applicable law or the organizational documents of CLAA and Platiq Pubco.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of CLAA, attached to this proxy statement/prospectus as Annex H, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B-1 and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Plastiq Pubco and CLAA, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval-there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in	Under the Cayman Islands Companies Law and CLAA’s amended and restated memorandum and articles of association law, routine corporate

	Delaware	Cayman Islands
	person or represented by proxy at the meeting and entitled to vote on the subject matter.	matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 5B).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of CLAA owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF CLAA’S SECURITIES

Description of CLAA Capital Stock Prior to the Business Combination

General

CLAA is authorized to issue 555,000,000 shares, consisting of 500,000,000 CLAA Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 CLAA Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share. As of the Record Date, 33,000,000 CLAA Class A Ordinary Shares are outstanding, held by shareholders of record, and 8,250,000 CLAA Class B Ordinary Shares are outstanding, held by shareholders of record, and no preference shares are outstanding.

Units

Public Units

Each CLAA Unit has an offering price of $10.00 and consists of one CLAA Class A Ordinary Share and one-fifth of one CLAA Warrant. Each whole CLAA warrant entitles the holder thereof to purchase one CLAA Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in the IPO prospectus.

Ordinary Shares

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of CLAA shareholders except as required by law. Unless specified in the Cayman Constitutional Documents, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of CLAA Ordinary Shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by our shareholders.

Pursuant to the Cayman Constitutional Documents, if CLAA is unable to complete an initial business combination within 24 months from the closing of the IPO, CLAA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. CLAA’s Sponsor, officers and directors have entered into a letter agreement with CLAA, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if CLAA fails to complete an initial business combination within 24 months from the closing of the IPO. However, if CLAA’s Sponsor or management team acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if CLAA fails to complete an initial business combination within the prescribed time period.

CLAA’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that CLAA will provide its public shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations and on the conditions described herein.

For additional information with respect to the Redemption Rights of CLAA’s shareholders, see the section entitled “Questions and Answers – Q. Do I have Redemption Rights?”.

Preferred Shares

The Cayman Constitutional Documents authorize 5,000,000 preferred shares and provide that preferred shares may be issued from time to time in one or more series. CLAA’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. CLAA’s board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of CLAA’s board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. CLAA has no preferred shares outstanding at the date hereof. Although CLAA does not currently intend to issue any preferred shares, CLAA cannot assure you that it will not do so in the future.

Warrants

Public Warrants

Each whole CLAA Warrant entitles the registered holder to purchase one CLAA Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial business combination, provided in each case that CLAA has an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or CLAA permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its CLAA Warrants only for a whole number of CLAA Class A Ordinary Shares. This means only a whole CLAA Warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the CLAA Units and only whole CLAA Warrants will trade. Accordingly, unless you purchase at least five CLAA Units, you will not be able to receive or trade a whole CLAA Warrant. The CLAA Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

CLAA will not be obligated to issue any CLAA Class A Ordinary Shares pursuant to the exercise of a CLAA Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the CLAA Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to CLAA satisfying its obligations described below with respect to registration. No CLAA Warrant will be exercisable and CLAA will not be obligated to issue a Class A Ordinary Share upon exercise of a warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will CLAA be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A Ordinary Share underlying such unit.

CLAA is registering the Class A Ordinary Shares issuable upon exercise of the CLAA Warrants in the registration statement which formed a part of its IPO prospectus because the CLAA Warrants became exercisable 30 days after the completion of an initial business combination. However, because the CLAA warrants will be exercisable until their expiration date of up to five years after the completion of an initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination, CLAA has agreed that as soon as practicable, but in no event later than twenty business days after the closing of an initial business combination, CLAA will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which the IPO prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the CLAA Class A Ordinary Shares issuable upon exercise of the CLAA Warrants. CLAA will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the CLAA Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the CLAA Class A Ordinary Shares issuable upon exercise of the CLAA Warrants is not effective by the 60th business day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when CLAA will have failed to maintain an effective registration statement, exercise CLAA Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if CLAA Class A Ordinary Shares are at the time of any exercise of a CLAA Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, CLAA may, at our option, require holders of public CLAA Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event CLAA so elects, CLAA will not be required to file or maintain in effect a registration statement, and in the event CLAA does not so elect, CLAA will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of CLAA Warrants when the price per CLAA Class A Ordinary Share equals or exceeds $18.00. Once the CLAA Warrants become exercisable, CLAA may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•

if, and only if, the closing price of the CLAA Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redemption Procedures—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before CLAA sends to the notice of redemption to the warrant holders.

If and when the CLAA Warrants become redeemable by CLAA, CLAA may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

CLAA has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and CLAA issues a notice of redemption of the CLAA Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per CLAA Class A Ordinary Share equals or exceeds $10.00. Once the CLAA Warrants become exercisable, CLAA may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Ordinary Shares except as otherwise described below; and

•

if, and only if, the closing price of the CLAA Class A Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Redemption Procedures—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before CLAA sends the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their CLAA Warrants on a cashless basis. The numbers in the table below represent the number of Class A Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of CLAA Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of our Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of CLAA Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. CLAA will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to CLAA Class A Ordinary Shares shall include a security other than CLAA Class A Ordinary Shares into which the CLAA Class A Ordinary Shares have been converted or for which they have been exchanged in the event CLAA is not the surviving company in an initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Redemption Procedures—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares issuable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares issuable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Redemption Procedures—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Redemption Procedures—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Redemption Procedures—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of CLAA Class A Ordinary Shares to be issued for each CLAA Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our CLAA Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the CLAA Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 CLAA Class A Ordinary Shares for each whole CLAA Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our CLAA

Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the CLAA Warrants, holders may choose to, in connection with this redemption feature, exercise their CLAA Warrants for 0.298 CLAA Class A Ordinary Shares for each whole warrant. In no event will the CLAA Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 CLAA Class A Ordinary Shares per CLAA Warrant (subject to adjustment). Finally, as reflected in the table above, if the CLAA Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any CLAA Class A Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check company offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding CLAA Warrants to be redeemed when the CLAA Class A Ordinary Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of CLAA Class A Ordinary Shares is below the exercise price of the warrants. CLAA has established this redemption feature to provide us with the flexibility to redeem the CLAA Warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per CLAA Class A Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their CLAA Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the IPO prospectus. This redemption right provides CLAA with an additional mechanism by which to redeem all of the outstanding CLAA Warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. CLAA will be required to pay the applicable redemption price to warrant holders if CLAA chooses to exercise this redemption right and it will allow CLAA to quickly proceed with a redemption of the warrants if CLAA determines it is in its best interest to do so. As such, CLAA would redeem the CLAA Warrants in this manner when CLAA believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, CLAA can redeem the CLAA Warrants when the CLAA Class A Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to CLAA’s capital structure and cash position while providing warrant holders with the opportunity to exercise their CLAA Warrants on a cashless basis for the applicable number of shares. If CLAA chooses to redeem the CLAA Warrants when the CLAA Class A Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer CLAA Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their CLAA Warrants for CLAA Class A Ordinary Shares if and when such Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional CLAA Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, CLAA will round down to the nearest whole number of Class A Ordinary Shares to be issued to the holder. If, at the time of redemption, the CLAA Warrants are exercisable for a security other than the CLAA Class A Ordinary Shares pursuant to the warrant agreement (for instance, if CLAA is not the surviving company in an initial business combination), the CLAA Warrants may be exercised for such security. At such time as the CLAA Warrants become exercisable for a security other than the CLAA Class A Ordinary Shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures

A holder of a CLAA Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the CLAA Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding CLAA Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A Ordinary Shares issuable on exercise of each CLAA Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase CLAA Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the CLAA Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of CLAA Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of CLAA’s public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each CLAA Class A Ordinary Share in respect of such event.

If the number of outstanding CLAA Class A Ordinary Shares is decreased by a consolidation, combination or reclassification of CLAA Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of CLAA Class A Ordinary Shares issuable on exercise of each CLAA Warrant will be decreased in proportion to such decrease in outstanding CLAA Class A Ordinary Shares.

Whenever the number of CLAA Class A Ordinary Shares purchasable upon the exercise of the CLAA Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of CLAA Class A Ordinary Shares purchasable upon the exercise of the CLAA Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of CLAA Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) CLAA issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at a Newly Issued Price of less than $9.20 per CLAA Class A Ordinary Share, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value of the CLAA Class A Ordinary Shares is below $9.20 per share, then the exercise price of the CLAA Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described above under “Description of Securities—Warrants—Public Warrants—Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Description of Securities—Warrants—Public Warrants—Redemption of warrants when the price per CLAA Class A Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding CLAA Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which CLAA is the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which CLAA is dissolved, the holders of the CLAA Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the CLAA Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of CLAA Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The CLAA Warrants will be issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the warrant agreement set forth in the IPO prospectus, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the CLAA Warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which the IPO prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The CLAA Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of CLAA Warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A Ordinary Shares. After the issuance of CLAA Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Private Placement Warrants

The private placement warrants (including the Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of an initial business combination (except, among other limited exceptions as described under “Principal Shareholders—Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with our sponsor) and they will not be redeemable by us so long as they are held by CLAA’s Sponsor, members of our sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the CLAA Units in the IPO. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the CLAA Units sold in the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of CLAA Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Ordinary Shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the CLAA Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that CLAA has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with CLAA, their ability to sell CLAA securities in the open market will be significantly limited. CLAA expects to have policies in place that prohibit insiders from selling CLAA securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in CLAA securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the CLAA Class A Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, CLAA believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsors or an affiliate of our sponsors or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Dividends

CLAA has not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon CLAA’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. Further, if CLAA incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants CLAA may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. CLAA has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually two-thirds of the voting shares represented in person or by proxy and voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	CLAA is not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements, of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, CLAA will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

CLAA has been advised by Maples and Calder (Cayman) LLP, our Cayman Islands counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. CLAA is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The Cayman Constitutional Documents. The Business Combination Article of the Cayman Constitutional Documents contains provisions designed to provide certain rights and protections relating to the IPO that will apply to us until the completion of an initial business combination. These provisions cannot be amended without a special resolution. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders in attendance at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. The Cayman Constitutional Documents provide that special resolutions must be approved either by at least two-thirds of our shareholders who attend a general meeting (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders.

Our initial shareholders, who collectively beneficially own 20% of our ordinary shares, will participate in any vote to amend the Cayman Constitutional Documents and will have the discretion to vote in any manner they choose. Specifically, the Cayman Constitutional Documents provide, among other things, that:

•

If CLAA is unable to complete an initial business combination within 24 months from the closing of the IPO, CLAA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and CLAA’s board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law;

•

Prior to our initial business combination, CLAA may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on our initial business combination;

•

Although CLAA does not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our officers, CLAA is not prohibited from doing so. In the event CLAA enters into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or another independent entity that commonly renders valuation opinions that the consideration to be paid by us in such a business combination is fair to our company from a financial point of view;

•

If a shareholder vote on our initial business combination is not required by law and CLAA does not decide to hold a shareholder vote for business or other legal reasons, CLAA will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•

If our shareholders approve an amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if CLAA does not complete our initial business combination within 24 months from the closing of the IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, CLAA will provide our public shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein; and

•	CLAA will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although CLAA could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in the Cayman Constitutional Documents, CLAA views all of these provisions as binding obligations to our shareholders and neither CLAA, nor its officers or directors, will take any action to amend or waive any of these provisions unless CLAA provides dissenting public shareholders with the opportunity to redeem their public shares.

DESCRIPTION OF PLASTIQ PUBCO SECURITIES

The following summary of certain provisions of Plastiq Pubco securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws, the warrant agreement and the provisions of applicable law. The summary assumes that the Proposed Certificate of Incorporation and the Proposed Bylaws will be approved by the shareholders of CLAA in connection with the extraordinary general meeting. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively, and a copy of the Warrant Agreement is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Capital Stock

Authorized Capitalization

General

The total amount of Plastiq Pubco’s authorized capital stock consists of [ ● ] shares of Plastiq Pubco common stock, par value $0.0001 per share, and [ ● ] shares of Plastiq Pubco Preferred Stock, par value $0.0001 per share.

Preferred Stock

The Plastiq Pubco Board has authority to issue shares of Plastiq Pubco Preferred Stock in one or more series, to determine and fix the number of shares for each such series and such voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of Plastiq Pubco Preferred Stock could have the effect of decreasing the trading price of Plastiq Pubco Common Stock, restricting dividends on Plastiq Pubco’s capital stock, diluting the voting power of Plastiq Pubco Common Stock, impairing the liquidation rights of Plastiq Pubco’s capital stock, or delaying or preventing a change in control of Plastiq Pubco.

Common Stock

Plastiq Pubco Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of Plastiq Pubco’s securities. Plastiq Pubco Common Stock is neither convertible nor redeemable and is fully transferable, subject to applicable law and the transfer restrictions set forth in the Proposed Bylaws. Unless the Board determines otherwise, Plastiq Pubco will issue all of Plastiq Pubco’s capital stock in uncertificated form.

Voting Rights

Each holder of Plastiq Pubco Common Stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders. When a quorum is present, the affirmative vote of the holders of a majority in voting power of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights, except as may otherwise be set forth in any resolution of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock.

Dividend Rights

Each holder of shares of Plastiq Pubco’s capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time in accordance with applicable law. These rights are subject to the preferential rights of the holders of Plastiq Pubco’s Preferred Stock, if any.

Other Rights

Each holder of Plastiq Pubco Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of Plastiq Pubco Preferred Stock that Plastiq Pubco may designate and issue in the future.

Liquidation Rights

If Plastiq Pubco is involved in voluntary or involuntary liquidation, dissolution or winding up of Plastiq Pubco’s affairs, or a similar event, the funds and assets of Plastiq Pubco that may be legally distributed to Plastiq Pubco’s stockholders will be distributed among the holders of the then outstanding Plastiq Pubco Common Stock pro rata in accordance with the number of shares of common stock held by each such holder, subject to the rights and preferences of any holders of any shares of Plastiq Pubco Preferred Stock, if any, then outstanding.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Plastiq Pubco. Plastiq Pubco expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Plastiq Pubco to first negotiate with the Board, which Plastiq Pubco believes may result in an improvement of the terms of any such acquisition in favor of Plastiq Pubco’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Classified Board of Directors

The Proposed Certificate of Incorporation provides that the Board, other than those directors elected by the holders of any series of Preferred Stock, will be divided into three classes of directors, with each class of directors being elected by the Plastiq Pubco stockholders every three years. The classification of directors will have the effect of making it more difficult for Plastiq Pubco stockholders to change the composition of the Board.

Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by (a) the Board, (b) the Chairperson of the Board, (c) the Chief Executive Officer of Plastiq Pubco or (d) the President of Plastiq Pubco, in each case, in accordance with the Proposed Bylaws, provided that such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the meeting.

Action by Written Consent

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be taken by written consent in lieu of a meeting.

Removal of Directors

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Plastiq Pubco entitled to vote at an election of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that, subject to certain limitations, if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (a) the board of directors of such corporation approves the business combination or transaction which resulted in the stockholder becoming an interested stockholder before the time that the person becomes an interested stockholder, (b) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (c) the business combination is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, Plastiq Pubco opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation provides that Plastiq Pubco will indemnify Plastiq Pubco’s directors and officers to the fullest extent authorized or permitted by applicable law. Plastiq Pubco expects to enter into agreements to indemnify Plastiq Pubco’s directors and executive officers. Under the Proposed Bylaws, Plastiq Pubco is required to indemnify each of Plastiq Pubco’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Plastiq Pubco or was serving at Plastiq Pubco’s request as a director, officer, employee or agent for another entity. Plastiq Pubco must indemnify Plastiq Pubco’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Plastiq Pubco, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require Plastiq Pubco to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Plastiq Pubco. Any claims for indemnification by Plastiq Pubco’s directors and officers may reduce Plastiq Pubco’s available funds to satisfy successful third-party claims against Plastiq Pubco and may reduce the amount of money available to Plastiq Pubco.

Transfer Restrictions

Pursuant to the Proposed Bylaws, holders of shares of Plastiq Pubco Common Stock issued (a) as consideration pursuant to the merger of Pasadena Merger Sub Inc. with and into Plastiq Pubco or (b) to directors, officers and employees of Plastiq Pubco upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Plastiq Pubco outstanding immediately prior to the Closing (excluding, for the avoidance of doubt, the warrants) will be subject to certain restrictions on the transfer of any such shares held by such holders immediately following the Closing (the “Lock-up”) until the end of 180 days after Closing (the “Lock-up Period End Date”), subject to certain transfers permitted by the Proposed Bylaws; provided, that if (A) at least 120 days have elapsed since the Closing and (B) the Lock-up Period End Date is scheduled to end during a regularly scheduled blackout period during which trading in the securities of Plastiq Pubco would not be permitted under Plastiq Pubco’s insider trading policy (a

“Blackout Period”) or within five trading days prior to a Blackout Period, then the Lock-up will end ten trading days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided, further, that the Blackout-Related Release will not occur unless Plastiq Pubco has publicly released its earnings results for the quarterly period in which the Closing occurred. In the event of a Blackout-Related Release, Plastiq Pubco will announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two trading days in advance of the Blackout-Related Release. In no event will the Blackout-Related Release occur earlier than 120 days after the date of Closing.

Exclusive Jurisdiction of Certain Actions

Plastiq Pubco’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Plastiq Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Plastiq Pubco’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Plastiq Pubco to Plastiq Pubco or Plastiq Pubco’s stockholders, (iii) any action, suit or proceeding asserting a claim against Plastiq or any current or former director, officer or stockholder arising pursuant to any provision of the DGCL or Plastiq Pubco’s Bylaws or Plastiq Pubco’s Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Plastiq Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Proposed Certificate of Incorporation and (b) service of process on such stockholder’s counsel. The Proposed Certificate of Incorporation will also provide that, unless Plastiq Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Plastiq Pubco believes these provisions would benefit Plastiq Pubco by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against Plastiq Pubco’s directors and officers.

Warrants

Public Warrants

Upon the Closing, each whole warrant will entitle the registered holder to purchase one share of Plastiq Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that there is an effective registration statement under the Securities Act covering the shares of Plastiq Pubco Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or Plastiq Pubco permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Plastiq Pubco common stock. This means only a whole warrant may be exercised at a given time by a warrant holder.

The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, Plastiq Pubco may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•

if, and only if, the reported closing price of the Plastiq Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three business days before Plastiq Pubco sends the notice of redemption to the warrant holders.

The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Plastiq Pubco issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Plastiq Pubco Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Shares of Plastiq Pubco Common Stock

Once the warrants become exercisable, Plastiq Pubco may redeem the outstanding warrants (except as described herein with respect to the private placement warrants and working capital warrants):

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of shares of Plastiq Pubco Common Stock except as otherwise described below; and

•

if, and only if, the closing price of shares of Plastiq Pubco Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before Plastiq Pubco sends the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Plastiq Pubco Common Stock that a warrant holder will receive upon a redemption by Plastiq Pubco pursuant to this redemption feature, based on the “fair market value” of shares of Plastiq Pubco Common Stock on the corresponding redemption date, determined for these purposes based on the volume-weighted average price of shares of Plastiq Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Plastiq Pubco will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares issuable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares issuable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Shares of Plastiq Pubco Common Stock
(period to expiration of warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Plastiq Pubco Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of shares of Plastiq Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Plastiq Pubco Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of shares of Plastiq Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Plastiq Pubco Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Plastiq Pubco Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Plastiq Pubco pursuant to this redemption feature, since they will not be exercisable for any shares of Plastiq Pubco common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check company offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants or working capital warrants) when the trading price for the shares of Plastiq Pubco Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Plastiq Pubco Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of Plastiq Pubco Common Stock is below the exercise price of the warrants. This redemption feature gives Plastiq Pubco the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the proxy statement/prospectus. This redemption right provides Plastiq Pubco with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Plastiq Pubco will be required to pay the applicable redemption price to warrant holders if Plastiq Pubco chooses to exercise this redemption right and it will allow Plastiq Pubco to quickly proceed with a redemption of the warrants if Plastiq Pubco determines it is in its best interest to do so. As such, Plastiq Pubco would redeem the warrants in this manner when Plastiq Pubco believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

Plastiq Pubco can redeem the warrants when the shares of Plastiq Pubco Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Plastiq Pubco chooses to redeem the warrants when the shares of Plastiq Pubco Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Plastiq Pubco Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Plastiq Pubco Common Stock if and when such shares of Plastiq Pubco Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Plastiq Pubco Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Plastiq Pubco Common Stock to be issued to the holder.

Redemption Procedures

A holder of a warrant may notify Plastiq Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Plastiq Pubco Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Plastiq Pubco Common Stock is increased by a share capitalization payable in shares of Plastiq Pubco common stock, or by a sub-division of shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Plastiq Pubco Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Plastiq Pubco common stock. A rights offering made to all or substantially all holders of shares of Plastiq Pubco Common Stock entitling holders to purchase shares of Plastiq Pubco Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Plastiq Pubco Common Stock equal to the product of (a) the number of shares of Plastiq Pubco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Plastiq Pubco common stock) and (b) one minus the quotient of (i) the price per share of Plastiq Pubco Common Stock paid in such rights offering divided by (ii) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for shares of Plastiq Pubco common stock, in determining the price payable for shares of Plastiq Pubco common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of shares of Plastiq Pubco Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Plastiq Pubco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Plastiq Pubco, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Plastiq Pubco Common Stock on account of such shares of Plastiq Pubco Common Stock(or other securities into which the warrants are convertible), other than (a) in the case of a share capitalization payable in shares of Plastiq Pubco Common Stock or by a split-up of shares of Plastiq Pubco or other similar event, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Plastiq Pubco Common Stock in connection with the Closing, (d) to satisfy the redemption rights of the holders of Plastiq Pubco Common Stock in connection with a stockholder vote to amend Plastiq Pubco’s certificate of incorporation or (e) in connection with the redemption of Plastiq Pubco’s public shares upon Plastiq Pubco’s failure to complete the Business Combination and any subsequent distribution of its assets upon its liquidation then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Plastiq Pubco Common Stock in respect of such event.

If the number of outstanding shares of Plastiq Pubco Common Stock is decreased by a consolidation, combination, or reclassification of shares of Plastiq Pubco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Plastiq Pubco Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Plastiq Pubco common stock.

Whenever the number of shares of Plastiq Pubco Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of shares of Plastiq Pubco Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (b) the denominator of which will be the number of shares of Plastiq Pubco Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Plastiq Pubco Common Stock(other than those described above or that solely affects the par value of such shares of Plastiq Pubco common stock), or in the case of any merger or consolidation of Plastiq Pubco with or into another entity or conversion of Plastiq Pubco as another entity (other than a consolidation or merger in which Plastiq Pubco is the continuing corporation and is not a subsidiary of another entity whose stockholders did not own all or substantially all shares of Plastiq Pubco Common Stock in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of the issued and outstanding shares of Plastiq Pubco common stock), or in the case of any sale or conveyance to another entity of the assets or other property of Plastiq Pubco as an entirety or substantially as an entirety in connection with which Plastiq Pubco is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Plastiq Pubco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Plastiq Pubco Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Plastiq Pubco Common Stock in such a transaction is payable in the form of shares of Plastiq Pubco Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between                     , as warrant agent, and Plastiq Pubco. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) for the purpose of (a) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, (b) adjusting the provisions relating to cash dividends on shares of Plastiq Pubco Common Stock as contemplated by and in accordance with the warrant agreement or (c) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (ii) to provide for the delivery of an alternative issuance pursuant to the warrant agreement. All other modifications or amendments will require the approval by the holders of at least 50% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants, 50% of the number of then outstanding private placement warrants and working capital warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Plastiq Pubco, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Plastiq Pubco Common Stock and any voting rights until they exercise their warrants and receive shares of Plastiq Pubco common stock. After the issuance of shares of Plastiq Pubco Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Plastiq Pubco will, upon exercise, round down to the nearest whole number of shares of Plastiq Pubco Common Stock to be issued to the warrant holder.

Private Placement Warrants and Working Capital Warrants

The private placement warrants and the working capital warrants (including the shares of Plastiq Pubco Common Stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to Plastiq Pubco’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by Plastiq Pubco so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants and the working capital warrants on a cashless basis. Except as described below, the private placement warrants and the working capital warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants or working capital warrants are held by holders other than the

Sponsor or its permitted transferees, the private placement warrants or working capital warrants, respectively, will be redeemable by Plastiq Pubco and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants or the working capital warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Plastiq Pubco Common Stock equal to the quotient obtained by dividing (a) the product of the number of shares of Plastiq Pubco Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the warrants by (b) the “fair market value” (as defined below). The “fair market value” will mean the average reported closing price of the shares of Plastiq Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

Following the Business Combination, the transfer agent for Plastiq Pubco Common Stock and the warrant agent for the Public Warrants will be [American Stock Transfer & Trust Company, LLC].

SECURITIES ACT RESTRICTIONS ON RESALE OF PLASTIQ PUBCO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Plastiq Pubco Common Stock or Plastiq Pubco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Plastiq Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Plastiq Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Plastiq Pubco was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as Plastiq Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Plastiq Pubco Common Stock or Plastiq Pubco Warrants for at least six months but who are affiliates of Plastiq Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Plastiq Pubco common stock then outstanding; or

•	the average weekly reported trading volume of Plastiq Pubco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Plastiq Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Plastiq Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration once Rule 144 becomes available for resale of Plastiq Pubco.

CLAA anticipates that following the consummation of the Business Combination, Plastiq Pubco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

SHAREHOLDER PROPOSALS AND NOMINATIONS STOCKHOLDER PROPOSALS

The Plastiq Pubco Proposed By-Laws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Plastiq Pubco Proposed By-Laws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Plastiq Pubco Board, (b) otherwise properly brought before such meeting by or at the direction of the Plastiq Pubco Board or the Chairperson of the Plastiq Pubco Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Plastiq Pubco both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed By-Laws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the Plastiq Pubco’s annual meeting of stockholders, a stockholder’s notice must be delivered to Plastiq Pubco’s secretary at Plastiq Pubco’s principal executive offices:

•	not later than the 90th day; and

•	not earlier than the 120th day,

prior to the first anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Plastiq Pubco holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Notice of a nomination or proposal must be delivered to Plastiq Pubco no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2024 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed By-Laws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at Plastiq Pubco’s principal office at a reasonable time before Plastiq Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to Plastiq Pubco’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, Plastiq Pubco’s secretary not later than 5 days after the record date for notice of the extraordinary general meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the extraordinary general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the extraordinary general meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed By-Laws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed By-Laws. In addition, the stockholder must give timely notice to Plastiq Pubco’s secretary in accordance with the Proposed By-Laws, which, in general, require that the notice be received by Plastiq Pubco’s secretary within the time periods described above under the section “— Stockholder Proposals”.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the CLAA Board, any committee chairperson or the non-management directors as a group by writing to the CLAA Board or committee chairperson in care of Colonnade Acquisition Corp. II, 1400 Centrepark Blvd. Ste. 810, West Palm Beach, FL 33401. Following the Closing, such communications should be sent to Plastiq Inc., [●]. Each communication will be forwarded, depending on the subject matter, to the Plastiq Pubco Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

White & Case LLP will pass upon the validity of the securities of CLAA to be issued in connection with the Domestication and upon certain U.S. federal income tax consequences to CLAA’s shareholders as a result of the Proposed Transaction.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the CLAA Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of Colonnade Acquisition Corp. II as of December 31, 2021 and for the period from November 24, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Colonnade Acquisition Corp. II to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Plastiq Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Nearside Business Corp. as of December 31, 2021 and for the year ended December 31, 2021, included in this proxy statement/prospectus, have been audited by Hill, Barth & King LLC, an independent registered public accounting firm, as stated in their reports. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CLAA and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CLAA’s annual report to shareholders and CLAA’s proxy statement. Upon written or oral request, CLAA will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that CLAA deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that CLAA deliver single copies of such documents in the future. Shareholders may notify CLAA of their requests by calling or writing CLAA at its principal executive offices at 1400 Centrepark Blvd. Ste. 810, West Palm Beach, FL 33401.

ENFORCEABILITY OF CIVIL LIABILITY

CLAA is a Cayman Islands exempted company. If CLAA does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon CLAA. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CLAA in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, CLAA may be served with process in the United States with respect to actions against CLAA arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CLAA’s securities by serving CLAA’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

CLAA has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

CLAA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CLAA at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to CLAA has been supplied by CLAA, and all such information relating to Plastiq has been supplied by Plastiq, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of CLAA for the extraordinary general meeting. CLAA has not authorized anyone to give any information or make any representation about the Business Combination, CLAA or Plastiq that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: CLAA.info@investor.morrowsodali.com

If you are a shareholder of CLAA and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from CLAA, CLAA will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS
COLONNADE ACQUISITION CORP. II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Colonnade Acquisition Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Colonnade Acquisition Corp. II (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from November 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from November 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company lacks the financial resources it needs to sustain operations for a reasonable period of time and if the Company is unable to complete a Business Combination by the close of business on March 12, 2023, the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Houston, Texas
April 15, 2022

COLONNADE ACQUISITION CORP. II
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$299,837	$25,000
Prepaid expenses	680,813	—
Deferred offering costs associated with Initial Public Offering	—	61,814

Total current assets	980,650	86,814

Prepaid expenses – non-current portion	125,763	—
Cash and marketable securities held in Trust Account	330,082,791	—

Total assets	$331,189,204	$86,814

Liabilities, Redeemable Ordinary Shares and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$3,313,965	$35,000
Promissory Note – related party	—	30,000

Total current liabilities	3,313,965	65,000
Warrant Liabilities	9,024,880
Deferred underwriters’ discount	10,657,500	—

Total liabilities	22,996,345	65,000

Commitments and Contingencies (Note 6)
Class A Ordinary Shares subject to possible redemption 33,000,000 and 0 shares at redemption value of $10.00 at December 31, 2021 and 2020, respectively	330,000,000	—
Shareholders’ equity (deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; no shares (excluding 33,000,0000 and 0 shares subject to possible redemption) issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 8,250,000 and 8,625,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	825	863
Additional paid-in capital	—	24,137
Accumulated deficit	(21,807,966)	(3,186)

Total shareholders’ equity (deficit)	(21,807,141)	21,814

Total liabilities, redeemable ordinary shares and shareholders’ equity (deficit)	$331,189,204	$86,814

See accompanying notes to the financial statements.

COLONNADE ACQUISITION CORP. II
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2021	For the Period from November 24, 2020 (Inception) through December 31, 2020
Formation and operating costs	$4,274,797	$3,186

Loss from operations	(4,274,797)	(3,186)

Other Income (Expense)
Interest income earned on Trust Account	82,791	—
Change in fair value of Warrant liabilities	8,396,453	—
Offering costs allocated to Warrants	(475,053)	—

Total other income	8,004,191	—

Net income (loss)	$3,729,394	$(3,186)

Weighted average shares outstanding, Class A Ordinary Shares subject to possible redemption	26,671,233	—

Basic and diluted net income per share, Class A Ordinary Shares subject to possible redemption	$0.11	$—

Weighted average shares outstanding, Class B Ordinary Shares	8,106,164	7,500,000

Basic and diluted net income per share, Class B Ordinary Shares	$0.11	$0.00

See accompanying notes to the financial statements.

COLONNADE ACQUISITION CORP. II
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM NOVEMBER 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of November 24, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Founder Shares	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(3,186)	(3,186)

Balance as of December 31, 2020	—	—	8,625,000	863	24,137	(3,186)	21,814
Sponsor forfeiture of shares	—	—	(375,000)	(38)	38	—	—
Remeasurement for Class A Ordinary Shares subject to redemption	—	—	—	—	(310,842)	(25,534,174)	(25,845,016)
Net income	—	—	—	—	—	3,729,394	3,729,394

Balance as of December 31, 2021	—	$—	8,250,000	$825	$—	$(21,807,966)	$(21,807,141)

See accompanying notes to the financial statements.

COLONNADE ACQUISITION CORP. II
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2021	For the Period from November 24, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,729,394	$(3,186)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on Trust Account	(82,791)	—
Change in fair value of Warrant liabilities	(8,396,453)	—
Offering costs allocated to Warrants	475,053	—
Changes in current assets and current liabilities:
Prepaid assets	(806,576)	—
Deferred offering costs	—	(61,812)
Accounts payable	3,313,965	(35,000)

Net cash used in operating activities	(1,767,408)	(30,000)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(330,000,000)	—

Net cash used in investing activities	(330,000,000)	—

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ discount	323,910,000	—
Proceeds from issuance of Private Placement Warrants	8,600,000	—
Proceeds from issuance of promissory note to related party	115,824	30,000
Repayment of promissory note to related party	(145,824)	—
Payments of offering costs	(437,755)	—
Proceeds from issuance of Founder Shares	—	25,000

Net cash provided by financing activities	332,042,245	55,000

Net Change in Cash	274,837	25,000
Cash—Beginning	25,000	—

Cash—Ending	$299,837	$25,000

Supplemental Disclosure of Non-cash Financing Activities:
Remeasurement for Class A Ordinary Shares subject to redemption	$25,845,016	$—

Initial fair value of Warrant liabilities	$17,421,333	$—

Deferred underwriting commissions payable	$10,657,500	$—

See accompanying notes to the financial statements.

COLONNADE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2021 AND 2020
Note 1—Organization and Business Operations
Organization and General
Colonnade Acquisition Corp. II was incorporated in Cayman Islands on November 24, 2020. The Company was formed for the purpose of entering into a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is not limited to a particular industry or geographic region for purposes of consummating a business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has selected December 31 as its fiscal year end.
As of December 31, 2021, the Company had not yet commenced any operations. All activity through December 31, 2021, relates to the Company’s formation and the Initial Public Offering described below, and after the Initial Public Offering, to seeking a target for its initial business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The
Company will generate non-operating income in the
form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering, and will recognize other income or expense related to the change in fair value of warrant liabilities.
Financing
The registration statement for the Company’s Initial Public Offering was declared effective on March 9, 2021 (the “Effective Date”). On March 12, 2021, the Company consummated the Initial Public Offering of 33,000,000 Units, including the partial exercise by the underwriters of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $330,000,000, which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,733,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, which is discussed in Note 4.
Transaction costs amounted to $17,212,069 consisting of $6,090,000 of underwriting fee, $10,657,500 of deferred underwriting fee and $464,569 of other offering costs. Of the total transaction cost, $475,053 was expensed as non-operating expenses in the
statement of operations with the rest of the offering cost charged to temporary equity. The transaction costs were allocated between Public Warrant liabilities, Private Placement Warrant liabilities, and the Class A Ordinary Shares (as discussed in Note 2).
Trust Account
Following the closing of the Initial Public Offering on March 15, 2021, an amount of $330,000,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account, which is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of
Rule 2a-7
of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of our initial business combination, (ii) the redemption of our Public Shares if we are unable to complete our initial business combination by March 12, 2023, subject to applicable law, or (iii) the redemption of our Public Shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association to (A) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem

100% of our Public Shares if we have not consummated an initial business combination by March 12, 2023 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all the net proceeds are intended to be generally applied toward consummating a business combination.
The rules of the NYSE require that the Company must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of the Company’s signing a definitive agreement in connection with its initial business combination. However, the Company will only complete such business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a business combination.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).
The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with ASC 480. In no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Consequently, if accepting all properly submitted redemption requests would cause the Company’s net tangible assets to be less than $5,000,001, we would not proceed with such redemption and the related business combination and may instead search for an alternate business combination. The Company will proceed with a business combination, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the business combination.
The Company will have until March 12, 2023 (with the ability to extend with shareholder approval) to consummate a business combination. However, if the Company is unable to complete a business combination within the Combination Period, the Company will redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company, divided by the number of then outstanding Public Shares, subject to applicable law and as further described in the registration statement, and then seek to dissolve and liquidate.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to the 7,187,500 Class B Ordinary Shares issued to the Sponsor for an aggregate purchase price of $25,000 and Public Shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if it has not consummated an initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial business combination within the Combination Period.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.
Going Concern
As of December 31, 2021, the Company had cash outside the Trust Account of $299,837 and working capital deficiency of $2,333,315. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a business combination or to redeem ordinary shares.
As of December 31, 2021, none of the amount in the Trust Account was withdrawn as described above.
Through December 31, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares and the remaining net proceeds from the Initial Public Offering and the sale of Private Placement Warrants.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a business combination, it would repay such loaned amounts. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Warrants, at a price of $1.50 per Private Placement Warrant at the option of the lender. The Warrants would be identical to the Private Placement Warrants (Note 5).
Until the consummation of a business combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the business combination. The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.
The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company’s amended and restated memorandum and articles of association provide that the Company will have only 24 months (until March 12, 2023) from the closing of the Initial Public Offering to complete a business combination. There is no guarantee that the Company will be able to complete a business combination within the Combination Period. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the business combination or the date the Company is required to liquidate. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2—Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with GAAP pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the Warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021 and 2020, the Company had $299,837 and $25,000 in cash, respectively. The Company had no cash equivalents as of December 31, 2021 and 2020.
Marketable Securities Held in Trust Account
As of December 31, 2021, the Trust Account had $330,082,791 held in primarily U.S. Treasury bills. During the period January 1, 2021 to December 31, 2021, the Company did not withdraw any of interest income from the Trust Account to pay its tax obligations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2021, the Company has not experienced losses on this account.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Class A Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 33,000,000 Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit.

As of December 31, 2021, the ordinary shares reflected on the balance sheets are reconciled in the following table:

Gross Proceeds of the IPO	$330,000,000
Less:
Proceeds allocated to Public Warrants	(9,108,000)
Issuance costs related to Class A Ordinary Shares	(16,737,016)
Plus:
Accretion of carrying value to redemption value	25,845,016

Contingently redeemable Class A Ordinary Shares	$330,000,000

Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share. The Company applies the two-class method
in calculating earnings per share. The contractual formula utilized to calculate the redemption results in a redemption amount that approximates fair value. Remeasurement for Class A Ordinary Shares subject to redemption is not included in the determination of income or loss allocable to Class A Ordinary Shares subject to redemption, as redemption value approximates fair value. Net income (loss) per ordinary share is computed by dividing the pro rata net loss between the Class A Ordinary Shares and the Class B Ordinary Shares by the weighted average number of ordinary shares outstanding for each of the periods. The calculation of diluted income (loss) per ordinary share does not consider the effect of the Warrants issued in connection with the Initial Public Offering since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	For the Year ended December 31, 2021	For the Period from November 24, 2020 (Inception) through December 31, 2020,
Redeemable Class A Ordinary Shares
Numerator:
Net income allocable to Class A Ordinary Shares subject to possible redemption	$2,860,120	$—
Denominator:
Weighted average Redeemable Class A Ordinary Shares, Basic and Diluted	26,671,233	—

Basic and diluted net income per share, redeemable Class A Ordinary Shares	$0.11	$—

Non-Redeemable Ordinary Shares
Numerator:
Net income (loss) allocable to non-redeemable Class B Ordinary Shares	$869,274	$(3,186)
Denominator:
Weighted average non-redeemable Class B Ordinary Shares	8,106,164	7,500,000

Basic and diluted net income (loss) per share, non-redeemable Class B Ordinary Shares	$0.11	$(0.00)

Offering Costs
The Company complies with the requirements
of the ASC 340-10-S99-1 and SEC Staff
Accounting Bulletin Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering and that were charged to shareholders’ equity (deficit) upon the completion of the Initial Public Offering. Accordingly, on June 30, 2021, offering costs totaling $17,212,069 have been charged to temporary equity (consisting of $6,090,000 of underwriting fee, $10,657,500 of deferred underwriting fee and $464,569 of other offering costs). Of the total transaction cost, $475,053 was charged to expense as a non-operating expense in the
statement of operations for the year ended December 31, 2021, with the rest of the offering costs allocated to the redeemable Class A Ordinary Shares.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the balance sheets.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase Warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Pursuant to ASC 480 and ASC 815, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers and the holder of the Warrants precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statement of operations in the period of change.
The Company accounts for its 12,333,333 Warrants, including 6,600,000 Warrants issued in connection with its Initial Public Offering and 5,733,333 Warrants issued as part of the Private Placement, as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised or modified, and any change in fair value is recognized in the Company’s statement of operations. The fair value of Warrants issued by the Company in connection with the Initial Public Offering and Private Placement has been estimated initially at Monte-Carlo simulations. Subsequently, at December 31, 2021, Public and Private Placement Warrants were valued using observable market quotes in an active market, and Monte-Carlo simulations, respectively.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Standards
In August 2020, FASB issued
ASU 2020-06 to
simplify accounting for certain financial instruments.
ASU 2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity.
ASU 2020-06 amends
the diluted earnings per share guidance, including the requirement to use the if-converted method
for all convertible instruments.
ASU 2020-06 is
effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that
ASU 2020-06 would
have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3—Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 33,000,000 Units, including the partial exercise by the underwriters of their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-fifth of
one redeemable Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share.
Note 4—Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,733,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($8,600,000 in the aggregate), each Private Placement Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account.
The Private Placement Warrants are identical to the Warrants sold in the Initial Public Offering except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.
If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the Units being sold in the Initial Public Offering.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to its Founder Shares and Public Shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to its Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial business combination within the Combination Period, and (iv) vote any Founder Shares held by the Sponsor and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial business combination.
Note 5—Related Party Transactions
Founder Shares
On December 31, 2020, the Company issued 7,187,500 Class B Ordinary Shares to the Sponsor for an aggregate purchase price of $25,000. On February 24, 2021, the Company effected a share capitalization of 1,437,500 shares, resulting in 8,625,000 Class B Ordinary Shares being issued and outstanding. The share capitalization was retroactively applied in the Company’s financial statements. Up to 1,125,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’
over-allotment
option was exercised. On March 12, 2021, the underwriter partially exercised the over-allotment option and therefore 375,000 Founder Shares were forfeited, and 750,000 Founder Shares were no longer subject to forfeiture, resulting in 8,250,000 Founder Shares outstanding at December 31, 2021. The underwriters forfeited their remaining over-allotment option on the date of the Initial Public Offering.
The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares s issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial business combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances.
Notwithstanding the foregoing, if (1) the closing price of Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading
days within any 30-trading day period commencing
at least 150 days after the initial business combination or (2) if the Company consummates a transaction after the initial business combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Promissory Note—Related Party
On December 17, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering.
These loans are non-interest bearing, unsecured and
are due at the earlier of December 31, 2021 or the closing of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering out of the offering proceeds that were allocated to the payment of offering expenses. At December 2020, the Company drew $30,000 which remains outstanding as of December 31, 2021. During 2021, the Company drew an additional $145,824 and repaid a total amount of $145,824. As of December 31, 2021, there was no outstanding balance under the Note.

Administrative Support Agreement
Commencing on the date of the Initial Public Offering, the Company has agreed to pay the Sponsor a total of $30,000 per month for rent of office space, utilities, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company has incurred $291,290 in expense pursuant to this agreement. All outstanding fees owed were paid and thus nothing is accrued as of December 31, 2021.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a business combination, the initial shareholders or an affiliate of the initial shareholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required. If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On April 11, 2022, we entered into the 2022 Note with our Sponsor, a related party of the Company. Pursuant to the 2022 Note we may borrow from the Sponsor, from time to time, up to an aggregate of $1,500,000. Borrowings under the 2022 Note will not bear interest. The 2022 Note will mature on the earlier to occur of (i) March 12, 2023 or (ii) the effective date of our initial business combination. Up to $1,500,000 of such loans may be converted into warrants of the post-business combination entity, which shall have terms identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the Sponsor. The 2022 Note contains customary events of default, including those relating to our failure to repay the principal amount due upon maturity of the 2022 Note and certain bankruptcy events (Note 10). $250,000 has been drawn and is outstanding under the 2022 Note as of the date of this Form 10-K.
Note 6—Commitments & Contingencies
Registration Rights
The holders of the (i) Founder Shares, which were issued in a Private Placement prior to the closing of the Initial Public Offering, (ii) Private Placement Warrants, which were issued in a Private Placement simultaneously with the closing of the Initial Public Offering and the Class A Ordinary Shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriters Agreement
On March 12, 2021, the Company paid a fixed underwriting discount of $6,090,000. Additionally, a deferred underwriting discount of $10,657,500 will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement. This deferred amount is reflected in the balance sheet as of December 31, 2021.
Note 7—Shareholders’ Equity
Preference shares
—The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Class
 A Ordinary Shares
—The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 each. As of December 31, 2021 and 2020, there were 33,000,000 and no Class A Ordinary Shares issued and outstanding, respectively, all of which were subject to possible redemption, classified outside of shareholders’ deficit.
Class
 B Ordinary Shares
—The Company is authorized to issue a total of 50,000,000 Class B Ordinary Shares at par value of $0.0001 each. As of December 31, 2021 and 2020, there were 8,250,000 and 8,625,000 Class B Ordinary Shares issued and outstanding, respectively.
Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the initial business combination on a one-for-one basis, subject to
adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares or equity- linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A Ordinary Shares outstanding after such conversion (after giving effect to any redemptions of Class A Ordinary Shares by public shareholders), including the total number of Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
Note 8—Warrants
Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliate, without taking into account any Founder Shares held by the Sponsor or such affiliate, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A Ordinary Shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, the $18.00 per share redemption trigger prices described below under “Redemption of Warrants when the price per Class A Ordinary Shares equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Warrants will become exercisable 30 days after the completion of its initial business combination and will expire five years after the completion of the Company’s initial business combination, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial business combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder (the “30-day redemption period”); and

•
if, and only if, the reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period
ending three business days before the Company sends to the notice of redemption to the warrantholders.

In no event will the Company be required to net cash settle any Warrants.
Redemption of Warrants when the price per Class
 A Ordinary Share equals or exceeds $10.00.
 The Company may also redeem the outstanding Public Warrants once they become exercisable:

•	in whole and not in part;

•	at a price of $0.10 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption;
 provided
 that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A Ordinary Shares; and

•
if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period
ending three trading days before the Company sends the notice of redemption to the warrantholders.

If the Company is unable to complete the initial business combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.
Note 9—Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. The Company concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
Cash and marketable securities held in Trust Account	$330,082,791	$330,082,791
Liabilities:
Warrant liabilities – Public Warrants	4,750,680	4,750,680	—	—
Warrant liabilities – Private Placement Warrants	4,274,200	—	—	4,274,200

	$9,024,880	$4,750,680	$—	$4,274,200

The Company’s Warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy. The Company utilizes a Black Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement Warrant liability is determined using Level 3 inputs. In the third quarter of 2021, Public Warrants were reclassified from level 3 to level 1 because the

Public Warrants began to trade on the NYSE. The Company estimates the volatility of its binomial options pricing model based on historical volatility that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The aforementioned Warrant liabilities are not subject to qualified hedge accounting.
The following table provides quantitative information regarding Level 3 fair value measurements:

	At March 12, 2021 (Initial Measurement) Public Warrants	At March 12, 2021 (Initial Measurement) Private Placement Warrants
Share price	$9.70	$9.70
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	24.0%	24.0%
Risk-free rate	0.98%	0.98%
Dividend yield	0.0%	0.0%
Redemption trigger price	$18.00	N/A

At December 31, 2021 Private Placement Warrants
Share price	$9.71
Strike price	$11.50
Term (in years)	4.25
Volatility	14.0%
Risk-free rate	1.4%
Dividend yield	0%
Redemption trigger price	N/A
The following table provides a reconciliation of changes in fair value liability of the beginning and ending balances for the Company’s Warrants classified as Level 3:

Fair value as of December 31, 2020	$—

Initial measurement on March 12, 2021	17,421,333
Public Warrant reclassified to level 1 (1)	(8,844,000)
Change in fair value	(4,303,133)

Fair value as of December 31, 2021	$4,274,200

(1)	Assumes the Public Warrants were reclassified on March 31, 2021.

The following table presents the changes in the fair value of Warrant liabilities:

	Public	Private Placement	Warrant Liabilities
Fair value as of November 24, 2020	$—	$—	$—
Fair value as of December 31, 2020	$—	$—	$—

Initial measurement on March 12, 2021	9,108,000	8,313,333	17,421,333
Change in valuation inputs or other assumptions	(4,357,320)	(4,039,133)	(8,396,453)

Fair value as of December 31, 2021	$4,750,680	$4,274,200	$9,024,880

Note 10—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On April 11, 2022, the Company entered into the 2022 Note with the Sponsor, a related party of the Company. Pursuant to the 2022 Note the Company may borrow from the Sponsor, from time to time, up to an aggregate of $1,500,000. Borrowings under the 2022 Note will not bear interest. The 2022 Note will mature on the earlier to occur of (i) March 12, 2023 or (ii) the effective date of the Company’s initial business combination. Up to $1,500,000 of such loans may be converted into warrants of the post-business combination entity, which shall have terms identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the Sponsor. The 2022 Note contains customary events of default, including those relating to the Company’s failure to repay the principal amount due upon maturity of the 2022 Note and certain bankruptcy events. $250,000 has been drawn and is outstanding under the 2022 Note as of the date of this Form 10-K.

COLONNADE ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2022	December 31,
	(Unaudited)	2021
Assets
Current assets:
Cash	$287,611	$299,837
Prepaid expenses	317,162	680,813

Total current assets	604,773	980,650

Prepaid expenses –non-current portion	—	125,763
Cash and marketable securities held in trust account	332,011,036	330,082,791

Total assets	$332,615,809	$331,189,204

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$7,092,485	$3,313,965
Promissory note – related party	1,225,000	—

Total current liabilities	8,317,485	3,313,965

Warrant liabilities	1,480,000	9,024,880
Deferred underwriters’ discount	—	10,657,500

Total liabilities	9,797,485	22,996,345

Commitments and Contingencies
Class A Ordinary Shares subject to possible redemption 33,000,000 at redemption value of $10.06 and $10.00 at September 30, 2022 and December 31, 2021, respectively	332,011,036	330,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; no shares (excluding 33,000,000 0 shares subject to possible redemption) issued and outstanding	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 8,250,000 shares issued and outstanding	825	825
Additional paid-in capital	10,363,353	—
Accumulated deficit	(19,556,890)	(21,807,966)

Total Shareholders’ Deficit	(9,192,712)	(21,807,141)

Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$332,615,809	$331,189,204

See accompanying notes to the unaudited condensed consolidated financial statements.

COLONNADE ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Formation and operating costs	$2,273,045	$303,083	$5,505,160	$742,033

Loss from operations	(2,273,045)	(303,083)	(5,505,160)	(742,033)
Other income (expense)
Interest income earned in Trust Account	1,394,141	24,766	1,928,245	54,458
Change in fair values of Warrant liabilities	123,333	3,378,666	7,544,880	7,431,333
Recovery of offering costs allocated to Warrants	294,147	—	294,147	—
Offering costs allocated to Warrants	—	—	—	(475,053)

Total other income, net	1,811,621	3,403,432	9,767,272	7,010,738

Net income (loss)	$(461,424)	$3,100,349	$4,262,112	$6,268,705

Weighted average shares outstanding, Class A Ordinary Shares subject to possible redemption	33,000,000	33,000,000	33,000,000	24,538,462

Basic and diluted net income (loss) per share, Class A Ordinary Shares subject to possible redemption	$(0.01)	$0.08	$0.10	$0.19

Weighted average shares outstanding, Class B Ordinary Shares	8,250,000	8,250,000	8,250,000	8,057,692

Basic and diluted net income (loss) per share, Class B Ordinary Shares	$(0.01)	$0.08	$0.10	$0.19

See accompanying notes to the unaudited condensed consolidated financial statements.

COLONNADE ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary Shares
	Class A		Class B		Additional Paid-In	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	—	$—	8,250,000	$825	$—	$(21,807,966)	$(21,807,141)
Net income	—	—	—	—	—	1,727,436	1,727,436

Balance as of March 31, 2022	—	—	8,250,000	825	—	(20,080,530)	(20,079,705)
Remeasurement of Class A Ordinary Shares to redemption value	—	—	—	—	—	(616,894)	(616,894)
Net income	—	—	—	—	—	2,996,100	2,996,100

Balance as of June 30, 2022	—	—	8,250,000	825	—	(17,701,324)	(17,700,499)

Waiver of Deferred Underwriters’ Discount	—	—	—	—	10,363,353	—	10,363,353
Remeasurement of Class A Ordinary Shares to redemption value	—	—	—	—	—	(1,394,142)	(1,394,142)
Net los s	—	—	—	—	—	(461,424)	(461,424)

Balance as of September 30, 2022	—	$—	8,250,000	$825	$10,363,353	$(19,556,890)	$(9,192,712)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Ordinary Shares						Total
	Class A		Class B		Additional Paid-In	Accumulated	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of January 1, 2021	—	$—	8,625,000	$863	$24,137	$(3,186)	$21,814
Sponsor forfeiture of shares	—	—	(375,000)	(38)	38	—	—
Remeasurement of Class A Ordinary Shares to redemption value	—	—	—	—	(24,175)	(25,534,174)	(25,558,349)
Net income	—	—	—	—	—	34,901	34,901

Balance as of March 31, 2021	—	—	8,250,000	825	—	(25,502,459)	(25,501,634)
Net income	—	—	—	—	—	3,133,455	3,133,455

Balance as of June 30, 2021	—	—	8,250,000	825	—	(22,369,004)	(22,368,179)
Net income	—	—	—	—	—	3,100,349	3,100,349

Balance as of September 30, 2021	—	$—	8,250,000	$825	$—	$(19,268,655)	$(19,267,830)

See accompanying notes to the unaudited condensed consolidated financial statements.

COLONNADE ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
Cash Flows from Operating Activities:
Net income	$4,262,112	$6,268,705
Adjustments to reconcile net income to net cash used in operating activities:
Interest income earned in trust account	(1,928,245)	(54,458)
Change in fair value of Warrant liabilities	(7,544,880)	(7,431,333)
Recovery of offering costs allocated to Warrants	(294,147)	—
Offering costs allocated to Warrants	—	475,053
Changes in current assets and current liabilities:
Prepaid expenses	489,414	(982,931)
Accounts payable and accrued expenses	3,778,520	73,520

Net cash used in operating activities	(1,237,226)	(1,651,444)

Cash Flows from Investing Activities:
Investment of cash into trust account	—	(330,000,000)

Net cash used in investing activities	—	(330,000,000)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ discount	—	323,910,000
Proceeds from issuance of Private Placement Warrants	—	8,600,000
Proceeds from issuance of promissory notes to related party	1,475,000	115,824
Repayment of promissory note to related party	(250,000)	(145,824)
Payments of offering costs	—	(437,755)

Net cash provided by financing activities	1,225,000	332,042,245

Net Change in Cash	(12,226)	390,801
Cash – Beginning	299,837	25,000

Cash – Ending	$287,611	$415,801

Supplemental Disclosure of Non-cash Financing Activities:
Change in value of Class A Ordinary Shares subject to possible redemption	$2,011,036	$25,845,016

Initial fair value of Warrant liabilities	$—	$17,421,333

Impact of the waiver of deferred underwriters’ discount	10,657,500

Deferred underwriting commissions payable charged to additional paid in capital	$—	$10,657,500

See accompanying notes to the unaudited condensed consolidated financial statements.

COLONNADE ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2022
(Unaudited)
Note 1 — Organization and Business Operations
Organization and General
Colonnade Acquisition Corp. II (the “Company”) was incorporated in Cayman Islands on November 24, 2020. The Company was formed for the purpose of entering into a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has selected December 31 as its fiscal year end.
As of September 30, 2022, the Company had not yet commenced any operations. All activity through September 30, 2022, relates to the Company’s formation and the Initial Public Offering (the “IPO” or “Initial Public Offering”) described below, and after the Initial Public Offering, to seeking a target for its initial business combination, and after signing the Merger Agreement described below, completing the transactions contemplated in the Merger Agreement. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO, and will recognize other income or expense related to the change in fair value of Warrant liabilities.
Financing
The registration statement for the Company’s IPO was declared effective on March 9, 2021 (the “Effective Date”). On March 12, 2021, the Company consummated the IPO of 33,000,000 units (the “Units” and, with respect to the Class A Ordinary Shares included in the Units offered in the IPO, the “Public Shares”), including the partial exercise by the underwriters of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $330,000,000
, which is discussed in Note
4
.
Simultaneously with the closing of the IPO, the Company consummated the sale (the “Private Placement”) of 5,733,333 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, which is discussed in Note
5
.
Transaction costs amounted to $17,212,069
consisting of $6,090,000
of underwriting fee, $10,657,500
of deferred underwriting fee (see Note 7) and
$
464,569
of other offering costs. Of the total transaction costs, $
475,053

was expensed as
non-operating
expenses in the statements of operations for the nine months ended September 30, 2021 (see Note 7) with the rest of the offering cost charged to temporary equity. The transaction costs were allocated between the Public Warrant liabilities, Private Placement Warrant liabilities, and the Class A Ordinary Shares (as discussed in Note 3).
Trust Account
Following the closing of the IPO on March 15, 2021, an amount of $330,000,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company.

Except

with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of our initial business combination, (ii) the redemption of our Public Shares if we are unable to complete our initial business combination by March 12, 2023, subject to applicable law, or (iii) the redemption of our Public Shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association to (A) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem
100
% of our Public Shares if we have not consummated an initial business combination by
March 12, 2023
or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all the net proceeds are intended to be generally applied toward consummating a business combination.
The rules of the New York Stock Exchange require that the Company must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of the Company’s signing a definitive agreement in connection with its initial business combination. However, the Company will only complete such business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a business combination.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).
The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Consequently, if accepting all properly submitted redemption requests would cause the Company’s net tangible assets to be less than $5,000,001, we would not proceed with such redemption and the related business combination and may instead search for an alternate business combination. The Company will proceed with a business combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a business combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the business combination.
The Company will have until March 12, 2023 (with the ability to extend with shareholder approval) to consummate a business combination (the “Combination Period”). However, if the Company is unable to complete a business combination within the Combination Period, the Company will redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination , including interest earned on the funds held in the Trust Account and not previously released to the Company, divided by the number of then outstanding Public Shares, subject to applicable law and as further described in the registration statement, and then seek to dissolve and liquidate.
The Company’s sponsor, Colonnade Sponsor II LLC (the “Sponsor”), officers and directors have agreed to (i) waive their redemption rights with respect to the 7,187,500 Class B Ordinary Shares issued to the Sponsor for an aggregate purchase price of $25,000 on December 31, 2020 (the “Founder Shares”) and Public Shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if it has not consummated an initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial business combination within the Combination Period.
The

Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.
Going Concern
As of September 30, 2022 the Company had cash outside the Trust Account of $287,611 and working capital deficiency of $7,712,712
. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a business combination or to redeem ordinary shares.
Through September 30, 2022, none of the amount in the Trust Account was withdrawn as described above.
Through September 30, 2022, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the Founder Shares and the remaining net proceeds from the IPO and the sale of Private Placement Warrants, as well as funding received under the terms of working capital promissory notes.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a business combination, it would repay such loaned amounts. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be

convertible into Warrants (as defined in Note
5
), at a price of $
1.50
per Warrant at the option of the lender. The Warrants would be identical to the Private Placement Warrants.
During the nine months ended September 30, 2022, the Company received net advances of $1,225,000 from a related party under the terms of the 2022 Note (described in Note 6 below) and have available borrowing capacity of $275,000 as of September 30, 2022.
Until the consummation of a business combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the business combination. The Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.
The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company’s amended and restated memorandum and articles of association provide that the Company will have only 24 months (until March 12, 2023) from the closing of the Initial Public Offering to complete a business combination. There is no guarantee that the Company will be able to complete a business combination within the Combination Period. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the business combination or the date the Company is required to liquidate. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic and Russian-Ukraine war on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the

Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.
The IR Act has indicated that in most cases, interim U.S. federal and state income taxes would not apply to a SPAC incorporated in the Cayman Islands because the Cayman Islands does not impose income taxes. However, as discussed below, the Company plans to migrate to and domesticate as a Delaware corporation.
Proposed Business Combination
Merger Agreement
On August 3, 2022, the Company, which will migrate to and domesticate as a Delaware corporation prior to the Closing Date (as defined below), entered into an agreement and plan of merger, by and among the Company, Pasadena Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Plastiq Inc., a Delaware corporation (“Plastiq”) (as it may be amended and/or restated from time to time, the “Merger Agreement”), an entity that builds financial operations for small and medium size businesses.
The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Plastiq, with Plastiq surviving the merger as a wholly owned subsidiary of the Company. The transactions contemplated by the Merger Agreement together with the other related agreements are referred to herein as the “Transaction.” The time of the closing of the Transaction is referred to herein as the “Closing.” The date of the Closing is referred to herein as the “Closing Date.” In connection with the Transaction, the Company will be renamed “Plastiq Inc.” or another name to be determined by Plastiq in its reasonable discretion (“Plastiq Pubco”).
At least one day prior to the Closing Date, subject to the satisfaction or waiver of the conditions of the Merger Agreement, the Company will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Act (As Revised) (the “Domestication”).
In connection with the Domestication, (x) immediately prior to the Domestication, each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one
basis, into a Class A Ordinary Share (y) immediately following the conversion described in clause (x), (i) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one
basis, into a share of common stock, par value $0.0001 per share, of Plastiq Pubco (the “Plastiq Pubco Stock”), (ii) each then issued and outstanding warrant of the Company will convert automatically into a warrant to acquire one share of Plastiq Pubco Stock (each, a “Plastiq Pubco Warrant”), pursuant to the related warrant agreement; and (iii) each then issued and outstanding unit of the Company will convert automatically into a unit of Plastiq Pubco (each, a “Plastiq Pubco Unit”) consisting of one share of Plastiq Pubco Stock and one-fifth
of one Plastiq Pubco Warrant, and in connection with the Closing, each Plastiq Pubco Unit will be separated into its component parts, consisting of one share of Plastiq Pubco Stock and one-fifth
of one Plastiq Pubco Warrant. No fractional Plastiq Pubco Warrants will be issued upon the separation of the Plastiq Pubco Units.

Under

the Merger Agreement, the Plastiq stockholders and option holders will receive an aggregate of
40.0
 million shares of Plastiq Pubco Stock (the “Aggregate Merger Consideration”) in exchange for the acquisition of all of Plastiq’s outstanding equity interests.
Pursuant to the Merger Agreement, each option to purchase shares of common stock of Plastiq (“Plastiq Common Stock”) that is outstanding as of immediately prior to the effective time of the Transaction (the “Effective Time”) will be converted into an option in Plastiq Pubco on substantially the same terms and conditions as are in effect with respect to each such option immediately prior to the Effective Time.
Pursuant to the Merger Agreement, each share of restricted stock of Plastiq (the “Plastiq Restricted Stock”) that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into a certain number of shares of restricted Plastiq Pubco Stock with substantially the same terms and conditions as were applicable to the related share of Plastiq Restricted Stock.
Pursuant to the Merger Agreement, immediately prior to the Effective Time, all of the warrants of Plastiq will be exercised in full on a cash or cashless basis or terminated without exercise (the “Plastiq Warrant Settlement”). Following the Plastiq Warrant Settlement, but immediately prior to the Effective Time, each share of preferred stock of Plastiq will be converted into a number of shares of Plastiq Common Stock at the then-effective conversion rate under Plastiq’s governing documents. At the Effective Time, all shares of Plastiq Common Stock will be converted into the right to receive a portion of the Aggregate Merger
Consideration. Such portion of the Aggregate Merger Consideration will be calculated by multiplying the Exchange Ratio (as defined below) by the number of shares of Plastiq Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. The “Exchange Ratio” is the quotient obtained by dividing the Aggregate Merger Consideration by the fully-diluted number of shares of Plastiq Common Stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement).
The Company entered into the following agreements in connection with the Merger Agreement:
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, and Plastiq, pursuant to which the Sponsor agreed to, among other things, (a) vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, (b) vote all of its shares in favor of the various proposals related to the business combination and (c) vote against any proposals that run counter to any provision of the Sponsor Support Agreement or to the consummation of the business combination, in each case, subject to the terms and conditions of the Sponsor Support Agreement. In addition, Plastiq agreed to indemnify the Sponsor from and against certain liabilities relating to the business combination for a period of six years after the Closing. Each officer and director of the Company previously entered into a letter agreement with the Company in connection with the Initial Public Offering, pursuant to which they agreed to vote any founder shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the business combination.
Pursuant to the Sponsor Support Agreement, any shares of Plastiq Pubco Stock owned by the Sponsor immediately following the Closing will be subject to a lock-up
period that lasts until 180 days following the Closing, and the Sponsor will not transfer any shares from now until the Closing. Any securities of the Company that the Sponsor newly acquires or purchases after the date of the Sponsor Support Agreement will also be subject to the terms of the Sponsor Support Agreement. If at least 120 days have elapsed since the Closing and the lock-up
period is scheduled to end during, or within five trading days prior to, a period during which trading would not be permitted under the Company’s insider trading policy (the “Blackout Period”), the lock-up
period will end ten trading days prior to such Blackout Period. After the Domestication and immediately prior to the

Closing,
 the Sponsor will forfeit
1,250,000
 founder shares held by it, and, solely in the event the amount of cash in the Company’s Trust Account (after taking into account any redemptions) is less than $
75
 million, the Sponsor will forfeit an additional
1,250,000
founder shares held by it.
Plastiq Holders Voting and Support Agreement
Promptly following the execution of the Merger Agreement, the Company entered into a voting support agreement (the “Plastiq Holders Voting and Support Agreement”) with Plastiq and certain stockholders of Plastiq (the “Voting Plastiq Stockholders”) pursuant to which, the Voting Plastiq Stockholders agreed to, among other things, vote to adopt and approve, following the effectiveness of the registration statement on Form S-4 filed by the Company in connection with the business combination on November 14, 2022, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Plastiq Holders Voting and Support Agreement.

Pursuant to the Plastiq Holders Voting and Support Agreement, the Voting Plastiq Stockholders also agreed to, among other things, (a) exercise the drag-along rights pursuant to that certain Seventh Amended and Restated Voting Agreement, dated as of November 12, 2021, by and among Plastiq and the Stockholders (as defined therein), (b) vote in favor of the business combination and any other matters necessary or reasonably requested by Plastiq for the consummation of the business combination and (c) vote against any proposals that run counter to any provision of the Plastiq Holders Voting and Support Agreement or to the consummation of the business combination.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Plastiq Pubco, the Sponsor, certain members of the Sponsor and certain former stockholders of Plastiq (the “Plastiq Holders” and, collectively with the Sponsor and certain members of the Sponsor the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Plastiq Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Plastiq Pubco Stock and other equity securities of Plastiq Pubco that are held by the parties thereto from time to time.
Pursuant to the Registration Rights Agreement, the shares of Plastiq Pubco Shares held by the Plastiq Holders will be subject to a lock-up
period, as described in the proposed bylaws to be adopted by Plastiq Pubco at the Closing, which provides that the Plastiq Holders may not transfer any shares of Plastiq Pubco Stock held by them for a period of 180 days after the Closing, except to certain permitted transferees.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by the Company, the Sponsor and the other parties thereto in connection with the Initial Public Offering. The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).
For additional information regarding the Merger Agreement, see the Company’s Form
8-K
filed by the Company on August 4, 2022, and the Registration Statement on Form S-4 filed by the Company on November 14, 2022.

Note 2 — Revision of Previously Issued Financial Statements
In connection with the preparation of the Company’s condensed financial statements as of September 30, 2022, management identified an error made in its historical financial statements related to incorrect calculation of the weighted average number of shares outstanding as well as income allocable to and basic and diluted net income per share for each class of shares outstanding for the nine months ended September 30, 2021. The Company revised its previously reported amounts as follows:

	As Previously Reported	Adjustment	As Adjusted
Condensed Unaudited Statements of Operations and Notes to Condensed Unaudited Financial Statements
Net income allocable to Class A Ordinary Shares subject to possible redemption	$5,038,453	$(319,357)	$4,719,096
Net income allocable to non-redeemable Class B Ordinary Shares	$1,230,252	$319,357	$1,549,609
Weighted average number of Class A ordinary shares subject to possible redemption	33,000,000	(8,461,538)	24,538,562
Weighted average number of Class B Shares	8,057,695	(3)	8,057,692
Basic and diluted net income per share attributable to Class A Shares	$0.15	$0.04	$0.19
Basic and diluted net income per share attributable to Class B Shares	$0.15	$0.04	$0.19
Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021 as filed with the SEC on April 15, 2022, which contains the audited financial statements and notes thereto. The accompanying condensed consolidated balance sheet as of December 31, 2021 has been derived from these audited financial statements. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these unaudited condensed consolidated financial statements are the determination of the fair value of the Warrant liabilities (see Note 10) as well as determination of the conversion feature of the 2022 Note (see Note 6). Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2022 and December 31, 2021, the Company had $287,611 and $299,837 in cash, respectively. The Company had no cash equivalents as of September 30, 2022 and December 31, 2021.
Cash and Marketable Securities Held in Trust Account
As of September 30, 2022 and December 31, 2021, the Trust Account had $332,011,036
, and $330,082,791
, respectively, held in U.S. Treasury Bills. During
the three and nine months ended September 30, 2022 and September 30, 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

The
 Company classifies its United States Treasury Securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments -
Debt
and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in
value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “Interest income earned in Trust Account” line item in the statements of operations. Interest income is recognized when earned.
The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on September 30, 2022 and December 31, 2021 are as follows:

	Carrying Value as of September 30, 2022	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of September 30, 2022
U.S. Treasury Securities	$332,011,036	$—	$(2,492)	$332,008,544

	Carrying Value as of December 31, 2021	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021

U.S. Treasury Securities	$330,082,791	$2,750	$—	$330,085,541
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2022 and December 31, 2021, the Company has not experienced losses on this account.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Class A Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 33,000,000 Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in
(to the extent available) capital and accumulated deficit.

As of September 30, 2022 and December 31, 2021, the ordinary shares reflected on the condensed consolidated balance sheets are reconciled in the following table:

Gross Proceeds	$330,000,000
Less:
Proceeds allocated to Public Warrants	(9,108,000)
Issuance costs related to Class A Ordinary Shares	(16,737,016)
Plus:
Remeasurement of carrying value to redemption value	25,845,016

Class A Ordinary Shares subject to redemption, December 31, 2021	330,000,000
Plus:
Remeasurement of carrying value to redemption value resulting from the interest income accrued in the Trust Account	2,011,036

Class A Ordinary Shares subject to redemption, September 30, 2022	$332,011,036

Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of ASC Topic 260, Earnings Per Share (“ASC 260”). The Company applies the two-class
method in calculating earnings per share. Remeasurement for Class A Ordinary Shares subject to redemption is not included in the determination of income or loss allocable to Class A Ordinary Shares subject to redemption, as redemption value approximates fair value. Net income (loss) per ordinary share is computed by dividing the pro rata net income (loss) between the Class A Ordinary Shares and the Class B Ordinary Shares by the weighted average number of ordinary shares outstanding for each of the periods. The calculation of diluted income (loss) per ordinary share does not consider the effect of the Warrants issued in connection with the IPO, as well as Warrants potentially issuable upon conversion of the 2022 Note since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.
The Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income per share for the period presented.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021
Redeemable Class A Ordinary Shares
Numerator:
Net income (loss) allocable to Class A Ordinary Shares subject to possible redemption	$(369,139)	$2,480,279
Denominator:
Weighted average redeemable Class A Ordinary Shares, basic and diluted	33,000,000	33,000,000

Basic and diluted net income (loss) per share, redeemable Class A Ordinary Shares	$(0.01)	$0.08

Non-redeemable Class B Ordinary Shares
Numerator:
Net income (loss) allocable to non-redeemable Class B Ordinary Shares	$(92,285)	$620,070
Denominator:
Weighted average non-redeemable Class B Ordinary Shares	8,250,000	8,250,000

Basic and diluted net income (loss) per share, non-redeemable Class B Ordinary Shares	$(0.01)	$0.08

	For the Nine Months Ended September 30, 2022	For the Nine Months Ended September 30, 2021
Redeemable Class A Ordinary Shares
Numerator:
Net income allocable to Class A Ordinary Shares subject to possible redemption	$3,409,690	$4,719,096
Denominator:
Weighted average Redeemable Class A Ordinary Shares, Basic and Diluted	33,000,000	24,538,462

Basic and diluted net income per share, redeemable Class A Ordinary Shares	$0.10	$0.19

Non-redeemable Class B Ordinary Shares
Numerator:
Net income allocable to non-redeemable Class B Ordinary Shares	$852,422	$1,549,609
Denominator:
Weighted Average non-redeemable Class B Ordinary Shares	8,250,000	8,057,692

Basic and diluted net income per share, non-redeemable Class B Ordinary Shares	$0.10	$0.19

Offering Costs
The Company complies with the requirements
of the ASC 340-10-S99-1 and SEC Staff
Accounting Bulletin Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to temporary equity upon the completion of the IPO. Accordingly, on September 30, 2021, offering costs totaling $17,212,069 have been charged to temporary equity (consisting of $6,090,000 of underwriting fee, $10,657,500 of deferred underwriting fee (see Note 7) and $464,569 of other offering costs). Of the total transaction costs, $475,053 was reclassified to expense as a non-operating expense in the
statements of operations (see Note 7) with the rest of the offering cost charged to temporary equity. The transaction costs were allocated based on the relative fair value basis, compared to the total offering proceeds, between the fair value of the Public Warrant (as defined in Note 4) liabilities and the Class A Ordinary
Shares.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed consolidated balance sheets.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase Warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Pursuant to ASC 480 and Accounting Standards Codification
815-40,
Derivatives and Hedging; Contracts in Entity’s Own Equity (“ASC 815”), the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the condensed consolidated balance sheets and measured at fair value at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.
The Company accounts for its 12,333,333 Warrants, including 6,600,000 Warrants issued in connection with its IPO and 5,733,333 Warrants issued as part of the Private Placement as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised or modified, and any change in fair value is recognized in the Company’s statements of operations. The fair value of Warrants issued by the Company in connection with the Initial Public Offering and Private Placement Warrants has been estimated using Monte-Carlo simulations. Subsequently, at September 30, 2022 and December 31, 2021, Public and Private Placement Warrants were valued using observable market quotes in an active market, and Monte-Carlo simulations, respectively.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes

accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022 and December 31, 2021, there were no
unrecognized tax benefits and
no
amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Standards
In August 2020, FASB issued Accounting Standards Update (“ASU”)
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
Note 4 — Initial Public Offering
Pursuant to the IPO, the Company sold 33,000,000 Units, including the partial exercise by the underwriters of their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-fifth of one redeemable warrant (“Public Warrant”, and collectively with the Private Placement Warrants, the “Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A Ordinary Share at a price of $11.50 per share.
Note 5 — Private Placement Warrants
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,733,333 Private Placement Warrants at a price of $1.50 per warrant ($8,600,000 in the aggregate), each Private Placement Warrant is exercisable to purchase one Class A Ordinary Shares at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from this offering to be held in the Trust Account.
The Private Placement Warrants are identical to the Warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A Ordinary Shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the units being sold in the IPO.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre initial business combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial business combination within the Combination Period, and (iv) vote any Founder Shares held by the Sponsor and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial business combination.
Note 6 — Related Party Transactions
Founder Shares
On December 31, 2020, the Company issued 7,187,500 Class B Ordinary Shares to the Sponsor for an aggregate purchase price of $25,000. On February 24, 2021, the Company effected a share capitalization of 1,437,500 shares, resulting in 8,625,000 shares of Class B Ordinary Shares being issued and outstanding. The share capitalization was retroactively applied in the Company’s financial statements. Up to 1,125,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On March 12, 2021, the underwriter partially exercised the over-allotment option and therefore 375,000 Founder Shares were forfeited, and 750,000 Founder Shares were no longer subject to forfeiture, resulting in 8,250,000 Founder Shares outstanding at September 30, 2022 and December 31, 2021. The underwriters forfeited their remaining over-allotment option on the date of the IPO.
The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial business combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the
“lock-up”).
Notwithstanding the foregoing, if the closing price of Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial business combination or (2) if the Company consummates a transaction after the initial business combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On December 17, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest
bearing, unsecured and are due at the earlier of December 31, 2021 or the closing of the IPO. The loan was repaid upon the closing of the Initial Public Offering out of the offering proceeds that were allocated to the payment of offering expenses.

Administrative Support Agreement
Commencing on the date of the IPO, the Company has agreed to pay the Sponsor a total of $30,000 per month for rent of office space, utilities, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2022, the Company has incurred $90,000 and $270,000 in expense pursuant to this agreement, respectively. For the three and nine months ended September 30, 2021, the Company has incurred $90,000 and $201,290 in expense pursuant to this agreement, respectively. There are outstanding fees owed and accrued of $180,000 and $0 as of September 30, 2022 and
2021, respectively.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a business combination, the initial shareholders or an affiliate of the initial shareholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On March 24, 2022, $250,000 was drawn under the terms of these Working Capital Loans, which amount was repaid on June 30, 2022. As of September 30, 2022, no amounts were outstanding under the Working Capital Loans.
2022 Note
On April 11, 2022, the Company issued a promissory note to the Sponsor (“2022 Note”). Pursuant to the 2022 Note, the Company may borrow from the Sponsor, from time to time, up to an aggregate of $1,500,000
. Borrowings under the 2022 Note will not bear interest. The 2022 Note will mature on the earlier to occur of (i) March 12, 2023, or (ii) the effective date of our initial business combination. Up to $1,500,000 of such loans may be converted into warrants of the post-business combination entity, which shall have terms identical to the Private Placement Warrants, at a price of $1.50 per warrant at the option of the Sponsor. The 2022 Note contains customary events of default, including those relating to the Company’s failure to repay the principal amount due upon maturity of the 2022 Note and certain bankruptcy events. The Company drew $25,000 on June 9, 2022, $500,000
on June 30, 2022, $100,000
on July 14, 2022, $200,000
on August 15, 2022, and $400,000
on August 18, 2022 under the 2022 Note. As of September 30, 2022, $1,225,000 was outstanding under the 2022 Note.

The conversion option included in the 2022 Note is considered an embedded derivative and is remeasured at the end of each reporting period when amounts drawn under the 2022 Note will be outstanding. The value of the conversion option is de minimis as of the dates of the draws as mentioned above and as of September 30, 2022.
Note 7 — Commitments & Contingencies
Registration Rights
The holders of the (i) Founder Shares, which were issued in a Private Placement prior to the closing of the IPO, (ii) Private Placement Warrants which will be issued in a Private Placement simultaneously with the closing of the IPO and the Class A Ordinary Shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriters Agreement
On March 12, 2021, the Company paid a fixed underwriting discount of $6,090,000
. Additionally, the Company recorded a deferred underwriting discount of $10,657,500 payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement. This deferred amount is reflected in the condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021.
On July 8, 2022, the Company received a letter providing notice from Barclays Capital Inc. (“Barclays”), and on July 11, 2022, the Company received a letter providing notice from Deutsche Bank Securities Inc. (“DBSI”), waiving any entitlement to their respective portions of the $10,657,500 deferred underwriting fee that accrued from Barclays’ and DBSI’s participation as the underwriters of the Initial Public Offering and their right of first refusal to act as co-placement
agents in connection with any equity or debt financing transaction (including any investment banking and financial advisory services) related to the business combination. Such waiver reduces the estimated expenses of the business combination by $10,675,500
. A
portion of deferred underwriting discount previously recorded in the additional paid-in capital is recorded as a recovery in the additional paid-in capital and a portion previously expensed is recorded as a recovery in the statement of operations in the three- and nine-month periods ended September 30, 2022
.

Consulting Agreement
On July 1, 2022 the Company entered in consulting agreement with the ICR (“the Consultant”) for providing certain services related to the business combination that the Company is pursuing (as described above). Consultant’s compensation costs of the following parts:

•	$20,000.00 per month until the three (3) month anniversary of the announcement date of the business combination, pro-rated for any partial month, which is expensed by the Company as incurred.

•
A Transaction Fee of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Transaction Fee”) payable immediately upon completion of the business combination (and which shall be waived if the business combination is not completed for any reason); and

•
A performance-based fee of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Performance Bonus”), payable immediately upon completion of the business combination, based on certain performance indicators related to market capitalization of the merged company.

The Company records monthly fees in its results of operations as they are incurred. The Transaction Fee and Performance Bonus are contingent upon closing of the business combination and will be recorded upon its completion.
Note 8 — Shareholders’ Deficit
Preference Shares
 — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. As of September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
 — The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 each. As of September 30, 2022 and December 31, 2021, there were 33,000,000 Class A Ordinary Shares issued and outstanding, all of which were subject to possible redemption, classified outside of shareholders’ deficit.

Class
 B Ordinary Shares
 — The Company is authorized to issue a total of 50,000,000 Class B Ordinary Shares at par value of $0.0001 each. As of September 30, 2022 and December 31, 2021, there were 8,250,000 shares of Class B Ordinary Shares issued and outstanding.
Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the initial business combination on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares or equity- linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A Ordinary Shares outstanding after such conversion (after giving effect to any redemptions of Class A Ordinary Shares by public shareholders), including the total number of Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
Note 9 — Warrants
Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliate, without taking into account any Founder Shares held by the Sponsor or such affiliate, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A Ordinary Shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, the $18.00 per share redemption trigger prices described below under “Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Warrants will become exercisable 30 days after the completion of its initial business combination and will expire five years after the completion of the Company’s initial business combination, or earlier upon redemption or liquidation.

The

Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial business combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the initial business combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption

of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder (the “30 day redemption period”); and

•
if, and only if, the reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending three business days before the Company sends to the notice of redemption to the Warrant holders.

In no event will the Company be required to net cash settle any Warrants.
Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00
The Company may also redeem the outstanding Public Warrants once they become exercisable:

•	in whole and not in part;

•	at a price of $0.10 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption;
 provided
 that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A Ordinary Shares; and

•
if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period
ending three trading days before the Company sends the notice of redemption to the Warrant holders.

If the Company is unable to complete the initial business combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

Note 10 — Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. The Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following tables presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	September 30, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	$332,008,544	$332,008,544	$—	$—

Liabilities:
Public Warrant Liability	$792,000	$792,000	$—	$—
Private Placement Warrant Liability	688,000		—	688,000

	$1,480,000	$792,000	$—	$688,000

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securitie s	$330,085,541	$330,085,541	$—	$—

Liabilities:
Public Warrant Liabilit y	$4,750,680	$4,750,680	$—	$—
Private Placement Warrant Liability	4,274,200	—	—	4,274,200

	$9,024,880	$4,750,680	$—	$4,274,200

The Company’s Warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy. The Company utilizes a Black Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed consolidated statements of operations. The estimated fair value of the Private Placement Warrant liability is determined using Level 3 inputs. In the third quarter of 2021, Public Warrants were reclassified from level 3 to level 1 because the Public Warrants began to trade on the New York Stock Exchange. The Company estimates the volatility of its binomial options pricing model based on historical volatility that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The aforementioned Warrant liabilities are not subject to qualified hedge accounting.

The following table provides quantitative information regarding Level 3 fair value measurements:

	At September 30, 2022 Private Placement Warrants		At December 31, 2021 Private Placement Warrants
Share price		$9.92		$9.71
Strike price		$11.50		$11.50
Term (in years)		4.84		4.25
Time to announcement of business combination (in years)		0.00		0.13
Volatility		1.0%		14.0%
Risk-free rate		4.07%		1.4%
Dividend yield		0.0%		0.0%
Redemption trigger price	$	N/A	$	N/A
The following table provides a reconciliation of changes in fair value liability of the beginning and ending balances for the Company’s Warrants classified as Level 3:

Fair value at December 31, 2021 – Private Placement Warrants	$4,274,200
Change in fair value	(1,811,160)

Fair Value at March 31, 2022 – Private Placement Warrants	2,463,040
Change in fair value	(1,717,707)

Fair Value at June 30, 2022 – Private Placement Warrants	745,333
Change in fair value	(57,333)

Fair Value at September 30, 2022 – Private Placement Warrants	$688,000

Fair value as of December 31, 2020	$—
Initial Measurement on March 12, 2021	17,421,333
Public Warrant reclassified to level 1 (1)	(8,844,000)
Change in fair value	(4,303,133)

Fair value as of December 31, 2021	$4,274,200

(1)	Assumes the Public Warrants were reclassified on March 31, 2021.

The following table presents the changes in the fair value of Warrant liabilities:

	Public	Private Placement	Warrant Liabilities
Fair value as of December 31, 2021	$4,750,680	$4,274,200	$9,024,880
Change in valuation inputs or other assumptions	(2,044,680)	(1,811,160)	(3,855,840)

Fair value as of March 31, 2022	2,706,000	2,463,040	5,169,040
Change in valuation inputs or other assumptions	(1,848,000)	(1,717,707)	(3,565,707)

Fair value as of June 30, 2022	858,000	745,333	1,603,333
Change in valuation inputs or other assumptions	(66,000)	(57,333)	(123,333)

Fair value as of September 30, 2022	$792,000	$688,000	$1,480,000

	Public	Private Placement	Warrant Liabilities
Fair value as of November 24, 2020	$—	$—	$—
Initial measurement on March 12, 2021	9,108,000	8,313,333	17,421,333
Change in valuation inputs or other assumptions	(264,001)	(286,666)	(550,667)

Fair value as of March 31, 2021	8,844,000	8,026,667	16,870,667
Change in valuation inputs or other assumptions	(1,782,000)	(1,720,000)	(3,502,000)

Fair value as of June 30, 2021	7,062,000	6,306,667	13,368,667
Change in valuation inputs or other assumptions	(1,716,000)	(1,662,667)	(3,378,667)

Fair value as of September 30, 2021	$5,346,000	$4,644,000	$9,990,000

Note 11 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
The Company filed a Registration Statement on Form S-4 in connection with the proposed business combination with the SEC on November 14, 2022.

Plastiq Inc.
Consolidated Financial Statements as of and for the
Years Ended December 31, 2021 and 2020

PLASTIQ INC.

Report of Independent Registered Public Accounting Firm
To the stockholders and the Board of Directors of Plastiq Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Plastiq Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced net operating losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
San Francisco, California
November 11, 2022
We have served as the Company’s auditor since 2020.

PLASTIQ INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$18,752	$27,525
Restricted cash	10,302	5,968
Settlement assets	5,841	3,216
Funds receivable	4,400	3,434
Prepaid expenses and other current assets	2,164	947

Total current assets	$41,459	$41,090

Property and equipment, net	6,586	3,075
Operating lease right-of-use assets, net	4,565	9,109
Other noncurrent assets	528	659

Total assets	$53,138	$53,933

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,844	$469
Settlement liabilities	5,841	3,216
Accrued expenses and other current liabilities	4,157	2,916
Deferred revenue, current	79	88
Short-term debt, net of unamortized issuance cost	2,878	1,526
Operating lease liabilities, current	1,554	1,669

Total current liabilities	16,353	9,884

Long-term debt, net of unamortized issuance cost	11,685	2,308
Warrant liability	1,415	1,162
Operating lease liabilities, noncurrent	6,413	7,967
Other noncurrent liabilities	626	—

Total liabilities	36,492	21,321

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.000001 par value, 67,133,934 and 54,828,771 shares authorized as of December 31, 2021 and 2020, respectively; 57,324,402 and 53,765,672 shares issued and outstanding as of December 31, 2021 and 2020, respectively; aggregate liquidation value of $171,109 and $136,404 as of December 31, 2021 and 2020, respectively	170,237	135,704
Stockholders’ deficit
Common stock, $0.000001 par value, 109,300,000 and 104,000,000 shares authorized as of December 31, 2021 and 2020, respectively; 11,182,861 and 7,350,756 issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	19,707	13,771
Accumulated other comprehensive loss	(152)	(110)
Accumulated deficit	(173,146)	(116,753)

Total stockholders’ deficit	$(153,591)	$(103,092)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$53,138	$53,933

The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,
	2021	2020
Net revenues	$47,125	$35,464
Operating expenses
Transaction expenses	39,144	29,774
Transaction and credit losses	3,248	2,516
Customer support and operations	2,745	2,683
Sales and marketing	15,711	8,334
Technology and development	17,439	16,188
General and administrative	23,703	10,531

Total operating expenses	101,990	70,026

Loss from operations	(54,865)	(34,562)

Other expense (income)
Interest expense	918	454
Change in fair value of warrant liability	183	34
Other expense (income)	423	(69)

Other expense (income), net	1,524	419

Net loss before income taxes	(56,389)	(34,981)

Income tax expense	4	46
Net loss	$(56,393)	$(35,027)

Other Comprehensive loss, net of tax:
Net foreign currency translation losses	(42)	(3)

Comprehensive loss	$(56,435)	$(35,030)

Net loss per share
Basic and diluted	(6.03)	(4.95)
Weighted average shares
Basic and diluted	9,347,863	7,080,000
The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2019	53,765,672	135,704	6,764,391	$—	$10,805	$(107)	$(81,726)	$(71,028)

Exercise of options for common stock	—	—	586,365	—	326	—	—	326
Vesting of early exercised stock options	—	—	—	—	13	—	—	13
Stock-based compensation	—	—	—	—	2,627	—	—	2,627
Other comprehensive income	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	(35,027)	(35,027)

Balances as of December 31, 2020	53,765,672	$135,704	7,350,756	$—	$13,771	$(110)	$(116,753)	$(103,092)
Issuance of Series E preferred stock, net of issuance costs of $171	3,558,730	34,533	—	—	—	—	—	—
Exercise of options for common stock	—	—	3,832,105	—	2,377		—	2,377
Vesting of early exercised stock options	—	—	—	—	32	—	—	32
Issuance of equity-classified warrants	—	—	—	—	235	—	—	235
Stock-based compensation	—	—	—	—	3,292	—	—	3,292
Other comprehensive income	—	—	—	—	—	(42)	—	(42)
Net loss	—	—	—	—	—	—	(56,393)	(56,393)

Balances as of December 31, 2021	57,324,402	$170,237	11,182,861	$—	$19,707	$(152)	$(173,146)	$(153,591)

The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(56,393)	$(35,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,865	1,210
Stock-based compensation, net of amounts capitalized	3,005	2,422
Change in fair value of common and preferred stock warrants	253	34
Amortization of debt issuance costs	192	135
Non-cash lease expense	1,758	1,857
Impairment on right-of-use assets	2,786	—
Loss on disposal of long-lived assets	120	—
Change in assets and liabilities:
Prepaid expenses and other assets	(1,086)	1,139
Funds receivable	(966)	9,344
Accounts payable	1,375	(740)
Deferred revenue	(9)	(222)
Accrued and other liabilities	1,899	(67)
Operating lease liabilities	(1,669)	(1,445)

Net cash used in operating activities	(46,870)	(21,360)

Cash flows from investing activities
Capitalized internal-use software costs	(4,897)	(1,137)
Purchases of property and equipment	(312)	(123)

Net cash used in investing activities	(5,209)	(1,260)

Cash flows from financing activities
Proceeds from issuance of Series E preferred stock, net of issuance cost of $171	34,533	—
Proceeds from issuance of common stock	2,612	326
Proceeds from debt	15,000	—
Repayment of debt	(4,000)	—
Settlement liabilities	1,481	(1,002)
Payment of debt issuance costs	(463)	—

Net cash provided by (used in) financing activities	49,163	(676)

Effects of foreign exchange on cash	(42)	(3)
Net decrease in cash, cash equivalents, and restricted cash	(2,958)	(23,299)
Cash, cash equivalents, and restricted cash — beginning	34,196	57,495

Cash, cash equivalents, and restricted cash — ending	$31,238	$34,196

Restricted cash	$10,302	$5,968
Cash in settlement assets	$2,184	$703
Cash and cash equivalents — ending	$18,752	$27,525
Supplemental disclosure information
Cash paid for interest	$564	$254
Supplemental schedule of non-cash investing and financing activities
Settlement assets in transit	$1,144	$6,120
Settlement liabilities in transit	$(1,144)	$(6,120)
Stock-based compensation expense capitalized for internal-use software	$287	$205
Vesting of early exercised stock options	$32	$13
The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION
Company and Background
— Plastiq Inc. was incorporated as a Delaware corporation on January 19, 2012. Plastiq Inc. (together with its subsidiaries, the “Company”, “Plastiq”, “we”, “us”, or “our”), empowers credit cardholders to make payments with their credit card of choice at any time, regardless of merchant acceptance, by utilizing payment processing services offered by the Company. The Company operates in the United States and Canada. Payments processed by the Company primarily consist of vendor invoices tied to the operations of small or medium sized businesses (“SMB”), that typically do not offer credit card payment options as a merchant, and payment alternatives related to general expenses for individual consumers.
Basis of Presentation and Consolidation
— The consolidated financial statements and accompanying notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Plastiq Canada Inc. and PLV Inc. All intercompany balances and transactions have been eliminated in consolidation.
Risks and Uncertainties
— The Company is subject to certain risks and uncertainties, including, but not limited to, a limited operating history; the need for additional capital or financing to fund operating losses; new product development, including market education and acceptance; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; the ability to obtain or maintain licenses to support current and future businesses; competition from alternative products and services, both from other early stage and larger more established companies; general economic conditions; the impact of the
COVID-19
pandemic; the ability to attract and retain qualified employees and key personnel; and the ability to achieve sustained profitable operations. Successful completion of the Company’s development programs, and ultimately, the attainment of profitable operations are dependent upon future events, including, among other things, the ability to access potential markets; actual or anticipated changes in technology, products, markets or services by the Company or its competitors; the addition or loss of significant customers; the ability to secure financing; changes in government regulation affecting the business; scaling and adaptation of existing technology and infrastructure; management of the Company’s growth; the protection of customers’ information and other privacy concerns; and the protection of the Company’s brand and intellectual property.
Going Concern
— The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has experienced net operating losses and negative cash flows from operations since inception. The Company has accumulated a deficit of approximately of $173.1 million and $116.8 million as of December 31, 2021 and 2020, and management expects to incur additional losses in the foreseeable future. The Company’s ability to generate positive cash flows from operations is dependent upon its ability to generate revenue, to generate sufficient cash flow to meet its obligations on a timely basis, and ultimately to attain a successful level of operations. Additional financing may be required to generate sufficient cash flows to meet its obligations on a timely basis, and ultimately to attain a successful level of operations. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

In response to these conditions, the Company intends to secure additional resources of equity or debt financing from new and existing investors to meet its cash spending requirements. While the Company is expected to continue raising additional sources of equity or debt financing, as it has historically, there can be no assurance that the Company will be successful. As the ability to raise additional equity or debt financing is outside of management’s control, we cannot conclude that management’s plans will be effectively implemented within twelve months from the date the financial statements are issued. As such, management believes substantial doubt exists as to the Company’s ability to continue as a going concern and is not alleviated by management’s plans.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Emerging Growth Company Status
— The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
— The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the consolidated financial statements include but are not limited to internal-use
software, the valuation of common stock, stock-based compensation, and the valuation of warrant liabilities. The Company evaluates these estimates on an ongoing basis. These estimates are informed by experience, information available and other assumptions that the Company believes are reasonable under the circumstances. Actual results could differ from management’s estimates.
Segment Information
— The Company’s chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. As such, the Company has a single operating and reportable segment structure. All the Company’s long-lived assets are in the United States.
Cash, Cash Equivalents, and Restricted Cash
— Cash and cash equivalents consist of highly liquid marketable securities with original maturities of three months or less at the time of purchase and consist primarily of money market accounts.
The Company’s restricted cash consists of deposits held with payment processors and issuing banks that assist the Company in executing payment transactions.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Settlement Assets and Liabilities
— Amounts collected from the Company’s customers and amounts to be remitted to merchants are included in settlement assets and settlement liabilities, respectively. Such amounts represent the customer funds from payments made by the Company’s customers via its online payment platform, which typically settle within two to four business days.
Fair Value of Financial Instruments
— The Company applies fair value accounting for all financial assets and liabilities and non-financial
assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.
The Company accounts for fair value in accordance with Accounting Standards Codification (ASC) 820,
Fair Value Measurements and Disclosures
. Fair value is defined under Financial Accounting Standards Board (FASB) ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to ensure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three-tier hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1
— Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2
— Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level 3
— Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
The Company’s financial instruments include cash equivalents, accounts payable, settlement assets and liabilities, funds receivable and common and preferred stock warrants. Cash equivalents are principally stated at amortized cost, which approximates their fair value. The recorded carrying amount of accounts payable, settlement assets and liabilities and funds receivable approximates their fair value due to their short-term nature. Common and preferred stock warrants are reported at fair value. The aggregate fair value of the common and preferred stock warrant liabilities were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy.
Concentrations of Credit Risk
— For the year ended December 31, 2021 one customer accounted for 11% of net revenues. For December 31, 2020, no single customer comprised greater than 10% of total net revenues.
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. Although the Company deposits its cash with financial institutions that may exceed federally insured limits, the associated risk of concentration for cash and cash equivalents is mitigated by banking with creditworthy institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents to date. The Company has no significant off-balance-sheet

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

concentration of credit risks such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.
For the years ended December 31, 2021 and 2020, 10% and 12%, respectively, of the Company’s revenues were generated in Canada.
Property and Equipment
— Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related assets as follows:

Computer equipment and software	3 years
Leasehold improvements	Lesser of 2-4 years or remaining lease term
Furniture and fixtures	7 years
Expenditures for improvements are capitalized, and expenditures for maintenance and repairs are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation is removed from the related accounts, and the resulting gain or loss, if any, is reflected in other expense, net in the consolidated statement of operations and comprehensive loss.
The Company capitalizes the costs to develop its
internal-use
software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of three years. Costs incurred prior to meeting these criteria, in addition to costs incurred for training and maintenance, are expensed as incurred.
Depreciation, Amortization and Impairment
— The Company evaluates the useful lives of property and equipment on an annual basis and records depreciation and amortization in customer support and operations, sales and marketing, technology and development, and general administrative expense on the consolidated statement of operations and comprehensive loss. The Company evaluates its long-lived assets for impairment, including property and equipment, capitalized software and right-of-use
assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss. There were no impairment losses recognized on long-lived assets, other than what is disclosed for right-of-use
asset (see Note 7), during the years ended December 31, 2021 and 2020. Impairment losses on right-of-use
asset related to office operating leases are calculated using estimated rental income per square foot derived from observable market data.
Revenue Recognition
— Revenue is recognized when promised services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled to payment in exchange for those services.
The Company determines revenue recognition through the following steps:

a.	Identification of the contract, or contracts, with a customer;

b.	Identification of the performance obligations in the contract;

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

c.	Determination of the transaction price;

d.	Allocation of the transaction price to the performance obligations in the contract; and

e.	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Plastiq platform enables its customers to pay with a credit card to vendors that do not typically accept credit card payments. The Company earns its revenue primarily by collecting a transaction fee (the “Plastiq Fee”) for completing the payment process for our customers using the Plastiq platform. Transaction processing costs charged to the Company, including interchange fees, are recorded as “transaction expenses” in the statement of operations and comprehensive loss.
Volume rebates are generally offered to customers as an incentive to increase business and customer engagement. The rebate programs include contracted rebates based on customer’s transactions made during a specific period. Volume rebates are collectively recorded as a contra revenue and are included in net revenue on the consolidated statement of operations and comprehensive loss. During the years ended December 31, 2021 and 2020, the Company recognized $1.6 million and $0.8 million in volume rebates, respectively.
Costs to Obtain a Contract
— Sales commissions earned by the Company’s sales force are considered to be incremental and recoverable costs of obtaining a contract with a customer. The Company determined that the expected period of benefit of such costs would be less than one year and as a result is electing the practical expedient to expense such costs in the period incurred.
Transaction Expenses
— Transaction expenses is primarily comprised of the costs the Company incurs to accept a customer’s funding source of payment. These costs include interchange fees paid to payment networks as well as fees paid to payment processors and other financial institutions to draw funds from a customer’s debit or credit card. Transaction expenses also include fees paid to disbursement partners to enable a transaction.
Transaction and Credit Losses
— Transaction losses consist of expense associated with fraud, chargebacks and operational losses, net of recoveries. The Company is exposed to transaction losses due to credit card fraud as well as nonperformance from sellers who accept payments through the Plastiq platform. The Company establishes an allowance for estimated losses arising from completing customer transactions, such as chargebacks for unauthorized credit card use and merchant-related chargebacks due to non-delivery
or unsatisfactory delivery of purchased items. This allowance represents an accumulation of the estimated amounts of probable transaction losses as of the reporting date, including those which we have not yet identified. The allowance is monitored regularly and is updated based on actual data received, including actual claims data reported by third-party payment processors. The allowance is based on known facts and circumstances, internal factors including experience with similar cases, historical trends involving loss payment patterns, the mix of transaction and loss types, as applicable. Additions to the allowance are reflected as a component of transaction and credit losses on our consolidated statement of operations and comprehensive loss. The allowance for transaction losses for the years ended December 31, 2021 and 2020 was $0.3 million and $0.2 million, respectively, included in accrued expenses and other current liabilities on the consolidated balance sheets.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Customer Support and Operations
— Customer support and operations includes personnel and related costs, infrastructure and other costs associated with ongoing customer support and operations related to our platform.
Sales and Marketing
— Advertising costs are charged to expense as incurred. The Company incurred $6.8 million and $0.8 million as advertising expenses for the years ended December 31, 2021 and 2020, respectively.
Technology and Development
— Technology and development expenses primarily consist of employee compensation, including stock-based compensation and benefits for the Company’s technology staff, which includes information technology development, infrastructure support and third-party services. Technology and development expenses also include allocated facility costs and related overhead based on headcount. For the years ended December 31, 2021 and 2020, the Company recorded research and development expenses of $13.5 million and $11.6 million, respectively, within technology and development in the consolidated statements of operations and comprehensive loss.
General and Administrative
— General and administrative expenses primarily consist of employee compensation, including stock-based compensation and benefits for the Company’s finance, human resources, legal, and general management functions as well as facilities and professional services.
Stock-Based Compensation
— Stock-based compensation includes expenses related to stock option awards issued to employees and certain non-employee
directors and expenses related to secondary transactions. The fair value of stock options under our equity plans is determined on the date of grant utilizing the Black-Scholes option pricing model, which is impacted by the fair value of our common stock, as well as other inputs. These inputs include the expected common stock price volatility over the term of the awards, the expected term of the awards, risk-free interest rates, and expected dividend yield.
The Company recognizes stock-based compensation expense for stock-based awards on a straight-line basis over the period during which an award holder is required to provide services in exchange for the award (generally the vesting period of the award). The Company accounts for forfeitures as they occur.
Redeemable Convertible Preferred Stock Warrant Liability
— Upon issuance, the Company’s warrants to purchase redeemable convertible preferred stock are classified as a liability on the balance sheets at fair value as the underlying preferred stock is considered redeemable (See Note 8). The warrants are subject to re-measurement
to fair value at each balance sheet date, and any change in fair value is recognized in the statement of operations and comprehensive loss as change in fair value of warrant liability. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the conversion of the underlying shares of redeemable convertible preferred stock, the completion of a liquidation event, or the completion of a public offering. Upon the exercise, expiration, or the completion of a liquidation event, the related warrant liability will be reclassified to additional paid-in
capital.
Funds Receivable
— Funds receivable arise due to the timing difference between when customer funds are settled or received from payment processors and when the funds are disbursed or paid to the designated payees. Due to a clearing period before the cash is settled in the Company’s accounts, usually two to four business days, and when the Company initiates disbursement, there are instances when the Company would disburse the customer funds before settlement occurs. In these instances, the Company classifies these disbursements as funds receivable.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Operating Leases
— Operating lease
right-of-use
assets and operating lease liabilities are recognized at the present value of the future lease payments, generally for the base lease term, at the lease commencement date for each lease. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate because the interest rate implicit in most of the Company’s leases is not readily determinable. The Company’s incremental borrowing rate is estimated to approximate the interest rate that the Company would pay to borrow on a collateralized basis with similar terms and payments as the lease, and in economic environments where the leased asset is located.
Operating lease
right-of-use
assets also include any prepaid lease payments and lease incentives. The Company’s lease agreements generally contain lease and non-lease
components.
Non-lease
components, which primarily include payments for maintenance and utilities, are combined with lease payments and accounted for as a single lease component. The Company includes the fixed non-lease
components in the determination of the
right-of-use
assets and operating lease liabilities. The Company records the amortization of the right-of-use
asset and the accretion of lease liability as rent expense included in general and administrative, customer support and operations, technology and development, and sales and marketing in the consolidated statement of operations and comprehensive loss. The Company did not identify any finance leases at December 31, 2021 and 2020.
When lease agreements provide allowances for leasehold improvements, the Company assesses whether it is the owner of the leasehold improvements for accounting purposes. When the Company concludes that it is the owner, the Company capitalizes the leasehold improvement assets and recognizes the related depreciation expense on a straight-line basis over the lesser of the lease term or the estimated useful life of the asset. Additionally, the Company recognizes the amounts of allowances to be received from the lessor as a reduction of the lease liability and the associated right-of-use
asset. When the Company concludes that it is not the owner, the payments that the Company makes towards the leasehold improvements are accounted as a component of the lease payments.
Interest and Other Expense
— Interest income is generated from the Company’s investment in money market funds accounts and interest expense relates to the Company’s long-term debt. For the year ended December 31, 2021, the Company did not recognize interest income and incurred interest expense of $0.9 million. For the year ended December 31, 2020, the Company recognized interest income of $0.2 million and incurred interest expense of $0.5 million.
Foreign Currency Translation
— The functional currency for the Company’s foreign subsidiary is the Canadian dollar. Assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue, costs, and expenses are translated at the average exchange rate prevailing during the period. Foreign currency translation adjustments are a component of accumulated other comprehensive loss, presented in the Company’s consolidated statements of redeemable convertible preferred stock and stockholders’ deficit and carried over to the consolidated balance sheets under stockholders’ deficit.
Income Taxes
— The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balance is recognized in income in the period that includes the enactment date of such rate change. A

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

valuation allowance is provided to reduce the deferred tax asset to the amount that will more likely than not be realized.
The Company recognizes the tax benefits on any uncertain tax positions taken or expected to be taken in the consolidated financial statements when it is more likely than not the position will be realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
Accounting Pronouncements Recently Adopted
— In August 2018, the FASB issued ASU
No. 2018-15,
Intangibles-Goodwill and
Other-Internal-Use
Software (ASC
350-40);
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement
. This guidance evaluated such costs for capitalization using the same criteria as for internal-use
software development costs, with amortization expense being recorded in the same income statement expense line as the hosted service costs and over the expected term of the hosting arrangement. This ASU is effective for the Company on January 1, 2021. The adoption of this ASU on January 1, 2021 did not have a material impact to the Company’s consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
— In June 2016, FASB issued ASU
2016-13,
Financial Instruments — Credit Losses (Topic 326)
: Measurement of Credit Losses on Financial Instruments, and has since issued various amendments including ASU
2018-19,
ASU
2019-04,
and ASU
2019-05.
The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model, replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The new guidance will be effective for the Company beginning January 1, 2023, though early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

3.	REVENUE
The Company earns transaction revenues primarily from fees charged to merchants and consumers on a transaction basis. Typically, the Company’s fee is a fixed percentage of the transaction, however, it also collects fees related to wires, foreign exchange and other transaction specific charges.
The Company considers the acceptance of credit card payment information, review and approval of the transaction and submitting the payment to the vendor as inputs to a combined output for the customer. The combined service offering is greater than the sum of the individual activities, which are highly integrated and interrelated and collectively make up a single performance obligation to process a customer payment. Revenue is primarily recognized once the customer payment has been completely processed and payment has been disbursed to the recipient.
Contracts with individual users on the platform are typically perpetual and may be terminated at any time without penalty. Contract terms with corporate account programs are typically less than one year and do not contain termination for convenience clauses. Contracts generally renew automatically without any significant material rights.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

The Company recognizes transaction-based fee revenue from customers on a gross basis as the Company is the principal with respect to completing a payment transaction. As a principal to the transaction, the Company controls the service of completing payments on the Plastiq Platform. The Company controls the authorization, risk management and fulfillment of the performance obligation for processing the payment from submission to disbursement. This includes the risk of any chargebacks, refunds, and guarantees whereby the Company may be responsible for reimbursing the customer for late fees. The Company also has latitude in determining the transaction fee charged to the customer and is responsible for providing support to customers.
The Company recognizes subscription-based revenue from customers as it is earned. Subscription fees are paid by customers each month and are recognized ratably over subscription period. Subscription-based revenues were $0.1 million and $0.0 million for the nine months ended September 30, 2022, and
September 30, 2021, respectively.
The following table presents our revenue disaggregated by primary geographical market where revenues are attributable to the country in which the billing address of the customer is located (in thousands):

	Year Ended December 31,
	2021	2020
Primary geographical market:
United States	$42,533	$31,309
Canada	4,592	4,155

Total revenue	$47,125	$35,464

4.	FAIR VALUE MEASUREMENT
The following table summarizes the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	Year ended December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Common stock warrant liabilities	$—	$—	$104	$104
Preferred stock warrant liabilities	$—	$—	$1,311	$1,311

Total financial liabilities	$—	$—	$1,415	$1,415

	Year ended December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Preferred stock warrant liabilities	$—	$—	$1,162	$1,162

Total financial liabilities	$—	$—	$1,162	$1,162

The Company’s policy is to recognize transfers into and transfers out of fair value hierarchy levels at the end of each reporting period. During the years ended December 31, 2021 and 2020, there was no transfers between levels in the fair value hierarchy.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Non recurring fair value measurements
— Consists of
right-of-use
asset recorded at fair value pursuant to impairment charges that occurred in 2021. The inputs used to measure the fair value of these assets are primarily observable inputs and, as such, considered Level 2 fair value measurements. See Note 7 for discussion of impairment charges.

5.	PROPERTY AND EQUIPMENT, NET AND CAPITALIZED INTERNAL-USE SOFTWARE
Property and equipment and capitalized
internal-use
software consisted of the following (in thousands):

	As of December 31,
	2021	2020
Internal-use software costs	$9,824	$4,638
Computer equipment	1,247	989
Furniture and fixtures	—	288
Leasehold improvements	—	45

Total Property and equipment	$11,071	$5,960
Less, accumulated depreciation and amortization	(4,485)	(2,885)

Total Property and equipment, net	$6,586	$3,075

Depreciation and amortization expense totaled $1.9 million $1.2 million as of December 31, 2021 and 2020, respectively. The Company recognized $0.1 million in losses from disposal of furniture and fixtures as a result of vacating its headquarter office as of December 31, 2021. The losses from disposal are included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2021	2020
Accrued compensation	$2,042	$1,640
Accrued chargebacks	302	236
Accrued rebates and refunds payable	288	8
Other accrued expenses	1,525	1,032

Total accrued expenses and other current liabilities	$4,157	$2,916

7.	LEASES
During the years ended December 31, 2021 and 2020, the Company conducted its operations in a leased office facility.
In May 2019, the Company entered into a lease agreement for its new headquarters in San Francisco, California with a lease term through April 30, 2026. The monthly rent payable is approximately $0.2 million

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

during the first year and increases each year thereafter. The amended operating lease for the Company’s previous headquarters in San Francisco terminated at the end of July 2021. The sublease associated with the previous headquarters also terminated at the end of July 2021. Sublease income was $0.3 million and $0.5 million for the years ended December 31, 2021 and 2020.
In December 2021, the Company entered into an agreement to sublease its San Francisco headquarters effective January 1, 2022 through April 30, 2026. The monthly rent receivable is approximately $0.1 million during the first year and increases each year thereafter. The Company recorded an impairment to its right-of-use
asset of $2.8 million as of December 31, 2021 which were attributed to leased space we are no longer utilizing for our core business operations, all of which is being subleased. The impairment was calculated as the difference between the right-of-use
asset balance of the initial lease and the expected future cash flows from the sublease, discounted to present value utilizing the weighted average discount rate of 6.25%. The impairment is included in general and administrative expenses in the consolidated statement of operations and comprehensive loss.
The Company’s operating lease is comprised of office facilities relating to its corporate headquarters in San Francisco. At December 31, 2021, the Company’s operating lease has a remaining term of 4 years, with an option to renew for one five-year term.
As of December 31, 2021 and 2020, the weighted average remaining lease term for its operating leases was 4.4 years and 5.1 years, respectively. The weighted average discount rate was 6.25% for operating leases.
For the years ended December 31, 2021 and 2020, the Company incurred operating leases expenses of $2.3 million and $2.7 million, respectively, which is included in general and administrative, customer support and operating, technology and development, and sales and marketing expense in the consolidated statement of operations and comprehensive loss.
For the years ended December 31, 2021 and 2020, the Company had operating cash flows used for operating leases of $2.3 million and $2.1 million representing amounts paid for leases.
The current portion of the operating lease liability is included within operating lease liabilities, current while the non-current
portion is included within operating lease liabilities, noncurrent on the consolidated balance sheets.
Deposits held by the landlords in connection with its leased office facilities totaled $0.5 million and is included in other noncurrent assets on the consolidated balance sheets at December 31, 2021 and 2020.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Future minimum lease payments under operating leases as of December 31, 2021 are as follows:

Year:
2022	$2,008
2023	2,069
2024	2,131
2025	2,195
2026	738

Total	9,141
Less: imputed interest	(1,174)

Total	$7,967

Future undiscounted sublease income under operating sublease as of December 31, 2021 are as follows:

Year:
2022	$835
2023	1,290
2024	1,329
2025	1,369
2026	470

Total	$5,293

8.	COMMITMENTS AND CONTINGENCIES
Litigation — From time to time the Company is subject to, and it is presently involved in, litigation and other legal proceedings. Accounting for contingencies requires the Company to use judgment related to both the likelihood of a loss and the estimate of the amount or range of loss. The Company records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.
Redeemable Convertible Preferred Stock
— The rights and preferences of the Company’s convertible preferred stock are as follows:
Dividends — Holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E shall be entitled to receive, in preference to the holders of the common stock of the Company, dividends, when and if declared by the board of directors, out of funds legally available. As of December 31, 2021 and 2020, no dividends have been declared.
Liquidation — Upon any liquidation, dissolution, or
winding-up
of the Company, holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2
Series C, Series D and Series E Redeemable Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution an amount per share equal to the greater of: (i) the original issue price, initially $0.6384, $1.1487, $1.0218, $1.3591, $1.9353, $2.9735, $5.8824 and $9.752 per share for the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E respectively, plus all accumulated unpaid dividends or (ii) such

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

amount per share as would have been payable had all shares of the Series A, Series
A-1,
Series B, and
Series B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding-up
of the Company (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”).
Conversion — Each share of the Series A, Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is convertible into one share of common stock at any time at the option of the holder. The Series
A-1
Redeemable Convertible Preferred Stock is convertible to 1.044 shares of common stock. These conversion ratios are subject to adjustments resulting from stock dividends and splits, stock and option sales, and expirations or changes in the conversion price.
Upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $17.6472 per share and aggregate proceeds of $50 million or (b) the occurrence of an event specified by vote or written consent of a majority of the holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock, all outstanding shares of preferred stock shall automatically be converted into shares of common stock, at the then effective conversion rate and such shares may not be reissued by the Company.
Voting — The holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock are entitled to vote on all corporate matters together with the holders of common stock. Each share of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is then convertible. Each share of the Series A, Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is currently convertible into one share of common stock. Each share of
Series A-1
is currently convertible into 1.044 shares of common stock.
Contingent Redemption — In the event of a liquidation event, the shares of Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock are eligible for redemption by the Company, at a price a price per share equal to the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock liquidation amount, respectively. The Company is required to send a notice of such redemption to all holders of preferred stock at least 90 days prior to such redemption. The Company is required to apply all of its assets to make payment in the case of any such redemption. If the assets available to make payment are not sufficient to redeem all outstanding shares of preferred stock, the Company is required to ratably redeem each holders’ shares of preferred stock to the fullest extent of such assets.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Redeemable convertible preferred stock as of December 31, 2021 and 2020 consisted of the following (in thousands, except share data):

	As of December 31, 2021
	Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference
Series A	$0.638	3,681,072	3,681,072	$2,286	$2,350
Series A-1	$1.149	5,314,544	5,197,023	5,891	5,970
Series B	$1.022	9,855,559	9,785,801	9,871	9,998
Series B-1	$1.359	6,906,074	6,906,074	9,268	9,385
Series B-2	$1.935	7,868,616	7,726,521	14,894	14,952
Series C	$2.974	9,303,006	9,164,281	27,162	27,249
Series D	$5.882	11,899,900	11,304,900	66,332	66,500
Series E	$9.752	12,305,163	3,558,730	34,533	34,705

				$170,237	$171,109

	As of December 31, 2020
	Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference
Series A	$0.638	3,681,072	3,681,072	$2,286	$2,350
Series A-1	$1.149	5,314,544	5,197,023	5,891	5,970
Series B	$1.022	9,855,559	9,785,801	9,871	9,998
Series B-1	$1.359	6,906,074	6,906,074	9,268	9,385
Series B-2	$1.935	7,868,616	7,726,521	14,894	14,952
Series C	$2.974	9,303,006	9,164,281	27,162	27,249
Series D	$5.882	11,899,900	11,304,900	66,332	66,500

				$135,704	$136,404

Since the Redeemable Convertible Preferred Stock is contingently redeemable outside of the Company’s control, the Company has classified redeemable convertible preferred stock as temporary equity on the consolidated balance sheets.
At December 31, 2021 and 2020, the Company also had outstanding warrants to purchase 117,521 shares of the Company’s Series
A-1
Redeemable Convertible Preferred Stock at an exercise price of $1.1487 per share, 58,722 shares of the Company’s Series B Redeemable Convertible Preferred Stock at an exercise price of $1.0218 per share, 11,036 shares of the Company’s Series
B-1
Redeemable Convertible Preferred Stock at an exercise price of $1.3591, 142,095 shares of the Company’s Series
B-2
Redeemable Convertible Preferred Stock at an exercise price of $1.9353 and 100,891 shares of the Company’s Series C Redeemable Convertible Preferred Stock at an exercise price of $2.9735. In connection with the Company’s Line of Credit (see Note 9), the Company issued a warrant to purchase 100,891 of its Series C Redeemable Convertible Preferred Stock at an exercise price of $2.9735. The fair values of the warrants were determined using the Black-Scholes option-pricing model with level 3 inputs, and is classified as a liability in the

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

consolidated balance sheet at December 31, 2021 and 2020. The assumptions used to determine the fair value of the warrant liabilities are as follows:

	As of December 31, 2021
	Series A-1	Series B	Series B-1	Series C
Fair value	$4.59	$4.58	$4.66	$4.84
Expected term (years)	1.81	2.09	2.41	4.37
Risk-free interest rate	0.73%	0.73%	0.85%	1.12%
Expected volatility	41.30%	41.30%	41.30%	41.30%
Expected dividends	—%	—%	—%	—%

	As of December 31, 2020
	Series A-1	Series B	Series B-1	Series C
Fair value	$4.20	$4.00	$4.26	$4.65
Expected term (years)	2.81	3.09	3.41	5.37
Risk-free interest rate	0.17%	0.17%	0.17%	0.40%
Expected volatility	40.00%	40.00%	40.00%	40.00%
Expected dividends	—%	—%	—%	—%
The assumptions used to determine the fair value of the common stock warrant liabilities issued in connection with the Mezzanine Loan as of December 31, 2021 are as follows:

2021
Fair value of common stock	$2.46
Dividend yield	—%
Volatility	41.30%
Risk-free interest rate	1.52%
Expected term (in years)	10
The activity for the warrant liabilities for the years ended December 31, 2021 and 2020 is as follows (in thousands):

	As of December
	2021	2020
Warrant liability, beginning	$1,162	$1,128
Common stock warrants issued during the year	70	—
Change in fair value	183	34

Warrant liability, ending	$1,415	$1,162

9.	LONG-TERM DEBT
In May 2019, the Company entered into a Loan and Security Agreement (“Term Loan”) for a term loan advance of $4.0 million. Proceeds from the Term Loan were used to repay an existing loan, which had an outstanding balance of $3.1 million on the date of the transaction. Monthly interest payments must be paid

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

for the first 20 months of the Term Loan at the greater of 6.25% or 1% above the prime rate. The rate that was in effect was 6.25% during the years ended December 31, 2021 and 2020. Principal payments began in January 2021 and continue for 30 consecutive months.
In connection with the debt, the Company issued a warrant to purchase 132,000 shares of common stock at an exercise price of $0.99 per share. The Company used the Black-Scholes valuation model to compute the value of the warrant, which was $0.2 million. The warrant is classified as equity and is treated as an issuance cost and amortized to interest expense over the term of the loan using the effective interest rate method.
In February 2021, the Company entered into an Amended Loan Agreement (“Amended Term Loan”) for $5.0 million at an interest rate of the greater of 5.25% or prime plus 1% with principal payments to begin in July 2022 and continue for 30 consecutive months with maturity of December 2024 as well as for a revolving line of up to $5.0 million with a maturity date of February 8, 2023. Proceeds from the Amended Term Loan were used to repay Term Loan, which had an outstanding balance of $3.8 million on the date of the transaction. The Company also entered into a Mezzanine Loan And Security Agreement (“Mezzanine Loan”) for up to $15.0 million at an interest rate of the greater of 7.25% or prime plus 4%. The Company drew $10.0 million from the Mezzanine Loan as of December 31, 2021. Principal payments begin July 2022 and continue for 30 consecutive months with maturity of December 2024. The Company incurred $0.2 million in issuance costs and amortized to interest expense over the term of the loan using the effective interest rate method. Management obtained a waiver for the associated financial covenants and the revolving line terminated on April 4, 2022. There were no financial covenants associated with the Amended Term Loan or the Mezzanine Loan.
In connection with the Amended Term Loan and Mezzanine Loan, the Company issued warrants to purchase up to 276,894 of common stock at an exercise price of $2.46 per share commensurate to the amounts drawn from the Amended Term Loan and Mezzanine Loan. The Company used the Black-Scholes valuation model to compute the value of the warrant, which was $0.3 million at execution. The value of the warrant is treated as an issuance cost and amortized to interest expense over the term of the loan using the effective interest rate method.
The assumptions used in the valuation of the warrants classified as equity are as follows:

	As of December 31,
	2021	2020
Fair value of common stock — Term Loan	$1.71	$1.71
Fair value of common stock — Amended Term Loan	$2.46	—
Fair value of common stock — Mezzanine Loan	$2.46 - $3.86	—
Dividend yield	— %	—%
Volatility	31.0% - 45.89%	40.0%
Risk-free interest rate	1.45% - 1.74%	2.42%
Expected term (in years)	10	10
As of December 31, 2021, the Company recorded a liability related to common stock warrants on undrawn funds from the Mezzanine Loan of $0.1 million. The fair values of the warrants were determined using the

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Black-Scholes option pricing model with level 3 inputs, and is classified as a liability in the consolidated balance sheet at December 31, 2021 (See Note 8).
The following table represents the Company’s short-term and long-term debt obligations (in thousands):

	As of December
	2021	2020
Short-term debt	$3,000	$1,600
Short-term portion of unamortized issuance cost	(122)	(74)

Short-term portion of debt, net	2,878	1,526

Long-term debt, less short-term debt	12,000	2,400
Long-term portion of unamortized debt discount	(315)	(92)

Long-term debt, net	11,685	2,308

Total debt, net	$14,563	$3,834

Maturities of the Company’s outstanding debt as of December 31, 2021 are as follows (in thousands):

Year ending	Amount
2022	$3,000
2023	6,000
2024	6,000

Total	15,000

10.	COMMON STOCK
The Company has authorized for issuance of 109,300,000 and 104,000,000 shares of common stock as of December 31, 2021 and 2020, respectively.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, if any, as declared by the board of directors after preferred stockholders have received payment. In the event of any liquidation, dissolution, or winding-up
of the Company, after the payment of all preferential amounts required to be paid to the holders of the Company’s preferred stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder. The Company has reserved 31,990,442 shares of common stock for the exercise of stock options authorized under the 2012 Stock Option and Grant Plan.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

The Company reserved the following shares of common stock for future issuances:

	As of December 31,
	2021	2020
Redeemable convertible preferred stock	57,553,624	53,994,894
Warrants for convertible preferred stock	435,448	435,448
Warrants for common stock	366,292	132,000
Options issued and outstanding under the 2012 Stock Option and Grant Plan	17,257,350	17,441,502
Options available under the 2012 Stock Option and Grant Plan	6,186,208	3,972,305

Total	81,798,922	75,976,149

Stock Compensation Expense
— In March 2012, the Company’s stockholders approved the 2012 Stock Option and Grant Plan (the “Plan”), which provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, unrestricted stock awards, and restricted stock units for the purchase of up to 555,555 shares of the Company’s common stock by employees, directors, and consultants of the Company. In October 2019, the Company increased the number of shares reserved under the Plan to 25,359,329. In November 2021, the Company increased the number of shares reserved under the Plan to 31,990,442.
Under the Plan, stock options may be granted to any employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of the Company’s stock). The Plan provides that the options shall be exercisable over a period not to exceed 10 years. The board of directors is responsible for the administration of the Plan and determines the term of each option, the option exercise price, the number of shares for which each option is exercisable and the vesting period. Options generally vest over a period of four years. At December 31, 2021 and 2020, 6,186,208 and 3,972,305 options were available for grant under the Plan, respectively. A summary of stock option activity for the years ended December 31, 2021 and 2020 under the Plan is as follows:

	Outstanding stock options	Weighted- average exercise price	Weighted- average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Balance at January 1, 2021	17,441,502	$1.17	7.8	$22,550
Granted	7,093,151	$2.88
Exercised	(3,868,708)	$0.72
Forfeited	(3,408,595)	$1.89

Balance at December 31, 2021	17,257,350	$1.83	7.4	$34,419

Exercisable at December 31, 2021	7,672,507	$0.97

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

	Outstanding stock options	Weighted- average exercise price	Weighted- average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Balance at January 1, 2020	17,865,282	$1.02	8.6	$3,339
Granted	2,055,163	$2.32
Exercised	(1,192,868)	$0.82
Forfeited	(1,286,075)	$1.33

Balance at December 31, 2020	17,441,502	$1.17	7.8	$22,550

Exercisable at December 31, 2020	9,055,551	$0.77

As of December 31, 2021 and 2020, 1,348,871 and 708,558, respectively, unvested early exercised options are not included as options outstanding; of which 1,311,250 and 686,971 unvested early exercised options relate to unvested early exercised options that were exercised under partial recourse notes, respectively. Refer to Note 12 for further detail on the partial recourse notes. The early exercise liability for unvested options not exercised under partial recourse notes was $0.1 million and $0.1 million as of December 31, 2021 and 2020.
The weighted average grant date fair value of options granted for the years ended December 31, 2021 and 2020 was $1.30 and $0.89, respectively. The aggregate fair value of options vested during the years ended December 31, 2021 and 2020 was $2.2 million and $3.4 million, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $11.9 million and $0.9 million. As of December 31, 2021 and 2020, there was $9.0 million and $6.1 million in unrecognized compensation expense that will be recognized over the next 2.8 and 2.5 years, respectively.
In 2019, the Company granted 1,296,011 options subject to vesting conditions upon a qualifying liquidation event. The Company will not recognize compensation expense for this award until the liquidation event occurs. Unrecognized compensation expense related to this award is $1.0 million as of December 31, 2021.
In 2021, the Company amended stock options for two former employees that resulted in $0.4 million of compensation charge and the acceleration of 112,500 shares that would otherwise not have vested.
Valuation Assumptions
The Company’s use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted requires the input of highly subjective assumptions. These assumptions and estimates are as follows:
Fair value
– Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences and privileges of the Company’s Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions and (vii) precedent transactions involving the Company’s shares.
Expected volatility
– Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options.
Expected term
– The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-free rate
– The Company uses the U.S. Treasury yield for its risk-free interest rate that corresponds with the expected term.
Expected dividend yield
– The Company utilizes a dividend yield of zero, as it does not currently issue dividends and does not expect to in the future.
The assumptions used to obtain estimated fair values for grants are as follows:

	As of December 31,
	2021	2020
Fair value of common stock	$2.78 - $3.78	$2.36 - $2.44
Dividend yield	0%	0%
Volatility	37.1% - 37.7%	35.6% - 38.7%
Risk-free interest rate	0.61% - 1.36%	0.34% - 0.64%
Expected term (in years)	5.8 - 6.1	5.9 - 6.1
The Company recorded stock-based compensation expense, excluding secondary sales and RSA’s (which are discussed below) as follows (in thousands):

	Year Ended December 31,
	2021	2020
Customer support and operations	$49	$37
Sales and marketing	185	98
Technology and development	495	316
General and administrative	2,276	1,971

	3,005	2,422
Capitalized stock-based compensation expense	287	205

Total	$3,292	$2,627

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Restricted Stock Awards
In July 2020, the Company issued 20,000 restricted stock awards (RSA) to a third-party consultant that was accounted for as compensation expense. The RSA’s were immediately vested and had a grant-date fair value of $2.41. There was no stock-based compensation expense recorded related to the RSA for the period ended December 31, 2021 and the Company recorded an immaterial amount of stock-based compensation expense related to the RSA for the period ended December 31, 2020 which is included in general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss.
In July 2021, the Company issued 2,547,650 restricted stock units (RSU) with a grant-date fair value of $3.65 to an employee that was accounted for as compensation expense. The RSU’s were forfeited during the year ended December 31, 2021 and no stock-based compensation expense was recorded for the period ended December 31, 2021.
A summary of RSA’s and RSU’s activity is as follows:

	As of December 31,
	2021	2020
Nonvested shares, beginning	—	—
Granted	2,547,650	20,000
Vested	—	(20,000)
Cancelled / Forfeited	(2,547,650)	—

Nonvested shares, ending	—	—
Weighted-average grant date fair value per share	$3.65	$2.41

11.	INCOME TAXES
The components of loss before income taxes is as follows (in thousands):

	Year Ended December 31,
	2021	2020
US	$(56,200)	$(35,110)
Foreign	(189)	129

	$(56,389)	$(34,981)

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

The Company’s provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2021	2020
Current:
Federal	$—	$—
State	4	10
Foreign	—	36

Total	4	46
Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total	—	—

Provision for income taxes	$4	$46

A reconciliation of the Company’s effective tax rate to the U.S. statutory rate is as follows (in thousands):

	Year Ended December 31,
	2021		2020
Tax expense at statutory rate of 21%	$(11,842)	21.00%	$(7,346)	21.00%
State taxes	(3,742)	6.64%	(1,515)	4.33%
Foreign tax provision	—	—%	36	(0.10)%
Other permanent items	86	(0.15)%	41	(0.12)%
Stock-based compensation	(182)	0.32%	420	(1.20)%
Other deferred adjustments	—	—%	(405)	1.16%
Change in valuation allowance	15,684	(27.81)%	8,815	(25.20)%

Provision for income taxes	$4	(0.01)%	$46	(0.13)%

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Components of deferred tax assets and liabilities is as follows (in thousands):

	Year Ended December 31,
	2021	2020
Deferred tax assets:
Depreciation & amortization	$54	$37
Reserves & accruals	216	205
Chargeback payable	68	—
163j carryforward	232	—
Lease liability	2,201	2,476
Stock-based compensation	760	623
Tax credits	41	41
Net operating loss carryforwards	39,573	25,110

Total gross deferred tax assets	43,145	28,492

Less valuation allowance	(41,837)	(26,152)
Total net deferred tax assets:	1,308	2,340

Deferred tax liabilities:
Right-Of-Use asset	(1,262)	(2,340)
481 (a) adjustment	(46)	—
Total gross deferred tax liability	(1,308)	(2,340)

Net deferred income tax asset (liability)	$—	$—

The valuation allowance increased by $15.7 million and $8.8 million for the years ended December 31, 2021 and 2020, respectively which was substantially charged to deferred tax expense. For the year ended December 31, 2021, the changes in valuation allowance were primarily due to changes in the Company’s deferred tax assets related to net operating losses in each year. For the year ended December 31, 2020, the changes in valuation allowance were primarily due to changes in the Company’s deferred tax assets related to net operating losses in each year and adoption of ASC 842 in 2019. Deferred tax assets are analyzed by Company management on a jurisdiction-by-jurisdiction
basis to determine whether a valuation allowance is required. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized in a particular tax jurisdiction. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a deferred tax asset. Based on losses since inception, the Company continues to maintain a full valuation allowance against its net deferred tax assets for U.S. income tax purposes.
At December 31, 2021 and 2020, the Company had federal net operating loss carryforward of approximately $150.2 million and $97.8 million, and state net operating loss carryforward of approximately $122.4 million and $69.2 million, respectively. With the exception of $120.9 million of federal net operating losses which can be carried forward indefinitely, the federal and state net operating losses, if not used, will begin to expire in 2029.
For December 31, 2021 and 2020, the Company had a federal research credit of $0.1 million. The federal research credit will begin to expire in 2032.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company’s ability to utilize net operating loss carryforwards or other tax attributes, such as research tax credits (under IRC Section 383), in any taxable year may be limited if it experiences an ownership change. As of December 31, 2021, the Company has not completed a formal Section 382 study on the potential limitation of its tax attributes. As any limitation imposed by Section 382 to a tax attribute would result in a corresponding offsetting change in valuation allowance for U.S. federal and state purposes, no impact to the effective tax rate would be required.
Uncertain Tax Positions (UTPs)
— A reconciliation of the beginning and ending amount of unrecognized tax benefits as follows (in thousands):

	Year Ended December 31,
	2021	2020
Unrecognized tax benefits — January 1	$43	$43
Gross increase — tax positions in current period	—	—

Unrecognized tax benefits — December 31	$43	$43

The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of income tax expense. To date, the Company has not recognized any interest or penalties in its consolidated statement of operations and comprehensive loss, nor has it accrued for or made payments for interest and penalties.
As of December 31, 2021, no unrecognized tax benefits would impact the effective tax rate due to the valuation allowance against certain deferred tax assets. The Company does not expect any material change in unrecognized tax benefits in the next 12 months.
The Company files income tax returns in the U.S. federal and various state and local jurisdictions and in Canada. The Company is subject to examination in U.S. federal, various state and local jurisdictions for all prior years. The examination period for Canada remains open as of 2018. There are no jurisdictions currently under examination.
The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 31, 2021 and 2020, because it intends to permanently reinvest such earnings outside of the United States. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place under the 2017 Tax Cuts and Jobs Act.

12.	RELATED PARTY
The Company extended a loan to certain executive officers in order to facilitate the early exercise of options to purchase shares of the Company’s common stock during the years ended December 31, 2021 and 2020 of $3.2 million and $0.3 million, respectively. The loans have five-year terms, bear interest between 0.89% - 1.07%, and are secured by the underlying shares of common stock. The notes are considered non-recourse
for accounting purposes and accordingly not considered a substantive exercise for accounting purposes. Notes that are issued within a short time frame or contemplated at the time of the grant of the underlying

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

stock options are accounted for as a new option grant; otherwise, the options are accounted for as a modification.

13.	NET LOSS PER SHARE
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by the weighted-average number of common shares outstanding during the period which includes potential dilutive common shares assuming the dilutive effect of outstanding stock options, redeemable convertible preferred stock and warrants for common and convertible preferred stock.
The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,
	2021	2020
Numerator:
Net loss	$(56,393)	$(35,027)
Denominator:
Weighted-average shares outstanding — basic and diluted	9,347,863	7,080,000

Net loss per common share — basic and diluted	$(6.03)	$(4.95)

Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows (in thousands):

	Year Ended December 31,
	2021	2020
Redeemable convertible preferred stock	57,554	53,995
Warrants for redeemable convertible preferred stock	435	435
Common stock warrants	366	132
Options for common stock and RSU’s	17,257	17,442
Unvested early exercised stock options	38	21

	75,650	72,025

14.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through November 11, 2022, the date on which the consolidated financial statements were issued, for events requiring recording or disclosure in the consolidated financial statements for the year ended December 31, 2021 and identified the following subsequent events:
Series E Financing
In January 2022, the Company issued 1,155,146 shares of Series E Preferred Stock to existing stockholders at a price of $9.75 per share for a total gross proceeds of $11.3 million.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Reduction in Force
In January 2022 and August 2022, the Company announced reductions in force that will reduce its current workforce by approximately 13% and 14%, respectively. The Company expects to recognize approximately $1.6 million in total for severance and related benefits for employees laid off under the reductions in force through August 2022. These charges are all cash charges. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.
Grant of stock options
In January 2022, the Company granted 2,082,244 options for common stock to an executive. The options vest as follows: (i) 50% of the shares underlying the option based on a time-based vesting schedule and (ii) 50% of the shares (the “performance options”) vest subject to the achievement of performance metrics. The Company subsequently cancelled the performance options in 2022.
Transaction Bonus
In April 2022, the Company granted a transaction bonus to an employee for $1.5 million contingent on a successful sale event for the Company.
SAFE Financing
In July 2022, the Company entered into a Simple Agreement for Future Equity for $5.0 million with an existing stockholder.
Merger Agreement
In August 2022, the Company entered into a definitive Merger Agreement with Colonnade Acquisition Corp. II, a special purpose acquisition company (“CLAA”) domiciled in the Cayman Islands, which will migrate to and domesticate as a Delaware corporation prior to the Closing Date (as defined below)
The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, CLAA will merge with and into Plastiq, with Plastiq surviving the merger as a wholly owned subsidiary of the Company. The transactions contemplated by the Merger Agreement together with the other related agreements are referred to herein as the “Transaction.” The time of the closing of the Transaction is referred to herein as the “Closing.” The date of the Closing is referred to herein as the “Closing Date.” In connection with the Transaction, the Company will be renamed “Plastiq Inc.” or another name to be determined by Plastiq in its reasonable discretion (“Plastiq Pubco”).
Under the Merger Agreement, the Plastiq stockholders and option holders will receive an aggregate of 40.0 million shares of Plastiq Pubco Stock (the “Aggregate Merger Consideration”) in exchange for the acquisition of all of Plastiq’s outstanding equity interests.

PLASTIQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(in thousands)

Pursuant to the Merger Agreement, each option to purchase shares of common stock of Plastiq (“Plastiq Common Stock”) that is outstanding as of immediately prior to the effective time of the Transaction (the “Effective Time”) will be converted into an option in Plastiq Pubco on substantially the same terms and conditions as are in effect with respect to each such option immediately prior to the Effective Time.
Pursuant to the Merger Agreement, each share of restricted stock of Plastiq (the “Plastiq Restricted Stock”) that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into a certain number of shares of restricted Plastiq Pubco Stock with substantially the same terms and conditions as were applicable to the related share of Plastiq Restricted Stock.
Pursuant to the Merger Agreement, immediately prior to the Effective Time, all of the warrants of Plastiq will be exercised in full on a cash or cashless basis or terminated without exercise (the “Plastiq Warrant Settlement”). Following the Plastiq Warrant Settlement, but immediately prior to the Effective Time, each share of preferred stock of Plastiq will be converted into a number of shares of Plastiq Common Stock at the then-effective conversion rate under Plastiq’s governing documents. At the Effective Time, all shares of Plastiq Common Stock will be converted into the right to receive a portion of the Aggregate Merger Consideration. Such portion of the Aggregate Merger Consideration will be calculated by multiplying the Exchange Ratio (as defined below) by the number of shares of Plastiq Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. The “Exchange Ratio” is the quotient obtained by dividing the Aggregate Merger Consideration by the fully-diluted number of shares of Plastiq Common Stock outstanding immediately prior to the Effective Time (excluding certain shares, as determined in accordance with the Merger Agreement).
Retention bonus pool
In connection with entering into the Merger Agreement, the Plastiq Board approved a retention bonus pool in the aggregate amount of $15.0 million for the award of retention bonuses to Plastiq employees.
Options modification
In September 2022, our Board of Directors approved a common stock option repricing program whereby previously granted and unexercised options held by current employees with exercise prices above $1.72 per share were repriced on a one-for-one
basis to $1.72 per share which represented the per share fair value of our common stock as of the date of the repricing. There was no other modification to the vesting schedule of the previously issued options.
Nearside Business Corp.
In September 2022, the Company entered into a merger agreement with Nearside Business Corp. (“Nearside”), a financial services company domiciled in Delaware in an all-stock transaction. As part of the consideration for the Nearside capital stock, an aggregate of up to $30.0 million in additional payments will become payable or issuable upon satisfaction of annual revenue milestones for 2023 through 2026. The acquisition of Nearside enables the Company to expand financial solutions to its customers by consolidating business banking, payment processing and cash flow management tools. The Company has not yet finalized the allocation of the purchase price to the fair value of the tangible assets, intangible assets and liabilities acquired.

Plastiq Inc.
Condensed consolidated financial statements (unaudited)
As of and for the nine months ended September 30, 2022 and 2021

PLASTIQ INC.

PLASTIQ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share amounts)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$338	$18,752
Restricted cash	8,335	10,302
Settlement assets	6,914	5,841
Funds receivable	9,811	4,400
Prepaid expenses and other current assets	5,678	2,164

Total current assets	$31,076	$41,459

Restricted cash, noncurrent	$1,950	$—
Property and equipment, net	9,924	6,586
Operating lease right-of-use assets, net	4,260	4,565
Goodwill	38,891	—
Other noncurrent assets	3,235	528

Total assets	$89,336	$53,138

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,646	$1,844
Settlement liabilities	6,914	5,841
Accrued expenses and other current liabilities	8,582	4,157
Deferred revenue, current	189	79
Short-term debt, net of unamortized issuance cost	10,878	2,878
Operating lease liabilities, current	2,024	1,554

Total current liabilities	33,233	16,353

Long-term debt, net of unamortized issuance cost	7,347	11,685
Warrant liability	356	1,415
Operating lease liabilities, noncurrent	5,294	6,413
Other noncurrent liabilities	626	626

Total liabilities	46,856	36,492

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.000001 par value, 67,133,934 shares authorized; 58,479,548 and 57,324,402 shares issued and outstanding; aggregate liquidation value of $182,374 and $171,109 as of September 30, 2022 and December 31, 2021, respectively	181,502	170,237
Stockholders’ deficit
Common stock, $0.000001 par value, 109,300,000 shares authorized; 41,701,325 and 11,182,861 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	3	—
Additional paid-in capital	83,048	19,707
Accumulated other comprehensive loss	(452)	(152)
Accumulated deficit	(221,621)	(173,146)

Total stockholders’ deficit	$(139,022)	$(153,591)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$89,336	$53,138

The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
(In thousands)

	Nine months ended September 30,
	2022	2021
Net revenues	$56,387	$32,948
Operating expenses
Transaction expenses	47,808	27,055
Transaction and credit losses	1,910	2,144
Customer support and operations	2,908	2,002
Sales and marketing	11,848	10,538
Technology and development	19,093	11,969
General and administrative	21,113	14,605

Total operating expenses	104,680	68,313

Loss from operations	(48,293)	(35,365)

Other expense (income)
Interest expense	944	627
Change in fair value of warrant liability	(989)	153
Other expense (income)	180	577

Other expense (income), net	135	1,357

Net loss before income taxes	(48,428)	(36,722)

Income tax expense	47	11
Net loss	$(48,475)	$(36,733)

Other Comprehensive loss, net of tax:
Net foreign currency translation gain (loss)	(300)	25

Comprehensive loss	$(48,775)	$(36,708)

Net loss per share
Basic and diluted	$(3.50)	$(4.17)
Weighted average shares
Basic and diluted	13,860,511	8,817,323
The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)
(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of January 1, 2021	53,765,672	135,704	7,350,756	$—	$13,771	$(110)	$(116,753)	$(103,092)

Exercise of options for common stock	—	—	3,756,090	—	2,411	—	—	2,411
Vesting of early exercised stock options	—	—	—	—	(63)	—	—	(63)
Issuance of equity-classified warrants	—	—	—	—	235	—	—	235
Stock-based compensation	—	—	—	—	2,718	—	—	2,718
Other comprehensive income	—	—	—	—	—	25	—	25
Net loss	—	—	—	—	—	—	(36,733)	(36,733)

Balances as of September 30, 2021	53,765,672	$135,704	11,106,846	$—	$19,072	$(85)	$(153,486)	$(134,499)

Balances as of January 1, 2022	57,324,402	$170,237	11,182,861	$—	$19,707	$(152)	$(173,146)	$(153,591)

Issuance of Series E preferred stock, net of issuance cost of $171	1,155,146	11,265	—	—	—	—	—	—
Exercise of options for common stock	—	—	500,384	—	515		—	515
Issuance of common stock in connection with Nearside Acquisition	—	—	30,018,080	3	57,532	—	—	57,535
Vesting of early exercised stock options	—	—	—	—	45	—	—	45
Stock-based compensation	—	—	—	—	5,249	—	—	5,249
Other comprehensive loss	—	—	—	—	—	(300)	—	(300)
Net loss	—	—	—	—	—	—	(48,475)	(48,475)

Balances as of September 30, 2022	58,479,548	$181,502	41,701,325	$3	$83,048	$(452)	$(221,621)	$(139,022)

The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)
(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of July 1, 2021	53,765,672	135,704	10,628,553	$—	$17,251	$(144)	$(137,463)	$(120,356)

Exercise of options for common stock, net of repurchases	—	—	478,293	—	416	—	—	416

Vesting of early exercised stock options	—	—	—	—	2	—	—	2
Issuance of equity-classified warrants	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,403	—	—	1,403
Other comprehensive income	—	—	—	—	—	59	—	59
Net loss	—	—	—	—	—	—	(16,023)	(16,023)

Balances as of September 30, 2021	53,765,672	$135,704	11,106,846	$—	$19,072	$(85)	$(153,486)	$(134,499)

Balances as of July 1, 2022	58,479,548	$181,502	11,605,350	$—	$22,342	$(232)	$(201,062)	$(178,952)
Exercise of options for common stock, net of repurchases	—	—	77,895	—	112		—	112
Issuance of common stock in connection with Nearside Acquisition	—	—	30,018,080	3	57,532	—	—	57,535
Vesting of early exercised stock options	—	—	—	—	19	—	—	19
Stock-based compensation	—	—	—	—	3,043	—	—	3,043
Other comprehensive loss	—	—	—	—	—	(220)	—	(220)
Net loss	—	—	—	—	—	—	(20,559)	(20,559)

Balances as of September 30, 2022	58,479,548	$181,502	41,701,325	$3	$83,048	$(452)	$(221,621)	$(139,022)

The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(48,475)	$(36,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,738	1,241
Stock-based compensation, net of amounts capitalized	4,959	2,481
Change in fair value of common and preferred stock warrants	(1,059)	223
Amortization of debt issuance costs	162	163
Non-cash lease expense	790	1,404
Change in assets and liabilities:
Prepaid expenses and other assets	242	(2,060)
Funds receivable	(5,411)	(10,019)
Accounts payable	1,361	1,529
Deferred revenue	110	31
Accrued and other liabilities	(442)	8,838
Operating lease liabilities	(1,152)	(1,306)

Net cash used in operating activities	(46,177)	(34,208)

Cash flows from investing activities
Capitalized internal-use software costs	(5,371)	(3,223)
Purchases of property and equipment	(85)	(228)
Acquisition, net of cash and restricted cash acquired	20,025	—

Net cash provided by (used in) investing activities	14,569	(3,451)

Cash flows from financing activities
Proceeds from issuance of Series E preferred stock, net of issuance cost of $0	11,265	—
Proceeds from issuance of common stock	515	2,646
Proceeds from long-term debt	5,000	15,000
Repayment of long-term debt	(3,303)	(4,000)
Settlement liabilities	(951)	386
Payment of debt issuance costs	—	(464)

Net cash provided by financing activities	12,526	13,568

Effects of foreign exchange on cash	(300)	25

Net decrease in cash, cash equivalents, and restricted cash	(19,382)	(24,066)

Cash, cash equivalents, and restricted cash - beginning	31,238	34,196

Cash, cash equivalents and restricted cash - ending	$11,856	$10,130

Restricted cash	$10,285	$9,041
Cash in settlement assets	$1,233	$1,089
Cash and cash equivalents - ending	$338	$—
Supplemental disclosure information
Cash paid for interest	$508	$314
Supplemental schedule of non-cash investing and financing activities
Settlement assets in transit	$2,024	$9,191
Settlement liabilities in transit	$(2,024)	$(9,191)
Stock-based compensation expense capitalized for internal-use software	$290	$237
Vesting of early exercised stock options	$45	$(63)
Shares issued in connection with the Nearside acquisition	$57,532	$—
Contingent consideration recognized in connection with the Nearside acquisition	$150	$—
Early exercise liability recognized in connection with the Nearside acquisition	$56	$—
Deferred transaction costs	$1,281	$—
The accompanying notes are an integral part of these financial statements.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION
Company and Background
— Plastiq Inc. was incorporated as a Delaware corporation on January 19, 2012. Plastiq Inc. (together with its subsidiaries, the “Company”, “Plastiq”, “we”, “us”, or “our”), empowers credit cardholders to make payments with their credit card of choice at any time, regardless of merchant acceptance, by utilizing payment processing services offered by the Company. The Company operates in the United States and Canada. Payments processed by the Company primarily consist of vendor invoices tied to the operations of small or medium sized businesses (“SMB”), that typically do not offer credit card payment options as a merchant, and payment alternatives related to general expenses for individual consumers.
On September 8, 2022, the Company completed the acquisition of Nearside Business Corp. (“Nearside”), to strengthen our position to better deliver compelling financial products and services that expand access to more SMBs and drive incremental revenue for merchants of all sizes. See Note 15, Business Combinations for further details.
Basis of Presentation and Consolidation
— The condensed consolidated financial statements and accompanying notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Plastiq Canada Inc., PLV Inc., and Nearside. All intercompany balances and transactions have been eliminated in consolidation.
The interim financial information is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2021. Interim results are not necessarily indicative of the results for a full year.
Risks and Uncertainties
— The Company is subject to certain risks and uncertainties, including, but not limited to, a limited operating history; the need for additional capital or financing to fund operating losses; new product development, including market education and acceptance; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; the ability to obtain or maintain licenses to support current and future businesses; competition from alternative products and services, both from other early stage and larger more established companies; general economic conditions; the impact of the
COVID-19
pandemic; the ability to attract and retain qualified employees and key personnel; and the ability to achieve sustained profitable operations. Successful completion of the Company’s development programs, and ultimately, the attainment of profitable operations are dependent upon future events, including, among other things, the ability to access potential markets; actual or anticipated changes in technology, products, markets or services by the Company or its competitors; the addition or loss of significant customers; the ability to secure financing; changes in government regulation affecting the business; scaling and adaptation of existing technology and infrastructure; management of the Company’s growth; the protection of customers’ information and other privacy concerns; and the protection of the Company’s brand and intellectual property.
Going Concern
— The accompanying condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has experienced net operating losses and negative cash flows from operations since inception. The Company has accumulated a deficit of approximately of $221.6 million and $173.1 million as of the

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

nine months ended of September 30, 2022 and as of the year ended December 31, 2021, respectively and management expects to incur additional losses in the foreseeable future. The Company’s ability to generate positive cash flows from operations is dependent upon its ability to generate revenue, to generate sufficient cash flow to meet its obligations on a timely basis, and ultimately to attain a successful level of operations. Additional financing may be required to generate sufficient cash flows to meet its obligations on a timely basis, and ultimately to attain a successful level of operations. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
In response to these conditions, the Company intends to secure additional resources of equity or debt financing from new and existing investors to meet its cash spending requirements. While the Company is expected to continue raising additional sources of equity or debt financing, as it has historically, there can be no assurance that the Company will be successful. As the ability to raise additional equity or debt financing is outside of management’s control, we cannot conclude that management’s plans will be effectively implemented within twelve months from the date the financial statements are issued. As such, management believes substantial doubt exists as to the Company’s ability to continue as a going concern and is not alleviated by management’s plans.
The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Emerging Growth Company Status
— The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
— The preparation of the Company’s condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the condensed consolidated financial statements include but are not limited to internal-use
software, the valuation of common stock, stock-based compensation, and the valuation of warrant liabilities. The Company evaluates these estimates on an ongoing basis. These estimates are informed by experience, information available and other assumptions that the Company believes are reasonable under the circumstances. Actual results could differ from management’s estimates.
Segment Information
— The Company’s chief operating decision maker reviews financial information presented on a condensed consolidated basis for purposes of allocating resources and evaluating financial performance. As such, the Company has a single operating and reportable segment structure. All the Company’s long-lived assets are in the United States.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Cash, Cash Equivalents, and Restricted Cash
— Cash and cash equivalents consist of highly liquid marketable securities with original maturities of three months or less at the time of purchase and consist primarily of money market accounts. Cash balances less than zero arise due to the timing of collection of customer receivables. Credit balances in cash and cash equivalents are reclassified to current liabilities on the condensed consolidated balance sheets.
The Company’s restricted cash consists of deposits held with payment processors and issuing banks that assist the Company in executing payment transactions.
Settlement Assets and Liabilities
— Amounts collected from the Company’s customers and amounts to be remitted to merchants are included in settlement assets and settlement liabilities, respectively. Such amounts represent the customer funds from payments made by the Company’s customers via its online payment platform, which typically settle within two to four business days.
Fair Value of Financial Instruments
— The Company applies fair value accounting for all financial assets and liabilities and non-financial
assets and liabilities that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis.
The Company accounts for fair value in accordance with Accounting Standards Codification (ASC) 820,
Fair Value Measurements and Disclosures
. Fair value is defined under Financial Accounting Standards Board (FASB) ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to ensure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three-tier hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1
— Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2
— Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level 3
— Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
The Company’s financial instruments include cash equivalents, accounts payable, settlement assets and liabilities, funds receivable and common and preferred stock warrants. Cash equivalents are principally stated at amortized cost, which approximates their fair value. The recorded carrying amount of accounts payable, settlement assets and liabilities and funds receivable approximates their fair value due to their short-term nature. Common and preferred stock warrants are reported at fair value. The aggregate fair value of the common and preferred stock warrant liabilities were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy.
Concentrations of Credit Risk
— The Company had one customer during the nine months ended September 30, 2022 and 2021 that individually contributed to revenue of 11% and 10%, respectively.
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. Although the Company deposits its cash with financial institutions that may

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

exceed federally insured limits, the associated risk of concentration for cash and cash equivalents is mitigated by banking with creditworthy institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents to date. The Company has no significant off-balance-sheet
concentration of credit risks such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.
For the nine months ended September 30, 2022 and 2021, 7% and 11%, respectively, of the Company’s revenues were generated in Canada.
Property and Equipment
— Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related assets as follows:

Computer equipment and software	3 years
Leasehold improvements	Lesser of 2-4 years or remaining lease term
Furniture and fixtures	7 years
Expenditures for improvements are capitalized, and expenditures for maintenance and repairs are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation is removed from the related accounts, and the resulting gain or loss, if any, is reflected in other expense, net in the condensed consolidated statement of operations and comprehensive loss.
The Company capitalizes the costs to develop its
internal-use
software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of three years. Costs incurred prior to meeting these criteria, in addition to costs incurred for training and maintenance, are expensed as incurred.
Goodwill
— Goodwill represents the excess of purchase price over the fair value of net assets acquired from our acquisitions. As of September 30, 2022, goodwill is provisional pending finalization of the allocation of the purchase price to the fair value of assets and liabilities acquired including identifiable intangible assets.
Goodwill is not amortized, but instead it is assessed for impairment at the reporting unit level on an annual basis or more frequently if indicators of impairment exist.
The goodwill impairment test is performed at the reporting unit level. We evaluate and tests the recoverability of goodwill for impairment at least annually during the fourth quarter of each fiscal year or more often if and when circumstances indicate that goodwill may not be recoverable. We initially perform a qualitative analysis to determine if it is more likely than not that the goodwill balance is impaired. If a qualitative assessment is not performed or if a determination is made that it is not more likely than not that the fair value of the reporting unit exceeds its carrying amount, then we will perform a quantitative analysis to compare the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit is less than its carrying value, then the resulting difference will be recorded as a charge to operations in the condensed consolidated statements of operations and comprehensive loss in the period in which the determination is made.
The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. See Note 15.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Depreciation, Amortization and Impairment
— The Company evaluates the useful lives of property and equipment on an annual basis and records depreciation and amortization in customer support and operations, sales and marketing, technology and development, and general administrative expense on the condensed consolidated statement of operations and comprehensive loss. The Company evaluates its long-lived assets for impairment, including property and equipment and capitalized software, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss. There were no impairment losses recognized on long-lived assets during the nine months ended September 30, 2022 and 2021.
Revenue Recognition
— Revenue is recognized when promised services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled to payment in exchange for those services.
The Company determines revenue recognition through the following steps:

a.	Identification of the contract, or contracts, with a customer;

b.	Identification of the performance obligations in the contract;

c.	Determination of the transaction price;

d.	Allocation of the transaction price to the performance obligations in the contract; and

e.	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Plastiq platform enables its customers to pay with a credit card to vendors that do not typically accept credit card payments. The Company earns its revenue primarily by collecting a transaction fee (the “Plastiq Fee”) for completing the payment process for our customers using the Plastiq platform. Transaction processing costs charged to the Company, including interchange fees, are recorded as “transaction expenses” in the statement of operations and comprehensive loss.
Volume rebates are generally offered to customers as an incentive to increase business and customer engagement. The rebate programs include contracted rebates based on customer’s transactions made during a specific period. Volume rebates are collectively recorded as a contra revenue and are included in net revenue on the condensed consolidated statement of operations and comprehensive loss. During the nine months ended September 30, 2022 and 2021, the Company recognized $1.1 million and $1.3 million, respectively, in volume rebates.
Costs to Obtain a Contract
— Sales commissions earned by the Company’s sales force are considered to be incremental and recoverable costs of obtaining a contract with a customer. The Company determined that the expected period of benefit of such costs would be less than one year and as a result is electing the practical expedient to expense such costs in the period incurred.
Transaction Expenses
— Transaction expenses is primarily comprised of the costs the Company incurs to accept a customer’s funding source of payment. These costs include interchange fees paid to payment networks as well as fees paid to payment processors and other financial institutions to draw funds from a customer’s debit or credit card. Transaction expenses also include fees paid to disbursement partners to enable a transaction.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Transaction and Credit Losses
— Transaction losses consist of expense associated with fraud, chargebacks and operational losses, net of recoveries. The Company is exposed to transaction losses due to credit card fraud as well as nonperformance from sellers who accept payments through the Plastiq platform. The Company establishes an allowance for estimated losses arising from completing customer transactions, such as chargebacks for unauthorized credit card use and merchant-related chargebacks due to non-delivery
or unsatisfactory delivery of purchased items. This allowance represents an accumulation of the estimated amounts of probable transaction losses as of the reporting date, including those which we have not yet identified. The allowance is monitored regularly and is updated based on actual data received, including actual claims data reported by third-party payment processors. The allowance is based on known facts and circumstances, internal factors including experience with similar cases, historical trends involving loss payment patterns, the mix of transaction and loss types, as applicable. Additions to the allowance are reflected as a component of transaction and credit losses on our condensed consolidated statement of operations and comprehensive loss. The allowance for transaction losses as of September 30, 2022 and 2021 was $0.3 million and $0.3 million, respectively, included in accrued expenses and other current liabilities on the condensed consolidated balance sheets.
Stock-Based Compensation
— Stock-based compensation includes expenses related to stock option awards issued to employees and certain non-employee
directors and expenses related to secondary transactions. The fair value of stock options under our equity plans is determined on the date of grant utilizing the Black-Scholes option pricing model, which is impacted by the fair value of our common stock, as well as other inputs. These inputs include the expected common stock price volatility over the term of the awards, the expected term of the awards, risk-free interest rates, and expected dividend yield.
The Company recognizes stock-based compensation expense for stock-based awards on a straight-line basis over the period during which an award holder is required to provide services in exchange for the award (generally the vesting period of the award). The Company accounts for forfeitures as they occur.
Redeemable Convertible Preferred Stock Warrant Liability
— Upon issuance, the Company’s warrants to purchase redeemable convertible preferred stock are classified as a liability on the balance sheets at fair value as the underlying preferred stock is considered redeemable (See Note 9). The warrants are subject to re-measurement
to fair value at each balance sheet date, and any change in fair value is recognized in the statement of operations and comprehensive loss as change in fair value of warrant liability. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the conversion of the underlying shares of redeemable convertible preferred stock, the completion of a liquidation event, or the completion of an public offering. Upon the exercise, expiration, or the completion of a liquidation event, the related warrant liability will be reclassified to additional paid-in
capital.
Funds Receivable
— Funds receivable arise due to the timing difference between when customer funds are settled or received from payment processors and when the funds are disbursed or paid to the designated payees. Due to a clearing period before the cash is settled in the Company’s accounts, usually two to four business days, and when the Company initiates disbursement, there are instances when the Company would disburse the customer funds before settlement occurs. In these instances, the Company classifies these disbursements as funds receivable.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Prepaid expenses and other current and noncurrent assets
— Prepaid expenses and other current and noncurrent assets consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Accounts receivable	$1,538	$254
Prepaid expenses and other	2,881	1,932
Deposits	3,213	506
Deferred transaction costs	1,281	—

Total prepaid expenses and current and noncurrent assets	$8,913	$2,692

Deferred transaction costs consist of expenses incurred in connection with Plastiq’s plan to become publicly traded, including legal and other related costs. After Plastiq becomes publicly traded, these deferred costs will be reclassified to stockholders’ deficit and recorded against the proceeds from the transaction. As of September 30, 2022, Plastiq recorded $1.3 million of deferred transaction costs in other current assets on the condensed consolidated balance sheet. If Plastiq terminates its plan to become publicly traded or if there is a significant delay, all of the deferred transaction costs will be immediately written off to expenses in the condensed consolidated statements of operations and comprehensive loss. As of September 30, 2022, Plastiq had not incurred such write-offs.
Foreign Currency Translation
— The functional currency for the Company’s foreign subsidiary is the Canadian dollar. Assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue, costs, and expenses are translated at the average exchange rate prevailing during the period. Foreign currency translation adjustments are a component of accumulated other comprehensive loss, presented in the Company’s condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit and carried over to the condensed consolidated balance sheets under stockholders’ deficit.
Income Taxes
— The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balance is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is provided to reduce the deferred tax asset to the amount that will more likely than not be realized.
The Company recognizes the tax benefits on any uncertain tax positions taken or expected to be taken in the condensed consolidated financial statements when it is more likely than not the position will be realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The tax benefits recognized in the condensed consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes estimated interest and penalties related to uncertain tax positions as a part of the provision

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Accounting Pronouncements Not Yet Adopted
— In June 2016, FASB issued ASU
2016-13,
Financial Instruments — Credit Losses (Topic 326)
: Measurement of Credit Losses on Financial Instruments, and has since issued various amendments including ASU
2018-19,
ASU
2019-04,
and ASU
2019-05.
The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model, replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The new guidance will be effective for the Company beginning January 1, 2023, though early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.
In January 2020, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)
: Simplifying the Accounting for Income Taxes. ASU
2019-12
removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. This ASU will be effective for annual periods beginning after December 15, 2020, and interim periods beginning after December 15, 2020. ASU
2019-12
will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt ASU
2019-12
under the private company transition guidance beginning January 1, 2022 and does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements.

3.	REVENUE
The Company earns transaction revenues primarily from fees charged to merchants and consumers on a transaction basis. Typically, the Company’s fee is a fixed percentage of the transaction, however, it also collects fees related to wires, foreign exchange and other transaction specific charges.
The Company considers the acceptance of credit card payment information, review and approval of the transaction and submitting the payment to the vendor as inputs to a combined output for the customer. The combined service offering is greater than the sum of the individual activities, which are highly integrated and interrelated and collectively make up a single performance obligation to process a customer payment. Revenue is primarily recognized once the customer payment has been completely processed and payment has been disbursed to the recipient.
Contracts with individual users on the platform are typically perpetual and may be terminated at any time without penalty. Contract terms with corporate account programs are typically less than one year and do not contain termination for convenience clauses. Contracts generally renew automatically without any significant material rights.
The Company recognizes transaction-based fee revenue from customers on a gross basis as the Company is the principal with respect to completing a payment transaction. As a principal to the transaction, the Company controls the service of completing payments on the Plastiq Platform. The Company controls the authorization, risk management and fulfillment of the performance obligation for processing the payment from submission to disbursement. This includes the risk of any chargebacks, refunds, and guarantees whereby the Company may be responsible for reimbursing the customer for late fees. The Company also has latitude in determining the transaction fee charged to the customer and is responsible for providing support to customers.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

The Company recognizes subscription-based revenue from customers as it is earned. Subscription fees are paid by customers each month and are recognized ratably over subscription period. Subscription fees were not material for the nine months ended September 30, 2022 and 2021.
The following table presents our revenue disaggregated by primary geographical market where revenues are attributable to the country in which the billing address of the customer is located (in thousands):

	Nine Months Ended September 30,
	2022	2021
Primary geographical
United States	$52,625	$29,312
Canada	3,762	3,636

Total revenue	$56,387	$32,948

4.	FAIR VALUE MEASUREMENT
The following table summarizes the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	September 30, 2022
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Preferred stock warrant liabilities	$—	$—	$356	$356
Contingent consideration	$—	$—	$150	$150

Total financial liabilities	$—	$—	$506	$506

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Common stock warrant liabilities	$—	$—	$104	$104
Preferred stock warrant liabilities	$—	$—	$1,311	$1,311

Total financial liabilities	$—	$—	$1,415	$1,415

In September 2022, the Company recognized $0.2 million of contingent consideration in connection with the Nearside acquisition. The inputs used in determining the fair value of the contingent consideration were based on unobservable inputs and have been recognized as level 3 financial liability. We have recorded this liability within accrued expenses and other current liabilities as of September 30, 2022. See Note 15 for additional details.
The Company’s policy is to recognize transfers into and transfers out of fair value hierarchy levels at the end of each reporting period. During the nine months ended September 30, 2022 and 2021, there was no transfers between levels in the fair value hierarchy.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

5.	PROPERTY AND EQUIPMENT, NET AND CAPITALIZED INTERNAL-USE SOFTWARE
Property and equipment and capitalized
internal-use
software consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Internal-use software costs	$15,486	$9,824
Computer equipment	1,658	1,247
Furniture and fixtures	103	—

Total Property and equipment	$17,247	$11,071
Less, accumulated depreciation and amortization	(7,323)	(4,485)

Total Property and equipment, net	$9,924	$6,586

Depreciation and amortization expense for the nine months ended September 30, 2022 and 2021 were $2.7 million $1.2 million, respectively.

6.	GOODWILL
The following table represents the changes in goodwill (in thousands):

Balance at January 1, 2022	$—
Additions from acquisition - provisional	38,891
Impairment loss	—

Balance at September 30, 2022	38,891
See Note 15 for additional information regarding the Company’s acquisition including recognition of provisional goodwill.

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following (in thousands):

	September 30, 2022	December 31, 2021
Accrued compensation	$2,529	$2,042
Accrued chargebacks	298	302
Accrued rebates and refunds payable	406	288
Other accrued expenses	5,349	1,525

Total accrued expenses and other current liabilities	$8,582	$4,157

8.	LEASES
Leases — The Company enters into office facility lease and sublease agreements. The Company’s operating lease is comprised of office facilities relating to its corporate headquarters in San Francisco.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

In September 2022, in connection with the Nearside Transaction, the Company acquired one operating lease for certain office space with a contractual lease period that expires in February 2024. Lease payments consist primarily of fixed rental payments for the right to use the underlying leased asset over the lease terms as well as variable payments for common area maintenance and administrative services.
The Company’s lease expense and sublease income were as follows:

	Nine Months Ended September 30,
	2022	2021
Lease expense	$1,326	$1,499
Sublease income	$(789)	$—
The operating cash flows associated with operating leases for the nine months ended September 30, 2022 was $0.8 million. Additional balance sheet information related to leases was as follows:

September 2022
Operating lease right-of use asset	$4,260
Weighted average lease term	3.5 years
Weighted average discount rate	6.16%
The current portion of the operating lease liability is included within operating lease liabilities, current while the non-current
portion is included within operating lease liabilities, noncurrent on the condensed consolidated balance sheets.
Future minimum lease payments under operating leases as of September 30, 2022 are as follows:

As of September 30, 2022
Year:
Remaining in 2022	$597
2023	2,437
2024	2,193
2025	2,195
2026	738
Total	8,160

Less: imputed interest	(842)

Total	$7,318

9.	COMMITMENTS AND CONTINGENCIES
Litigation — From time to time the Company is subject to, and it is presently involved in, litigation and other legal proceedings. Accounting for contingencies requires the Company to use judgment related to both the likelihood of a loss and the estimate of the amount or range of loss. The Company records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of September 30, 2022 and December 31, 2021, no loss contingency has been recorded in connection with legal proceedings arising in the ordinary course of business.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Redeemable Convertible Preferred Stock
— The rights and preferences of the Company’s convertible preferred stock are as follows:
Dividends — Holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E shall be entitled to receive, in preference to the holders of the common stock of the Company, dividends, when and if declared by the board of directors, out of funds legally available. As of September 30, 2022 and December 31, 2021, no dividends have been declared.
Liquidation — Upon any liquidation, dissolution, or
winding-up
of the Company, holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution an amount per share equal to the greater of: (i) the original issue price, initially $0.6384, $1.1487, $1.0218, $1.3591, $1.9353, $2.9735, $5.8824 and $9.752 per share for the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E respectively, plus all accumulated unpaid dividends or (ii) such amount per share as would have been payable had all shares of the Series A, Series
A-1,
Series B, and
Series B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, or winding-up
of the Company (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”).
Conversion — Each share of the Series A, Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is convertible into one share of common stock at any time at the option of the holder. The Series
A-1
Redeemable Convertible Preferred Stock is convertible to 1.044 shares of common stock. These conversion ratios are subject to adjustments resulting from stock dividends and splits, stock and option sales, and expirations or changes in the conversion price.
Upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $17.6472 per share and aggregate proceeds of $50 million or (b) the occurrence of an event specified by vote or written consent of a majority of the holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock, all outstanding shares of preferred stock shall automatically be converted into shares of common stock, at the then effective conversion rate and such shares may not be reissued by the Company.
Voting — The holders of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock are entitled to vote on all corporate matters together with the holders of common stock. Each share of the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is then convertible. Each share of the Series A, Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock is currently convertible into one share of common stock. Each share of
Series A-1
is currently convertible into 1.044 shares of common stock.
Contingent Redemption — In the event of a liquidation event, the shares of Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock are eligible for redemption by the Company, at a price a price per share equal to the Series A, Series
A-1,
Series B, Series
B-1,
Series
B-2,
Series C, Series D and Series E Redeemable Convertible Preferred Stock liquidation amount, respectively. The Company is required to send a notice of such redemption to all holders of preferred stock at least 90 days prior to such redemption. The Company is required to apply all of its assets

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

to make payment in the case of any such redemption. If the assets available to make payment are not sufficient to redeem all outstanding shares of preferred stock, the Company is required to ratably redeem each holders’ shares of preferred stock to the fullest extent of such assets.
Redeemable convertible preferred stock consisted of the following (in thousands, except share data):

	September 30, 2022
	Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference
Series A	$0.638	3,681,072	3,681,072	$2,286	$2,350
Series A-1	$1.149	5,314,544	5,197,023	5,891	5,970
Series B	$1.022	9,855,559	9,785,801	9,871	9,998
Series B-1	$1.359	6,906,074	6,906,074	9,268	9,385
Series B-2	$1.935	7,868,616	7,726,521	14,894	14,952
Series C	$2.974	9,303,006	9,164,281	27,162	27,249
Series D	$5.882	11,899,900	11,304,900	66,332	66,500
Series E	$9.752	12,305,163	4,713,876	45,798	45,970

				$181,502	$182,374

	December 31, 2021
	Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference
Series A	$0.638	3,681,072	3,681,072	$2,286	$2,350
Series A-1	$1.149	5,314,544	5,197,023	5,891	5,970
Series B	$1.022	9,855,559	9,785,801	9,871	9,998
Series B-1	$1.359	6,906,074	6,906,074	9,268	9,385
Series B-2	$1.935	7,868,616	7,726,521	14,894	14,952
Series C	$2.974	9,303,006	9,164,281	27,162	27,249
Series D	$5.882	11,899,900	11,304,900	66,332	66,500
Series E	$9.752	12,305,163	3,558,730	34,533	34,705

				$170,237	$171,109

Since the Redeemable Convertible Preferred Stock is contingently redeemable outside of the Company’s control, the Company has classified redeemable convertible preferred stock as temporary equity on the condensed consolidated balance sheets.
At September 30, 2022 and December 31, 2021, the Company had outstanding warrants to purchase 117,521 shares of the Company’s Series
A-1
Redeemable Convertible Preferred Stock at an exercise price of $1.1487 per share, 58,722 shares of the Company’s Series B Redeemable Convertible Preferred Stock at an exercise price of $1.0218 per share, 11,036 shares of the Company’s Series
B-1
Redeemable Convertible Preferred Stock at an exercise price of $1.3591, 142,095 shares of the Company’s Series
B-2
Redeemable Convertible Preferred Stock at an exercise price of $1.9353 and 100,891 shares of the Company’s Series C Redeemable Convertible Preferred Stock at an exercise price of $2.9735. In connection with the Company’s Line of Credit (see Note 10), the Company issued a warrant to purchase 100,891 of its Series C Redeemable Convertible Preferred Stock at an exercise price of $2.9735. The fair values of the warrants were determined

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

using the Black-Scholes option-pricing model with level 3 inputs, and is classified as a liability in the condensed consolidated balance sheet at September 30, 2022 and December 31, 2021. The assumptions used to determine the fair value of the warrant liabilities are as follows:

	September 30, 2022
	Series A-1	Series B	Series B-1	Series C
Fair value	$2.29	$2.27	$2.43	$2.60
Expected term (years)	0.50	0.50	0.50	0.50
Risk-free interest rate	3.92%	3.92%	3.92%	3.92%
Expected volatility	59.40%	59.40%	59.40%	59.40%
Expected dividends	—%	—%	—%	—%

	December 31, 2021
	Series A-1	Series B	Series B-1	Series C
Fair value	$4.59	$4.58	$4.66	$4.84
Expected term (years)	1.81	2.09	2.41	4.37
Risk-free interest rate	0.73%	0.73%	0.85%	1.12%
Expected volatility	41.30%	41.30%	41.30%	41.30%
Expected dividends	—%	—%	—%	—%
In August 2022, the Company amended these warrants to be terminated or exercised immediately prior to the Closing Date of the Merger Agreement. The Company recognized $0.1 million change in fair value of warrant liability in connection with the amendment within the condensed consolidated statements of operations and comprehensive loss as of September 30, 2022.
The activity for the warrant liabilities for the nine months ended September 30, 2022 and 2021 is as follows (in thousands):

	Nine Months Ended September 30,
	2022	2021
Warrant liability, beginning	$1,415	$1,162
Common stock warrants issued	—	70
Common stock warrants forfeited	(104)	—
Change in fair value	(955)	153

Warrant liability, ending	$356	$1,385

10.	LONG-TERM DEBT
In May 2019, the Company entered into a Loan and Security Agreement (“Term Loan”) for a term loan advance of $4.0 million. Proceeds from the Term Loan were used to repay an existing loan, which had an outstanding balance of $3.1 million on the date of the transaction. Monthly interest payments must be paid for the first 20 months of the Term Loan at the greater of 6.25% or 1% above the prime rate. Principal payments began in January 2021 and continue for 30 consecutive months.
In connection with the debt, the Company issued a warrant to purchase 132,000 shares of common stock at an exercise price of $0.99 per share. The Company used the Black-Scholes valuation model to compute the

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

value of the warrant, which was $0.2 million. The warrant is classified as equity and is treated as an issuance cost and amortized to interest expense over the term of the loan using the effective interest rate method.
In February 2021, the Company entered into an Amended Loan Agreement (“Amended Term Loan”) for $5.0 million at an interest rate of the greater of 5.25% or prime plus 1% with principal payments to begin in July 2022 and continue for 30 consecutive months with maturity of December 2024 as well as for a revolving line of up to $5.0 million with a maturity date of February 8, 2023. Proceeds from the Amended Term Loan were used to repay Term Loan, which had an outstanding balance of $3.8 million on the date of the transaction. The Company also entered into a Mezzanine Loan And Security Agreement (“Mezzanine Loan”) for up to $15.0 million at an interest rate of the greater of 7.25% or prime plus 4%. The Company drew $10.0 million from the Mezzanine Loan as of December 31, 2021. Principal payments begin July 2022 and continue for 30 consecutive months with maturity of December 2024. The Company incurred $0.2 million in issuance costs and amortized to interest expense over the term of the loan using the effective interest rate method. Management obtained a waiver for the associated financial covenants and the revolving line terminated on April 4, 2022. There were no financial covenants associated with the Amended Term Loan or the Mezzanine Loan.
In connection with the Amended Term Loan and Mezzanine Loan, the Company issued warrants to purchase up to 276,894 of common stock at an exercise price of $2.46 per share commensurate to the amounts drawn from the Amended Term Loan and Mezzanine Loan. The Company used the Black-Scholes valuation model to compute the value of the warrant, which was $0.3 million at execution. The value of the warrant is treated as an issuance cost and amortized to interest expense over the term of the loan using the effective interest rate method. As of September 30, 2022, the Mezzanine Loan draw period expired, and the common stock warrant liability associated with the undrawn funds also terminated.
The assumptions used in the valuation of the warrants classified as equity are as follows:

	September 30, 2022	December 31, 2021
Fair value of common stock - Term Loan	$1.71	$1.71
Fair value of common stock - Amended Term	$2.46	$2.46
Fair value of common stock - Mezzanine Loan	$2.46 - $3.86	$2.46 - $3.86
Dividend yield	— %	— %
Volatility	31.0% - 45.89%	31.0% - 45.89%
Risk-free interest rate	0.93% - 2.42%	0.93% - 2.42%
Expected term (in years)	10	10

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

The following table represents the Company’s short-term and long-term debt obligations (in thousands):

	September 30, 2022	December 31, 2021
Short-term debt	$6,000	$3,000
Short-term portion of unamortized issuance	(122)	(122)

Short-term portion of debt, net	5,878	2,878

Long-term debt, less short-term debt	7,500	12,000
Long-term portion of unamortized debt	(153)	(315)

Long-term debt, net	7,347	11,685

Total debt, net	$13,225	$14,563

In July 2022, the Company received $5.0 million in connection with executing a Simple Agreement for Future Equity (“SAFE”) with an existing investor. The Company treated this as short-term debt as of September 30, 2022.
Maturities of the Company’s outstanding debt as of September 30, 2022 are as follows (in thousands):

Year ending	Amount
Remaining in 2022	$1,500
2023	6,000
2024	6,000

Total	13,500

11.	COMMON STOCK
As of September 30, 2022 and December 31, 2022, the Company has authorized for issuance of 109,300,000 shares of common stock.
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, if any, as declared by the board of directors after preferred stockholders have received payment. In the event of any liquidation, dissolution, or winding-up
of the Company, after the payment of all preferential amounts required to be paid to the holders of the Company’s preferred stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder. The Company has reserved 31,990,442 shares of common stock for the exercise of stock options authorized under the 2012 Stock Option and Grant Plan.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

The Company reserved the following shares of common stock for future issuances:

	September 30, 2022	December 31, 2021
Redeemable convertible preferred stock	58,708,770	57,553,624
Warrants for convertible preferred stock	435,448	435,448
Warrants for common stock	366,292	366,292
Options issued and outstanding under the 2012 Stock Option and Grant Plan including 2018 Nearside Plan	18,896,449	17,257,350
Options available under the 2012 Stock Option and Grant Plan	6,686,051	6,186,208

Total	85,093,010	81,798,922

Stock Compensation Expense
— In March 2012, the Company’s stockholders approved the 2012 Stock Option and Grant Plan (the “Plan”), which provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, unrestricted stock awards, and restricted stock units for the purchase of up to 555,555 shares of the Company’s common stock by employees, directors, and consultants of the Company. In October 2019, the Company increased the number of shares reserved under the Plan to 25,359,329. In November 2021, the Company increased the number of shares reserved under the Plan to 31,990,442.
Under the Plan, stock options may be granted to any employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of the Company’s stock). The Plan provides that the options shall be exercisable over a period not to exceed 10 years. The board of directors is responsible for the administration of the Plan and determines the term of each option, the option exercise price, the number of shares for which each option is exercisable and the vesting period. Options generally vest over a period of four years. At September 30, 2022 and December 31, 2021, 6,686,051 and 6,186,208 options were available for grant under the Plan.
In September 2022, in connection with the acquisition of Nearside, the Company assumed the Nearside Stock Plan (“Nearside Plan”) and the outstanding vested and unvested options. Refer to Note 15 for additional details regarding vesting. The total number of common stock options issued and outstanding was 1,307,875 at acquisition. Under the assumed Nearside Plan, no new options will be granted and any cancelled or forfeited options will be retired. At September 30, 2022, there were no options available for grant under the Nearside Plan. At September 30, 2022, there were 1,025,865 options outstanding.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

A summary of stock option activity for the nine months ended September 30, 2022 under the Plan is as follows:

	Outstanding stock options	Weighted- average exercise price	Weighted-average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Balance at January 1, 2022	17,257,350	$1.83	7.4	$34,419
Granted	13,580,183	$2.39
Exercised	(515,092)	$0.99
Forfeited	(11,425,992)	$3.03

Balance at September 30, 2022	18,896,449	$1.46	7.0	$11,922

Exercisable at September 30, 2022	9,737,602	$1.10

As of September 30, 2021, 1,360,801 unvested early exercised options are not included as options outstanding; of which 1,311,250 unvested early exercised options relate to unvested early exercised options that were exercised under partial recourse notes, respectively. Refer to Note 13 for further detail on the partial recourse notes. There were no new unvested early exercised as of September 30, 2022. The early exercise liability for unvested options not exercised under partial recourse notes was less than $0.1 million and $0.1 million as of September 30, 2022 and December 31, 2021.
The weighted average grant date fair value of options granted for the nine months ended September 30, 2022 and 2021 was $0.92 and $1.38, respectively. The aggregate fair value of options vested during the nine months ended September 30, 2022 and 2021 was $6.4 million and $1.9 million , respectively. The aggregate intrinsic value of options exercised during the during the nine months ended September 30, 2022 and 2021 was $1.3 million and $9.2 million, respectively. As of September 30, 2022, there was $10.2 million in unrecognized compensation expense that will be recognized over the next 2.6 years.
In 2019, the Company granted 1,296,011 options subject to vesting conditions upon a qualifying liquidation event. The Company will not recognize compensation expense for this award until the liquidation event occurs. Unrecognized compensation expense related to this award is $1.0 million as of September 30, 2022.
In 2022, the Company granted 1,041,122 options the vesting of which is subject to the achievement of certain performance metrics. The Company did not recognize compensation expense for this award as of September 30, 2022. the Company subsequently cancelled these options in November 2022.
In September 2022, our Board of Directors approved a common stock option repricing program whereby previously granted and unexercised options held by current employees with exercise prices above $1.72 per share were repriced on a one-for-one
basis to $1.72 per share which represented the per share fair value of our common stock as of the date of the repricing. There was no other modification to the vesting schedule of the previously issued options. This resulted in an additional stock-based compensation expense of $0.7 million.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Total stock-based compensation expense, classified in the accompanying condensed consolidated statements of operations and comprehensive loss was as follows (in thousands):

	Nine months ended September 30,
	2022	2021
Customer support and operations	$101	$35
Sales and marketing	137	127
Technology and development	1,137	546
General and administrative	3,874	2,010

Total stock-based compensation expense	$5,249	$2,718

Capitalized stock-based compensation	(290)	(237)

Total stock-based compensation expense	$4,959	$2,481

12.	INCOME TAXES
The Company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate adjusted for the effect of discrete items arising in that quarter. The Company’s provision for income taxes has not been historically significant to the business as the Company has incurred operating losses to date. The provision for income taxes consists of state taxes in the U.S. and foreign taxes in jurisdictions in which the Company conducts business. The Company’s provision for income taxes were immaterial for the nine months ended September 30, 2022 and 2021, with an effective tax rate of (0.10)% and (0.03)%, respectively. The effective tax rate differs from the U.S. statutory tax rate primarily due to the recording of a full valuation allowance against the net deferred tax assets.

13.	RELATED PARTY
The Company extended a loan to certain executive officers in order to facilitate the early exercise of options to purchase shares of the Company’s common stock during the nine months ended September 30, 2021 of $3.2 million. The loans have five-year terms, bear interest between 0.89% - 1.07%, and are secured by the underlying shares of common stock. No new loans were extended during the nine months ended September 30, 2022. The note is considered non-recourse
for accounting purposes and accordingly not considered a substantive exercise for accounting purposes. Notes that are issued within a short time frame or contemplated at the time of the grant of the underlying stock options are accounted for as a new option grant; otherwise, the options are accounted for as a modification.
In September 2022, the Company repurchased shares from certain employees that were initially purchased from the Company using the Notes in April and May 2021. This transaction was accounted for as a cancellation without the concurrent grant of a replacement award. This resulted in the recognition of $1.1 million of additional stock-based compensation and $1.1 million in payroll taxes.

14.	NET LOSS PER SHARE
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by the weighted-average

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

number of common shares outstanding during the period which includes potential dilutive common shares assuming the dilutive effect of outstanding stock options, redeemable convertible preferred stock and warrants for common and convertible preferred stock.
The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	Nine Months Ended September 30,
	2022	2021
Numerator
Net loss	$(48,475)	$(36,733)
Denominator:
Weighted-average shares outstanding – basic and diluted	13,860,511	8,817,323

Net loss per common share – basic and diluted	$(3.50)	$(4.17)

Potentially dilutive securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows (in thousands):

	September 30,
	2022	2021
Redeemable convertible preferred stock	58,709	53,995
Warrants for redeemable convertible preferred stock	435	435
Common stock warrants	366	366
Options for common stock and RSU’s Plan	18,896	17,091
Unvested early exercised stock options	11	50
Unvested restricted stock awards	956	—

	79,373	71,937

15.	SIGNIFICANT TRANSACTIONS
Acquisition of Nearside Business Corp.
On September 8, 2022, the Company acquired Nearside. A minority investor in Plastiq was also a minority investor in Nearside at the time to the acquisition. Nearside offers lines of credit to small business owners who may not be able to get credit from more traditional sources. Nearside was incorporated in April 2018 and operates out of San Francisco, California. The acquisition is expected to strengthen Plastiq’ balance sheet position to assist in funding current operations, augment the Plastiq team through acquired headcount with strong fintech experience, and expand financial service offerings to cross-sell to the Plastiq customer base.
The aggregate purchase consideration was $59.6 million, which consisted of approximately $57.2 million in shares of common stock of the Company, $0.2 million of contingent consideration, treated as a liability, based on achieving certain milestones and is included as part of the purchase price, $0.4 million paid in cash, and replacement awards of $1.8 million, which are options or restricted stock award (“RSA”) assumed by Plastiq to purchase its common stock granted under the Nearside 2018 Equity Incentive Plan.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

As part of the stock consideration, the Company purchased 789,283 shares of Nearside common stock from certain stockholders, who became Plastiq employees upon completion of the acquisition, at a price of $5.067947 per share. The agreement provides the Company with a two-year
service-based lapsing put right on the shares purchased by the Company. The purchase price per share in the secondary transaction was in excess of the fair value of the Company’s common stock at the time of the transaction. The Company will recognize the excess of the purchase price over the fair value of the Company’s common stock of $2.5 million in stock-based compensation expense over the service-based lapsing put period. As such, the adjusted aggregate purchase consideration, net of $1.5 million of retired Plastiq common stock purchased, was $58.1 million, which consisted of approximately $55.7 million in shares of common stock of the Company, $0.2 million in contingent consideration, $0.4 million paid in cash, and $1.8 million in replacement awards.
The contingent consideration is based on the achievement of a revenue target for the period January 1, 2023 through December 31, 2023 (“2023 Milestone Payment”), for the period January 1, 2024 through December 31, 2024 (“2024 Milestone Payment”), for the period January 1, 2025 through December 31, 2025 (“2025 Milestone Payment”), and for the period January 1, 2026 through December 31, 2026 (“2026 Milestone Payment” collectively, “Milestone Payments”). Further, the amount of each of the foregoing Milestone Payments are reduced on a dollar-for-dollar
basis for any amounts paid or that become payable pursuant to the Milestone Parent RSUs upon achievement of the applicable foregoing Nearside Revenue Target. The Milestone Payments consists of consideration up to $7.5 million during each annual period from 2023 through 2026, with the amount paid equal to 100% attainment to target in each year and settled in shares of Plastiq’s common stock. The Milestone Payment is recorded at fair value with changes in fair value recognized in earnings. The estimated fair value of the Milestone Payment is determined by using a Monte Carlo Simulation scenario-based analysis that estimates the fair value based on the probability-weighted present value of the expected future cash flows, considering possible outcomes based on actual and forecasted results. The estimated fair value of the Milestone Payment upon issuance was $0.2 million. There was no change to the value of the Milestone Payment as of September 30, 2022.
The Company also assumed the Nearside Stock Plan and the outstanding vested and unvested options and RSAs to purchase shares of Nearside stock thereunder, and such options and RSAs become exercisable to purchase shares of Plastiq common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option and RSA. The Company estimated the fair value of the vested and unvested options and RSAs at the completion of the acquisition at $2.9 million. Of the total consideration, $1.8 million was allocated to purchase price, and $1.1 million was allocated to future service and will be expensed over the remaining requisite service periods. Vesting schedules vary based on the Nearside Stock Plan. The estimated fair value of the replacement awards was determined using the Black-Scholes option pricing model. The share conversion ratio of 1.0652 was applied to convert Nearside’s outstanding stock awards into shares of Plastiq common stock.
The Company incurred transaction related expenses of $0.4 million, which was recorded under general and administrative expenses in the consolidated statements of operations.
The acquisition was accounted for as a business combination and the total purchase consideration was preliminarily allocated to the net tangible assets and liabilities based on their fair values on the acquisition date and the excess was recorded to goodwill. The preliminary values assigned to the assets acquired and liabilities assumed are based on preliminary estimates of fair value available as of the date of these financial statements and may be adjusted during the measurement period of up to 12 months from the date of acquisition as further information becomes available. As of September 30, 2022, no amounts have yet been

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

assigned to identifiable intangible assets as part of the acquisition transaction. Any changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in adjustments to goodwill. See subsequent event Note 16 for further information regarding the winding down of Nearside.
The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

At September 8, 2022
Consideration
Cash consideration	377
Fair value of contingent consideration	150
Acquirer stock consideration	59,109

Fair value of total consideration transferred:	59,636

Recognized amounts of identifiable assets acquired, and liabilities assumed:
Cash and cash equivalents	19,801
Prepaid expenses and other current assets	5,157
Property and equipment, net	330
Operating lease right-of-use asset, net	485
Restricted cash, noncurrent	2,119
Other noncurrent assets	25
Total assets acquired	27,917
Accounts payable	160
Accrued expenses and other current liabilities	4,706
Operating lease liability	503
Term debt	1,803
Total liabilities assumed	7,172
Total identifiable net assets	20,745

Goodwill - provisional	38,891

Total consideration	59,636

Goodwill represents the future economic benefits arising from other assets that could not be individually identified and separately recognized, such as the acquired assembled workforce of Nearside. The goodwill is not deductible for tax purposes.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

The following table reflects the pro forma consolidated total revenue and net loss for the periods presented as if the acquisition of Nearside had occurred on January 1, 2021 and combines the historical results of Plastiq and Nearside. This supplemental unaudited pro forma information is based upon accounting estimates and judgments that we believe are reasonable and includes certain adjustments to conform accounting standards to U.S. GAAP. This supplemental unaudited pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of what actual results would have occurred, or of results that may occur in the future.

	For the nine months ended September 30,
	2022	2021
Revenue	56,758	32,938
Net loss	(75,676)	(49,155)
Reduction in Force
In August 2022, the Company announced reductions in force that reduced its current workforce by approximately 14%. The Company recognized approximately $0.9 million in total for severance and related benefits for employees laid off under the reduction in force through August 2022. These charges are all cash charges.

16.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through January 13, 2023 for events requiring recording or disclosure in the condensed consolidated financial statements for the period ended September 30, 2022 and identified the following subsequent events:
Retention Bonus
Of the total $15.0 million Retention Bonus Pool approved by the Plastiq Board in August 2022 for Plastiq employees, the Company approved $5.0 million of retention bonuses to Plastiq employees through 2022. These awards are subject to one or two installments with the following vesting conditions: 50% - 100% of the retention bonus on the later of January 1, 2023, or five business days after the Closing Date as set forth in the Merger Agreement and 50% on the later of July 1, 2023, or five business days after the Closing Date as set forth in the Merger Agreement.
Nearside
In November 2022, management and the Board of Directors determined to wind-down the operations of Nearside. Subsequent to the acquisition, management learned that Nearside lacked the technology, security, and controls to sell into its customer base. Given the gaps in the technology and the cost/time it would take to achieve commercial feasibility, management and the Board of Directors ultimately made the decision to completely shut down Nearside. Accordingly, management will evaluate for potential impairment of goodwill, intangible, and other assets during the fourth quarter.

PLASTIQ INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands)

Nearside Sublease Agreement
In November 2022, the Company entered into a sublease agreement for the
15-month
period through February 2024. Sublease income is expected to be $0.2 million per year.
Financing Agreement
In November 2022, the Company entered into a Financing Agreement (“Financing Agreement”) with a third-party investment firm. Pursuant to the Financing Agreement, the Company can request term loan advances in an aggregate principal amount up to $40.0 million. Each advance shall either be a Reference Rate Loan or a Term SOFR Loan (both terms as defined in the Financing Agreement). Both a Reference Rate Loan and a Term SOFR Loan bears interest on the outstanding principal amount thereof until paid in full. Interest on each loan is payable (i) in the case of a Reference Rate Loan, quarterly, (ii) in the case of a Term SOFR Loan, three months from the commencement of the Term SOFR Loan and (iii) in case of both the Reference Rate Loan and the Term SOFR Loan, on maturity. The Reference Rate Loan bears interest at (i) the greatest of (a) 5.01531%, (b) the federal funds rate plus 0.50%, (c) the Term SOFR (which rate is calculated based upon an interest period of one month, determined on a daily basis) plus 1.00%, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States (ii) plus an applicable margin of 9.0%. Any Term SOFR Loan shall bear interest equal to the Adjusted Term SOFR (as defined in the Blue Torch Agreement) plus an applicable margin of 10.0%. The Term Loan is subject to certain financial covenants related to monthly revenue, liquidity, and monthly cash burn restrictions. Proceeds from borrowings under the Financing Agreement were used in part to repay existing indebtedness.

On January 5, 2023, the Company received a notice of default from the third-party investment firm in which the third-party investment firm claims that the Company is in breach of the Financing Agreement as a result of the Company posting cash collateral to secure a letter of credit and issuing such letter of credit, as well as breaching the Financing Agreement’s liquidity covenant. In the notice of default, the third-party investment firm expressly reserved all of its rights available to it in these events of default. The Company is currently evaluating these allegations. However, if the Company is unable to reach a resolution with the third-party investment firm, the third-party investment firm could proceed with exercising its remedies under the agreement, including accelerating the Company’s obligations under the agreement, which would have a material adverse effect on the Company. If it is concluded that an event of default has occurred, an increase of 2.0% in the interest rate would be applied to the outstanding principal and the remaining outstanding principal will be classified as short-term debt.
Note Purchase Agreements
In November 2022, the Company entered into a Note Purchase Agreement to sell and issue up to $15.0 million of Convertible Promissory Notes that would convert automatically into shares of preferred stock issued by the Company in a qualified financing or into SPAC shares after the closing of the SPAC transaction. Issued Convertible Promissory Notes have interest rates of 10% and maturity dates one year from the date of the Note Purchase Agreement. Additionally, the $5 million SAFE investment from an existing investor in July 2022 was converted into Convertible Promissory Notes. In total, the Company issued $9.1 million of Convertible Promissory Notes to new and existing investors in November and December 2022.

NEARSIDE BUSINESS CORP.
Consolidated Financial Statements
Year Ended December 31, 2021

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Shareholders
of Nearside Business Corp.
Opinion
We have audited the accompanying consolidated financial statements of Nearside Business Corp. (a Delaware corporation), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nearside Business Corp. as of December 31, 2021, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Nearside Business Corp. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Nearside Business Corp.’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Nearside Business Corp.’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Nearside Business Corp.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Certified Public Accountants
Canfield, Ohio
October 31, 2022

NEARSIDE BUSINESS CORP.
Consolidated Balance Sheet
As of December 31, 2021
(In thousands, except share and per share amounts)

2021
Assets
Current assets:
Cash	$48,652
Loans receivable, net	347
Prepaid expenses and other current assets	1,088

Total current assets	50,087
Property and equipment, net	222
Operating lease right-of-use asset	727
Restricted cash equivalent	169
Other assets	15

Total assets	$51,220

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$104
Accrued expenses and other current liabilities	254
Debt, current portion	1,193
Operating lease liability, current	329

Total current liabilities	1,880
Debt, net of current portion	1,397
Operating lease liability, noncurrent	418
Other liabilities	33

Total liabilities	3,728

Commitments and contingencies (Note 10)
Convertible preferred stock, $0.00001 par value; 8,629,973 shares authorized, issued and outstanding; aggregate liquidation preference value of $75,159	74,996
Stockholders’ deficit:
Common stock, $0.00001 par value; 17,000,000 shares authorized; 5,800,407 shares issued and outstanding	1
Additional paid-in capital	1,608
Related party receivable	(71)
Accumulated other comprehensive loss	(11)
Accumulated deficit	(29,031)

Total stockholders’ deficit	(27,504)

Total liabilities and stockholders’ deficit	$51,220

The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Consolidated Statement of Operations and Comprehensive Loss
Year Ended December 31, 2021
(In thousands)

2021
Interest income
Loans	$111
Other	3
Interest expense
Corporate borrowings	204

Net interest expense	(90)
Non-interest income
Card interchange, net	91

Total non-interest income	91

Total revenue, net	1
Provision for credit losses	386
Non-interest expense
Cost of operations	3,256
General and administrative	5,703
Sales and marketing	3,703
Research and development	4,162
Other expense, net	60

Total non-interest expense	16,884

Loss before provision for income taxes	(17,269)
Provision for income taxes	7

Net loss	(17,276)
Other comprehensive loss, net of tax
Unrealized loss on foreign currency translation	(11)

Comprehensive loss	$(17,287)

The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit
Year Ended December 31, 2021
(In thousands, except share and per share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Related Party Receivable	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2021	5,768,760	$17,509	5,650,186	$1	$113	$(52)	$—	$(11,755)	$(11,693)
Issuance of common stock upon exercise of stock options	—	—	22,245	—	10	—	—	—	10
Issuance of restricted common stock	—	—	185,716	—	—	—	—	—	—
Reclassification of warrant liability to stockholders’ equity	—	—	—	—	119	—	—	—	119
Unvested restricted common stock awards repurchased	—	—	(57,740)	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	8	—	—	—	8
Vesting of restricted stock common stock awards	—	—	—	—	8	—	—	—	8
Issuance of Series B convertible preferred stock, net of issuance costs of $88	2,861,213	57,487	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	306	—	—	—	306
Stock-based compensation expense related to secondary transactions	—	—	—	—	1,044	—	—	—	1,044
Issuance of loans to related party	—	—	—	—	—	(69)	—	—	(69)
Proceeds from repayment of related party note receivable	—	—	—	—	—	50	—	—	50
Unrealized loss on foreign currency translation	—	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	—	(17,276)	(17,276)

Balances at December 31, 2021	8,629,973	$74,996	5,800,407	$1	$1,608	$(71)	$(11)	$(29,031)	$(27,504)

The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Consolidated Statement of Cash Flows
Year Ended December 31, 2021
(In thousands)

2021
Cash flows from operating activities:
Net loss	$(17,276)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	33
Stock-based compensation	1,350
Amortization of debt issuance costs	11
Allowance for credit losses	396
Change in fair value of warrant liability	110
Non-cash operating lease cost	310
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,039)
Accounts payable	104
Accrued expenses and other liabilities	244
Operating lease liabilities	(303)

Net cash used in operating activities	(16,060)

Cash flows from investing activities:
Purchases of property and equipment	(128)
Net increase in loans	(291)

Net cash used in investing activities	(419)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	57,487
Proceeds from exercise of stock options, including early exercises	10
Proceeds from repayment of receivable from related party	50
Issuance of loans to related party	(69)
Repayments of borrowings	(517)

Net cash provided by financing activities	56,961

Effect of exchange rate changes on cash and restricted cash equivalents	(11)

Net increase in cash and restricted cash equivalents	40,471
Cash and restricted cash equivalents - beginning of year	8,350

Cash and restricted cash equivalents - end of year	$48,821

Reconciliation of cash and restricted cash equivalents
Cash	48,652
Restricted cash equivalents	169

Total cash and restricted cash equivalents	$48,821

Supplemental disclosures of cash flow information:
Cash paid for interest	$167
Supplemental disclosures of noncash investing and financing activities:
Vesting of early exercised stock options and restricted stock awards	$16
Reclassification of warrant liability to additional paid-in capital	$119
The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(1)	Description of Business and Summary of Significant Accounting Policies
Description of Business
Nearside Business Corp., formerly known as Hatch Credit, Inc., (“the Company” or “Nearside”) is a financial technology company that offers bank accounts and lending products to small business owners to help them grow their business. Its goal is to offer accessible bank accounts and credit for micro-small businesses that do not have access to such services. The Company was incorporated in the state of Delaware in 2018 and is headquartered in San Francisco, California. The Company has a wholly owned subsidiary in Canada.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the consolidated accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are used to determine the useful lives of long-lived assets, incremental borrowing rates for right-of-use
operating lease assets and operating lease liabilities, collectability of loans receivable, valuation of stock-based compensation, fair value of common stock, uncertain income tax positions, and income tax valuation allowances. The Company evaluates these estimates and assumptions each reporting period and adjusts them accordingly. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to significant concentration of credit risk consist primarily of cash, restricted cash equivalents, and loans receivable. The Company’s cash and restricted cash equivalents are generally held with large financial institutions. Deposits held with these financial institutions are in excess of the amount of FDIC insured limits provided on such deposits.
The Company provides its services to a wide variety of customers. To reduce credit risk, management performs ongoing credit evaluations of the financial condition of significant customers. As of December 31, 2021, no single customer represented more than 10% of loans receivable. During the year ended December 31, 2021, no single customer represented more than 10% of the Company’s interest income and one customer made up all of the Company’s interchange revenue.
Convertible
Preferred
Stock
Convertible Preferred Stock is contingently redeemable outside of the Company’s control. The Company has classified convertible preferred stock as temporary equity on the consolidated balance sheets.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Fair Value of Financial Instruments
The Company measures its financial assets and liabilities at fair value each reporting period using a fair value hierarchy that prioritizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.
The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:
Level 1 inputs:
Unadjusted, quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level
 2 inputs:
Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level
 3 inputs:
Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Restricted Cash Equivalents
Restricted cash equivalents consist of money market funds with original maturities of 90 days or less from the purchase settlement date and are restricted for use as they are designated as collateral for a letter of credit related to the Company’s operating lease.
Loans Receivable, Net
The Company’s loans receivable are revolving micro lines of credit offered to small businesses and sole proprietors. Loans receivable are measured at amortized cost in the accompanying consolidated balance sheet. The amortized cost of a loan receivable is the outstanding unpaid principal balance and accrued interest net of allowances for credit losses.
Loan Interest Receivable
Interest income on loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income is recognized to the extent paid or if the analysis is performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual status when the future collectability of interest and principal is not expected. When classified as nonaccrual, which occurs after 90 days of nonpayment, the Company stops accruing interest and reverses all accrued by unpaid interest through interest income as of such date. Loan interest receivable was $4 as of December 31, 2021 and is included in loans receivable in the consolidated balance sheet. The Company had 211 loans that were in nonaccrual status at December 31, 2021. Loan interest receivable written off during the year ended December 31, 2021 was $10, all of which were accrued during 2021.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Impairment and Allowance for Credit Losses
Loans receivable are considered impaired when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. An allowance for credit losses on loans receivable is established through a provision for credit losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Company believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Company’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan receivable portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the customer’s payment history, and current economic conditions. The Company wrote-off
loans receivable of $323 during the year ended December 31, 2021. The Company had gross loans receivable of $425, presented net of $78 of credit loss reserves as of December 31, 2021.
The primary credit quality indicator that is important to understanding the overall credit performance of our loan borrowers and their ability to repay are reflected by delinquency status. The Company monitors this credit quality indicator on an ongoing basis.
The following table presents the amortized cost basis, excluding allowances for credit losses, by either current status or delinquency status of the date indicated:

		Delinquent Loans
	Current	30-59 Days	60-89 Days	≥ 90 Days	Total Delinquent Loans	Total Loans
As of December 31, 2021	$311	$14	$13	$87	$114	$425
Property and Equipment, Net
Property and equipment, net is stated at cost less accumulated depreciation. Depreciation on property and equipment is calculated on a straight-line basis over the estimated useful lives of five to seven years. Maintenance and repairs are charged to expenses as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the respective accounts, and any gain or loss on such sale or disposal is reflected in the accompanying consolidated statement of operations and comprehensive loss.
Internal-Use
Software Development Costs
Costs incurred for the development of internal platform software are expensed as incurred based on the frequency and agile nature of development. The Company uses agile development methodologies to help respond to new technologies and trends and rapidly changing customer needs. Agile development methodologies are characterized by a more dynamic development process with more frequent and iterative revisions to a product releases’ features and functions as the software is being developed. Due to the shorter development cycle and focus on rapid production associated with agile development, the Company did not capitalize any amounts for internal software development costs through December 31, 2021 due to the relatively short duration between the completion of the working model and the point at which a product is ready for general release.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Accounting for Impairment of Long-Lived Assets
The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group, based on discounted cash flows. There were no such impairment losses during the year ended December 31, 2021.
Operating Leases
The Company determines if an arrangement is a lease, or contains a lease, by evaluating whether there is an identified asset and whether the Company controls the use of the identified asset throughout the period of use. The Company determines the classification of the lease, whether operating or financing, at the lease commencement date, which is the date the leased assets are made available for use.
The Company uses the
non-cancelable
lease term when recognizing the
right-of-use
(“ROU”) assets and lease liabilities unless it is reasonably certain that a renewal or termination option will be exercised. The Company accounts for lease components and non-lease
components as a single lease component. Modifications are assessed to determine whether incremental differences result in new contract terms and accounted for as a new lease or whether the additional right of use should be included in the original lease and continue to be accounted with the remaining ROU asset.
Operating lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. Lease payments consist of the fixed payments under the arrangement, less any lease incentives. Variable costs, such as common area maintenance costs, are not included in the measurement of the ROU assets and lease liabilities but are expensed as incurred. As the implicit rate of the leases is not determinable, the Company uses an incremental borrowing rate in determining the present value of the lease payments. Lease expenses are recognized on a straight-line basis over the lease term.
The Company has elected the practical expedient to not recognize ROU assets on lease arrangements with a term of 12 months or less. Lease expense for such arrangements is recognized on a straight-line basis over the term of the lease.
Revenue Recognition
The Company accounts for revenue contracts with customers by applying the requirements of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU)
No. 2014-09,
Revenue from Contracts with Customers (Topic 606).
Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services. To achieve this core principle, the Company applies the following five steps:

•	Identification of the contract with the customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Company earns interchange revenue (“interchange”) when banking customer account-linked debit cards are used. Interchange revenue from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The Company is an agent in these transactions and recognizes revenue net of any interchange paid to the principal.
Interest Income
Interest associated with the Company’s loans receivable measured at amortized cost is recognized within interest income in the consolidated statement of operations and comprehensive loss. The Company stops accruing interest and reverses all accrued but unpaid interest when a loan is placed on nonaccrual status. Loans are returned to accrual status if the loans are brought to nondelinquent status or have performed in accordance with the contractual terms for a reasonable period of time and, in management’s judgement, will continue to make scheduled periodic principal and interest payments.
Cost of Operations
Cost of operations consists primarily of personnel-related costs, including stock-based compensation expenses, for the Company’s customer success and payment operations teams, certain costs that are directly attributed to processing customers’ transactions (merchant processing fees and card fees, including any shipping & handling), cost for maintaining, optimizing, and securing the Company’s platform infrastructure, and hosting expenses.
General and Administrative
General and administrative expenses primarily consist of personnel-related costs, including stock-based compensation, of the Company’s finance, legal, human resources, and administrative personnel, overhead allocations, allowances for credit losses, fraud losses, and fees paid for professional services, including legal, tax, and accounting services. General and administrative costs are expensed as incurred.
Sales and Marketing
Sales and marketing expenses primarily consist of personnel-related costs, stock-based compensation, sales commissions, travel and travel-related costs, costs of advertising, and overhead allocations associated with the Company’s sales and marketing. Sales and marketing costs, with the exception of deferred contract costs, are expensed as incurred.
Research and Development
Research and development costs are expensed as incurred and consist primarily of personnel-related expenses, including stock-based compensation, for employees on the Company’s engineering, product and other technical teams who are responsible for the maintenance and operation of the Company’s platform and new services, as well as improving existing services.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Advertising Costs
Advertising costs are expensed as incurred. Advertising expenses was $2,740 for the year ended December 31, 2021 and are presented in sales and marketing in the accompanying consolidated statement of operations and comprehensive loss.
Stock-Based Compensation
Stock-based compensation granted to employees and nonemployees include stock options and restricted stock awards and are recognized in the accompanying consolidated statement of operations and comprehensive loss based on their estimated fair value of the awards on the date of grant. The Company recognizes stock-based compensation on a straight-line basis using the single-option attribution method over the service period of the award, which is generally four years, net of actual forfeitures. The Company estimates the fair value of employee stock awards using the Black-Scholes valuation model. The determination of the fair value of a stock-based award is affected by the deemed fair value of the underlying stock price on the grant date, as well as other assumptions including the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the awards, the estimated period of time that the Company expects employees to hold their stock options, and the expected dividend rate.
In the event that an employee, former employee, or founder of the Company sells shares in the secondary market at a purchase price in excess of fair value and the purchase is made directly or indirectly by the Company or an economic interest holder, the Company recognizes stock-based compensation equal to the excess purchase price above fair value.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for temporary differences between the financial statements and the tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in income tax rates is recognized in the accompanying consolidated statement of operations and comprehensive loss in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be recognized.
The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.
Other Comprehensive Loss
Other comprehensive loss consists of foreign currency translation adjustments generated by the Company’s subsidiary, which has a functional currency other than the U.S. Dollar.
Accounting Pronouncements Recently Adopted
In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic 842).
The standard requires lessees to apply a dual approach, classifying the leases as either finance or operating leases based on the principle of

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on straight-line basis over the term of the lease. A lessee is also required to record a right to use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The adoption resulted in the Company recording right-of-use
asset of $1,037 and a lease liability of $1,050 as of the adoption date.
Accounting Pronouncements Not Yet Adopted
In August 2020, the FASB issued ASU
2020-06,
Debt – Debt with conversion and other Options
(Subtopic 470-20)
and Derivatives and Hedging – Contract in Entity’s Own Equity (Subtopic
815-40),
which simplifies the accounting for convertible instruments by reducing the number of accounting models and requiring that a convertible instrument be accounted for as a single liability measured at amortized cost. Further, the ASU amends the earnings per share guidance by requiring the diluted earnings per share calculation for convertible instruments to follow the if-converted
method, with use of the treasury stock method no longer permitted. The ASU is effective for fiscal years beginning after December 15, 2021, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020. The ASU allows either a modified retrospective method of transition or a fully retrospective method of transition, with any adjustments recognized as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on its consolidated financial statements and related disclosures.

(2)	Loans Receivable and Allowance for Credit Losses
The following table summarizes the Company’s aggregate loans receivable, net, which are measured amortized cost:

2021
Unpaid principal	$421
Accumulated interest	4
Allowance for credit losses	(78)

Loans receivable, net - December 31, 2021	$347

The following table summarizes the activity in the balance of allowance for credit losses on loan receivables:

2021
Allowance for credit losses - January 1, 2021	$5
Provision for credit losses	396
Write-offs charged against the allowance	(323)

Allowance for credit losses - December 31, 2021	$78

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(3)	Fair Value Measurements
The following table presents information about the Company’s financial assets and liabilities that are required to be measured or disclosed at fair value using the above fair value input categories as of December 31,:

	2021
		Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash equivalent - money market funds	$169	$169	$—	$—	$169
Loans receivable, net	347	—	—	347	347

	$516	$169	$—	$347	$516

Liabilities:
Term loan debt	$2,590	$—	$—	$2,590	$2,590

	$2,590	$—	$—	$2,590	$2,590

The carrying value of the Company’s restricted cash equivalents approximate their fair value due to the short-term maturities and highly liquid nature of these accounts.
The carrying value of the Company’s loans receivable, net of the allowance for credit losses, approximates fair value, which is based on market factors and credit factors specific to these financial instruments.
The carrying value of the Company’s debt is net of unamortized discounts and debt issuance costs. The fair value of the Company’s debt approximates the carrying value as the stated interest rate approximates market rates currently available to the Company.
The Company’s warrant liability, which was reclassified to stockholders’ deficit during the year ended December 31, 2021 was measured at fair value prior to reclassification and was a level 3 financial instrument.
(4) Property and Equipment, Net
Property and equipment, net consisted of the following as of December 31,:

2021
Computers and equipment	$172
Furniture and fixtures	103

Property and equipment, gross	275
Less: Accumulated depreciation	(53)

Property and equipment, net	$222

Depreciation and amortization expense during the year ended December 31, 2021 was $33.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(5) Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following as of December 31,:

2021
Vendor and other accruals	$193
Accrued interest	12
Early exercised option and restricted stock award repurchase liability	24
Accrued payroll liabilities	22
Other	3

Accrued expenses and other current liabilities	$254

(6) Debt
In October 2020, the Company entered into a Loan and Security Agreement (“Term Loan” or “Facility”) with Silicon Valley Bank with a total available facility of $4,000. The Facility is split into two tranches, Tranche A and Tranche B. Tranche A was advanced at the time of the contract. Tranche B was available to be drawn if certain performance metrics were met prior to August 2021 (“Availability Date”). The Company ultimately did not meet such performance metrics prior to the Availability Date and never borrowed Tranche B. Monthly interest payments must be paid through the availability date at the greater of 1.5% above the prime rate or 5.5%. The rate that was in effect was 5.5% during the year ended December 31, 2021. Principal payments began in September 2021 and continue for 30 consecutive months. The Term Loan is subject to certain nonfinancial covenants. Management believes the Company was in compliance with these covenants at December 31, 2021. The Facility is collateralized by all goods, accounts, equipment, any inventory, contract rights or rights to payment of money, leases, general intangibles (excluding intellectual property), cash, deposit accounts, fixtures, letter of credit rights, securities, and all other investment property, supporting obligations, and financial assets, whether owned or acquired during the terms of the agreement.
In connection with the Facility, the Company issued a warrant to purchase 22,301 shares of common stock at an exercise price of $0.45 per share. The warrant provides an option for an additional 8,673 shares if and when the Tranche B facility is borrowed. The warrant was liability classified and held at fair value prior to the Availability Date as the warrant provided for a variable number of shares. Subsequent to the Availability Date, the warrant liability was reclassified to stockholders’ deficit as the number of warrants to be issued became fixed. The Company used the Black-Scholes valuation model to compute the value of the warrant at issuance and subsequently. The warrant’s fair value at issuance was $8 and was treated as an issuance cost and amortized to interest expense over the term of the loan using the effective interest rate method.
The assumptions used in the valuation of the warrant are as follows:

2021
Expected volatility	60%
Expected term (in years)	9.15
Risk-free interest rate	1.23%
Expected dividend yield	—

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The following table presents the warrant liability activity during the year ended December 31, 2021:

2021
Warrant liability , January 1, 2021	$9
Fair value adjustment	110
Reclassification to stockholders’ deficit	(119)

Warrant liability , December 31, 2021	$—

The following table represents the Company’s short-term and long-term debt obligations:

2021
Debt, current portion	1,200
Current portion of unamortized debt discount and issuance costs	(7)

Current portion of debt, net	1,193
Debt, less current portion	1,400
Long-term portion of unamortized debt discount and issuance costs	(3)

Long-term debt, net	1,397

Total debt, net	$2,590

Maturities of the Company’s outstanding debt as of December 31, 2021 are as follows:

Year ending December 31,:	Amount
2022	$1,200
2023	1,200
2024	200

Total debt	$2,600

(7) Stockholder’s Deficit
Common Stock
The Company has one class of common stock outstanding. Holders of common stock are entitled to one vote per share, and to receive dividends as may be declared from time to time by the Board of Directors. Upon liquidation or dissolution, they are entitled to receive all assets available for distribution to stockholders. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company. The common stock is not redeemable at the option of the holder.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

As of December 31, 2021, the Company was authorized to issue 17,000,000 shares of common stock. The Company has 5,800,407 shares of common stock issued and outstanding and have the following number of shares of common stock reserved for issuance:

Convertible preferred stock	8,629,973
Stock options outstanding	1,100,212
Stock options and restricted stock awards available for future grant	598,172
Common stock warrants	22,301

Total shares reserved for issuance	10,350,658

(8) Stock-Based Compensation Plans
In 2019, the Board of Directors approved the 2018 Equity Incentive Stock Plan (“the Plan”), which provides for granting of incentive and nonstatutory stock options and stock purchase rights to employees, directors, and consultants. Under the Plan, the Board of Directors (the “Plan Administrator”) determines various terms and conditions of option grants, including option expiration dates (generally ten years from the date of grant), vesting terms (generally over a four-year period, with 25% vesting at the end of the first year and the unvested balance vesting ratably on a monthly basis over the remaining period), and payment terms. The Plan provides for stock option grants at an exercise price as determined by the Plan Administrator, but in the case of incentive stock options, not less than 100% of the fair market value of the common stock subject to the option on the date of grant as determined by the Board of Directors and not less than 100% of the fair market value for nonstatutory stock options. Options granted to owners of 10% or more of the Company’s common stock have an exercise price of not less than 110% of the fair market value of the common stock on the date of grant as determined by the Board of Directors.
The Plan allows for early exercise of options prior to vesting with Board of Directors approval. In connection with the early exercise of stock options, the Company has the right, but not the obligation, to repurchase unvested shares of common stock upon termination of the individual’s service to the Company at the original purchase price per share.
Stock Options
A summary of option activities under the Plan for the year ended December 31, 2021 is as follows:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at January 1, 2021	412,189	$0.45	9.53	$18
Granted	865,585
Exercised	(22,245)
Canceled/Forfeited	(155,317)

Balance at December 31, 2021	1,100,212	$2.86	9.15	$3,120

Vested and exercisable as of December 31, 2021	189,127	$0.83	8.47	$919

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

A total of 211,632 option awards vested during the year ended December 31, 2021. The total fair value of option awards vested during the year ended December 31, 2021 was $75.
A total of 911,085 option awards were unvested as of December 31, 2021. As of December 31, 2021, there was $1,287 of unrecognized compensation costs related to unvested stock options, which is expected to be recognized over a weighted-average period of 3.13 years.
The weighted-average estimated grant date fair value of stock options granted during the year ended December 31, 2021 was $1.81 per share.
The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. The total intrinsic values of options exercised during the year ended December 31, 2021 was $116.
Option awards canceled and forfeited during the year ended December 31, 2021 had a weighted-average estimated grant date fair value per share of $0.97.
Options Subject to Early Exercise
Common stock purchased pursuant to an early exercise of stock options is not deemed to be outstanding for accounting purposes until those shares vest. The consideration received for an exercise of an option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The shares issued upon the early exercise of these unvested stock option awards, which are reflected as exercises in the table above, are considered to be legally issued and outstanding on the date of exercise. Upon termination of service, the Company may repurchase unvested shares acquired through an early exercise of stock of stock options at a price equal to the price per share paid upon the exercise of such options. As of December 31, 2021, the Company has 30,897 shares of common stock that are subject to repurchase and has recorded liabilities related to early exercises of shares of common stock of $14 in accrued expenses and other current liabilities in the accompanying consolidated balance sheet.
Restricted Stock Awards
The Company has issued restricted stock awards at various dates from inception through December 31, 2021. The restricted stock awards have a strike price equal to the determined fair value on the date of the award, are awarded for providing services, and generally vest over a period of 4 years. These restricted stock awards vest at various dates through February 2025.
A summary of RSA activity under the Plan is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value (Per Share)
Unvested, January 1, 2021	2,103,496	0.06
Granted	185,716	0.53
Vested	(1,380,297)	0.05
Unvested repurchased	(57,740)	0.26

Unvested, December 31, 2021	851,175	$0.17

As of December 31, 2021, the Company had $142 of unrecognized stock-based compensation related to RSAs which is expected to be recognized over a weighted-average remaining service period of 1.29 years.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Restricted Stock Awards Subject to Repurchase
As of December 31, 2021, the Company has 851,175 restricted stock awards that are unvested and subject to repurchase and has recorded liabilities of $10 in accrued expenses and other current liabilities in the accompanying consolidated balance sheet.
Valuation of Awards
The Company’s use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted requires the input of highly subjective assumptions. These assumptions and estimates are as follows:
Fair value of common stock
– Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third party valuations of the Company’s common stock; (ii) the prices, rights, preferences and privileges of the Company’s preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; and (vi) precedent transactions involving the Company’s shares.
Expected volatility
– Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options.
Expected term
– Expected term represents the period over which the Company anticipates stock-based awards to be outstanding. The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-free interest rate
– The Company uses the average of the published interest rates of U.S. Treasury zero-coupon
issues with terms consistent with the expected term of the awards for its risk-free interest rate.
Expected dividend yield
– The Company historically has not paid dividends on common stock and has no plans to issue dividends in the foreseeable future.
The weighted-average assumptions were used to calculate the grant date fair value of option grants issued during the year ended December 31,:

2021
Expected volatility	41.59%
Expected term (in years)	5.99
Risk-free interest rate	1.01%
Expected dividend yield	—

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Employee and nonemployee stock-based compensation expense was as follows for the year ended December 31,:

2021
Cost of operations	$42
General and administrative	59
Sales and marketing	13
Research and development	192

Stock-based compensation expense	$306

Secondary Sales of Common Stock
During the year ended December 31, 2021, an existing investor acquired 72,104 shares of outstanding common stock from certain employees of the Company for an aggregate purchase price of $1,500, which the Company determined was in excess of the estimated fair value of that common stock at the time of the transactions. As a result, the Company recognized $1,044 in incremental stock-based compensation expense for the difference between the price paid by the investor and the estimated fair value on the date of the transaction. In connection with these secondary sales of common stock, the Company waived its rights of first refusal applicable to such shares. Stock-based compensation recognized as a result of these transactions was recognized in general and administrative in the accompanying consolidated statement of operations and comprehensive loss for the year ended December 31.
(9) Leases
The Company had one operating lease during the year ended December 31, 2021 for certain office space with a contractual lease period that expires in May 2023. Lease payments consist primarily of fixed rental payments for the right to use the underlying leased asset over the lease terms as well as variable payments for common area maintenance and administrative services.
The Company’s operating lease costs are as follows as of December 31, 2021:

2021
Operating lease cost	$354
Short-term lease cost	68
Variable lease cost	9

Total lease costs	$431

The Company’s lease agreements do not contain any residual value guarantees or material restrictive covenants.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Other information related to leases as of December 31, 2021 is as follows:

2021
Supplemental cash flow information:
Cash paid for amounts included in measurement of lease liabilities - operating cash flows from operating leases	$347
Noncash lease activity:
Right-of-use assets obtained in exchange for
new operating lease liabilities	$1,037
Weighted-average remaining lease term (in years)	2.17
Weighted-average discount rate	5.0%
Maturities of operating lease liabilities by year are as follows:

Year ending December 31,:	Amount
2022	$357
2023	368
2024	62

Total future lease payments	787
Less: imputed interest	(40)

Total lease liabilities	$747

(10)	Commitments and Contingencies
Convertible Preferred Stock
As of December 31, 2021 convertible preferred stock consisted of the following:

	As of December 31, 2021
	Shares Authorized	Conversion Price per Share	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference
Series A-1	3,328,184	$3.0482	3,328,184	$10,102	$10,145
Series A-2	36,451	$2.7434	36,451	110	111
Series A-3	297,801	$2.2666	297,801	904	908
Series A-4	1,993,468	$2.0216	1,993,468	6,050	6,076
Series A-5	112,856	$1.0633	112,856	343	344
Series B	2,861,213	$20.1225	2,861,213	57,487	57,575

	8,629,973		8,629,973	$74,996	$75,159

The rights, preferences and privileges of the Company’s convertible preferred stock are as follows:
Dividends
From and after the date of issuance of the shares of Convertible Preferred stock, the holders of the outstanding shares of Convertible Preferred Stock are entitled to receive, when and if declared by the Board of Directors, and prior and in preference to dividends on the Company’s common stock, a

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

noncumulative cash dividend at the per annum rate of $3.0482, $2.7434, $2.2666, $2.0216, $1.0633, and $20.1225 for each share of Series
A-1,
Series A- 2, Series
A-3,
Series
A-4,
Series
A-5,
and Series B Preferred Stock, respectively. After payment of such dividends, any additional dividends shall be distributed among the holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate. No dividends have been declared or paid through December 31, 2021.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of ownership thereof, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled to, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment in full of all liquidation amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
Conversion
Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable
shares of Common Stock as is determined by dividing the original issue price by the applicable conversion price in effect at the time of conversion. The conversion price shall, with respect to any series of Preferred Stock, initially equal to the original issue price for such series of Preferred Stock.
Voting
Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock shall vote together, on an as-converted
basis, with the holders of Common Stock as a single class.
With respect to all matters presented to the Board of Directors (or any committee thereof) for approval at any meeting of the Board of Directors (or any committee thereof) or by written consent in lieu of a

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

meeting of the Board of Directors (or any committee thereof), the Common Director shall be entitled to three (3) votes with respect to each such matter presented to the Board of Directors, and the Preferred Directors shall each be entitled to two (2) votes with respect to each such matter presented to the Board of Directors.
Redemption
The convertible preferred stock series are not redeemable at the option of the holder.
Legal Matters
From time to time, the Company is party to certain claims in the normal course of business. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or contingencies. A liability is recorded when and if it is determined that such a liability for litigation or contingencies is both probable and estimable. While it is not feasible to predict or determine the ultimate outcome of these matters, the Company believes that none of its current legal proceedings will have a material adverse effect on its financial position or results of operations.

(11)	Related Party Transactions
Partial Recourse Note
The Company extended a loan of $84 to an employee in order to facilitate the issuance of the Company’s common stock as a result of a restricted stock award during the year-ended December 31, 2021. The loan has a nine-year term, bears interest at a rate of 0.62% compounding semi-annually, and are secured by the underlying shares of common stock. The note is considered non-recourse
for accounting purposes and accordingly not considered a substantive exercise for accounting purposes.
Related Party Receivable
As of December 31, 2021, the Company had a receivable from a related party stockholder and founder of the Company. The related party receivable does not have repayment terms, is noninterest-bearing, nor collateralized, and the Company does not have a history of settling receivables within a short period of time with the related party. The Company has classified related party receivables within stockholders’ deficit in the consolidated balance sheet.
(12) 401(k) Plan
The Company’s 401(k) plan is a defined contribution plan that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowance. The Company provides matching up to the first 4% of salary contributions. The Company made matching contributions of $234 during the year ended December 31, 2021.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(13)	Income Taxes
The provision for income taxes consists of the following for the year ended December 31,:

2021
Current income tax expense:
Federal	$—
State	1
Foreign	6

Total current income tax expense	7
Deferred income tax expense
Federal	—
State	—
Foreign	—
Total deferred income tax expense	—

Total provision for income taxes	$7

The Company’s effective tax rate differs from the statutory rate of 21% primarily due to the full valuation allowance position against its deferred tax assets.
As of December 31, 2021 the tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are as follows:

2021
Deferred tax assets:
Net operating losses	$6,511
Lease liabilities	204
Reserves and accruals	21
Intangibles	27
Valuation allowance	(6,549)

Total deferred tax assets, net of valuation allowance	214
Deferred tax liabilities:
Depreciation and amortization	(16)
Right-of-use asset	(198)

Total deferred tax liabilities	(214)

Total net deferred tax liabilities	$—

As of December 31, 2021, the Company had federal and state net operating losses of $25.3 million and $22.8 million, respectively. If not utilized, the state operating loss carryforwards will begin to expire in 2038. The federal net operating losses can be carried forward indefinitely.
Assessing the realizability of the Company’s deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. The Company has evaluated the criteria for realization of deferred tax assets and, as a result, has determined that its deferred tax assets are not realizable on a more likely than not basis. Accordingly, the Company recorded a valuation allowance of $6.5 million as of December 31, 2021.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The Company files income tax returns in the U.S. federal, state, and certain foreign jurisdictions. The Company’s U.S. federal income tax return years 2018 through 2021 remain open to examination. The Company’s respective state and foreign income tax return years 2018 through 2021 remain open to examination. There are no income tax audits currently in progress.

(14)	Subsequent Events
The Company has evaluated subsequent events from the accompanying consolidated balance sheet date through October 31, 2022, the date at which the consolidated financial statements were available to be issued, except as discussed below.
On September 8, 2022, the Company was acquired by Plastiq, Inc. for 32,166,748 shares of Plastiq, Inc. common stock and the opportunity to receive 9,650,021 additional common shares if certain milestones are met in 2023 through 2026. The initial accounting for this acquisition is still in process, including the determination of the fair value of net assets acquired.
On September 7, 2022, in connection with the acquisition by Plastiq, Inc., the Company’s partial-recourse note issued to an employee, including accrued but unpaid interest, was paid in full through the transfer of 16,665 shares back to the Company.

NEARSIDE BUSINESS CORP.
Consolidated Financial Statements
Year Ended December 31, 2021 and
for the six months ended June 30, 2022 and 2021 (unaudited)
(With Independent Auditor’s Report Thereon)

NEARSIDE BUSINESS CORP.
Consolidated Financial Statements Year Ended December 31, 2021 and for the six months ended June 30, 2022 and 2021 (unaudited)

INDEPENDENT AUDITOR’S REVIEW REPORT
The Board of Directors and Shareholders
of Nearside Business Corp.
Results of Review of Interim Financial Information
We have reviewed the accompanying interim consolidated financial statements of Nearside Business Corp. (a Delaware corporation), which comprise the balance sheet as of June 30, 2022, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the six-month periods ended June 30, 2022 and 2021 and the related notes (collectively referred to as the consolidated financial statements).
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial information referred to above for it to be in accordance with accounting principles generally accepted in the United States of America.
Basis for Review Results
We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of Nearside Business Corp. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our review. We believe that the results of the review procedures provide a reasonable basis for our conclusion.
Responsibilities of Management for the Interim Financial Information
Management is responsible for the preparation and fair presentation of the interim consolidated financial information in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.
Report on Balance Sheet as of December 31, 2021
We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Nearside Business Corp. as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended (presented herein); and in our report dated October 31, 2022, we expressed an unmodified audit opinion on those audited consolidated financial statements.

Certified Public Accountants Canfield, Ohio
November 7, 2022

HILL, BARTH & KING LLC	6603 SUMMIT DRIVE CANFIELD, OHIO 44406	TEL 330-758-8613 FAX 330-758-0357	HBKCPA.COM

NEARSIDE BUSINESS CORP.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2021	June 30, 2022
Assets		(unaudited)
Current assets:
Cash	$48,652	$31,292
Loans receivable, net	347	258
Prepaid expenses and other current assets	1,088	859

Total current assets	50,087	32,409
Property and equipment, net	222	343
Operating lease right-of-use asset	727	566
Restricted cash equivalent	169	169
Other assets	15	25

Total assets	$51,220	$33,512

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$104	$299
Accrued expenses and other current liabilities	254	1,299
Debt, current portion	1,193	1,198
Operating lease liability, current	329	343

Total current liabilities	1,880	3,139
Debt, net of current portion	1,397	796
Operating lease liability, noncurrent	418	243
Other liabilities	33	44

Total liabilities	3,728	4,222

Commitments and contingencies (Note 10)
Convertible preferred stock, $0.00001 par value; 8,629,973 and 8,629,973 shares authorized, issued and outstanding as of December 31, 2021 and June 30, 2022, respectively; aggregate liquidation preference value of $75,159 and $75,159 as of December 31, 2021 and June 30, 2022, respectively.	74,996	74,996
Stockholders’ deficit:
Common stock, $0.00001 par value; 17,000,000 and 17,000,000 shares authorized as of December 31, 2021 and June 30, 2022, respectively; 5,800,407 and 5,808,791 shares issued and outstanding as of December 31, 2021 and June 30, 2022, respectively.	1	1
Additional paid-in capital	1,608	1,870
Related party receivable	(71)	(83)
Accumulated other comprehensive loss	(11)	(27)
Accumulated deficit	(29,031)	(47,467)

Total stockholders’ deficit	(27,504)	(45,706)

Total liabilities and stockholders’ deficit	$51,220	$33,512

The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands)

	Year ended December 31, 2021	Six months ended June 30, 2022	Six months ended June 30, 2021
		(unaudited)	(unaudited)
Interest income
Loans	$111	$49	$62
Other	3	1	—
Interest expense
Corporate borrowings	204	83	105

Net interest expense	(90)	(33)	(43)
Non-interest income
Card interchange, net	91	322	22
Other technology revenue	—	1	—

Total non-interest income	91	323	22

Total revenue, net	1	290	(21)
Provision for credit losses	386	136	262
Non-interest expense
Cost of operations	3,256	3,164	1,263
General and administrative	5,703	4,577	2,682
Sales and marketing	3,703	6,491	1,524
Research and development	4,162	4,405	1,721
Other expense (income), net	60	(58)	95

Total non-interest expense	16,884	18,579	7,285

Loss before provision for income taxes	(17,269)	(18,425)	(7,568)
Provision for income taxes	7	11	—

Net loss	(17,276)	(18,436)	(7,568)
Other comprehensive loss, net of tax
Unrealized loss on foreign currency translation	(11)	(16)	(3)

Comprehensive loss	$(17,287)	$(18,452)	$(7,571)

The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
Year Ended December 31, 2021
(In thousands, except share and per share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Related Party Receivable	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2021	5,768,760	$17,509	5,650,186	$1	$113	$(52)	$—	$(11,755)	$(11,693)
Issuance of common stock upon exercise of stock options	—	—	22,245	—	10	—	—	—	10
Issuance of restricted common stock	—	—	185,716	—	—	—	—	—	—
Reclassification of warrant liability to stockholders’ equity	—	—	—	—	119	—	—	—	119
Unvested restricted common stock awards repurchased	—	—	(57,740)	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	8	—	—	—	8
Vesting of restricted stock common stock awards	—	—	—	—	8	—	—	—	8
Issuance of Series B convertible preferred stock, net of issuance costs of $88	2,861,213	57,487	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	306	—	—	—	306
Stock-based compensation expense related to secondary transactions	—	—	—	—	1,044	—	—	—	1,044
Issuance of loans to related party	—	—	—	—	—	(69)	—	—	(69)
Proceeds from repayment of related party note receivable	—	—	—	—	—	50	—	—	50
Unrealized loss on foreign currency translation	—	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	—	(17,276)	(17,276)

Balances at December 31, 2021	8,629,973	$74,996	5,800,407	$1	$1,608	$(71)	$(11)	$(29,031)	$(27,504)

The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (Unaudited)
Six Months Ended June 30, 2022 and 2021
(In thousands, except share and per share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Related Party Receivable	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2022	8,629,973	$74,996	5,800,407	$1	$1,608	$(71)	$(11)	$(29,031)	$(27,504)
Issuance of common stock upon exercise of stock options	—	—	23,558	—	11	—	—	—	11
Unvested restricted common stock awards repurchased	—	—	(15,174)	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	3	—	—	—	3
Vesting of restricted stock common stock awards	—	—	—	—	1	—	—	—	1
Stock-based compensation expense	—	—	—	—	247	—	—	—	247
Issuance of loans to related party	—	—	—	—	—	(12)	—	—	(12)
Unrealized loss on foreign currency translation	—	—	—	—	—	—	(16)	—	(16)
Net loss	—	—	—	—	—	—	—	(18,436)	(18,436)

Balances at June 30, 2022 (unaudited)	8,629,973	$74,996	5,808,791	$1	$1,870	$(83)	$(27)	$(47,467)	$(45,706)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Related Party Receivable	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at January 1, 2021	5,768,760	$17,509	5,650,186	$1	$113	$(52)	$—	$(11,755)	$(11,693)
Issuance of restricted common stock	—	—	185,716	—	—	—	—	—	—
Unvested restricted common stock awards repurchased	—	—	(17,263)	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	6	—	—	—	6
Vesting of restricted stock common stock awards	—	—	—	—	6	—	—	—	6
Issuance of Series B convertible preferred stock, net of issuance costs of $88	2,861,213	57,487	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	85	—	—	—	85
Stock-based compensation expense related to secondary transactions	—	—	—	—	1,044	—	—	—	1,044
Issuance of loans to related party	—	—	—	—	—	(43)	—	—	(43)
Unrealized loss on foreign currency translation	—	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	—	(7,568)	(7,568)

Balances at June 30, 2021 (unaudited)	8,629,973	$74,996	5,818,639	$1	$1,254	$(95)	$(3)	$(19,323)	$(18,166)

The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Consolidated Statements of Cash Flows
(In thousands)

	Year ended December 31, 2021	Six months ended June 30, 2022	Six months ended June 30, 2021
		(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(17,276)	$(18,436)	(7,568)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	33	34	13
Stock-based compensation	1,350	247	1,129
Amortization of debt issuance costs	11	4	5
Allowance for credit losses	396	138	267
Change in fair value of warrant liability	110	—	110
Non-cash operating lease cost	310	161	153
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,039)	219	(269)
Accounts payable	104	195	158
Accrued expenses and other liabilities	244	1,068	390
Operating lease liabilities	(303)	(161)	(148)

Net cash used in operating activities	(16,060)	(16,531)	(5,760)

Cash flows from investing activities:
Purchases of property and equipment	(128)	(155)	(38)
Net increase in loans	(291)	(49)	(192)

Net cash used in investing activities	(419)	(204)	(230)

Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	57,487	—	57,487
Proceeds from exercise of stock options, including early exercises	10	11	—
Proceeds from repayment of receivable from related party	50	—	—
Repurchase of unvested restricted common stock awards	—	(8)	—
Issuance of loans to related party	(69)	(12)	(43)
Repayments of borrowings	(517)	(600)	(117)

Net cash provided by (used in) financing activities	56,961	(609)	57,327

Effect of exchange rate changes on cash and restricted cash equivalents	(11)	(16)	(3)

Net increase (decrease) in cash and restricted cash equivalents	40,471	(17,360)	51,334
Cash and restricted cash equivalents - beginning of year	8,350	48,821	8,350

Cash and restricted cash equivalents - end of year	$48,821	$31,461	$59,684

Reconciliation of cash and restricted cash equivalents
Cash	48,652	31,292	59,515
Restricted cash equivalents	169	169	169

Total cash and restricted cash equivalents	$48,821	$31,461	$59,684

Supplemental disclosures of cash flow information:
Cash paid for taxes	$—	$11	$—
Cash paid for interest	$167	$67	$85
Supplemental disclosures of noncash investing and financing activities:
Vesting of early exercised stock options and restricted stock awards	$16	$4	$12
Reclassification of warrant liability to additional paid-in capital	$119	$—	$—
The accompanying notes are an integral part of these financial statements.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(1)	Description of Business and Summary of Significant Accounting Policies
Description of Business
Nearside Business Corp., formerly known as Hatch Credit, Inc., (“the Company” or “Nearside”) is a financial technology company that offers bank accounts and lending products to small business owners to help them grow their business. Its goal is to offer accessible bank accounts and credit for micro-small businesses that do not have access to such services. The Company was incorporated in the state of Delaware in 2018 and is headquartered in San Francisco, California. The Company has a wholly owned subsidiary in Canada.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the consolidated accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are used to determine the useful lives of long-lived assets, incremental borrowing rates for right-of-use operating lease assets and operating lease liabilities, collectability of loans receivable, valuation of stock-based compensation, fair value of common stock, uncertain income tax positions, and income tax valuation allowances. The Company evaluates these estimates and assumptions each reporting period and adjusts them accordingly. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.
Unaudited Interim Consolidated Financial Information
The accompanying interim consolidated balance sheet as of June 30, 2022, the interim consolidated statements of operations and comprehensive loss, and cash flows for the six months ended June 30, 2022 and 2021, respectively, and the interim consolidated statement of convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2022 and June 30, 2021, are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2022, and the Company’s consolidated results of operations and cash flows for the six months ended June 30, 2022 and 2021, respectively. The results of operations for the six months ended June 30, 2022 and 2021, respectively, are not necessarily indicative of the results to be expected for the full year or any other future interim or annual periods.
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to significant concentration of credit risk consist primarily of cash, restricted cash equivalents, and loans receivable. The Company’s cash and restricted cash

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

equivalents are generally held with large financial institutions. Deposits held with these financial institutions are in excess of the amount of FDIC insured limits provided on such deposits.
The Company provides its services to a wide variety of customers. To reduce credit risk, management performs ongoing credit evaluations of the financial condition of significant customers. As of December 31, 2021 and June 30, 2022 (unaudited), no single customer represented more than 10% of loans receivable. During the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited), no single customer represented more than 10% of the Company’s interest income and one customer made up all of the Company’s interchange revenue, respectively.
Fair Value of Financial Instruments
The Company measures its financial assets and liabilities at fair value each reporting period using a fair value hierarchy that prioritizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.
The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered
hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:
Level 1 inputs:
Unadjusted, quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2 inputs:
Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 inputs:
Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Restricted Cash Equivalents
Restricted cash equivalents consist of money market funds with original maturities of 90 days or less from the purchase settlement date and are restricted for use as they are designated as collateral for a letter of credit related to the Company’s operating lease.
Loans Receivable, Net
The Company’s loans receivable are revolving micro lines of credit offered to small businesses and sole proprietors. Loans receivable are measured at amortized cost in the accompanying consolidated balance sheet. The amortized cost of a loan receivable is the outstanding unpaid principal balance and accrued interest net of allowances for credit losses.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Loan Interest Receivable
Interest income on loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income is recognized to the extent paid or if the analysis is performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual status when the future collectability of interest and principal is not expected. When classified as nonaccrual, which occurs after 90 days of nonpayment, the Company stops accruing interest and reverses all accrued by unpaid interest through interest income as of such date. Loan interest receivable was $4 and $19 as of December 31, 2021 and June 30, 2022 (unaudited), respectively, and is included in loans receivable in the consolidated balance sheet. The Company had 211 and 372 loans that were in nonaccrual status at December 31, 2021 and June 30 2022 (unaudited), respectively. Loan interest receivable written off during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) was $10, $1 and $4, respectively, all of which were accrued during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited), respectively.
Impairment and Allowance for Credit Losses
Loans receivable are considered impaired when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. An allowance for credit losses on loans receivable is established through a provision for credit losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Company believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Company’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan receivable portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the customer’s payment history, and current economic conditions. The Company wrote-off loans receivable of $323, $48, and $247 during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited), respectively. The Company had gross loans receivable of $425 and $426, presented net of $78 and $168 of credit loss reserves as of December 31, 2021 and June 30, 2022 (unaudited), respectively.
The primary credit quality indicator that is important to understanding the overall credit performance of our loan borrowers and their ability to repay are reflected by delinquency status. The Company monitors this credit quality indicator on an ongoing basis.
The following table presents the amortized cost basis, excluding allowances for credit losses, by either current status or delinquency status of the date indicated:

		Delinquent Loans
	Current	30-59 Days	60-89 Days	≥ 90 Days	Total Delinquent Loans	Total Loans
As of December 31, 2021	$311	$14	$13	$87	$114	$425
As of June 30, 2022 (unaudited)	$228	$15	$15	$168	$198	$426
Property and Equipment, Net
Property and equipment, net is stated at cost less accumulated depreciation. Depreciation on property and equipment is calculated on a straight-line basis over the estimated useful lives of five to seven years. Maintenance and repairs are charged to expenses as incurred. When assets are retired or otherwise disposed

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

of, the cost and accumulated depreciation are removed from the respective accounts, and any gain or loss on such sale or disposal is reflected in the accompanying consolidated statements of operations and comprehensive loss.
Internal-Use
Software Development Costs
Costs incurred for the development of internal platform software are expensed as incurred based on the frequency and agile nature of development. The Company uses agile development methodologies to help respond to new technologies and trends and rapidly changing customer needs. Agile development methodologies are characterized by a more dynamic development process with more frequent and iterative revisions to a product releases’ features and functions as the software is being developed. Due to the shorter development cycle and focus on rapid production associated with agile development, the Company did not capitalize any amounts for internal software development costs through December 31, 2021 or June 30, 2022 (unaudited) due to the relatively short duration between the completion of the working model and the point at which a product is ready for general release.
Accounting for Impairment of
Long-Lived
Assets
The Company evaluates
long-lived
assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group, based on discounted cash flows. There were no such impairment losses during the year ended December 31, 2021 or six months ended June 30, 2022 and 2021 (unaudited).
Operating Leases
The Company determines if an arrangement is a lease, or contains a lease, by evaluating whether there is an identified asset and whether the Company controls the use of the identified asset throughout the period of use. The Company determines the classification of the lease, whether operating or financing, at the lease commencement date, which is the date the leased assets are made available for use.
The Company uses the non-cancelable lease term when recognizing the right-of-use (“ROU”) assets and lease liabilities unless it is reasonably certain that a renewal or termination option will be exercised. The Company accounts for lease components and non-lease components as a single lease component. Modifications are assessed to determine whether incremental differences result in new contract terms and accounted for as a new lease or whether the additional right of use should be included in the original lease and continue to be accounted with the remaining ROU asset.
Operating lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term. Lease payments consist of the fixed payments under the arrangement, less any lease incentives. Variable costs, such as common area maintenance costs, are not included in the measurement of the ROU assets and lease liabilities but are expensed as incurred. As the implicit rate of the leases is not determinable, the Company uses an incremental borrowing rate in determining the present value of the lease payments. Lease expenses are recognized on a straight-line basis over the lease term.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The Company has elected the practical expedient to not recognize ROU assets on lease arrangements with a term of 12 months or less. Lease expense for such arrangements is recognized on a straight-line basis over the term of the lease.
Revenue Recognition
The Company accounts for revenue contracts with customers by applying the requirements of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).
Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services. To achieve this core principle, the Company applies the following five steps:

•	Identification of the contract with the customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Company earns interchange revenue (“interchange”) when banking customer account-linked debit cards are used. Interchange revenue from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The Company is an agent in these transactions and recognizes revenue net of any interchange paid to the principal.
Interest Income
Interest associated with the Company’s loans receivable measured at amortized cost is recognized within interest income in the consolidated statement of operations and comprehensive loss. The Company stops accruing interest and reverses all accrued but unpaid interest when a loan is placed on nonaccrual status. Loans are returned to accrual status if the loans are brought to nondelinquent status or have performed in accordance with the contractual terms for a reasonable period of time and, in management’s judgement, will continue to make scheduled periodic principal and interest payments.
Cost of Operations
Cost of operations consists primarily of personnel-related costs, including stock-based compensation expenses, for the Company’s customer success and payment operations teams, certain costs that are directly attributed to processing customers’ transactions (merchant processing fees and card fees, including any shipping & handling), cost for maintaining, optimizing, and securing the Company’s platform infrastructure, and hosting expenses.
General and Administrative
General and administrative expenses primarily consist of personnel-related costs, including stock-based compensation, of the Company’s finance, legal, human resources, and administrative personnel, overhead

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

allocations, allowances for credit losses, fraud losses, and fees paid for professional services, including legal, tax, and accounting services. General and administrative costs are expensed as incurred.
Sales and Marketing
Sales and marketing expenses primarily consist of personnel-related costs, stock-based compensation, sales commissions, travel and travel-related costs, costs of advertising, and overhead allocations associated with the Company’s sales and marketing. Sales and marketing costs, with the exception of deferred contract costs, are expensed as incurred.
Research and Development
Research and development costs are expensed as incurred and consist primarily of personnel-related
expenses, including stock-based compensation, for employees on the Company’s engineering, product and other technical teams who are responsible for the maintenance and operation of the Company’s platform and new services, as well as improving existing services.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expenses was $2,740, $4,614 and $1,156 for the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited), respectively, and are presented in sales and marketing in the accompanying consolidated statements of operations and comprehensive loss.
Stock-Based
Compensation
Stock-based compensation granted to employees and nonemployees include stock options and restricted stock awards and are recognized in the accompanying consolidated statement of operations and comprehensive loss based on their estimated fair value of the awards on the date of grant. The Company recognizes stock-based compensation on a straight-line basis using the single-option attribution method over the service period of the award, which is generally four years, net of actual forfeitures. The Company estimates the fair value of employee stock awards using the Black-Scholes valuation model. The determination of the fair value of a stock-based award is affected by the deemed fair value of the underlying stock price on the grant date, as well as other assumptions including the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the awards, the estimated period of time that the Company expects employees to hold their stock options, and the expected dividend rate.
In the event that an employee, former employee, or founder of the Company sells shares in the secondary market at a purchase price in excess of fair value and the purchase is made directly or indirectly by the Company or an economic interest holder, the Company recognizes stock-based compensation equal to the excess purchase price above fair value.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for temporary differences between the financial statements and the tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in income tax rates is

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

recognized in the accompanying consolidated statement of operations and comprehensive loss in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be recognized.
The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.
Other Comprehensive Loss
Other comprehensive loss consists of foreign currency translation adjustments generated by the Company’s subsidiary, which has a functional currency other than the U.S. Dollar.
Recently Issued Accounting Standards
In August 2020, the FASB issued ASU 2020-06,
Debt – Debt with conversion and other Options (Subtopic 470-20) and Derivatives and Hedging – Contract in Entity’s Own Equity (Subtopic 815-40),
which simplifies the accounting for convertible instruments by reducing the number of accounting models and requiring that a convertible instrument be accounted for as a single liability measured at amortized cost. Further, the ASU amends the earnings per share guidance by requiring the diluted earnings per share calculation for convertible instruments to follow the if-converted method, with use of the treasury stock method no longer permitted. The ASU is effective for fiscal years beginning after December 15, 2021, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020. The ASU allows either a modified retrospective method of transition or a fully retrospective method of transition, with any adjustments recognized as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on its consolidated financial statements and related disclosures.

(2)	Loans Receivable and Allowance for Credit Losses
The following table summarizes the Company’s aggregate loans receivable, net, which are measured amortized cost:

	December 31, 2021	June 30, 2022
		(unaudited)
Unpaid principal	$421	$407
Accumulated interest	4	19
Allowance for credit losses	(78)	(168)

Loans receivable, net	$347	$258

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The following table summarizes the activity in the balance of allowance for credit losses on loans receivable:

	December 31, 2021	June 30, 2022	June 30, 2021
		(unaudited)	(unaudited)
Allowance for credit losses - Beginning	$5	$78	$5
Provision for credit losses	396	138	267
Write-offs charged against the allowance	(323)	(48)	(247)

Allowance for credit losses - Ending	$78	$168	$25

(3)	Fair Value Measurements
The following table presents information about the Company’s financial assets and liabilities that are required to be measured or disclosed at fair value using the above fair value input categories as of December 31, 2021 and June 30, 2022 (unaudited):

	December 31, 2021
		Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash equivalent - money market funds	$169	$169	$—	$—	$169
Loans receivable, net	347	—	—	347	347

	$516	$169	$—	$347	$516

Liabilities:
Term loan debt	$2,590	$—	$—	$2,590	$2,590

	$2,590	$—	$—	$2,590	$2,590

	June 30, 2022
			(unaudited)
		Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash equivalent - money market funds	$169	$169	$—	$—	$169
Loans receivable, net	258	—	—	258	258

	$427	$169	$—	$258	$427

Liabilities:
Term loan debt	$1,994	$—	$—	$1,994	$1,994

	$1,994	$—	$—	$1,994	$1,994

The carrying value of the Company’s restricted cash equivalents approximate their fair value due to the short-term maturities and highly liquid nature of these accounts.
The carrying value of the Company’s loans receivable, net of the allowance for credit losses, approximates fair value, which is based on market factors and credit factors specific to these financial instruments.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The carrying value of the Company’s debt is net of unamortized discounts and debt issuance costs. The fair value of the Company’s debt approximates the carrying value as the stated interest rate approximates market rates currently available to the Company.
The Company’s warrant liability, which was reclassified to stockholders’ deficit during the year ended December 31, 2021 was measured at fair value prior to reclassification and was a level 3 financial instrument.

(4)	Property and Equipment, Net
Property and equipment, net consisted of the following:

	December 31, 2021	June 30, 2022
		(unaudited)
Computers and equipment	$172	$327
Furniture and fixtures	103	103

Property and equipment, gross	275	430
Less: Accumulated depreciation	(53)	(87)

Property and equipment, net	$222	$343

Depreciation and amortization expense during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) was $33, $34 and $13, respectively.

(5)	Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31, 2021	June 30, 2022
		(unaudited)
Vendor and other accruals	$193	$1,108
Early exercised option and restricted stock award repurchase liability	24	12
Accrued payroll liabilities	22	148
Accrued interest	12	12
Other	3	19

Accrued expenses and other current liabilities	$254	$1,299

(6)	Debt
In October 2020, the Company entered into a Loan and Security Agreement (“Term Loan” or “Facility”) with Silicon Valley Bank with a total available facility of $4,000. The Facility is split into two tranches, Tranche A and Tranche B. Tranche A was advanced at the time of the contract. Tranche B was available to be drawn if certain performance metrics were met prior to August 2021 (“Availability Date”). The Company ultimately did not meet such performance metrics prior to the Availability Date and never borrowed Tranche B. Monthly interest payments must be paid through the availability date at the greater of 1.5% above the prime rate or 5.5%. The rate that was in effect was 5.5% during the year ended December 31,

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

2021. Principal payments began in September 2021 and continue for 30 consecutive months. The Term Loan is subject to certain nonfinancial covenants. Management believes the Company was in compliance with these covenants at December 31, 2021 and June 30, 2022 (unaudited). The Facility is collateralized by all goods, accounts, equipment, any inventory, contract rights or rights to payment of money, leases, general intangibles (excluding intellectual property), cash, deposit accounts, fixtures, letter of credit rights, securities, and all other investment property, supporting obligations, and financial assets, whether owned or acquired during the terms of the agreement.
In connection with the Facility, the Company issued a warrant to purchase 22,301 shares of common stock at an exercise price of $0.45 per share. The warrant provides an option for an additional 8,673 shares if and when the Tranche B facility is borrowed. The warrant was liability classified and held at fair value prior to the Availability Date as the warrant provided for a variable number of shares. Subsequent to the Availability Date, the warrant liability was reclassified to stockholders’ deficit as the number of warrants to be issued became fixed. The Company used the Black-Scholes valuation model to compute the value of the warrant at issuance and subsequently. The warrant’s fair value at issuance was $8 and was treated as an issuance cost and amortized to interest expense over the term of the loan using the effective interest rate method.
The assumptions used in the valuation of the warrant are as follows:

2021
Expected volatility	60%
Expected term (in years)	9.15 - 9.32
Risk-free interest rate	1.23% - 1.37%
Expected dividend yield	—
The warrant was not fair valued subsequent to August 31, 2021.
The following table presents the warrant liability activity during the year ended December 31, 2021:

Amount
Warrant liability , January 1, 2021	$9
Fair value adjustment	110

Warrant liability , June 30, 2021	119
Reclassification to stockholders’ deficit	(119)

Warrant liability , December 31, 2021	$—

For the six months ended June 30, 2021 (unaudited), the Company recorded $110 in other expense (income), net in the consolidated statements of operations and comprehensive loss as a result of fair value measurements of the warrant liability.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The following table represents the Company’s short-term and long-term debt obligations:

	December 31, 2021	June 30, 2022
		(unaudited)
Debt, current portion	$1,200	$1,200
Current portion of unamortized debt discount and issuance costs	(7)	(2)

Current portion of debt, net	1,193	1,198
Debt, less current portion	1,400	800
Long-term portion of unamortized debt discount and issuance costs	(3)	(4)

Long-term debt, net	1,397	796

Total debt, net	$2,590	$1,994

Maturities of the Company’s outstanding debt as of December 31, 2021 are as follows:

Year ending December 31,:	Amount
2022	$1,200
2023	1,200
2024	200

Total debt	$2,600

Maturities of the Company’s outstanding debt as of June 30, 2022 (unaudited) are as follows:

Year ending December 31,:	Amount
(unaudited)
2022	$600
2023	1,200
2024	200

Total debt	$2,000

(7)	Stockholder’s Deficit
Common Stock
The Company has one class of common stock outstanding. Holders of common stock are entitled to one vote per share, and to receive dividends as may be declared from time to time by the Board of Directors. Upon liquidation or dissolution, they are entitled to receive all assets available for distribution to stockholders. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company. The common stock is not redeemable at the option of the holder.
As of December 31, 2021 and June 30, 2022 (unaudited) the Company was authorized to issue 17,000,000 and 17,000,000 shares of common stock, respectively.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

As of December 31, 2021 and June 30, 2022 (unaudited), the Company has 5,800,407 and 5,808,791 shares of common stock issued and outstanding, respectively, and have the following number of shares of common stock reserved for issuance:

	December 31, 2021	June 30, 2022
		(unaudited)
Convertible preferred stock	8,629,973	8,629,973
Stock options outstanding	1,100,212	1,242,396
Stock options and restricted stock awards available for future grant	598,172	447,604
Common stock warrants	22,301	22,301

Total shares reserved for issuance	10,350,658	10,342,274

(8)	Stock-Based Compensation Plans
In 2019, the Board of Directors approved the 2018 Equity Incentive Stock Plan (“the Plan”), which provides for granting of incentive and nonstatutory stock options and stock purchase rights to employees, directors, and consultants. Under the Plan, the Board of Directors (the “Plan Administrator”) determines various terms and conditions of option grants, including option expiration dates (generally ten years from the date of grant), vesting terms (generally over a four-year period, with 25% vesting at the end of the first year and the unvested balance vesting ratably on a monthly basis over the remaining period), and payment terms. The Plan provides for stock option grants at an exercise price as determined by the Plan Administrator, but in the case of incentive stock options, not less than 100% of the fair market value of the common stock subject to the option on the date of grant as determined by the Board of Directors and not less than 100% of the fair market value for nonstatutory stock options. Options granted to owners of 10% or more of the Company’s common stock have an exercise price of not less than 110% of the fair market value of the common stock on the date of grant as determined by the Board of Directors.
The Plan allows for early exercise of options prior to vesting with Board of Directors approval. In connection with the early exercise of stock options, the Company has the right, but not the obligation, to repurchase unvested shares of common stock upon termination of the individual’s service to the Company at the original purchase price per share.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Stock Options
A Summary of option activities under the Plan for the year ended December 31, 2021 and six months ended June 30, 2022 (unaudited) is as follows:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at January 1, 2021	412,189	$0.45	9.53	$18
Granted	865,585
Exercised	(22,245)
Canceled/Forfeited	(155,317)

Balance at December 31, 2021	1,100,212	$2.86	9.15	$3,120

Granted	298,298
Exercised	(23,558)
Canceled/Forfeited	(132,556)

Balance at June 30, 2022 (unaudited)	1,242,396

Vested and exercisable as of December 31, 2021	189,127	$0.83	8.47	$919
Vested and exercisable as of June 30, 2022 (unaudited)	305,214	$1.54	8.22	$1,295
A Summary of option activities under the Plan for the six months ended June 30, 2021 (unaudited) is as follows:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at January 1, 2021	412,189	$0.45	9.53	$18
Granted	460,410
Exercised	—
Canceled/Forfeited	(24,718)

Balance at June 30, 2021 (unaudited)	847,881	$1.44	9.39	$3,571

Vested and exercisable as of June 30, 2021 (unaudited)	67,845	$1.05	9.08	$312
A total of 211,632, 138,524 and 67,845 option awards vested during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited), respectively. The total fair value of option awards vested during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) was $75, $182 and $31, respectively.
A total of 911,085, 942,682 and 780,036 option awards were unvested as of December 31, 2021 and June 30, 2022 and 2021 (unaudited), respectively. As of December 31, 2021 and June 30, 2022 and 2021 (unaudited), there was $1,287, $1,601 and $624 of unrecognized compensation costs related to unvested stock options, respectively, which is expected to be recognized over a weighted-average period of 3.13 years, 2.91 years and 3.25 years, respectively.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The weighted-average estimated grant date fair value of stock options granted during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) was $1.81, $2.58 and $1.32 per share, respectively.
The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. The total intrinsic values of options exercised during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) was $116, $124 and $0, respectively.
Option awards canceled and forfeited during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) had a weighted-average estimated grant date fair value per share of $0.97, $1.91 and $0.22, respectively.
Options Subject to Early Exercise
Common stock purchased pursuant to an early exercise of stock options is not deemed to be outstanding for accounting purposes until those shares vest. The consideration received for an exercise of an option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The shares issued upon the early exercise of these unvested stock option awards, which are reflected as exercises in the table above, are considered to be legally issued and outstanding on the date of exercise. Upon termination of service, the Company may repurchase unvested shares acquired through an early exercise of stock of stock options at a price equal to the price per share paid upon the exercise of such options. As of December 31, 2021 and June 30, 2022 (unaudited), the Company has 30,897 and 24,718 shares of common stock, respectively, that are subject to repurchase and has recorded liabilities related to early exercises of shares of common stock of $14 and $11 in accrued expenses and other current liabilities as of December 31, 2021 and June 30, 2022 (unaudited), respectively, in the accompanying consolidated balance sheets.
Restricted Stock Awards
The Company has issued restricted stock awards at various dates from inception through June 30, 2022. The restricted stock awards have a strike price equal to the determined fair value on the date of the award, are awarded for providing services, and generally vest over a period of 4 years. These restricted stock awards vest at various dates through February 2025.
A summary of RSA activity under the Plan for the year ended December 31, 2021 and the six months ended June 30, 2022 (unaudited) is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value (Per Share)
Unvested, January 1, 2021	2,103,496	$0.06
Granted	185,716	0.53
Vested	(1,380,297)	0.05
Unvested repurchased	(57,740)	0.26

Unvested, December 31, 2021	851,175	0.17
Granted	—	—
Vested	(543,309)	0.05
Unvested repurchased	(15,174)	0.01

Unvested, June 30, 2022 (unaudited)	292,692	$0.38

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

A summary of RSA activity under the Plan for the six months ended June 30, 2021 (unaudited) is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value (Per Share)
Unvested, January 1, 2021	2,103,496	$0.06
Granted	185,716	0.53
Vested	(702,137)	0.04
Unvested repurchased	(17,263)	0.27

Unvested, June 30, 2021 (unaudited)	1,569,812	$0.13

As of December 31, 2021 and June 30, 2022 and 2021 (unaudited), the Company had $142, $107 and $188 of unrecognized stock-based compensation related to RSAs which is expected to be recognized over a weighted-average remaining service period of 1.29 years, 1.67 years and 1.43 years, respectively.
Restricted Stock Awards Subject to Repurchase
As of December 31, 2021 and June 30, 2022 (unaudited), the Company has 851,175 and 292,692 restricted stock awards that are unvested and subject to repurchase; respectively, and has recorded liabilities of $10 and $1, respectively in accrued expenses and other current liabilities in the accompanying consolidated balance sheets as of December 31, 2021 and June 30, 2022 (unaudited).
Valuation of Awards
The Company’s use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted requires the input of highly subjective assumptions. These assumptions and estimates are as follows:
Fair value of common stock
– Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third party valuations of the Company’s common stock; (ii) the prices, rights, preferences and privileges of the Company’s preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; and (vi) precedent transactions involving the Company’s shares.
Expected volatility
– Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options.
Expected term
– Expected term represents the period over which the Company anticipates stock-based
awards to be outstanding. The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Risk-free
interest rate
– The Company uses the average of the published interest rates of U.S. Treasury zero-coupon
issues with terms consistent with the expected term of the awards for its risk-free
interest rate.
Expected dividend yield
– The Company historically has not paid dividends on common stock and has no plans to issue dividends in the foreseeable future.
The weighted-average assumptions used to calculate the grant date fair value of option grants issued during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) are as follows:

	December 31, 2021	June 30, 2022	June 30, 2021
		(unaudited)	(unaudited)
Expected volatility	41.59%	42.17%	41.4%
Expected term (in years)	5.99	6.00	5.97
Risk-free interest rate	1.01%	2.57%	0.88%
Expected dividend yield	—	—	—
Stock-based compensation expense for the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) is as follows:

	December 31, 2021	June 30, 2022	June 30, 2021
		(unaudited)	(unaudited)
Cost of operations	$42	$28	$20
General and administrative	59	49	19
Sales and marketing	13	10	4
Research and development	192	160	42

Stock-based compensation expense	$306	$247	$85

Secondary Sales of Common Stock
During the year ended December 31, 2021 and during the six months ended June 30, 2021 (unaudited), an existing investor acquired 72,104 shares of outstanding common stock from certain employees of the Company for an aggregate purchase price of $1,500, which the Company determined was in excess of the estimated fair value of that common stock at the time of the transactions. As a result, the Company recognized $1,044 in incremental stock-based
compensation expense for the difference between the price paid by the investor and the estimated fair value on the date of the transaction. In connection with these secondary sales of common stock, the Company waived its rights of first refusal applicable to such shares. Stock-based compensation recognized as a result of these transactions was recognized in general and administrative in the accompanying consolidated statement of operations and comprehensive loss for the year ended December 31, 2021 and the six months ended June 30, 2021 (unaudited). There were no secondary transactions in the six months ended June 30, 2022 (unaudited).

(9)	Leases
The Company had one operating lease during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited) for certain office space with a contractual lease period that expires in May 2023. Lease payments consist primarily of fixed rental payments for the right to use the underlying leased asset over the lease terms as well as variable payments for common area maintenance and administrative services.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

The Company’s operating lease costs for the year ended December 31, 2021 and the six months ended June 30, 2022 and 2021 (unaudited) are as follows:

	December 31, 2021	June 30, 2022	June 30, 2021
		(unaudited)	(unaudited)
Operating lease cost	$354	$177	$177
Short-term lease cost	68	26	26
Variable lease cost	9	7	—

Total lease costs	$431	$210	$203

The Company’s lease agreements do not contain any residual value guarantees or material restrictive covenants.
Other information related to leases as of December 31, 2021 and as of June 30, 2022 and 2021 (unaudited) is as follows:

	December 31, 2021	June 30, 2022	June 30, 2021
		(unaudited)	(unaudited)
Supplemental cash flow information:
Cash paid for amounts included in measurement of lease liabilities - operating cash flows from operating leases	$347	$178	173
Noncash lease activity:
Right-of-use assets obtained in exchange for new operating lease liabilities	$1,037	$—	$1,037
Weighted-average remaining lease term (years)	2.17	1.67	2.67
Weighted-average discount rate	5.0%	5.0%	5.0%
Maturities of operating lease liabilities as of December 31, 2021 and June 30, 2022 by year are as follows:

	December 31, 2021	June 30, 2022
Year ending December 31,:		(unaudited)
2022	$357	$179
2023	368	368
2024	62	62

Total future lease payments	787	609
Less: imputed interest	(40)	(23)

Total lease liabilities	$747	$586

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

(10)	Commitments and Contingencies
Convertible Preferred Stock
As of December 31, 2021 and June 30, 2022 (unaudited) convertible preferred stock consisted of the following:

	Shares Authorized	Conversion Price per Share	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference
Series A-1	3,328,184	$3.0482	3,328,184	$10,102	$10,145
Series A-2	36,451	$2.7434	36,451	110	111
Series A-3	297,801	$2.2666	297,801	904	908
Series A-4	1,993,468	$2.0216	1,993,468	6,050	6,076
Series A-5	112,856	$1.0633	112,856	343	344
Series B	2,861,213	$20.1225	2,861,213	57,487	57,575

	8,629,973		8,629,973	$74,996	$75,159

The rights, preferences and privileges of the Company’s convertible preferred stock are as follows:
Dividends
From and after the date of issuance of the shares of Convertible Preferred stock, the holders of the outstanding shares of Convertible Preferred Stock are entitled to receive, when and if declared by the Board of Directors, and prior and in preference to dividends on the Company’s common stock, a noncumulative cash dividend at the per annum rate of $3.0482, $2.7434, $2.2666, $2.0216, $1.0633, and $20.1225 for each share of Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, and Series B Preferred Stock, respectively. After payment of such dividends, any additional dividends shall be distributed among the holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate. No dividends have been declared or paid through December 31, 2021 or June 30, 2022 (unaudited).
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of ownership thereof, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled to, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment in full of all liquidation amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
Conversion
Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original issue price by the applicable conversion price in effect at the time of conversion. The conversion price shall, with respect to any series of Preferred Stock, initially equal to the original issue price for such series of Preferred Stock.
Voting
Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock shall vote together, on an as-converted basis, with the holders of Common Stock as a single class.
With respect to all matters presented to the Board of Directors (or any committee thereof) for approval at any meeting of the Board of Directors (or any committee thereof) or by written consent in lieu of a meeting of the Board of Directors (or any committee thereof), the Common Director shall be entitled to three (3) votes with respect to each such matter presented to the Board of Directors, and the Preferred Directors shall each be entitled to two (2) votes with respect to each such matter presented to the Board of Directors.
Redemption
The convertible preferred stock series are not redeemable at the option of the holder.
Legal Matters
From time to time, the Company is party to certain claims in the normal course of business. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or contingencies. A liability is recorded when and if it is determined that such a liability for litigation or contingencies is both probable and estimable. While it is not feasible to predict or determine the ultimate outcome of these matters, the Company believes that none of its current legal proceedings will have a material adverse effect on its financial position or results of operations.

(11)	Related Party Transactions
Partial Recourse Note
The Company extended a loan of $84 to an employee in order to facilitate the issuance of the Company’s common stock as a result of a restricted stock award during the year-ended December 31, 2021 and the six months ended June 30, 2021 (unaudited). The loan has a nine-year term, bears interest at a rate of 0.62% compounding semi-annually, and are secured by the underlying shares of common stock. The note is considered non-recourse for accounting purposes and accordingly not considered a substantive exercise for accounting purposes.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

Related Party Receivable
As of December 31, 2021 and June 30, 2022 (unaudited), the Company had a receivable from a related party stockholder and founder of the Company. The related party receivable does not have repayment terms, is noninterest-bearing, nor collateralized, and the Company does not have a history of settling receivables within a short period of time with the related party. The Company has classified related party receivables within stockholders’ deficit in the consolidated balance sheets.

(12)	401(k) Plan
The Company’s 401(k) plan is a defined contribution plan that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowance. The Company provides matching up to the first 4% of salary contributions. The Company made matching contributions of $234, $242, and $81 during the year ended December 31, 2021 and six months ended June 30, 2022 and 2021 (unaudited), respectively.

(13)	Income Taxes
The provision for income taxes consists of the following for the year ended December 31,2021:

December 31, 2021
Current income tax expense:
Federal	$—
State	1
Foreign	6

Total current income tax expense	7
Deferred income tax expense
Federal	—
State	—
Foreign	—

Total deferred income tax expense	—

Total provision for income taxes	$7

The Company’s effective tax rate differs from the statutory rate of 21% primarily due to the full valuation allowance position against its deferred tax assets.

NEARSIDE BUSINESS CORP.
Notes to the Consolidated Financial Statements
(In thousands, except share and per share amounts)

As of December 31, 2021 the tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are as follows:

December 31, 2021
Deferred tax assets:
Net operating losses	$6,511
Lease liabilities	204
Reserves and accruals	21
Intangibles	27
Valuation allowance	(6,549)

Total deferred tax assets, net of valuation allowance	214
Deferred tax liabilities:
Depreciation and amortization	(16)
Right-of-use asset	(198)

Total deferred tax liabilities	(214)

Total net deferred tax liabilities	$—

As of December 31, 2021, the Company had federal and state net operating losses of $25.3 million and $22.8 million, respectively. If not utilized, the state operating loss carryforwards will begin to expire in 2038. The federal net operating losses can be carried forward indefinitely.
Assessing the realizability of the Company’s deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. The Company has evaluated the criteria for realization of deferred tax assets and, as a result, has determined that its deferred tax assets are not realizable on a more likely than not basis. Accordingly, the Company recorded a valuation allowance of $6.5 million as of December 31, 2021.
The Company files income tax returns in the U.S. federal, state, and certain foreign jurisdictions. The Company’s U.S. federal income tax return years 2018 through 2021 remain open to examination. The Company’s respective state and foreign income tax return years 2018 through 2021 remain open to examination. There are no income tax audits currently in progress.
The Company’s effective tax rate for the six months ended June 30, 2022 and 2021 (unaudited) was 0%, respectively. The difference between the U.S. federal income tax rate of 21.0% and the Company’s overall income tax rate for the six months ended June 30, 2022 and 2021 (unaudited) was primarily due to the change in the valuation allowance for each period, respectively.

(14)	Subsequent Events
The Company has evaluated subsequent events from the accompanying consolidated balance sheets date through November 7, 2022, the date at which the consolidated financial statements were available to be issued, except as discussed below.
On September 8, 2022, the Company was acquired by Plastiq, Inc. for 32,166,748 shares of Plastiq, Inc. common stock and the opportunity to receive 9,650,021 additional common shares if certain milestones are met in 2023 through 2026. The initial accounting for this acquisition is still in process, including the determination of the fair value of net assets acquired.
On September 7, 2022, concurrent with the acquisition by Plastiq, Inc., the Company’s partial-recourse note issued to an employee, including accrued but unpaid interest, was paid in full through the transfer of 16,665 shares back to the Company.

ANNEX A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

COLONNADE ACQUISITION CORP. II,

PASADENA MERGER SUB INC.,

and

PLASTIQ INC.

dated as of August 3, 2022

-i-

TABLE OF CONTENTS   (Continued)

-ii-

TABLE OF CONTENTS   (Continued)

-iii-

TABLE OF CONTENTS   (Continued)

Page
Section 11.15.	Enforcement	A-73
Section 11.16.	Non-Recourse	A-73
Section 11.17.	Non-Survival of Representations, Warranties and Covenants	A-73
Section 11.18.	Conflicts and Privilege	A-73

Exhibits:
Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C Exhibit D Exhibit E	Form of A&R Registration Rights Agreement Form of Incentive Award Plan Form of Employee Stock Purchase Plan

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 3, 2022 (this “Agreement”), is made and entered into by and among Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Pasadena Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Plastiq Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, at least one day prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, subject to obtaining the Acquiror Shareholder Approval, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware in the form attached as Exhibit A hereto (the “Certificate of Incorporation of Acquiror upon Domestication”) and adopt bylaws in the form attached as Exhibit B hereto (the “Bylaws of Acquiror upon Domestication”), in each case, with such changes as may be agreed in writing by Acquiror and the Company at any time prior to the effectiveness of the Registration Statement;

WHEREAS, (x) immediately prior to the Domestication, each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Acquiror Class A Common Stock (as defined below) (“Sponsor Share Conversion”); and (y) immediately following the conversion described in clause (x), in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (iii) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), and in connection with the Closing, each Domesticated Acquiror Unit shall be separated into its component parts, consisting of one share of Domesticated Acquiror Common Stock and one-fifth of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Plastiq Inc.” or another name to be determined by the Company in its reasonable discretion;

WHEREAS, prior to the Effective Time (as defined below), all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Company Warrant Settlement”);

WHEREAS, following the Company Warrant Settlement but immediately prior to the Effective Time, all shares of Company Preferred Stock (as defined below) will be converted into shares of Company Common Stock (as defined below) as set forth in the Company’s Governing Documents (as defined below);

WHEREAS, at the Effective Time, all shares of Company Common Stock (as defined below) and Company Awards will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, (i) the Sponsor Share Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (such treatment, an “E Reorganization”), (ii) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder (such treatment, an “F Reorganization”) and (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code (such treatment, a “Section 368(a) Reorganization,” and each such tax treatment as applied to the particular transaction(s) as described in clauses (i), (ii) or (iii), an “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the Company’s stockholders;

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain and deliver to Acquiror as promptly as practicable, and in no event later than twenty-four (24) hours following the execution and delivery of this Agreement (i) a Company Holders Voting and Support Agreement, duly executed by the Requisite Company Stockholders (as defined below) to Acquiror and the Company (as amended or modified from to time, “Company Holders Voting and Support Agreement”), pursuant to which such Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is in the best interests of Acquiror for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement, the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the

Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby; and

WHEREAS, at the Closing, Acquiror, the Sponsor, certain of the members of the Sponsor and certain former stockholders of the Company shall enter into an Amended & Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(e).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror’s Q1 2021 10-Q” has the meaning specified in Section 5.5.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A) and (B) and of Section 8.2(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at an Acquiror Shareholders’ Meeting, (ii) those Transaction Proposals identified in clauses (C), (D), (E), (F), (G), (H) and (I) of Section 8.2(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), and (iii) with respect to any other proposal proposed to the Acquiror Shareholders, the requisite approval required under Acquiror’s Governing Documents, the Cayman Islands Companies Act or any other applicable Law, in each case, at an Acquiror Shareholders’ Meeting.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby (including, for the avoidance of doubt, a Financing Arrangement) and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of: (i) a portion of the business of the Company and its Subsidiaries that comprises 15% or more of their combined net revenues or net income (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or (iii) 15% or more of the aggregate amount of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of the aggregate amount of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjusted Restricted Stock” has the meaning specified in Section 3.3(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock (including Company Restricted Stock) that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon or subject to the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Effective Time, (iii) issuable upon the conversion of all shares of Company Preferred Stock pursuant to the Company Governing Documents, in each case calculated on a treasury stock basis, (iv) issuable upon the conversion of all Company Warrants pursuant to the terms therein or (v) any other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (including, any equity or debt securities of the Company issued in connection with Project Nightingale, the Financing Round and the SAFE (to the extent still in effect immediately and outstanding prior to the Closing) (each as defined in the Company Disclosure Letter)), minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (a)(ii) above divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00. For the avoidance of doubt, the definition of “Aggregate Merger Consideration” shall not include the value, or any proceeds received by either the Company or Acquiror, in connection with a Financing Arrangement (including, for the avoidance of doubt, the issuance of any Company Capital Stock and/or Acquiror Common Stock).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Base Purchase Price” means $400,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Bylaws of Acquiror upon Domestication” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate of Incorporation of Acquiror upon Domestication” has the meaning specified in the Recitals hereto.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Colonnade Group” has the meaning specified in Section 11.18(a).

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or Company Restricted Stock.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.000001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Voting and Support Agreement” has the meaning specified in the Recitals hereto.

“Company Incentive Plan” means the Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company IP” or “Company Intellectual Property” mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes the Company Software and Company Registered Intellectual Property.

“Company IT Systems” means any and all IT Systems that are owned, leased, or licensed by the Company or its Subsidiaries and used (or held for use) in or necessary for the operation of their businesses.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, or (k) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Permits” has the meaning specified in Section 4.11.

“Company Preferred Stock” means the shares of Preferred Stock.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Related Party” has the meaning specified in Section 4.30.

“Company Restricted Stock” means a share of Company Common Stock that, as of immediately prior to the Effective Time, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code and was issued pursuant to an award granted under the Company Incentive Plan.

“Company Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of at least a majority of the voting power of the holders of (i) the then outstanding Company Preferred Stock voting as a separate class, (ii) the then outstanding Company Capital Stock, voting as a single class and on an as-converted basis, (iii) the then outstanding shares of Common Stock (other than those issued or issuable upon conversion of the shares of Company Preferred Stock), and (iv) the Requisite Company Stockholders, in each of clause (i), (ii), (iii) and (iv), pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Governing Documents and applicable Law.

“Company Warrant Settlement” has the meaning specified in the Recitals hereto.

“Company Warrants” means the warrants of the Company to purchase capital stock of the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Conversion” has the meaning specified in Section 3.1(a).

“Copyleft Terms” means any Open Source License for Software (including any Software licensed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, or any other public source code licensing arrangement) or any similar license, in each case that requires, as a condition of or in connection with any use, modification and/or distribution of Software subject to such license (or any Company Software or other Company Intellectual Property that is used by, incorporated into, includes, or relies on Software subject to such license), or other Software incorporated into, derived from, linked in or to, or used or distributed with such Software subject to such license, any of the following: (i) the disclosing, making available, distribution, offering or delivering of source code regarding such Company Software or other Company Intellectual Property for no or minimal charge; (ii) the granting of permission for creating modifications to or derivative works of any such Company Software or other Company Intellectual Property); or (iii) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property rights regarding such Company Software or other Company Intellectual Property; or (iv) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property rights through any means.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Unit” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“E Reorganization” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Person or any trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“F Reorganization” has the meaning specified in the Recitals hereto.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Financing Arrangement” has the meaning specified in Section 8.7.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all rights, title and interest in or to intellectual property of any kind and nature throughout the world, including U.S. and foreign rights in, to, or under the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, provisionals, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, taglines, social media identifiers and related accounts, brand names, slogans, corporate names, pending applications therefor, internet domain names, and all other indicia of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including rights in Software, and other works of authorship, design rights, database rights, moral rights, and other rights in copyrightable work; (iv) know-how, trade secrets, inventions, processes, procedures, database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information (collectively, “Trade Secrets”); (v) rights of publicity and in social media usernames and accounts; (vi) all other intellectual property rights, proprietary rights and industrial property rights; (vii) copies and tangible embodiments thereof (in whatever form or medium); and (viii) the right to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same or similar subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“IT Systems” mean any and all computers, information technology systems, hardware, servers, workstations, routers, hubs, switches, networks, data communications lines, and all other information technology, equipment or assets and any Software (whether in object or source code form) in any of the foregoing, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Key Employees” means the individuals set forth on Section 1.1(a) of the Company Disclosure Letter.

“Latham” has the meaning specified in Section 11.18(a)(ii).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Licensing Approval” means the approval of the Commissioner of the Texas Department of Banking of a change of control pursuant to Texas Finance Code § 151.605(b).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, licenses, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means Nasdaq Capital Market, Nasdaq Global Market or Nasdaq Global Select Market.

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Terms.

“Open Source Materials” means any Software subject to an Open Source License.

“PCAOB Financial Statements” has the meaning specified in Section 6.4(a).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (vi) non-exclusive licenses of Company Intellectual Property granted to customers or distributors entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) real property Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person (including one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person) or as that term is defined under applicable Privacy and Security Requirements.

“Plastiq Group” has the meaning specified in Section 11.18(a)(ii).

“Preferred Stock” has the meaning specified in Section 4.6(a).

“Privacy and Security Requirements” means all applicable laws and regulations in all jurisdictions applicable to the Company concerning data privacy, data security, cybersecurity and data protection.

“Privileged Materials” has the meaning specified in Section 11.18(b)(i).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Public Shares” has the meaning specified in Section 5.5.

“Q1 Financial Statements” has the meaning specified in Section 4.8(a).

“Q2 Financial Statements” has the meaning specified in Section 6.4(c).

“Q3 Financial Statements” has the meaning specified in Section 6.4(c).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Reclassification Matter” has the meaning specified in Section 5.5.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means the holders of at least (i) a majority of the shares of Company Common Stock issued or issuable upon conversion of the then outstanding shares of Series C Preferred Stock (on an as-converted basis), voting as a separate class, (ii) 74% of the shares of Company Common Stock issued or issuable upon conversion of the then outstanding shares of Series D Preferred Stock (on an as-converted basis), voting as a separate class, and (iii) a majority of the shares of Company Common Stock issued or issuable upon conversion of the then outstanding shares of Series E Preferred Stock (on an as-converted basis), voting as a separate class, including any specified holders thereof as and when required by the Governing Documents of the Company.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Donetsk People’s Republic, the Luhansk People’s Republic, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States government, including the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; (iii) any Person otherwise subject of Sanctions Laws; and (iv) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i), (ii) or (iii), either individually or in the aggregate.

“Sanctions Laws” means those trade, embargoes, and economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Section 368(a) Reorganization” has the meaning specified in the Recitals hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any loss, damage, or unauthorized access, disclosure, use, or breach of security of any information technology networks or systems, and the data (including Personal Information or sensitive or proprietary business information) in the possession, custody, or control of the Company or any of its Subsidiaries, or any such information held or processed on behalf of the Company or any of its Subsidiaries.

“Seller/Company Parties” has the meaning specified in Section 11.18(b)(i).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Series D Preferred Stock” has the meaning specified in Section 4.6(a).

“Series E Preferred Stock” has the meaning specified in Section 4.6(a).

“Software” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) databases, database rights and compilations, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons (d) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”); and (e) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means Colonnade Sponsor II LLC, a Cayman Islands limited liability company.

“Sponsor Share Conversion” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(e).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customer” has the meaning specified in Section 4.12(a)(i).

“Top Supplier” has the meaning specified in Section 4.12(a)(i).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Litigation” has the meaning specified in Section 8.6(b).

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a)

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Updated Q1 Financial Statements” has the meaning specified in Section 6.4(b).

“W&C” has the meaning specified in Section 11.18(a).

“Warrant Accounting Matter” has the meaning specified in Section 5.5.

“Warrant Agreement” means the Warrant Agreement, dated as of March 9, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to ARTICLE IV or ARTICLE V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, ARTICLE IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, ARTICLE V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by the mutual exchange of documents and signatures (or their electronic counterparts) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the A&R Registration Rights Agreement, duly executed by the stockholders of the Company who have elected to execute the A&R Registration Rights Agreement; and

(iv) to Acquiror, in form and substance reasonably satisfactory to Acquiror, a certificate on behalf of the Company dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2 in a manner consistent with Section 3.1(e).

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, in form and substance reasonably satisfactory to the Company, a certificate on behalf of the Acquiror (following the Domestication), prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) certifying that no interest in Acquiror is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(iv) to the Company, the A&R Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds from the Trust Account, (i) all accrued and unpaid transaction expenses of Acquiror (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices and applicable Tax forms (e.g., IRS Form W-9) for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The Certificate of Incorporation of Acquiror upon Domestication and Bylaws of Acquiror upon Domestication which shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, each of the Sponsor Share Conversion, the Domestication and the Merger qualifies for its Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties, as of the date hereof, knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action, if such fact, circumstance or action would be reasonably expected to cause the Sponsor Share Conversion, the Domestication, or the Merger to fail to qualify for its Intended Tax Treatment. The Sponsor Share Conversion, the Domestication, and the Merger shall be reported by the applicable parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to any Intended Tax Treatment by any Governmental Authority. The parties shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Tax treatment of the Sponsor Share Conversion, the Domestication and the Merger consistent with their respective Intended Tax Treatments, including providing reasonable and customary factual support letters.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) In connection with the Warrant Settlement, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time will automatically terminate in accordance with its terms and be of no further force and effect as of the Effective Time; provided that the foregoing shall not affect the ability of a holder of any Company Warrant to exercise such Company Warrant (or the automatic exercise of such Company Warrant) in connection with the Merger pursuant to the terms therein.

(b) Upon the terms and subject to the conditions of this Agreement, immediately prior to the Effective Time but following the Company Warrant Settlement, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of Company Common Stock at the then-effective conversion rate in accordance with the Company’s Governing Documents (without any further action on the part of Acquiror, the Company, Merger Sub or such holder of Company Preferred Stock) (the “Conversion”).

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock (including shares of Company Common Stock issued in the Company Warrant Settlement and the Conversion), each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Capital Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(e)

(d) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

(e) Each holder of shares of Company Capital Stock as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Capital Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(f) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2. Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the date hereof, the Company shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock entitled to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror and the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate

Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Awards.

(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall be cancelled as of the Effective Time, and each such Company Option shall be assumed by Acquiror and converted into the right to receive an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall provide the right to purchase that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Restricted Stock, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and converted into a number of shares of restricted Domesticated Acquiror Common Stock (each, “Adjusted Restricted Stock”) equal to the Exchange Ratio with substantially the same terms and conditions as were applicable to the related share of Company Restricted Stock immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that any per share repurchase price of such Adjusted Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Company Restricted Stock by (ii) the Exchange Ratio, rounded up to the nearest cent.

(c) The Company shall take all necessary actions to effect the treatment of Company Awards pursuant to this Section 3.3 in accordance with the Company Incentive Plan and the applicable award agreements. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and (ii) provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.4. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, Merger Sub, the Company and its Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Sub, the Company or its Subsidiaries, or the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration (other than any compensatory payments to be made pursuant to this Agreement or backup withholding) and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the

Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s

Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Holders Voting and Support Agreements have been executed and delivered to Acquiror by the Requisite Company Stockholders.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, permit, or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby; (iii) the filing of the Merger Certificate in accordance with the DGCL; (iv) the Licensing Approval; and (v) such Governmental Authorizations listed in Section 4.5 of the Company Disclosure Letter.

Section 4.6. Capitalization of the Company.

(a) As of August 2, 2022, the authorized capital stock of the Company consists of (x) 109,300,000 shares of Company Common Stock, of which 14,374,394 shares are issued and outstanding as of the date of this Agreement, and (y) 67,133,934 shares of Company Preferred Stock, which includes (i) 5,314,544 shares of Series A-1 Preferred Stock (converting at approximately 1 to 1.044) with a par value of $0.000001 per share, of which 5,197,023 shares are issued and outstanding as of the date of this Agreement, (ii) 3,681,072 shares of Series A Preferred Stock with a par value of $0.000001 per share, all of which are issued and outstanding as of the date of this Agreement, (iii) 6,906,074 shares of Series B-1 Preferred Stock with a par value of $0.000001 per share, all of which are issued and outstanding as of the date of this Agreement, (iv) 7,868,616 shares of Series B-2 Preferred Stock with a par value of $0.000001 per share, of which 7,726,521 shares are issued and outstanding as of the date of this Agreement, (v) 9,855,559 shares of Series B Preferred Stock with a par value of $0.000001 per share, of which 9,785,801 shares are issued and outstanding as of the date of this Agreement, (vi) 9,303,006 shares of Series C Preferred Stock with a par value of $0.000001 per share (“Series C Preferred Stock”), of which 9,164,281 shares are issued and outstanding as of the date of this Agreement, (vii) 11,899,900 shares of Series D Preferred Stock with a par value of $0.000001 per share (“Series D Preferred Stock”), of which 11,304,900 shares are issued and outstanding as of the date of this Agreement and (viii) (vii) 12,305,163 shares of Series E Preferred Stock with a par value of $0.000001 per share (“Series E Preferred Stock”), of which 4,713,876 shares are issued and outstanding as of the date of this Agreement (clauses (i) – (viii) collectively, the “Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Section 4.6(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Company Warrants. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of August 2, 2022, Company Options to purchase 17,658,822 shares of Company Common Stock are outstanding and 1,116,358 shares of Company Restricted Stock are outstanding. As of August 2, 2022, there are 4,955,461 shares of Company Common Stock reserved for issuance under the Company Incentive Plan. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, expiration date and, if applicable, the exercise price thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly granted or issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof) in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(d) Except as otherwise set forth in this Section 4.6 or on Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including provincial, federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet and consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2020, together with each auditor’s reports thereon (the “Audited Financial Statements”), including the footnotes thereto; (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2021 (the “Unaudited Financial Statements”); and (iii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three month period ending March 31, 2022 (the “Q1 Financial Statements” and, together with the Audited Financial Statements, the Unaudited Financial Statements, the Q2 Financial Statements and the Q3 Financial Statements (if applicable pursuant to Section 6.4) and each when delivered pursuant to Section 6.4, the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 6.4, the Updated Q1 Financial Statements, the Q2 Financial Statements and the Q3 Financial Statements (if applicable pursuant to Section 6.4) and the PCAOB Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, the Updated Q1 Financial Statements, Q2 Financial Statements and the Q3 Financial Statements (if applicable pursuant to Section 6.4), to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements, the Updated Q1 Financial Statements, the Q2 Financial Statements and the Q3 Financial Statements (if applicable pursuant to Section 6.4), the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 4.8(c) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as set forth on Section 4.8(d) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act), director or manager of the Company or its Subsidiaries. The Company and its Subsidiaries have not, respectively, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with the management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (in each case, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, hearings, charges, audits, investigations (formal or informal), arbitration, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) As of the date hereof, each of the Company and its Subsidiaries is and, for the last three (3) years has been, in material compliance with all applicable Laws applicable to the conduct of business of such Company or Subsidiary and, since the date that is three (3) years prior to the date hereof, no written notices have been received by the Company or any of its Subsidiaries from any Governmental Authority or any other Person alleging a material violation of any such Laws.

(b) Each of the Company and its Subsidiaries holds all permits required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The operations of the Company and its Subsidiaries are and, for the last three (3) years have been, conducted in compliance in all material respects with all terms and conditions of all Company Permits. To the Company’s knowledge, all material Company Permits are valid and in full force and effect and none of such material Company Permits will be terminated or become terminable as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. None of the Company nor any of its Subsidiaries is or has during the last three (3) years been in default under any material Company Permit, and no material Company Permit has been suspended, terminated, revoked, withdrawn, modified, or limited during the last three (3) years. To the knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under any material Company Permit, and no Proceeding (or to the knowledge of the Company, investigation by a Governmental Authority) is pending or, to the knowledge of the Company, threatened, to suspend, terminate, revoke, or withdraw any material Company Permit, or to modify or limit any material Company Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable Company or Subsidiary to use such Company Permit or conduct its business.

(c) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries have implemented and maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law (including sufficient allocation of resources and appropriate review of such policies, procedures, and processes and oversight by qualified management) by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the top ten (10) customers based on aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty (a “Top Customer”) and the top ten (10) vendors of the Company and its Subsidiaries based on aggregate spend of such counterparty (a “Top Supplier”), in each case, during the trailing six (6) months for the period ending June 30, 2022;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $350,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $350,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) entered into in the ordinary course of business or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $350,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vi) Contracts (other than employment agreements, indemnification agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with the Key Employees;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, immunity, or other right in or to any material Company Intellectual Property or (ii) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property that is (1) exclusive or (2) otherwise material to the business of the Company and its Subsidiaries, provided, however, that none of the following are required to be set forth on Section 4.12(a) in the Company Disclosure Letter (but shall be deemed to constitute material Contracts for purposes of Section 4.12(b) if they otherwise qualify): (A) non-exclusive licenses of or other non-exclusive grants of rights of access or use in Company Intellectual Property granted to vendors or customers in the ordinary course of business; (B) Open Source Licenses; (C) Contracts granting to the Company or any of its Subsidiaries nonexclusive rights to use uncustomized Software that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $100,000 per year); or (D) invention assignment agreements with employees or contractors on standard forms made available to the Acquiror with no material exclusions or deviations;

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $350,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or equivalent rights (howsoever described); or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $350,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or a Subsidiary of the Company thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) None of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company or any of its Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any its Subsidiaries (other than due to the expiration of an existing contractual arrangement or quarterly or annual contract negotiations in the ordinary course of business); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (or equivalent document under any other applicable Law), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and (F) all material, non-routine correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, Canada Revenue Agency or any other Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit

Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a preapproved plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its Subsidiaries has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its Subsidiaries has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law with respect to any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any liability with respect to any employee benefit plan maintained for the benefit of any employee, officer, director or individual consultant based outside of the United States.

(d) (i) There are no pending, or to the knowledge of the Company, threatened actions, suits or claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto or against the Company or any of its Subsidiaries with respect to any Company Benefit Plan, and (ii) there is no audit or other proceeding by a Governmental Authority pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan, in either case of clause (i) or (ii), which could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(f) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(g) Except as set forth on Section 4.13(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 4.14. Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no labor union, works council, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, vacation, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets.

(e) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its

Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2022 through the date hereof.

(f) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

(g) Except as could not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, all individuals providing services to the Company and its Subsidiaries as of the date of this Agreement who are characterized and treated by any the Company and its Subsidiaries as independent contractors are properly treated as independent contractors under all applicable Law, are not employees, and have not been misclassified as independent contractors and none of the Company nor its Subsidiaries have received any notice from any Governmental Authority disputing such classification.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There are no audits, examinations or other Legal Proceedings with respect to any material amount of Taxes of the Company or any of its Subsidiaries presently in progress or to the knowledge of the Company, threatened, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing

Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying in whole or in part for tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority within the last three (3) years where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing. The Company will not be required to make any payment after the Closing as a result of an election under Section 965(h) of the Code.

(m) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. Each of the Company’s Subsidiaries is, and has been at all times since formation, treated for U.S. federal income Tax purposes as the type of entity (corporation, partnership or disregarded entity) set forth opposite its name in Section 4.15(m) of the Company Disclosure Letter.

(n) Neither the Company nor any of its Subsidiaries has deferred any Taxes under COVID-19 Measures.

(o) The Company has not knowingly taken any action (nor knowingly permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Domestication or the Merger from qualifying for its Intended Tax Treatment.

(p) Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses and Permits. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, and to the Company’s knowledge no such proceeding or similar Action has been threatened.

(b) None of the Company or any of its Subsidiaries owns any real property or has owned any real property in the last three (3) years.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each item of Company Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”) and (ii) all material unregistered trademarks used by the Company or any of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is valid, subsisting, and enforceable. All Company Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Company IP free and clear of all Liens (other than Permitted Liens) and has a valid license or otherwise lawful right to use all other Intellectual Property and IT Systems used in or necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently contemplated to be conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) There is not, and within the six (6) years preceding the date of this Agreement there has not been, any Action pending against the Company or any of the Company’s Subsidiaries, no written claims have been received by the Company or any of its Subsidiaries (including unsolicited offers to license patents), nor to the knowledge of the Company, has any third party threatened any Action: (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company IP. None of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, (i) to the knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of the Company’s Subsidiaries in any respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the six (6) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect all Company IP and to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, there has not been any (i) unauthorized disclosure of or unauthorized access to any Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of rights in any Trade Secrets; or (ii) to the Company’s knowledge, breaches by any Person of any confidentiality or non-disclosure contract relating to Trade Secrets of the Company or any of the Company’s Subsidiaries that has resulted or may result in the misappropriation of, or loss of rights in Trade Secrets.

(f) All Persons, including current or past employees, consultants and contractors of the Company who contribute or have contributed to the creation, development, design or modification of any material Company Intellectual Property have executed valid and binding written agreements pursuant to which such Persons have expressly assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by the Company to be proprietary to the Company or its Subsidiary).

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company or any Subsidiary in the development of any Intellectual Property owned by the Company or any of the Company’s Subsidiaries nor does any such Person have any rights, title, or interest in or to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) all Company Software, and (ii) Open Source Materials, is in all material respects in compliance with all Open Source Licenses applicable thereto. Neither the Company nor any of the Subsidiaries of the Company has used any Open Source Materials in a manner that subjects any material Company Software to any Copyleft Terms. The Company does not own or use any AI/ML technologies that are material to the conduct of its business as currently conducted as of the date hereof.

(i) The Company IT Systems operate and perform as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. To the knowledge of the Company, the Company IT Systems and Company Software do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices that, in each case, if activated would be material to the business of the Company and its Subsidiaries taken as a whole.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in material compliance with, and have maintained and been in material compliance with, all: (i) the Privacy and Security Requirements; (ii) the Company’s and its Subsidiaries’ internal or external privacy policies; and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cyber security, data security and the security of Personal Information controlled by the Company’s and each of its Subsidiaries. There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, threatened in writing against the Company or its Subsidiaries alleging a violation of any of the Privacy and Security Requirements, or of any third Person’s privacy, Personal Information or personal information rights.

(b) Each of the Company and its Subsidiaries have implemented and maintained, commercially reasonable policies and commercially reasonable security: (A) designed to maintain the confidentiality, integrity and availability of Company IT Systems and the data (including Personal Information or sensitive or proprietary business information) in their possession, custody, or control, including against unauthorized access, use, modification, disclosure or other misuse, and through administrative, technical and physical safeguards; (B) establishing commercially reasonable disaster recovery plans and procedures, backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with the Privacy and Security Requirements and customary industry practices; and (C) designed to prevent unauthorized access to, or control of the Company products or services.

(c) To the knowledge of the Company ,the Company IT Systems are free from malicious software, hardware, or other implement designed to disrupt, damage, or gain unauthorized access to the Company IT Systems. Neither the Company nor any Subsidiary of the Company has experienced any material Security Breach or other material incident impacting the confidentiality, integrity, or availability of the Company IT Systems or any data (including Personal Information or sensitive or proprietary business information) in the possession, custody, or control of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has received any written claim pursuant to (i) any Privacy and Security Requirements, or (ii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cyber security, data security and the security of Personal Information held or controlled by the Company and each of its Subsidiaries; or complaint from any Person, or provided any written notice, or been required to provide any written notice, to any Person, with respect to any material violation of (A) the Privacy and Security Requirements; and (B) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cyber security, data security and the security of Personal Information held or controlled by the Company and each of its Subsidiaries, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25. Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered, promised, authorized or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Government Contracts. The Company is not party to: (i) any Contract (other than the Company’s standard online terms and conditions), including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.29. Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 4.30. Related Party Transactions. Except as set forth on Section 4.30 of the Company Disclosure Letter, there are no material transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, present officer or director of the Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Capital Stock constituting, as of the date of this Agreement, more than 5% of the total number of Company Capital Stock on a fully diluted basis, calculated as of the date of this Agreement (each of the foregoing, a “Company Related Party”), on the other hand, except, in each case, for (a) Contracts and arrangements related or incidental to any Company Related Party’s employment or retention as a director or other service provider by the Company or any of its Subsidiaries (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company or any of its Subsidiaries in the ordinary course of business consistent with applicable Company policies and arrangements related or incidental thereto and (c) Contracts relating to a Company Related Party’s status as a holder of Company Capital Stock of the Company.

Section 4.31. No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Acquiror or Merger Sub or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Acquiror or Merger Sub or their respective Affiliates. Notwithstanding anything contained in this Agreement, the Company, and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and Merger Sub and that neither Acquiror nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror or Merger Sub in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or the Merger Sub. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of the Acquiror and the Merger Sub are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (C), (D), (E), (F), (G), (H) and (I) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger

Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Except for Acquiror’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, September 30, 2021 and March 31, 2022 (“Acquiror’s 10-Qs”) and Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2021 (“Acquiror’s 10-K”), Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 9, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Any restatement, revision or other modification to the Acquiror SEC Filings (including any financial statements contained therein) relating to or arising from the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021 (the “Warrant Accounting Matter”) or the application of ASC 480-10-S99-3A to the Class A ordinary shares, par value $0.0001 per share (the “Public Shares”), issued as part of the units sold in Acquiror’s initial public offering (the “Reclassification Matter”) shall not be deemed material noncompliance for purposes of this Section 5.5 and Section 5.6. Except as to the Warrant Accounting Matter and the Reclassification Matter, each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. Except as to the Warrant Accounting Matter and the Reclassification Matter, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Except as disclosed in Acquiror’s 10-Qs and Acquiror’s 10-K, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 9, 2021 and except as disclosed in Acquiror’s 10-Qs and Acquiror’s 10-K, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Except as a result of Acquiror’s failure to timely file Acquiror’s 10-Q and Acquiror’s 10-K, since March 9, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d) The Acquiror SEC Filings contain true and complete copies of the unaudited condensed balance sheet as of March 31, 2021, June 30, 2021, September 30, 2021 and March 31, 2022, audited balance sheet as of December 31, 2021, condensed statement of cash flows for the period from November 24, 2020 (inception) through March 31, 2021, for the period from November 24, 2020 (inception) through December 31, 2020, for the six months ended June 30, 2021, for the nine months ended September 30, 2021, for the year ended December 31, 2021 and for the three months ended March 31, 2022, condensed statement of operations, and changes in shareholders’ equity of Acquiror for the three months ended March 31, 2021, for the period from November 24, 2020 (inception) through March 31, 2021, for the period from November 24, 2020 (inception) through December 31, 2020, for the three and six months ended June 30, 2021, for the three and nine months ended September 30, 2021, for the year ended December 31, 2021 and for the three months ended March 31, 2022, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings and except as to the Warrant Accounting Matter and the Reclassification Matter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as to the Warrant Accounting Matter and the Reclassification Matter and as disclosed in Acquiror’s 10-Q and Acquiror’s 10-K, neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, (iii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter; and (iv) the Licensing Approval.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $330,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 9, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since November 24, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $55,500 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 33,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 8,250,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 6,600,000 Acquiror Common Warrants and 5,733,333 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with a Financing Arrangement, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except for the fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Neither Acquiror nor Merger Sub have any Indebtedness.

Section 5.15. Taxes.

(a) All material Tax Returns required to be filed by the Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Acquiror or Merger Sub have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid.

(e) There are no audits, examinations or other Legal Proceedings with respect to any material amount of Taxes of Acquiror or Merger Sub presently in progress or to the knowledge of Acquiror or Merger Sub, as applicable, threatened, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial Contracts not primarily related to Taxes that were entered into with persons who are not Affiliates or equity owners of Acquiror).

(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying in whole or in part for tax-free treatment under Section 355 of the Code.

(i) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor.

(j) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition by the Acquiror or Merger Sub made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue realized by the Acquiror or Merger Sub prior to the Closing, (iii) change in method of accounting of the Acquiror or Merger Sub for a taxable period (or portion thereof) beginning after the Domestication and ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Acquiror or Merger Sub prior to the Closing.

(l) Neither Acquiror nor Merger Sub has any plan or intention to cause or permit the Company to liquidate, merge, transfer all or substantially all of the assets of the Company, or otherwise dissolve promptly after the Closing Date.

(m) Acquiror has not ever owned any equity interest in another Person (other than Merger Sub).

(n) Neither the Acquiror nor the Merger Sub has knowingly taken any action (nor knowingly permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Domestication or the Merger from qualifying for its Intended Tax Treatment.

(o) Neither the Acquiror nor the Merger Sub has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $350,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, $250,000 is outstanding under Working Capital Loans.

Section 5.17. NYSE Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “CLAA”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CLAA WS”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Domesticated Acquiror Common Stock and the Domesticated Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE or Nasdaq. Acquiror is in compliance with the rules of the NYSE or Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE or Nasdaq, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Aggregate Merger Consideration payable to the stockholders of the Company;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options and Company Restricted Stock in connection with the repurchase, forfeiture or cancellation of such interests, Company Options and Company Restricted Stock, (ii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, and (iii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options and Company Restricted Stock;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business or as required by Law;

(f) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among the Company and its Subsidiaries or among its Subsidiaries and (iv) transactions in the ordinary course of business;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, or existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, (vi) terminate the employment or engagement, other than for cause, death or disability, of any employee or independent contractor with an annual base compensation in excess of $250,000, (vii) waive any restrictive covenants applying to any current or former employee or independent contractor, or (viii) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Company or any of the Company’s Subsidiaries (other than individual employee terminations for cause permitted under prong (vi) of this Section 6.1(h));

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) incur or assume any indebtedness for borrowed money in excess of $30,000,000;

(k) (i) make or change any material election in respect of Taxes in a manner that is inconsistent with past practice, (ii) amend, modify or otherwise change any filed Tax Return in a manner that is material to the

Company and its Subsidiaries, (iii) adopt or change (or request permission of any taxing authority to change) any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, (vii) file any material Tax Return of the Company or its Subsidiaries in a manner that is materially inconsistent with the past practices of the Company or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(l) knowingly take any action, or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Domestication or the Merger from qualifying for its Intended Tax Treatment;

(m) authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation (including Company Restricted Stock) other than (i) upon the exercise or settlement of Company Options under the Company Incentive Plan and applicable award agreement outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, (ii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement and (iii) in connection with a Financing Arrangement;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p) (A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a Lien (other than a Permitted Lien), or grant to, or agree to grant to, any Person rights, title or interest of, in or to any Company IP that is material to the Company and its Subsidiaries (other than non-exclusive licenses of Company IP granted to customers or distributors in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period); or (B) subject any material Company IP to any Copyleft Terms;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

(t) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, including those Licenses set forth in Items 1-4 on Section 4.18 of the Company Disclosure Letter;

(v) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(w) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(x) cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(y) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(z) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. To the extent permitted by applicable Law and subject to the confidentiality obligations that may be applicable to information furnished to Acquiror, the Company or any of the Company’s Subsidiaries by third parties that may be in Acquiror’s, the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is not public, is confidential and/or is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation): (a) Acquiror shall, and the Company shall, and shall cause its Subsidiaries to, afford to Acquiror or the Company (as applicable) and their respective accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Acquiror or the Company and its Subsidiaries (as applicable), to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror or the Company and its Subsidiaries (as applicable), and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Acquiror or the Company and its Subsidiaries (as applicable) as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Acquiror, the Company or its Subsidiaries without the prior written consent of Acquiror or the Company, (as applicable); and (b) Acquiror shall, and the Company shall, and shall cause its Subsidiaries to, provide to Acquiror or the Company (as applicable) and, if applicable, their respective accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened prior to, or, during the Interim Period, or to the compliance and risk management operations and activities of Acquiror or the Company and its Subsidiaries (as applicable) during the Interim Period, in each case, as Acquiror or the Company or such respective representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings (regardless if such Legal Proceeding was initiated, pending or threated prior to, or, during the Interim Period) or otherwise relating to any compliance and risk management matters or decisions of Acquiror or the Company or its Subsidiaries (as applicable), and (z) copies of any communications sent or received by Acquiror or the Company or its Subsidiaries (as applicable) in connection with such Legal Proceedings (regardless if such Legal Proceeding was initiated, pending or threated prior to, or, during the Interim Period), matters and decisions related thereto (and, if any such communications occurred orally, Acquiror or the Company (as applicable) shall, and the Company shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror) or the Company (as applicable)). For the avoidance of doubt, no party shall be required to provide information pursuant to this Section 6.2 that is not public or where the disclosure of such information would violate any applicable confidentiality obligations or attorney-client privilege. All information obtained by Acquiror, Merger Sub, the Company or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.3 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.3 of the Company Disclosure Letter.

Section 6.4. Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; (ii) all other audited and unaudited financial statements of the Company and any company or business units acquired by it, as applicable, required under the rules and regulations of the SEC to be included in the Proxy Statement/Registration Statement and/or the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (including pro forma financial information); (iii) all selected financial data of the Company required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement; and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (including pro forma financial information).

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the three-month period ending March 31, 2022, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Q1 Financial Statements”; provided, that upon delivery of such Updated Q1 Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the Updated Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month period ending June 30, 2022 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(d) In the event that the Registration Statement is not declared effective under the Securities Act by November 14, 2022, as soon as reasonably practicable thereafter, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month period ending September 30, 2022 (the “Q3 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.5. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within twenty-four (24) hours) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt, subject to receipt of Acquiror Shareholder Approval (y) an incentive equity plan in the form attached hereto as Exhibit D (with such changes that may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Acquiror or the Company, as applicable) (the “Incentive Equity Plan”) and (z) the form of employee stock purchase plan attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Acquiror or the Company, as applicable) (the “ESPP”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and/or the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan or acquired under the ESPP remain outstanding.

(b) Performance Awards. As soon as practicable (and in no event later than ten (10) Business Days) following the date that Acquiror files the registration statement on Form S-8 (or other applicable form) registering Acquiror Common Stock issuable under the Incentive Equity Plan, the Board of Directors of Acquiror (or the appropriate committee thereof) shall grant performance-based restricted stock units covering an aggregate of 1,000,000 shares of Acquiror Common Stock under the Incentive Equity Plan (the “PSUs”) to the employees of the Acquiror and its Affiliates who are eligible to receive awards under the Incentive Equity Plan, to be allocated to such individual employees and in the amounts as are recommended by the Chief Executive Officer of the Acquiror to the Board of Directors of Acquiror (or the appropriate committee thereof). The PSUs shall be subject to the terms and conditions of the Incentive Equity Plan and the standard form of performance-based restricted stock unit award agreement thereunder, and shall vest as described in Section 7.1(b) of the Company Disclosure Letter.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. NYSE Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE (unless otherwise determined by the Company upon reasonable advance notice to Acquiror), and shall prepare and submit to NYSE or Nasdaq, as determined by the Company upon reasonable advance notice to Acquiror, a listing application, if required under NYSE or Nasdaq rules, as applicable, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing. At the Effective Time, Acquiror shall use it reasonable best efforts to continue the listing for trading of the Acquiror Common Stock and the Acquiror Common Warrants on the NYSE or Nasdaq, as applicable.

Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives until the Closing Date, or if earlier, the termination of this Agreement in accordance with Article X. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including, for the avoidance of doubt, a Financing Arrangement), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including in connection with the Domestication and a Financing Arrangement) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of Taxes in a manner that is inconsistent with past practice, (B) amend, modify or otherwise change any filed material Tax Return in a manner that is material to Acquiror or Merger Sub, (C) adopt or change (or request permission of any taxing authority to change) any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, (G) file any material Tax Return in a manner that is materially inconsistent with the past practices of Acquiror and Merger Sub or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Domestication or the Merger from qualifying for its Intended Tax Treatment;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (y) incurred between Acquiror and Merger Sub;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of at least seven (7) directors, which shall initially include:

(i) one (1) director nominee reasonably satisfactory to the Company to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and

(ii) six (6) or more director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE or Nasdaq rules, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, at least one day prior to the Effective Time, Acquiror shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the NYSE, the Nasdaq and Acquiror’s Governing Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication (which shall be immediately following the Sponsor Share Conversion), by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iii) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than fifteen (15) days after the date hereof with the notification requirements of the Licensing Approval. The parties shall subsequently work in good faith to prepare the application requirements of the Licensing Approval expeditiously. The parties hereto acknowledge and agree that time is of the essence with respect to the performance of this Section 8.1(c) and any subsequent actions that is required by either party, in accordance with this Agreement, in connection with the Licensing Approval.

(d) Each of the Company and Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby (including to obtain the Licensing Approval) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(e) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization (including with respect to the Licensing Approval) under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement (including with respect to the Licensing Approval); and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby (including with respect to the Licensing Approval), and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby (including with respect to the Licensing Approval); provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority (including with respect to the Licensing Approval) without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby (including with respect to the Licensing Approval).

(f) The Acquiror shall be responsible for and pay the filing fees payable to the Antitrust Authorities and to the Texas Department of Banking in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, (B) the shares of Domesticated Acquiror Common Stock underlying each Acquiror Option and each share of Adjusted Restricted Stock, and (C) the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Registration Statement, nothing in this Agreement shall require (i) counsel to the Company or its tax advisors to provide an opinion that the Domestication qualifies as an F Reorganization or (ii) counsel to Acquiror or its tax advisors to provide an opinion that the Merger qualifies as a Section 368(a) Reorganization; provided, however, that in the event a tax opinion, comfort letter or other opinion is required by the SEC, the Company and Acquiror shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter(s). Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Incentive Equity Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).

(b) Acquiror Shareholder Approval. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a general meeting of Acquiror Shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change of Acquiror’s name to “Plastiq Inc.”, (B) adoption of the Certificate of Incorporation of Acquiror upon Domestication and the Bylaws of Acquiror upon Domestication, in connection with the Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (C) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (E) approval of the issuance of shares of Acquiror Common Stock as required by Section 312.03 of the NYSE’s Listed Company Manual, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), or if Acquiror determines that one or more of the conditions to Closing is not satisfied or waived, and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not, expect as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that, without the consent of the Company, the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Stockholder Approvals.

(i) Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Voting and Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders of the Company. The Company shall provide Acquiror with copies of all Written Consents it receives within one Business Day following receipt of such Written Consent. If the Company Stockholder Approval is obtained by the Written Consent, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company shall prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

(ii) To the extent the Company Stockholder Approvals is not delivered pursuant to Section 8.2(c)(i) within three (3) Business Days following the effectiveness of the Registration Statement (as declared effective under the Securities Act), then the Company shall take all action necessary to duly call, given notice, convene and hold a meeting of the stockholders of the Company as soon as practicable, and, in connection therewith, the Company shall (a) mail a stockholder information statement and proxy solicitation which shall include, without limitation, the Registration Statement and a notice of dissent and appraisal rights as required under applicable Delaware law to the stockholders of the Company in advance of such meeting for the purpose of soliciting from the stockholders of the Company proxies to vote in favor of the adoption of this Agreement and approval of the Merger; and (b) use its reasonable best efforts to secure the vote or consent of the stockholders of the Company required by applicable Law to obtain such approval. The Company shall keep Acquiror updated with respect to proxy solicitation results as requested by Acquiror. Once the stockholders meeting of the Company has been duly called and noticed, the Company shall not postpone or adjourn the such company stockholder meeting without the consent of Acquiror (other than: (i) in order to obtain a quorum of stockholders of the Company; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with Acquiror to hold the stockholders meeting of the Company prior to, or, on the same day and at the same time as the Acquiror Shareholders’ Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

Section 8.3. Support of Transaction. Without limiting any covenant contained in ARTICLE VI, or ARTICLE VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of ARTICLE IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. The parties agree that, in the event that, after taking into account the Acquiror Share Redemptions, the Merger would qualify as a “Deemed Liquidation Event” immediately following the Effective Time pursuant to the Company’s Organizational Documents, the Parties shall cooperate in good faith to amend this Agreement as necessary to provide that the Aggregate Merger Consideration shall be reallocated amongst the Company’s stockholders in a manner consistent with the liquidation preferences set forth in the Company’s Organizational Documents. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4. Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by Acquiror, Merger Sub, the Company or its Subsidiaries (“Transfer Taxes”) shall constitute Transaction Expenses. The Company and its Subsidiaries shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will cooperate and join in the execution of any such Tax Returns.

(b) Post-Closing Tax Matters. Following the Closing Date, Acquiror shall reasonably cooperate with the shareholders of Acquiror prior to the Closing Date to make available to any such shareholder who so requests information reasonably necessary for such shareholder (or its direct or indirect owners) to compute any income or gain arising (i) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely (A) publicly posting a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the transactions contemplated hereby.

Section 8.5. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.6. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with (i) any financing arrangement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement unless otherwise explicitly set forth in this Agreement), and/or (ii) any regulatory inquiries, filings, or related matters by Governmental Authorities, (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) as applicable, participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From and after the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement pursuant to ARTICLE X, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands, inquiries or other stockholder Legal Proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto other than any appraisal claims contemplated by Section 3.5 (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror or Merger Sub, Acquiror or Merger Sub or any of their respective representatives (in their capacity as a representative of Acquiror or Merger Sub) or, in the case of the Company, the Company or its Subsidiaries or any of their respective representatives (in their capacity as a representative of the Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation; provided, however, that in no event shall Acquiror or Merger Sub, on one hand, or the Company or its Subsidiaries, on the other hand, or, in any case, any of their respective representatives settle or compromise any Transaction Litigation without the prior written consent of the Company or Acquiror, as the case may be.

Section 8.7. Financing Arrangement(a) . From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Acquiror agrees to use its reasonable best efforts to obtain and make available a financing arrangement for the benefit of the Company in an amount that is reflective of the Acquiror’s and the Company’s liquidity needs after taking into account any Acquiror Share Redemptions (such financing, the “Financing Arrangement”), including, but not limited to, a Financing Arrangement of the type described on Section 8.6(c) of the Acquiror Disclosure Letter, and the Company agrees to use its reasonable best efforts to obtain and make available a Financing Arrangement, on terms to be mutually agreed between the Acquiror and the Company in good faith.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act;

(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE or Nasdaq (as determined by the Company upon reasonable advance notice to Acquiror);

(h) The Licensing Approval shall have been obtained; and

(i) A Financing Arrangement shall be in effect and made available to the Acquiror for the benefit of the Company in an amount that is reflective of the Acquiror’s and the Company’s liquidity needs after taking into account any Acquiror Share Redemptions.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date); and

(c) No Company Material Adverse Effect shall have occurred following the signing of this Agreement and be continuing.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment thereof;

(d) prior to the Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before March 3, 2023 (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(e) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by

Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or fraud, occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 9, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Colonnade Acquisition Corp. II

1400 Centrepark Boulevard, Suite 810

West Palm Beach, FL 33401

Attention:         Joseph Sambuco

                         Remy Trafelet

Email:

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:         Daniel Nussen

                         Matthew Kautz

Email:

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Plastiq Inc.

360 9th Street

San Francisco, CA 94103

Attention:

                        Sirena Roberts, General Counsel

Email:

with copies to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:         Justin Hamill

                          Ryan Maierson

                          Jason Morelli

Email:

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, (x) that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (y) the shareholders of Acquiror prior to the Closing Date are intended third-party beneficiaries of, and may enforce, Section 8.4(b).

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement and Company Holders Voting and Support Agreement and (iii) the Confidentiality Agreement, dated as of May 11, 2021, between Acquiror and the Company (the “Confidentiality Agreement”) (clause (ii) and (iii), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing approved by the respective board of directors of Acquiror and the Company and executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege; Company Privilege; Waiver.

(a) Conflicts and Privilege.

(i) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the

Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Colonnade Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Plastiq Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Colonnade Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Colonnade Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Colonnade Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(ii) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Plastiq Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Colonnade Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Plastiq Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surivivng Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Plastiq Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Plastiq Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Company Privilege; Waiver.

(i) Latham has represented the Plastiq Group and the Company and its Subsidiaries with respect to the transactions contemplated herein. All parties hereto recognize the commonality of interest that exists and will continue to exist until the Closing, and the parties hereto agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Colonnade Group and, following the Closing, the Surviving Corporation, agree that they shall not, and shall cause their Affiliates not to, seek to have Latham be disqualified from representing any Plastiq Group (a) in connection with any dispute that may arise between such parties and the Colonnade Group or the Company and its Subsidiaries in connection with this Agreement, the Ancillary Agreements or the transactions contemplated herein and therein and (b) in connection with any such dispute, the Plastiq Group involved in such dispute (and not the Colonnade Group or the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Plastiq Group, the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and their Representatives or Affiliates (collectively, the “Seller/Company Parties”) that occurred prior to the Closing.

(ii) Without limiting the foregoing, the Colonnade Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that Latham has been and will be providing legal advice to the Seller/Company Parties in connection with the Agreement, the Ancillary Agreements, and any transactions contemplated herein and therein and in such capacity, will have had confidential and/or privileged communications between Latham and the Seller/Company Parties, including written and electronic communications between or among Latham and/or the Seller/Company Parties, relating to this Agreement, the Ancillary Agreements, and the transactions contemplated herein and therein (collectively, the “Privileged Materials”). The Colonnade Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Privileged Materials shall belong solely to the Plastiq Group and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Plastiq Group and shall not pass to or be claimed by the Colonnade Group or their Affiliates (including the Surviving Corporation and its Subsidiaries); provided, that, the Plastiq Group and its Representatives shall reasonably cooperate with the Colonnade Group or the Surviving Corporation and its Subsidiaries seeking to assert such privilege in a post-Closing dispute with a Person that is not a Platiq Group or any of its Affiliates. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the Plastiq Group. The Colonnade Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Surviving Corporation and its Subsidiaries) also agree that they will not, directly or indirectly, obtain or seek to obtain from Latham any such Privileged Materials (or assist any other Person) and agree not to knowingly access, review, use or rely on any Privileged Materials in any dispute involving any of the parties hereto after the Closing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

COLONNADE ACQUISITION CORP. II

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer

PASADENA MERGER SUB INC.

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PLASTIQ INC.

By:	/s/ Eliot L. Buchanan
Name: Eliot L. Buchanan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A-2

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”), entered into and effective as of December 7, 2022, is made to that Agreement and Plan of Merger (as may be further amended, modified and restated, the “Merger Agreement”), dated as of August 3, 2022, by and among Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Pasadena Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror (“Merger Sub”), and Plastiq Inc., a Delaware corporation (the “Company”). Each of the Company, Acquiror and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, Section 11.11 (Amendments) of the Merger Agreement provides that the Merger Agreement may be amended or modified, in whole or in part, by the Parties only by a duly authorized agreement in writing approved by the respective board of directors of Acquiror and the Company and executed in the same manner as the Merger Agreement;

WHEREAS, the respective Board of Directors of Acquiror and the Company have approved this Amendment; and

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	New Section 2.4(d). The following sub-section shall be added to Section 2.4 of the Merger Agreement:

(d)

“Not more than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Acquiror a written statement setting forth the amount (the “Financing Agreement Amount”) of net proceeds received by the Company and/or its Subsidiaries under the Financing Agreement as of immediately prior to the Closing (which amount, for the avoidance of doubt, shall exclude $14,500,000, which is the amount of Indebtedness for borrowed money contemplated as of the date hereof).

2.	New Definition of Financing Agreement. The following definition shall be added to Section 1.1 of the Merger Agreement:

“Financing Agreement” means that certain financing agreement, dated as of November 14, 2022, by and among the Company, each subsidiary of the Company party thereto as a guarantor, the lenders party thereto and Blue Torch Finance LLC, as administrative agent and collateral agent, as may be amended, modified and restated.

3.	Amendment to the Definition of Base Purchase Price. The definition of “Base Purchase Price” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Base Purchase Price” means $400,000,000 minus the Financing Agreement Amount.

4.	Amendment to the Definition of Company Warrants. The definition of “Company Warrants” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Company Warrants” means the warrants of the Company to purchase capital stock of the Company, including, for the avoidance of doubt, the Warrants (as defined in the Financing Agreement).

5.	New Definition of Financing Agreement Amount. The following definition shall be added to Section 1.1 of the Merger Agreement:

“Financing Agreement Amount” has the meaning specified in Section 2.4(d).

6.

Effect of Amendment. Except as expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall be in full force and effect. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement. From and after the date hereof, references to “this Agreement” or Section 1.1 of the Merger Agreement, shall be deemed references to the Merger Agreement or Section 1.1, respectively, in each case as amended by this Amendment.

7.

Miscellaneous. The provisions of Article XI (Miscellaneous) of the Merger Agreement is hereby incorporated by reference and shall apply mutatis mutandis to this Amendment as if set forth at length herein, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby. For the avoidance of doubt, this Amendment and the Merger Agreement (which includes the Company Disclosure Letter, the Acquiror Disclosure Letter, the other schedules thereto and the exhibits thereto), as amended pursuant to this Amendment and the Transaction Agreements set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by the documents and agreements referred to in this section.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ACQUIROR:

COLONNADE ACQUISITION CORP. II

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer

MERGER SUB:

PASADENA MERGER SUB INC.

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer

COMPANY:

PLASTIQ INC.

By:	/s/ Eliot L. Buchanan
Name: Eliot L. Buchanan
Title: Chief Executive Officer

ANNEX B-1

Final Form

CERTIFICATE OF INCORPORATION

OF

[ ⚫ ]

ARTICLE I

The name of the corporation is [ ⚫ ] (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [ ⚫ ]. The total number of shares of Common Stock that the Corporation is authorized to issue is [ ⚫ ], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [ ⚫ ], having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any

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Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, or any successor provision thereof, and no vote of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the creation and issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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ARTICLE VI

The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
[ ⚫ ]	[ ⚫ ]
[ ⚫ ]
[ ⚫ ]

ARTICLE VII

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other series, as the case may be) shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect

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directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

H. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VIII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

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C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in the foregoing Article X(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which

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(i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (w) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (x) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation, (y) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation or (z) an underwritten offering of stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (w) or (x) of the second sentence of this Article X(C)(2).

D. For purposes of this Article X, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation

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subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

(6) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person

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through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(7) “majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

(8) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(9) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(10) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(11) “Stockholder Party” means any stockholder of Plastiq Inc. immediately prior to the closing of the Plastiq Transaction (as defined in the Bylaws).

(12) “Stockholder Party Direct Transferee” means any person that acquires (other than in an Excluded Transfer) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(13) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(14) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

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ARTICLE XI

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XII

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for

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(i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

C. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ______ day of ____________, 2022.

[ ⚫ ]
Sole Incorporator

[Signature Page to Certificate of Incorporation]

ANNEX B-2

Final Form

Subject to Comment and Review

Bylaws

of

[●]

(a Delaware corporation)

Page
Article I - Corporate Offices		B-2-1

1.1	Registered Office	B-2-1
1.2	Other Offices	B-2-1

Article II - Meetings of Stockholders		B-2-1

2.1	Place of Meetings	B-2-1
2.2	Annual Meeting	B-2-1
2.3	Special Meeting	B-2-1
2.4	Notice of Business to be Brought before a Meeting.	B-2-1
2.5	Notice of Nominations for Election to the Board of Directors.	B-2-5
2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.	B-2-7
2.7	Notice of Stockholders’ Meetings	B-2-9
2.8	Quorum	B-2-9
2.9	Adjourned Meeting; Notice	B-2-9
2.10	Conduct of Business	B-2-10
2.11	Voting	B-2-10
2.12	Record Date for Stockholder Meetings and Other Purposes	B-2-11
2.13	Proxies	B-2-11
2.14	List of Stockholders Entitled to Vote	B-2-11
2.15	Inspectors of Election	B-2-12
2.16	Delivery to the Corporation.	B-2-12

Article III - Directors		B-2-13

3.1	Powers	B-2-13
3.2	Number of Directors	B-2-13
3.3	Election, Qualification and Term of Office of Directors	B-2-13
3.4	Resignation and Vacancies	B-2-13
3.5	Place of Meetings; Meetings by Telephone	B-2-13
3.6	Regular Meetings	B-2-14
3.7	Special Meetings; Notice	B-2-14
3.8	Quorum	B-2-14
3.9	Board Action without a Meeting	B-2-14
3.10	Fees and Compensation of Directors	B-2-15

Article IV - Committees		B-2-15

4.1	Committees of Directors	B-2-15
4.2	Meetings and Actions of Committees	B-2-15
4.3	Subcommittees.	B-2-16

Article V - Officers		B-2-16

5.1	Officers	B-2-16
5.2	Appointment of Officers	B-2-16
5.3	Subordinate Officers	B-2-16
5.4	Removal and Resignation of Officers	B-2-17
5.5	Vacancies in Offices	B-2-17
5.6	Representation of Shares of Other Corporations	B-2-17
5.7	Authority and Duties of Officers	B-2-17

i

(continued)

Page
5.8	Compensation.	B-2-17

Article VI - Records		B-2-17

Article VII - General Matters		B-2-18

7.1	Execution of Corporate Contracts and Instruments	B-2-18
7.2	Stock Certificates	B-2-18
7.3	Special Designation of Certificates.	B-2-18
7.4	Lost Certificates	B-2-19
7.5	Shares Without Certificates	B-2-19
7.6	Construction; Definitions	B-2-19
7.7	Dividends	B-2-19
7.8	Fiscal Year	B-2-19
7.9	Seal	B-2-19
7.10	Transfer of Stock	B-2-19
7.11	Stock Transfer Agreements	B-2-20
7.12	Lock-Up.	B-2-20
7.13	Registered Stockholders	B-2-21
7.14	Waiver of Notice	B-2-21

Article VIII - Notice		B-2-22

8.1	Delivery of Notice; Notice by Electronic Transmission	B-2-22

Article IX - Indemnification		B-2-23

9.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	B-2-23
9.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	B-2-23
9.3	Authorization of Indemnification	B-2-23
9.4	Good Faith Defined	B-2-24
9.5	Indemnification by a Court	B-2-24
9.6	Expenses Payable in Advance	B-2-24
9.7	Nonexclusivity of Indemnification and Advancement of Expenses	B-2-24
9.8	Insurance	B-2-25
9.9	Certain Definitions	B-2-25
9.10	Survival of Indemnification and Advancement of Expenses	B-2-25
9.11	Limitation on Indemnification	B-2-25
9.12	Indemnification of Employees and Agents	B-2-25
9.13	Primacy of Indemnification	B-2-26

Article X - Amendments		B-2-25

Article XI - Definitions		B-2-26

ii

Bylaws

of

[●]

Article I - Corporate Offices

1.1 Registered	Office.

The address of the registered office of [●] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3    Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4    Notice of Business to be Brought before a Meeting.

(i)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities

Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be June 1, 2022); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)    To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b)    As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact

B-2-2

that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation), in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (3) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (4) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (5) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (6) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (7) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (8) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal (an affirmative statement of such intent being a “Solicitation Notice”) and (9) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (9) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c)    As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons

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or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, (4) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (5) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v)    If the stockholder making a proposal pursuant to this Section 2.4, or the beneficial owner on whose behalf any such proposal is made, has provided the Corporation with a Solicitation Notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.4, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.4. Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.4 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present a proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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(vi)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these Bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these Bylaws, the presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii)    This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii)    For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5    Notice of Nominations for Election to the Board of Directors.

(i)    Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii)     Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

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(a)    Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b)    In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)    In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii)    To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)    As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting);

(c)    A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person (an affirmative statement of such intent being a “Nominee Solicitation Notice”); and

(d)    As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating

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Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v)    In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6    Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i)    To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service

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as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election, (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director and (F) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director,

(ii)    The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv)    If the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided the Corporation with a Nominee Solicitation Notice, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of sixty seven percent (67%) of the Corporation’s voting shares, and must have included in such materials the Nominee Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.6, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Nominee Solicitation Notice under this Section 2.6. Notwithstanding the foregoing provisions of this Section 2.6, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.6 (or such stockholder’s qualified representative) does not appear at the meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(v)    No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable.    The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these Bylaws. If neither the Board nor such designated committee makes a

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determination as to whether any nomination was made in accordance with the provisions of these Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of these Bylaws, any such business not properly brought before the meeting shall not be transacted, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(vi)    Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

(vii)    Notwithstanding the foregoing provisions of this Section 2.6, unless otherwise required by law, if any stockholder giving notice provided by this Section 2.6 (or the beneficial owner, if any, on whose behalf the notice is given) (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for any of such stockholder’s nominee(s). Upon request by the Corporation, if any such stockholder or beneficial owner provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder or beneficial owner shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.7    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote

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communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10    Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11    Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

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2.12    Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13    Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14    List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of

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remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15    Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)    count and tabulate all votes;

(iv)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16    Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

2.17    Virtual Meeting

If the Board determines that a stockholder meeting shall be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL, subject to such guidelines and procedures as the Board may adopt,

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stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Article III - Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

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Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)    delivered personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)    sent by facsimile or electronic mail; or

(iv)    sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting

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if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10    Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11    Presiding Director.

The Board may designate a representative to preside over all meetings of the Board, provided that if the Board does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the chairperson of the Board, if one is elected, shall preside over all meetings of the Board, or if the chairperson of the Board is unable to so preside or is absent, then the vice chairperson of the Board, if one is elected, shall preside over all meetings of the Board. If the designated presiding director, if one is so designated, the chairperson of the Board, if one is elected, and the vice chairperson of the Board, if one is elected, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV - Committees

4.1    Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)    Section 3.5 (place of meetings; meetings by telephone);

(ii)    Section 3.6 (regular meetings);

(iii)    Section 3.7 (special meetings; notice);

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(iv)     Section 3.8 (quorum);

(v)    Section 3.9 (board action without a meeting); and

(vi)    Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i)    the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)    the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3    Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1    Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3    Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

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5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6    Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII - General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2    Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be certificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any

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uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10    Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in

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writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11    Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12    Lock-Up.

(i)    Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of [●], a Delaware corporation, with and into Plastiq Inc., a Delaware corporation (the “Plastiq Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Plastiq Transaction in respect of awards of Plastiq Inc. outstanding immediately prior to the closing of the Plastiq Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Plastiq Inc. and [●], dated as of [●], 2022, as amended from time to time, the “Merger Agreement”)) (such shares referred to in Section 7.12(i)(b), the “Plastiq Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii)    Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Plastiq Transaction.

(iii)    Notwithstanding the provisions set forth in Section 7.12(i), if (A) at least 120 days have elapsed since the closing date of the Plastiq Transaction and (B) the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period (such period, the “Specified Period”), the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Corporation

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shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the closing date of the Plastiq Transaction pursuant to the Blackout-Related Release.

(iv)    Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by the Acquiror (as defined by the Merger Agreement).

(v)    For purposes of this Section 7.12:

(a)    the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy;

(b)    the term “Lock-up Period” means the period beginning on the closing date of the Plastiq Transaction and ending on the date that is 180 days after the closing date of the Plastiq Transaction;

(c)    the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Plastiq Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Plastiq Transaction) and the Plastiq Equity Award Shares;

(d)    the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii);

(e)    the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and

(f)    the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13    Registered Stockholders.

The Corporation:

(i)     shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14    Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission

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by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1    Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX - Indemnification

9.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3    Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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9.4    Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5    Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6    Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7    Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

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9.8    Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9    Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10    Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11    Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12    Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

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9.13    Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class; provided, that, any such waiver, amendment or repeal of any of the obligations contemplated by Section 7.12(iii) shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by the Acquiror (as defined by the Merger Agreement).

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

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The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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ANNEX C

Final Form

PLASTIQ INC.

2022 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company and its Subsidiaries by providing these individuals with equity ownership opportunities.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2    “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3    “Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.4    “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company or any Subsidiary; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause means, with respect to a Participant, the occurrence of any of the following: (a) the Participant’s dishonest statements or acts with respect to the Company or any Subsidiary or affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (b) the Participant’s commission of (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (c) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Subsidiary or affiliate of the Company; (d) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company or any Subsidiary relating to non-competition, non-solicitation, confidentiality, nondisclosure and/or assignment of inventions or similar agreements; or (e) the Participant’s continued substantial failure to perform the Participant’s duties as a Service Provider (other than as a result of the Participant’s physical or mental incapacity) after the

Participant has received a written demand for performance (which may be delivered by electronic mail or other means) that sets forth the factual basis for the determination that the Participant has not substantially performed the Participant’s duties and has failed to cure such non-performance to the Administrator’s reasonable satisfaction within 10 days after receiving such notice.

2.7    “Change in Control” means any of the following:

(a)    The consummation of a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with clauses (c)(i), (c)(ii) and (c)(iii) of this definition; or (iv) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(b)    The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii)    after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d)    The completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) of this definition with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.9    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Directors or executive officers of the Company, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.10    “Common Stock” means the common stock of the Company.

2.11    “Company” means Plastiq Inc., a Delaware corporation, or any successor.

2.12    “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.13    “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.14    “Director” means a Board member.

2.15    “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.16    “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.17    “DRO” means a “domestic relations order” as defined by Section 414 of the Code or Section 216 of the U.S. Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.18    “Effective Date” has the meaning set forth in Section 11.3.

2.19    “Employee” means any employee of the Company or any of its Subsidiaries.

2.20    “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.22    “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

2.23    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with Section 424(e) and (f) of the Code, respectively.

2.24    “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.25    “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.26    “Non-Employee Director” means a Director who is not an Employee.

2.27    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.28    “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.29    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.30    “Overall Share Limit” means the sum of (i) [            ]1 Shares; plus (ii) an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on (and including) January 1, 2032, equal to the

[1]	NTD: Amount to equal 10% of the fully diluted shares of Common Stock to be outstanding immediately after the closing.

lesser of (A) 3% of the Shares outstanding on the last day of the immediately preceding calendar year and (B) such smaller number of Shares as determined by the Board or the Committee.

2.31    “Participant” means a Service Provider who has been granted an Award.

2.32    “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.33    “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive cash or Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.34    “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.35    “Plan” means this 2022 Incentive Award Plan.

2.36    “Prior Plan” means the Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan.

2.37    “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

2.38    “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.39    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be equal to the Fair Market Value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.40    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.41    “Section 409A” means Section 409A of the Code, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.42    “Securities Act” means the U.S. Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.43    “Service Provider” means an Employee, Consultant or Director.

2.44    “Shares” means shares of Common Stock.

2.45    “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.46    “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.47    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.48    “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance, payroll tax, fringe benefit tax, payment on account, employment tax, stamp tax or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant and any employer tax liability which has been transferred to the Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.49    “Termination of Service” means:

(a)    As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b)    As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment or service or remains in service with the Company or any Subsidiary.

(c)    As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

ARTICLE III.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1    Administration.

(a)    The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator (or member thereof) by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b)    Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be canceled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2    Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1    Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2    Share Recycling.

(a)    If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or shares or not issuing any Shares or shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan, in each case, as Shares. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

(b)    In addition, the following shall be available as Shares for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or any Prior Plan Award; and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. Notwithstanding the provisions of this Section 5.2(b), no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [            ]2 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Substitute Awards in respect of any options or other stock or stock-based awards granted before such merger, consolidation or acquisition by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided under Section 5.2), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not count against the Overall Share Limit under the Plan (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

5.5    Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,500,000.

[2]	NTD: To equal 50% of the fully diluted shares of Common Stock outstanding as of immediately following closing, which equals 125% of the sum of the 10% initial reserve plus 3% evergreen for 10 years.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1    General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.6, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3    Duration of Options. Subject to Section 6.6, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company provides (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5    Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a)    Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(b)    If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c)    To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d)    To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)    To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f)    To the extent permitted by the Administrator, any combination of the above payment forms.

6.6    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive “incentive stock options” under Section 422 of the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within the later of (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of the underlying Shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2    Restricted Stock.

(a)    Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding Shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the Share of Restricted Stock vests.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

(c)    Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3    Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law. A Participant holding Restricted Stock Units will have only the rights of a general unsecured creditor of the Company (solely to the extent of any rights then applicable to the Participant with respect to such Restricted Stock Units) until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement.

ARTICLE VIII.

OTHER TYPES OF AWARDS

8.1    General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2    Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3    Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.4    Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement or as determined by the Administrator in the event not specified in such Award Agreement.

8.5    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled, subject to compliance with Section 409A. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1    Equity Restructuring(a) . In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V on the maximum number and kind of shares that may be issued); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2    Corporate Transactions. In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Law or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable, in each case, as of the date of such cancellation; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3    Change in Control.

(a)    In the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 9.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.

(b)    In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting, which shall be treated as specified in the individual Award Agreement or as otherwise provided by the Administrator), the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights or other property. The Administrator shall notify the Participant of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of time as determined by the Administrator from the date of such notice (which shall be 15 days if no period is determined by the Administrator), contingent upon the consummation of the Change in Control, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.

(c)    For the purposes of this Section 9.3, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

9.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Administrator may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Administrator may determine to be reasonably appropriate under the circumstances.

9.5    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.

PROVISIONS APPLICABLE TO AWARDS

10.1    Transferability.

(a)    No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the

Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

(b)    Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)    Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

10.2    Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4    Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the

Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5    Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items to be withheld in connection with such Participant’s Awards and/or Shares by the date of the event creating the liability for Tax-Related Items. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (ii) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (iii) accepting the delivery of Shares, including Shares delivered by attestation; (iv) retaining Shares from the Award creating the withholding obligation for Tax-Related Items, valued on the date of delivery; (v) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is satisfied, selling Shares issued pursuant to the Award creating the withholding obligation for Tax-Related Items, either voluntarily by the Participant or mandatorily by the Company; (vi) accepting delivery of a promissory note or any other lawful consideration; (vii) any other method of withholding determined by the Company and, to the extent required by Applicable Law or the Plan, approved by the Administrator; or (viii) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction(s) for all Tax-Related Items that are applicable to such taxable income. If any tax withholding obligation will be satisfied under clause (v) of the preceding paragraph, each Participant’s acceptance of an Award will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (v).

10.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. In addition, the Administrator shall, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award.

10.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (iii) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority to issue or sell any securities from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.

MISCELLANEOUS

11.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to commence or continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3    Effective Date. The Plan was approved by the Board on [            ], 2022. The Plan will become effective (the “Effective Date”) on the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on or about [            ], 2022, by and among the Company, Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares and certain other parties (the “Merger Agreement”), provided that it is approved by the Company’s stockholders prior to the Effective Date and such approval occurs within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s stockholders within the foregoing time frame, or if the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the earlier of (i) the date the Plan was approved by the Board and (ii) the date the Plan was approved by the Company’s stockholders.

11.4    Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the Board, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend the Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt the Plan or any Award from Section 409A, or (B) cause the Plan or any Award to comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to such Participant’s “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)    Separate Payments. If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of Section 409A, the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and, if an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of Section 409A, the Participant’s right to receive the dividend equivalents will be treated separately from the right to other amounts under the Award.

11.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, officer or other Employee will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in such person’s capacity as an Administrator, Director, officer of the Company or any Subsidiary or other Employee. The Company will indemnify and hold harmless each Director, officer of the Company or any Subsidiary or other Employee that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning the Plan unless arising from such person’s own fraud or bad faith; provided that such person gives the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

11.8    Data Privacy. As a condition for receiving any Award, to the extent permitted by Applicable Law, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipient’s country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

11.12    Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14    Conformity to Applicable Law. The Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18    Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

* * * * *

ANNEX D

Final Form

PLASTIQ INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1

PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, the Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Subsidiaries in locations outside of the United States. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Section 423 Component that fail to meet the qualification requirements of Section 423 of the Code shall be deemed made under the Non-Section 423 Component, and Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of the Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1    “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1.

2.2    “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.5    “Committee” means the Compensation Committee of the Board.

2.6    “Common Stock” means the common stock of the Company.

2.7    “Company” means Plastiq Inc., a Delaware corporation, or any successor.

2.8    “Compensation” of an Employee means the regular earnings or base salary, bonuses and commissions paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.9    “Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component. The designation by the Administrator of Designated Subsidiaries and changes in such designations by the Administrator shall not require stockholder approval.

2.10    “Effective Date” means the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on or about [        ], 2022, by and among the Company, Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares and certain other parties (the “Merger Agreement”), provided that the Board has approved the Plan prior to or on such Effective Date, subject to approval of the Plan by the Company’s stockholders.

2.11     “Eligible Employee” means an Employee:

(a)        who is customarily scheduled to work at least 20 hours per week;

(b)        whose customary employment is more than five months in a calendar year; and

(c)         who, after the granting of the Option, would not be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

Notwithstanding the foregoing, the Administrator may exclude from participation in the Section 423 Component as an Eligible Employee:

(x)    any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(y)    any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code;

provided that any exclusion in clauses (x) or (y) shall be applied in an identical manner under each Offering to all Employees of the Company and all Designated Subsidiaries, in accordance with Treas. Reg. § 1.423-2(e). Notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (a) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (b) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.12    “Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Subsidiary and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.13    “Enrollment Date” means the first date of each Offering Period.

2.14    “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2.

2.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a)    If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)    If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.17    “Grant Date” means the first day of an Offering Period.

2.18     “New Exercise Date” has the meaning set forth in Section 5.2(b).

2.19    “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of the Plan, in each case, pursuant to which Options may be granted to non-U.S. Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.20    “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 4. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.21    “Offering Period” means such period of time commencing on such dates as determined by the Board or Committee, in its discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.22    “Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

2.23    “Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2.

2.24    “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

2.25    “Participant” means any Eligible Employee who elects to participate in the Plan.

2.26    “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.27    “Plan” means this 2022 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.28    “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.29    “Purchase Period” means such period of time commencing on such dates as determined by the Board or Committee, in its discretion, within each Offering Period. The first Purchase Period of each Offering Period shall commence on the Grant Date and end with the next Exercise Date. The duration and timing of Purchase Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

2.30    “Section 409A” means Section 409A of the Code, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.31    “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.32    “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.33    “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.34    “Withdrawal Election” has the meaning set forth in Section 6.1(a).

ARTICLE 3

PARTICIPATION

3.1    Eligibility.

(a)    Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b)    No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2    Election to Participate; Payroll Deductions

(a)    Except as provided in Sections 3.2(e) and 3.3, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion.

(b)    Subject to Section 3.1(b) and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) may be expressed either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Offering Period, payroll deductions shall not begin until such date determined by the Board or Committee, in its sole discretion.

(c)    Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d)    Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a), or unless such Participant becomes ineligible for participation in the Plan.

(e)    Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

3.3    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treas. Reg. § 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.

ARTICLE 4

PURCHASE OF SHARES

4.1    Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which the shares of Common Stock available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b), the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 100,000 shares of Common Stock (subject to any adjustment pursuant to Section 5.2). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3, unless such Option terminates earlier in accordance with Article 6.

4.2    Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for an Offering Period shall equal 85% of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided that in no event shall the Option

Price per share of Common Stock be less than the par value per share of the Common Stock; provided further, that no Option Price shall be designated by the Administrator that would cause the Section 423 Component to fail to meet the requirements under Section 423(b) of the Code.

4.3    Purchase of Shares.

(a)    On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Purchase Period or Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 or, pursuant to Section 6.2, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Purchase Period or Offering Period in accordance with the prior sentence shall be promptly refunded to the applicable Participant. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Purchase Period or Offering Period.

(b)    As soon as practicable following each Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon. The Company may require that such shares of Common Stock be retained with a particular broker or agent for a designated period of time and/or may establish other procedures to permit tracking of qualifying and disqualifying dispositions of such shares of Common Stock.

4.4    Automatic Termination of Offering Period. If the Fair Market Value of a share of Common Stock on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Stock on the Grant Date for an Offering Period, then such Offering Period shall terminate on such Exercise Date after the automatic exercise of the Option in accordance with Section 4.3, and each Participant shall automatically be enrolled in the Offering Period that commences immediately following such Exercise Date and such Participant’s payroll deduction authorization shall remain in effect for such Offering Period.

4.5    Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE 5

PROVISIONS RELATING TO COMMON STOCK

5.1    Common Stock Reserved. Subject to adjustment as provided in Section 5.2, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be the sum of (a) [        ]1 shares, plus (b) an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on (and including) January 1, 2032, equal to the lesser of (i) 1% of the shares of Common Stock outstanding on the last day of the immediately preceding calendar year and (ii) such number of shares as may be determined by the Board or the Committee; provided, however, that no more than [        ]2 shares may be issued under the Plan. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan. All or any portion of such maximum number of shares may be issued under the Section 423 Component.

5.2    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)    Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 or the Participant has ceased to be an Eligible Employee as provided in Section 6.2.

(c)    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the

[1]	NTD: Amount to equal 2% of the fully diluted shares of Common Stock to be outstanding immediately after the closing.
[2]

NTD: Amount to equal 15% of the fully diluted shares of Common Stock to be outstanding immediately after the closing, which equals 125% of the sum of the 2% initial reserve plus 1% evergreen for 10 years.

Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 or the Participant has ceased to be an Eligible Employee as provided in Section 6.2.

5.3    Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.

5.4    Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE 6

TERMINATION OF PARTICIPATION

6.1    Cessation of Contributions; Voluntary Withdrawal.

(a)    A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole shares of Common Stock on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.

(b)    A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c)    A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2    Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7

GENERAL PROVISIONS

7.1    Administration.

(a)    The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To establish and terminate Offerings;

(ii)    To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii)    To select Designated Subsidiaries in accordance with Section 7.2;

(iv)    To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer shares of Common Stock purchased under the Plan for a period of time determined by the Administrator in its discretion; and

(v)    To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c)    The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d)    The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 5.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

(e)    All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2    Designation of Subsidiary Corporations. The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries, and determine whether such Designated Subsidiaries shall participate in the Section 423 Component or Non-Section 423 Component. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3    Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be made available to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4    No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5    Amendment and Termination of the Plan.

(a)    The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b)    If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii)    shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)    allocating shares of Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c)    Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6    Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7    Term; Approval by Stockholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8    Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9    Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10    Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11    Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.12    Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14    Conditions To Issuance of Shares.

(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)    All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.

(c)    The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.15    Equal Rights and Privileges. All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under the Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component.

7.16    Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the

Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

7.17    Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *

ANNEX E

Final Form

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Plastiq Inc., a Delaware corporation (the “Company”) (formerly known as Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) (the “Acquirer”), Colonnade Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto (such members, the “Sponsor Members”), certain former stockholders of Plastiq Inc., a Delaware corporation (“Plastiq”) identified on the signature pages hereto (such stockholders, the “Plastiq Holders” and, collectively with the Sponsor, the Sponsor Members, the Plastiq Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and certain Sponsor Members are party to that certain Registration Rights Agreement, dated as of March 9, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of [●], 2022, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Pasadena Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Plastiq;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Plastiq Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company; WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-up Period” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, the Lock-up Period as defined the Sponsor Support Agreement, and (b) with respect to the Plastiq Holders and their respective Permitted Transferees, the Lock-up Period as defined in the Bylaws of the Company.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Plastiq” shall have the meaning given in the Preamble hereto.

“Plastiq Holders” shall have the meaning given in the Preamble hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 1.2 of the Sponsor Support Agreement and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Plastiq Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 7.12 of the Bylaws of the Company and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale imposed on Holder pursuant to Rule 144(b)(2)); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $30,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Majority Holders” shall mean the Sponsor Member or Sponsor Members holding in the aggregate a majority of the Registrable Securities then held by all of the Sponsor Members.

“Sponsor Members” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of [●], 2022, by and among the Sponsor, the Acquirer, and the Company.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S- 1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor Majority Holders or a Plastiq Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Majority Holders and the Plastiq Holders.

2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Majority Holders or a Plastiq Holder (any of the Sponsor Majority Holders or a Plastiq Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Majority Holders may demand not more than one (1) Underwritten Shelf Takedown and the Plastiq Holders may demand not more than three (3) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5    Reduction of Underwritten Offering. If the underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor Majority Holders or the Plastiq Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Majority Holders the Plastiq Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Majority Holders or the Plastiq Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Majority Holders, the Plastiq Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

2.2.2    Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4    Block Trades; Other Coordinated Offerings.

2.4.1    Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2    If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (b) in the good faith judgment of the Board such Registration, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

4.2    Waiver of Medallion Guaranty.

4.2.1    The Company agrees to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any shares of Common Stock or other equity securities of the Company by the Sponsor or any of its Permitted Transferees.

ARTICLE V

MISCELLANEOUS

5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Plastiq Inc., 360 9th Street, San Francisco, CA 94103, Attention: Sirena Roberts, General Counsel, Email: legal.plastiq.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Plastiq Holders and the Sponsor and the Sponsor Members, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Plastiq Holders shall be permitted to transfer its rights hereunder as the Plastiq Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Plastiq Holder (it being understood that no such transfer shall reduce any rights of such Plastiq Holder or such transferees) and (y) the Sponsor and the Sponsor Members shall be permitted to transfer their respective rights hereunder as the Sponsor and Sponsor Members to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Members (it being understood that no such transfer shall reduce any rights of the Sponsor or the Sponsor Members or such transferees).

5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

5.5    TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6    Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor and the Sponsor Members and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Plastiq Holder so long as such Plastiq Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7    Other Registration Rights. Other than as provided in (i) the Warrant Agreement, dated as of March 9, 2021, between the Company and Continental Stock Transfer & Trust Company, and (ii) the Financing Arrangement (as defined in Merger Agreement), the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and the Sponsor Members and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Majority Holders, and (b) a Plastiq Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Plastiq Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8    Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10    Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor Majority Holders and each Plastiq Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12    Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Plastiq Inc.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

Colonnade Sponsor II LLC
a Cayman Islands limited liability company

By:
Name:	Joseph S. Sambuco
Title:	Manager

Joseph S. Sambuco

Remy Trafelet

Lee J. Solomon

Manny de Zarraga

Chris Glinski

Emil W. Henry

[Entity Plastiq Holders][1]
a [●]

By:
Name:
Title:

[Individual Plastiq Stockholders]

[1]	NTD: Entity name to be updated.

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [                ], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                ].

Accordingly, the undersigned has executed and delivered this Joinder as of the                  day of                 , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

                    , 20

[                ]

By:
Name:
Its:

Exhibit B

INDEMNIFICATION AGREEMENT

Plastiq Inc.

260 9th Street

San Francisco, California 94110

[    ], 2022

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by Colonnade Sponsor II LLC to [    ], for [    ] shares of Common Stock of Plastiq Inc. (formerly known as Colonnade Acquisition Corp. II) (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [ ● ], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

PLASTIQ INC.

By:
Name:
Title:

ANNEX F

Final Form

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of August [●], 2022, is entered into by and among Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the closing of the Merger (as defined herein) and in connection therewith change its name to Plastiq Inc. or another name to be determined by the Company in its reasonable discretion) (“Acquiror”), Plastiq Inc., a Delaware corporation (the “Company”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company and Pasadena Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of August [●], 2022 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company, (the “Merger”) with the Company being the surviving corporation of the Merger (the “Surviving Corporation”), and as a result of which the Surviving Corporation will become a wholly owned subsidiary of Acquiror;

WHEREAS, as of the date hereof, each Stockholder is the record holder and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on Schedule 1 of this Agreement (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”); and such Owned Shares, together with (i) any additional shares of Company Common Stock and Company Preferred Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (ii) any additional shares of Company Common Stock and Company Preferred Stock with respect to which such Stockholder has the right to vote through a proxy (collectively, the “Covered Shares”);

WHEREAS, the Stockholders are party to (i) that certain Seventh Amended and Restated Investors’ Rights Agreement, dated as of November 12, 2021, by and among the Company and the Investors (as defined therein) (the “Investors’ Rights Agreement”), (ii) that certain Seventh Amended and Restated Voting Agreement, dated as of November 12, 2021, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”) and (iii) that certain Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 12, 2021, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein) (the “ROFR Agreement” and, together with the Investors’ Rights Agreement and the Voting Agreement, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1.    Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4 and the last paragraph of this Section 1, the Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, on (or effective as of) the third (3rd) Business Day following the date that the consent solicitation statement/prospectus included in the Registration Statement is disseminated to the Company’s stockholders (following the date that the Registration Statement is declared effective by the SEC), a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger, the Merger Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement. In addition, subject to the last paragraph of this Section 1, prior to the Agreement End Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a)    exercise the drag-along rights set forth in Section 3 of the Voting Agreement;

(b)    when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)    vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(d)    in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Investment Agreements or otherwise sought with respect to the Merger Agreement or the other transactions contemplated by the Merger Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof; and

(e)    vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Proposal and (ii) any other action, transaction or agreement that would reasonably be expected to (x) materially impede, impair, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Merger but changed such recommendation.

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2.    No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.    Dissenters’ Rights. Each Stockholder hereby irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent or right of appraisal or any similar provision under applicable Law (including pursuant to the DGCL) in connection with the Merger, the Merger Agreement and the other transactions as contemplated by the Merger Agreement; provided, however, that such Stockholder shall not be prohibited from exercising or attempting to exercise any of the foregoing in the event of fraud or material misrepresentation pertaining to this Agreement or any Investment Agreement to which such Stockholder is a party on the part of either Acquiror or the Company that results or would reasonably be expected to result in a material harm to such Stockholder. Each Stockholder agrees that such Stockholder will not bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, proceeding, order or other application, at law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin, impair or delay the valid operation of any provision of this Agreement, the Merger, the Merger Agreement or any of the Investment Agreements or the consideration and approval thereof by the stockholders of the Company, the board of directors of the Company or the governing bodies of any of the Subsidiaries of the Company; provided, however, that such Stockholder shall not be prohibited from bringing, commencing, instituting, maintaining, prosecuting or voluntarily aiding in any of the foregoing in the event of fraud or material misrepresentation pertaining to this Agreement or any Investment Agreement to which such Stockholder is a party on the part of either Acquiror or the Company that results or would reasonably be expected to result in a material harm to such Stockholder.

4.    Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, Acquiror and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Agreement End Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 12 through 23 shall survive the termination of this Agreement.

5.    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to the Acquiror and the Company as follows:

(a)    Such Stockholder is the sole beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company)). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein.

(b)    Such Stockholder, in each case except as provided in this Agreement, the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this

F-3

Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c)    Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party hereto, constitutes a legally valid and binding agreement of such Stockholder enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d)    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger or the other transactions contemplated by the Merger Agreement.

(e)    The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(f)    As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g)    The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this

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Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to the Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h)    Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i)    No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder of the Company.

6.    Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a)    No Solicitation. Subject to Section 8 hereof, prior to the Agreement End Date, the Stockholder shall not, and, to the extent applicable, shall cause its Affiliates and subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. Such Stockholder also agrees that immediately following the execution of this Agreement such Stockholder shall, and, to the extent applicable, shall instruct and cause each of its Affiliates and subsidiaries to, and shall use such Stockholder’s reasonable best efforts to cause its and their representatives to, immediately cease and terminate any solicitations, discussions or negotiations with any Person (other than the Parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Such Stockholder shall promptly (and in any event within two (2) Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request).

Such Stockholder shall promptly (and in any event within twenty-four (24) hours) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any

F-5

subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 6.5 of the Merger Agreement shall not be considered a breach of this Section 6(a) (it being understood that, for the avoidance of doubt, such Stockholder shall remain responsible for any breach by the Stockholder or his, her or its representatives (other than any such representative that is a Company Related Party) of this Section 6(a)).

(b)    Each Stockholder hereby agrees, prior to the Agreement End Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or (b) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c)    Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

7.    Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Merger Agreement and this Agreement.

8.    Disclosure. Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

9.    Public Announcements; Filings; Disclosure. Each Stockholder (and such Stockholders Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, the other Investment Agreements or the transactions contemplated by this Agreement, the Merger Agreement or the other Investment Agreements, without the prior written consent of Acquiror and the Company, except (a) as required by applicable Law or court process, in which case such Stockholder shall use its reasonable efforts to provide Acquiror and the Company and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall consider in good faith any such comments or (b) with respect to a Public Communication that is consistent with prior disclosures by Acquiror and the Company; provided, that the foregoing shall not apply to any disclosure required to be made by such Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 9, any member of the Board of Directors of the Company or any officer of Company, in his or her capacity as such, may make public statements in such capacity

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to the extent permitted under the Merger Agreement. Each Stockholder further (i) consents to and authorizes the Company and Acquiror to publish and disclose in any disclosure required by the SEC and in the proxy statement prepared by Acquiror and filed with the SEC relating to Acquiror Shareholder Meeting (the “Proxy Statement”) such Stockholder’s identity and ownership of Owned Shares (including the number of Owned Shares owned by such Stockholder solely to the extent that such information is required to be disclosed by applicable Law) and such Stockholders’ obligations under this Agreement (the “Restricted Stockholder Information”), (ii) consents to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any Governmental Authority relating to the Merger, and (iii) agrees to reasonably cooperate with Acquiror in connection with such filings, including providing such Restricted Stockholder Information reasonably requested by Acquiror. Acquiror shall use its reasonable best efforts to provide each Restricted Party with a reasonable opportunity to review and comment on any Restricted Stockholder Information of such Stockholder included in such disclosure in advance of its filing. As promptly as practicable, each Stockholder shall notify Acquiror of any required corrections with respect to any Restricted Stockholder Information supplied by such Stockholder, if and to the extent such Stockholder becomes aware that any such Restricted Stockholder Information shall have become false or misleading in any material respect.

10.    Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and the applicable Stockholder.

12.    Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

13.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties hereto at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 13):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn:	Justin Hamill
Ryan Maierson
Jason Morelli

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Email:	Justin.Hamill@lw.com
Ryan.Maierson@lw.com
Jason.Morelli@lw.com

if to the Company, to it at:

Plastiq Inc.
260 9th Street
San Francisco, CA 94110
Attn:	Sirena Roberts, General Counsel
Email:	legal@plastiq.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn:	Justin Hamill
Ryan Maierson
Jason Morelli
Email:	Justin.Hamill@lw.com
Ryan.Maierson@lw.com
Jason.Morelli@lw.com

if to Acquiror, to it at:

Colonnade Acquisition Corp. II
1400 Centrepark Blvd, Suite 810
West Palm Beach, FL 33401
Attn:	Joseph Sambuco
Remy Trafelet
Email:	jsambucoj@claacq.com
rtrafelet@claacq.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:	Daniel Nussen
Matthew Kautz
Email:	daniel.nussen@whitecase.com
m.kautz@whitecase.com

14.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

15.    Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Acquiror and Merger Sub.

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16.    No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided that the Company shall be an express third party beneficiary with respect to Section 5 and Section 6(b).

17.    Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b)    In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 14.

(c)    EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or Acquiror, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

19.    Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each

F-9

Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

20.    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

22.    Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

23.    Capacity as a Stockholder or Proxy Holder. Notwithstanding anything herein to the contrary, the Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate, employee or designee of the Stockholder or proxy holder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party hereto and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

24.    Affiliate Agreements. The Stockholder hereby agrees and consents to the termination of all affiliate arrangements indicated for termination on Section 6.3 of the Company Disclosure Letter to which the Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

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25.    Miscellaneous. Section 11.1 (Trust Account Waiver), 11.8 (Headings; Counterparts) and 11.13 (Severability), of the Merger Agreement is hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

COLONNADE ACQUISITION CORP. II

By:
Name: Remy W. Trafelet
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

PLASTIQ INC.

By:
Name:	Eliot Buchanan
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Schedule 1

Stockholder	Common	Series A-1 Preferred	Series B-1 Preferred	Series B-2 Preferred	Series B Preferred	Series C Preferred	Series D Preferred	Series E Preferred
B Capital Fund II, L.P.							5,635,454
B Capital Global — PL SPV I, LLC							314,497
Bling Capital Fund I Opps LP							445,845
Bling Capital Fund I Opps-A LP							42,901
Bling Capital SPV C Plastiq LP							531,246
Khosla Ventures Seed B (CF), LP			67,187		315,425
Khosla Ventures Seed B, LP			1,183,616		5,556,749
Khosla Ventures VI LP						218,597	84,999
KPCB Holdings, Inc., as nominee						5,044,560	849,993	307,628
Top Tier Venture Capital VIII Holdings	813,333			1,336,416		217,454	164,898
Top Tier Venture Velocity Fund 2, L.P.	1,702,389			2,797,256		455,153	345,097
Wildcat Opportunistic Plastiq Fund II, LP								1,487,866
Wildcat Opportunistic Plastiq Fund, L.P.		1,575,000

ANNEX G

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of August 3, 2022, by and among Colonnade Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), and Plastiq Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,250,000 shares of Acquiror Class B Common Stock and 5,733,333 Acquiror Private Placement Warrants (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Pasadena Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as may be amended or modified from time to time, the “Merger Agreement”), dated as August 3, 2022, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1    Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2    Lock-up; No Transfer.

(a)    During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, the Sponsor shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by Sponsor (unless the transferee agrees to be bound by this Sponsor Agreement),

(ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i)—(iii) collectively, a “Transfer”); provided, however, that the Sponsor may Transfer any such Subject Securities to any Affiliate of the Sponsor or any member of the Sponsor (each a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Sponsor Agreement; provided, further, that any Transfer permitted under this Section 1.2(a) shall not relieve the Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2(a) shall be null and void.

(b)    Notwithstanding anything contrary set forth in the Insider Letter, during the period commencing upon the Closing and ending on the date that is 180 days following the Closing (the “Lock-up Period”), the Sponsor shall not Transfer any Lock-up Shares (as defined below), other than pursuant to a Permitted Transfer; provided, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Sponsor Agreement; provided, further, that any Transfer permitted under this Section 1.2(b) shall not relieve the Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2(b) shall be null and void.

(c)    Notwithstanding the provisions set forth in Section 1.2(b), if (i) at least 120 days have elapsed since the Closing and (ii) the Lock-up Period is scheduled to end during a Blackout Period (as defined below) or within five (5) Trading Days (as defined below) prior to a Blackout Period (such period, the “Specified Period”), the Lock-up Period shall end ten (10) Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Acquiror shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two (2) Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Acquiror shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing pursuant to the Blackout-Related Release.

(d)    For purposes of this Section 1.2:

(i)    the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Acquiror’s securities would not be permitted under the Acquiror’s insider trading policy;

(ii)    the term “Lock-up Shares” means the shares of Acquiror Common Stock held by the Sponsor immediately following the Closing (other than shares of Acquiror Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing); and

(iii)    the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

Section 1.3    New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to the Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

Section 1.4    Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor, certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5    Sponsor Agreements.

(a)    At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(i)    in favor of each Transaction Proposal;

(ii)    against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii)    against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv)    against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals or pursuant to the Merger Agreement or the Ancillary Agreements); and

(v)    against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX (Conditions to Obligations) of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The Sponsor hereby agrees that the Sponsor shall not commit or agree to take any action inconsistent with the foregoing.

(b)    Except as set forth herein, the Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter (as defined below), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)    During the period commencing on the date hereof and ending on the earlier of the Effective Date and the termination of the Merger Agreement pursuant to Section 10.1 (Termination) thereof, without the prior written consent of the Company, Sponsor shall not modify or amend any Contract listed on Schedule I hereto (which consent shall not be unreasonably conditioned, delayed or denied so long as such modification or amendment is in connection with or relates to the transactions contemplated by the Merger Agreement or an Ancillary Agreement).

Section 1.6    Further Assurances. The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7    No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.8    Insider Letter. Neither the Sponsor nor Acquiror shall amend, terminate or otherwise modify that certain letter agreement, dated as of March 9, 2021, by and among the Acquiror, the Sponsor and certain of the Acquiror’s current and former officers and directors (the “Insider Letter”), without the Company’s prior written consent.

Section 1.9    Wavier of Anti-Dilution Provision. The Sponsor hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 17.3 of the Articles to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one. The waiver specified in this Section 1.9 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

Section 1.10    Sponsor Forfeiture.

(a)    Effective immediately prior to (and contingent upon) the Closing (and for the avoidance of doubt, after the Domestication has occurred), the Sponsor shall forfeit (the “Share Forfeiture”) (x) 1,250,000 shares of Domesticated Acquiror Common Stock and (y) solely in the event that the Acquiror Trust Amount (as defined below) is less than $75,000,000, 1,250,000 shares of Domesticated Acquiror Common Stock (the aggregate number of shares of Domesticated Acquiror Common Stock to be forfeited by the Sponsor pursuant to this Section 1.10(a), the “Forfeited Shares”).

(b)    For purposes of Section 1.10(a), “Acquiror Trust Amount” shall mean the dollar amount remaining in the Trust Account (excluding any interest earned on the funds held in the Trust Account) after giving effect to the Acquiror Share Redemption (excluding any interest earned on the Acquiror Class A Common Stock).

(c)    To effect the Share Forfeiture immediately prior to (and contingent upon) the Closing (and for the avoidance of doubt, after the Domestication has occurred):

(i)    the Sponsor shall surrender the Forfeited Shares to Acquiror for cancellation and in exchange for no consideration;

(ii)    Acquiror shall immediately retire and cancel all of the Forfeited Shares (and shall direct the Acquiror’s transfer agent (or so other intermediaries as appropriate) to take any and all such actions incidental thereto); and

(iii)    the Sponsor and Acquiror each shall take such actions as are reasonably necessary to cause the Forfeited Shares to be retired and cancelled, after which such Forfeited Shares shall no longer be issued, outstanding, convertible or exercisable.

(d)    For purposes of this Section 1.10, shares of the Forfeited Securities (in all cases) shall be rounded down to the nearest whole number.

(e)    The parties hereto intend that, for United States federal and applicable state and local, income tax purposes, the Share Forfeiture shall be treated as a contribution governed by Section 118 of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties shall prepare and file all relevant United States federal, state and local income tax returns consistent with such intended treatment absent a contrary “determination” (within the meaning of Section 1313(a) of the Code).

Section 1.11    Sponsor Indemnity.    For a period of six (6) years after the Closing Date, the Company will indemnify, exonerate and hold harmless the Sponsor and its members, managers and officers from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Sponsor Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim relating to the transactions contemplated by the Merger Agreement which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity interests of the Acquiror or its alleged, purported or actual control or ability to influence the Acquiror; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor or its members, managers and officers of this Sponsor Agreement or any other agreement between the Sponsor or its members, managers and officers, on the one hand, and the Company or any of its subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor or its members, managers and officers.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)    Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Sponsor Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the Sponsor.

(b)    Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Sponsor’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Insider Letter or (v) any applicable securities Laws. The Sponsor’s Subject Securities are the only equity securities in Acquiror owned of record or beneficially by the Sponsor on the date of this Sponsor Agreement, and none of the Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the Acquiror Warrants held by the Sponsor, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)    No Conflicts. The execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(d)    Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(e)    Brokerage Fees. Except as described on Section 5.13 (Broker’s Fees) of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)    Affiliate Arrangements. Except as set forth on Schedule I attached hereto, neither the Sponsor nor any anyone related by blood, marriage or adoption to the Sponsor or, to the knowledge of the Sponsor, any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g)    Acknowledgment. The Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1    Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2    Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3    CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)    THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b)    WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4    Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5    Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6    Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor.

Section 3.7    Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8    Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Colonnade Acquisition Corp. II
1400 Centrepark Boulevard, Suite 810
West Palm Beach, FL 33401
Attention:	Joseph Sambuco
Remy Trafelet
Email:	jsambuco@claacq.com
rtrafelet@claacq.com

with a copy to (which will not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Joel Rubinstein
Matthew Kautz
Email:	joel.rubinstein@whitecase.com
mkautz@whitecase.com

If to the Company:

Plastiq Inc.
360 9th Street
San Francisco, CA 94110
Attention:	Sirena Roberts, General Counsel
Email:	legal@plastiq.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Ave
New York, NY 10022
Attention:	Justin Hamill
Ryan Maierson
Email:	justin.hamill@lw.com
ryan.maierson@lw.com

If to the Sponsor:

Colonnade Sponsor II LLC
c/o Colonnade Acquisition Corp. II
1400 Centrepark Boulevard, Suite 810
West Palm Beach, FL 33401
Attention:	Joseph Sambuco
Remy Trafelet
Email:	jsambuco@claacq.com
rtrafelet@claacq.com

with a copy to (which will not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Joel Rubinstein
Matthew Kautz
Email:	joel.rubinstein@whitecase.com
mkautz@whitecase.com

Section 3.9    Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10    Trust Account Waiver. Section 11.1 (Trust Account Waiver) of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.11    Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

COLONNADE SPONSOR II LLC

By:	/s/ Joseph S. Sambuco

Name:	Joseph S. Sambuco
Title:	Manager

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

COLONNADE ACQUISITION CORP. II

By:	/s/ Remy W. Trafelet

Name:	Remy W. Trafelet
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

PLASTIQ INC.

By:	/s/ Eliot L. Buchanan

Name:	Eliot L. Buchanan
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Affiliate Agreements

1.	Letter Agreement, dated March 9, 2021, by and among the Acquiror, its executive officers, its directors and Sponsor.

2.	Registration Rights Agreement, dated March 9, 2021, between the Acquiror, Sponsor and certain other security holders named therein

3.	Administrative Services Agreement, dated March 9, 2021, between the Acquiror and Sponsor.

4.	Indemnity Agreement, dated as of March 9, 2021, by and between Colonnade Acquisition Corp. II and Manny De Zarraga.

5.	Indemnity Agreement, dated as of March 9, 2021, by and between Colonnade Acquisition Corp. II and Lee J. Solomon.

6.	Indemnity Agreement, dated as of March 9, 2021, by and between Colonnade Acquisition Corp. II and Emil W. Henry, Jr.

7.	Indemnity Agreement, dated as of March 9, 2021, by and between Colonnade Acquisition Corp. II and Joseph S. Sambuco.

8.	Indemnity Agreement, dated as of March 9, 2021, by and between Colonnade Acquisition Corp. II and Remy W. Trafelet.

9.	Indemnity Agreement, dated as of March 9, 2021, by and between Colonnade Acquisition Corp. II and Christopher B. Glinski.

[Schedule I to Sponsor Support Agreement]

ANNEX H

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

COLONNADE ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 9 MARCH 2021 AND EFFECTIVE ON 9 MARCH 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

COLONNADE ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 9 MARCH 2021 AND EFFECTIVE ON 9 MARCH 2021)

1	The name of the Company is Colonnade Acquisition Corp. II

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

COLONNADE ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED 9 MARCH 2021 AND EFFECTIVE ON 9 MARCH 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”).

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Cause”	means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A

Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Minimum Member”	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 31.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Colonnade Sponsor II LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a) words importing the singular number include the plural number and vice versa;

(b) words importing the masculine gender include the feminine gender;

(c) words importing persons include corporations as well as any other legal or natural person;

(d) “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e) “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f) references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g) any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h) the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i) headings are inserted for reference only and shall be ignored in construing the Articles;

(j) any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k) any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l) sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m) the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n) the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.

Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a) Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b) Class B Shares held by the Founders shall be surrendered by the Founders for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c) Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the

Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts issued in the IPO (including pursuant to the Over-Allotment Option) and related to or in connection with the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 25 per cent of the sum of: (a) the total number of all Class A Shares in issue upon completion of the IPO (including any Class A Shares issued pursuant to the Over-Allotment Option and excluding any Class A Shares underlying the private placement warrants issued to the Sponsor); plus (b) all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or an affiliate of the Sponsor, a Director or an Officer upon the conversion of working capital loans made to the Company; minus (c) the number of Public Shares redeemed in connection with a Business

Combination, provided that such conversion of Class B Shares into Class A Shares shall never be less than the Initial Conversion Ratio.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Advance Notice for Business

22.1

At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

22.2

To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 29) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

22.3

For any such business to be properly brought before any annual general meeting pursuant to Article 22.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein.

22.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)

a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)

the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)

a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 22.4(b)(iii), a “Covered Arrangement”); and

(iv)

a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)

a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)

notify the Company in writing of the information set forth in Articles 22.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)	update such information thereafter within two business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)

any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

22.5

Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by Article 29, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 22.4; provided, further, that the information required by Article 22.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

22.6	Notwithstanding anything in the Articles to the contrary:

(a)

no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by Article 29) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)

unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 22.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

22.7

Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member’s proposal in compliance with such Member’s representation as required by Article 22.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by Article 29) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, “public announcement” shall mean:

(a)	prior to the IPO, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)

on and after the IPO, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the Securities and Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.

22.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

22.9

Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

23	Proceedings at General Meetings

23.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

23.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

23.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

23.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

23.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

23.11	A resolution put to the vote of the meeting shall be decided on a poll.

23.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

24	Votes of Members

24.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 31.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

24.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

24.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

24.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

25	Proxies

25.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

25.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26	Corporate Members

26.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

27	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28	Directors

28.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

29	Powers of Directors

29.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

29.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

30	Nomination of Directors

30.1	Subject to Article 31.1, nominations of persons for appointment as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)

complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 29.1(b) shall be the exclusive means for a Member to make nominations of persons for appointment of Directors at an annual general meeting).

30.2

Any Member entitled to vote for the elections may nominate a person or persons for appointment as Directors only if written notice of such Member’s intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein. Members may nominate a person or persons (as the case may be) for appointment as Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for appointment at such annual general meeting.

30.3	Each such notice of a Member’s intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)

the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)

any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the appointment of Directors in a contested election pursuant to section 14 of the Exchange Act; and

(v)

a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member’s notice;

(b)

a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to appoint the Director or Directors nominated; and/or

(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)	as to each person whom the Member proposes to nominate for appointment or re-appointment as a Director:

(i)

all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the appointment of Directors in a contested election pursuant to section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so appointed; and

(iv)

whether, if appointed, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)

an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 29.3(a)(ii), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

30.4

No person shall be eligible for appointment as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting to appointment Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member’s nominee(s) without such Member having made the representation required by Article 29.3(c); and if the chairman, co-chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or

any other competent regulatory authority or otherwise under Applicable Law, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 29.3(e); or

(b)

timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

30.5

Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 29.1(b).

30.6

Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preference Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

30.7

To be eligible to be a nominee for appointment or re-appointment as a Director pursuant to Article 29.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)

any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if appointed as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person’s ability to comply, if appointed as a Director, with such person’s duties under Applicable Law;

(b)

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)

in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if appointed as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

(d)

if appointed as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The Nominating and Corporate Governance Committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the Nominating and Corporate Governance Committee may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

30.8

At the request of the Directors, any person nominated for appointment as a Director shall furnish to the Company the information that is required to be set forth in a Members’ notice of nomination pursuant to this Article.

30.9

Any Member proposing to nominate a person or persons for appointment as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the Securities and Exchange Commission. A Member shall include any person or persons such Member intends to nominate for appointment as Director in its own proxy statement and proxy card.

31	Appointment and Removal of Directors

31.1

Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

31.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

31.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

31.4

Prior to the consummation of a Business Combination, Article 31.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

32	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33	Proceedings of Directors

33.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

33.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35	Directors’ Interests

35.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors’ Powers

37.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

37.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserve

41.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Books of Account

43.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

44.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45	Notices

45.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up

46.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance

47.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51	Business Combination

51.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

51.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

51.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

51.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

51.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 (the “Redemption Limitation”).

51.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

51.7

In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

51.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)

with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

51.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

51.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

51.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

51.12	The Company shall not enter into an initial Business Combination with another blank cheque company or a similar company with nominal operations.

51.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, an Officer or a Director, or completing a Business Combination through a joint venture or other form of shared ownership with the Sponsor, an Officer or a Director. In the event the Company seeks to consummate a Business Combination with a target business that is Affiliated with the Sponsor, an Officer or a Director, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm which is a member of the United States Financial Industry Regulatory Authority or another independent entity that commonly renders valuation opinions stating that the consideration to be paid by the Company in such a Business Combination is fair to the Company from a financial point of view. The Company is not required to obtain such an opinion in any other context.

52	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

53	Business Opportunities

53.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

53.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

53.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX I

BRG Transaction and Valuation Opinions, LLC 810 Seventh Avenue | Suite 4100 New York, NY 10019 O 646.205.9320 F 646.454.1174 thinkbrg.com

July 30, 2022

Board of Directors of Colonnade Acquisition Corp. II.

1400 Centrepark, Suite 810

West Palm Beach, FL 33401

Greetings:

BRG Transaction and Valuation Opinions, LLC (“BRG”) understands that Colonnade Acquisition Corp. II (“Acquiror”), Pasadena Merger Sub Inc., a direct wholly owned subsidiary of Acquiror (“Merger Sub”), intend to enter into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”) between Acquiror, Merger Sub and Plastiq, Inc. (“Company”) pursuant to which, among other things, (i) Acquiror will migrate and domesticate (the “Domestication”) as a Delaware corporation prior to the closing of the transactions contemplated in the Merger Agreement (the “Closing”); (ii) (x) immediately prior to the Domestication, each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Acquiror prior to the Domestication, shall convert automatically, on a one-for-one basis, into a Class A ordinary share, par value $0.0001, of Acquiror prior to the Domestication (“Acquiror Class A Common Stock”), and (y) immediately following the conversion described in clause (x), in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding warrant of Acquiror shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement, dated as of March 9, 2021, between Acquiror and Continental Stock Transfer & Trust Company; and (iii) each then issued and outstanding unit of Acquiror shall convert automatically into a unit of Acquiror (after the Domestication) (the “Domesticated Acquiror Units”), and in connection with the Closing, each Domesticated Acquiror Unit shall be separated into its component parts, consisting of one share of Domesticated Acquiror Common Stock and one-fifth of one Domesticated Acquiror Warrant. Following the Domestication, (x) Merger Sub will merge with and into the Company, with the Company as the surviving corporation and a wholly owned subsidiary of Acquiror (the transactions contemplated by the Merger Agreement, the “Merger”); and (y) Acquiror will change its name to Plastiq, Inc.

In connection with the Merger, Acquiror will issue consideration consisting of approximately 40,000,000 shares of newly-issued Domesticated Acquiror Common Stock to the Company’s equityholders valued at $10.00 per share and based on a $400,000,000 total pre-money equity valuation of the Company (the “Aggregate Merger Consideration”). In addition, in connection with the Merger, BRG understands that Acquiror will satisfy or will obtain waivers of the conditions to allow the approximately $330,000,000 of cash held in trust (less redemptions if any) to be available by Acquiror at close which will be used as follows: (1) to pay Acquiror’s accrued but

The Board of Directors of Colonnade Acquisition Corp. II July 30, 2022

unpaid expenses, including transaction expenses, deferred IPO fees and deferred advisor fees, and obligations owed by the sponsors, as well as the Company’s transaction expenses and (2) the remainder will remain on Acquiror’s balance sheet to fund working capital and Company capital investments following the Closing. In addition, in connection with the Merger and pursuant to a Sponsor Support Agreement to be entered into by and among Colonnade Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), Acquiror and the Company, the Sponsor will agree, effective immediately prior to and contingent upon the Closing, and after the Domestication has occurred, to forfeit (x) 1,250,000 shares of Domesticated Acquiror Common Stock and (y) solely in the event that the dollar amount of cash remaining in trust (excluding interest) and after giving effect to all redemptions is less than $75,000,000, an additional 1,250,000 shares of Domesticated Acquiror Common Stock.

Acquiror’s Board of Directors (the “Board”) has requested that BRG render to it a written opinion as to the fairness, from a financial point of view, to Acquiror of the Aggregate Merger Consideration to be paid by Acquiror in the Merger (the “Opinion”). We have not been requested to, and did not solicit, third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Merger or advised you with respect to alternatives to it.

In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft of the Merger Agreement, dated as of July 27, 2022;

2.	reviewed a draft of the Sponsor Support Agreement, dated as of July 27, 2022;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Acquiror, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4.	held discussions with certain senior officers, directors and other representatives and advisors of Acquiror and the Company concerning the businesses, operations and prospects of the Company

5.	reviewed certain publicly available business and financial information relating to the Company;

6.

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations BRG considered relevant in evaluating those of the Company and Acquiror;

7.	considered, to the extent publicly available, the financial terms of certain other transactions which BRG considered relevant in evaluating the Merger; and

8.	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as BRG deemed to be appropriate in arriving at its opinion.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was furnished to or discussed with us by Acquiror and the Company or otherwise reviewed by or for us or made publicly available, including but not limited to the Projections, and do not assume any responsibility with respect to such information. We have not made or been provided with any physical inspection or independent appraisal of any of the properties, liabilities or assets of the Company. BRG assumes that any data, material or other information prepared or provided to it by the Company, including but not limited to the Projections, is accurate and complete in all material respects, was reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company, and that any

The Board of Directors of Colonnade Acquisition Corp. II July 30, 2022

such information will provide a reasonable basis on which to evaluate the Company and its business. We express no opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, with your consent, we (i) did not perform any analyses to evaluate the value of Acquiror or the common stock of Acquiror to be issued in the Merger, (ii) have assumed that the value of each share of Domesticated Acquiror Common Stock is equal to $10.00 (with such $10.00 value being based on the price of Acquiror’s units sold in its initial public offering and Acquiror’s approximate cash held in its trust account per outstanding Acquiror Class A Common Stock (excluding the dilutive impact of any other classes of Acquiror’s classes of common stock or any warrants to purchase Acquiror Class A Common Stock or any other classes of common stock)), and (iii) have assumed that the aggregate value of the Domesticated Acquiror Common Stock to be issued in the Merger is equal to $400,000,000.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Merger will constitute a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Acquiror or the Company that would be material to our analyses or this opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any material respect from the drafts of said documents.

The Opinion does not consider, and should not be interpreted to consider, whether the terms offered in the Merger represent the best terms attainable.

The Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. Subsequent developments may affect the Opinion, however, and we do not have any obligation to update, revise, reaffirm or withdraw the Opinion. We are not expressing any opinion as to what the value of the Domesticated Acquiror Common Stock actually will be when issued pursuant to the Merger or the price or range of prices at which the Domesticated Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. The Opinion is limited to the fairness, from a financial point of view, in the aggregate, of the financial terms of the issuance of shares of Domesticated Acquiror Common Stock in the Merger and we express no opinion with respect to (i) the underlying business decision of the Board, Acquiror, its security holders or any

The Board of Directors of Colonnade Acquisition Corp. II July 30, 2022

other party to proceed with or effect the Merger, (ii) the legal (as opposed to business) terms of any arrangements, understandings, agreements or documents related to, or the form of, the Merger or otherwise (other than to the extent expressly specified in the Opinion), (iii) the fairness of the Aggregate Merger Consideration not expressly addressed in the Opinion, (iv) the fairness of the Merger to any party other than as set forth in the Opinion, (v) the relative merits of the Merger as compared to any alternative business strategies that might exist for Acquiror or any other party or the effect of any other transaction in which Acquiror or any other party might engage, (vi) the tax structure or consequences of the Merger to Acquiror, its security holders, or any other party, (vii) the solvency or fair value of Acquiror or any other participant in the Merger, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness of the Merger to any one class of Acquiror’s or any other party’s security holders vis-à-vis any other class of Acquiror’s or such other party’s security holders, (ix) the appropriate capital structure of Acquiror or whether Acquiror should pursue the Merger, (x) how the Board, any of Acquiror’s security holders or any other party should act or vote with respect to the Merger, including but not limited to whether holders of Acquiror Class A Common Stock should or should not redeem their shares, (xi) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, and (xii) the relative allocation, or the deemed contribution or distribution, of the Aggregate Merger Consideration to or among the Company’s equityholders. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by Acquiror, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Acquiror and the Merger or otherwise.

We will receive a fee from Acquiror for rendering the Opinion, a portion of which became payable to us upon our engagement by Acquiror, a portion of which became payable to us when we informed Acquiror that we were prepared to render the Opinion and a portion of which is payable upon the distribution of definitive disclosure materials to Acquiror’s stockholders. In addition, Acquiror has agreed to reimburse certain of our expenses and to indemnify us for certain potential liabilities arising out of our engagement. During the two years preceding the date of BRG’s engagement with respect to this Opinion, we have not provided financial advisory services to the Company. However, concurrent with our engagement with respect to this Opinion, BRG is providing the Company with advisory services regarding a purchase price allocation project. BRG may provide financial advisory services to parties in the Merger in the future, for which BRG may receive compensation.

The issuance of the Opinion has been approved by a fairness opinion committee of BRG. This letter is provided to the Board (in its capacity as such) in connection with the Merger and may not be used for any other purpose without our prior written consent. The Opinion should not be construed as creating any fiduciary duty on BRG’s part to any party. The Opinion may not be disclosed, reproduced, disseminated, quoted, summarized, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. Notwithstanding the foregoing, the Opinion may be included in its entirety in any proxy statement or prospectus distributed to stockholders of Acquiror, or registration statement filed by Acquiror, in connection with the Merger or in any other document required by law or regulation to be filed with the U.S. Securities and Exchange Commission in connection therewith, and Acquiror may summarize or otherwise reference the existence of the Opinion in such documents; provided that any such summary or reference language will be subject to our prior approval (not to be unreasonably withheld).

The Board of Directors of Colonnade Acquisition Corp. II July 30, 2022

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be issued by Acquiror in the Merger is fair, from a financial point of view, to Acquiror.

BRG Transaction and Valuation Opinions, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Following the Business Combination, the Proposed Certificate of Incorporation and the Proposed By-Laws will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. CLAA has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures CLAA against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CLAA pursuant to the foregoing provisions, CLAA has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1**^	Agreement and Plan of Merger, dated August 3, 2022, by and among Colonnade Acquisition Corp. II, Pasadena Merger Sub, Inc. and Plastiq Inc. (included as Annex A-1 to the proxy statement/prospectus).

2.2	First Amendment to the Agreement and Plan of Merger, dated December 7, 2022, by and among Colonnade Acquisition Corp. II, Pasadena Merger Sub, Inc. and Plastiq Inc. (included as Annex A-2 to the proxy statement/prospectus).

2.3*	Plan of Domestication.

2.4**^	Agreement and Plan of Merger, dated September 8, 2022, by and among Plastiq Inc., Nightingale Merger Sub Inc., Nearside Business Corp. and Thomson Nguyen.

3.1**	Amended and Restated Memorandum and Articles of Association (incorporated by reference to the corresponding exhibit to Colonnade Acquisition Corp. II’s Current Report on Form 8-K (File No. 001-40184), filed with the SEC on March 12, 2021).

3.2**	Form of Certificate of Incorporation of Plastiq Pubco (included as Annex B-1 to the proxy statement/prospectus).

3.3**	Form of By-Laws of Plastiq Pubco (included as Annex B-2 to the proxy statement/prospectus).

3.4*	Certificate of Domestication.

4.1**	Specimen Warrant Certificate (incorporated by reference to the corresponding exhibit to Colonnade Acquisition Corp. II’s Registration Statement on Form S-l (File No. 333-253091), filed with the SEC on February 12, 2021).

4.2**	Warrant Agreement between Colonnade Acquisition Corp. II and Continental Stock Transfer & Trust Company, dated as of March 9, 2021 (incorporated by reference to Exhibit 4.4 to Colonnade Acquisition Corp. II’s Registration Statement on Form S-1 (File No. 333-253091), filed with the SEC on February 12, 2021).

Exhibit No.	Description

5.1*	Opinion of White & Case LLP.

8.1*	Opinion of White & Case LLP regarding certain U.S. federal income tax matters.

10.1**	Letter Agreement, dated March 9, 2021, by and among Colonnade Acquisition Corp. II, its executive officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 of CLAA’s Form 8-K (File No. 001-40184), filed with the SEC on March 12, 2021).

10.2**	Investment Management Trust Agreement between Colonnade Acquisition Corp. II and Continental Stock Transfer & Trust Company, dated as of March 9, 2021 (incorporated by reference to Exhibit 10.2 to Colonnade Acquisition Corp. II’s Current Report on Form 8-K (File No. 001-40184), filed with the SEC on March 12, 2021).

10.3**	Registration Rights Agreement among Colonnade Acquisition Corp. II, Colonnade II Sponsor LLC and the holders signatory thereto, dated as of March 9, 2021 (incorporated by reference to Exhibit 10.3 to Colonnade Acquisition Corp. II’s Current Report on Form 8-K (File No. 001-40184), filed with the SEC on March 12, 2021).

10.4**	Private Placement Warrants Purchase Agreement between Colonnade Acquisition Corp. II and Colonnade Sponsor II LLC, dated as of March 9, 2021 (incorporated by reference to Exhibit 10.4 to Colonnade Acquisition Corp. II’s Current Report on Form 8-K (File No. 001-40184), filed with the SEC on March 12, 2021).

10.5**	Administrative Services Agreement by and among Colonnade Acquisition Corp. II and Colonnade Sponsor II LLC, dated as of March 9, 2021 (incorporated by reference to Exhibit 10.5 to Colonnade Acquisition Corp. II’s Current Report on Form 8-K (File No. 001-40184), filed with the SEC on March 12, 2021).

10.6**	Form of Voting Agreement by and among Colonnade Acquisition Corp. II, Plastiq Inc. and the stockholders of Plastiq Inc. (included as Annex F to the proxy statement/prospectus).

10.7**	Amended and Restated Loan and Security Agreement, dated February 8, 2021, by and among Silicon Valley Bank, the Company, PLV Inc. and Plastiq Canada Inc.

10.8**	First Amendment to Amended and Restated Loan and Security Agreement, dated July 7, 2021, by and among Silicon Valley Bank, the Company, PLV Inc. and Plastiq Canada Inc.

10.9**	Waiver and Second Amendment to Amended and Restated Loan and Security Agreement, dated April 4, 2022, by and among Silicon Valley Bank, the Company, PLV Inc. and Plastiq Canada Inc.

10.10**	Mezzanine Loan and Security Agreement, dated February 8, 2021, by and among Silicon Valley Bank as agent and lender, SVB Innovation Credit Fund VIII, L.P., the Company, PLV Inc. and Plastiq Canada Inc.

10.11**	First Amendment to Mezzanine Loan and Security Agreement, dated July 7, 2021, by and among Silicon Valley Bank as agent and lender, SVB Innovation Credit Fund VIII, L.P., the Company, PLV Inc. and Plastiq Canada Inc.

10.12**	Form of Plastiq Pubco Incentive Award Plan (included as Annex C to the proxy statement/prospectus).

10.13**	Form of Plastiq Pubco Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus).

10.14**	Form of Amended and Restated Registration Rights Agreement, by and among Colonnade Acquisition Corp. II, the Plastiq Stockholders and the Sponsor (included as Annex E to the proxy statement/prospectus).

Exhibit No.	Description

10.15**	Sponsor Support Agreement, by and among Colonnade Acquisition Corp. II, Colonnade Sponsor II LLC and Plastiq Inc. (included as Annex G to the proxy statement/prospectus).

10.16**	Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan.

10.17**	First Amendment to Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan.

10.18**	Second Amendment to Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan.

10.19**	Form of Stock Option Grant Notice and Option Agreement under Plastiq Inc. Second Amended and Restated 2012 Stock Option and Grant Plan.

10.20**	Offer Letter Agreement, dated May 1, 2012, between Eliot Buchanan and Plastiq Inc.

10.21**	Promissory Note, dated June 13, 2019, issued to Plastiq Inc. by Eliot Buchanan, as borrower.

10.22**	Offer Letter Agreement, dated July 17, 2019, between Stoyan Kenderov and Plastiq Inc.

10.23**	Retention Bonus Agreement, effective January 1, 2022, between Stoyan Kenderov and Plastiq Inc.

10.24**	Transaction Bonus Agreement, effective April 2, 2022, between Stoyan Kenderov and Plastiq Inc.

10.25**	Offer Letter Agreement, dated April 12, 2021, between Amir Jafari and Plastiq Inc.

10.26**	Retention Bonus Agreement, dated September 28, 2022, between Amir Jafari and Plastiq Inc.

10.27	Financing Agreement, dated November 14, 2022, by and between Plastiq Inc. and Blue Torch Finance LLC.

10.28	Amendment No. 1 to Finance Agreement, dated December 28, 2022, by and between Plastiq Inc. and Blue Torch Finance LLC.

10.29	Note Purchase Agreement, dated November 10, 2022, by and among Plastiq Inc. and the purchasers signatory thereto.

21.1**	List of Subsidiaries of Colonnade Acquisition Corp. II.

21.2**	List of Subsidiaries of Plastiq Inc.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of White & Case LLP (included as part of Exhibit 5.1 hereto).

23.3	Consent of Marcum LLP.

23.4	Consent of HBK.

23.5	Consent of BRG Transaction and Valuation Opinions, LLC.

24.1**	Power of Attorney (contained on the signature page to the initial filing of this registration statement).

99.1*	Form of Preliminary Proxy Card.

99.2**	Consent of Eliot Buchanan to be Named as a Director Nominee.

99.3**	Consent of Coretha Rushing to be Named as a Director Nominee.

99.4**	Consent of Ryan Moore to be Named as a Director Nominee.

99.5**	Consent of Richard Travia to be Named as a Director Nominee.

99.6**	Consent of Thomson Nguyen to be Named as a Director Nominee.

Exhibit No.	Description

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107**	Calculation of Registration Fee Table

*	To be filed by amendment.
**	Previously filed.
+	Indicates a management or compensatory plan.
^

Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. CLAA agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the 13th day of January, 2023.

COLONNADE ACQUISITION CORP. II

By:	/s/ Remy W. Trafelet
Name:	Remy W. Trafelet
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Remy W. Trafelet Remy W. Trafelet	Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) and Director	January 13, 2023

* Joseph S. Sambuco	Chairman	January 13, 2023

* Lee J. Solomon	Director	January 13, 2023

* Emil W. Henry, Jr.	Director	January 13, 2023

* Manny De Zárraga	Director	January 13, 2023

* By:	/s/ Remy W. Trafelet
Remy W. Trafelet
Attorney-in-fact